Exhibit 99.1

DRAFT 4/12/06

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

)
In re	)	Chapter 11 Cases
)
Adelphia Communications Corporation, et al.,	)	Case No. 02-41729 (REG)
)
Debtors.	)	Jointly Administered
)

SUPPLEMENT TO DEBTORS’
FOURTH AMENDED DISCLOSURE STATEMENT
PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE

Nothing contained herein shall constitute an offer, acceptance or a legally binding obligation of the Debtors or any other party in interest. This is not a solicitation of acceptances or rejections of the Debtors’ Modified Fourth Amended Joint Plan of Reorganization under chapter 11 of the Bankruptcy Code (the “Plan”). Acceptances or rejections with respect to the Plan may not be solicited until a supplement to the Bankruptcy Court-approved disclosure statement has been approved by the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). This Supplement to the Debtors’ Fourth Amended Disclosure Statement (the “Disclosure Statement Supplement”) is being submitted for approval, but has not yet been approved, by the Bankruptcy Court. Any such approval by the Bankruptcy Court of this Disclosure Statement Supplement as containing “adequate information” will not constitute endorsement of the Plan by the Bankruptcy Court. Information contained in this Disclosure Statement Supplement is subject to completion or amendment. YOU SHOULD NOT RELY ON THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT SUPPLEMENT FOR ANY PURPOSE (INCLUDING IN CONNECTION WITH THE PURCHASE OR SALE OF SECURITIES) PRIOR TO THE APPROVAL OF THIS DISCLOSURE STATEMENT SUPPLEMENT BY THE BANKRUPTCY COURT. Following such approval, this Disclosure Statement Supplement should only be relied on in connection with the solicitation of votes on the Plan and not for any other purpose (including in connection with the purchase or sale of securities). Future developments relating to the matters described herein may require modifications, additions or deletions to this Disclosure Statement Supplement.

WILLKIE FARR & GALLAGHER LLP
Attorneys for Debtors and Debtors in Possession
787 Seventh Avenue
New York, New York 10019
(212) 728-8000

Dated:  April [    ], 2006

TABLE OF CONTENTS

I. Introduction			DSS-1
A.	Confirmation and Voting Update		DSS-2
B.	Summary of the Sale Transaction		DSS-4
C.	The Resolution Process		DSS-4
D.	Plan Support Agreement		DSS-5

II. The Rigas Managed Entities			DSS-8
A.	First Day Orders		DSS-8
B.	Events Leading to the Commencement of the Chapter 11 Cases of the RME Debtors		DSS-8
	1.	The Rigas Criminal Action	DSS-8
	2.	Forfeiture of Entities and Assets Formerly Owned by the Rigas Family	DSS-9
	3.	ACC’s Lawsuit Against the Rigas Family	DSS-10
	4.	Forfeiture Process	DSS-11
	5.	Notice of Forfeiture Action	DSS-11
	6.	Resolution of Forfeiture Petitions	DSS-11
	7.	Execution of Pledges and Guarantees In Connection with the Co-Borrowing Facilities	DSS-12
	8.	The DIP Facility	DSS-12

III. Modifications to The Plan of Reorganization			DSS-14
A.	General		DSS-14
	1.	Deemed Value of TWC Class A Common Stock	DSS-14
	2.	New Debtor Groups and Classes of Claims	DSS-14
	3.	Trade Claims and General Unsecured Claims	DSS-18
	4.	Bank Claims	DSS-19
	5.	Olympus Parent Debtor Group	DSS-21
	6.	Interest on Notes Claims	DSS-21
	7.	Rejecting Debtor Groups	DSS-22
	8.	Contingent Value Vehicle	DSS-22
	9.	Other Changes	DSS-23
B.	The Inter-Creditor Dispute Holdback and the Potential Settlements		DSS-23
	1.	Inter-Creditor Dispute Holdback	DSS-23
	2.	Potential Inter-Creditor Dispute Resolution	DSS-24

IV. Summary of Recoveries			DSS-30
A.	Plan of Reorganization		DSS-30
	1.	Distributable Value	DSS-30
	2.	Estimated Recoveries	DSS-34
	3.	Estimated Recoveries For Classes Likely to be Affected by the Inter-Creditor Dispute	DSS-86

V. Updated Valuation of TWC Equity			DSS-92
A.	Introduction		DSS-92
B.	Methodology		DSS-93
C.	Estimated Equity Value of Pro Forma TWC		DSS-95

VI. Additional Risk Factors			DSS-97

VII. Certain Additional Federal Income Tax Consequences of the Plan			DSS-102

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VIII. Conclusion and Recommendation		DSS-105

APPENDIX A	Index of Defined Terms
APPENDIX B	Voting Classes
APPENDIX C	Re-Voting Classes
EXHIBIT Q	Debtors’ Modified Fourth Amended Joint Plan of Reorganization, marked to show changes from the Debtors’ Fourth Amended Joint Plan of Reorganization filed with the Bankruptcy Court on November 21, 2005
EXHIBIT R	The Debtors’ Updated Liquidation Analysis
EXHIBIT S	Reconciliation of OCF to GAAP
EXHIBIT T	Supplemental Disclosure Statement Order
EXHIBIT U	Confirmation Discovery Order

ii

Nothing contained in the Disclosure Statement or in this Disclosure Statement Supplement shall constitute an offer, acceptance or a legally binding obligation of the Debtors or any other person, including Time Warner Cable Inc. (“TWC”), the cable subsidiary of Time Warner Inc. (“Time Warner”), Comcast Corporation (“Comcast”) and their respective affiliates. [This Disclosure Statement Supplement is subject to approval of the Bankruptcy Court and other customary conditions. Absent approval by the Bankruptcy Court, this Disclosure Statement Supplement is not a solicitation of acceptances or rejections of the Plan, as the same may be amended or modified from time to time. For creditors listed on Appendix B and Appendix C, acceptances or rejections with respect to the Plan may not be solicited until this Disclosure Statement Supplement has been approved by the Bankruptcy Court. Such a solicitation will only be made in compliance with applicable provisions of securities laws and/or the Bankruptcy Code.](1)  Future developments relating to the matters described herein may require modifications, additions or deletions to this Disclosure Statement Supplement.

This Disclosure Statement Supplement does not describe all material events that have occurred with respect to the Company or the Sale Transaction since the filing of the Disclosure Statement on November 21, 2005. To read about such events, you can review the Company’s public filings at www.sec.gov. Except as set forth herein or in the Disclosure Statement, all statements in the Disclosure Statement continue to be made only as of November 21, 2005.

Except as otherwise indicated, the statements in this Disclosure Statement Supplement are made as of the date on the cover page, and the delivery of this Disclosure Statement Supplement does not imply that the information contained in this Disclosure Statement Supplement is correct at any time after such date. Any estimates of claims or interests in this Disclosure Statement Supplement may vary from the final amounts of claims or interests allowed by the Bankruptcy Court.

IMPORTANT NOTICE

Only documents, including the Disclosure Statement, this Disclosure Statement Supplement and their related documents, that are approved by the Bankruptcy Court pursuant to section 1125(b) of title 11 of the United States Code (the “Bankruptcy Code”) may be used in connection with soliciting votes on the Plan. No statements have been authorized by the Bankruptcy Court concerning Adelphia Communications Corporation (“ACC”) and certain of its affiliates and subsidiaries that are debtors and debtors in possession (collectively, with ACC, the “Debtors”), TWC, Comcast, their respective affiliates or business operations or the value of their respective assets, except as explicitly set forth in the Disclosure Statement and this Disclosure Statement Supplement.

Please refer to the Plan or the Disclosure Statement for definitions of the capitalized terms that are used but not defined in this Disclosure Statement Supplement. An index of terms defined in this Disclosure Statement Supplement is provided in Appendix A.

“Sale Transaction” means, collectively, the transactions to be consummated pursuant to the Purchase Agreements or, if applicable, the transactions to be consummated pursuant to the TW Purchase Agreement and the Expanded Transaction Letter Agreement, in each case in accordance with the terms thereof. For purposes of any references in the Disclosure Statement or this Disclosure Statement Supplement to TWC after giving effect to the Sale Transaction or the TW Adelphia Acquisition, the Sale Transaction and the TW Adelphia Acquisition shall not include the Expanded Transaction except as specifically stated therein or herein. In addition, any references in the Disclosure Statement or this Disclosure Statement Supplement to regulatory filings, including HSR and FCC filings, with respect to the Sale Transaction shall not include the Expanded Transaction, except as specifically stated herein.

The Debtors reserve the right to file amendments and/or supplements to the Plan, the Disclosure Statement and this Disclosure Statement Supplement from time to time. The Debtors urge you to read the Disclosure Statement and this Disclosure Statement Supplement carefully for a discussion of voting

(1) To be deleted upon Bankruptcy Court approval.

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instructions, recovery information, classification of claims, the history of the Debtors and the Reorganization Cases, the Debtors’ and TWC’s businesses, properties and results of operations, historical and projected financial results and a summary and analysis of the Plan.

The Plan and the Disclosure Statement, as supplemented by this Disclosure Statement Supplement, are not required to be prepared in accordance with the requirements of federal or state securities laws or other applicable non-bankruptcy law. [This Disclosure Statement Supplement is being submitted for approval, but has not yet been approved, by the Bankruptcy Court.](2)  Any approval by the Bankruptcy Court of this Disclosure Statement Supplement as containing “adequate information” will not constitute endorsement of the Plan by the Bankruptcy Court, and none of the Securities and Exchange Commission (the “SEC”), any state securities commission or similar public, governmental or regulatory authority has approved the Disclosure Statement, this Disclosure Statement Supplement, the Plan or the securities offered under the Plan, or has passed on the accuracy or adequacy of the statements in the Disclosure Statement or this Disclosure Statement Supplement. Any representation to the contrary is a criminal offense. Persons trading in or otherwise purchasing, selling or transferring securities of the Debtors or TWC should evaluate the Disclosure Statement and this Disclosure Statement Supplement in light of the purposes for which they were prepared.

The Disclosure Statement and this Disclosure Statement Supplement together contain only a summary of the Plan and certain other documents, including the Purchase Agreements. They are not intended to replace a careful and detailed review and analysis of the Plan and such other documents, including the Purchase Agreements, but only to aid and supplement such review. The Disclosure Statement and this Disclosure Statement Supplement are qualified in their entirety by reference to the Plan, any supplemental documents to the Plan filed with the Bankruptcy Court on January 9, 2006 or subsequent to the filing date of this Disclosure Statement Supplement (collectively, the “Plan Supplement”) and the exhibits attached hereto and thereto and the agreements and documents described herein and therein. If there is a conflict between the Plan and the Disclosure Statement, as supplemented by the Disclosure Statement Supplement, the provisions of the Plan will govern. The rights of ACC, TWC, Comcast and their respective affiliates pursuant to the Purchase Agreements, the TWC/Comcast Agreements and the other agreements related thereto that are described herein, as applicable, are subject to the terms of the Purchase Agreements, the TWC/Comcast Agreements and such other related agreements, and nothing in the Disclosure Statement, as supplemented by the Disclosure Statement Supplement, shall (i) constitute a consent or waiver by any of ACC, TWC, Comcast or their respective affiliates under such agreements, (ii) amend, limit, abrogate or otherwise modify the rights, benefits or obligations of any of ACC, TWC, Comcast or their respective affiliates under such agreements or (iii) entitle any person (other than the parties thereto) to any rights under such agreements. You are encouraged to review the full text of the Plan and the Plan Supplement and to read carefully the entire Disclosure Statement, as supplemented by this Disclosure Statement Supplement, including all exhibits hereto and thereto, before deciding how to vote with respect to the Plan.

The Purchase Agreements and the Expanded Transaction Letter Agreement were attached to the Disclosure Statement to provide you with information regarding their terms. Except for their status as the contractual documents that establish and govern the legal relations among the parties thereto with respect to the transactions contemplated by the Purchase Agreements and the Expanded Transaction Letter Agreement, those documents are not intended to be a source of factual, business or operational information about the parties. The representations, warranties and covenants made by the parties in each of the Purchase Agreements are qualified, including by information in disclosure schedules that the parties exchanged in connection with the execution of such Purchase Agreements. Representations and warranties may be used as a tool to allocate risks between the respective parties to the Purchase Agreements, including where the parties do not have complete knowledge of all facts. You are not a third party beneficiary under the Purchase Agreements and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of TWC, Comcast, ACC or any of their respective affiliates.

(2)   To be deleted upon Bankruptcy Court approval.

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EXCEPT FOR THE ANALYSIS IN SECTION V OF THIS DISCLOSURE STATEMENT SUPPLEMENT, TITLED “UPDATED VALUATION OF TWC EQUITY”, THE INFORMATION CONTAINED IN THE DISCLOSURE STATEMENT AND THIS DISCLOSURE STATEMENT SUPPLEMENT REGARDING TWC AND ITS AFFILIATES HAS BEEN PROVIDED BY TIME WARNER NY CABLE LLC (“TW NY”) AND THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT SUPPLEMENT REGARDING THE TRANSACTIONS AMONG TWC AND ITS AFFILIATES AND COMCAST AND ITS AFFILIATES HAS BEEN PROVIDED BY TW NY AND/OR COMCAST, AS APPLICABLE, IN EACH CASE SPECIFICALLY FOR INCLUSION IN THE DISCLOSURE STATEMENT AND THIS DISCLOSURE STATEMENT SUPPLEMENT. THE COMPANY PROVIDES NO ASSURANCES AS TO THE ACCURACY OF THIS INFORMATION.

You should not construe the Disclosure Statement or this Disclosure Statement Supplement as providing any legal, business, financial or tax advice, and you should consult with your own legal, business, financial and tax advisors regarding the transactions contemplated by the Plan.

TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THE DISCLOSURE STATEMENT OR IN THIS DISCLOSURE STATEMENT SUPPLEMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY YOU, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON YOU UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE SOLICITATION OF VOTES IN FAVOR OF THE PLAN; AND (C) YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

As to contested matters, adversary proceedings and other actions or threatened actions, this Disclosure Statement Supplement is not, and is in no event to be construed as, an admission or stipulation of the Debtors. Instead, this Disclosure Statement Supplement is, and is for all purposes to be construed as, solely and exclusively a statement made by the Debtors in settlement negotiations.

THE DEBTORS URGE HOLDERS OF CLAIMS AND EQUITY INTERESTS TO VOTE TO ACCEPT THE PLAN.

IN ADDITION, THE AD HOC OPERATING COMPANY TRADE CLAIMS COMMITTEE URGES HOLDERS OF OPERATING COMPANY TRADE CLAIMS TO VOTE TO ACCEPT THE PLAN.

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INTRODUCTORY NOTE

Effective January 1, 2004, ACC and its subsidiaries and affiliates (collectively, the “Company”) adopted Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities (as subsequently revised in December 2003, “FIN 46-R”), and began consolidating certain entities that were owned or controlled by members of the John J. Rigas family (collectively, the “Rigas Family”), and that are subject to co-borrowing arrangements with the Company (the “Rigas Co-Borrowing Entities”). The Rigas Co-Borrowing Entities that nominally own assets related to certain cable systems that were formerly managed by the Company are referred to herein as the “Managed Cable Entities.”  Certain of the Rigas Co-Borrowing Entities are referred to for Plan purposes as the “Managed Entities.”  The Managed Entities are those Rigas Co-Borrowing Entities described in Schedule Z to the Plan. The Company acquired title to those Managed Entities on March 29, 2006, and the Managed Entities filed for chapter 11 protection on March 31, 2006. Pursuant to an order of the Bankruptcy Court dated March 31, 2006, the chapter 11 cases of the Managed Entities are being jointly administered with the chapter 11 cases of those Debtors that commenced their cases prior to such date. The financial, statistical and operating data of the Company included in the Disclosure Statement for periods prior to January 1, 2004 does not include data with respect to the Rigas Co-Borrowing Entities. Unless otherwise noted in the Disclosure Statement or the Disclosure Statement Supplement, all data relating to the Debtors or the Company in the Disclosure Statement or the Disclosure Statement Supplement excludes Century/ML Cable Venture (“Century/ML Cable Venture”), which was managed and owned 50% by one of the Debtors and which is not consolidated for financial reporting purposes. On October 31, 2005, the Debtors’ interest in Century/ML Cable Venture was sold.

TWC, Comcast and the Company use different methodologies to report subscriber counts, principally in connection with bulk-billed multiple-dwelling units. TWC’s methodology (the “TWC Methodology”) includes each individual household receiving service as a subscriber, while the Company and Comcast count subscribers on an equivalent basic unit basis (the “Company/Comcast Methodology”). Under the Company/Comcast Methodology, revenues from bulk contracts such as multiple-dwelling units are divided by prevailing market rates to determine the number of subscribers. Unless stated otherwise, subscriber counts in the Disclosure Statement and this Disclosure Statement Supplement are presented in accordance with the methodology used to report subscriber counts by the entity whose subscriber count is being stated. References to subscribers of TWC are presented in accordance with the TWC Methodology. References to subscribers for purposes of the subscriber adjustments in the Purchase Agreements are presented in accordance with the Company/Comcast Methodology. References to subscribers in the descriptions of the TWC/Comcast Transactions are presented in accordance with the TWC Methodology; however, the subscriber adjustments pursuant to the Exchanges will generally be made in accordance with the Company/Comcast Methodology.

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CAUTIONARY NOTE

The Disclosure Statement and this Disclosure Statement Supplement include forward-looking statements. All statements regarding the Company’s and TWC’s and each of their respective affiliates’ expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, network upgrades, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including the proposed sale of the Company’s assets and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the Company’s, and, as applicable, TWC’s expectations. Neither the Company nor TWC undertakes a duty to update such forward-looking statements.

Factors that may cause actual results to differ materially from those in the forward-looking statements include the risk factors set forth in Section XI of the Disclosure Statement and Section VI of this Disclosure Statement Supplement and the following:

•      the impact of the proposed sale of the Company’s assets;

•      the Company’s pending bankruptcy proceeding, including the possible failure of the Company’s stakeholders to approve the Plan and the possible failure of the Plan to be confirmed by the Bankruptcy Court;

•      the ability to obtain regulatory approval of the proposed transactions on the proposed terms and anticipated schedule;

•      the risk that the issuance of the TWC Class A Common Stock pursuant to the Sale Transaction will not be exempt from registration under section 1145 of the Bankruptcy Code, and that such shares of TWC Class A Common Stock will not be registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as contemplated in the Disclosure Statement and herein;

•      the inability to complete some or all of the components of the proposed transactions, including the possibility that the proposed sale of the Company’s assets could occur without the planned redemptions and/or the exchanges between TWC and Comcast (or their affiliates), that the sale of the MCE Systems may be delayed or fail to be consummated or that the Expanded Transaction with TW NY may occur in lieu of the Comcast Adelphia Acquisition;

•      results of litigation (including government investigations) against the Company or TWC and its affiliates;

•      the effects of government regulation, including the actions of local cable franchising authorities;

•      the availability of financing;

•      actions of the Company’s and TWC’s competitors and their effect on pricing, spending, third party relationships and revenues;

•      pricing and availability of programming, equipment, supplies, and other inputs;

•      the ability of each of the Company and TWC to upgrade its network;

•      technological developments;

•      changes in general economic conditions;

•      the risk that the Company’s assets will not be integrated successfully into TWC’s business; and

•      the risk that the anticipated cost savings and any other anticipated synergies from the proposed transactions may not be fully realized by TWC or may take longer to realize than expected.

Many of these factors are outside of the Company’s and TWC’s control.

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I. INTRODUCTION

On November 21, 2005, the Debtors filed the Fourth Amended Disclosure Statement (the “Disclosure Statement”) with respect to the Debtors’ Fourth Amended Joint Plan of Reorganization (the “November Plan”) with the Bankruptcy Court. On November 23, 2005, the Bankruptcy Court entered an order approving the Disclosure Statement (the “Disclosure Statement Order”), as containing adequate information of a kind, and in sufficient detail, to enable hypothetical, reasonable persons typical of the Debtors’ creditors and equity holders to make an informed judgment regarding the November Plan. The Debtors commenced their solicitation of votes with respect to the November Plan on or about December 5, 2005, and the hearing to consider confirmation of the November Plan was originally scheduled to begin on February 22, 2006. Additional copies of the Disclosure Statement and the November Plan are provided to you on the compact disc enclosed with this Disclosure Statement Supplement.

In connection with certain changes to the November Plan set forth in the Debtors’ Modified Fourth Amended Joint Plan of Reorganization filed with the Bankruptcy Court on April [    ], 2006 (the “Plan”), this supplement to the Disclosure Statement (the “Disclosure Statement Supplement”) is being submitted pursuant to section 1125 of the Bankruptcy Code to certain holders of Claims against and Equity Interests in the Debtors in connection with: (1) the solicitation of acceptances of the Plan from holders of Claims against and Equity Interests in the Debtors who were not previously solicited; (2) the resolicitation of acceptances of the Plan as required under the Bankruptcy Code; and (3) the hearing to consider confirmation of the Plan (the “Confirmation Hearing”). Unless otherwise indicated or defined herein, all capitalized terms contained herein have the meanings ascribed to them in the Plan or the Disclosure Statement. An index of additional terms defined in this Disclosure Statement Supplement is provided in Appendix A.

Attached as exhibits to this Disclosure Statement Supplement are:

•      The Debtors’ Modified Fourth Amended Joint Plan of Reorganization, marked to show changes from the Debtors’ Fourth Amended Joint Plan of Reorganization filed with the Bankruptcy Court on November 21, 2005 (Exhibit Q);

•      The Debtors’ Updated Liquidation Analysis (Exhibit R);

•      Reconciliation of OCF to GAAP (Exhibit S);

•      Supplemental Disclosure Statement Order (Exhibit T); and

•      Confirmation Discovery Order (Exhibit U).

On [              ], 2006, after notice and a hearing, the Bankruptcy Court entered an order approving this Disclosure Statement Supplement (the “Supplemental Disclosure Statement Order”) as containing adequate information of a kind, and in sufficient detail, to enable hypothetical, reasonable persons typical of the Debtors’ creditors and equity holders to make an informed judgment regarding the Plan. APPROVAL OF THIS DISCLOSURE STATEMENT SUPPLEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN.

With respect to those whose votes are being resolicited, such holders are being resolicited either because such holders’ projected recoveries as of the Effective Date have decreased materially, such holders’ projected total recoveries have decreased materially or are at risk of decreasing materially, the form of the Plan Consideration to be received by such holders has changed materially, or the Debtors have determined it is otherwise appropriate to resolicit the votes of such holders.

Each holder of a Claim or Equity Interest being solicited or resolicited to vote on the Plan should read the Disclosure Statement, this Disclosure Statement Supplement, the Plan, the Plan Supplement and the exhibits attached hereto and thereto and the agreements and documents described herein and therein, the Disclosure Statement Order, the Supplemental Disclosure Statement Order and the instructions accompanying the ballot in their entirety before voting on the Plan. These documents contain important information concerning the classification of Claims and Equity Interests for voting purposes and the tabulation of votes. No solicitation of votes to accept the Plan may be made except pursuant to section 1125 of the Bankruptcy Code.

DSS-1

Procedures for Voting on the Plan

Who is entitled to vote on the Plan?  Holders of Claims and Equity Interests in the Classes listed on Appendix B (the “Voting Classes”), who held such Claims and Interests as of May 1, 2006 (the “RME Record Date”) and holders of Claims and Equity Interests in the Classes listed on Appendix C (the “Re-Voting Classes”), who held such Claims and Equity Interests as of November 25, 2005 (the “Initial Record Date”) may cast votes in favor of or against the Plan.

When does the vote need to be received?  The deadline for the receipt by the Voting Agent of properly completed ballots (or, in the case of securities held through an intermediary, the master ballot cast on your behalf) is 4:00 p.m. (prevailing New York time) on June     , 2006 (the “Voting Deadline”). In the case of securities held through an intermediary, please provide voting instructions to your intermediary by 4:00 p.m. (prevailing New York time) on May     , 2006, or such other date as may be set by your intermediary, so that master ballots can be prepared and received by the voting deadline. The Voting Deadline is subject to extension as provided in the voting procedures order.

What are the Potential Settlements?  Certain Classes of holders of Claims in the Arahova, Olympus Parent, FrontierVision Holdco and Holding Company Debtor Groups may cast votes in favor of one or more Potential Settlements. For a further discussion of the Potential Settlements and procedures for voting on such settlements, see Section III.B. of this Disclosure Statement Supplement, titled “The Inter-Creditor Dispute Holdback and the Potential Settlements.”

If I previously voted on the November Plan, must I vote again on the Plan?  Any holder of a Claim or Equity Interest in a Re-Voting Class that previously voted to accept or reject the Plan in such Class shall be deemed to have accepted or rejected, as the case may be, the Plan as modified, unless, by the Voting Deadline, such holder changes such holder’s previous acceptance or rejection. Holders of Claims and Equity Interests that are entitled to vote that have never been solicited in their current Class must vote by the Voting Deadline in order for their ballot to be counted.

Whom should I contact if I have questions or need a ballot?  You may contact the Solicitation Agent at D.F. King & Co., Inc., 48 Wall Street, New York, NY 10005 or 1-800-967-7858 with questions or requests related to voting on the Plan.

A.    CONFIRMATION AND VOTING UPDATE

The Disclosure Statement Order established (i) 4:00 p.m. on February 3, 2006 as the deadline for the submission of ballots and master ballots to accept or reject the Plan (the “Voting Deadline”), (ii) in the case of securities held through an intermediary, 4:00 p.m. on January 31, 2006, or such other date as specified by the applicable intermediary, as the deadline (the “Intermediary Instruction Deadline”) for instructions to be received by the intermediary so that master ballots can be prepared and received by the Voting Deadline, (iii) 4:00 p.m. on February 3, 2006 (the “Confirmation Objection Deadline”), as the deadline to object to confirmation of the Plan, and (iv) February 22, 2006, as the date to commence the Confirmation Hearing. These deadlines have been extended by various orders of the Bankruptcy Court. Most recently, by order dated March 31, 2006, the Voting Deadline was extended to May 14, 2006 and the Intermediary Instruction Deadline was extended to May 10, 2006. Pursuant to the Supplemental Disclosure Statement Order, these deadlines have been further extended to June [    ], 2006 and May [    ], 2006, respectively, with respect to the Classes listed on Appendix B and Appendix C.

Pursuant to various orders of the Bankruptcy Court, the Confirmation Objection Deadline was extended to and passed on February 21, 2006 (except with respect to a limited number of parties to whom the Debtors granted a further extension). To date, the Debtors have received approximately 60 objections to the confirmation of the Plan.

DSS-2

To facilitate the confirmation process, the Bankruptcy Court entered a confirmation discovery order, dated March 17, 2006, which was subsequently amended by orders dated March 31, 2006 and April [    ], 2006 (the “Confirmation Discovery Order”). A copy of the Confirmation Discovery Order is attached hereto as Exhibit U.

When and where is the Confirmation Hearing and what is the deadline for objections?

•      The Confirmation Hearing will be bifurcated into two hearings. Pursuant to section 1128 of the Bankruptcy Code, the first Confirmation Hearing (“Hearing I”) will commence on May [15], 2006 at 9:45 a.m. (prevailing New York time), before the Honorable Robert E. Gerber, United States Bankruptcy Judge, at the United States Bankruptcy Court for the Southern District of New York, Room 621, Alexander Hamilton Customs House, One Bowling Green, New York, New York 10004. Hearing I may be adjourned from time to time by the Debtors without further notice, except for the announcement of the adjournment date made at or before Hearing I or at any subsequent adjourned Hearing I. Hearing I may consist of any issue that has not materially changed from the November Plan, including, but not limited to (the “Hearing I Issues”):

•      Estimation of Bank Lender fee and indemnification claims;

•      Discharge;

•      Determination of the Creditors’ Committee Motion;

•      Objections by local franchising authorities;

•      Approval of settlements involving disputed entitlements that are noticed for approval at least 10 days prior to Hearing I; and

•      Issues related to the adequacy of claim reserves.

•      Pursuant to section 1128 of the Bankruptcy Code, the second Confirmation Hearing (“Hearing II”) will commence on June [20], 2006 at 9:45 a.m. (prevailing New York time), before the Honorable Robert E. Gerber, United States Bankruptcy Judge, at the United States Bankruptcy Court for the Southern District of New York, Room 621, Alexander Hamilton Customs House, One Bowling Green, New York, New York 10004. Hearing II may be adjourned from time to time by the Debtors without further notice, except for the announcement of the adjournment date made at or before Hearing II or at any subsequent adjourned Hearing II. In addition to the standards set forth in sections 1126 and 1129 of the Bankruptcy Code, Hearing II will consist of the following issues (the “Hearing II Issues”):

•      Approval of the protections of section 363(m) of the Bankruptcy Code for the Buyers;

•      All issues that relate solely to any material modifications made to the Plan after the entry of the Confirmation Discovery Order including, without limitation or waiver, valuation of the TWC Class A Common Stock;

•      Objections to the Plan raised by creditors of the RME Debtors;

•      Motions filed by RME Stakeholders pursuant to Bankruptcy Rule 3018(a); and

•      All Hearing I Issues deferred by the Debtors to Hearing II pursuant to paragraph 3(a)(ii) of the Confirmation Discovery Order.

•      Any objection to Hearing I Issues was required to have been be filed with the Bankruptcy Court

DSS-3

and served in accordance with the Disclosure Statement Order on or before 4:00 p.m. (prevailing New York time) on February 21, 2006, unless otherwise agreed to by the Debtors.

•      Any objection to Hearing II Issues must be filed with the Bankruptcy Court and served in accordance with the Supplemental Disclosure Statement Order on or before 4:00 p.m. (prevailing New York time) on June [    ], 2006.

•      Objections to confirmation of the Plan are governed by Rule 9014 of the Federal Rules of Bankruptcy Procedure (“Bankruptcy Rules”). Any objection to confirmation must be made in writing and specify in detail the name and address of the objector, all grounds for the objection and the amount and description of the Claim or Equity Interest held by the objector.

B.    SUMMARY OF THE SALE TRANSACTION

The Plan is premised on the satisfaction of Claims and Equity Interests through the Debtors’ distribution of Plan Consideration to be received under the Purchase Agreements, pursuant to which TW NY and Comcast will purchase substantially all of the Company’s U.S. assets and assume certain of its liabilities. At the closing under the Purchase Agreements (the “Sale Transaction Closing”) and subject to the adjustments set forth below, the Company will receive (1) approximately $12.7 billion in cash and (2) shares of TWC’s Class A Common Stock, par value $0.01 per share (“TWC Class A Common Stock” or “TWC Stock”), which, subject to the TWC Equity Securities Exceptions, will represent 16% of the outstanding equity securities of TWC after giving effect to the Sale Transaction on a fully diluted basis as of the Sale Transaction Closing and will be listed on the NYSE (or, if ACC waives the listing requirement condition to the Sale Transaction Closing and otherwise consents, will either be listed on another national securities exchange or quotation system or trade in interdealer and over-the-counter transactions with price quotations available on the “OTC Bulletin Board” and/or the “Pink Sheets” on a temporary or permanent basis). See Section VI.B of the Disclosure Statement, titled “Summary of the Sale Transaction.”  This cash, together with the Debtors’ other available cash on hand after the Sale Transaction, and TWC Class A Common Stock comprises the “Plan Consideration” to be distributed in respect of Claims and Equity Interests under the Plan. The Debtors believe that the distributions under the Plan will be made in accordance with the absolute priority rule under the Bankruptcy Code. In addition, under the terms of the TW Purchase Agreement and the Expanded Transaction Letter Agreement, if the Comcast Purchase Agreement is terminated prior to the Sale Transaction Closing as a result of actions by, or the failure to obtain governmental authorizations from, any government antitrust entity or the FCC, the transaction contemplated in the TW Purchase Agreement will be expanded such that TW NY will also purchase from ACC the assets that would have been purchased by Comcast. See Section VI.B.3 of the Disclosure Statement, titled “Expanded Transaction Letter Agreement,” for a description of the Expanded Transaction and the changes to Plan Consideration that could result from implementation of the Expanded Transaction. For additional information concerning TWC and the rights associated with shares of TWC Class A Common Stock, see Section VII of the Disclosure Statement, titled “Description of TWC.”  For additional information concerning the applicability of securities laws to the transactions contemplated by the Sale Transaction and the Plan, see Section XIV of the Disclosure Statement, titled “Securities Law Matters.”

The purchase price payable by TW NY and Comcast is subject to certain adjustments described in the Disclosure Statement, and the initial purchase price payable by TW NY and Comcast is also subject to reduction to reflect the exclusion from the Purchased Assets of any Disputed MCE System. Although the Debtors obtained title to the Managed Cable Entities that own the MCE Systems (other than Coudersport and Bucktail) on March 29, 2006 by court order under forfeiture proceedings in accordance with the Government Settlement, there can be no assurance that the Debtors will be able transfer the MCE Systems to TW NY and Comcast at the Sale Transaction Closing. See Section VI.B.1.c of the Disclosure Statement, titled “Transfer of Assets of the Managed Cable Entities.”

C.    THE RESOLUTION PROCESS

As described in Section IV.D.1.b of the Disclosure Statement, titled “The Inter-Creditor Dispute,” the Bankruptcy Court approved the Resolution Process Order pursuant to which parties in interest were provided a judicial framework

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to resolve the Inter-Creditor Dispute. The components of the Inter-Creditor Dispute include (a) the character and treatment of Intercompany Claims, (b) various asset ownership and potential fraudulent conveyance claims, (c) the allocation of consideration from the Sale Transaction, (d) the allocation of the benefits and burdens of the Government Settlement, (e) the allocation of tax liability attributable to the Sale Transaction and (f) the allocation of the economic cost of reserves under the Plan. The consolidation structure proposed under the Plan originally was contemplated to be part of the Resolution Process. However, it is now expected to be determined in connection with the Bankruptcy Court’s consideration of confirmation of the Plan.

It was originally contemplated that hearings with respect to the Inter-Creditor Dispute would commence on January 31, 2006 and conclude on or about March 7, 2006. The hearings on these matters, however, have taken much longer than anticipated. The Bankruptcy Court began conducting hearings on the character and treatment of Intercompany Claims on January 31, 2006, and, thus far, the Bankruptcy Court has held more than 20 days of hearings on these issues, which continue to be litigated. The Bankruptcy Court has requested that participants submit post-trial briefing on fourteen particular intercompany transactions at the conclusion of the hearings on Intercompany Claims, which are not expected to conclude until the end of April 2006, at the earliest.

Although the Bankruptcy Court has not held hearings yet on the other issues in the Inter-Creditor Dispute, Participants have submitted briefs and/or expert reports on (a) the alleged fraudulent conveyance claims associated with historical movements of subsidiaries within the corporate structure, (b) the allocation of the value and form of consideration from the Sale Transaction to the various Debtor Groups, (c) the allocation of the benefits and costs of the Government Settlement Agreement, (d) the allocation of the tax liability and the tax reserves associated with the Sale Transaction, and (e) the allocation of the economic cost of the other reserves established as part of the Plan.

While these hearings had been expected to be “mini-trials,” the lengthy evidentiary presentations of certain of the litigants have caused the hearings to consume far more time than originally planned. As a result, the Debtors do not expect the Resolution Process hearings to conclude prior to the Confirmation Hearing. Nevertheless, the Plan is structured to accommodate a post-confirmation completion of the Resolution Process as it provides for various holdbacks for those Debtor Groups that the Debtors believe are reasonably likely to be impacted by the Inter-Creditor Dispute.

D.    PLAN SUPPORT AGREEMENT

The Debtors, the Ad Hoc Adelphia Operating Company Trade Claims Committee (the “Trade Committee”) and certain members of the Trade Committee entered into an agreement, dated April 10, 2006, under which the Trade Committee and the Trade Committee members party thereto agreed to support the Plan in exchange for the Debtors’ agreement to incorporate certain terms and conditions in the Plan (the “Plan Support Agreement”). See Section III of this Disclosure Statement Supplement, titled “Modifications to the Plan of Reorganization – Trade Claims and General Unsecured Claims.”  Under the Plan Support Agreement, subject to certain exceptions, the Debtors agreed not to amend or modify the Plan in any manner that adversely affects the treatment of the Trade Claims held against all Debtor Groups other than the Holding Company Debtor Group (the “Operating Company Trade Claims”) as contemplated by the Plan Support Agreement, without the Trade Committee’s prior written consent. The Trade Committee agreed not to unreasonably withhold or delay its consent to any such amendment or modification, so long as the modifications do not adversely impact the Trade Committee’s economic interest. The Plan Support Agreement and the matters covered by it are being submitted for approval under the Plan as a compromise or settlement under Bankruptcy Rule 9019.

So long as the Plan provides for the terms contemplated by the Plan Support Agreement, the Trade Committee and the Trade Committee members party thereto are required to support confirmation of the Plan and may not object to, oppose or otherwise seek to modify or delay approval or confirmation of the Plan or the occurrence of its Effective Date.

The Plan Support Agreement also requires the Trade Committee to (a) stay the prosecution of its appeal of the Government Settlement Agreements and to withdraw with prejudice that appeal as soon as practicable after the Effective Date and (b) withdraw its pending discovery requests, without prejudice to the Trade Committee’s right to prosecute the Government Settlement appeal and re-serve such discovery if a termination event under the Plan Support Agreement occurs.

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Under the Plan Support Agreement, the Debtors have agreed to support the payment of, and to not object to, the reasonable fees and expenses (based on their hourly billings (plus expenses)) of the Trade Committee’s professionals in representing the Trade Committee in the Chapter 11 Cases. The Trade Committee has represented that, as of March 31, 2006, this amount of hourly billings and expenses was approximately $2.13 million. The Debtors’ fee reimbursement obligation also includes reimbursement for all reasonable fees (based on hourly billings) and expenses that may be incurred by the Trade Committee’s professionals relating to certain other Plan related matters specified in the Plan Support Agreement. Under the Plan Support Agreement, the Debtors have also agreed not to oppose and not to object to any contingent fee claim filed by counsel to the Trade Committee on account of a contingent fee payment based upon the improvement (in excess of the federal judgment rate as of the Commencement Date) in the recoveries of the Operating Company Trade Claims on account of postpetition interest, in an amount not to exceed $5 million (less the amount of the hourly fee reimbursement described above).

Pursuant to the Plan Support Agreement, the Debtors retain the ability to modify the treatment of the Operating Company Trade Claims without the Trade Committee’s consent if such amendment or modification is required as a result of a decision of the Bankruptcy Court or the Debtors conclude after due inquiry and analysis as is reasonable under the circumstances that:

(x)(i) before the Bankruptcy Court approves the Plan Support Agreement, modification of the Plan is necessary for confirmation to satisfy the legal entitlements of holders of Claims that are structurally or legally senior or pari passu to Operating Company Trade Claims, and (ii) the Debtors inform the Trade Committee in writing promptly after the Debtors make such determination, provided however that in connection with any such modification, the Debtors may not substitute TWC Class A Common Stock for Cash in distributions to holders of Allowed Operating Company Trade Claims if the holders of the FrontierVision Holdco Notes, the FPL Note, or the Olympus Parent Notes will receive Plan Consideration that includes Cash on account of their Claims unless such Claims are pari passu with Allowed Operating Company Trade Claims in the applicable Debtor Group; or

(y) after Bankruptcy Court approval of the Plan Support Agreement, changed circumstances cause consummation of the Plan on the terms contemplated by the Plan Support Agreement to be unobtainable, provided, however, that (i) before making any such modification, the Debtors must confer in good faith with the Trade Committee regarding the changed circumstances, and if the Parties cannot reach agreement they must cooperate in promptly seeking Bankruptcy Court resolution of whether there are any such changed circumstances, (ii) in connection with any such modification, the Debtors may substitute TWC Class A Common Stock for Cash in distributions to Allowed Operating Company Trade Claims to the extent necessary to consummate the Plan and only if the holders of the FrontierVision Holdco Notes, the FPL Note, or the Olympus Parent Notes will not receive Plan Consideration that includes Cash on account of such Claims, unless such Claims are pari passu with Allowed Operating Company Trade Claims in the applicable Debtor Group, provided that in such circumstances, the Debtors must use their reasonable best efforts to adopt any such modification that under the circumstances mitigates the adverse impact on the terms contemplated by the Plan Support Agreement, and (iii) unless required under a court decision or order, the Debtors may not make any modifications to the postpetition interest rate set forth in the Plan Support Agreement.

In addition, to the extent the Debtors determine, after due inquiry and analysis, it is necessary to change the proposed treatment for certain Debtor Groups in connection with the Inter-Creditor Dispute, the Debtors are permitted to modify the Plan to provide, among other things, that distributions on account of Operating Company Trade Claims shall be determined in accordance with the Inter-Creditor Dispute Resolution.

The Plan Support Agreement may be terminated by the Debtors or the Trade Committee under certain specified circumstances, including, among others, if (a) the Debtors amend and file the Plan with the Bankruptcy Court in a manner not consistent with the terms of the Plan Support Agreement, (b) the Chapter 11 Cases are dismissed or converted to Chapter 7 cases, (c) a final, non-appealable order declares that the Plan Support Agreement is unenforceable, (d) the Debtors withdraw the Plan, (e) the Bankruptcy Court enters an order either denying (i) approval of the terms contemplated by the Plan Support Agreement or (ii) confirmation of the Plan or (f) the Sale Transaction is terminated. Upon termination of the Plan Support Agreement, all obligations under such agreement will terminate and have no further effect. Termination of the Plan Support Agreement would also allow the Trade Committee and any

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Trade Committee member to object, oppose or otherwise seek to modify or delay approval or confirmation of the Plan or the occurrence of its Effective Date.

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II. THE RIGAS MANAGED ENTITIES

On March 31, 2006, 21 entities filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code:  Adelphia Cablevision Associates of Radnor, L.P.; Adelphia Cablevision of West Palm Beach, LLC; Adelphia Cablevision of West Palm Beach II, LLC; Cablevision Business Services, Inc.; Century MCE, LLC; Desert Hot Springs Cablevision, Inc.; Henderson Community Antenna Television, Inc.; Highland Carlsbad Cablevision, Inc.; Highland Carlsbad Operating Subsidiary, Inc.; Highland Prestige Georgia, Inc.; Highland Video Associates, L.P.; Hilton Head Communications, L.P.; Ionian Communications, L.P.; Montgomery Cablevision Associates, L.P.; Prestige Communications, Inc.; OFE I, LLC; OFE II, LLC; Olympus MCE I, LLC; Olympus MCE II, LLC; UCA MCE I, LLC; and UCA MCE II, LLC (collectively, the “RME Debtors”). The RME Debtors are comprised of two distinct groups of entities:  (i) those entities (the “Managed Entities”) that were formerly controlled by the Rigas Family, forfeited to the U.S. Government and subsequently transferred to the Debtors; and (ii) those entities created by the Debtors that hold interests in entities that were similarly forfeited and transferred (the “RME Newcos”). Contemporaneously with the filing of their voluntary petitions, each RME Debtor filed its Statement of Financial Affairs and substantially all of its Schedules of Assets and Liabilities (collectively, the “RME Schedules”).

A.    FIRST DAY ORDERS

Pursuant to the Government Settlement Order (as defined below), certain final orders entered in the chapter 11 cases of those Debtors that already had commenced chapter 11 cases (collectively, the “Initial Debtors”) became automatically applicable to the RME Debtors upon the commencement of their chapter 11 cases. Specifically, the Government Settlement Order provides that:

As of the [RME Commencement Date], all Orders previously entered by this Court in the Cases (including, without limitation, the Interim Order, the Final Order, the Extension Order, and all provisions relating to the adequate protection of the lenders or agents under the Co-Borrowing Facilities contained therein (collectively, the “DIP Orders”) .. . ., to the extent applicable and in a manner that is consistent with such Orders’ stated purposes, shall be deemed to apply to the bankruptcy cases commenced by one of more of the [RME Debtors], effective as of the date of entry of such Order, as if the [RME Debtors] were Debtors referred to in said Orders . . ..

See Government Settlement Order ¶ 13.

In addition to such relief, on March 31, 2006, the Bankruptcy Court approved certain orders that were designed to integrate the RME Debtors’ chapter 11 cases with those of the Initial Debtors, including an order (a) authorizing joint administration of the RME Debtors’ chapter 11 cases with those of the Initial Debtors solely for procedural purposes and (b) fixing May 1, 2006 at 5:00 p.m. (prevailing Eastern Time) (the “RME Bar Date”) as the date by which proofs of claim were required to be filed in the RME Debtors’ chapter 11 cases (the “RME Bar Date Order”).

In accordance with the RME Bar Date Order, on or about April 5, 2006, a proof of claim form and a notice regarding the RME Bar Date were mailed to, among others, all creditors listed on the RME Schedules and all parties known to the RME Debtors as having potential claims against such Debtors’ estates. A proof of claim form and notice regarding the RME Bar Date and the RME Bar Date Order also were mailed to, among others, the members of the Committees and certain agencies of the U.S. Government.

B.    EVENTS LEADING TO THE COMMENCEMENT OF THE CHAPTER 11 CASES OF THE RME DEBTORS

1.     The Rigas Criminal Action

As more fully set forth in Section XIII.E.1 of the Disclosure Statement titled “The Rigas Criminal Action,” in 2002, certain improper actions that were allegedly taken by certain members of the Rigas Family that held positions at the Company were discovered. During their tenure with the Company, such individuals allegedly misappropriated billions of dollars, breached their fiduciary duties, and committed other improper acts against the Company, its security holders

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and other constituents. Furthermore, certain members of the Rigas Family hid their improper actions and caused the Company to issue press releases and file periodic reports that they knew were false and misleading.

Following the disclosure of these then-alleged improprieties, the U.S. Department of Justice (the “DOJ”) commenced an investigation. In connection with such investigation, on July 24, 2002, certain members of the Rigas Family and certain alleged co-conspirators were arrested, and subsequently indicted by a grand jury on charges including fraud, securities fraud, bank fraud and conspiracy to commit fraud. Certain defendants other than members of the Rigas Family pleaded guilty to certain counts of the indictment. A trial in the Rigas Criminal Action began on February 23, 2004 in the District Court. On July 8, 2004, the jury returned a partial verdict in the Rigas Criminal Action, finding John J. Rigas and Timothy J. Rigas guilty of conspiracy, bank fraud and securities fraud. The jury found Michael J. Rigas not guilty of conspiracy and wire fraud, but remained undecided on the securities fraud and bank fraud charges against him. On July 9, 2004, the District Court declared a mistrial on the remaining charges against Michael J. Rigas after the jurors were unable to reach a verdict as to those charges. The bank fraud charges against Michael J. Rigas were dismissed with prejudice. On March 17, 2005, the District Court denied the motion of John J. Rigas and Timothy J. Rigas for a new trial. On June 20, 2005, John J. Rigas and Timothy J. Rigas were convicted and sentenced to 15 years and 20 years in prison, respectively. John J. Rigas and Timothy J. Rigas have appealed their convictions and sentences and remain free on bail pending resolution of their appeals. On November 23, 2005, Michael J. Rigas pleaded guilty to one count of making a false entry in a company record (in a form to be filed with the SEC). On March 3, 2006, Michael J. Rigas was sentenced to two years probation, including 10 months of home confinement.

The indictment against certain members of the Rigas Family included a request for entry of a money judgment in an amount exceeding $2.5 billion and for entry of an order of forfeiture of all interests of the convicted Rigas defendants in the Rigas Family Entities, including the Managed Entities. On December 10, 2004, the DOJ filed an application for a preliminary order of forfeiture finding John J. Rigas and Timothy J. Rigas jointly and severally liable for personal money judgments in the amount of $2.533 billion.

2.     Forfeiture of Entities and Assets Formerly Owned by the Rigas Family

On April 25, 2005, the U.S. Attorney, on the one hand, and John J. Rigas, Doris Rigas, Michael J. Rigas, Timothy J. Rigas, James P. Rigas, Ellen Rigas Venetis and certain entities controlled by such members of the Rigas Family, on the other hand, entered into a settlement agreement (the “Government-Rigas Settlement Agreement”) with respect to the forfeitures requested by the U.S. Government. On April 25, 2005, the U.S. Attorney and the Company also entered into a settlement agreement (the “Government Settlement Agreement”) to resolve potential claims against the Company held by the U.S. Government. The Bankruptcy Court approved the Government-Rigas Settlement Agreement and the Government Settlement Agreement by Order dated May 26, 2005 (the “Government Settlement Order”). Pursuant to the Government-Rigas Settlement and the Government Settlement Agreement, the Company has obtained ownership of the Managed Entities that own the MCE Systems.

Though the Company was not a defendant in the Rigas Criminal Action, the Company was under investigation by the DOJ regarding matters related to alleged wrongdoing by certain members of the Rigas Family. Prior to the execution of the Government Settlement Agreement, the DOJ advised Debtors’ counsel repeatedly that there was a risk that the Company would be indicted. In addition, on July 24, 2002, the SEC filed a civil enforcement action (the “SEC Civil Action”) against ACC, certain members of the Rigas Family and others, alleging various securities fraud and improper books and records claims arising out of actions allegedly taken or directed by certain members of the Rigas Family that formerly held management positions with the Company. Thereafter, on December 3, 2003, the SEC filed a proof of claim against ACC in its chapter 11 case for, among other things, penalties, disgorgement and prejudgment interest in an unspecified amount.

Pursuant to the Government Settlement Agreement, the Company agreed, among other things: (i) to continue to cooperate with the U.S. Attorney until the later of April 25, 2007, or the date upon which all prosecutions arising out of the conduct described in the Rigas Criminal Action and SEC Civil Action are final; (ii) not to assert claims against certain members of the Rigas Family; and (iii) to contribute $715 million in value (the “Contribution”) to a fund to be established and administered by the United States Attorney General and the SEC for the benefit of investors harmed by the activities of certain Rigas Family members (the “Restitution Fund”). The Government Settlement Agreement provides that, in the event of a sale of substantially all of the Debtors’ assets, the Debtors’ Contribution to the Restitution Fund may be composed of the following forms of consideration: (i) up to $400 million of common stock of

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TWC; (ii) $115 million of an interest in a litigation trust to be funded by recoveries obtained from the Company or its designee in certain adversary proceedings and other claims; and (iii) the balance of not less than $200 million in cash, provided that consideration for the sale of the Debtors’ assets includes at least $10 billion in cash.

Subject to ACC’s compliance with the Government Settlement Agreement, the U.S. Attorney agreed, among other things, to convey to the Company (i) certain Rigas Co-Borrowing Entities, including the Managed Entities, (ii) certain specified real estate and other property, and (iii) all securities in the Company directly or indirectly owned by the Rigas Family (collectively, the “Forfeited Property”). The U.S. Attorney agreed with the Rigas Family not to require forfeiture of Coudersport Television Cable Co. (“Coudersport”) and Bucktail Broadcasting Corp. (“Bucktail”), which collectively served approximately 5,000 subscribers in July 2005. Both Coudersport and Bucktail were obligors under the Olympus Co-Borrowing Facility. Please refer to Section II.B.7 herein for a discussion of the release of Coudersport and Bucktail from their obligations under the Olympus Co-Borrowing Facility.

Please refer to Section XIII.E of the Disclosure Statement titled “Settlement of Governmental Investigations and Related Litigation” for a complete discussion of the Government-Rigas Settlement Agreement, the Government Settlement Agreement, and the investigations and actions commenced by the DOJ and the SEC.

3.     ACC’s Lawsuit Against the Rigas Family

On April 25, 2005, ACC and the Rigas Family entered into a settlement agreement (the “Adelphia-Rigas Settlement Agreement”), in order to resolve certain matters raised in an adversary proceeding commenced by ACC in the Bankruptcy Court against John J. Rigas, Michael J. Rigas, Timothy J. Rigas, James P. Rigas, James Brown, Michael C. Mulcahey, Peter L. Venetis, Doris Rigas, Ellen Rigas Venetis and the Rigas Family Entities. This action alleged violations of the Racketeering Influenced and Corrupt Organizations Act, breach of fiduciary duty, securities fraud, fraudulent concealment, fraudulent misrepresentation, conversion, waste of corporate assets, breach of contract, unjust enrichment, fraudulent conveyance, constructive trust, inducing breach of fiduciary duty, and a request for an accounting.

Pursuant to the Adelphia-Rigas Settlement Agreement, ACC agreed, among other things, (1) to pay $11.5 million to a legal defense fund for the benefit of the Rigas Family, (2) to provide interim management services to Coudersport and Bucktail through and including December 31, 2005, (3) to indemnify Coudersport and Bucktail, and certain members of the Rigas Family’s interest therein, against claims asserted by the lenders under the Co-Borrowing Facilities with respect to such indebtedness up to the fair market value of those entities (without regard to their obligations with respect to such indebtedness), and (4) within 10 business days of the date on which the consent order of forfeiture is entered, dismiss the action pending in the Bankruptcy Court, except for claims against certain members of the Rigas Family. The Rigas Family agreed (1) to make certain tax elections, under certain circumstances, with respect to the Rigas Co-Borrowing Entities (other than Coudersport and Bucktail), (2) to pay ACC five percent of the gross operating revenue of Coudersport and Bucktail for the interim management services and (3) to offer employment to certain Coudersport and Bucktail employees on terms and conditions that, in the aggregate, are no less favorable to such employees than their employment terms with Adelphia. Pursuant to the Adelphia-Rigas Settlement Agreement, on June 21, 2005, the Company filed a dismissal with prejudice of all claims in this action except against the Excluded Parties. In June 2005, the Company paid and expensed the aforementioned $11.5 million in legal defense costs. The Adelphia-Rigas Settlement Agreement releases the Company from further obligation to provide funding for legal defense costs for the Rigas Family.

Various parties have challenged and sought appellate review or reconsideration of the order of the Bankruptcy Court approving this settlement. On February 23, 2006, District Judge Lewis A. Kaplan rejected the appeals of the Bankruptcy Court’s decision. The appeals of Judge Kaplan’s decision remain pending.

Please refer to Section XIII.E of the Disclosure Statement titled “Settlement of Governmental Investigations and Related Litigation” for a complete discussion of the Adelphia-Rigas Settlement Agreement.

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4.     Forfeiture Process

Pursuant to the Consent Order of Forfeiture entered by the United States District Court for the Southern District of New York (the “District Court”) on June 8, 2005, the Rigas Family consented to the forfeiture of the Forfeited Property to the United States. On March 29, 2006, the District Court entered a Final Order of Forfeiture conveying the Managed Entities free and clear of all liens, claims, encumbrances and adverse interests, except as provided in the Final Order of Forfeiture, to the United States and that certain Amended Final Order of Forfeiture as to Forfeited Managed Entities (the “Transfer Order”) conveying the Managed Entities from the United States free and clear of all liens, claims, encumbrances and adverse interests, except as provided in the Transfer Order, to certain designated subsidiaries of the Company.

5.     Notice of Forfeiture Action

On August 19, 2005, ACC and 238 of its subsidiaries filed a petition with the District Court seeking an order conveying title to certain of the Forfeited Property to the Company. In accordance with the requirements of 21 U.S.C. § 853(n)(1), notice of the forfeiture and of the U.S. Government’s intent to dispose of forfeited property was published in the New York Law Journal for three successive weeks beginning on July 27, 2005; the national edition of The Wall Street Journal for three successive weeks beginning of September 1, 2005; The State (Columbia, South Carolina) for three successive weeks beginning on July 29, 2005; The Daily Journal (Denver, Colorado) for three successive weeks beginning on August 1, 2005; The Tribune-Review (Pittsburgh, Pennsylvania) for three successive weeks beginning on August 4, 2005; and the Potter Leader-Enterprise (Coudersport, Pennsylvania) for three successive weeks beginning on August 17, 2005. Additionally, on or about between October 21, 2005 and October 27, 2005, notice of the forfeiture action was served to persons and entities the U.S. Government believed potentially had an interest in the Forfeited Property.

6.     Resolution of Forfeiture Petitions

On October 13, 2005, November 18, 2005, and November 21, 2005, respectively, Bank of Montreal, Bank of America, N.A., and Wachovia Bank, N. A. (collectively, the “Petitioning Banks”), filed petitions (collectively, the “Bank Petitions”) asserting interests in certain of the Managed Entities that are obligated under Co-Borrowing Facilities for the exclusive purpose of protecting against the contingency that the Bankruptcy Court approval of the various settlements would be overturned on appeal. In order to resolve the Bank Petitions, the Transfer Order provided that the rights, title and interests of the RME Newcos in the Forfeited Property is subject to the contingent claims of the Petitioning Banks.

On November 2, 2005 and November 23, 2005, respectively, Barry L. Church and Charles M. Streeter filed petitions asserting mechanic’s liens on certain parcels of real property forfeited to the U.S. Government. These petitions remain pending.

On December 13, 2005, the County of San Diego, California and the City of Encinitas, California (together, the “Petitioning Municipalities”) filed petitions (the “Municipality Petitions”) in opposition to approval of the forfeiture and transfer of the Forfeited Property to the Company to the extent that such forfeiture would interfere with the Petitioning Municipalities’ regulatory authority over licenses possessed by certain of Managed Entities. In order to resolve the Municipality Petitions, the Transfer Order provided that the entry of such Order was without prejudice to, and did not constitute a waiver of, (i) the Petitioning Municipalities’ rights, if any, to approve any future transfer requests of the licenses held by certain of the Managed Entities or (ii) the rights and defenses, if any, of the Debtors related to the same, including, but not limited to, the right to argue, pursuant to section 365(f) of the Bankruptcy Code or otherwise, that the consent of the local franchising authority is not required to transfer a franchise agreement.

On December 15, 2005, Highland School District filed a petition asserting a lien on certain of the Forfeited Property. The petition was subsequently withdrawn.

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7.     Execution of Pledges and Guarantees In Connection with the Co-Borrowing Facilities

As set forth above, certain of the RME Debtors were previously obligated under the Co-Borrowing Facilities. The interests in such RME Debtors were subsequently transferred to the RME Newcos in conjunction with the transfer of such entities from the U.S. Government to the Company. The Government Settlement Order provides, among other things, that, effective as of June 7, 2005, the date immediately prior to the date of entry of the Consent Order of Forfeiture (the “Forfeiture Date”), a lien on the equity interests of the RME Debtors was granted, in each case, to secure claims for indebtedness, obligations and liabilities under the respective Co-Borrowing Facilities. Such liens were only granted to the extent that such lender held a lien on the equity interests of such RME Debtor (or the RME Debtors whose assets and properties were transferred to it, in the case of the RME Newcos) prior to the Forfeiture Date. The Government Settlement Order further provided that, except as set forth therein, such liens would enjoy the same validity, priority, value, scope, effect and immunity from avoidance as such liens enjoyed prior to the Forfeiture Date. Additionally, the Government Settlement Order provided that the lenders under the Olympus Co-Borrowing Facility would be entitled to additional liens as further security for obligations owed by Coudersport and Bucktail — Rigas Co-Borrowing Entities that were not forfeited or conveyed to the Company. In consideration of the grant of the supplemental liens, the agents and lenders under the Olympus Co-Borrowing Facility agreed to forbear from exercising any and all rights or remedies against Coudersport or Bucktail, or the equity securities representing ownership of such entities, although, arguably, the lenders under the Olympus Co-Borrowing Facility retain their liens on Coudersport and Bucktail, which the Plan seeks to remove.

The Government Settlement Order also authorized the RME Debtors to execute certain guarantees and pledges in favor of the lenders under the Co-Borrowing Facilities, as provided for in the Transfer Order.

Pursuant to the Transfer Order, Adelphia Cablevision, LLC, the sole member of the RME Newcos, executed guaranty agreements in favor of the lenders under the Olympus Co-Borrowing Facility, the Century Co-Borrowing Facility and the UCA Co-Borrowing Facility, respectively, with each such guaranty being nonrecourse to Adelphia Cablevision, LLC, one of the Initial Debtors, and being limited to the value of its equity interests in such RME Newcos. To secure such guarantees, Adelphia Cablevision, LLC pledged its interests in the RME Newcos to the lenders under the Co-Borrowing Facilities.

Pursuant to the Transfer Order, each of Olympus MCE I, LLC and Olympus MCE II, LLC (both RME Debtors) executed a joinder guaranty and pledge agreement in favor of the lenders under the Olympus Co-Borrowing Facility. This agreement only reaffirms Olympus MCE I, LLC and Olympus MCE II, LLC’s obligations to the extent that they arose pre-forfeiture. In addition, any RME Debtor in which either Olympus MCE I, LLC or Olympus MCE II, LLC owns an interest, executed a joinder guaranty agreement, in each case, in favor of the lenders under the Olympus Co-Borrowing Facility. In accordance with the terms of the Transfer Order, all of the entities in the Rigas/Olympus Co-Borrowing Debtor Group executed an additional security agreement pursuant to which they agreed to grant a lien on all of their assets (other than equity interests) in favor of the lenders under the Olympus Co-Borrowing Facility, with any value being realized in respect of such additional liens being limited to the value of the Coudersport and Bucktail entities being retained by the Rigas Family in accordance with the Government Settlement Agreement.

Pursuant to the Transfer Order, certain of the RME Debtors in which interests are owned by Century MCE, LLC executed new guaranty agreements, in each case, in favor of the lenders under the Century Co-Borrowing Facility. This agreement only obligates Century MCE, LLC to the extent that such obligations arose pre-forfeiture.

Lastly, pursuant to the Transfer Order, each of UCA MCE I, LLC and UCA MCE II, LLC executed a joinder guarantee and pledge agreement in favor of the lenders under the UCA Co-Borrowing Facility. Additionally, each of the RME Debtors in which interests are owned by either UCA MCE I, LLC or UCA MCE II, LLC executed a joinder guaranty agreement in favor of the lenders under the UCA Co-Borrowing Facility. These agreements only obligate UCA MCE I, LLC, UCA MCE II, LLC and the RME Debtors in which they own interests to the extent that such obligations arose pre-forfeiture.

8.     The DIP Facility

Each RME Debtor is a loan party under the DIP Facility and has been allocated to a Borrower Group thereunder. Each RME Debtor that holds (a) cable assets, (b) the equity interests of another RME Debtor that holds cable assets, or

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(c) real property that is used in the operation of the business of an RME Debtor, has been allocated to the Borrower Group that corresponds to the Co-Borrowing Facility to which such RME Debtor was an obligor prior to the forfeiture (or, in the case of an RME Debtor that is a newly-formed entity, the Borrower Group that corresponds to the Co-Borrowing Facility to which the entity whose equity interests are held by such RME Debtor was an obligor prior to forfeiture). For example, an RME Debtor that holds cable assets and, prior to the forfeiture, was an obligor under the Olympus Co-Borrowing Facility, is a member of the Olympus Borrower Group under the DIP Facility. Each RME Debtor that does not hold (x) cable assets, (y) the equity interests of another RME Debtor that holds cable assets, or (z) real property used in the operation of the business of an RME Debtor, has been allocated to the “Seven A” borrower group under the DIP Facility. Each RME Debtor that is allocated to a Borrower Group (other than the RME Debtors that are allocated to the “Seven A” Borrower Group) is jointly and severally liable for the obligations of each Loan Party (as defined in the DIP Facility) in its Borrower Group, but does not have any liability with respect to the obligations of any Loan Party in any other Borrower Group. Each RME Debtor that is allocated to the “Seven A” Borrower Group, is jointly and severally liable for the obligations of each Loan Party in the “Seven A” Borrower Group and is be jointly and severally liable for the obligations of each other Loan Party under the DIP Facility.

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III. MODIFICATIONS TO THE PLAN OF REORGANIZATION

In response to developments in the Chapter 11 Cases and objections from various constituents, the Debtors have made several changes to the Plan, including the incorporation of certain proposed settlement agreements. Exhibit Q contains a copy of the Plan, marked to show changes from the November Plan. The Disclosure Statement and this Disclosure Statement Supplement are not intended to replace the careful and detailed review and analysis of the Plan, but only to aid and supplement such review. The Disclosure Statement and this Disclosure Statement Supplement are qualified in their entirety by reference to the Plan, the Plan Supplement and the exhibits attached thereto and the agreements and documents described therein. If there is a conflict between the Plan and the Disclosure Statement or this Disclosure Statement Supplement, the provisions of the Plan will govern. You are encouraged to review the full text of the Plan and the Plan Supplement and to read carefully the entire Disclosure Statement and Disclosure Statement Supplement, including all exhibits, before deciding how to vote with respect to the Plan.

The following is a summary of the material changes to the November Plan contained in the Plan, and is qualified in its entirety by reference to the Plan included as an exhibit to this Disclosure Statement Supplement:

A.    GENERAL

1.     Deemed Value of TWC Class A Common Stock

The Plan now contemplates that the Bankruptcy Court will determine the Deemed Value of the TWC Class A Common Stock for purposes of the Plan (but not the Purchase Agreements) in connection with the Confirmation Hearing.

2.     New Debtor Groups and Classes of Claims

a.     The New Debtor Groups

The Plan provides for the separate substantive consolidation of two new groups of debtors consisting of (a) the five subsidiaries of Ft. Myers Acquisition Limited Partnership (the “Ft. Myers Subsidiary Debtor Group”) and (b) the parent entities of FrontierVision Holdings, LP and Adelphia GP Holdings LLC, the one percent general partner of FrontierVision Partners, LP (collectively, the “Adelphia GP Holdings Debtor Group”). The Ft. Myers Subsidiary Debtor Group includes: Ft. Myers Cablevision, LLC; Adelphia Cablevision of Newport Beach, LLC; Adelphia Cablevision of Orange County, LLC; California Ad Sales, LLC; and Adelphia Pinellas County, LLC. The Adelphia GP Holdings Debtor Group includes Adelphia GP Holdings, LLC; FrontierVision Holdings, LLC; and FrontierVision Partners, L.P. As a result of these changes, all of the entities in these Debtor Groups will be considered a single entity for the following purposes under the Plan:

•      all assets and liabilities of the Debtors within the Debtor Group will be treated as though they were merged with the assets and liabilities of the other Debtors within the Debtor Group;

•      no distributions will be made under the Plan on account of any Claim held by a Debtor against any other Debtor within the Debtor Group;

•      no distributions will be made under the Plan on account of any Equity Interest held by a Debtor in any other Debtor within the Debtor Group;

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•      all guaranties of any Debtor of the obligations of any other Debtor within the Debtor Group will be eliminated so that any Claim against any Debtor and any guaranty thereof executed by any other Debtor and any joint or several liability of any of the Debtors within the Debtor Group will be one obligation of the Debtors within the Debtor Group; and

•      each and every Claim filed or to be filed in the Chapter 11 Cases against any of the Debtors within the Debtor Group will be deemed filed against all of the Debtors within the Debtor Group, and will be one Claim against, and obligation of, the Debtors within the Debtor Group.

With the addition of these Debtor Groups, the Plan will consist of twenty separate and distinct Debtor Groups. The Debtors believe that this partial substantive consolidation structure is supported by applicable legal standards, which are discussed in Section IV.B.1.b. of the Disclosure Statement. The modified Debtor Group structure is depicted in the following chart:

Holding Company
ACC Ops
Arahova Communications Inc.
Olympus Parent
Parnassos
Adelphia GP Holdings
Funding Company
Century Communications Corp
UCA
Olympus
Ft. Myers
FrontierVision Holdco
Rigas/ Century
Rigas/ Olympus
Rigas/ UCA
Century Cable Holdings Corp.
Ft. Myers Subsidiary
FrontierVision
Century TCI
Century

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(1)   The Ft. Myers Subsidiary Debtor Group

The Debtors believe that the creation of the Ft. Myers Subsidiary Debtor Group is most consistent with the prepetition expectations of creditors and necessary to avoid undue prejudice to parties in interest. In accordance with the absolute priority rule, such Debtors will first satisfy their allocable share of their postpetition secured obligations. Then, as set forth in more detail below, the Ft. Myers Subsidiary Debtors will satisfy all of their prepetition creditors, in order of priority. Lastly, any residual value of the Ft. Myers Subsidiary Debtor Group will flow to its direct corporate parent, Ft. Myers Acquisition Limited Partnership (“Ft. Myers”), for the benefit of its creditors.

In the November Plan, the Ft. Myers Subsidiary Debtors were included in the Century Debtor Group as a result of their being joint and several obligors under the Century Prepetition Credit Agreement. The consolidation structure under the Plan avoids the diversion of residual equity contained in the prior consolidation structure that, based on the Debtors’ corporate structure, was reasonably anticipated by Ft. Myers’ creditors to be an asset of Ft. Myers. Notwithstanding the need to respect the prepetition expectations and rights of Ft. Myers’ creditors (and avoid the unjust enrichment of other creditors), it would be inappropriate to consolidate the Ft. Myers Subsidiary Group with Ft. Myers. First, as Ft. Myers is a holding company, its creditors are structurally subordinated to the creditors of its subsidiaries. Second, Ft. Myers issued the FPL Note prior to the Petition Date. Accordingly, substantively consolidating Ft. Myers with its subsidiaries would inappropriately burden the Ft. Myers Subsidiary Debtors’ creditors, who are not parties to the FPL Note.

The Ft. Myers Subsidiary Debtors are joint and several obligors under the Century Credit Agreement. As the Century Prepetition Lenders are contemplated to be paid in full with postpetition interest by virtue of their treatment in Class Century-Bank, the Century Prepetition Lenders will not be prejudiced by this modification. In addition, the Plan contemplates that Century Cable Holdings LLC, a co-borrower under the Century Credit Facility and a Debtor in the Century Debtor Group, will have an Allowed contribution and subrogation claim against the Ft. Myers Subsidiary Debtor Group. This Allowed Claim will arise as a result of the discharge by Century Cable Holdings LLC of any Co-Borrowing Claim that arose as a result of funds borrowed by a Ft. Myers Subsidiary Debtor directly from the lenders under the Century Credit Agreement. Accordingly, members of the Century Borrower Group will be compensated for any direct borrowings of the Ft. Myers Debtors under the Century Credit Facility.

The following new Classes of Claims were created for the Ft. Myers Subsidiary Debtor Group: (i) Class FtMS-Bank, consisting of Century Bank Claims against the Ft. Myers Subsidiary Debtors; (ii) Class FtMS-Contrib/Subrog, consisting of the Century Debtor Group’s Contrib/Subrog Claims against the Ft. Myers Subsidiary Debtors; (iii) Class FtMS-Trade, consisting of Trade Claims against the Ft. Myers Subsidiary Debtors; and (iv) Class FtMS-Uns, consisting of Other Unsecured Claims against the Ft. Myers Subsidiary Debtors.

(2)   The Adelphia GP Holdings Debtor Group

The Adelphia GP Holdings Debtors consist of the parent entities of FrontierVision Holdings, LP and Adelphia GP Holdings LLC, the one percent general partner of FrontierVision Partners, LP. Although the Adelphia GP Holdings Debtors have few assets, according to the Debtors’ corporate structure any residual equity from these Debtors is an asset of ACC Operations, Inc. Unlike its subsidiaries and parent, the Adelphia GP Holdings Debtors are not a party to a credit agreement and have not issued or guaranteed any public debt. Accordingly, consolidating such debtors with another Debtor Group would defeat the prepetition expectations of creditors.

Moreover, Adelphia Cablevision may be determined to have substantial claims against certain of the Adelphia GP Holdings Debtors. To the extent such claims are ultimately allowed by the Bankruptcy Court, creditors of other Debtors should not have to bear the risk of dilution attendant to those liabilities. In accordance with the Debtors’ corporate structure, the Adelphia GP Holdings Debtor Group will be entitled to any residual value of the FrontierVision Holdco Debtor Group.

The following new Classes of Claims were created for the Adelphia GP Holdings Debtor Group: (i) Class AGPH-Trade, consisting of Trade Claims against the Adelphia GP Holdings Debtors; and (ii) Class AGPH-Uns, consisting of Other Unsecured Claims against the Adelphia GP Holdings Debtors. However, the Debtors do not believe there will ultimately be any Allowed Claims in these Classes.

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b.     New Classes

The Plan contains 17 new Classes. These Classes, and the reason for their creation, are listed below:

AGPH-Trade	To classify Claims in a new Debtor Group.

AGPH-Uns	To classify Claims in a new Debtor Group.

CCHC-CentNR

To classify Claims by holders of Bank Claims arising in connection with a pledge, grant of security interest or other Encumbrance under the Century Credit Agreement on Collateral, which Claim is recourse only to the Collateral and not to any other assets of the obligor.

FtM-CentNR

To classify Claims by holders of Bank Claims arising in connection with a pledge, grant of security interest or other Encumbrance under the Century Credit Agreement on Collateral, which Claim is recourse only to the Collateral and not to any other assets of the obligor.

FtMS-Bank	To classify Century Bank Claims against a new Debtor Group.

FtMS-Contrib/Subrog

To classify Claims by a Century Debtor against a Ft. Myers Subsidiary Debtor, which arise as a result of the discharge by such Century Debtor of a Co-Borrowing Claim that arise as a result of any funds borrowed by such Ft. Myers Subsidiary Debtor directly from the lenders under the Century Credit Agreement. In addition, this Class was necessary due to the creation of a new Debtor Group.

FtMS-Trade	To classify Claims in a new Debtor Group.

FtMS-Uns	To classify Claims in a new Debtor Group.

FVHC-FVNR

To classify Claims by holders of Bank Claims arising in connection with a pledge, grant of security interest or other Encumbrance under the FrontierVision Credit Agreement on Collateral, which Claim is recourse only to the Collateral and not to any other assets of the obligor.

OLYParent-Conv	To classify Convenience Claims.

OLYParent-FPLNR

To classify Claims by holders of the FPL Note arising in connection with a pledge, grant of security interest or other Encumbrance under the pledge agreement by Olympus Communications, L.P., in favor of West Boca Security, Inc., which Claim is recourse only to the Collateral and not to any other assets of the obligor.

OLYParent-UCANR	To classify Claims by holders of Bank Claims arising in connection with a pledge, grant of security interest or other Encumbrance under the UCA Credit Agreement on

DSS-17

Collateral, which Claim is recourse only to the Collateral and not to any other assets of the obligor.

OPS-OLYNR

To classify Claims by holders of Bank Claims arising in connection with a pledge, grant of security interest or other Encumbrance under the Olympus Credit Agreement on Collateral, which Claim is recourse only to the Collateral and not to any other assets of the obligor.

OPS-UCANR

To classify Claims by holders of Bank Claims arising in connection with a pledge, grant of security interest or other Encumbrance under the UCA Credit Agreement on Collateral, which Claim is recourse only to the Collateral and not to any other assets of the obligor.

RCentCB-CentNR	To classify Bank Claims arising under the Century Credit Agreement. These Claims are deemed satisfied in full by virtue of the treatment of Class Century-Bank.

ROlyCB-OLYNR	To classify Bank Claims arising under the Olympus Credit Agreement. These Claims are deemed satisfied in full by virtue of the treatment of Class OLY-Bank.

RUCACB-UCANR	To classify Bank Claims arising under the UCA Credit Agreement. These Claims are deemed satisfied in full by virtue of the treatement of Class UCA-Bank.

3.              Trade Claims and General Unsecured Claims

Consistent with the Plan Support Agreement, in Classes CCC-Trade, CCHC-Trade, Century-Trade, FtM-Trade, FtMS-Trade, Fundco, FV-Trade, OLY-Trade, OPS-Trade, P-Trade, RCentCB-Trade, ROlyCB-Trade, RUCACB-Trade, TCI-Trade and UCA-Trade, Allowed Trade Claims will be Paid in Full through payment of:

(a) 99% of the principal amount of such Claims in cash, provided that if there are Non-Transferred MCEs and the Substitution Conditions are satisfied, such amounts may be paid in TWC Class A Common Stock;

(b) 1% of the principal amount of such Claims in TWC Class A Common Stock;

(c) simple interest through the Effective Date in cash at the federal judgment rate as of the Commencement Date, provided that if there are Non-Transferred MCEs and the Substitution Conditions are satisfied, such amounts may be paid in TWC Class A Common Stock; and

(d) additional interest in cash in an amount such that total interest payments on such trade claims represent simple interest through the Effective Date at a rate of 8% per annum, provided that (i) of this amount an amount equal to 1% of the amount set forth in clauses (a) and (b) may be in the form of TWC Class A Common Stock and (ii) if the Substitution Conditions are satisfied, such interest payments may be paid in TWC Class A Common Stock.

The Substitution Conditions are satisfied if both:

(1) the FrontierVision Holdco Notes/Trade Distribution Reserve, the Ft Myers Notes Distribution Reserve and the Olympus Parent Notes Distribution Reserve are not funded with cash on the Effective Date, and

DSS-18

(2) cash as a percentage of the reserve for such Class of Trade Claims on the Effective Date is not less than cash as a percentage of the Reserve for General Unsecured Claims against the same Debtor Group on the Effective Date.

Subject to the solvency of the applicable Debtor Group, simple interest will accrue with respect to Allowed Claims at a rate of 8% per annum in Classes ACC-Trade, ACC-Uns, AGPH-Trade, AGPH-Uns, ARA-Trade, ARA-Uns, CCC-Uns, CCHC-Uns, Century-Uns, FV-Uns, FVHC-Trade, FVHC-Uns, FtM-Uns, FtMS-Uns, Fundco, OLY-Uns, OLYParent-Trade, OLYParent-Uns, OPS-Uns, P-Uns, RCentCB-Uns, ROlyCB-Uns, RUCA-Uns, TCI-Uns, and UCA-Uns.

In Classes CCC-Uns, CCHC-Uns, Century-Uns, FtM-Uns, FtMS-Uns, FV-Uns, OLY-Uns, OPS-Uns, P-Uns, RCentCB-Uns, ROlyCB-Uns, RUCACB-Uns, TCI-Uns and UCA-Uns, Allowed General Unsecured Claims will be Paid in Full through distribution of Plan Consideration, initially in the same proportion of cash and TWC Class A Common Stock as the corresponding Trade Class in such Debtor Group.

4.              Bank Claims

In response to certain of the objections filed by parties in interest, the Debtors have modified the November Plan to make certain changes with respect to the treatment of the Bank Claims.

As set forth above, the Plan creates new Classes of Bank Nonrecourse Lien Claims in certain Debtor Groups for Bank Claims that arose in connection with a pledge, grant of security interest or other Encumbrance under a Prepetition Credit Agreement, which are recourse only to the collateral under the applicable Prepetition Credit Agreement, and not to other assets of the obligor.

The Plan also provides for two alternative treatments of the Bank Claims depending upon whether the applicable Class of Bank Claims has voted to accept or reject the Plan. Specifically, if a Class of holders of Bank Claims votes to accept the Plan, for such Class, the Plan provides for:

•                  the payment in full in cash on the Effective Date of all claims for principal;

•                  to the extent the Bankruptcy Court has not determined as of the Effective Date whether the holders of Bank Claims are entitled to interest through (but not including) the Effective Date at the maximum non-default rate set forth in the underlying Prepetition Credit Agreements over the interest paid or Allowed on the principal amount of their Bank Claims (“Grid Interest”), a reserve of cash in such amount will be established in segregated, interest bearing accounts corresponding to each Prepetition Credit Agreement to be held by the Distribution Companies pending Bankruptcy Court determination (the “Grid Interest Reserves”). The Debtors estimate that this amount could be up to $189 million for all Bank Claims, assuming an Effective Date of July 31, 2006;

•                  the payment of all reasonable Bank Lender Fee Claims, in cash on the Effective Date, required by the terms of the applicable Prepetition Credit Facility and not inconsistent with applicable law. The amount of Bank Lender Fee Claims that have been asserted to date is approximately $50 million;

•                  the establishment of a Litigation Indemnification Fund, which will be divided into six separate funds (each an “LIF”) corresponding to each Prepetition Credit Facility. Each LIF will be funded with an accepting Bank Class’s Bank Class Pro Rata Share of $125 million. Under the Plan, the Bank Class Pro Rata Share for each of Classes Century-Bank, Olympus-Bank and UCA-Bank is 20%, and the Bank Class Pro Rata Share for each of Classes FV-Bank, P-Bank and TCI-Bank is 13.3%. After making required distributions to CVV Series RF Interests, each LIF will also be “topped up” after giving effect to any Bank Lender Post-Effective Date Fee Claims to its initial balance or such other amount as may be determined by the Bankruptcy Court after notice and a hearing from net proceeds of the Designated Litigation prior to making any distributions to other CVV Interests. In addition, each LIF with respect to an accepting Bank Class will be increased to the extent that any balance remains in the corresponding Bank’s Grid Interest reserve after payment of Allowed Grid Interest up to the Bank Class’ Bank Class Pro Rata Share of $50 million. Post-Effective Date Fee Claims will be paid in

DSS-19

cash as and when determined by the Bankruptcy Court at the Confirmation Hearing to be required by the terms of the applicable Prepetition Credit Facility and not inconsistent with applicable law;

•                  the release of the Bank Lenders from all Third Party Claims or Causes of Action that would give rise to an Allowed Claim for indemnification, contribution or reimbursement against a Debtor, Reorganized Debtor or Transferred Joint Venture Entity; provided, however, that if the Bankruptcy Court fails to approve such release, such failure will not invalidate any acceptance of the Plan by holders of Bank Claims or give them any right to withdraw such acceptance; and

•                  a mechanism to reduce any recovery of the Contingent Value Vehicle against a defendant in any Designated Litigation if such defendant otherwise would be able to recover against a Bank Lender for a Claim that would give rise to an Allowed Claim by the Bank Lenders for indemnification, contribution or reimbursement against a Debtor, Reorganized Debtor, or Transferred Joint Venture Entity.

The Plan provides that if a Class of holders of Bank Claims votes to reject the Plan, the distributions to holders of Bank Claims in that Class will be subject to the successful prosecution of a motion, if any, by the Creditors’ Committee pursuant to sections 502(a), (b) and/or (d) of the Bankruptcy Code seeking to direct the holdback of any distribution to the Bank Lenders until resolution of the Continuing Bank Actions (the “Creditors’ Committee Motion”).(3)  If the Creditors’ Committee Motion is filed and granted prior to the Effective Date, all distributions to rejecting Bank Classes will be held in a segregated, interest-bearing account pending resolution of the Continuing Bank Actions or further order of the Bankruptcy Court. To the extent that it is ultimately determined that holders of Bank Claims in rejecting Classes are entitled to such distributions, the corresponding segregated funds (together with the attributable after-tax earnings with respect thereto) will be released to such holders. The Creditors’ Committee Motion may seek to withhold distributions to holders of Bank Claims in accepting Classes as well. If the Creditors Committee Motion is granted prior to the Effective Date, the affected holders of Bank Claims shall have five business days to change their votes from accept to reject.

If a Class of holders of Bank Claims votes to reject the Plan, for such Class, the Plan provides:

•                  the payment in full in cash on the Effective Date (either to the holdback account or, if the Creditors’ Committee Motion is denied, to the holders of Bank Claims) of all Claims for principal;

•                  to the extent the Bankruptcy Court has not determined as of the Effective Date whether the holders of Bank Claims are entitled to Grid Interest, the Debtors will establish the Grid Interest Reserves;

•                  the payment of all Bank Lender Fee Claims in cash on the Effective Date (either to the holdback account or, if the Creditors’ Committee Motion is denied, to the holders of Bank Claims) as and when determined by the Bankruptcy Court at the Confirmation Hearing to be required by the terms of the applicable Prepetition Credit Facility and not inconsistent with applicable law;

•                  each LIF will be funded with a rejecting Bank Class’s pro rata share of $75 million. After making required distributions to CVV Series RF Interests, each LIF will also be “topped up” after giving effect to any Bank Lender Post-Effective Date Fee Claims to its initial balance or such other amount as may be determined by the Bankruptcy Court after notice and a hearing, from net proceeds of the Designated Litigation prior to making any distributions to other CVV Interests. Post-Effective Date Fee Claims will be paid in cash as and when

(3) The Government Settlement Order provides that, unless otherwise ordered by the Bankruptcy Court in connection with a motion or objection prosecuted by any party in interest (in each case, over the Debtors’ opposition) or a ruling in the Bank Actions (any such order or ruling, a “Contrary Order“), the Debtors shall not reserve, withhold or escrow plan distributions otherwise payable under a plan of reorganization to any holder of a Bank Claim by reason of the pendency of the Bank Actions or based on any claim, cause of action or objection asserted by any party in interest on behalf of the Debtors’ estates that is based substantially on the allegations set forth in the Bank Lender Avoidance Complaint (provided, that, any plan of reoganization proposed by the Debtors shall so reserve, withhold or escrow such plan distributions if required by a Contrary Order).

DSS-20

determined by the Bankruptcy Court at the Confirmation Hearing to be required by the terms of the applicable Prepetition Credit Facility and not inconsistent with applicable law;

•                  the release of the Bank Lenders from all Third Party Claims or Causes of Action that would give rise to an Allowed Claim for indemnification, contribution or reimbursement against a Debtor, Reorganized Debtor or Transferred Joint Venture Entity; provided, however, that if the Bankruptcy Court fails to approve such release, such failure will not invalidate any acceptance of the Plan by holders of Bank Claims or give them any right to withdraw such acceptance; and

•                  a mechanism to reduce any recovery of the Contingent Value Vehicle against a defendant in any Designated Litigation if such defendant otherwise would be able to recover against a Bank Lender for a Claim that would give rise to an Allowed Claim by the Bank Lenders for indemnification, contribution or reimbursement against a Debtor, Reorganized Debtor, or Transferred Joint Venture Entity.

In order to receive a distribution with respect to a Bank Claim, a holder of a Bank Claim must deliver to the Plan Administrator evidence reasonably satisfactory to the Plan Administrator of the holder’s ability to disgorge any distributions received with respect to the Bank Claim, the Bank Lender Fee Claim or the Bank Lender Post-Effective Date Fee Claim if it is ultimately determined that such holder is required to disgorge such distributions. Any dispute as to whether the holder of a Bank Claim has delivered to the Plan Administrator reasonably satisfactory evidence (an “Assurance Dispute”) will be resolved by the Bankruptcy Court. Without limiting any other form of reasonably satisfactory evidence of a holder’s ability to disgorge, the following are deemed to be reasonably satisfactory evidence:  (i) that such holder is a bank chartered under the laws of the United States of America, any state thereof, or any other jurisdiction (foreign or domestic), and is not subject to any receivership or similar proceeding; or (ii) during the pendency of an Assurance Dispute, such holder shall have agreed, in form and substance reasonably satisfactory to the Plan Administrator, to keep the distributions received in a segregated account, over which the Plan Administrator has a perfected, first priority security interest, and which account will be invested solely in Permitted Investments.

5.              Olympus Parent Debtor Group

As a result of, among other things, the decline in the projected Deemed Value of the TWC Class A Common Stock and the increasing claims of structurally senior and/or secured creditors, the Plan now provides that the distributions to holders of Claims against the Olympus Parent Debtor Group are placed in the Olympus Parent Dispute Holdback pending an Inter-Creditor Dispute Resolution, unless the Potential Olympus Parent Settlement is accepted by Class OLYParent-Notes. For discussion of the Potential Olympus Parent Settlement, see Section III.B.2.c., titled “The Potential Olympus Parent Settlement”.

6.              Interest on Notes Claims

Pursuant to Section 8.14 of the Plan, simple interest will accrue with respect to Classes of Subsidiary Note Claims ACC-SnrNotes and ACC-SubNotes at the non-default rate payable under the agreement or instrument giving rise to such Allowed Claim. However, Section 8.14 has been modified to provide that:

•                  Acceptance of the Plan by a Class of Notes Claims (an “Accepting Notes Class”) will not prejudice, or result in any waiver or abandonment of (i) any right of the holders of Claims in such Accepting Notes Class to seek compound and/or default rate interest upon Allowed Claims in such Class on or prior to the date set for filing objections to the Plan, or (ii) any other party in interest in timely opposing such request or any rate of postpetition interest set forth herein.

•                  If the Bankruptcy Court determines that the rate of interest under Section 8.14 of the Plan with respect to an Accepting Notes Class is less than the non-default contract rate, then the holders of Claims in such Accepting Notes Class will have a period of 5 Business Days from the date of public disclosure of such determination to withdraw their acceptance of the Plan by filing a notice with the Bankruptcy Court withdrawing such acceptance.

DSS-21

7.              Rejecting Debtor Groups

Section 8.02(d) of the Plan has been modified to provide that if one or more Debtor Groups rejects the Plan, and the Debtors elect to eliminate such Debtor Group(s) (the “Rejecting Debtor Group”) from participation under the Plan, with respect to each Rejecting Debtor Group that has a direct Subsidiary Debtor Group,

(i) a new class of equity interests will be created at the Direct Subsidiary Debtor Group reflecting the equity interests held by the Rejecting Debtor Group in the Direct Subsidiary Debtor Group,

(ii) the Plan will be confirmed with respect to the new class of equity interests under section 1129(b) of the Bankruptcy Code,

(iii) a new distribution reserve will be created with respect to the new class of equity interests which will be funded with the Plan Consideration that would have funded the distribution reserve of the Rejecting Debtor Group if the Rejecting Debtor Group had not been eliminated from the Plan,

(iv) on the Effective Date, the Direct Subsidiary Debtor Group will issue new common equity to the Parent Debtor Group of the Rejecting Debtor Group, and

(v) the Plan Administrator may have the Rejecting Debtor Group “deconsolidated” from the tax reporting group of the other Debtors for federal and state income tax purposes. The Plan provides that the Plan Administrator will pay taxes attributable to any income or gain realized by any member of the Rejecting Debtor Group, or with respect to the Plan Consideration held in a reserve established for such purpose, either (i) by reserving cash in such reserve, or (ii) reserving proceeds from a sale of shares of TWC Class A Common Stock held in such reserve. The Plan provides that to the extent required by the Bankruptcy Court in connection with the Confirmation Hearing the Distribution Reserve will be increased by Plan Consideration with a Deemed Value equal to a reasonable reserve for any taxes payable as a result of the exclusion of a Debtor or Debtor Group.

These provisions are designed to allow the Debtors, as appropriate, to confirm the Plan and consummate the Sale Transaction even if a Debtor Group rejects the Plan and the Plan cannot be confirmed as to that Debtor Group pursuant to Section 1129(b) of the Bankruptcy Code.

8.              Contingent Value Vehicle

Three new classes of CVV Interests were created and will be issued to the creditors of the Olympus Parent Debtor Group.

The balance of Distributable Proceeds (after giving effect to the distribution to the CVV Series RF Interests) will be allocated pursuant to priorities and allocation percentages to be determined as part of the Inter-Creditor Dispute Resolution. In the absence of or to the extent not provided in an Inter-Creditor Dispute Resolution, the CVV Board will be required to determine in good faith the Debtor Group to which the litigation rights giving rise to such CVV recoveries relate. If Distributable Proceeds would otherwise be allocated to a Debtor Group which is subject to an Inter-Creditor Dispute Holdback that is fully funded with Plan Consideration and as to which an Inter-Creditor Dispute Resolution has not yet occurred, then such Distributable Proceeds will be allocated to the Holding Company Debtor Group. The CVV Board will file a notice with the Bankruptcy Court setting forth the proposed allocation of such proceeds. Unless a party-in-interest timely objects to the proposed allocation, the proposed allocation of litigation proceeds will be final and binding on all parties. If the CVV Board is unable to determine the Debtor Group to which such Distributable Proceeds are attributable, the determination of allocation will be submitted to the Bankruptcy Court.

The term of the Contingent Value Vehicle was also amended. The Contingent Value Vehicle will now be dissolved upon the earlier of the distribution of all its assets to CVV Holders or five years from the Effective Date (except that the Bankruptcy Court may approve an extension of such five year term within six months of such termination if the facts and circumstances so warrant).

DSS-22

9.              Other Changes

Changes to the reserve provisions of Section 9.03 of the Plan have been made to conform to other changes to the Plan.

The Plan Administrator will be required to obtain prior Bankruptcy Court approval for settlement of any Disputed Administrative Expense Claim in excess of $5 million. See Section 9.01(d) of the Plan.

The Debtors’ liability for prepetition indemnification obligation has been limited to the reimbursement of legal fees and expenses for Persons other than Excluded Individuals (and capped, for Persons other than Indemnified Persons, at $27 million). See Section 10.04(a) of the Plan.

Applications for payment of an Administrative Expense Claim or Fee Claim must now be filed by ordinary course professionals. No proof of an Administrative Expense Claim must be filed by Persons (other than Excluded Individuals) for any prepetition indemnification obligations of the Debtors pursuant to any Debtor’s corporate charter and bylaws. See Section 2.01(b) of the Plan.

The Plan Administrator is now required to vote all TWC Class A Common Stock held in the Debtor Group Reserves or holdbacks in the same proportion as all other stock held by non-affiliates of TWC is voted. See Section 11.01(d) of the Plan.

The Plan now provides that the Plan Administrator and the Distribution Companies will pay taxes with respect to income or gains realized by any reserve, fund, holdback, or escrow established in connection with the Plan by reserving either (i) cash held in such reserve, fund, holdback, or escrow or (ii) proceeds from the sale of a sufficient amount of any other assets held in such reserve, fund, holdback or escrow (other than the Transaction Escrows or any other reserves or escrows under the Purchase Agreements). See Section 9.05(a) of the Plan.

With respect to the CCC Other Unsecured Distribution Reserve, of the total amount held in the escrow accounts established pursuant to the Sellers Escrow Agreement, dated as of October 31, 2005, by and among ML Media Partners, L.P., Century Communications Corporation and The Bank of New York for the benefit of ML Media Partners, L.P. and Century Communications Corporation, an amount equal to the excess of one half of such total amount over $120 million may be credited as Cash for purposes of the CCC Other Unsecured Distribution Reserve. See definition of CCC Other Unsecured Distribution Reserve.

Distributions in respect of Existing Securities Law Claims will now be made independent of the allocation of the Restitution Fund to its beneficiaries. It remains a condition to the Plan’s Effective Date that Subsidiary Notes Existing Securities Law Claims have been either fixed and Allowed or estimated under an Estimation Order in an amount not exceeding $50 million. See the relevant definitions in the Plan.

The Plan now requires that all distributions to be made from a Debtor Group Reserve consisting of both cash and TWC Class A Common Stock are to be made so as to as closely as possible provide all holders of Allowed Claims or Allowed Equity Interests in the relevant Class with the same proportion of cash and TWC Class A Common Stock. See Section 8.21 of the Plan.

B.            THE INTER-CREDITOR DISPUTE HOLDBACK AND THE POTENTIAL SETTLEMENTS

1.              Inter-Creditor Dispute Holdback

Pending the Inter-Creditor Dispute Resolution, an amount of Plan Consideration and other property distributable under the Plan sufficient to pay holders of Allowed Claims in each of the Arahova Debtor Group, the FrontierVision Holdco Debtor Group and the Olympus Parent Debtor Group in full, including post postpetition interest, less any minimum distributions on the Effective Date to each such Debtor Group ordered by the Bankruptcy Court, will be set aside in a separate holdback corresponding to each Debtor Group. Those separate holdbacks are collectively referred to as the Inter-Creditor Dispute Holdback.

DSS-23

The Inter-Creditor Dispute Holdback consists of the Arahova Dispute Holdback, the FrontierVision Holdco Dispute Holdback and the Olympus Parent Dispute Holdback (collectively, the “Holdbacks”). Each particular Holdback is held for the benefit of the creditors of the Debtor Group to which it relates, and may only be released to such creditors or the creditors of the Holding Company Debtor Group. The risk that distributions to creditors of a Debtor Group that is subject to the Inter-Creditor Dispute Holdback will be reduced because distributions to creditors of a Debtor Group not subject to a Holdback (“Distributed Debtor Groups”) would have been reduced had the Inter-Creditor Dispute Resolution occurred prior to the Effective Date is borne entirely by the creditors of the Holding Company Debtor Group.

Pursuant to Section 9.03 of the Plan, to the extent that the Inter-Creditor Dispute Holdback is not fully funded with Plan Consideration on the Effective Date, any Delayed Consideration will be added pro rata to the Holdbacks comprising the Inter-Creditor Dispute Holdback to replace the other property used to fund the Holdback, based on the Deemed Value of the other property used to fund the Holdbacks.

2.              Potential Settlements

In light of the length of the Resolution Process, the inability of the stakeholders to settle the Inter-Creditor Dispute and the approaching Outside Date for the Sale Transaction, on April 6, 2006, the Debtors obtained an order of the Bankruptcy Court (the “Settlement Authority Order”) authorizing the Debtors to file an amended plan of reorganization that sets forth a potential settlement of the Inter-Creditor Dispute (the “Potential Settlements”). The Potential Settlements constitute three different potential settlements:  the Potential Arahova Settlement, the Potential FrontierVision Holdco Settlement, and the Potential Olympus Parent Settlement. If one or more of the Potential Settlements is accepted, the Debtor Group in question will be removed from the Inter-Creditor Dispute and its stakeholders will receive the distribution embodied in the Potential Settlement. If one or more Potential Settlements is not accepted, then the relevant Debtor Group will remain in the Inter-Creditor Dispute, with the benefit of the corresponding Holdback, pending the release of the Holdback pursuant to the ultimate Inter-Creditor Dispute Resolution.

The Potential Settlements do NOT reflect a determination of the Bankruptcy Court or the Debtors as to the likely outcome of the Inter-Creditor Dispute. Rather, the Potential Settlements reflect an economic adjustment among the parties affected by the Inter-Creditor Dispute in exchange for reduction or elimination of the risk associated with the continuation of the Inter-Creditor Dispute. Further, the authority granted by the Settlement Authority Order (i) is without prejudice to any party’s rights to the pending (or further) appeal of the Bankruptcy Court’s January 23, 2006 decision with respect to three motions filed by the Arahova Noteholders Committee (the “Arahova Decision”), (ii) is without prejudice to any party’s rights in the Resolution Process and not admissible as evidence in the Resolution Process, and (iii) shall not, nor shall any settlement proposal included in the Plan, be construed to reflect the Debtors’ or the Bankruptcy Court’s assessment of the merits of any arguments or positions in the Resolution Process.

a.              The Potential Arahova Settlement

The Potential Arahova Settlement will be deemed an Inter-Creditor Dispute Resolution of the issues covered by it if it is accepted by Classes ARA-Notes, ACC-SnrNotes, ACC-Trade and ACC-Uns.

The terms of the Potential Arahova Settlement are as follows:

•                  a release from the $2,382 million Arahova Dispute Holdback of $1,807 million to the Arahova Debtor Group and $575 million to the Holding Company Debtor Group;

•                  the accrual of interest on Contingent Value Vehicle Interests in series relating to the Arahova Debtor Group and the Holding Company Debtor Group shall continue until the date of payment of the liquidation preference of the relevant series;

•                  the allocation of Distributable Proceeds from the Contingent Value Vehicle after giving effect to Series RF Interests as follows:

DSS-24

	(a)	(b)	(c)	(d)
Threshold	Until the CVV Interests attributable to the Arahova Debtor Group shall have been allocated $575 million of Distributable Proceeds

After the threshold
in column (a) has
been reached until
the aggregate
Distributable
Proceeds allocated
to the CVV Series
A-1b equals $7,122
million less all
distributions
pursuant to Article
IV of the Plan with
respect to Class
ACC-SnrNotes

			After the threshold in column (b) has been reached until the CVV Interests attributable to the Arahova Debtor Group have been paid in full	After the threshold in column (c) has been reached

Arahova Debtor Group allocation	50%	0%	50%	0%

Holding Company Debtor Group allocation	50%	100%	50%	100%

•                  a release by all other Debtors of any Intercompany Claims or claims in the Inter-Creditor Dispute against the Arahova Debtor Group except for Retained Claims and by the Arahova Debtor Group of all Intercompany Claims or claims in the Inter-Creditor Dispute against all other Debtors; provided that such mutual releases will only apply to the FrontierVision Holdco Debtors and the Olympus Parent Debtors to the extent that the Potential FrontierVision Holdco Settlement and the Potential Olympus Parent Settlement are accepted;

•                  a waiver of the Arahova Debtor Group of its rights to seek other, further or a different rate of postpetition interest on claims as provided for in Section 8.14 of the Plan;

•                  a waiver by the Arahova Debtor Group of its right to receive Delayed Consideration; and

•                  a waiver by the Arahova Debtor Group of its right to “clawback” value previously transferred to the ACC Ops Debtor Group in order to fully fund the Arahova Debtor Group Reserves.

b.              The Potential FrontierVision Holdco Settlement

The Potential FrontierVision Holdco Settlement will be deemed an Inter-Creditor Dispute Resolution of the issues covered by it if it is accepted by Classes FVHC-Notes, ACC-SnrNotes, ACC-Trade and ACC-Uns and the Potential Arahova Settlement is approved.

The terms of the settlement consist of: (i) a release from the $505 million FrontierVision Holdco Dispute Holdback of $445 million to the FrontierVision Holdco Debtor Group and $60 million to the Holding Company Debtor Group; (ii) a release by all other Debtors of any Intercompany Claims or claims in the Inter-Creditor Dispute against the FrontierVision Holdco Debtor Group except for Retained Claims and by the FrontierVision Holdco Debtor Group of all Intercompany Claims or claims in the Inter-Creditor Dispute against all other Debtors; provided that such mutual releases will only apply to the Olympus Parent Debtors to the extent that the Potential Olympus Parent Settlement is

DSS-25

accepted; (iii) a waiver of the FrontierVision Holdco Debtor Group of its rights to seek other, further or a different rate of postpetition interest on claims as provided for in Section 8.14 of the Plan; (iv) a waiver by the FrontierVision Holdco Debtor Group of its right to receive Delayed Consideration; and (v) a waiver by the FrontierVision Holdco Debtor Group of its right to “clawback” value previously transferred to the Adelphia GP Holdings Debtor Group in order to fully fund the FrontierVision Holdco Debtor Group Reserves.

c.               The Potential Olympus Parent Settlement

The Potential Olympus Parent Settlement will be deemed an Inter-Creditor Dispute Resolution of the issues covered by it if it is accepted by Class OLYParent-Notes.

The terms of the settlement consist of: (i) a release from the $306 million Olympus Parent Dispute Holdback of $306 million to the Olympus Parent Debtor Group; (ii) a release by all other Debtors of any Intercompany Claims or claims in the Inter-Creditor Dispute against the Olympus Parent Debtor Group except for Retained Claims and by the Olympus Parent Debtor Group of all Intercompany Claims or claims in the Inter-Creditor Dispute against all other Debtors; provided that such mutual releases will only apply to the FrontierVision Holdco Debtors and the Arahova Debtors to the extent that the Potential FrontierVision Holdco Settlement and the Potential Arahova Settlement are accepted; (iii) a waiver of the Olympus Parent Debtor Group of its rights to seek other, further or different rate of postpetition interest on claims as provided for in Section 8.14 of the Plan; (iv) a waiver by the Olympus Parent Debtor Group of its right to receive Delayed Consideration; and (v) a waiver by the Olympus Parent Debtor Group of its right to “clawback” value previously transferred to the ACC Ops Debtor Group in order to fully fund the Olympus Parent Debtor Group Reserves.

d.              Voting for Classes of Claims Affected by the Potential Settlements

The Classes of Claims that have the right to vote on the Potential Settlements will be permitted to accept certain of the Potential Settlements and/or the Inter-Creditor Dispute Holdback.

(1)          Class ARA-Notes

The holders of Claims in Class ARA-Notes will be entitled to vote on the Plan and will be presented with ballots that permit such holders to elect to accept or reject alternative treatment provisions that involve (a) a Potential Arahova Settlement and/or (b) an Arahova Dispute Holdback.

•                Upon an acceptance of the Potential Arahova Settlement by the requisite majorities of holders of Claims in (x) Class ARA-Notes and (y) Classes ACC-SnrNotes, ACC-Trade and ACC-Uns, the Debtors may seek to confirm the Plan incorporating the Potential Arahova Settlement.

•                In the event the Potential Arahova Settlement is (x) accepted by the requisite majorities of holders of Claims in Classes ARA-Notes and ACC SnrNotes and (y) not accepted by the requisite majorities of holders of Claims in Classes ACC-Trade and/or ACC-Uns, the Debtors may seek to confirm the Plan incorporating the Potential Arahova Settlement pursuant to section 1129(b) of the Bankruptcy Code. In the event the Potential Arahova Settlement is (x) accepted by the requisite majorities of holders of Claims in (1) Class ARA-Notes and (2) Class ACC-Trade and/or ACC-Uns, and (y) not accepted by the requisite majorities of holders of Claims in Class ACC-SnrNotes, only upon further order of the Court following notice and a hearing on a motion of a party in interest, the Debtors may seek to confirm the Plan incorporating the Potential Arahova Settlement pursuant to section 1129(b) of the Bankruptcy Code.

•                In the event the Potential Arahova Settlement is not accepted by the requisite majorities of holders of Claims in Class ARA-Notes, only upon further order of the Bankruptcy Court following notice and a hearing on a motion of a party in interest, the Debtors may

DSS-26

seek to confirm the Plan incorporating the Potential Arahova Settlement pursuant to section 1129(b) of the Bankruptcy Code.

•                In the event the Potential Arahova Settlement is not accepted by the requisite majorities of holders of Claims in (x) Class ARA-Notes or (y) Classes ACC-SnrNotes, ACC-Trade and/or ACC-Uns, the Debtors may seek to confirm the Plan with the Arahova Dispute Holdback. To the extent the holders of such Claims in such Classes do not accept the Inter-Creditor Dispute Holdback, the Debtors may seek to confirm the Plan incorporating the Inter-Creditor Dispute Holdback pursuant to section 1129(b) of the Bankruptcy Code.

(2)          Class FVHC-Notes

The holders of Claims in Class FVHC-Notes will be entitled to vote on the Plan and will be presented with ballots that permit such holders to elect to accept or reject alternative treatment provisions that involve either (a) a Potential FrontierVision Holdco Settlement or (b) a FrontierVision Dispute Holdback.

•                Upon acceptance of the (i) Potential FrontierVision Holdco Settlement by the requisite majorities of holders of Claims in (x) Class FVHC–Notes and (y) ACC-SnrNotes, ACC-Trade and ACC-Uns and (ii) Potential Arahova Settlement by the requisite majorities of holders of Claims in (x) Class ARA-Notes and (y) Classes ACC-SnrNotes, ACC-Trade and ACC-Uns, the Debtors may seek to confirm the Plan incorporating the Potential FrontierVision Holdco Settlement.

•                In the event the Potential Arahova Settlement is accepted by the requisite majorities set forth above and the Potential FrontierVision Holdco Settlement is (x) accepted by the requisite majorities of holders of Claims in Classes FVHC–Notes and ACC SnrNotes and (y) not accepted by the requisite majorities of holders of Claims in Classes ACC-Trade and/or ACC-Uns, the Debtors may seek to confirm the Plan incorporating the Potential FrontierVision Settlement pursuant to section 1129(b) of the Bankruptcy Code. In the event the Potential Arahova Settlement is accepted by the requisite majorities set forth above and the Potential FrontierVision Settlement is (x) accepted by the requisite majorities of holders of Claims in (1) Class FVHC-Notes and (2) Class ACC-Trade and/or Class ACC-Uns, and (y) not accepted by the requisite majorities of holders of Claims in Classes ACC-SnrNotes, only upon further order of the Bankruptcy Court following notice and a hearing on a motion of a party in interest, the Debtors may seek to confirm the Plan incorporating the Potential FrontierVision Settlement pursuant to section 1129(b) of the Bankruptcy Code.

•                In the event the Potential Arahova Settlement is accepted by the requisite majorities set forth above and the Potential FrontierVision Holdco Settlement is not accepted by the requisite majorities of holders of Claims in Class FVHC-Notes, upon further order of the Bankruptcy Court following notice and a hearing on a motion of a party in interest, the Debtors may seek to confirm the Plan incorporating the Potential FrontierVision Holdco Settlement pursuant to section 1129(b) of the Bankruptcy Code.

•                In the event the (i) Potential FrontierVision Holdco Settlement is not accepted by the requisite majorities of holders of Claims in (x) Class FVHC-Notes or (y) Classes ACC-SnrNotes, ACC-Trade and/or ACC-Uns or (ii) Potential Arahova Settlement is not accepted by the requisite majorities of holders of Claims in (x) Class ARA-Notes or (y) Classes ACC-SnrNotes, ACC-Trade and/or ACC-Uns, the Debtors may seek to confirm the Plan incorporating the Inter-Creditor Dispute Holdback with respect to such creditors. To the extent the requisite majorities of the holders of such Claims in such Classes do not accept the Inter-Creditor Dispute Holdback, the Debtors may seek to confirm the Plan incorporating the Inter-Creditor Dispute Holdback pursuant to section 1129(b) of the Bankruptcy Code.

DSS-27

(3)          Class OLYParent-Notes

The holders of Claims in Class OLYParent-Notes will be entitled to vote on the Plan and will be presented with ballots that permit such holders to elect to accept or reject alternative treatment provisions that involve either (a) a Potential Olympus Parent Settlement and/or (b) an Olympus Parent Dispute Holdback.

•                Upon acceptance of the Potential Olympus Parent Settlement by the requisite majorities of holders of Claims in Class OLYParent-Notes, the Debtors may seek to confirm the Plan incorporating the Potential Olympus Parent Settlement.

•                In the event the Potential Olympus Parent Settlement is rejected by the requisite number of the holders of Claims in Class OLYParent-Notes, the Debtors may seek to confirm the Plan incorporating the Inter-Creditor Dispute Holdback with respect to such creditors. To the extent the requisite majorities of the holders of such Claims in such Class does not accept the Inter-Creditor Dispute Holdback, the Debtors may seek to confirm the Plan incorporating the Inter-Creditor Dispute Holdback pursuant to section 1129(b) of the Bankruptcy Code.

(4)          Classes ACC-SnrNotes, ACC-Trade and ACC-Uns

The holders of Claims in Classes ACC-SnrNotes, ACC-Trade and ACC-Uns will be entitled to vote on the Plan and will be presented with ballots that permit such holders to elect to accept or reject alternative treatment provisions that involve (a) a Potential Arahova Settlement, (b) a Potential FrontierVision Holdco Settlement and/or (c) an Inter-Creditor Dispute Holdback.

•                Upon an acceptance of the Potential Arahova Settlement by the requisite majorities of holders of Claims in (x) Class ARA-Notes and (y) Classes ACC-SnrNotes, ACC-Trade and/or ACC-Uns, the Debtors may seek to confirm the Plan incorporating the Potential Arahova Settlement.

•                In the event the Potential Arahova Settlement is (x) accepted by the requisite majorities of holders of Claims in Classes ARA-Notes and ACC SnrNotes and (y) not accepted by the requisite majorities of holders of Claims in Classes ACC-Trade and/or ACC-Uns, the Debtors may seek to confirm the Plan incorporating the Potential Arahova Settlement pursuant to section 1129(b) of the Bankruptcy Code. In the event the Potential Arahova Settlement is (x) accepted by the requisite majorities of holders of Claims in (1) Class ARA-Notes and (2) Class ACC-Trade or Class ACC-Uns, and (y) not accepted by the requisite majorities of holders of Claims in Class ACC-SnrNotes, upon further order of the Bankruptcy Court following notice and a hearing on a motion of a party in interest, the Debtors may seek to confirm the Plan incorporating the Potential Arahova Settlement pursuant to section 1129(b) of the Bankruptcy Code.

•                In the event the Potential Arahova Settlement is not accepted by the requisite majorities of holders of Claims in (x) Class ARA-Notes or (y) Classes ACC-SnrNotes, ACC-Trade and/or ACC-Uns, the Debtors may seek to confirm the Plan with the Inter-Creditor Dispute Holdback. To the extent the holders of such Claims in such Classes do not accept the Inter-Creditor Dispute Holdback, the Debtors may seek to confirm the Plan incorporating the Inter-Creditor Dispute Holdback pursuant to section 1129(b) of the Bankruptcy Code.

•                Upon acceptance of the (i) Potential FrontierVision Holdco Settlement by the requisite majorities of holders of Claims in (x) Class FVHC–Notes and (y) ACC-SnrNotes, ACC-Trade and ACC-Uns and (ii) Potential Arahova Settlement by the requisite majorities of holders of Claims in (x) Class ARA-Notes and (y) Classes ACC-SnrNotes, ACC-Trade

DSS-28

and ACC-Uns, the Debtors may seek to confirm the Plan incorporating the Potential FrontierVision Holdco Settlement.

•                In the event the Potential Arahova Settlement is accepted by the requisite majorities set forth above and the FrontierVision Holdco Settlement is (x) accepted by the requisite majorities of holders of Claims in Classes FVHC–Notes and ACC SnrNotes and (y) not accepted by the requisite majorities of holders of Claims in Classes ACC-Trade and/or ACC-Uns, the Debtors may seek to confirm the Plan incorporating the Potential FrontierVision Settlement pursuant to section 1129(b) of the Bankruptcy Code. In the event the Potential Arahova Settlement is accepted by the requisite majorities set forth above and the Potential FrontierVision Settlement is (x) accepted by the requisite majorities of holders of Claims in (1) Class FVHC-Notes and (2) Class ACC-Trade or Class ACC-Uns, and (y) not accepted by the requisite majorities of holders of Claims in Classes ACC-SnrNotes, only upon further order of the Bankruptcy Court following notice and a hearing on a motion of a party in interest, the Debtors may seek to confirm the Plan incorporating the Potential FrontierVision Settlement pursuant to section 1129(b) of the Bankruptcy Code.

•                In the event the (i) Potential FrontierVision Holdco Settlement is not accepted by the requisite majorities of holders of Claims in (x) Class FVHC-Notes or (y) Classes ACC-SnrNotes, ACC-Trade and/or ACC-Uns and (ii) Potential Arahova Settlement is accepted by the requisite majorities of holders of Claims in (x) Class ARA-Notes or (y) Classes ACC-SnrNotes, ACC-Trade and/or ACC-Uns, the Debtors may seek to confirm the Plan incorporating the Potential Arahova Settlement and the Inter-Creditor Dispute Holdback with respect to holders of Claims in Class FVHC-Notes.

DSS-29

IV. SUMMARY OF RECOVERIES

A.            PLAN OF REORGANIZATION

1.              Distributable Value

 Although the Plan consists of 20 separate Debtor Groups, the Plan governs the treatment of each of the jointly administered Debtors. The following chart sets forth for each Debtor Group the portion of the consideration from the Sale Transaction allocated to such Debtor Group (assuming the sale of certain cable systems formerly owned by certain members of the John J. Rigas family that were forfeited to the U.S. Government and were transferred to the Debtors on March 29, 2006 (the “MCE Systems”)). The chart also includes the Debtors’ estimate of the value of the cash and escrowed proceeds from the sale of Century/ML Cable Venture to be held by each Debtor Group as of the Effective Date. The chart does not give effect to the value of Intercompany Claims held by each Debtor Group or the “distribution” of residual value from solvent Debtor Groups to the Debtor Groups that own them, as such value and the amount of such distribution are dependant upon the treatment of Intercompany Claims and the consolidation structure, which are elements of the pending Inter-Creditor Dispute which is described in Section IV.D.1 of the Disclosure Statement, as well as the resolution of other issues including the payment of postpetition interest.

The chart also sets forth by Debtor Group the Debtors’ estimate of the total escrows, reserves, holdbacks and postpetition value transfers attributable to each Debtor Group as of the Effective Date and the resulting value available for distribution to holders of Claims against, and Equity Interests in, such Debtor Groups as of the Effective Date. The chart also sets forth the net amount of such deductions after giving effect to the Debtors’ estimate of the releases of such escrows, reserves and holdbacks and the resulting value available for distribution to holders of Claims against, and Equity Interests in, such Debtor Groups.

The chart also lists by Debtor Group the Debtors’ estimate of the likely amount of Allowed Claims, with and without postpetition interest. Such listing of Claims does not include Intercompany Claims.

The allocations and estimates set forth in the chart are based on a large number of assumptions and judgments both factual and legal and are subject to the Inter-Creditor Dispute described in Section IV.D.1.b of the Disclosure Statement and the risk factors described in the Disclosure Statement and this Disclosure Statement Supplement.

DSS-30

Allocation to Debtor Groups:

Valuation Metrics and Hypothetical Valuations by Debtor Group, Including MCE Value

($ in millions)

																	Estimate of	Estimate of
					Hypothetical Valuation												Allowed	Allowed
							System				Est.						Claims	Claims
							Cash and		Gross		Distributable			Net		Est. Total	(Excluding	(Including
Debtor Group	Valuation Metrics				Allocated		Century/ML		Holdbacks &		Value on	Assumed		Holdbacks &		Distributable	Postpetition	Postpetition
	Subscribers(a)		OCF (b)		Consideration (c)		Escrow		Other Adj.(d)		Effective Date(e)	Releases		Other Adj. (d)		Value (e)	Interest)	Interest) (f)

FrontierVision	0.643		$121		$1,590		$0		$(109)		$1,481	$93		$(16)		$1,574	$1,229	$1,363
Frontier Vision Holdco (g)	0.000		0		0		0		(0)		(0)	0		0		0	342	507
Adelphia GP Holdings	0.000		0		0		0		0		0	0		0		0	0	0
Parnassos (h)	0.272	(h)	99	(h)	1,560	(i)	159	(h)	(176)		1,542	112		(64)		1,655	758	769
Century-TCI (h)	0.485	(h)	134	(h)	2,067	(i)	0	(h)	(265)		1,802	170		(96)		1,972	1,545	1,586
Century (j)	1.020		276		3,645		2		(77)		3,569	168		90		3,737	3,398	3,437
CCHC (k)	0.000		0		0		0		(115)		(115)	55		(60)		(60)	18	18
CCC (l)	0.046		13		177		262	(m)	(276	)(m)	163 (m)	220	(m)	(55	)(m)	383 (m)	128	137
Arahova (n)	0.000		0		0		0		(25)		(25)	14		(11)		(11)	1,798	2,436
Olympus	1.212		334		4,403		101		(253)		4,251	233		(19)		4,485	1,772	1,820
UCA	0.648		171		2,258		56		(159)		2,156	122		(36)		2,278	1,139	1,178
Ft. Myers Subsidiary	0.037		10		131		0		10		121	5		(5)		126	7	7
Ft. Myers (o)	0.000		0		0		0		(0)		(0)	0		(0)		(0)	128	160
Olympus Parent (p)	0.000		0		0		0		0		0	0		0		0	214	307
Rigas/Century Co-Borrowing	0.120		41		543		0		(181)		362	22		(159)		384	183	184
Rigas/Olympus Co-Borrowing	0.043		15		201		0		(21)		180	17		(4)		197	13	13
Rigas/UCA Co-Borrowing	0.057		17		220		0		(11)		209	6		(5)		215	15	15
Funding Company (q)	0.000		0		0		0		(3)		(3)	3		(0)		(0)	716	729
ACC Ops (r)	0.000		7		89		0		(6)		83	5		(1)		88	40	48
Holding Company (s)	0.000		0		0		97		(1,208)		(1,111)	383		(825)		(728)	7,044	9,473
Total	4.583		$1,239		$16,883		$677		$(2,895)		$14,665	$1,629		$(1,266)		$16,294	$20,486	$24,186

DSS-31

a)              Estimate as of December 2005; subscribers are calculated using the Company/Comcast Methodology described in the Introductory Note to this Disclosure Statement Supplement and do not necessarily correspond to Eligible Basic Subscribers as defined in the Purchase Agreements.

b)             OCF is Operating Cash Flow, defined as Operating Income (loss) excluding Investigation, re-audit and sale transaction costs, Depreciation and Amortization, Provision for uncollectible amounts due from the Rigas Family and Rigas Family Entities and Impairment of long-lived assets, for the latest twelve months ending December 31, 2005. Figures are unaudited and do not conform to GAAP. OCF shown excludes (i) the proportionate OCF of Century-TCI and Parnassos not owned by the Debtors, and (ii) the OCF attributable to the entities not being purchased by Comcast and Time Warner. The Debtors’ definition of operating cash flow may differ from similar measurements used by other public companies, including other public companies with which the Debtors compete. The Debtors believe that operating cash flow provides a useful means of evaluating their operational strength. However, operating cash flow is not intended to replace or supersede any information presented in accordance with GAAP. See Exhibit S to this Disclosure Statement Supplement for a reconciliation of OCF to GAAP financial measures.

c)              Allocated Consideration is determined by taking the total consideration from the Sale Transaction, subtracting the “Buyer Discharge Amount” related to each of the joint ventures with Comcast (see footnote i below), and subtracting the consideration for the entities to remain with the Rigas Family. That result is then divided by the total Adelphia OCF less the proportionate OCF of Century-TCI and Parnassos not owned by the Debtors. This calculation results in a blended OCF multiple of 13.2x, which is then applied to the OCF for each Debtor Group (proportionate OCF for Century-TCI and Parnassos). The Buyer Discharge Amount is then added back to the relevant joint venture Debtor Groups. The allocation of consideration from the Sale Transaction is an element of the Inter-Creditor Dispute. The value of the Allocated Consideration is determined by utilizing the Debtors’ estimate Deemed Value of the TWC Class A Common Stock, as set forth in Section V of this Disclosure Statement Supplement, which may be greater than or less than the fair market value of such securities.

d)             Includes estimates of (i) funding of the Reserved Cash, Litigation Funds, Prepetition Tax Reserves and Postpetition Tax Reserves; (ii) escrowed proceeds from the sale of the Century/ML Joint Venture; (iii) the escrow and other expected reserve requirements from the Sale Transaction; (iv) the Net Liability, capital and Subscriber Adjustments included in the Purchase Agreements; (v) potential collateral holdbacks; (vi) claim reserves; and (vii) grid interest reserve. Also reflects inter-Debtor Group value movements due to postpetition Intercompany Claims approved by the Bankruptcy Court pursuant to a Stipulation and Agreed Order, entered by the Bankruptcy Court on April 2, 2004 (Docket No. 4396) and the allocation of certain postpetition costs.

e)              Does not include any residual value from owned Debtor Groups.

f)                Calculated pursuant to Section 8.14 of the Plan.

g)             Plus the residual value of the FrontierVision Debtor Group.

h)             Subscribers, OCF and System Cash at Century-TCI and Parnassos reflect Adelphia’s proportionate ownership in each Debtor Group (75% and 67%, respectively).

i)                 Century-TCI and Parnassos hypothetical valuation under each methodology includes the minimum Buyer Discharge Amounts permitted under the Purchase Agreements of $297 and $252, respectively.

j)                 Plus the residual value of (i) those entities within the Olympus Debtor Group that are designated on Schedule E of the Plan as “PDG:  Century Debtor Group,” and (ii) those entities within the UCA Debtor Group that are designated on Schedule F of the Plan as “PDG:  Century Debtor Group.”

k)              Plus the residual value of (i) the Century Debtor Group and (ii) the Century-TCI Debtor Group.

l)                 Plus the residual value of the CCHC Debtor Group.

m)           Includes gross value, holdback, and release related to Century/ML Joint Venture.

n)             Plus the residual value of the CCC Debtor Group.

o)             Plus the residual value of the Ft. Myers Subsidiary Debtor Group. Holders of the FPL Note also will receive up to one-third of the residual equity of the Olympus Parent Debtor Group.

p)             Plus the residual value of (i) the Ft. Myers Debtor Group, (ii) the Olympus Debtor Group (other than those entities within the Olympus Debtor Group that are designated on Schedule E of the Plan as “PDG:  Century Debtor Group”), and (iii) the UCA Debtor Group (other than those entities within the UCA Debtor Group that are designated on Schedule F of the Plan as “PDG:  Century Debtor Group”).

q)             Plus the residual value of (i) the Rigas/Century Co-Borrowing Debtor Group; (ii) the Rigas/Olympus Co-Borrowing Debtor Group; and (iii) the Rigas/UCA Co-Borrowing Debtor Group.

r)                Plus the residual value of (i) the Arahova Debtor Group; (ii) the FrontierVision Holdco Debtor Group; (iii) the Funding Company Debtor Group; (iv) the Olympus Parent Debtor Group; and (v) the Parnassos Debtor Group.

DSS-32

s)              Plus the residual value of the ACC Ops Debtor Group.

DSS-33

Important Note on Value of TWC Class A Common Stock

The recoveries to holders of Claims and Equity Interests in this Disclosure Statement Supplement are computed based on an estimated aggregate value of the shares of TWC Class A Common Stock to be issued in the TW Adelphia Acquisition of $4.25 billion. Such valuation represents the midpoint of the range of estimated equity values of $3.825 billion to $4.675 billion, as of March 17, 2006, for 16% of the equity securities of TWC after giving effect to the Sale Transaction and the TWC/Comcast Transactions, a range that was arrived at and provided to the Company by UBS Securities LLC (“UBS”) and Allen & Company LLC (“Allen,” and together with UBS, the “M&A Advisors”) on March 20, 2006 at the request of the Company for purposes of this Disclosure Statement Supplement. This midpoint represents an approximately 14% decrease from the midpoint of the range of estimated equity values for 16% of TWC after giving effect to the Sale Transaction and the TWC/Comcast Transactions as of April 5, 2005, which was arrived at and provided to the Company by the M&A Advisors on April 12, 2005 at the request of the Company for purposes of the TW Purchase Agreement and the Disclosure Statement. Such valuation is based on the review and analyses, as of March 17, 2006, described under Section V of this Disclosure Statement Supplement, titled “Updated Valuation of TWC Equity,” and is subject to the assumptions, limitations and qualifications described therein, including that it did not take into consideration that the percentage of equity in TWC to be distributed to such holders is subject to the TWC Equity Securities Exceptions. Such estimated equity value of TWC after giving effect to the Sale Transaction and the TWC/Comcast Transactions is inherently subject to substantial uncertainty and is not necessarily indicative of actual equity value of TWC after giving effect to the Sale Transaction and the TWC/Comcast Transactions, or the prices at which shares of TWC Class A Common Stock may trade at any time, which may be significantly higher or lower than the estimate contained in this section. See the risk factors in Section XI.D of the Disclosure Statement, titled “Risk Factors Relating to the Value of TWC Class A Common Stock,” and Section VI of this Disclosure Statement Supplement, titled “Additional Risk Factors.”  The value of the shares of TWC Class A Common Stock for purposes of distributions under the Plan will be determined by the Bankruptcy Court and could differ materially from the foregoing estimate.

2.              Estimated Recoveries

Under the terms of the Plan:

•      Holders of Allowed Claims in the following fifteen Debtor Groups will receive payment in full on the Effective Date of the Plan:  ACC Ops, CCC, CCHC, Century, Century-TCI, FrontierVision, Ft. Myers, Ft. Myers Subsidiary, Funding Company, Olympus, Parnassos, Rigas/Century Co-Borrowing, Rigas/Olympus Co-Borrowing, Rigas/UCA Co-Borrowing, and UCA.

•      An amount sufficient to pay the holders of Claims expected to be Allowed in the Arahova Debtor Group in full, including postpetition interest to the Effective Date, will be placed in the Arahova Dispute Holdback, pending resolution of the Inter-Creditor Dispute. To the extent ordered by the Bankruptcy Court or contained in an agreement approved by the Bankruptcy Court, the creditors of the Arahova Debtor Group will receive a minimum distribution on the Effective Date of the Plan.

•      An amount sufficient to pay the holders of Claims expected to be Allowed in the FrontierVision Holdco Debtor Group in full, including postpetition interest to the Effective Date, will be placed in the FrontierVision Holdco Dispute Holdback, pending resolution of the Inter-Creditor Dispute. To the extent ordered by the Bankruptcy Court or contained in an agreement approved by the Bankruptcy Court, the holders of Allowed Claims in the FrontierVision Holdco Debtor Group will receive a minimum distribution on the Effective Date of the Plan.

•      An amount sufficient to pay the holders of Claims expected to be Allowed in the Olympus Parent Debtor Group in full, including postpetition interest to the Effective Date, will be placed in the Olympus Parent Dispute Holdback, pending resolution of the Inter-Creditor Dispute. To the extent ordered by the

DSS-34

Bankruptcy Court or contained in an agreement approved by the Bankruptcy Court, the creditors of the Olympus Parent Debtor Group will receive a minimum distribution on the Effective Date of the Plan.

•      The Debtors do not believe that there are any third-party Claims against the Adelphia GP Holdings Debtor Group.

•      Holders of Allowed Claims in the Holding Company Debtor Group will receive the balance of the distributable proceeds, if any, on the Effective Date of the Plan.

Creditors not paid in full on the Effective Date of the Plan may have the right to share in released escrows, reserves and holdbacks and to share in the proceeds of certain litigation transferred to the Contingent Value Vehicle.

The following table briefly summarizes the classification and treatment of Claims and Equity Interests under the Plan as well as the treatment as set forth in the November Plan. The summary also identifies the Classes that are entitled to vote on the Plan under the Bankruptcy Code. This summary is qualified in its entirety by reference to the Plan, the Plan Supplement and the exhibits attached hereto and thereto and the agreements and documents described herein and therein.

DSS-35

Important Note on Estimates

The estimates in the tables and summaries in this Disclosure Statement Supplement may differ materially from actual distributions under the Plan. These differences may be due to a number of factors, including:

•    whether the Comcast Adelphia Acquisition is consummated or the Expanded Transaction with TW NY is consummated;

•    the value of the shares of TWC Class A Common Stock to be received in the Sale Transaction, which shares may have a trading value and/or the Deemed Value ascribed by the Bankruptcy Court greater or less than the estimated value given to such shares for purposes of the estimates in this Disclosure Statement Supplement (as described in “Important Note on Value of TWC Class A Common Stock” above) and which shares could change in value based on a large number of factors, many of which are outside the control of the Debtors or TWC;

•   the magnitude of any purchase price adjustments under the Purchase Agreements;

•    the ability of the Debtors (1) to perform the settlement agreements with the DOJ and the SEC and (2) to timely sell the MCE Systems in the Sale Transaction;

•    the resolution through compromise or judicial determination of disputes among different stakeholders, including:

•       the Inter-Creditor Dispute, which principally affects the recoveries of the stakeholders of the Arahova Debtor Group, the FrontierVision Holdco Debtor Group, the Olympus Parent Debtor Group and the Holding Company Debtor Group; and

•       the entitlement to, and calculation of, postpetition interest;

•    the asserted or estimated amounts of Allowed Claims and Equity Interests, the existence and ultimate resolution of Disputed Claims and Equity Interests, and the allocations of Plan Consideration to the Debtor Group Reserves established for the benefit of claimants;

•    the timing of distributions from the Debtor Group Reserves;

•    the timing of releases, if any, from any other reserves, escrows and holdbacks;

•    the timing of the Debtors’ emergence from bankruptcy; and

•    whether the Debtors’ motion to approve a settlement with Comcast regarding the allocation of certain administrative expense claims (the “Comcast Allocation Motion”) is approved and implemented in accordance with its terms. The determination of the Comcast Allocation Motion could result in shifts of allocation of certain administrative priority costs (and, thus, ultimately distributable value) among Debtor Groups.

Statements regarding projected amounts of Allowed Claims or Equity Interests or distributions (or the value of such distributions) are estimates by the Debtors based on current information and are not representations or commitments as to the accuracy of these amounts. See Section XI of the Disclosure Statement, titled “Risk Factors,” and Section VI of this Disclosure Statement Supplement, titled “Additional Risk Factors,” for a discussion of factors that may affect the value of recoveries under the Plan.

All statements regarding entitlement of a Class to postpetition interest are subject to the limitations of applicable bankruptcy law and the value of the applicable Debtor Group being sufficient to support the payment of such postpetition interest.

DSS-36

IMPORTANT NOTE ON DISTRIBUTIONS TO CLASSES AFFECTED BY DELAYED SALE OF MCE SYSTEMS

If the Debtors are not able to consummate the sale of all of the MCE Systems to be sold to TW NY and Comcast under the Purchase Agreements on the Effective Date, then:

•       distributions to holders of Notes, Trade and Other Unsecured Claims at Debtor Groups may be comprised of less cash and a greater proportion of TWC Class A Common Stock, and

•       initial distributions, if any, to creditors of the Holding Company Debtor Group will be reduced and possibly eliminated.

Sale of such MCE Systems is not a condition to the Sale Transaction Closing and such sale could occur after the Effective Date or not at all.

IMPORTANT NOTE ON THE EFFECT OF THE EXPANDED TRANSACTION

If the Comcast Adelphia Acquisition does not occur and the Expanded Transaction is consummated, the form and value of Plan Consideration distributed with respect to Claims under the Plan could materially differ from that distributed if the Comcast Adelphia Acquisition were to occur.

It is currently anticipated that the Comcast Adelphia Acquisition and the other components of the Sale Transaction and the TWC/Comcast Transactions will be consummated. However, such transactions are each subject to various closing conditions, and, as a result, there can be no assurance that all of them will occur or will occur as contemplated by the parties and summarized in the Disclosure Statement. If the Comcast Adelphia Acquisition is terminated and the Expanded Transaction is consummated, subject to the requirement that the Comcast Joint Venture Partners pay the Comcast Discharge Amount in cash, TWC will determine the extent to which the additional purchase price payable by it with respect to the additional cable systems it acquires consists of cash and/or shares of TWC Class A Common Stock. Because the form of distributions provided for under the Plan is based on the assumption that the Debtors will receive cash in connection with the Comcast Adelphia Acquisition and cash and shares of TWC Class A Common Stock in the TW Adelphia Acquisition, if the Expanded Transaction is consummated, distributions under the Plan with respect to certain Classes of Claims may be in the form of shares of TWC Class A Common Stock instead of cash. Because the Debtors will not control the determination of such allocation, they can provide no assurance as to which Classes of Claims would be affected if the Expanded Transaction is consummated and the additional purchase price payable by TW NY in connection therewith is not paid entirely in cash.

DSS-37

SUMMARY OF CLASSIFICATION AND TREATMENT
OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN

					November Plan			Plan
Class	Type of Claim or Equity Interest	Estimated Total Claims (in millions)			Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Voting Status

N/A	Administrative Expense Claims(2)		$1,182	(3)	Payment in full in cash on the later of: • the Effective Date, • the date such Claim is Allowed, or • pursuant to the terms of the Claim.	100%	100%	Unchanged	Unchanged	Unchanged	N/A

N/A	Fee Claims		$130		Payment in full in cash on the date the Fee Claim is Allowed.	100%	100%	Unchanged	Unchanged	Unchanged	N/A

N/A	Priority Tax Claims		$111	(4)	Payment in full in cash (plus interest to the extent provided in Section 8.14 of the Plan) on the later of: • the Effective Date, or • the date such Claim is Allowed.	100%	100%	Unchanged	109%	109%	Unimpaired; Not Entitled to Vote.

N/A	DIP Lender Claims		$1,031		Payment in full in cash on the Effective Date. Any DIP Lender Claims that arise after the Effective Date will be paid in accordance with the DIP Facility.	100%	100%	Unchanged	Unchanged	Unchanged	Unimpaired; Not Entitled to Vote.

1	Other Priority Claims	$	< 1		Payment in full in cash (plus interest to the extent provided in Section 8.14 of the Plan) on the later of: • the Effective Date, or • the date such Claim is Allowed.	100%	100%	Unchanged	Unchanged	Unchanged	Unimpaired; Not Entitled to Vote.

DSS-38

				November Plan			Plan
Class	Type of Claim or Equity Interest	Estimated Total Claims (in millions)		Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Voting Status

2	Secured Tax Claims	$	< 2	At the option of the Plan Administrator, either: (1) payment in full in cash, (2) distribution of proceeds of the sale of the collateral, or (3) such other distribution as necessary to satisfy Bankruptcy Code requirements.	100%	100%	Unchanged	Unchanged	Unchanged	Unimpaired; Not Entitled to Vote.

3	Other Secured Claims(2)		$149	At the option of the Plan Administrator, either: (1) payment in full in cash, (2) distribution of proceeds of the sale of the collateral, or (3) such other distribution as necessary to satisfy Bankruptcy Code requirements.	100%	100%	Unchanged	122%	122%	Unimpaired; Not Entitled to Vote.

DSS-39

				November Plan			Plan
Class	Type of Claim or Equity Interest	Estimated Total Claims (in millions)		Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)		Estimated Total Recovery(1)	Voting Status

FRONTIERVISION DEBTOR GROUP

Estimated Allowed Claims attributable to FrontierVision Debtor Group, but included in unclassified Claims or in Classes 1, 2 and 3:
Administrative Expense Claims:				$116
Fee Claims:				$3
Priority Tax Claims:				$7
DIP Lender Claims:				$158
Class 1:				$0
Class 2:				<$1
Class 3:				$15
FV-Bank	FrontierVision Bank Claims	$617	(5)	Payment in full in cash.(6)	100%	100%	Payment in full in cash.	100	%(7)	100%	Impaired; Entitled to Vote.(8)

FV-Notes	FrontierVision Notes Claims	$204		Payment in full (plus interest to the extent provided in Section 8.14 of the Plan) in cash. If there are Non-Transferred MCEs, up to 55 percentage points of such distribution would be made in TWC Stock.(9)	141%	141%	Payment in full (plus interest to the extent provided in Section 8.14 of the Plan), in cash, or if the Inter-Creditor Dispute Holdback is funded with respect to principal and interest exclusively with TWC Stock on the Effective Date, Plan Consideration. Anticipated currency 26% cash 119% TWC Stock Anticipated currency (Non-Transferred MCEs) 0% cash 145% TWC Stock	145%		145%	Impaired; Entitled to Vote.(8)

DSS-40

			November Plan				Plan
Class	Type of Claim or Equity Interest	Estimated Total Claims (in millions)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)		Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Voting Status

FV-Trade	FrontierVision Trade Claims(2)	$106	Payment in full (plus interest to the extent provided in Section 8.14 of the Plan) in cash. If there are Non-Transferred MCEs, up to 21 percentage points of such distribution would be made in TWC Stock.(9)	108%	108%		Payment in full plus simple interest at 8% per annum. Mix of cash and TWC Stock as specified in the Plan.(10) Anticipated currency 131% cash 2% TWC Stock Anticipated currency (Non-Transferred MCEs) 63% cash 70% TWC Stock	133%	133%	Impaired; Entitled to Vote.

FV-Uns	FrontierVision Other Unsecured Claims(2), (11)	$0	Payment in full (plus interest to the extent provided in Section 8.14 of the Plan) in cash. If there are Non-Transferred MCEs, up to 13 percentage points of such distribution would be made in TWC Stock.(9)	100%	100%		Payment in full plus simple interest at 8% per annum to the extent provided in Section 8.14 of the Plan. Mix of cash and TWC Stock in the same proportion as Class FV-Trade.	N/A	N/A	Impaired; Entitled to Vote.(8)

FV-ESL	FrontierVision Existing Securities Law Claims	Unknown(12)	Estimated to receive payment in full (after giving effect to portion of the Restitution Fund, if any, allocated to FrontierVision Existing Securities Law Claims) through distribution of cash and TWC Stock.(9)	Unknown (13)	100	%(13)	Estimated to receive payment in full through distribution of cash and TWC Stock.	100%	100%	Impaired; Entitled to Vote.(8)

DSS-41

			November Plan			Plan
Class	Type of Claim or Equity Interest	Estimated Total Claims (in millions)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Voting Status

FRONTIERVISION HOLDCO DEBTOR GROUP

Estimated Allowed Claims attributable to FrontierVision Holdco Debtor Group, but included in unclassified Claims or in Classes 1, 2, and 3:
Administrative Expense Claims:			$1
Fee Claims:			$1
Priority Tax Claims:			<$1
DIP Lender Claims:			$0
Class 1:			$0
Class 2:			$0
Class 3:			$0

DSS-42

			November Plan			Plan
Class	Type of Claim or Equity Interest	Estimated Total Claims (in millions)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Voting Status

FVHC- Notes	FrontierVision Holdco Notes Claims	$339	Payment (plus interest to the extent provided in Section 8.14 of the Plan) through distribution of cash and/or TWC Stock and CVV Series FV-1 Interests.	If no Inter-Creditor Dispute Resolution pre-Effective Date, 0% or as ordered by Bankruptcy Court; Otherwise, as set forth in the Inter-Creditor Dispute Resolution. See Sections IV.A.3.a. and b. below.	As set forth in the Inter-Creditor Dispute Resolution. See Section IV.A.3.c. below.

Payment (plus interest to the extent provided in Section 8.14 of the Plan) through distribution of the FrontierVision Holdco Dispute Holdback allocable to class FVHC-Notes pursuant to an Inter-Creditor Dispute Resolution and CVV Series FV-1 Interests.

Three Alternatives:

(1) If the Potential FrontierVision Holdco Settlement constitutes an Inter-Creditor Dispute Resolution, then 131% in TWC Stock.

(2) If another Inter-Creditor Dispute Resolution. See Sections IV.A.3.a. and b. below.

(3) If no Inter-Creditor Dispute Resolution pre-Effective Date, 0% or as ordered by Bankruptcy Court.

Two Alternatives:

(1) If the Potential FrontierVision Holdco Settlement constitutes an Inter-Creditor Dispute Resolution, then 131% in TWC Stock.

(2) Otherwise, as set forth in the Inter-Creditor Dispute Resolution. See Section IV.A.3.c. below.

									Impaired; Entitled to Vote.

DSS-43

			November Plan			Plan
Class	Type of Claim or Equity Interest	Estimated Total Claims (in millions)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Voting Status

FVHC-Trade	FrontierVision Holdco Trade Claims(2)	$0	Payment (plus interest to the extent provided in Section 8.14 of the Plan) through distribution of cash and/or TWC Stock and CVV Series FV-1 Interests.	If no Inter-Creditor Dispute Resolution pre-Effective Date, 0% or as ordered by Bankruptcy Court; Otherwise, as set forth in the Inter-Creditor Dispute Resolution. See Sections IV.A.3.a. and b. below.	As set forth in the Inter-Creditor Dispute Resolution. See Section IV.A.3.c. below.

Payment (plus interest to the extent provided in Section 8.14 of the Plan) through distribution of the FrontierVision Holdco Dispute Holdback allocable to class FVHC-Trade pursuant to an Inter-Creditor Dispute Resolution and CVV Series FV-1 Interests.

Three Alternatives:

(1) If the Potential FrontierVision Holdco Settlement constitutes an Inter-Creditor Dispute Resolution, then 131% in TWC Stock.

(2) If another Inter-Creditor Dispute Resolution. See Sections IV.A.3.a. and b. below.

(3) If no Inter-Creditor Dispute Resolution pre-Effective Date, 0% or as ordered by Bankruptcy Court.

Two Alternatives:

(1) If the Potential FrontierVision Holdco Settlement constitutes an Inter-Creditor Dispute Resolution, then 131% in TWC Stock.

(2) Otherwise, as set forth in the Inter-Creditor Dispute Resolution. See Section IV.A.3.c. below.

									Impaired; Entitled to Vote.

DSS-44

			November Plan			Plan
Class	Type of Claim or Equity Interest	Estimated Total Claims (in millions)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Voting Status

FVHC-Uns	FrontierVision Holdco Unsecured Claims(2), (11)	$0	Payment (plus interest to the extent provided in Section 8.14 of the Plan) through distribution of cash and/or TWC Stock and CVV Series FV-1 Interests.	If no Inter-Creditor Dispute Resolution pre-Effective Date, 0% or as ordered by Bankruptcy Court; Otherwise, as set forth in the Inter-Creditor Dispute Resolution. See Sections IV.A.3.a. and b. below.	As set forth in the Inter-Creditor Dispute Resolution. See Section IV.A.3.c. below.

Payment (plus interest to the extent provided in Section 8.14 of the Plan) through distribution of the FrontierVision Holdco Dispute Holdback allocable to class FVHC-Uns pursuant to an Inter-Creditor Dispute Resolution and CVV Series FV-1 Interests.

Three Alternatives:

(1) If the Potential FrontierVision Holdco Settlement constitutes an Inter-Creditor Dispute Resolution, then 131% in TWC Stock.

(2) If another Inter-Creditor Dispute Resolution. See Sections IV.A.3.a. and b. below.

(3) If no Inter-Creditor Dispute Resolution pre-Effective Date, 0% or as ordered by Bankruptcy Court.

Two Alternatives:

(1) If the Potential FrontierVision Holdco Settlement constitutes an Inter-Creditor Dispute Resolution, then 131% in TWC Stock.

(2) Otherwise, as set forth in the Inter-Creditor Dispute Resolution. See Section IV.A.3.c. below.

									Impaired; Entitled to Vote.

DSS-45

			November Plan			Plan
Class	Type of Claim or Equity Interest	Estimated Total Claims (in millions)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Voting Status

FVHC-ESL	FrontierVision Holdco Existing Securities Law Claims	Unknown (12)

Payment through distribution of cash and/or TWC Common Stock and of CVV Series FV-2 Interests up to payment in full (after giving effect to portion of the Restitution Fund, if any, allocated to FrontierVision Holdco Existing Securities Law Claims).

				Unknown (13),(14)	Unknown (13),(14)

Payment (plus interest to the extent provided in Section 8.14 of the Plan) through distribution of the FrontierVision Holdco Dispute Holdback allocable to class FVHC-ESL pursuant to an Inter-Creditor Dispute Resolution and CVV Series FV-2 Interests.

							Unknown (14)	Unknown (14)	Impaired; Entitled to Vote.

FVHC-FVNR	FrontierVision Holdco FrontierVision Bank Nonrecourse Lien Claims	Same as Class FV-Bank	N/A - New Class	N/A - New Class	N/A - New Class	Deemed satisfied in full through treatment of Class FV-Bank.	N/A	N/A	Impaired; Entitled to Vote.(8)

DSS-46

			November Plan			Plan
Class	Type of Claim or Equity Interest	Estimated Total Claims (in millions)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Voting Status

ADELPHIA GP HOLDINGS DEBTOR GROUP

Estimated Allowed Claims attributable to Adelphia GP Holdings Debtor Group, but included in unclassified Claims or in Classes 1, 2, and 3:
Administrative Expense Claims:			$0
Fee Claims:			$0
Priority Tax Claims:			$0
DIP Lender Claims:			$0
Class 1:			$0
Class 2:			$0
Class 3:			$0

AGPH-Trade	Adelphia GP Holdings Trade Claims	$0	N/A - New Class	N/A - New Class	N/A - New Class	Payment (plus interest to the extent provided in Section 8.14 of the Plan) in Plan Consideration.	N/A	N/A	Impaired; Entitled to Vote.

AGPH-Uns	Adelphia GP Holdings Other Unsecured Claims	$0	N/A - New Class	N/A - New Class	N/A - New Class	Payment (plus interest to the extent provided in Section 8.14 of the Plan) in Plan Consideration.	N/A	N/A	Impaired; Entitled to Vote.

DSS-47

				November Plan			Plan
Class	Type of Claim or Equity Interest	Estimated Total Claims (in millions)		Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)		Estimated Total Recovery(1)	Voting Status

PARNASSOS DEBTOR GROUP

Estimated Allowed Claims attributable to Parnassos Debtor Group, but included in unclassified Claims or in Classes 1, 2 and 3:
Administrative Expense Claims:				$93
Fee Claims:				$1
Priority Tax Claims:				$8
DIP Lender Claims:				$0
Class 1:				$0
Class 2:				<$1
Class 3:				<$1

P-Bank	Parnassos Bank Claims	$623	(5)	Payment in full in cash.(6)	100%	100%	Payment in full in cash.	100	%(7)	100%	Impaired; Entitled to Vote.(8)

P-Trade	Parnassos Trade Claims(2)	$32		Payment in full (plus interest to the extent provided in Section 8.14 of the Plan) in (1) cash, if the Comcast Adelphia Acquisition is consummated, or (2) cash and/or TWC Stock, if the Expanded Transaction is consummated.	108%	108%	Payment in full plus simple interest at 8% per annum. Mix of cash and TWC Stock as specified in the Plan.(10) Anticipated currency 131% cash 2% TWC Stock Anticipated currency (Non-Transferred MCEs) 63% cash 70% TWC Stock	133%		133%	Impaired; Entitled to Vote.

P-Uns	Parnassos Other Unsecured Claims(2), (11)	< $1		Payment in full (plus interest to the extent provided in Section 8.14 of the Plan) in (1) cash, if the Comcast Adelphia Acquisition is consummated, or (2) cash and/or TWC Stock, if the Expanded Transaction is consummated.	100%	100%	Payment in full plus simple interest at 8% per annum to the extent provided in Section 8.14 of the Plan. Mix of cash and TWC Stock in the same proportion as Class P-Trade.	130%		130%	Impaired; Entitled to Vote.(8)

DSS-48

			November Plan			Plan
Class	Type of Claim or Equity Interest	Estimated Total Claims (in millions)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Voting Status

P-Equity	Equity Interests in Parnassos Debtors	N/A

•     All Equity Interests in the Parnassos Debtors held by Comcast remain outstanding and unaffected and will not receive any distribution under the Plan; and

•      the Parnassos JV Equity Interests held by the Debtors will be transferred to Comcast in accordance with the terms of the Comcast Purchase Agreement, or TW NY if the Expanded Transaction is consummated.

				N/A	N/A	Unchanged	Unchanged	Unchanged	Unimpaired; Not Entitled to Vote.

DSS-49

				November Plan			Plan
Class	Type of Claim or Equity Interest	Estimated Total Claims (in millions)		Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)		Estimated Total Recovery(1)	Voting Status

CENTURY-TCI DEBTOR GROUP

Estimated Allowed Claims attributable to Century-TCI Debtor Group, but included in unclassified Claims or in Classes 1, 2, and 3:
Administrative Expense Claims:				$195
Fee Claims:				$1
Priority Tax Claims:				$1
DIP Lender Claims:				$222
Class 1:				$0
Class 2:				<$1
Class 3:				$40

TCI-Bank	Century-TCI Bank Claims	$1,000	(5)	Payment in full in cash.(6)	100%	100%	Payment in full in cash.	100	%(7)	100%	Impaired; Entitled to Vote.(8)

TCI-Trade	Century-TCI Trade Claims(2)	$85		Payment in full (plus interest to the extent provided in Section 8.14 of the Plan) in (1) cash, if the Comcast Adelphia Acquisition is consummated, or (2) cash and/or TWC Stock, if the Expanded Transaction is consummated.	108%	108%	Payment in full plus simple interest at 8% per annum. Mix of cash and TWC Stock as specified in the Plan.(10) Anticipated currency 131% cash 2% TWC Stock Anticipated currency (Non-Transferred MCEs) 63% cash 70% TWC Stock	133%		133%	Impaired; Entitled to Vote.

TCI-Uns	Century-TCI Other Unsecured Claims(2), (11)	< $1		Payment in full (plus interest to the extent provided in Section 8.14 of the Plan) in (1) cash, if the Comcast Adelphia Acquisition is consummated, or (2) cash and/or TWC Stock, if the Expanded Transaction is consummated.	100%	100%	Payment in full plus simple interest at 8% per annum to the extent provided in Section 8.14 of the Plan. Mix of cash and TWC Stock in the same proportion as Class TCI-Trade.	117%		117%	Impaired; Entitled to Vote.(8)

DSS-50

			November Plan			Plan
Class	Type of Claim or Equity Interest	Estimated Total Claims (in millions)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Voting Status

TCI-Equity	Equity Interests in Century-TCI Debtors	N/A

•      All Equity Interests in the Century-TCI Debtors held by Comcast remain outstanding and unaffected and will not receive any distribution under the Plan, and

•      the Century-TCI JV Equity Interests held by the Debtors will be transferred to Comcast in accordance with the terms of the Comcast Purchase Agreement, or TW NY if the Expanded Transaction is consummated.

				N/A	N/A	Unchanged	Unchanged	Unchanged	Unimpaired; Not Entitled to Vote.

DSS-51

				November Plan			Plan
Class	Type of Claim or Equity Interest	Estimated Total Claims (in millions)		Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)		Estimated Total Recovery(1)	Voting Status

CENTURY DEBTOR GROUP

Estimated Allowed Claims attributable to Century Debtor Group, but included in unclassified Claims or in Classes 1, 2, and 3:
Administrative Expense Claims:				$205
Fee Claims:				$10
Priority Tax Claims:				$23
DIP Lender Claims:				$569
Class 1:				$0
Class 2:				$0
Class 3:				$14

Century-Bank	Century Bank Claims	$2,480	(5)	Payment in full in cash.(6)	100%	100%	Payment in full in cash.	100	%(7)	100%	Impaired; Entitled to Vote.(8)
Century-Trade	Century Trade Claims(2)	$95		Payment in full (plus interest to the extent provided in Section 8.14 of the Plan) in cash. If there are Non-Transferred MCEs, up to 21 percentage points of such distribution would be made in TWC Stock.(9)	108%	108%	Payment in full plus simple interest at 8% per annum. Mix of cash and TWC Stock as specified in the Plan.(10) Anticipated currency 131% cash 2% TWC Stock Anticipated currency (Non-Transferred MCEs) 63% cash 70% TWC Stock	133%		133%	Impaired; Entitled to Vote.

Century- Uns	Century Other Unsecured Claims(2), (11)	$1		Payment in full (plus interest to the extent provided in Section 8.14 of the Plan) in cash. If there are Non-Transferred MCEs, up to 13 percentage points of such distribution would be made in TWC Stock.(9)	100%	100%	Payment in full plus simple interest at 8% per annum to the extent provided in Section 8.14 of the Plan. Mix of cash and TWC Stock in the same proportion as Class Century-Trade.	124%		124%	Impaired; Entitled to Vote.(8)

DSS-52

			November Plan			Plan
Class	Type of Claim or Equity Interest	Estimated Total Claims (in millions)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Voting Status

CCHC DEBTOR GROUP

Estimated Allowed Claims attributable to CCHC Debtor Group, but included in unclassified Claims or in Classes 1, 2 and 3:
Administrative Expense Claims:			$0
Fee Claims:			$0
Priority Tax Claims:			<$1
DIP Lender Claims:			$0
Class 1:			$0
Class 2:			$0
Class 3:			$0

CCHC-Trade	CCHC Trade Claims(2)	$0	Payment in full (plus interest to the extent provided in Section 8.14 of the Plan) in cash.	108%	108%	Payment in full plus simple interest at 8% per annum. Mix of cash and TWC Stock as specified in the Plan.(10)	N/A	N/A	Impaired; Entitled to Vote.

CCHC-Uns	CCHC Other Unsecured Claims(2), (11)	$18	Payment in full (plus interest to the extent provided in Section 8.14 of the Plan) in cash.	100%	100%	Payment in full. Anticipated currency 99% cash 1% TWC Stock Anticipated currency (Non-Transferred MCEs) 47% cash 53% TWC Stock	100%	100%	Impaired; Entitled to Vote.(8)

CCHC-CentNR	CCHC Century Bank Nonrecourse Lien Claims	Same as Class Century-Bank	N/A - New Class	N/A - New Class	N/A - New Class	Deemed satisfied in full through treatment of Class Century-Bank.	N/A	N/A	Impaired; Entitled to Vote.(8)

DSS-53

			November Plan			Plan
Class	Type of Claim or Equity Interest	Estimated Total Claims (in millions)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Voting Status

CCC DEBTOR GROUP

Estimated Allowed Claims attributable to CCC Debtor Group, but included in unclassified claims or in Classes 1, 2, and 3:
Administrative Expense Claims:			$13
Fee Claims:			$0
Priority Tax Claims:			$5
DIP Lender Claims:			$0
Class 1:			$0
Class 2:			$0
Class 3:			$50

CCC-Trade	CCC Trade Claims(2)	$6	Payment in full (plus interest to the extent provided in Section 8.14 of the Plan) in cash. If there are Non-Transferred MCEs, up to 108 percentage points of such distribution would be made in TWC Stock.(9)	108%	108%	Payment in full plus simple interest at 8% per annum. Mix of cash and TWC Stock as specified in the Plan.(10) Anticipated currency 131% cash 2% TWC Stock Anticipated currency (Non-Transferred MCEs) 63% cash 70% TWC Stock	133%	133%	Impaired; Entitled to Vote.

CCC-Uns	CCC Other Unsecured Claims(2), (9)	$53	Payment in full (plus interest to the extent provided in Section 8.14 of the Plan) in cash. If there are Non-Transferred MCEs, up to 100 percentage points of such distribution would be made in TWC Stock.(9)	100%	100%	Payment in full plus simple interest at 8% per annum to the extent provided in Section 8.14 of the Plan. Mix of cash and TWC Stock in the same proportion as Class CCC-Trade.	114%	114%	Impaired; Entitled to Vote.(8)

DSS-54

			November Plan			Plan
Class	Type of Claim or Equity Interest	Estimated Total Claims (in millions)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Voting Status

ARAHOVA DEBTOR GROUP

Estimated Allowed Claims attributable to Arahova Debtor Group, but included in unclassified Claims or in Classes 1, 2 and 3:
Administrative Expense Claims:			$16
Fee Claims:			$7
Priority Tax Claims:			$2
DIP Lender Claims:			$29
Class 1:			$0
Class 2:			$0
Class 3:			$0

DSS-55

			November Plan			Plan
Class	Type of Claim or Equity Interest	Estimated Total Claims (in millions)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Voting Status

ARA-Notes	Arahova Notes Claims	$1,744

Payment (plus interest to the extent provided in Section 8.14 of the Plan) through distribution of a pro rata portion of:

•      cash and/or TWC Stock, the CVV Series AH-1 Interests and Puerto Rico Trust Interests; and

•      the portion of the Inter-Creditor Dispute Holdback allocable to Arahova Notes Claims pursuant to the Inter-Creditor Dispute Resolution.

				If no Inter-Creditor Dispute Resolution pre-Effective Date, 0% or as ordered by Bankruptcy Court; Otherwise, as set forth in the Inter-Creditor Dispute Resolution. See Sections IV.A.3.a. and b. below.	As set forth in the Inter-Creditor Dispute Resolution. See Section IV.A.3.c. below.

Payment (plus interest to the extent provided in Section 8.14 of the Plan) through distribution of the Arahova Dispute Holdback allocable to Class ARA-Notes pursuant to an Inter-Creditor Dispute Resolution and CVV Series AH-1 Interests.

Three Alternatives:

(1) If the Potential Arahova Settlement constitutes an Inter-Creditor Dispute Resolution, then 104% in TWC Stock.

(2) If another Inter-Creditor Dispute Resolution. See Sections IV.A.3.a. and b. below.

(3) If no Inter-Creditor Dispute Resolution pre-Effective Date, 0% or as ordered by Bankruptcy Court.

Two Alternatives:

(1) If the Potential Arahova Settlement constitutes an Inter-Creditor Dispute Resolution, then 104% in TWC Stock and allocable portion of Arahova Debtor Group’s share of Distributable Proceeds of the CVV. See Section III.B.2.a.

(2) Otherwise, as set forth in the Inter-Creditor Dispute Resolution. See Section IV.A.3.c. below.

Impaired; Entitled to Vote.

DSS-56

			November Plan			Plan
Class	Type of Claim or Equity Interest	Estimated Total Claims (in millions)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Voting Status

ARA-Trade	Arahova Trade Claims(2)	$0

Payment (plus interest to the extent provided in Section 8.14 of the Plan) through distribution of a pro rata portion of:

•      cash and/or TWC Stock, the CVV Series AH-1 Interests and Puerto Rico Trust Interests; and

•      the portion of the Inter-Creditor Dispute Holdback allocable to Arahova Trade Claims pursuant to the Inter-Creditor Dispute Resolution.

				If no Inter-Creditor Dispute Resolution pre-Effective Date, 0% or as ordered by Bankruptcy Court; Otherwise, as set forth in the Inter-Creditor Dispute Resolution. See Sections IV.A.3.a. and b. below.	As set forth in the Inter-Creditor Dispute Resolution. See Section IV.A.3.c. below.

Payment (plus interest to the extent provided in Section 8.14 of the Plan) through distribution of the Arahova Dispute Holdback allocable to Class ARA-Trade pursuant to an Inter-Creditor Dispute Resolution and CVV Series AH-1 Interests.

Three Alternatives:

(1) If the Potential Arahova Settlement constitutes an Inter-Creditor Dispute Resolution, then 104% in TWC Stock.

(2) If another Inter-Creditor Dispute Resolution. See Sections IV.A.3.a. and b. below.

(3) If no Inter-Creditor Dispute Resolution pre-Effective Date, 0% or as ordered by Bankruptcy Court.

Two Alternatives:

(1) If the Potential Arahova Settlement constitutes an Inter-Creditor Dispute Resolution, then 104% in TWC Stock and allocable portion of Arahova Debtor Group’s share of Distributable Proceeds of the CVV. See Section III.B.2.a.

(2) Otherwise, as set forth in the Inter-Creditor Dispute Resolution. See Section IV.A.3.c. below.

Impaired; Entitled to Vote.

DSS-57

			November Plan			Plan
Class	Type of Claim or Equity Interest	Estimated Total Claims (in millions)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Voting Status

ARA-Uns	Arahova Other Unsecured Claims(2), (11)	$0

Payment (plus interest to the extent provided in Section 8.14 of the Plan) through distribution of a pro rata portion of:

•      cash and/or TWC Stock, the CVV Series AH-1 Interests and Puerto Rico Trust Interests; and

•      the portion of the Inter-Creditor Dispute Holdback allocable to Arahova Other Unsecured Claims pursuant to the Inter-Creditor Dispute Resolution.

				If no Inter-Creditor Dispute Resolution pre-Effective Date, 0% or as ordered by Bankruptcy Court; Otherwise, as set forth in the Inter-Creditor Dispute Resolution. See Sections IV.A.3.a. and b. below.	As set forth in the Inter-Creditor Dispute Resolution. See Section IV.A.3.c. below.

Payment (plus interest to the extent provided in Section 8.14 of the Plan) through distribution of the Arahova Dispute Holdback allocable to Class ARA-Uns pursuant to an Inter-Creditor Dispute Resolution and CVV Series AH-1 Interests.

Three Alternatives:

(1) If the Potential Arahova Settlement constitutes an Inter-Creditor Dispute Resolution, then 104% in TWC Stock.

(2) If another Inter-Creditor Dispute Resolution. See Sections IV.A.3.a. and b. below.

(3) If no Inter-Creditor Dispute Resolution pre-Effective Date, 0% or as ordered by Bankruptcy Court.

Two Alternatives:

(1) If the Potential Arahova Settlement constitutes an Inter-Creditor Dispute Resolution, then 104% in TWC Stock and allocable portion of Arahova Debtor Group’s share of Distributable Proceeds of the CVV. See Section III.B.2.a.

(2) Otherwise, as set forth in the Inter-Creditor Dispute Resolution. See Section IV.A.3.c. below.

Impaired; Entitled to Vote.

DSS-58

			November Plan			Plan
Class	Type of Claim or Equity Interest	Estimated Total Claims (in millions)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Voting Status

ARA-ESL	Arahova Existing Securities Law Claims	Unknown(12)	Distribution of CVV Series AH-2 Interests and a pro rata portion of Puerto Rico Trust Interests.	Unknown (13) (14)	Unknown (13) (14)

Payment (plus interest to the extent provided in Section 8.14 of the Plan) through distribution of the Arahova Dispute Holdback allocable to Class ARA-ESL pursuant to an Inter-Creditor Dispute Resolution and CVV Series AH-2 Interests.

							Unknown (14)	Unknown (14)	Impaired; Entitled to Vote.

ARA-Conv	Arahova Convenience Claims	< $1	Payment in cash.(15)	95% of distribution paid to Claims in Class to which Convenience Claim otherwise belongs.	95% of distribution paid to Claims in Class to which Convenience Claim otherwise belongs.	Unchanged	Unchanged	Unchanged	Impaired; Entitled to Vote.

DSS-59

			November Plan				Plan
Class	Type of Claim or Equity Interest	Estimated Total Claims (in millions)	Treatment/ Currency/Payment		Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)		Estimated Total Recovery(1)	Voting Status

OLYMPUS DEBTOR GROUP

Estimated Allowed Claims attributable to Olympus Debtor Group, but included in unclassified Claims or in Classes 1, 2 and 3:
Administrative Expense Claims:				$331
Fee Claims:				$5
Priority Tax Claims:				$26
DIP Lender Claims:				$0
Class 1:				$0
Class 2:				<$1
Class 3:				$19

OLY-Bank	Olympus Bank Claims	$1,265	(5)	Payment in full in cash.(6)	100%	100%	Payment in full in cash.	100	%(7)	100%	Impaired; Entitled to Vote.(8)

OLY-Trade	Olympus Trade Claims(2)	$111		Payment in full (plus interest to the extent provided in Section 8.14 of the Plan) in cash. If there are Non-Transferred MCEs, up to 21 percentage points of such distribution would be made in TWC Stock.(9)	108%	108%	Payment in full plus simple interest at 8% per annum. Mix of cash and TWC Stock as specified in the Plan.(10) Anticipated currency 131% cash 2% TWC Stock Anticipated currency (Non-Transferred MCEs) 63% cash 70% TWC Stock	133%		133%	Impaired; Entitled to Vote. (8)

OLY-Uns	Olympus Other Unsecured Claims(2), (11)	$14		Payment in full (plus interest to the extent provided in Section 8.14 of the Plan) in cash. If there are Non-Transferred MCEs, up to 13 percentage points of such distribution would be made in TWC Stock.(9)	100%	100%	Payment in full plus simple interest at 8% per annum to the extent provided in Section 8.14 of the Plan. Mix of cash and TWC Stock in the same proportion as Class OLY-Trade.	124%		124%	Impaired; Entitled to Vote.(8)

DSS-60

			November Plan			Plan
Class	Type of Claim or Equity Interest	Estimated Total Claims (in millions)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)		Estimated Total Recovery(1)	Voting Status

UCA DEBTOR GROUP

Estimated Allowed Claims attributable to UCA Debtor Group, but included in unclassified Claims or in Classes 1, 2 and 3:
Administrative Expense Claims:			$123
Fee Claims:			$4
Priority Tax Claims:			$10
DIP Lender Claims:			$52
Class 1:			$0
Class 2:			<$1
Class 3:			$8

UCA-Bank	UCA Bank Claims	$831 (5)	Payment in full in cash.(6)	100%	100%	Payment in full in cash.	100	%(7)	100%	Impaired; Entitled to Vote.(8)

UCA-Trade	UCA Trade Claims(2)	$59	Payment in full (plus interest to the extent provided in Section 8.14 of the Plan) in cash. If there are Non-Transferred MCEs, up to 21 percentage points of such distribution would be made in TWC Stock.(9)	108%	108%	Payment in full plus simple interest at 8% per annum. Mix of cash and TWC Stock as specified in the Plan.(10) Anticipated currency 131% cash 2% TWC Stock Anticipated currency (Non-Transferred MCEs) 63% cash 70% TWC Stock	133%		133%	Impaired; Entitled to Vote.

UCA-Uns	UCA Other Unsecured Claims(2), (11)	$51	Payment in full (plus interest to the extent provided in Section 8.14 of the Plan) in cash. If there are Non-Transferred MCEs, up to 13 percentage points of such distribution would be made in TWC Stock.(9)	100%	100%	Payment in full plus simple interest at 8% per annum to the extent provided in Section 8.14 of the Plan. Mix of cash and TWC Stock in the same proportion as Class UCA-Trade.	132%		132%	Impaired; Entitled to Vote.(8)

DSS-61

			Prior			Current
Class	Type of Claim or Equity Interest	Estimated Total Claims (in millions)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Voting Status

FT. MYERS SUBSIDIARY DEBTOR GROUP

Estimated Allowed Claims attributable to Ft. Myers Subsidiary Debtor Group, but included in unclassified Claims or in Classes 1, 2, and 3:
Administrative Expense Claims:			$7
Fee Claims:			<$1
Priority Tax Claims:			<$1
DIP Lender Claims:			$0
Class 1:			$0
Class 2:			$0
Class 3:			$0

FtMS-Bank	Bank Claims Against Ft. Myers Subsidiary Debtor Group Arising Under the Century Credit Agreement	Same as Class Century-Bank	N/A - New Class	N/A - New Class	N/A - New Class	Deemed satisfied in full through treatment of Class Century-Bank.	N/A	N/A	Impaired; Entitled to Vote. (8)

FtMS-Contrib-Subrog	Ft. Myers Subsidiary Contrib/Subrog Claims	$0	N/A - New Class	N/A - New Class	N/A - New Class	Payment in full in Plan Consideration.	N/A	N/A	Unimpaired; Not Entitled to Vote.

DSS-62

			Prior			Current
Class	Type of Claim or Equity Interest	Estimated Total Claims (in millions)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Voting Status

FtMS-Trade	Ft. Myers Subsidiary Trade Claims(2)	<$1	N/A - New Class	N/A - New Class	N/A - New Class	Payment in full plus simple interest at 8% per annum. Mix of cash and TWC Stock as specified in the Plan.(10) Anticipated currency 131% cash 2% TWC Stock Anticipated currency (Non-Transferred MCEs) 63% cash 70% TWC Stock	133%	133%	Impaired; Entitled to Vote.

FtMS-Uns	Ft. Myers Subsidiary Unsecured Claims(2), (11)	$0	N/A - New Class	N/A - New Class	N/A - New Class	Payment in full plus simple interest at 8% per annum to the extent provided in Section 8.14 of the Plan. Mix of cash and TWC Stock same as Class FtMS-Trade.	N/A	N/A	Impaired; Entitled to Vote. (8)

DSS-63

			Prior			Current
Class	Type of Claim or Equity Interest	Estimated Total Claims (in millions)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Voting Status

FT. MYERS DEBTOR GROUP

Estimated Allowed Claims attributable to Ft. Myers Debtor Group, but included in unclassified Claims or in Classes 1, 2, and 3:
Administrative Expense Claims:			<$1
Fee Claims:			$0
Priority Tax Claims:			$0
DIP Lender Claims:			$0
Class 1:			$0
Class 2:			$0
Class 3:			$0

FtM-FPL	FPL Note Claims	$127	Payment in full in cash (plus interest to the extent provided in Section 8.14 of the Plan).	123%	123%

Payment (plus interest to the extent provided in Section 8.14 of the Plan) plus fees in Plan Consideration.

Anticipated currency
    0%  cash
125%  TWC Stock

Anticipated currency
(Non-Transferred MCEs)
    0%  cash
125%  TWC Stock

							125 (total of 125% including recovery with respect to Class OLYParent-FPLNR)%	125 (total of 125% including recovery with respect to Class OLYParent-FPLNR)%	Impaired; Entitled to Vote.(8)

FtM-Trade	Ft. Myers Trade Claims(2)	< $1	Payment (plus interest to the extent provided in Section 8.14 of the Plan) in Plan Consideration.	24%	28%	Payment in full plus simple interest at 8% per annum in Plan Consideration. Mix of cash and TWC Stock as specified in the Plan.(10) Anticipated currency 131% cash 2% TWC Stock Anticipated currency (Non-Transferred MCEs) 63% cash 70% TWC Stock	133%	133%	Impaired; Entitled to Vote.

DSS-64

			Prior			Current
Class	Type of Claim or Equity Interest	Estimated Total Claims (in millions)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Voting Status

FtM-Uns	Ft. Myers Other Unsecured Claims(2), (11)	$0	Payment (plus interest to the extent provided in Section 8.14 of the Plan) in Plan Consideration.	24%	28%	Payment (plus interest to the extent provided in Section 8.14 of the Plan) in Plan Consideration. Mix of cash and TWC Stock in the same proportion as Class FtM-Trade.	N/A	N/A	Impaired; Entitled to Vote.

FtM-CentNR	Ft. Myers Century Bank Nonrecourse Lien Claims	Same as Class Century-Bank	N/A - New Class	N/A - New Class	N/A - New Class	Deemed satisfied in full through treatment of Class Century-Bank.	N/A	N/A	Impaired; Entitled to Vote.(8)

DSS-65

			Prior			Current
Class	Type of Claim or Equity Interest	Estimated Total Claims (in millions)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Voting Status

OLYMPUS PARENT DEBTOR GROUP

Estimated Allowed Claims attributable to Olympus Parent Debtor Group, but included in unclassified Claims or in Classes 1, 2, and 3:
Administrative Expense Claims:			<$1
Fee Claims:			$1
Priority Tax Claims:			<$1
DIP Lender Claims:			$0
Class 1:			$0
Class 2:			$0
Class 3:			$0

DSS-66

			Prior			Current
Class	Type of Claim or Equity Interest	Estimated Total Claims (in millions)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Voting Status

OLYParent-Notes	Olympus Parent Note Claims	$213	Payment in full (plus interest to the extent provided in Section 8.14 of the Plan) in cash. If there are Non-Transferred MCEs, up to 140 percentage points of such distribution would be made in TWC Stock.(9)	140%	140%

Payment (plus interest to the extent provided in Section 8.14 of the Plan) through distribution of the Olympus Parent Dispute Holdback allocable to Class OLYParent-Notes pursuant to an Inter-Creditor Dispute Resolution and CVV Series OP-1 Interests.

Three Alternatives:

(1) If the Potential Olympus Parent Settlement constitutes an Inter-Creditor Dispute Resolution, then 144% in TWC Stock.

(2) If another Inter-Creditor Dispute Resolution. See Sections IV.A.3.a. and b. below.

(3) If no Inter-Creditor Dispute Resolution pre-Effective Date, 0% or as ordered by Bankruptcy Court.

Two Alternatives:

(1) If the Potential Olympus Parent Settlement constitutes an Inter-Creditor Dispute Resolution, then 144% in TWC Stock.

(2) Otherwise, as set forth in the Inter-Creditor Dispute Resolution. See Section IV.A.3.c. below.

									Impaired; Entitled to Vote.(8)

DSS-67

Class	Type of Claim or Equity Interest	Estimated Total Claims (in millions)	Prior			Current			Voting Status
			Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)

OLYParent-Trade	Olympus Parent Trade Claims(2)	$0	Payment in full (plus interest to the extent provided in Section 8.14 of the Plan) in cash. If there are Non-Transferred MCEs, up to 108 percentage points of such distribution would be made in TWC Stock.(9)	108%	108%

Payment (plus interest to the extent provided in Section 8.14 of the Plan) through distribution of the Olympus Parent Dispute Holdback allocable to Class OLYParent-Trade pursuant to an Inter-Creditor Dispute Resolution and CVV Series OP-1 Interests.

Three Alternatives:

(1) If the Potential Olympus Parent Settlement constitutes an Inter-Creditor Dispute Resolution, then 144% in TWC Stock.

(2) If another Inter-Creditor Dispute Resolution. See Sections IV.A.3.a. and b. below.

(3) If no Inter-Creditor Dispute Resolution pre-Effective Date, 0% or as ordered by Bankruptcy Court.

Two Alternatives:

(1) If the Potential Olympus Parent Settlement constitutes an Inter-Creditor Dispute Resolution, then 144% in TWC Stock.

(2) Otherwise, as set forth in the Inter-Creditor Dispute Resolution. See Section IV.A.3.c. below.

									Impaired; Entitled to Vote.

DSS-68

Class	Type of Claim or Equity Interest	Estimated Total Claims (in millions)	Prior			Current			Voting Status
			Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)

OLYParent-Uns	Olympus Parent Other Unsecured Claims(2), (11)	$0	Payment in full (plus interest to the extent provided in Section 8.14 of the Plan) in cash. If there are Non-Transferred MCEs, up to 100 percentage points of such distribution would be made in TWC Stock.(9)	100%	100%

Payment (plus interest to the extent provided in Section 8.14 of the Plan) through distribution of the Olympus Parent Dispute Holdback allocable to Class OLYParent-Uns pursuant to an Inter-Creditor Dispute Resolution and CVV Series OP-1 Interests.

Three Alternatives:

(1) If the Potential Olympus Parent Settlement constitutes an Inter-Creditor Dispute Resolution, then 144% in TWC Stock.

(2) If another Inter-Creditor Dispute Resolution. See Sections IV.A.3.a. and b. below.

(3) If no Inter-Creditor Dispute Resolution pre-Effective Date, 0% or as ordered by Bankruptcy Court.

Two Alternatives:

(1) If the Potential Olympus Parent Settlement constitutes an Inter-Creditor Dispute Resolution, then 144% in TWC Stock.

(2) Otherwise, as set forth in the Inter-Creditor Dispute Resolution. See Section IV.A.3.c. below.

									Impaired; Entitled to Vote.(8)

DSS-69

Class	Type of Claim or Equity Interest	Estimated Total Claims (in millions)	Prior			Current			Voting Status
			Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)

OLYParent-Conv	Olympus Parent Conve- nience Claims	<$1	N/A - New Class	N/A - New Class	N/A - New Class	Payment in cash(15)	95% of distribution paid to Claims in Class to which Convenience Claim otherwise belongs.	95% of distribution paid to Claims in Class to which Convenience Claim otherwise belongs.	Impaired; Entitled to Vote.(8)

OLYParent-ESL	Olympus Parent Existing Securities Law Claims	Unknown(12)

Estimated to receive payment in full (after giving effect to portion of the Restitution Fund, if any, allocated to Olympus Parent Existing Securities Law Claims) through distribution of cash and TWC Stock.

				Unknown(13)	100%(13)

Payment (plus interest to the extent provided in Section 8.14 of the Plan) through distribution of the Olympus Parent Dispute Holdback allocable to Class OLYParent-ESL pursuant to an Inter-Creditor Dispute Resolution and CVV Series OP-2 Interests.

							Unknown(14)	Unknown(14)	Impaired; Entitled to Vote.(8)

OLYParent-FPLNR	Olympus Parent FPL Note Lien Claims	Amount of FPL Note Claim less all distributions with respect to that claim	N/A – New Class	N/A - New Class	N/A - New Class

Payment (plus interest to the extent provided in Section 8.14 of the Plan) through distribution of the Olympus Parent Dispute Holdback allocable to Class OLYParent-FPLNR pursuant to an Inter-Creditor Dispute Resolution and CVV Series OP-3 Interests.

							N/A(14) Expected to be satisfied in full through distributions to Class FtM-FPL	N/A(14) Expected to be satisfied in full through distributions to Class FtM-FPL	Impaired; Entitled to Vote.(8)

OLYParent - UCANR	Olympus Parent UCA Bank Nonrecourse Lien Claims	Same as Class UCA-Bank	N/A - New Class	N/A - New Class	N/A - New Class	Deemed satisfied in full through treatment of Class UCA-Bank.	N/A	N/A	Impaired; Entitled to Vote.(8)

DSS-70

Class	Type of Claim or Equity Interest	Estimated Total Claims (in millions)	Prior			Current			Voting Status
			Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)

RIGAS/CENTURY CO-BORROWING DEBTOR GROUP

Estimated Allowed Claims attributable to Rigas/Century Co-Borrowing Debtor Group, but included in unclassified Claims or in Classes 1, 2, and 3:
Administrative Expense Claims: Fee Claims: Priority Tax Claims: DIP Lender Claims: Class 1: Class 2: Class 3:			$ 24 $ 0 $ 0 $ 0 $ 0 $ 0 $ 0

RCentCB-Cont	Rigas/ Century Contrib/ Subrog Claims	$145	Payment in full in Plan Consideration.	100%	100%	Unchanged	Unchanged	Unchanged	Unim-paired; Not Entitled to Vote.

RCentCB-Trade	Rigas/ Century Trade Claims(2)	$11	Payment in full (plus interest to the extent provided in Section 8.14 of the Plan) in Plan Consideration	100%	100%	Payment in full plus simple interest at 8% per annum. Mix of cash and TWC Stock as specified in the Plan.(10) Anticipated currency 101% cash 2% TWC Stock	103%	103%	Impaired; Entitled to Vote.

RCentCB-Uns	Rigas/ Century Other Unsecured Claims (2),(11)	$2	Payment in full (plus interest to the extent provided in Section 8.14 of the Plan) in Plan Consideration.	100%	100%	Payment in full plus simple interest at 8% per annum to the extent provided in Section 8.14 of the Plan. Mix of cash and TWC Stock in the same proportion as Class RCentCB-Trade.	103%	103%	Impaired; Entitled to Vote.(8)

RCentCB-CentNR	Bank Claims against Rigas/ Century Co-Borrowing Debtors arising under the Century Credit Agreement	Same as Class Century-Bank	N/A - New Class	N/A - New Class	N/A - New Class	Deemed satisfied in full through treatment of Class Century-Bank.	N/A	N/A	Impaired; Entitled to Vote.(8)

DSS-71

Class	Type of Claim or Equity Interest	Estimated Total Claims (in millions)	Prior			Current			Voting Status
			Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)

RIGAS/OLYMPUS CO-BORROWING DEBTOR GROUP

Estimated Allowed Claims attributable to Rigas/Olympus Co-Borrowing Debtor Group, but included in unclassified Claims or in Classes 1, 2, and 3:
Administrative Expense Claims: Fee Claims: Priority Tax Claims: DIP Lender Claims: Class 1: Class 2: Class 3:			$ 8 $ 0 $ 0 $ 0 $ 0 $ 0 $ 0

ROlyCB-Cont	Rigas/Olympus Contrib/Subrog Claims	$0	Payment in full in Plan Consideration.	100%	100%	Unchanged	Unchanged	Unchanged	Unim-paired; Not Entitled to Vote.

ROlyCB-Trade	Rigas/ Olympus Trade Claims(2)	$4	Payment in full (plus interest to the extent provided in Section 8.14 of the Plan) in Plan Consideration	100%	100%	Payment in full plus simple interest at 8% per annum. Mix of cash and TWC Stock as specified in the Plan.(10) Anticipated currency 101% cash 2% TWC Stock	103%	103%	Impaired; Entitled to Vote.

ROlyCB-Uns	Rigas/Olympus Other Unsecured Claims (2),(11)	< $1	Payment in full (plus interest to the extent provided in Section 8.14 of the Plan) in Plan Consideration.	100%	100%	Payment in full plus simple interest at 8% per annum to the extent provided in Section 8.14 of the Plan. Mix of cash and TWC Stock in the same proportion as Class ROlyCB-Trade.	103%	103%	Impaired; Entitled to Vote.(8)

DSS-72

Class	Type of Claim or Equity Interest	Estimated Total Claims (in millions)	Prior			Current			Voting Status
			Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)

RolyCB-OLYNR	Bank Claims against Rigas/ Olympus Co-Borrowing Debtors arising under the Olympus Credit Agreement	Same as Class OLY-Bank	N/A - New Class	N/A - New Class	N/A - New Class	Deemed satisfied in full through treatment of Class OLY-Bank.	N/A	N/A	Impaired; Entitled to Vote.(8)

DSS-73

Class	Type of Claim or Equity Interest	Estimated Total Claims (in millions)	Prior			Current			Voting Status
			Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)

RIGAS/UCA CO-BORROWING DEBTOR GROUP

Estimated Allowed Claims attributable to Rigas/UCA Co-Borrowing Debtor Group, but included in Classes 1, 2, and 3:
Administrative Expense Claims: Fee Claims: Priority Tax Claims: DIP Lender Claims: Class 1: Class 2: Class 3:			$ 9 $ 0 $ 0 $ 0 $ 0 $ 0 $ 0

RUCACB-Cont	Rigas/UCA Contrib/ Subrog Claims	$0	Payment in full in Plan Consideration.	100%	100%	Unchanged	Unchanged	Unchanged	Unim-paired; Not Entitled to Vote.

RUCACB-Trade	Rigas/UCA Trade Claims(2)	$5	Payment in full (plus interest to the extent provided in Section 8.14 of the Plan) in Plan Consideration	100%	100%	Payment in full plus simple interest at 8% per annum. Mix of cash and TWC Stock as specified in the Plan.(10) Anticipated currency 101% cash 2% TWC Stock	103%	103%	Impaired; Entitled to Vote.

RUCACB-Uns	Rigas/UCA Other Unsecured Claims (2),(11)	$1	Payment in full (plus interest to the extent provided in Section 8.14 of the Plan) in Plan Consideration.	100%	100%	Payment in full plus simple interest at 8% per annum to the extent provided in Section 8.14 of the Plan. Mix of cash and TWC Stock same as Class RUCACB-Trade.	103%	103%	Impaired; Entitled to Vote.(8)

RUCACB- UCANR	Bank Claims against Rigas/UCA Co-Borrowing Debtors arising under the UCA Credit Agreement	Same as Class UCA-Bank	N/A - New Class	N/A - New Class	N/A - New Class	Deemed satisfied in full through treatment of Class UCA-Bank.	N/A	N/A	Impaired; Entitled to Vote.(8)

DSS-74

Class	Type of Claim or Equity Interest	Estimated Total Claims (in millions)		Prior			Current			Voting Status
				Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)

FUNDING COMPANY DEBTOR GROUP

Estimated Allowed Claims attributable to Funding Company Debtor Group, but included in unclassified Claims or in Classes 1, 2, and 3:
Administrative Expense Claims: Fee Claims: Priority Tax Claims: DIP Lender Claims: Class 1: Class 2: Class 3:				$10 $ 63 $ 2 $ 0 $ 0 <$ 1 $ 1

Fundco	Funding Company Claims	$39		Payment in full in cash (plus interest to the extent provided in Section 8.14 of the Plan).	108%	108%	Payment in full plus simple interest at 8% per annum. Mix of cash and TWC Stock as specified in the Plan.(10) Anticipated currency 131% cash 2% TWC Stock Anticipated currency (Non-Transferred MCEs) 63% cash 70% TWC Stock	133%	133%	Impaired; Entitled to Vote.(8)

GSETL	Government Claims	$600	(16)	Performance of the Government Settlement Agreement.	100%	100%	Unchanged	Unchanged	Unchanged	Deemed to accept

DSS-75

Class	Type of Claim or Equity Interest	Estimated Total Claims (in millions)	Prior			Current			Voting Status
			Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)

ACC OPS DEBTOR GROUP

Estimated Allowed Claims attributable to ACC Ops Debtor Group, but included in unclassified Claims or in Classes 1, 2, and 3:
Administrative Expense Claims: Fee Claims: Priority Tax Claims: DIP Lender Claims: Class 1: Class 2: Class 3:			$3 $0 $1 $0 $0 <$1 <$1

OPS-Trade	ACC Ops Trade Claims(2)	$13	Payment in full (plus interest to the extent provided in Section 8.14 of the Plan) in cash. If there are Non-Transferred MCEs, up to 108 percentage points of such distribution would be made in TWC Stock.(9).	108%	108%	Payment in full plus simple interest at 8% per annum. Mix of cash and TWC Stock as specified in the Plan.(10) Anticipated currency 131% cash 2% TWC Stock Anticipated currency (Non-Transferred MCEs) 63% cash 70% TWC Stock	133%	133%	Impaired; Entitled to Vote.

OPS-Uns	ACC Ops Other Unsecured Claims(2), (11)	$23	Payment in full (plus interest to the extent provided in Section 8.14 of the Plan) in cash. If there are Non-Transferred MCEs, up to 100 percentage points of such distribution would be made in TWC Stock.(9)	100%	100%	Payment in full plus simpleinterest at 8% per annum to the extent provided in Section 8.14 of the Plan. Mix of cash and TWC Stock in the same proportion as Class OPS-Trade.	115%	115%	Impaired; Entitled to Vote.(8)
OPS-OLYNR	ACC Ops Olympus Bank Nonrecourse Lien Claims	Same as Class OLY-Bank	N/A - New Class	N/A - New Class	N/A - New Class	Deemed satisfied in full through treatment of Class OLY-Bank.	N/A	N/A	Impaired; Entitled to Vote.(8)

DSS-76

Class	Type of Claim or Equity Interest	Estimated Total Claims (in millions)	Prior			Current			Voting Status
			Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)

OPS-UCANR	ACC Ops UCA Bank Nonrecourse Lien Claims	Same as Class UCA-Bank	N/A - New Class	N/A - New Class	N/A - New Class	Deemed satisfied in full through treatment of Class UCA-Bank.	N/A	N/A	Impaired; Entitled to Vote.(8)

DSS-77

Class	Type of Claim or Equity Interest	Estimated Total Claims (in millions)	Prior			Current			Voting Status
			Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)

HOLDING COMPANY DEBTOR GROUP

Estimated Allowed Claims attributable to Holding Company Debtor Group, but included in unclassified Claims or in Classes 1, 2, and 3:
Administrative Expense Claims: Fee Claims: Priority Tax Claims: DIP Lender Claims: Class 1: Class 2: Class 3:			$26 $32 $25 $0 $0 <$1 $2

DSS-78

Class	Type of Claim or Equity Interest	Estimated Total Claims (in millions)	Prior			Current
			Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Voting Status

ACC Trade	ACC Trade Claims(2)	$298

Payment (plus interest to the extent provided in Section 8.14 of the Plan) through distribution of a pro rata portion of:

•      cash and/or TWC Stock and  CVV Series A-1a Interests; and

•      the Inter-Creditor Dispute Holdback allocable to ACC Trade Claims pursuant to the Inter-Creditor Dispute Resolution.

If no Inter-Creditor Dispute Resolution pre-Effective Date, 24%, or if there are Non-Transferred MCEs, as low as 12%;

Otherwise, as set forth in the Inter-Creditor Dispute Resolution, which will be no less than if there is no Inter-Creditor Dispute Resolution. See Sections IV.A.3.a. and b. below.

					As set forth in the Inter-Creditor Dispute Resolution. See Section IV.A.3.c. below.

Payment (plus interest to the extent provided in Section 8.14 of the Plan) through distribution of the Inter-Creditor Dispute Holdback allocable to Class ACC-Trade pursuant to an Inter-Creditor Dispute Resolution and CVV Series A-1a Interests.

Three Alternatives:

(1) If the Potential Settlements constitute an Inter-Creditor Dispute Resolution, then up to 10% in TWC Stock.

(2) If another Inter-Creditor Dispute Resolution. See Sections IV.A.3.a. and b. below.

(3) If no Inter-Creditor Dispute Resolution pre-Effective Date, 0%.

Two Alternatives:

(1) If the Potential Settlements constitute an Inter-Creditor Dispute Resolution, then 33% comprised of 11% in TWC Stock and 22% in cash and allocable portion of Holding Company Debtor Group’s share of Distributable Proceeds of the CVV. See Section III.B.2.a.

(2) Otherwise, as set forth in the Inter-Creditor Dispute Resolution. See Section IV.A.3.c. below.

									Impaired; Entitled to Vote.

DSS-79

Class	Type of Claim or Equity Interest	Estimated Total Claims (in millions)	Prior			Current
			Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Voting Status

ACC-Uns	ACC Other Unsecured Claims(2), (11)	$73

Payment (plus interest to the extent provided in Section 8.14 of the Plan) through distribution of a pro rata portion of:

•     cash and/or TWC Stock and  CVV Series A-1a Interests; and

•     the Inter-Creditor Dispute Holdback allocable to ACC Other Unsecured Claims pursuant to the Inter-Creditor Dispute Resolution.

If no Inter-Creditor Dispute Resolution pre-Effective Date, 24%, or if there are Non-Transferred MCEs, as low as 12%;

Otherwise, as set forth in the Inter-Creditor Dispute Resolution, which will be no less than if there is no Inter-Creditor Dispute Resolution. See Sections IV.A.3.a. and b. below.

					As set forth in the Inter-Creditor Dispute Resolution. See Section IV.A.3.c. below.

Payment (plus interest to the extent provided in Section 8.14 of the Plan) through distribution of the Inter-Creditor Dispute Holdback allocable to Class ACC-Trade pursuant to an Inter-Creditor Dispute Resolution and CVV Series A-1a Interests.

Three Alternatives:

(1) If the Potential Settlements constitute an Inter-Creditor Dispute Resolution, then up to 10% in TWC Stock.

(2) If another Inter-Creditor Dispute Resolution. See Sections IV.A.3.a. and b. below.

(3) If no Inter-Creditor Dispute Resolution pre-Effective Date, 0%.

Two Alternatives:

(1) If the Potential Settlements constitute an Inter-Creditor Dispute Resolution, then 33% comprised of 11% in TWC Stock and 22% in cash and allocable portion of Holding Company Debtor Group’s share of Distributable Proceeds of the CVV. See Section III.B.2.a.

(2) Otherwise, as set forth in the Inter-Creditor Dispute Resolution. See Section IV.A.3.c. below.

									Impaired; Entitled to Vote.

DSS-80

Class	Type of Claim or Equity Interest	Estimated Total Claims (in millions)	Prior			Current
			Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Voting Status

ACC-SnrNotes	ACC Senior Notes Claims	$5,110

Payment (plus interest to the extent provided in Section 8.14 of the Plan) through distribution of a pro rata portion of:

•      cash and/or TWC Stock and CVV Series A-1b Interests; and

•      cash and/or TWC Stock initially attributable to Class ACC-SubNotes, but paid over to Class ACC-SnrNotes pursuant to subordination provisions in the ACC Subordinated Notes indentures; and

•     the Inter-Creditor Dispute Holdback allocable to ACC Senior Notes Claims pursuant to the Inter-Creditor Dispute Resolution (based on the claims in Class ACC-SnrNotes and ACC-SubNotes).

If no Inter-Creditor Dispute Resolution pre-Effective Date, 31%,(18) or if there are Non-Transferred MCEs, as low as 15%;(18)

Otherwise, as set forth in the Inter-Creditor Dispute Resolution, which will be no less than if there is no Inter-Creditor Dispute Resolution. See Sections IV.A.3.a. and b. below.

					As set forth in the Inter-Creditor Dispute Resolution. See Section IV.A.3.c. below.

Payment (plus interest to the extent provided in Section 8.14 of the Plan) through distribution of the Inter-Creditor Dispute Holdback allocable to class ACC-SnrNotes pursuant to an Inter-Creditor Dispute Resolution and CVV Series A-1b Interests.

Three Alternatives:

(1) If the Potential Settlements constitute an Inter-Creditor Dispute Resolution, then up to 13%(17) in TWC Stock.

(2) If another Inter-Creditor Dispute Resolution. See Sections IV.A.3.a. and b. below.

(3) If no Inter-Creditor Dispute Resolution pre-Effective Date, 0%.

Two Alternatives:

(1) If the Potential Settlements constitute an Inter-Creditor Dispute Resolution, then 43%(17) comprised of 15% in TWC Stock and 28% in cash and allocable portion of Holding Company Debtor Group’s 50% of Distributable Proceeds of the CVV. See Section III.B.2.a.

(2) Otherwise, as set forth in the Inter-Creditor Dispute Resolution. See Section IV.A.3.c. below.

									Impaired; Entitled to Vote.

DSS-81

				Prior			Current
Class	Type of Claim or Equity Interest	Estimated Total Claims (in millions)		Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Voting Status
ACC-SubNotes	ACC Subordinated Notes Claims	$1,459		Payment through distribution of Contingent Value Vehicle Series A-1c Interests.	Unknown(14), (18)	Unknown (14), (18)

Payment (plus interest to the extent provided in Section 8.14 of the Plan) through distribution of the Inter-Creditor Dispute Holdback allocable to Class ACC-SubNotes pursuant to an Inter-Creditor Dispute Resolution and CVV Series A-1c Interests.

								Unknown(14), (18)	Unknown(14), (18)	Impaired; Entitled to Vote.
ACC-ESL Snr	ACC Senior Notes Existing Securities Law Claims	Unknown(12)		Payment through distribution of Contingent Value Vehicle Series A-2a Interests.	Unknown(13), (14)	Unknown(13), (14)	Unchanged	Unchanged	Unchanged	Impaired; Entitled to Vote.
ACC-ESL Sub	ACC Subordinated Notes Existing Securities Law Claims	Unknown(12)		Payment through distribution of Contingent Value Vehicle Series A-2b Interests.	Unknown(13), (14)	Unknown(13), (14)	Unchanged	Unchanged	Unchanged	Impaired; Entitled to Vote.
ACC-BPfd	ACC Series B Preferred Stock Interests	$159	(18)	Payment through Contingent Value Vehicle Series B Interests.	Unknown(13)	Unknown (13)	Unchanged	Unchanged	Unchanged	Impaired; Entitled to Vote.
ACC-BESL	ACC Series B Preferred Stock Existing Securities Law Claims	Unknown(12)		Payment through Contingent Value Vehicle Series C Interests.	Unknown(13), (14)	Unknown(13), (14)	Unchanged	Unchanged	Unchanged	Impaired; Entitled to Vote.
ACC-DPfd	ACC Series D Preferred Stock Interests	$580	(18)	Payment through Contingent Value Vehicle Series D Interests.	Unknown(13)	Unknown(13)	Unchanged	Unchanged	Unchanged	Impaired; Entitled to Vote.
ACC-DESL	ACC Series D Preferred Stock Existing Securities Law Claims	Unknown(12)		Payment through Contingent Value Vehicle Series E Interests.	Unknown(13),(14)	Unknown(13), (14)	Unchanged	Unchanged	Unchanged	Impaired; Entitled to Vote.

DSS-82

Class	Type of Claim or Equity Interest	Estimated Total Claims (in millions)		Prior			Current			Voting Status
				Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)

ACC-EFfd	ACC Series E and F Preferred Stock Interests	$936	(18)	Payment through Contingent Value Vehicle Series F Interests.	Unknown(13)	Unknown(13)	Unchanged	Unchanged	Unchanged	Impaired; Entitled to Vote.
ACC-EFESL	ACC Series E and F Preferred Stock Existing Securities Law Claims	Unknown(12)		Payment through Contingent Value Vehicle Series G Interests.	Unknown(13), (14)	Unknown(13), (14)	Unchanged	Unchanged	Unchanged	Impaired; Entitled to Vote.
ACC-CSESL	ACC Common Stock Existing Securities Law Claims	Unknown(12)		Payment through Contingent Value Vehicle Series H Interests.	Unknown(13), (14)	Unknown(13), (14)	Unchanged	Unchanged	Unchanged	Impaired; Entitled to Vote.
ACC-CS	ACC Common Stock Interests	N/A		Payment through Contingent Value Vehicle Series I Interests.	Unknown(13)	Unknown(13)	Unchanged	Unchanged	Unchanged	Impaired; Entitled to Vote.
ACC-Conv	ACC Convenience Claims	<$1		Payment in cash.(15)	95% of distribution paid to Claims in Class to which Convenience Claim otherwise belongs.	95% of distribution paid to Claims in Class to which Convenience Claim otherwise belongs.	Unchanged	Unchanged	Unchanged	Impaired; Entitled to Vote.

DSS-83

Class	Type of Claim or Equity Interest	Estimated Total Claims (in millions)	Prior			Current			Voting Status
			Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)	Treatment/ Currency/Payment	Estimated Recovery on Effective Date(1)	Estimated Total Recovery(1)

OTHER CLAIMS
InterCo	Intercompany Claims	N/A	Determined in Inter-Creditor Dispute Resolution.	N/A	N/A	Unchanged	Unchanged	Unchanged	Not Entitled to Vote.
N/A	ACC Other Equity Interests	N/A	Disallowed; no distribution.	0	0	Unchanged	Unchanged	Unchanged	Disallowed; Not Entitled to Vote.
N/A	Rigas Claims and/or Equity Interests	N/A	Disallowed, expunged; no distribution	0	0	Unchanged	Unchanged	Unchanged	Disallowed; Not Entitled to Vote.

(1)    The Estimated Recovery on Effective Date and Estimated Total Recovery are calculated by dividing the estimated Deemed Value of the Plan Consideration to be distributed by the Estimated Total Claims.  The Estimated Total Claims represent the Debtors’ estimate based on available information and their analysis of the total Claims in such Class ultimately likely to be Allowed.  All November Plan estimates were based on an assumed Effective Date of March 31, 2006, and all current Plan estimates are based on an assumed Effective Date of July 31, 2006.  There can be no assurance that the Effective Date will occur on July 31, 2006, if at all.  With respect to Plan Consideration other than cash, the fair market value of the Plan Consideration on the date of distribution may be different from the estimated value, described in Section V of this Disclosure Statement Supplement, used for purposes of this calculation or from the Deemed Value determined by the Bankruptcy Court.  See “Important Note on Deemed Value of TWC Stock” in Section IV.A. and the Risk Factors included in Sections XI.A and XI.D of the Disclosure Statement and Section VI of this Disclosure Statement Supplement.  The timing of the recovery, amounts of Claims Allowed, amounts of reserves ultimately released and actual total recovery may vary substantially from the estimates set forth in this chart.  To the extent a Claim is Allowed only after the Effective Date, this estimate represents an estimate of the recovery after the time of Allowance in accordance with the timing of payment provided under the Plan.

(2)    To the extent that Claims in these Classes are Assumed Sale Liabilities they will be Assumed and satisfied in accordance with the applicable Purchase Agreement.

(3)    This estimate includes an amount related to the Debtors’ estimated federal and state income and franchise tax liability which will result from consummating certain transactions contemplated by the Plan, including the Sale Transaction.  The amount included related to this tax liability represents the Debtors’ good-faith estimate, based on currently available but incomplete information, of the likely amount of this liability, which estimate falls within a range computed by the Debtors of the likely amount of this liability.  The actual federal and state income and franchise tax liability when finally determined may be materially more or less than this estimate which could reduce or increase the amount of cash available to the Debtors for payment of other Claims.

(4)    This estimate includes estimated amounts related to historical tax liabilities.  The actual amount of these liabilities when finally determined may be materially different from the amount included in the estimate set forth above which could reduce or increase the amount of cash available to the Debtors for payment of other Claims.

(5)    Except as otherwise determined by the Bankruptcy Court, interest with respect to these Claims is deemed Paid in Full to the extent the Debtors continue to make payments through the Effective Date under paragraph 11(c) of the DIP Order.  Holders of Bank Claims have also asserted Claims for interest on the principal amount of such Claim to (but not including) the Effective Date at the maximum non-default rate set forth in the Credit Agreement related to such Bank Claim over the interest paid or Allowed on such principal amount (such excess, the “Grid Interest”).  To the extent the determination of such entitlement is not made as of the Effective Date, the amount claimed, up to an aggregate of $189 million for Grid Interest for all holders of Bank Claims, will be placed in separate escrow accounts corresponding to each credit facility pending Bankruptcy Court determination.  Treatment of Fee Claims asserted by the Bank Lenders is discussed in Section III.A.4 of this Disclosure Statement.

DSS-84

(6)    Payment of the Bank Claims is without prejudice to any rights or remedies of the Debtors, the Creditors’ Committee or the Contingent Value Vehicle in connection with the Bank Actions, which rights and remedies will be preserved and retained in full.

(7)    Timing of distribution is subject to the Creditors’ Committee Motion directing the holding back in escrow of any distributions until the resolution of the Continuing Bank Actions.  Distributions are also subject to either the release of the Bank Lender from liability in connection with the Continuing Bank Actions under the Plan or the delivery to the Plan Administrator of satisfactory evidence by holders of Bank Claims of ability to repay any distributions received if it is ultimately determined that such holder is required to disgorge such distributions.

(8)    The Debtors reserve the right to classify and seek an order of the Bankruptcy Court designating these Claims and/or Equity Interests as unimpaired and not entitled to vote and any impairment designation shall have no probative value with respect to any request for such a classification order.

(9)    Holders of Claims in a Debtor Group will not receive TWC Stock as a result of the existence of a Non-Transferred MCE System if the Debtor Group has residual equity value in the form of cash.

(10)  For Trade claims in Classes CCC-Trade, CCHC-Trade, Century-Trade, FtM-Trade, FtMS-Trade, Fundco, FV-Trade, OLY-Trade, OPS-Trade, P-Trade, RCentCB-Trade, ROlyCB-Trade, RUCACB-Trade, TCI-Trade and UCA-Trade, the recovery is divided into four tranches:  (a) 99% of the principal amount is paid in cash; (b) 1% of the principal amount is paid in TWC Stock; (c) simple interest at the federal judgment rate as of the Commencement Date is paid in cash; provided if there are Non-Transferred MCEs and the Substitution Conditions are satisfied, the amounts described in clauses (a) and (c) may be paid in TWC Stock; and (d) interest sufficient to cause the total amount of interest paid to be simple interest at 8% will be paid in cash; provided that of the amount described in clause (d), (x) 1% of the amount set forth in (a) and (b) may be paid in TWC Stock, and (y) if the Substitution Conditions are satisfied, all of the interest pursuant to (d) may be paid in TWC Stock.  The Substitution Conditions are that both (1) the FrontierVision Holdco Notes/Trade Distribution Reserve, the Ft Myers Notes Distribution Reserve and the Olympus Parent Notes Distribution Reserve are not funded with cash on the Effective Date, and (2) cash as a percentage of the reserve for such Class of Trade Claims on the Effective Date is not less than cash as a percentage of the Reserve for General Unsecured Claims against the same Debtor Group on the Effective Date.

(11)  To the extent that a Claim in one of these Classes is an Insured Claim, instead of the treatment listed in the chart, such Insured Claim will be paid from the proceeds of insurance in the ordinary course of business.

(12)  The estimated amount of these Existing Securities Law Claims cannot be determined at this time.  The Debtors intend to request that the Bankruptcy Court estimate these Claims in connection with the confirmation and/or consummation of the Plan.  One condition to the confirmation of the Plan is that Subsidiary Notes Existing Securities Law Claims will have been either (1) fixed and Allowed in an aggregate amount not greater than $50 million or (2) estimated pursuant to the Estimation Order in an aggregate amount not to exceed such amount.

(13)  The Estimated Recovery on Effective Date and Estimated Total Recovery include both distributions under the Plan and recoveries from the Restitution Fund, which will be established and administered by the United States Attorney General and the SEC.  To the extent that holders of Claims in this Class do NOT receive the estimated recoveries from the Restitution Fund, the Recovery on Effective Date and Total Recovery would be less.

(14)  The Estimated Recovery on Effective Date and Estimated Total Recovery are dependent upon the outcome of the Inter-Creditor Dispute.  Holders of Existing Securities Law Claims will not receive any recovery unless the unsecured creditors of the Debtor Group to which they relate receive payment in full.  Recovery will also depend on distributions from the Contingent Value Vehicle, which will be dependent on recoveries from the Designated Litigation assigned to the Contingent Value Vehicle.

(15)  If (a) the holders of such Convenience Claims do not accept the Plan by the requisite majorities set forth in section 1126(c) of the Bankruptcy Code or (b) holders of Claims deemed to be such Convenience Claims would receive a greater amount of Plan Consideration consisting of cash if they were treated as holders of the Class to which they would otherwise belong, then the holders of such Claims will be treated as holders of Claims in the Classes to which they would otherwise belong.

(16)  In addition to the payment of $600 million pursuant to the Government Settlement Agreement, this Claim also includes fifty percent of the proceeds of the Designated Litigation in the Contingent Value Vehicle (net of the costs of prosecuting such litigation) until the Restitution Fund shall have received $115 million.

(17)  The recovery in this Chart to holders of Allowed ACC Senior Notes Claims includes estimated recoveries for Class ACC-SubNotes paid over to Class ACC-SnrNotes through enforcement of the applicable subordination provisions.   On April 6, 2006, the Bankruptcy Court announced its decision on the record of a hearing that the subordination provisions for the ACC Subordinated Notes were enforceable in the context of the Plan.

(18)  Represents the liquidation preference plus accrued but unpaid dividends to the Commencement Date.

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3.     Estimated Recoveries For Classes Likely to be Affected by the Inter-Creditor Dispute

Substantial disputes exist between creditors of different Debtor Groups that principally affect the recoveries to the creditors of the Arahova Debtor Group, the FrontierVision Holdco Debtor Group, the Olympus Parent Debtor Group and the Holding Company Debtor Group.  The factual background behind the issues giving rise to the Inter-Creditor Dispute was summarized in the Debtors’ Motion in Aid of Confirmation dated June 24, 2005 (Docket No. 7844).  The principal elements of the Inter-Creditor Dispute include, but are not limited to:

•       the character and treatment of Intercompany Claims,

•      the appropriate Plan consolidation structure,

•      alleged fraudulent conveyance claims associated with historical movements of subsidiaries within the corporate structure,

•      the allocation of the value and form of consideration from the Sale Transaction to the various Debtor Groups,

•      the allocation of the benefits and costs of the Government Settlement Agreement,

•      the allocation of the tax liability and the tax reserves associated with the Sale Transaction, and

•      the allocation of the economic cost of the other reserves established as part of the Plan.

The following three subsections contain the Debtors’ estimate of the potential maximum and minimum recovery to (a) the creditors of the Arahova Debtor Group, (b) the creditors of the FrontierVision Holdco Debtor Group, (c) the holders of the Olympus Parent Notes, (d) the holders of the ACC Senior Notes and (e) the holders of Holding Company Trade and Other Unsecured Claims in three different scenarios:

(1)             the Estimated Recovery on the Effective Date assuming that the Government Settlement payment is made but the MCE Systems are not sold on the Effective Date to TW NY and Comcast under the Purchase Agreements.

(2)             the Estimated Recovery on the Effective Date assuming that the MCE Systems are sold to TW NY and Comcast under the Purchase Agreements.

(3)             the Estimated Total Recovery following the anticipated release of escrows, reserves and holdbacks and assuming that the MCE Systems are sold to TW NY and Comcast under the Purchase Agreements.

The Debtors believe that in general, the effect of any judicial determination regarding the elements of the Inter-Creditor Dispute would be as follows; however, because of the inter-relationship of the issues, these effects may be different in particular scenarios described below:

•      Intercompany Claims:

•      Classification.  The Debtors believe that treating Intercompany Claims as pari passu with third-party general unsecured obligations will, in general, increase recoveries to the creditors of the Holding Company Debtor Group and reduce the recovery to creditors of the Arahova Debtor Group, the FrontierVision Holdco Debtor

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Group, the Olympus Parent Debtor Group and other Debtor Groups, including the Century Debtor Group.  The Debtors also believe that disregarding Intercompany Claims will in general increase recoveries to the creditors of the Arahova Debtor Group, the FrontierVision Holdco Debtor Group and the Olympus Parent Debtor Group and decrease the recoveries to the creditors of the Holding Company Debtor Group.  Treating the Intercompany Claims as subordinated to third party general unsecured obligations or preferred equity results in recoveries to the creditors of the Arahova Debtor Group, the FrontierVision Debtor Group and the Olympus Parent Debtor Group that are comparable to or less than recoveries received if Intercompany Claims are disregarded but greater than the recoveries if Intercompany Claims are treated as pari passu with third-party general unsecured obligations (with a corresponding effect on the creditors of the Holding Company Debtor Group).

•      Types of Intercompany Claims.  The Debtors also believe that, in general, disallowing the Acquisition and Swap Intercompanies, the Assumption Transactions and the Historic Entries would increase the recovery to the creditors of the Arahova Debtor Group and the FrontierVision Debtor Group and would reduce the recovery to the creditors of the Holding Company Debtor Group.

•      Plan Consolidation Structure:  The Debtors believe that, in general, the estimated recoveries are not materially different than the recoveries that would be achieved in a plan of reorganization that respected the separate existence of each legal entity.  Such belief, however, is based on a number of assumptions, including assumptions regarding allocations of value and liability among over 260 legal entities that could prove to be incorrect.  The Debtors believe that under their proposed consolidation structure, the principal issue relating to the Inter-Creditor Dispute is the allocation of residual value of solvent Debtor Groups among multiple Parent Debtor Groups.  The Debtors believe that this issue primarily affects the recovery of the creditors of the Arahova Debtor Group, the Olympus Parent Debtor Group and the Holding Company Debtor Group.  The Debtors are not in a position to meaningfully present estimated recoveries for the multitude of possible alternative consolidation structures.

•      Fraudulent Conveyance Claims:  The issues associated with the fraudulent conveyance claims relate to, among other things:  (1) which transfers constituted fraudulent conveyances, (2) the valuation of the transfers, and (3) if a fraudulent transfer occurred, which entity in the multiple chain of transferors is entitled to the recovery.  In addition, the Debtors lack sufficient data at present to reliably determine the fair market value of entities transferred at the time of their transfer.  Moreover, what Debtor Group ultimately would benefit from an “unwind” of a fraudulent conveyance may depend on whether Intercompany Claims against entities would redirect the “unwound value” to other Debtor Groups.  The Debtors believe that the outcome of the fraudulent conveyance claims will not materially affect the recoveries of the creditors of the FrontierVision Holdco Debtor Group and could materially reduce the recoveries to the creditors of the Olympus Parent Debtor Group and benefit recoveries to the Arahova Debtor Group.

•      Allocation of Value from the Sale Transaction.  The Debtors believe that an allocation of value based on subscribers would increase the recovery to the FrontierVision Holdco Debtor Group creditors and reduce the recovery to the Arahova Debtor Group creditors, while an allocation of value based on historical or projected cash flow growth would have the opposite result.

•      The Government Settlement Agreement.  The Debtors are not in a position to meaningfully present estimated recoveries for the multitude of possible alternative allocations of (1) the costs of the Government Settlement of a $600 million payment and a $115 million 50% first priority interest in the Contingent Value Vehicle, and (2) the benefits of the Government Settlement, including the non-prosecution agreement and the streamlined ability to gain ownership of the MCE Systems which are to be sold in the Sale Transaction

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for approximately $913 million, consisting of $321 million in TWC Class A Common Stock (based on the Debtor’s estimated Deemed Value of the TWC Class A Common Stock) and $592 million in cash.

•      Allocation of Tax Liability.  In general, the liability for income and franchise taxes resulting from the Sale Transaction has been allocated to entities based on the location of the gain on the assets being sold, without regard to whether the entities were corporations, partnerships or disregarded for income tax purposes.  The Debtors believe that if this tax liability was allocated solely to those entities which are corporations for income tax purposes, the recoveries to creditors of the FrontierVision Holdco Debtor Group and the Olympus Parent Debtor Group would increase and the recovery to holders of the Holding Company Debtor Group would decrease.  It is possible that the other tax liabilities reflected in the tax reserves could be allocated in a manner different from the methods chosen by the Debtors.  Such different allocations could increase or decrease the recoveries to different Classes of creditors, depending on the specific method of allocation chosen and the relevant tax liability being reallocated.

•      Allocation of Costs of Reserves.  The Debtors are not in a position to meaningfully present estimated recoveries for the multitude of possible alternative allocations of the costs of the escrows, reserves and holdbacks in the Plan.

These estimates are subject to the same qualifications and limitations as are described in Section IV.A.2 of this Disclosure Statement Supplement, as well as those risk factors set forth in Section XI of the Disclosure Statement and Section VI of this Disclosure Statement Supplement.  Pursuant to decisions of the Bankruptcy Court issued at the October 28, 2005 Disclosure Statement Hearing and the Arahova Decision, the Debtors are not expressing an opinion as to the likelihood of any of the outcomes presented, other than those Debtor Groups likely to be affected by the Inter-Creditor Dispute Resolution.

The estimates set forth in this Section IV.A.3 do not ascribe any value to the Contingent Value Vehicle Interests.  The estimates set forth in this Section IV.A.3 do not give effect to other issues which are described in the Risk Factors in Section XI of the Disclosure Statement or Section VI of this Disclosure Statement Supplement.

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a.              Estimated Recovery on the Effective Date Assuming No Sale of MCE Systems

The following chart sets forth the estimated potential minimum and maximum recovery to certain specified creditors on the Effective Date assuming a judicial resolution of the Inter-Creditor Dispute prior to the Effective Date.  These estimated recoveries are calculated based on:  (i) the basis that the Government Settlement payment is made, but that the MCE Systems are not sold on the Effective Date to TW NY and Comcast under the Purchase Agreements, (ii) the assumption that the Effective Date occurs on July 31, 2006, and (iii) other estimates and assumptions.  Such estimates and assumptions are subject to substantial uncertainty.  See the risk factors in Section XI of the Disclosure Statement and Section VI of this Disclosure Statement Supplement.  These estimated recoveries do not include any value for the Contingent Value Vehicle Interests to be issued under the Plan, which are expected to have value that will be material to certain creditors.

The Debtors expect that the ultimate recovery to the creditors of the Debtor Groups listed below will be higher (to the extent that they are receiving less than the Allowed amount of their Claim including postpetition interest) as a result of the release of escrows, reserves and holdbacks and the likely ultimate sale of the MCE Systems (other than Coudersport and Bucktail) to TW NY and Comcast under the Purchase Agreements.  That higher estimated recovery is presented in Section IV.A.3.c below.

	Potential Minimum Recovery on Effective Date Assuming No MCE Sale	Potential Maximum Recovery on Effective Date Assuming No MCE Sale
	Current / Prior	Current / Prior
Creditors of Arahova Debtor Group	12% / 16%	101% / 100% + postpetition interest to the Effective Date
Creditors of FrontierVision Holdco Debtor Group	0% / 13%	110% / 100% + postpetition interest to the Effective Date
Holders of Olympus Parent Notes	52% / 140%	144% / 140%
Holders of ACC Senior Notes	0% / 15%	47% / 69%
Holders of Holding Company Trade and Other Unsecured Claims	0% / 12%	36% / 54%

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b      Estimated Recovery on the Effective Date Assuming Sale of MCE Systems

The following chart sets forth the estimated potential minimum and maximum recovery to certain specified creditors on the Effective Date assuming a judicial resolution of the Inter-Creditor Dispute prior to the Effective Date.  These estimated recoveries are calculated based on:  (i) the basis that the Government Settlement payment is made, and that the MCE Systems (other than Coudersport and Bucktail) are sold on the Effective Date to TW NY and Comcast under the Purchase Agreements, (ii) the assumption that the Effective Date occurs on July 31, 2006, and (iii) other estimates and assumptions.  Such estimates and assumptions are subject to substantial uncertainty.  See the risk factors in Section XI of the Disclosure Statement and Section VI of this Disclosure Statement Supplement.  These estimated recoveries do not include any value for the Contingent Value Vehicle Interests to be issued under the Plan, which are expected to have value that will be material to certain creditors.

The Debtors expect that the ultimate recovery to the creditors of the Debtor Groups listed below will be higher (to the extent that they are receiving less than the Allowed amount of their Claim including postpetition interest) as a result of the release of escrows, reserves and holdbacks.  That higher estimated recovery is presented in Section IV.A.3.c below.

	Potential Minimum Recovery on Effective Date Assuming MCE Sale	Potential Maximum Recovery on Effective Date Assuming MCE Sale
	Current / Prior	Current / Prior
Creditors of Arahova Debtor Group	15% / 20%	Unchanged / 100% + postpetition interest to the Effective Date
Creditors of FrontierVision Holdco Debtor Group	0% / 13%	Unchanged / 100% + postpetition interest to the Effective Date
Holders of Olympus Parent Notes	63% / 140%	144% / 140%
Holders of ACC Senior Notes	1% / 31%	60% / 83%
Holders of Holding Company Trade and Other Unsecured Claims	1% / 24%	47% / 65%

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c      Estimated Total Recovery

The following chart sets forth the estimated total potential minimum and maximum recovery to specified creditors following the Inter-Creditor Dispute Resolution and the release of escrows, reserves and holdbacks as estimated by the Debtors.  These estimated recoveries are calculated based on:  (i) the basis that the Government Settlement payment is made, and that the MCE Systems (other than Coudersport and Bucktail) are sold on the Effective Date to TW NY and Comcast under the Purchase Agreements, (ii) the assumption that the Effective Date occurs on July 31, 2006, and (iii) other estimates and assumptions.  Such estimates and assumptions are subject to substantial uncertainty, especially as they relate to anticipated releases of escrows, reserves and holdbacks.  See the risk factors in Section XI of the Disclosure Statement and Section VI of this Disclosure Statement Supplement.  These estimated recoveries do not include any value for the Contingent Value Vehicle Interests to be issued under the Plan, which are expected to have value that will be material to certain creditors.

	Potential Total Minimum Recovery	Potential Total Maximum Recovery
	Current / Prior	Current / Prior
Creditors of Arahova Debtor Group	21% / 24%	Unchanged / 100% + postpetition interest to the Effective Date
Creditors of FrontierVision Holdco Debtor Group	17% / 21%	Unchanged / 100% + postpetition interest to the Effective Date
Holders of Olympus Parent Notes	79% / 140%	144% / 140%
Holders of ACC Senior Notes	31% / 56%	85% / 105%
Holders of Holding Company Trade and Other Unsecured Claims	24% / 43%	66% / 82%

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V. UPDATED VALUATION OF TWC EQUITY

A.    INTRODUCTION

Under the Purchase Agreements, except in the case of the Expanded Transaction, the Company will receive as consideration, subject to adjustment, approximately $12.7 billion in cash and such number of shares of TWC Class A Common Stock that, subject to the TWC Equity Securities Exceptions, will represent 16% of the outstanding equity securities of TWC as of the Sale Transaction Closing on a fully diluted basis.  The TW Purchase Agreement does not contain any guarantee of the value of the TWC Class A Common Stock. The Purchase Agreements permit the Company not to effect the Sale Transaction Closing if, with respect to the TW Purchase Agreement, either there has been a Parent Material Adverse Event or if TW NY is unable to make the TW Representation Bring-Down or the Buyer Covenant Bring-Down.

To assist the Board in determining the estimated value of the shares of TWC Class A Common Stock to be received by the Debtors’ constituents pursuant to the Sale Transaction, as contemplated by the Plan, the Board requested that the M&A Advisors, as part of their overall engagement, undertake an analysis to update their view of the estimated equity value of TWC, after giving effect to the Sale Transaction and the TWC/Comcast Transactions (for purposes of this Section V, titled “Updated Valuation of TWC Equity,” only, TWC, after giving such effect, “Pro Forma TWC“).  The M&A Advisors completed their updated analysis on March 17, 2006 and reviewed their analysis with the Board at a meeting held on April 10, 2006.

Distributions under the Plan are based on a Deemed Value of the TWC Class A Common Stock that will be determined by the Bankruptcy Court in connection with the Confirmation Hearing, which may be greater or less than the Estimated Value set forth in this Disclosure Statement Supplement or any valuation of Pro Forma TWC as of the Effective Date, or the actual trading value of the TWC Class A Common Stock when it begins to trade or at any time thereafter.  Constituents whose recoveries include TWC Class A Common Stock bear the risk that the actual value of the recoveries they receive will be materially different than the Estimated Recoveries in respect of their claims set forth in this Disclosure Statement Supplement.

In conducting their updated analysis, the M&A Advisors, among other things: (1) reviewed certain publicly available business and historical financial information relating to TWC, the Company and Comcast; (2) reviewed certain internal financial information and other data relating to the business and financial prospects of TWC, the Company and Comcast; (3) reviewed certain financial projections (including estimated synergies) for Pro Forma TWC (the “Financial Projections”), prepared by management of TWC, and reviewed by management of the Company;(4) (4) reviewed the projected tax attributes resulting from the Sale Transaction and the TWC/Comcast Transactions that Pro Forma TWC expects to realize, as provided by management of TWC; (5) conducted discussions with members of TWC’s senior management concerning the business and financial prospects of TWC and Pro Forma TWC; (6) conducted discussions with members of the Company’s senior management concerning the business and financial prospects of the Company and Pro Forma TWC; (7) reviewed publicly available financial and stock market data with respect to certain other publicly traded companies in lines of business the M&A Advisors believed to be comparable in certain respects to Pro Forma TWC’s businesses; and (8) conducted such other financial studies, analyses and investigations, and considered such other information, as the M&A Advisors deemed necessary or appropriate.

The estimated equity value of Pro Forma TWC set forth in this section represents a hypothetical valuation of Pro Forma TWC, assuming the consummation of the Sale Transaction and the TWC/Comcast Transactions and that Pro Forma TWC continues as an operating business, based on the valuation methodologies described below. The estimated equity value of Pro Forma TWC set forth in this section does not purport to constitute an appraisal or necessarily reflect the actual market value that might be realized through a sale or liquidation of Pro Forma TWC, its

(4)           The Debtors believe that the financial projections reviewed for purposes of updating the valuation of the TWC Class A Common Stock to be received by the Debtors’ constituents pursuant to the Sale Transaction are not materially different from the projections contained in Section IX of the Disclosure Statement, titled “TWC Projections” (the “Initial Projections“), except that cumulative capital expenditures for 2006 and 2007 are now expected to be approximately 12% greater than the amounts contemplated in the 2005 budget and long-range plan used in preparing the Initial Projections.

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securities or its assets, which value may be significantly higher or lower than the estimate set forth in this section.  In addition, the estimated equity value of Pro Forma TWC set forth in this section is not necessarily indicative of the prices at which the TWC Class A Common Stock may trade at any time, which prices may be significantly higher or lower than implied by such estimate.  The market prices of the TWC Class A Common Stock will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the investment decisions of the Company’s prepetition creditors receiving shares of TWC Class A Common Stock under the Plan (some of whom may prefer to sell these shares rather than hold them on a long-term basis) and other factors that generally influence the prices of securities. There can be no assurance as to the trading market, if any, that may be available in the future with respect to the TWC Class A Common Stock.

The M&A Advisors’ estimate of the equity value of Pro Forma TWC was based upon, among other assumptions, Pro Forma TWC achieving the Financial Projections.  The future results of Pro Forma TWC will depend upon various factors, many of which are beyond the control or knowledge of TWC and the Company, and consequently, are inherently difficult to project.  The financial results reflected in the Financial Projections are based on the assumption of the successful combination of certain cable systems of TWC, the Company and Comcast, as well as the realization of estimated synergies, and, thus, are materially different from the historical results of operations of TWC.  In addition, the Financial Projections were prepared by management of TWC based upon information available at the time of preparation.  Pro Forma TWC’s actual future results may differ materially from the Financial Projections, and such differences may affect the equity value of Pro Forma TWC.  Therefore, the estimated equity value of Pro Forma TWC set forth in this section is inherently subject to substantial uncertainty.  Accordingly, none of the Company, TWC, the M&A Advisors or any other person makes any representation that the estimated equity value of Pro Forma TWC is indicative of the actual equity value of Pro Forma TWC or the prices at which the TWC Class A Common Stock may trade at any time, which may be significantly higher or lower than the estimates contained in this section.

The M&A Advisors’ analysis described below addresses the estimated equity value of Pro Forma TWC and does not address any other aspect of the Sale Transaction and the TWC/Comcast Transactions, the Plan or any other transactions. The M&A Advisors’ estimated equity value of Pro Forma TWC does not constitute a recommendation to any holder of Claims or Equity Interests as to how such holder should vote or otherwise act with respect to the Plan or any other transaction.  The estimated equity value of Pro Forma TWC set forth in this section does not constitute an opinion as to fairness from a financial point of view to any person of the consideration to be received by such person under the Plan or of the terms and provisions of the Plan.

As part of their respective investment banking business, each of the M&A Advisors is regularly engaged in evaluating businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements, restructurings and reorganizations and valuations for estate, corporate and other purposes.  In the ordinary course of business, each of the M&A Advisors and their successors and affiliates may trade, and may in the future trade, for their own accounts and the accounts of their customers, securities of Time Warner, TWC, Comcast and, except as restricted under their respective engagement letters from trading for their own account, of ACC and its subsidiaries and, accordingly, may at any time hold long or short positions in such securities.

B.    METHODOLOGY

In preparing their valuation, the M&A Advisors performed a variety of financial analyses and considered a variety of factors. The following is a brief summary of the material financial analyses performed by the M&A Advisors, which consisted of (1) an analysis of the market value and trading multiples of selected publicly traded companies in lines of business the M&A Advisors believed to be comparable in certain respects to Pro Forma TWC’s business, which will include those cable systems of TWC, the Company and Comcast to be included in Pro Forma TWC, and (2) a discounted cash flow analysis to estimate the present value of Pro Forma TWC’s projected future unlevered, after-tax cash flows available to debt and equity investors based on the Financial Projections.  This summary does not purport to be a complete description of the analyses performed and factors considered by the M&A Advisors. The preparation of a valuation analysis is a complex analytical process involving various judgmental determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular facts and circumstances, and such analyses and judgments are not readily susceptible to summary description.

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The M&A Advisors believe that their analyses of Pro Forma TWC must be considered as a whole and that selecting portions of their analyses, without considering all of their analyses and all parts thereof, could create a misleading or incomplete view of the processes underlying the M&A Advisors’ conclusions.  The M&A Advisors did not draw, in isolation, conclusions from or with regard to any one analysis or factor, nor did the M&A Advisors place any particular reliance or weight on any individual analysis.  Rather, the M&A Advisors arrived at their views based on all the analyses undertaken by them assessed as a whole.  Each M&A Advisor is separately responsible for its own analyses and estimated valuation, and neither M&A Advisor is responsible for any action or omission of the other M&A Advisor.

For purposes of the M&A Advisors’ financial analyses, the equity value of Pro Forma TWC was calculated as the estimated consolidated enterprise value of the cable operations of Pro Forma TWC (including the estimated value of synergies) plus the value of unconsolidated assets and the estimated value of tax attributes to be realized by TWC as a result of the Sale Transaction and the TWC/Comcast Transactions, less book value of estimated net indebtedness and of preferred stock, less an estimated value ascribed to minority interests.  At the Company’s direction, the M&A Advisors calculated the equity value of Pro Forma TWC assuming no discount, in respect of any trading anomalies attributable to the possibility that initial holders are not necessarily the natural long-term holders or other supply/demand imbalances, on the TWC Class A Common Stock to be received by the Debtors’ prepetition creditors under the Plan.

In arriving at the range of estimated equity values for 16% of the equity securities of TWC after giving effect to the Sale Transaction and the TWC/Comcast Transactions, the M&A Advisors considered the ranges of enterprise values for Pro Forma TWC derived by each of the selected publicly traded companies analysis and by the discounted cash flow analysis (described below), together with other studies, analyses and investigations, and such other information, as they deemed necessary or appropriate.

Selected Publicly Traded Companies Analysis.  The M&A Advisors analyzed the enterprise value and trading multiples of selected publicly held companies in lines of business the M&A Advisors believed to be comparable in certain respects to Pro Forma TWC’s business, which will include those cable systems of TWC, the Company and Comcast to be included in Pro Forma TWC.  The companies selected for this analysis were: Comcast, Charter Communications, Cablevision Systems and Mediacom Communications.  In calculating the enterprise values of the above companies, the M&A Advisors adjusted such enterprise values where necessary by subtracting the estimated value of non-cable assets to arrive at a cable asset value (“CAV“).  The M&A Advisors then calculated the CAV of the selected companies as a multiple of certain historical and projected financial and operational data of such companies, such as cable EBITDA and basic subscribers.

The M&A Advisors then analyzed those multiples and considered them in deriving a range of selected multiples appropriate for Pro Forma TWC.  The M&A Advisors applied such selected ranges of multiples to Pro Forma TWC’s 2006 estimated cable EBITDA, 2007 estimated cable EBITDA and basic subscribers as of December 31, 2005 to derive ranges of CAVs for Pro Forma TWC.  In arriving at ranges of enterprise values for Pro Forma TWC, the M&A Advisors separately factored in an estimated value for the tax attributes as provided by TWC management.  The projected financial and operational data for Pro Forma TWC’s businesses were based on the Financial Projections, and the projected financial and operational data for the selected companies were based on selected publicly available research analyst reports and other publicly available information.

Although the selected companies were used for comparison purposes, no selected company is either identical or directly comparable to the business of Pro Forma TWC.  Accordingly, the M&A Advisors’ comparison of the selected companies to Pro Forma TWC and analysis of the results of such comparisons was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected companies and of Pro Forma TWC.

Discounted Cash Flow Analysis.  The M&A Advisors performed a discounted cash flow analysis for Pro Forma TWC to estimate the present value of the projected future unlevered, after-tax cash flows based on the Financial Projections.  The present value range of the projected future unlevered, after-tax cash flows was calculated as the sum of the present value of Pro Forma TWC’s unlevered, after-tax cash flows through the final year projected

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in the Financial Projections (the “terminal year“) and the present value of its estimated terminal value at the end of the terminal year.

For the purpose of calculating Pro Forma TWC’s terminal value at the end of the terminal year, the M&A Advisors applied a range of EBITDA multiples to the projected terminal year EBITDA.  For the purpose of calculating the present value of the projected future unlevered, after-tax cash flows and of the terminal value, the M&A Advisors then applied a range of discount rates to the unlevered, after-tax cash flows described above and the range of terminal values at the end of the terminal year of Pro Forma TWC to arrive at a range of present values for those cash flows and terminal values.

The discounted cash flow analysis also involves complex considerations and judgments concerning terminal year EBITDA multiples and discount rates.  While tax attributes were not included in the Financial Projections and, thus, were not reflected in the consolidated enterprise value of the cable operations of Pro Forma TWC derived from the discounted cash flow analysis, the M&A Advisors also factored in an estimated value of the projected tax attributes provided by TWC management in order to calculate the equity value of Pro Forma TWC based on the discounted cash flow analysis.

C.    ESTIMATED EQUITY VALUE OF PRO FORMA TWC

In connection with the M&A Advisors’ analysis, with the Company’s consent, the M&A Advisors did not assume any responsibility for independent verification of any of the information provided to the M&A Advisors, publicly available to the M&A Advisors or otherwise reviewed by the M&A Advisors, and the M&A Advisors relied, with the Company’s consent, on such information being complete and accurate in all material respects.  The M&A Advisors further assumed, at the Company’s direction, that the Financial Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments (including regarding projected synergies and tax attributes) of the Company’s and TWC’s senior management as to the future performance of Pro Forma TWC.

In addition, with the Company’s consent, the M&A Advisors did not assume any responsibility for independently evaluating the achievability of the Financial Projections or the reasonableness of the assumptions upon which they were based, did not conduct a physical inspection of the properties, facilities and products of TWC, the Company or Comcast, and did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of TWC, the Company and Comcast.  The M&A Advisors also assumed, with the Company’s consent, the following (as to which the M&A Advisors made no representation):

•      Pro Forma TWC will achieve the Financial Projections;

•      the Sale Transaction is consummated in all material respects as contemplated by the Purchase Agreements, the Redemptions are consummated in all material respects as contemplated by the Redemption Agreements and the ATC Contribution is consummated in all material respects as contemplated by the ATC Contribution Agreement;

•      Pro Forma TWC’s capitalization will be as set forth in the Financial Projections;

•      the projected tax attributes of Pro Forma TWC shall be as provided to the M&A Advisors by TWC’s management;

•      Pro Forma TWC will be able to obtain all future financings on the terms and at the times necessary to achieve the Financial Projections;

•      Pro Forma TWC will not engage in any material asset sales or other strategic transactions, and no material asset sales or strategic transactions are required to meet Pro Forma TWC’s ongoing cash requirements or to achieve the Financial Projections;

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•      all governmental, regulatory or other consents and approvals necessary for the consummation of the Sale Transaction and the TWC/Comcast Transactions will be obtained without any material adverse effect on Pro Forma TWC;

•      there will not be any material change, from the date of valuation, in the business, condition (financial or otherwise), results of operations, assets, liabilities or prospects of Pro Forma TWC other than as reflected in the Financial Projections; and

•      there will not be any material change, from the date of valuation, in economic, market, financial and other conditions.

Based on the M&A Advisors’ estimated equity value of Pro Forma TWC, the Company asked the M&A Advisors to calculate an estimated equity value for 16% of Pro Forma TWC.  For the purposes of preparing an estimated equity value for 16% of Pro Forma TWC, the M&A Advisors assumed, with the Company’s consent, (i) no premium or discount for the minority position represented by the 16% interest or the inferior per share voting rights of the TWC Class A Common Stock relative to the TWC Class B Common Stock and (ii) that 16% of the equity securities of Pro Forma TWC would be issued to the Debtors’ constituents pursuant to the TW Adelphia Acquisition, notwithstanding that such equity interest is subject to dilution due to the TWC Equity Securities Exceptions.

Based upon the review and analyses described in this section and subject to the assumptions, limitations and qualifications described herein, at a meeting of the Board held on April 10, 2006, the M&A Advisors advised the Board that the M&A Advisors’ view was that the midpoint of the range of estimated equity values for 16% of Pro Forma TWC would be $4.25 billion as of March 17, 2006.  This midpoint represents an approximately 14% decrease from the midpoint of the range of estimated equity values for 16% of Pro Forma TWC as of April 5, 2005, which was arrived at and provided to the Company by the M&A Advisors on April 12, 2005 at the request of the Company for purposes of the TW Purchase Agreement and the Disclosure Statement.

The range of estimated equity values of Pro Forma TWC was necessarily based on economic, market, financial and other conditions as they existed on, and on the information available to the M&A Advisors as of, the date of the respective analyses. Although developments subsequent to the analyses may have affected or may affect the M&A Advisors’ analyses and views, the M&A Advisors did not and do not have any obligation to update, revise or reaffirm their estimate.

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VI.  ADDITIONAL RISK FACTORS

Important Risks to Be Considered

Before voting to accept or reject the Plan, holders of Claims against and Equity Interests in the Debtors should read and consider carefully the following risk factors and the other information in this Disclosure Statement Supplement, the risk factors in the Disclosure Statement and the other information in this Disclosure Statement Supplement, the Disclosure Statement, the Plan and the other documents delivered with or incorporated by reference in this Disclosure Statement Supplement, the Disclosure Statement and the Plan.  These risk factors and those described in the Disclosure Statement should not, however, be regarded as constituting the only risks involved in connection with the Plan, its implementation or TWC’s business and operations following the Effective Date.

If the Plan is not confirmed by the Bankruptcy Court, the Sale Transaction may not close prior to the Outside Date.

If the Plan is not confirmed by the Bankruptcy Court, the Debtors may need to resolicit approval of an amended Plan from the holders of Claims and Equity Interests.  The delay associated with any such resolicitation may cause the Sale Transaction Closing not to occur by the Outside Date of July 31, 2006 (or January 31, 2007, if certain regulatory approvals are not received), which would result in TW NY and Comcast having the right to terminate their respective Purchase Agreement.  The Debtors believe that the value to the Debtors from the Sale Transaction materially exceeds the value of the reorganized Debtors on a stand-alone basis.  If TW NY and Comcast have the right to terminate the applicable Purchase Agreement, TW NY and Comcast may be unwilling to consummate the Sale Transaction at all, or at the current purchase price, in which case the Debtors will not realize such excess value.

If an appeal is taken from the confirmation order, the closing conditions to the Sale Transaction may not be satisfied.

It is a condition to the consummation of the Sale Transaction that the confirmation order will be a Final Order (as defined in the Purchase Agreements) that is in full force and effect.  In the event the Plan is confirmed and a material appeal is filed, it is unlikely that such appeal would be resolved by the Outside Date of July 31, 2006, which may cause the failure of such condition.

The resolution of the Inter-Creditor Dispute may materially adversely affect the distributions to holders of Claims in the Arahova Debtor Group, the FrontierVision Holdco Debtor Group, the Olympus Parent Debtor Group and the Holding Company Debtor Group and in other Debtor Groups.

A substantial portion of the Plan Consideration will be placed in the Inter-Creditor Dispute Holdback pending the Inter-Creditor Dispute Resolution.  The recovery of the holders of Claims against the Arahova Debtor Group, the FrontierVision Holdco Debtor Group, the Olympus Parent Debtor Group and the Holding Company Debtor Group will vary materially based on the Inter-Creditor Dispute Resolution and the resulting portion of the Inter-Creditor Dispute Holdback allocable to the respective Debtor Groups.

In addition, to the extent certain elements of the Inter-Creditor Dispute are litigated, the substantive resolution of certain elements of the Inter-Creditor Dispute (such as the treatment of Intercompany Claims) may materially affect the valuation of other Debtor Groups and the recoveries to the holders of Claims against and Equity Interests in such other Debtor Groups.  For example, if certain valuation methods proposed in the Dispute Resolution Process were adopted, it is possible that the Century-TCI Debtor Group would not have sufficient Plan Consideration to pay

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in full all of the Claims against it on the Effective Date.  Similarly depending on the outcome of various aspects of the Inter-Creditor Dispute, including the allocation of costs (including taxes) among the Debtor Groups, it is possible that the ACC Ops Debtor Group, the CCHC Debtor Group, the Funding Company Debtor Group and the Ft. Myers Debtor Group would not have sufficient Plan Consideration to pay in full all of the Claims against them on the Effective Date.  Determinations made in the second hearing with respect to the Resolution Process, coupled with other elements of the Inter-Creditor Dispute could also affect other Debtor Groups.  If judicial determinations constituting part of the Inter-Creditor Dispute Resolution prior to the Effective Date materially and adversely affect the recovery to holders of Claims in Debtor Groups not subject to the Inter-Creditor Dispute Holdback, if time permits given the Outside Date, the Debtors intend to amend the Plan to reflect such determinations and to resolicit acceptances of the Plan from the holders of Claims in such Debtor Groups, and if after the Confirmation Date, to seek confirmation of the Plan as so amended by the Bankruptcy Court.

If judicial determinations constituting part of the Inter-Creditor Dispute Resolution subsequent to the Effective Date materially and adversely affect the recovery to holders of Claims in Debtor Groups not subject to the Inter-Creditor Dispute Holdback, the Plan confines the economic effects of the inability to reduce the distributions to other Debtor Groups to the Holding Company Debtor Group.  Thus, holders of Claims against and Equity Interests in the Holding Company Debtor Group may receive less than they would have received had such determination occurred prior to the Effective Date.

The Debtors may not be able to fund the Inter-Creditor Dispute Holdback in full solely with Plan Consideration on the Effective Date.

In the absence of the acceptance of all of the Potential Settlements, the Plan is predicated on the funding of the Inter-Creditor Dispute Holdback in an amount equal to the Inter-Creditor Holdback Amount on the Effective Date.  It is possible (and certain in the event that the Debtors are unable to sell the MCE Systems as of the Effective Date) that the Debtors will not have adequate Plan Consideration to fully fund the Inter-Creditor Holdback Amount solely with Plan Consideration, in which event, the Debtors may to seek an order of the Bankruptcy Court that other property, such as the right to receive Delayed Consideration pursuant to Section 9.03(b) of the Plan, would provide funding of the Inter-Creditor Dispute Holdback with property with a Deemed Value equal to the Inter-Creditor Holdback Amount.  In that circumstance, it is possible that if sufficient Delayed Consideration were not ultimately received that holders of Claims against and Equity Interests in Debtor Groups subject to the Inter-Creditor Dispute Holdback would not receive the same distribution to which they would otherwise be entitled to were the Inter-Creditor Dispute Holdback fully funded with Plan Consideration on the Effective Date.  If the Bankruptcy Court were to not approve the funding of the Inter-Creditor Dispute Holdback with property other than Plan Consideration, then it is possible that the Debtors would not be able to obtain confirmation of the Plan without further amendment.

Over time the risk that the value of the TWC Class A Common Stock will be different from the Deemed Value determined by the Bankruptcy Court will increase.

The Plan provides that all distributions of TWC Class A Common Stock will be based on the Deemed Value determined by the Bankruptcy Court in connection with the Confirmation Hearing and not based on market value or other measures of value.  The Plan also provides for substantial escrows, reserves and holdbacks, some of which will be funded with TWC Class A Common Stock.  To the extent that the distribution of the TWC Class A Common Stock from such escrows, reserves or holdbacks is delayed, the party entitled to such distribution will bear the risk that the value of the TWC Class A Common Stock will diverge from the Deemed Value, and such risk is likely to increase over time for, among other reasons, those set forth in Section XI.D. of the Disclosure Statement, titled “Risk Factors Relating to the Value of TWC Class A Common Stock.”

Even if the Bank Lenders vote to accept the Plan, the Creditors’ Committee may seek to prosecute the Creditors’ Committee Motion.

The Creditors’ Committee has informed the Debtors that its present intention is to prosecute the Creditors’ Committee Motion against any Class of Bank Claims which rejects the Plan.  If a Class of Bank Claims votes to accept the Plan, the Creditors’ Committee nonetheless may seek to prosecute the Creditors’ Committee Motion against such Class.  If the motion is granted prior to the Effective Date, all distributions to such Classes will be held

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in a segregated, interest-bearing account pending resolution of the Continuing Bank Actions or further order of the Bankruptcy Court.

If any of the Potential Settlements are not accepted by all Classes entitled to vote on such settlements, the Debtors may not be able to “cram down” the settlement or settlements on rejecting Classes.

The Debtors currently do not have the authority to “cram down” any of the Potential Settlements over the rejecting votes of Classes of Claims of key participants in the Resolution Process.  Further, the Bankruptcy Court has indicated that absent “extraordinary” circumstances, it is highly unlikely that the Bankruptcy Court would authorize the Debtors to “cram down” any of the Potential Settlements on key participants in the Resolution Process.  Absent such authority, the Debtors will not be able to cram down the Potential Settlements and would be required to prosecute the Plan with the Inter-Creditor Dispute Holdback in order to achieve confirmation.

The Debtors may not be able to confirm the Plan in the event there is no accepting Class of impaired Creditors.

In the event that one or more Classes of Claims or Equity Interests does not accept the Plan, then the Debtors may seek to “cram down” the Plan pursuant to section 1129(b) of the Bankruptcy Code.  See Section V.C.3. of the Disclosure Statement.  In the event that there is no accepting Class of impaired Creditors, the Debtors may not be able to confirm the Plan pursuant to section 1129(b) of the Bankruptcy Code; in such event, the Debtors may, among other things, seek to exclude any applicable Debtor or Debtor Group from the Plan.

There can be no assurance that the Debtors will be able to successfully exclude one or more Debtors or Debtor Groups from the Plan and still be able to confirm the Plan with respect to the remaining Debtors and Debtor Groups and close the Sale Transaction.  For example, creditors of a Debtor or Debtor Group excluded from the Plan may argue that the reserve established with respect to the excluded Debtor or Debtor Group include post-petition interest for a period of several years, corresponding to the likely termination of all litigation.  Also, the Plan provides that to the extent required by the Bankruptcy Court in connection with the Confirmation Hearing, the Distribution Reserve will be increased by Plan Consideration with a Deemed Value equal to a reasonable reserve for any taxes payable as a result of the exclusion of a Debtor or Debtor Group.  Due to, among other things, the state of the Debtors’ tax records and the need to refile over 3,000 federal and state tax returns, the Debtors are unable to produce such an estimate.  However, the Debtors believe that creditors of an excluded Debtor or Debtor Group could reasonably argue that such taxes could be material and that a substantial reserve is required.  If creditors of an excluded Debtor or Debtor Groups were to be successful in such arguments, it is possible that the Debtors would not have sufficient Plan Consideration to fund the exclusion of such Debtors or Debtor Group, which may prevent the Debtors from obtaining confirmation of the Plan.  In the event the Debtors are unable confirm the Plan by excluding such Debtor or Debtor Group from the Plan, TW NY and Comcast may have the right to terminate their respective Purchase Agreements and, in certain circumstances, receive the termination fee.

In the event that Debtors or Debtor Groups are excluded from the Plan, such Debtors or Debtor Groups would remain in Chapter 11 and there can be no assurance as to whether or when any recovery would be received by their Creditors.

In the event that one or more Debtors or Debtor Groups are excluded from the Plan, such Debtors or Debtor Groups would remain in Chapter 11 and their principal assets would include Claims against and/or Equity Interests in the remaining Debtors, which would be converted into the right to receive certain distributions from reserves to be established pursuant to the Plan based on the outcome of the Inter-Creditor Dispute.  As such entities would remain in bankruptcy, they would continue to have all of the expenses of being a debtor in a chapter 11 case, and there can be no assurance as to whether, when, or on what terms a plan of reorganization of such Debtors would be confirmed and consummated.

Eliminating the Rejecting Debtor Groups from participation in the Plan may give rise to material additional tax liabilities, which may reduce or eliminate, the reserve set aside for the Rejecting Debtor Groups or reduce or eliminate the distribution to the Holding Company Debtor Group.

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The tax consequences of eliminating the Rejecting Debtor Groups from participation in the Plan are complex and uncertain.  In part, such consequences will depend on the amount and location of tax attributes of the Debtors, and whether the Plan Administrator acts to separate the Rejecting Debtor Groups from the existing consolidated or combined income tax return filing groups that include the Debtors.

If the Rejecting Debtor Groups are not separated from the existing consolidated or combined income tax return filing groups that include the Debtors, the tax basis of the assets held by and other tax attributes of the Rejecting Debtor Groups at the end of the taxable year may be subject to reduction, although the Debtors cannot currently predict the extent, if any, of such reduction due to current uncertainty as to the amount and location of the tax attributes of the Debtors.  As a result of that reduction the Rejecting Debtor Groups may recognize additional income or gain when the assets of the Rejecting Debtor Groups are disposed of or there is otherwise a recognition event in respect of those assets.  Additionally, the issuance of new common equity to the Parent Debtor Group of the Rejecting Debtor Group pursuant to the Plan may cause the Rejecting Debtor Group to recognize additional income.  The corporate entities of the Debtors and the Rejecting Debtor Groups will be jointly and severally liable for income tax liabilities attributable to such income or gain.

If the Rejecting Debtor Groups are separated from the existing consolidated or combined income tax return filing groups that include the Debtors, the separation may be accomplished by transferring the equity interests of the Rejecting Debtor Groups to their creditors or a trust for the benefit of those creditors.  The income tax treatment of such a transfer is uncertain, and could result in the recognition of income or gain to the Debtors, the Rejecting Debtor Groups and their creditors.  Also, any intercompany payables or receivables to which such Rejecting Debtor Groups are parties that are treated as indebtedness under general principles of income tax law may be treated for income tax purposes as being satisfied at their fair market value before the separation and reissued immediately after at fair market value.  As a result, the Debtors and/or the Rejecting Debtor Groups may recognize additional cancellation of indebtedness income and/or income or gain if those intercompany obligations are subsequently satisfied for a different amount.  Additionally, the issuance of new common equity to the Parent Debtor Group of the Rejecting Debtor Group pursuant to the Plan may cause the Rejecting Debtor Group to recognize additional income.  The Debtors are currently unable to predict whether any corporate members of the Rejecting Debtor Groups would benefit, during taxable periods following the separation, from the tax losses and any other tax attributes that are attributable to the period the Rejecting Debtor Groups were members of the consolidated or combined income tax return filing groups that include the Debtors.

Due to the uncertainties concerning the tax consequences of the elimination of the Rejecting Debtor Groups, and the current lack of information regarding the amount and location of the tax attributes of the Debtors, the Debtors are not able to predict the amount or timing of the additional tax liabilities to the Debtors, Rejecting Debtor Groups and their creditors resulting from any such elimination.  The amount of such liabilities may be material.  The Plan provides that to the extent required by the Bankruptcy Court in connection with the Confirmation Hearing, the Distribution Reserve will be increased by Plan Consideration with a Deemed Value equal to a reasonable reserve for any taxes payable as a result of the exclusion of a Debtor or Debtor Group.  Such reserves could materially reduce or eliminate the distributions to the Holding Company Debtor Group or result in insufficient Plan Consideration being available to permit confirmation of the Plan.  To the extent any reserves are insufficient to fund the ultimate tax liability, the distributions to the Creditors of the Rejecting Debtor Group could be materially reduced.

The use of funds in the Sellers Escrow Account as a credit to the CCC Other Unsecured Distribution Reserve may result in the holders of the CCC Other Unsecured Claims receiving less than payment in full.

The Plan provides that a portion of the funds held in the Sellers Escrow Account for the benefit of the Debtors in excess of the reasonably expected claims against such funds will be credited against the CCC Other Unsecured Distribution Reserve.  In the event that (x) the claims against the Sellers Escrow Account are greater than anticipated by the Debtors, (y) the Disputed CCC Other Unsecured Claims, which the Debtors believe are largely duplicative of the Claims against the Sellers Escrow Account, are Allowed in amounts greater than the funds otherwise included in the CCC Other Unsecured Distribution Reserve, and (z) the “Clawback” mechanism of Section 9.03(d) of the Plan is not sufficient to regain any Deficiency in the CCC Other Unsecured Distribution Reserve, then the holders of Allowed CCC Other Unsecured Distribution Reserve would receive less than if funds held in the Sellers Escrow Account were not credited against the CCC Other Unsecured Distribution Reserve.

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Holders of Claims and Equity Interests may receive Plan Consideration, in whole or in part, in the form of shares of TWC Class A Common Stock, and the value of such Plan Consideration may decrease due to fluctuations in the price of the TWC Class A Common Stock.

Although the value of TWC Class A Common Stock has been estimated using commonly accepted valuation methodologies for purposes of estimated recoveries set forth in this Disclosure Statement Supplement, the Bankruptcy Court will determine the Deemed Value of the TWC Class A Common Stock for purposes of the Plan.  This court-determined Deemed Value may be materially higher or lower than the estimated value set forth in this Disclosure Statement Supplement.  In addition, neither the estimated value nor the court-determined Deemed Value is intended to represent the trading values of TWC Class A Common Stock in public or private markets, and these trading values may be materially higher or lower.

As described in Section V, titled “Updated Valuation of TWC Equity,” this valuation analysis is based on numerous assumptions (the realization of many of which is beyond the control of the Company and TWC), including TWC’s ability to meet the Financial Projections reviewed by the M&A Advisors.  In addition, there has been significant volatility in the market price and trading volume of equity securities, which is unrelated to the financial performance of the companies issuing the securities. These broad market fluctuations may negatively affect the market price of TWC Class A Common Stock.  You may not be able to resell shares of TWC Class A Common Stock at or above the estimated value of such shares under the Plan due to fluctuations in the market price of TWC Class A Common Stock caused by changes in TWC’s operating performance or prospects and other factors.

Certain events that occurred after the filing of the Disclosure Statement may have affected the accuracy of the projections and pro forma financial statements included in the Disclosure Statement, but such projections and pro forma financial statements have not been updated.

The projections contained in the Disclosure Statement assume that the closings of both the Sale Transaction and the TWC/Comcast Transactions will occur on January 1, 2006.  The balance sheet, statement of operations and cash flows for the fiscal years 2006 and 2007 may differ substantially from those contained in the projections as a result of TWC not owning the Adelphia Acquired Systems from January 1, 2006.  The benefits resulting from such transactions, including clustering efficiencies and cost savings as reflected in the projections, will not fully be reflected in the fiscal years 2006 and 2007 as set forth in the projections.  Such benefits are expected to be achieved in the first 24 months following the closing of such transactions; however, there can be no assurance that they will be achieved as projected.

Holders of interests in the Contingent Value Vehicle or the Puerto Rico Liquidating Trust may be subject to tax in advance of the receipt of distributions from such entities.

Absent definitive administrative or judicial guidance to the contrary, the Debtors, the Contingent Value Vehicle Trustee and the trustee of the Puerto Rico Liquidating Trust will treat the Contingent Value Vehicle and the Puerto Rico Liquidating Trust (the “Liquidating Trusts“) as grantor trusts for federal income tax purposes and, to the extent permitted by applicable law, for state and local income tax purposes.  If such treatment is respected, the Liquidating Trusts will not be subject to income tax.  Furthermore, a holder of a Claim or Equity Interest receiving an interest in a Liquidating Trust may be required to include in income an amount attributable to such holder’s pro rata share of the assets transferred to the Liquidating Trust even if such holder receives no distributions therefrom.  Instead, interest holders will be taxed on their allocable shares of income and gain of the Liquidating Trusts for a taxable year as its grantors and deemed owners.  Such taxes may be material, and will be incurred whether or not the Liquidating Trusts make distributions to their interest holders.

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VII.  CERTAIN ADDITIONAL FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

The following discussion summarizes certain federal income tax consequences of the implementation of the Plan to the Debtors and certain holders of Claims and Equity Interests, in addition to such consequences described in the Disclosure Statement. This discussion is subject to the same assumptions, qualifications, limitations and recommendations as that in the Disclosure Statement.

TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT:  (1) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS DISCLOSURE STATEMENT SUPPLEMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY YOU, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON YOU UNDER THE INTERNAL REVENUE CODE; (2) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE SOLICITATION OF VOTES IN FAVOR OF THE PLAN; AND (3) YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

1.     Liabilities With Respect to a Rejecting or Direct Subsidiary Debtor Group

The tax consequences of eliminating the Rejecting Debtor Groups from participation in the Plan are complex and uncertain.  In part, such consequences will depend on the amount and location of tax attributes of the Debtors, and whether the Plan Administrator acts to separate the Rejecting Debtor Groups from the existing consolidated or combined income tax return filing groups that include the Debtors.  The Plan provides that to the extent required by the Bankruptcy Court in connection with the Confirmation Hearing, the Distribution Reserve will be increased by Plan Consideration with a Deemed Value equal to a reasonable reserve for any taxes payable as a result of the exclusion of a Debtor or Debtor Group.  In the absence of such requirement or if any reserves prove to be inadequate, Rejecting Debtor Groups must fund any additional tax liabilities that result from the elimination of the Rejecting Debtor Groups from the Plan.

The Debtors will be jointly and severally liable for federal income tax liabilities of a Rejecting Debtor Group and for state and local income tax liabilities of a Rejecting Debtor Group in each state where a Debtor is the common parent of a combined state income tax return filing group that includes the Rejecting Debtor Group (except to the extent such liabilities arises after such group is deconsolidated from or no longer combined with the Debtors).  Therefore, a reduction of tax attributes (including tax basis in any rights to receive distributions, intercompany claims and litigation claims) of a Rejecting Debtor Group, as described below, may result in material additional income tax liabilities to the Debtors and/or the Rejecting Debtor Group if the Rejecting Debtor Group is not separated from the existing consolidated or combined income tax return filing groups that include the Debtors.

The Plan Administrator may transfer the equity interest of any Rejecting Debtor Group to an entity which is not consolidated or combined with the Debtors or may otherwise cause a Rejecting Debtor Group to be deconsolidated from or no longer combined with the Debtors for income tax purposes.  Such deconsolidation may result in material additional income tax liabilities to the Debtors, the Rejecting Debtor Group and its claimholders. Also, any intercompany payables or receivables to which such Rejecting Debtor Groups are parties that are treated as indebtedness under general principles of income tax law may be treated for income tax purposes as being satisfied at their fair market value before the separation and reissued immediately after at fair market value.  As a result, the Debtors and/or the Rejecting Debtor Groups may recognize additional cancellation of indebtedness income and/or income or gain if those intercompany obligations are subsequently satisfied for a different amount.  The Debtors are unable to predict whether any corporate members of the Rejecting Debtor Groups would benefit, during taxable periods following the separation, from the tax losses and any other tax attributes that are attributable to the period the Rejecting Debtor Groups were members of the consolidated or combined income tax return filing groups that include the Debtors.

The issuance of new common equity by a Direct Subsidiary Debtor Group to the Parent Debtor Group of the Rejecting Debtor Group under the Plan may be treated as a taxable transaction.  This transaction may result in additional tax liabilities to the Debtors and/or the Rejecting Debtor Group.

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2.     Reserves with Respect to a Direct Subsidiary Debtor Group

The Debtors (1) intend to treat any Distribution Reserve created with respect to the Equity Interests in a Direct Subsidiary Debtor Group as a disputed ownership fund for federal income tax purposes taxable in accordance with Treasury Regulations Section 1.468B-9, and (2) to the extent permitted by applicable law, to report consistently for state and local income tax purposes.  If such treatment is not available with respect to any such reserve under applicable law, then for federal income tax purposes the Debtors intend to treat such reserve as a trust subject to a separate entity tax.  For federal income tax purposes, the Debtors intend to treat the Plan Consideration transferred to such reserve in connection with the Sale Transaction as received by the Debtors from TW NY and Comcast pursuant to the Sale Transaction and then transferred by the Debtors to such reserve.  The Plan requires all holders of Allowed Claims and Equity Interests, the Distribution Company and the Plan Administrator to follow this treatment of such reserve.  Accordingly, the Distribution Company and the Plan Administrator intend to report as subject to a separate entity level tax any amounts earned by such reserve.  The Plan requires all holders of Allowed Claims and Equity Interests (in their capacities as such) to follow such treatment of the Distribution Reserves.

There can be no assurance that the IRS will agree with the classification of any Distribution Reserve created with respect to the Equity Interests in a Direct Subsidiary Debtor Group as a disputed ownership fund or a trust subject to a separate entity tax and a different classification could result in a different income tax treatment of such reserve, the Debtors, the Rejecting Debtor Group, and persons entitled to distributions from such reserve.  For example, if such reserve were treated as a grantor trust for income tax purposes and the Rejecting Debtor Group as its grantor and deemed owner, the Plan Consideration held in such reserve may be subject to basis reduction, as discussed below, and may result in material additional income tax liabilities to the Debtors and/or the Rejecting Debtor Group.

Distributions from any Distribution Reserve created with respect to the Equity Interests in a Direct Subsidiary Debtor Group (other than amounts attributable to earnings) should be taxable to the recipients in accordance with the principles discussed in the Disclosure Statement under “Certain Federal Income Tax Consequences of The Plan —  Consequences To Holders of Certain Claims and Equity Interests — Distributions in Discharge of Claims and Equity Interests.”

In light of the foregoing, each holder entitled to distributions from any Distributions Reserve created with respect to the Equity Interests in a Direct Subsidiary Debtor Group is urged to consult its tax advisors regarding the potential tax treatment of such reserve, distributions therefrom, and any tax consequences to such holder relating thereto.

3.     Cancellation of Debt

After the end of the taxable year of the Adelphia Group in which the discharge of the Claims pursuant to the Plan occurs, a Rejecting Debtor Group may (i) remain member of the Adelphia Group for purposes of filing consolidated federal and combined state and local income tax returns, and (ii) own non-cash assets (such as rights to receive distributions from a reserve, intercompany claims or third-party litigation claims).  The basis in the stock of the Rejecting Debtor Group, the assets owned by such group, and its NOLs may be subject to attribute reduction in accordance with the principles discussed in the Disclosure Statement under “Certain Federal Income Tax Consequences of The Plan —  Consequences To The Debtors — Cancellation of Debt” as a result of the discharge of Claims against the Debtors pursuant to the Plan.  The Rejecting Debtor Group may be subject to additional attribute reduction as a result of a subsequent discharge of claims against such group.  The Debtors and/or the Rejecting Debtor Group may be subject to material additional income tax liabilities attributable to attribute reduction.

4.     Limitations on NOL Carryforwards and Other Tax Attributes

Following the implementation of the Plan, any NOLs and, possibly, certain other tax attributes of the Reorganized Debtors and any Rejecting Debtor Group allocable to periods prior to the Effective Date (collectively, “pre-change losses”) remaining after the attribute reduction attributable to COD income may be limited under section 382 of the Tax Code as a result of the change in ownership of the Reorganized Debtors and any Rejecting Debtor Group.  Under section 382, if a corporation undergoes an “ownership change” and the corporation does not qualify for (or elects out of) a special bankruptcy exception, the amount of its pre-change losses that may be utilized to offset future taxable income is subject to an annual limitation.  The cancellation of the Equity Interests in ACC pursuant to the Plan may constitute an ownership change of the Reorganized Debtors and any Rejecting Debtor

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Group.  Furthermore, any separation of a Rejecting Debtor Group from the existing consolidated or combined income tax return filing groups that include the Debtors would constitute an ownership change of the Rejecting Debtor Group.  The Debtors anticipate that the use of any pre-change losses by the Reorganized Debtors and any Rejecting Debtor Group may be subject to the annual limitation following the implementation of the Plan.

5.     Contingent Value Vehicle and the Puerto Rico Liquidating Trust

Absent definitive administrative or judicial guidance to the contrary, the Debtors, the Contingent Value Vehicle Trustee and the trustee of the Puerto Rico Liquidating Trust will treat the Contingent Value Vehicle and the Puerto Rico Liquidating Trust (the “Liquidating Trusts”) as grantor trusts for federal income tax purposes and, to the extent permitted by applicable law, for state and local income tax purposes.  If such treatment is respected, the Liquidating Trusts will not be subject to income tax.  Instead, their interest holders will be taxed on their allocable shares of income and gain of the Liquidating Trusts for a taxable year as its grantors and deemed owners, whether or not they received any distributions from the Liquidating Trusts in such taxable year.  Under the Plan, the interest holders of the Liquidating Trusts are required to follow the treatment described in this paragraph for federal income tax purposes.  There can be no assurance that the IRS will agree with the classification of a Liquidating Trust as a grantor trust for federal income tax purposes and a different classification of a Liquidating Trust could result in its being subject to income taxes and in a different income tax treatment of its interest holders.  If a Liquidating Trust is classified as a partnership for federal income tax purposes and its interest are freely transferable, the trust may be subject to corporate income tax under the publicly traded partnership rules of the Tax Code.

The Debtors will provide the valuations of the assets transferred to the Liquidating Trusts to the interest holders.  Under the Plan, such holders are required to report the value of such assets consistently with the valuations provided by the Debtors for federal income tax purposes and, to the extent permitted by applicable law, for state and local income tax purposes.  There can be no assurance that the IRS will agree with the valuations provided by the Debtors and a different valuations of the assets transferred to a Liquidating Trust could result in their interest holders being subject to additional income taxes.

Each Liquidating Trust shall be dissolved upon the earlier of the distribution of all assets to its interest holders or 5 years from the Effective Date, except that the Bankruptcy Court may approve an extension for a finite term within 6 month of the beginning of the extended term if such extension is necessary based on its particular facts and circumstances.

The foregoing summary has been provided for informational purposes only.  All holders of Claims and Equity Interests are urged to consult their tax advisors concerning the federal, state, local and other tax consequences applicable under the Plan.

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VIII.   CONCLUSION AND RECOMMENDATION

The Debtors believe that confirmation and implementation of the Plan is preferable to any of the alternatives described above because it will provide the greatest recoveries to holders of Claims and Equity Interests.  Other alternatives could involve significant delay, uncertainty and substantial additional administrative costs.  The Debtors urge holders of Impaired Claims and Equity Interests entitled to vote on the Plan to accept the Plan and to evidence such acceptance by returning their ballots so that they will be received by the Voting Agent no later than 4:00 p.m. (prevailing New York time) on [     ], 2006 (or, in the case of beneficial holders who hold their securities through intermediaries, please provide voting instructions to such intermediaries by [       ], 2006 at 4:00 p.m. or such other date as specified by the intermediaries).

Dated:    New York, New York
April [   ], 2006

ADELPHIA COMMUNICATIONS CORPORATION,
a Delaware corporation
(for itself and on behalf of each of the Debtors)

By:
Name: William T. Schleyer
Title: Chairman and Chief Executive Officer

Counsel:

WILLKIE FARR & GALLAGHER LLP

787 Seventh Avenue
New York, NY 10019
(212) 728-8000

Attorneys for Debtors and Debtors in Possession

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APPENDIX A

INDEX OF DEFINED TERMS

ACC	iii
Accepting Notes Class	DSS-21
Adelphia GP Holdings Debtor Group	DSS-14
Adelphia-Rigas Settlement Agreement	DSS-10
Allen	DSS-34
Arahova Decision	DSS-24
Assurance Dispute	DSS-21
Bank Petitions	DSS-11
Bankruptcy Code	iii
Bankruptcy Court	i
Bankruptcy Rules	DSS-3
Bucktail	DSS-10
CAV	DSS-94
Century/ML Cable Venture	vi
Comcast	iii
Company	vi
Company/Comcast Methodology	vi
Confirmation Discovery Order	DSS-3
Confirmation Hearing	DSS-1
Contrary Order	DSS-20
Contribution	DSS-9
Coudersport	DSS-10
Creditors’ Committee Motion	DSS-20
Debtors	iii
DIP Orders	DSS-8
Disclosure Statement Supplement	i
Distributed Debtor Groups	DSS-24
District Court	DSS-11
DOJ	DSS-9
Exchange Act	vii
Financial Projections	DSS-92
Forfeited Property	DSS-10
Forfeiture Date	DSS-12
Ft. Myers	DSS-16
Ft. Myers Subsidiary Debtor Group	DSS-14
Government Settlement Agreement	DSS-9
Government Settlement Order	DSS-9
Government-Rigas Settlement Agreement	DSS-9
Grid Interest	DSS-19
Grid Interest Reserves	DSS-19
Hearing I	DSS-3
Hearing I Issues	DSS-3
Hearing II	DSS-3
Hearing II Issues	DSS-3
Holdbacks	DSS-24
Initial Debtors	DSS-8
Initial Projections	DSS-92
Initial Record Date	DSS-2
LIF	DSS-19
Liquidating Trusts	DSS-101
M&A Advisors	DSS-34

Managed Cable Entities	vi
Managed Entities	vi, DSS-8
MCE Systems	DSS-30
Municipality Petitions	DSS-11
November Plan	DSS-1
Operating Company Trade Claims	DSS-5
Petitioning Banks	DSS-11
Petitioning Municipalities	DSS-11
Plan	i
Plan Consideration	DSS-4
Plan Supplement	iv
Plan Support Agreement	DSS-5
Potential Settlements	DSS-24
Pro Forma TWC	DSS-92
Rejecting Debtor Group	DSS-22
Restitution Fund	DSS-9
Re-Voting Classes	DSS-2
Rigas Co-Borrowing Entities	vi
Rigas Family	vi
RME Bar Date	DSS-8
RME Bar Date Order	DSS-8
RME Debtors	DSS-8
RME Newcos	DSS-8
RME Record Date	DSS-2
RME Schedules	DSS-8
Sale Transaction	iii
Sale Transaction Closing	DSS-4
SEC	iv
SEC Civil Action	DSS-9
Settlement Authority Order	DSS-24
Supplemental Disclosure Statement Order	DSS-1
terminal year	DSS-95
Time Warner	iii
Trade Committee	DSS-5
Transfer Order	DSS-11
TW NY	v
TWC	iii
TWC Class A Common Stock	DSS-4
TWC Methodology	vi
TWC Stock	DSS-4
UBS	DSS-34
Voting Classes	DSS-2
Voting Deadline	DSS-2

Appendix B - Voting Classes

The following Classes are impaired by the Plan and therefore entitled to vote to accept or reject the Plan.

Plan Section	Class
4.60	Class RCentCB-Trade-Rigas/Century Trade Claims
4.61	Class RCentCB-Uns- Rigas/Century Other Unsecured Claims
4.64	Class ROlyCB-Trade-Rigas/Olympus Trade Claims
4.65	Class ROlyCB-Uns- Rigas/Olympus Other Unsecured Claims
4.68	Class RUCACB-Trade-Rigas/UCA Trade Claims
4.69	Class RUCACB-Uns- Rigas/UCA Other Unsecured Claims
4.14	Class FVHC-FVNR-FrontierVision Bank Nonrecourse Lien Claim
4.15	Class AGPH-Trade-Adelphia GP Holdings Trade Claims
4.16	Class AGPH-Uns-Adelphia GP Holdings Other Unsecured Claims
4.30	Class CCHC-CentNR-Century Bank Nonrecourse Lien Claim
4.33	Class FtMS-Bank-Century Bank Claims
4.35	Class FtMS-Trade-Ft. Myers Subsidiary Trade Claims
4.36	Class FtMS-Uns- Ft. Myers Subsidiary Other Unsecured Claims
4.40	Class FtM-CentNR-Century Bank Nonrecourse Lien Claim
4.57	Class OLYParent-FPLNR-FPL Note Nonrecourse Lien Claim
4.58	Class OLYParent-UCANR-UCA Bank Nonrecourse Lien Claim
4.62	Class RCentCB-CentNR-Century Bank Claims
4.66	Class ROlyCB-OLYNR-Olympus Bank Claims
4.70	Class RUCACB-UCANR-UCA Bank Claims
4.75	Class OPS-OLYNR-Olympus Bank Nonrecourse Lien Claim
4.76	Class OPS-UCANR-UCA Bank Nonrecourse Lien Claim
4.55	Class OLYParent-Conv-Olympus Parent Convenience Claims.

Appendix C - Re-Voting Classes

This following Classes are impacted by the modifications to the Plan, or the Debtors otherwise have determined to resolicit the cotes of holders of Claims and Equity Interests in such Classes, and are therefore entitled to vote to accept or reject the Plan.

Plan Section	Class
4.04	Class FV-Bank-FrontierVision Bank Claims.
4.05	Class FV-Notes-FrontierVision Notes Claims.
4.06	Class FV-Trade-FrontierVision Trade Claims.
4.07	Class FV-Uns-FrontierVision Other Unsecured Claims.
4.08	Class FV-ESL-FrontierVision Existing Securities Law Claims
4.09	Class FVHC-Notes-FrontierVision Holdco Notes Claims
4.10	Class FVHC-Trade-FrontierVision Holdco Trade Claims
4.11	Class FVHC-Uns-FrontierVision Holdco Other Unsecured Claims
4.12	Class FVHC-ESL-FrontierVision Holdco Existing Securities Law Claims
4.17	Class P-Bank-Parnassos Bank Claims.
4.18	Class P-Trade-Parnassos Trade Claims.
4.19	Class P-Uns-Parnassos Other Unsecured Claims.
4.21	Class TCI-Bank-Century-TCI Bank Claims.
4.22	Class TCI-Trade-Century-TCI Trade Claims.
4.23	Class TCI-Uns-Century-TCI Other Unsecured Claims.
4.25	Class Century-Bank-Century Bank Claims.
4.26	Class Century-Trade-Century Trade Claims.
4.27	Class Century-Uns-Century Other Unsecured Claims.
4.28	Class CCHC-Trade-CCHC Trade Claims.
4.29	Class CCHC-Uns-CCHC Other Unsecured Claims.
4.31	Class CCC-Trade-CCC Trade Claims.
4.32	Class CCC-Uns-CCC Other Unsecured Claims.
4.37	Class FtM-FPL-FPL Note Claims.
4.38	Class FtM-Trade-Ft. Myers Trade Claims.
4.39	Class FtM-Uns-Ft. Myers Other Unsecured Claims.
4.41	Class ARA-Notes-Arahova Notes Claims
4.42	Class ARA-Trade-Arahova Trade Claims
4.43	Class ARA-Uns-Arahova Other Unsecured Claims
4.44	Class ARA-ESL-Arahova Existing Securities Law Claims
4.46	Class OLY-Bank-Olympus Bank Claims.
4.47	Class OLY-Trade-Olympus Trade Claims.
4.48	Class OLY-Uns-Olympus Other Unsecured Claims.
4.49	Class UCA-Bank-UCA Bank Claims.
4.50	Class UCA-Trade-UCA Trade Claims.
4.51	Class UCA-Uns-UCA Other Unsecured Claims.
4.52	Class OLYParent-Notes-Olympus Parent Notes Claims.
4.53	Class OLYParent-Trade-Olympus Parent Trade Claims.
4.54	Class OLYParent-Uns-Olympus Parent Other Unsecured Claims.
4.56	Class OLYParent-ESL-Olympus Parent Existing Securities Law Claims
4.71	Class Fundco-Funding Company Claims.
4.73	Class OPS-Trade-ACC Ops Trade Claims.
4.74	Class OPS-Uns-ACC Ops Other Unsecured Claims.

Plan Section	Class
4.77	Class ACC-Trade-ACC Trade Claims
4.78	Class ACC-Uns-ACC Other Unsecured Claims
4.79	Class ACC-SnrNotes-ACC Senior Notes Claims
4.80	Class ACC-SubNotes-ACC Subordinated Notes Claims
4.81	Class ACC-ESL Snr-ACC Senior Notes Existing Securities Law Claims
4.82	Class ACC-ESL Sub-ACC Subordinated Notes Existing Securities Law Claims
4.83	Class ACC-BPfd-ACC Series B Preferred Stock Interests
4.84	Class ACC-BESL-ACC Series B Preferred Stock Existing Securities Law Claims
4.85	Class ACC-DPfd-ACC Series D Preferred Stock Interests
4.86	Class ACC-DESL-ACC Series D Preferred Stock Existing Securities Law Claims
4.87	Class ACC-EFPfd-ACC Series E and F Preferred Stock Interests
4.88	Class ACC-EFESL-ACC Preferred Series E and F Stock Existing Securities Law Claims
4.89	Class ACC-CSESL-ACC Common Stock Existing Securities Law Claims
4.90	Class ACC-CS-ACC Common Stock Interests

EXHIBIT Q

Draft 4/12/06

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

In re Adelphia Communications Corporation, et al., Debtors	) ) ) ) ) ) )	Chapter 11 Cases Case No. 02-41729 (REG) Jointly Administered

DEBTORS’ MODIFIED FOURTH AMENDED JOINT PLAN OF

REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Nothing contained herein shall constitute an offer, acceptance or a legally binding obligation of the Debtors or any other party in interest and this Plan is subject to approval of the Bankruptcy Court and other customary conditions.  This Plan is not an offer with respect to any securities.  This is not a solicitation of acceptances or rejections of the Debtors’ Modified Fourth Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code.  Acceptances or rejections with respect to the Plan may not be solicited until a disclosure statement has been approved by the United States Bankruptcy Court for the Southern District of New York.  Such a solicitation will only be made in compliance with applicable provisions of securities and/or bankruptcy laws.  YOU SHOULD NOT RELY ON THE INFORMATION CONTAINED IN, OR THE TERMS OF, THIS DRAFT PLAN FOR ANY PURPOSE (INCLUDING IN CONNECTION WITH THE PURCHASE OR SALE OF THE DEBTORS’ SECURITIES) PRIOR TO THE APPROVAL OF THIS PLAN BY THE BANKRUPTCY COURT.

WILLKIE FARR & GALLAGHER LLP

Attorneys for Debtors and

Debtors in Possession

787 Seventh Avenue

New York, NY  10019

(212) 728-8000

Dated:  April [   ], 2006
New York, New York

TABLE OF CONTENTS

ARTICLE I.	DEFINITIONS AND CONSTRUCTION OF TERMS	1
1.01.	Definitions	1
1.02.	Interpretation; Application of Definitions and Rules of Construction	62

ARTICLE II.	TREATMENT OF ADMINISTRATIVE EXPENSE CLAIMS AND PRIORITY TAX CLAIMS	62
2.01.	Administrative Expense Claims	62
2.02.	Fee Claims	64
2.03.	Priority Tax Claims	64
2.04.	DIP Lender Claims	64

ARTICLE III.	CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS	65

ARTICLE IV.	TREATMENT OF CLAIMS AND EQUITY INTERESTS	68

4.01.	Class 1—Other Priority Claims	68
4.02.	Class 2—Secured Tax Claims	69
4.03.	Class 3—Other Secured Claims	69
4.04.	Class FV-Bank—FrontierVision Bank Claims	70
4.05.	Class FV-Notes—FrontierVision Notes Claims	72
4.06.	Class FV-Trade—FrontierVision Trade Claims	72
4.07.	Class FV-Uns—FrontierVision Other Unsecured Claims	73
4.08.	Class FV-ESL—FrontierVision Existing Securities Law Claims	73
4.09.	Class FVHC-Notes—FrontierVision Holdco Notes Claims	73
4.10.	Class FVHC-Trade—FrontierVision Holdco Trade Claims	74
4.11.	Class FVHC-Uns—FrontierVision Holdco Other Unsecured Claims	74
4.12.	Class FVHC-ESL—FrontierVision Holdco Existing Securities Law Claims	74
4.13.	Class FVHC-Conv—FrontierVision Holdco Convenience Claims	75
4.14.	Class FVHC-FVNR—FrontierVision Bank Nonrecourse Lien Claim	75
4.15.	Class AGPH-Trade—Adelphia GP Holdings Trade Claims	75
4.16.	Class AGPH-Uns—Adelphia GP Holdings Other Unsecured Claims	76
4.17.	Class P-Bank—Parnassos Bank Claims	76
4.18.	Class P-Trade—Parnassos Trade Claims	78
4.19.	Class P-Uns—Parnassos Other Unsecured Claims	78
4.20.	Class P-Equity—Equity Interests in Parnassos Debtors	79
4.21.	Class TCI-Bank—Century-TCI Bank Claims	79
4.22.	Class TCI-Trade—Century-TCI Trade Claims	81
4.23.	Class TCI-Uns—Century-TCI Other Unsecured Claims	81
4.24.	Class TCI-Equity—Equity Interests in Century-TCI Debtors	82
4.25.	Class Century-Bank—Century Bank Claims	83
4.26.	Class Century-Trade—Century Trade Claims	84

i

4.27.	Class Century-Uns—Century Other Unsecured Claims	85
4.28.	Class CCHC-Trade—CCHC Trade Claims	85
4.29.	Class CCHC-Uns—CCHC Other Unsecured Claims	85
4.30.	Class CCHC-CentNR—Century Bank Nonrecourse Lien Claim	86
4.31.	Class CCC-Trade—CCC Trade Claims	86
4.32.	Class CCC-Uns—CCC Other Unsecured Claims	86
4.33.	Class FtMS-Bank—Century Bank Claims	87
4.34.	Class FtMS-Cont—Ft. Myers Subsidiary Contrib/Subrog Claims	87
4.35.	Class FtMS-Trade—Ft. Myers Subsidiary Trade Claims	87
4.36.	Class FtMS-Uns— Ft. Myers Subsidiary Other Unsecured Claims	88
4.37.	Class FtM-FPL—FPL Note Claims	88
4.38.	Class FtM-Trade—Ft. Myers Trade Claims	89
4.39.	Class FtM-Uns—Ft. Myers Other Unsecured Claims	89
4.40.	Class FtM-CentNR—Century Bank Nonrecourse Lien Claim	89
4.41.	Class ARA-Notes—Arahova Notes Claims	90
4.42.	Class ARA-Trade—Arahova Trade Claims	90
4.43.	Class ARA-Uns—Arahova Other Unsecured Claims	90
4.44.	Class ARA-ESL—Arahova Existing Securities Law Claims	91
4.45.	Class ARA-Conv—Arahova Convenience Claims	91
4.46.	Class OLY-Bank—Olympus Bank Claims	91
4.47.	Class OLY-Trade—Olympus Trade Claims	93
4.48.	Class OLY-Uns—Olympus Other Unsecured Claims	93
4.49.	Class UCA-Bank—UCA Bank Claims	94
4.50.	Class UCA-Trade—UCA Trade Claims	95
4.51.	Class UCA-Uns—UCA Other Unsecured Claims	96
4.52.	Class OLYParent-Notes—Olympus Parent Notes Claims	96
4.53.	Class OLYParent-Trade—Olympus Parent Trade Claims	97
4.54.	Class OLYParent-Uns—Olympus Parent Other Unsecured Claims	97
4.55.	Class OLYParent-Conv—Olympus Parent Convenience Claims	97
4.56.	Class OLYParent-ESL—Olympus Parent Existing Securities Law Claims	98
4.57.	Class OLYParent-FPLNR—FPL Note Nonrecourse Lien Claim	98
4.58.	Class OlyParent-UCANR—UCA Bank Nonrecourse Lien Claim	98
4.59.	Class RCentCB-Cont—Rigas/Century Contrib/Subrog Claims	99
4.60.	Class RCentCB-Trade—Rigas/Century Trade Claims	99
4.61.	Class RCentCB-Uns— Rigas/Century Other Unsecured Claims	99
4.62.	Class RCentCB-CentNR—Century Bank Claims	100
4.63.	Class ROlyCB-Cont—Rigas/ Olympus Contrib/Subrog Claims	100
4.64.	Class ROlyCB-Trade—Rigas/Olympus Trade Claims	100
4.65.	Class ROlyCB-Uns— Rigas/Olympus Other Unsecured Claims	101
4.66.	Class ROlyCB-OLYNR—Olympus Bank Claims	101
4.67.	Class RUCACB-Cont—Rigas/UCA Contrib/Subrog Claims	101
4.68.	Class RUCACB-Trade—Rigas/UCA Trade Claims	102
4.69.	Class RUCACB-Uns— Rigas/UCA Other Unsecured Claims	102

4.70.	Class RUCACB-UCANR—UCA Bank Claims	102
4.71.	Class Fundco—Funding Company Claims	103
4.72.	Class GSETL - Government Claims	103
4.73.	Class OPS-Trade—ACC Ops Trade Claims	103
4.74.	Class OPS-Uns—ACC Ops Other Unsecured Claims	104
4.75.	Class OPS-OLYNR—Olympus Bank Nonrecourse Lien Claim	104
4.76.	Class OPS-UCANR—UCA Bank Nonrecourse Lien Claim	104
4.77.	Class ACC-Trade—ACC Trade Claims	105
4.78.	Class ACC-Uns—ACC Other Unsecured Claims	105
4.79.	Class ACC-SnrNotes—ACC Senior Notes Claims	105
4.80.	Class ACC-SubNotes—ACC Subordinated Notes Claims	106
4.81.	Class ACC-ESL Snr—ACC Senior Notes Existing Securities Law Claims	106
4.82.	Class ACC-ESL Sub—ACC Subordinated Notes Existing Securities Law Claims	107
4.83.	Class ACC-BPfd—ACC Series B Preferred Stock Interests	107
4.84.	Class ACC-BESL—ACC Series B Preferred Stock Existing Securities Law Claims	107
4.85.	Class ACC-DPfd—ACC Series D Preferred Stock Interests	107
4.86.	Class ACC-DESL—ACC Series D Preferred Stock Existing Securities Law Claims	108
4.87.	Class ACC-EFPfd—ACC Series E and F Preferred Stock Interests	108
4.88.	Class ACC-EFESL—ACC Preferred Series E and F Stock Existing Securities Law Claims	108
4.89.	Class ACC-CSESL—ACC Common Stock Existing Securities Law Claims	108
4.90.	Class ACC-CS—ACC Common Stock Interests	109
4.91.	Class ACC-Conv—ACC Convenience Claims	109
4.92.	Class InterCo—Intercompany Claims	109
4.93.	Rigas Claims or Equity Interests	110
4.94.	ACC Other Equity Interests	110

ARTICLE V.	SUBSTANTIVE CONSOLIDATION	110
5.01.	Substantive Consolidation	110
5.02.	Substantive Consolidation of the Debtors into Separate Debtor Groups	111
5.03.	Treatment of Debtor Group Claims and Equity Interests	112
5.04.	Order Granting Consolidation; Substantive Consolidation	112
5.05.	The Plan Consists of Twenty Consolidated Debtor Groups	113

ARTICLE VI.	IMPLEMENTATION OF THE PLAN	113
6.01.	Continued Corporate Existence	113
6.02.	Sale Transactions	114
6.03.	Certificates of Incorporation and By-laws	117
6.04.	Compromise and Settlements	118
6.05.	Sale Transaction Closing	120

6.06.	Reinstatement of Certain Equity Interests	121
6.07.	Cancellation of Existing Securities and Agreements	121
6.08.	Bank Lender Indemnification Claims and Post-Effective Date Fee Claims	121
6.09.	Fees and Expenses of Indenture Trustees	126
6.10.	Authorization, Issuance and Distribution of New Securities, Plan Consideration and Other Property	127
6.11.	Hart-Scott-Rodino Compliance	127
6.12.	Government Settlement	128
6.13.	No Consent to Change of Control Required	128
6.14.	Designation of Plan Administrator, Contingent Value Vehicle Trustee and Members of the Contingent Value Vehicle Board	128
6.15.	Effect of Non-Transferred MCE Systems	129
6.16.	Certain Limitations on Distributions to Holders of Bank Claims	129

ARTICLE VII.	CONTINGENT VALUE VEHICLE	130
7.01.	Establishment of the Contingent Value Vehicle	130
7.02.	Appointment of Contingent Value Vehicle Trustee	130
7.03.	Transfer of Designated Litigation to the Contingent Value Vehicle	130
7.04.	Contingent Value Vehicle Interests; Term; Recoveries and Distributions	133
7.05.	Litigation, Responsibilities of Contingent Value Vehicle Trustee	140
7.06.	Investment Powers	141
7.07.	Funding of Reserves; Distributions; Withholding	142
7.08.	Income Allocations; Reporting Duties	142
7.09.	Net Contingent Value Vehicle Recovery/Disgorgement of Claims	143
7.10.	The Contingent Value Vehicle Board	144

ARTICLE VIII.	PROVISIONS REGARDING VOTING AND DISTRIBUTIONS UNDER THE PLAN	146
8.01.	Voting of Claims; Classes Subsequently Deemed Unimpaired; Vacant Classes	146
8.02.	Nonconsensual Confirmation; Elimination of Debtors	146
8.03.	Distribution Companies	148
8.04.	Rights and Powers of Distribution Companies	148
8.05.	Manner of Distributions	148
8.06.	Timing of Distributions	149
8.07.	Distributions of Plan Consideration to Priority and Secured Creditors and Creditors Whose Distribution is Based on a Debtor Group Reserve	149
8.08.	Distributions on Account of Note Claims	150
8.09.	Distributions on Account of Bank Claims	150
8.10.	Distributions with Respect to DIP Lender Claims	151
8.11.	Maximum Distribution	151
8.12.	Fractional Shares; De Minimis Distributions	151

8.13.	Surrender of Instruments	152
8.14.	Interest on Claims	152
8.15.	Withholding Taxes on Distributions	154
8.16.	Disputed Payment of Allowed Claims or Equity Interests	154
8.17.	Unclaimed Distributions	154
8.18.	Distributions to Holders as of the Distribution Record Date	155
8.19.	Allocation of Plan Distributions Between Principal and Interest	155
8.20.	Exemption from Securities Laws	155
8.21.	Distributions from Reserves Containing Both Cash and TWC Class A Common Stock	155

ARTICLE IX.	PROCEDURES FOR ESTIMATION OF ALLOWABLE CLAIMS, TREATMENT OF DISPUTED CLAIMS AND ESTABLISHING OF RESERVES	156
9.01.	Disputed Claims; Objections to Administrative Expense Claims and Claims	156
9.02.	Estimation of Claims	157
9.03.	Funding of Reserves	157
9.04.	Funding and Release of Holdbacks	164
9.05.	Tax Distributions and Treatment of Reserves, Escrows and Holdbacks	165
9.06.	Personal Injury Claims	166
9.07.	No Recourse	166
9.08.	Amendments to Claims	167
9.09.	Setoffs	167
9.10.	Treatment of New ACC Common Stock Held in Debtor Group Reserves	167

ARTICLE X.	EXECUTORY CONTRACTS AND UNEXPIRED LEASES	167
10.01.	Assumption, Retention, Assumption and/or Assignment or Rejection	167
10.02.	Payments Related to Retention and Assumption of Executory Contracts and Unexpired Leases	169
10.03.	Rejection Damages Bar Date	171
10.04.	Corporate Reimbursement Obligations	171
10.05.	Retiree Benefits	172

ARTICLE XI.	PROVISIONS REGARDING DISTRIBUTION COMPANY AND PLAN ADMINISTRATOR	172
11.01.	Distribution Company and the Plan Administrator	172

ARTICLE XII.	EFFECT OF CONFIRMATION	175
12.01.	Binding Effect	175
12.02.	Obligations Under the Purchase Agreements	175
12.03.	Vesting of Assets	175
12.04.	Discharge of the Debtors and of Claims and Termination of Equity Interests	176

v

12.05.	Term of Pre-Confirmation Injunctions or Stays	177
12.06.	Injunction Against Interference with Plan	177
12.07.	Injunction	177
12.08.	Releases	178
12.09.	Exculpation and Limitation of Liability	180
12.10.	Injunction Related to Releases and Exculpation	181
12.11.	Termination of Subordination Rights and Settlement of Related Claims	181
12.12.	Release of Liens	181
12.13.	Retention of Causes of Action/Reservation of Rights	183
12.14.	Subrogation	183
12.15.	Reservation of Litigation Rights	184

ARTICLE XIII.	CONDITIONS PRECEDENT	184
13.01.	Conditions to Confirmation	184
13.02.	Effectiveness	185
13.03.	Failure of Conditions	185
13.04.	Waiver of Conditions	185

ARTICLE XIV.	RETENTION OF JURISDICTION	186
14.01.	Scope of Bankruptcy Court Jurisdiction	186

ARTICLE XV.	MISCELLANEOUS PROVISIONS	188
15.01.	Effectuating Documents and Further Transactions	188
15.02.	Corporate Action	188
15.03.	Exemption from Transfer Taxes	188
15.04.	Payment of Statutory Fees	189
15.05.	Post-Effective Date Fees and Expenses	189
15.06.	Dissolution of the Committees	189
15.07.	Plan Supplement	189
15.08.	Amendment or Modification of this Plan	190
15.09.	Revocation or Withdrawal of this Plan	190
15.10.	Confirmation Order	190
15.11.	Severability	190
15.12.	Expedited Tax Determination	191
15.13.	Governing Law	191
15.14.	Binding Effect	191
15.15.	Exhibits/Schedules	191
15.16.	Notices	191

ARTICLE XVI.	POTENTIAL INTER-CREDITOR DISPUTE RESOLUTIONS	192
16.01.	Terms of Potential Inter-Creditor Dispute Resolution	192
16.02.	Voting with Respect to the Potential Settlement	192
16.03.	Potential Arahova Settlement	192
16.04.	Potential FrontierVision Holdco Settlement	193
16.05.	Potential Olympus Parent Settlement	193

SCHEDULES

Schedule A	Century Debtors
Schedule B	Century-TCI Debtors
Schedule C	Parnassos Debtors
Schedule D	FrontierVision Debtors
Schedule E	Olympus Debtors
Schedule F	UCA Debtors
Schedule G	Funding Company Debtors
Schedule H	Arahova Debtors
Schedule I	ACC Ops Debtors
Schedule J	CCC Debtors
Schedule K	CCHC Debtors
Schedule L	Olympus Parent Debtors
Schedule M	FrontierVision Holdco Debtors
Schedule N	Adelphia GP Holdings Debtors
Schedule O	Holding Company Debtors
Schedule P	Ft. Myers Subsidiary Debtor Group
Schedule Q	Rigas/Century Co-Borrowing Debtor Group
Schedule R	Rigas/Olympus Co-Borrowing Debtor Group
Schedule S	Rigas/UCA Co-Borrowing Debtor Group
Schedule T	Ft. Myers Debtor Group
Schedule U	Rigas Persons
Schedule V	Transferred Subscriber Transactions
Schedule W	Estimation Order Schedule
Schedule X	Parent and Direct Subsidiary Debtor Groups
Schedule Y	Designated Litigation
Schedule Z	Managed Entities
Schedule AA	Potential Arahova Settlement
Schedule BB	Potential FrontierVision Hodlco Settlement
Schedule CC	Potential Olympus Parent Settlement

Plan Documents

Comcast Purchase Agreement

Contingent Value Vehicle Agreement

Form of Amended and Restated Bylaws of ACC

Form of Amended and Restated Certificate of Incorporation of ACC

Form of Amendment to Subsidiary Certificate of Incorporation

Form of New By-laws

Form of New Certificate of Incorporation

Government Settlement Agreements

Puerto Rico Liquidating Trust Agreement

Schedule of Assumed Contracts and Leases (Schedule 10.01(a))

Schedule of Assumed Rigas Agreements (Schedule 10.01(b))

Schedule of Debtor Group Maximum Value

Schedule of Persons Not Released Pursuant to Section 12.08(b)(y)

Transaction Escrow Agreement

TW Expanded Transaction Letter Agreement

TW Purchase Agreement

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

)
In re	)	Chapter 11 Cases
)
Adelphia Communications Corporation, et al.,	)	Case No. 02-41729 (REG)
)
Debtors.	)	Jointly Administered
)

DEBTORS’ MODIFIED FOURTH AMENDED JOINT PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Adelphia Communications Corporation and certain of its direct and indirect subsidiaries, as debtors and debtors in possession, propose the following Modified Fourth Amended Joint Plan of Reorganization under section 1121(a) of title 11 of the United States Code:

ARTICLE I.

DEFINITIONS AND CONSTRUCTION OF TERMS

1.01.        Definitions. As used herein, the following terms have the respective meanings specified below (such meanings to be equally applicable to both the singular and plural):

ACC means Adelphia Communications Corporation, a Delaware corporation.

ACC Common Stock means, collectively, Class A Common Stock, par value $0.01, and Class B Common Stock, par value $0.01, issued by ACC.

ACC Common Stock Existing Securities Law Claims means an Existing Securities Law Claim arising in connection with the ACC Common Stock.

ACC Convenience Claim means any ACC Trade Claim or ACC Other Unsecured Claim that is (i) Allowed in an amount of ten thousand ($10,000) dollars or less or (ii) Allowed in an amount greater than ten thousand ($10,000) dollars but which is reduced to ten thousand ($10,000) dollars by an irrevocable written election of the holder of such Claim made on a timely and properly delivered and completed Ballot; provided, however, that any ACC Trade Claim or ACC Other Unsecured Claim that was originally Allowed in excess of ten thousand ($10,000) dollars may not be subdivided into multiple ACC Trade Claims or ACC Other Unsecured Claims of ten thousand ($10,000) dollars or less for purposes of receiving treatment as an ACC Convenience Claim.

ACC CVV Share has the meaning set forth in Section 7.04 of this Plan.

ACC Notes Distribution means the sum of (a) Allocable Portion of the ACC Notes/Trade Distribution Reserve allocable to Class ACC-SnrNotes and (b) the product of (x)

the X-Clause Sharing Percentage and (y) the Allocable Portion of the ACC Notes/Trade Distribution Reserve allocable to Class
ACC-SubNotes.

ACC Notes/Trade Distribution Reserve means a reserve of Plan Consideration established to pay Allowed Claims in Classes ACC-Trade, ACC-SnrNotes and ACC-SubNotes and to reserve for Disputed Claims in such Classes, equal to:  (a) an amount to be initially established by the Estimation Order, plus (b) following an Inter-Creditor Dispute Resolution the product of (i) the portion of the Inter-Creditor Dispute Holdback released to the Holding Company Debtor Group, and (ii) the ACC Notes/Trade Weighting Percentage.

ACC Notes/Trade Weighting Percentage means the fraction (expressed as a percentage) equal to the estimate of Claims that are likely to be Allowed in Classes ACC-Trade, ACC-SnrNotes and ACC-SubNotes, divided by the estimate of Claims that are likely to be Allowed in Classes ACC-Trade, ACC-Uns, ACC-SnrNotes, ACC-SubNotes and ACC-Conv as set forth in the Estimation Order.

ACC Ops Debtor Group has the meaning set forth in Section 5.02 of this Plan.

ACC Ops Debtors means, collectively, the Debtors set forth on Schedule I hereto.

ACC Ops Other Unsecured Claim means any General Unsecured Claim against any of the ACC Ops Debtors.

ACC Ops Other Unsecured Distribution means the Allocable Portion of the ACC Ops Other Unsecured Distribution Reserve.

ACC Ops Other Unsecured Distribution Reserve means a reserve of Plan Consideration, initially in the same proportion of Cash and TWC Class A Common Stock as the ACC Ops Trade Distribution Reserve (in an amount to be initially established by the Estimation Order and adjusted pursuant to Article IX hereof) established to pay Allowed Claims in Class OPS-Uns and to reserve for Disputed Claims in such Class estimated to provide Payment in Full for all such Claims.

ACC Ops Trade Claim means any Trade Claim arising against any of the ACC Ops Debtors.

ACC Ops Trade Distribution means the Allocable Portion of the ACC Ops Trade Distribution Reserve.

ACC Ops Trade Distribution Reserve means a reserve to provide Payment in Full for all Allowed Claims and the Debtors’ estimate of Disputed Claims likely to become Allowed Claims in Class OPS-Trade, of (a) Cash in an amount equal to 99% of the principal or face amount of Allowed Claims and the estimated Disputed Claims in Class OPS-Trade, plus (b) TWC Class A Common Stock in an amount equal to 1% of the principal or face amount of Allowed Claims and the estimated Disputed Claims in Class OPS-Trade, plus (c) Cash in an amount equal to simple interest on the amount set forth in (a) and (b) from the Commencement Date to the Effective Date at the rate payable on federal judgments as of the Commencement Date, provided in the event there are one or more Non-Transferred MCE Systems and the

Substitution Conditions are satisfied, the Debtors may substitute TWC Class A Common Stock for all or a portion of the Cash called for in clauses (a) and (c); plus (d) Cash in an amount equal to simple interest (at a rate equal to eight percent (8%) per annum minus the federal judgment rate as of the Commencement Date) on the amount set forth in clauses (a) and (b) from the Commencement Date to the Effective Date, provided that (i) of the reserve established pursuant to this clause (d), an amount equal to 1% of the amount set forth in clauses (a) and (b) may be in the form of TWC Class A Common Stock, and (ii) if the Substitution Conditions are satisfied, the Debtors may substitute TWC Class A Common Stock for all or a portion of the Cash called for in this clause (d). All estimates shall be initially established by the Estimation Order and adjusted pursuant to Article IX hereof.

ACC Other Equity Interests means any Equity Interest issued by a Debtor, except in each case for (a) ACC Preferred Stock, (b) ACC Common Stock, (c) Joint Venture Interests or other Equity Interests in a Transferred Joint Venture Entity, and (d) Rigas Claims or Equity Interests.

ACC Other Unsecured Claim means any General Unsecured Claim against a Debtor other than a Subsidiary Other Unsecured Claim.

ACC Other Unsecured Distribution means the Allocable Portion of the ACC Other Unsecured Distribution Reserve.

ACC Other Unsecured Distribution Reserve means a reserve of Plan Consideration established to pay Allowed Claims in Class ACC-Uns and to reserve for Disputed Claims in such Class, equal to:  (a) an amount to be initially established by the Estimation Order, plus (b) following an Inter-Creditor Dispute Resolution the product of (i) the portion of the Inter-Creditor Dispute Holdback released to the Holding Company Debtor Group, and (ii) 100% minus the ACC Notes/Trade Weighting Percentage.

ACC Preferred Stock means, collectively, ACC Series B Preferred Stock, ACC Series D Preferred Stock, and ACC Series E and F Preferred Stock.

ACC Senior Note means any of those certain:

(a)           9-7/8% Senior Debentures due March 1, 2005, issued by ACC under that certain Amended and Restated Indenture dated as of May 11, 1993, between ACC and Bank of Montreal Trust Company, as initial Trustee thereunder;

(b)           9-1/2% Senior Pay-In-Kind Notes due February 15, 2004, issued by ACC under that certain Indenture dated as of February 22, 1994 between ACC and the Bank of Montreal Trust Company, as initial Trustee thereunder, as supplemented by the First Supplemental Indenture, dated as of May 1, 1994;

(c)           9-7/8% Senior Notes due March 1, 2007, issued by ACC under that certain Indenture dated as of February 26, 1997 between ACC and Bank of Montreal Trust Company, as initial Trustee thereunder;

(d)           10-1/2% Senior Notes due July 15, 2004, issued by ACC under that certain Indenture dated as of July 7, 1997 between ACC and Bank of Montreal Trust Company, as initial Trustee thereunder;

(e)           9-1/4% Senior Notes due October 1, 2002, issued by ACC under that certain Indenture dated as of September 25, 1997 between ACC and Bank of Montreal Trust Company, as initial Trustee thereunder;

(f)            8-3/8% Senior Notes due February 1, 2008, issued by ACC under that certain Indenture dated as of January 21, 1998 between ACC and Bank of Montreal Trust Company, as initial Trustee thereunder, as supplemented by the First Supplemental Indenture dated as of November 12, 1998;

(g)           8-1/8% Senior Notes due July 15, 2003 issued by ACC under that certain Indenture dated as of July 2, 1998 between ACC and Bank of Montreal Trust Company, as initial Trustee thereunder;

(h)           7-1/2% Senior Notes due January 15, 2004 issued by ACC under that certain Indenture dated as of January 13, 1999 between ACC and Bank of Montreal Trust Company, as initial Trustee thereunder;

(i)            7-3/4% Senior Notes due January 15, 2009 issued by ACC under that certain Indenture dated as of January 13, 1999 between ACC and Bank of Montreal Trust Company, as initial Trustee thereunder;

(j)            7-7/8% Senior Notes due May 1, 2009 issued by ACC under the Senior Notes Indenture dated as of April 28, 1999, as supplemented by the First Supplemental Indenture dated as of April 28, 1999 between ACC and the Bank of Montreal Trust Company, as initial Trustee thereunder;

(k)           9-3/8% Senior Notes due November 15, 2009 issued by ACC under the Senior Notes Indenture dated as of April 28, 1999, as supplemented by the Second Supplemental Indenture dated as of November 16, 1999, between ACC and Harris Trust Company, as initial Trustee thereunder;

(l)            10-7/8% Senior Notes due October 1, 2010, issued by ACC the Senior Notes Indenture dated as of April 28, 1999, as supplemented by the Third Supplemental Indenture dated as of September 20, 2000, between ACC and The Bank of New York, as initial Trustee thereunder;

(m)          10-1/4% Senior Notes due June 15, 2011 issued by ACC under the Senior Notes Indenture dated as of April 28, 1999, as supplemented by the Fourth Supplemental Indenture dated as of June 12, 2001, between ACC and The Bank of New York, as initial Trustee thereunder; and

(n)           10-1/4% Senior Notes due November 1, 2006 issued by ACC under the Senior Notes Indenture dated as of April 28, 1999, as supplemented by the Fifth

Supplemental Indenture dated as of October 25, 2001, between ACC and The Bank of New York, as initial Trustee thereunder.

ACC Senior Notes Claim means a Claim against a Debtor arising under or pursuant to an ACC Senior Note.

ACC Senior Notes Existing Securities Law Claim means an Existing Securities Law Claim arising in connection with any of the ACC Senior Notes.

ACC Series B Preferred Stock means the 13% Series B Redeemable Cumulative Exchangeable Preferred Stock issued by ACC with a mandatory redemption date of July 15, 2009.

ACC Series B Preferred Stock Existing Securities Law Claims means an Existing Securities Law Claim arising in connection with the ACC Series B Preferred Stock.

ACC Series D Preferred Stock means the 5.5% Series D Convertible Preferred Stock issued by ACC.

ACC Series D Preferred Stock Existing Securities Law Claims means an Existing Securities Law Claim arising in connection with the ACC Series D Preferred Stock.

ACC Series E and F Preferred Stock means, collectively, (a) the 7.5% Series E Mandatory Convertible Preferred Stock issued by ACC with a mandatory conversion date of November 15, 2004; and (b) the 7.5% Series F Mandatory Convertible Preferred Stock issued by ACC with a mandatory conversion date of February 1, 2005.

ACC Series E and F Preferred Stock Existing Securities Law Claims means an Existing Securities Law Claim arising in connection with the ACC Series E and F Preferred Stock.

ACC Subordinated Notes means any of those certain:  (a) 6.0% Convertible Subordinated Notes due February 15, 2006 issued by ACC under that certain First Supplemental Indenture to that Indenture dated as of January 23, 2001 between ACC and The Bank of New York, as initial Trustee thereunder, (b) 3.25% Convertible Subordinated Notes due May 1, 2021 issued by ACC under that certain Second Supplemental Indenture to that Indenture dated as of January 22, 2001 between ACC and The Bank of New York, as initial Trustee thereunder, (c) 6.0% Convertible Subordinated Notes due February 15, 2006 issued by ACC under that certain Third Supplemental Indenture to that Indenture dated as of January 23, 2001 between ACC and The Bank of New York, as initial Trustee thereunder and (d) 3.25% Convertible Subordinated Notes due May 1, 2021 issued by ACC under that certain Fourth Supplemental Indenture to that Indenture dated as of January 22, 2001 between ACC and The Bank of New York, as initial Trustee thereunder.

ACC Subordinated Notes Claim means a Claim against a Debtor arising under or pursuant to an ACC Subordinated Note.

ACC Subordinated Notes Distribution means the product of (x) 100% minus the X-Clause Sharing Percentage and (y) the Allocable Portion of the ACC Notes/Trade Distribution Reserve allocable to Class ACC-SubNotes.

ACC Subordinated Notes Existing Securities Law Claim means an Existing Securities Law Claim arising in connection with any of the ACC Subordinated Notes.

ACC Trade Claim means any Trade Claim against a Debtor, other than a Subsidiary Trade Claim.

ACC Trade Claims Distribution means the Allocable Portion of the ACC Notes/Trade Distribution Reserve allocable to Class ACC-Trade.

Accepting Bank Class has the meaning set forth in Section 6.08 of this Plan.

Accepting Notes Class has the meaning set forth in Section 8.14 of this Plan.

Adelphia GP Holdings Debtors means, collectively, the Debtors set forth on Schedule N hereto.

Adelphia GP Holdings Debtor Group has the meaning set forth in Section 5.02 of this Plan.

Adelphia Western NY Joint Venture means Western NY Cablevision, L.P., a Delaware limited partnership.

Adelphia-Rigas Settlement Agreement means the Settlement Agreement entered into April 25, 2005, by and between ACC, on behalf of itself and its Subsidiaries, and the Rigas Persons and other Persons party thereto, a copy of which was filed as an exhibit to the Form 8-K filed by ACC on April 26, 2005 and is available at www.sec.gov.

Administrative Expense Claim means any right to payment constituting a cost or expense of administration of any of the Chapter 11 Cases under sections 503(b) and 507(a)(1) of the Bankruptcy Code, and all compensation and reimbursement of expenses under section 330 or 503 of the Bankruptcy Code. Any fees or charges assessed against the Debtors or the Reorganized Debtors under section 1930 of chapter 123 of title 28 of the United States Code shall be excluded from the definition of Administrative Expense Claim and shall be paid in accordance with Section 15.04 of this Plan.

Affiliate has the meaning given such term by section 101(2) of the Bankruptcy Code, except that Comcast and its subsidiaries shall not be deemed Affiliates of any of the Debtors for purposes of this Plan.

Agent shall have the meaning set forth in Section 8.05 of this Plan.

AGPH Other Unsecured Claim means any General Unsecured Claim against any of the Adelphia GP Holdings Debtors.

AGPH Other Unsecured Distribution means the Allocable Portion of the AGPH Other Unsecured Distribution Reserve.

AGPH Other Unsecured Distribution Reserve means a reserve of Plan Consideration (in an amount to be initially established by the Estimation Order and adjusted pursuant to Article IX hereof), established to pay Allowed Claims in Class
AGPH-Uns and to reserve for Disputed Claims in such Class.

AGPH Trade Claim means any Trade Claim arising against any of the Adelphia GP Holdings Debtors.

AGPH Trade Distribution means the Allocable Portion of the AGPH Trade Distribution Reserve.

AGPH Trade Distribution Reserve means a reserve of Plan Consideration (in an amount to be initially established by the Estimation Order and adjusted pursuant to Article IX hereof), established to pay Allowed Claims in Class AGPH-Trade and to reserve for Disputed Claims in such Class.

Allocable Portion means:

(1)           when calculated with respect to (x) a Debtor Group Reserve from which distributions to a Class of Claims (the “Subject Class”) and one or more other Classes of Claims are made (the Classes other than the Subject Class are referred to as the “Other Classes”) or (y) a series of Contingent Value Vehicle Interests or Puerto Rico Liquidating Trust Interests issued to the Subject Class and one or more Other Classes, in either case, with respect to the Subject Class, as of the date of calculation, a percentage equal to:

(a)           the aggregate amount of Allowed Claims in the Subject Class; divided by

(b)           the sum (without duplication) of:

(i)            the aggregate amount of all Allowed Claims in the Subject Class and the Other Classes; plus

(ii)           the aggregate amount of all Claims in the Subject Class and the Other Classes set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in clause (i) above, on such date; plus

(iii)          the aggregate amount of all Claims that are Disputed Claims in the Subject Class and the Other Classes that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date; and

(2)           with respect to a Class of Claims (the “Single Class”) whose distributions under this Plan are made from a particular Debtor Group

Reserve, or for which no Debtor Group Reserve is established, from which distributions are not also made for other Classes of Claims in the same Debtor Group, as of the date of calculation, a percentage equal to:

(a)           the aggregate amount of Allowed Claims in the Single Class; divided by

(b)           the sum (without duplication) of:

(i)            the aggregate amount of all Allowed Claims in the Single Class; plus

(ii)           the aggregate amount of all Claims in the Single Class set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed) that are not described in clause (i) above, on such date; plus

(iii)          the aggregate amount of all Claims that are Disputed Claims in the Single Class that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise disallowed), on that date.

Allowed means, with reference to any Administrative Expense Claim against, Claim against or Equity Interest in the Debtors, as applicable (i) any Claim or Equity Interest that has been listed by the Debtors in their Schedules, as such Schedules may be amended by the Debtors from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent, for which no contrary proof of claim has been filed and which has not been objected to by the Claims Objection Deadline, (ii) any Administrative Expense Claim, Claim or Equity Interest expressly allowed in the Plan, (iii) any Administrative Expense Claim, Claim or Equity Interest that is not Disputed, (iv) any Administrative Expense Claim, Claim or Equity Interest that is compromised, settled, or otherwise resolved pursuant to the authority granted to the Reorganized Debtors pursuant to a Final Order of the Bankruptcy Court or under Section 9.01 of this Plan, and (v) any Administrative Expense Claim, Claim or Equity Interest that has been Allowed by Final Order, including the DIP Order; provided, however, that Claims or Equity Interests allowed solely for the purpose of voting to accept or reject the Plan pursuant to an order of the Bankruptcy Court shall not be considered “Allowed Claims” or “Allowed Equity Interests” hereunder; provided further that allowance of any Bank Claim, and any distribution with respect thereto, under this Plan (x)  shall not constitute, and shall not be deemed to constitute, or be cited as, a defense to (or other grounds for avoiding liability under) the Continuing Bank Actions and (y) shall be without prejudice to any rights or remedies of the Debtors, the Reorganized Debtors, the Creditors’ Committee and the Contingent Value Vehicle in connection with the Bank Actions, which such rights and remedies shall be preserved and retained in full, including the rights and remedies provided in Section 6.04(b), 6.04(c) and Section 7.09 of this Plan.

Applied Amount has the meaning set forth in Section 9.03 of this Plan.

Arahova means Arahova Communications, Inc., a Delaware corporation.

Arahova Convenience Claim means any Arahova Trade Claim or Arahova Other Unsecured Claim that is (i) Allowed in an amount of ten thousand ($10,000) dollars or less or (ii) Allowed in an amount greater than ten thousand ($10,000) dollars but which is reduced to ten thousand ($10,000) dollars by an irrevocable written election of the holder of such Claim made on a timely and properly delivered Ballot; provided, however, that any Arahova Trade Claim or Arahova Other Unsecured Claim that was originally Allowed in excess of ten thousand ($10,000) dollars may not be subdivided into multiple Arahova Trade Claims or Arahova Other Unsecured Claims of ten thousand ($10,000) dollars or less for purposes of receiving treatment as an Arahova Convenience Claim.

Arahova Debtor Group has the meaning set forth in Section 5.02 of this Plan.

Arahova Debtors mean the Debtors set forth on Schedule H hereto.

Arahova Dispute Holdback means a reserve of Plan Consideration, Puerto Rico Liquidating Trust Interests, and other property with a Deemed Value (subject to Section 9.04) equal to the Arahova Holdback Amount.

Arahova Existing Securities Law Claim means an Existing Securities Law Claim arising in connection with any Arahova Note.

Arahova Existing Securities Law Claim Distribution means the Allocable Portion of (x) the Arahova Existing Securities Law Claim Reserve plus (y) the CVV Series AH-2 Interests and (z) the Puerto Rico Liquidating Trust Interests.

Arahova Existing Securities Law Claim Reserve means a reserve established to pay Allowed Claims in Class ARA-ESL and to reserve for Disputed Claims in such Class, funded solely by transfers of Plan Consideration pursuant to Section 9.03(b) and (e) hereof, up to an amount estimated to result in Payment in Full of the Arahova Existing Securities Law Claims.

Arahova Holdback Amount means an amount estimated by the Debtors and approved by the Bankruptcy Court to be sufficient to pay holders of Allowed Claims in Classes ARA-Notes, ARA-Trade, ARA-Uns, ARA-ESL and ARA-Conv in full, including postpetition interest pursuant to Section 8.14, estimated, as of an assumed Effective Date of July 31, 2006, to be $2,382,000,000 (subject to adjustment based on (a) an Estimation Order (except with respect to Class ARA-Notes), and (b) the actual Effective Date), less the Arahova Minimum Distribution Amount.

Arahova Minimum Distribution Amount means $0 or such other amount as either (a) is set forth in an agreement approved by the Bankruptcy Court after notice and a hearing or (b) may be determined by the Bankruptcy Court in connection with the Confirmation Hearing.

Arahova Note means any of those certain:

(a)           9.500% Senior Notes due March 1, 2005 issued by Century Communications Corporation under that certain Indenture dated as of February 15, 1992 between Century and Bank of America National Trust and Savings Association, as initial Trustee thereunder, as supplemented by a Fourth Supplemental Indenture, dated as of

March 6, 1995, and as further supplemented by a Ninth Supplemental Indenture, dated as of October 1, 1999;

(b)           8.875% Senior Notes due January 15, 2007 issued by Century Communications Corporation under that certain Indenture dated as of February 15, 1992 between Century and Bank of America National Trust and Savings Association, as initial Trustee thereunder, as supplemented by a Fifth Supplemental Indenture, dated as of January 23, 1997, and as further supplemented by a Ninth Supplemental Indenture, dated as of October 1, 1999;

(c)           8.750% Senior Notes due October 1, 2007 issued by Century Communications Corporation under that certain Indenture dated as of February 15, 1992, between Century and First Trust of California, as initial Trustee thereunder, as supplemented by a Sixth Supplemental Indenture, dated September 29, 1997, and as further supplemented by a Ninth Supplemental Indenture, dated as of October 1, 1999;

(d)           8.375% Senior Notes due November 15, 2017 issued by Century Communications Corporation under that certain Indenture dated as of February 15, 1992 between Century and Bank of America National Trust and Savings Association, as initial Trustee thereunder, as supplemented by a Seventh Supplemental Indenture, dated as of November 13, 1997, and as further supplemented by a Ninth Supplemental Indenture, dated as of October 1, 1999;

(e)           8.375% Senior Notes due December 15, 2007 issued by Century Communications Corporation under that certain Indenture dated as of February 15, 1992 between Century and Bank of America National Trust and Savings Association, as initial Trustee thereunder, as supplemented by an Eighth Supplemental Indenture, dated as of December 10, 1997, and as further supplemented by a Ninth Supplemental Indenture, dated as of October 1, 1999;

(f)            Zero Coupon Senior Discount Notes due January 15, 2008 issued by Century Communications Corporation under that certain Indenture dated as of January 15, 1998 between Century and First Trust of California, National Association, as initial Trustee thereunder, as supplemented by a First Supplemental Indenture, dated as of October 1, 1999; and

(g)           Zero Coupon Senior Discount Notes due March 15, 2003 issued by Century Communications Corporation under that certain Indenture dated as of February 15, 1992, between Century and Bank of America National Trust and Savings Association, as initial Trustee thereunder, as supplemented by a Third Supplemental Indenture, dated as of April 1, 1993, and as further supplemented by a Ninth Supplemental Indenture, dated as of October 1, 1999.

Arahova Notes Claim means a Claim against a Debtor arising pursuant to an Arahova Note.

Arahova Notes Distribution means the Allocable Portion of the (x) Arahova Notes/Trade Distribution Reserve allocable to Class ARA-Notes, (y) the CVV Series AH-1 Interests and (z) the Puerto Rico Trust Interests.

Arahova Notes/Trade Distribution Reserve means a reserve of Plan Consideration established to pay Allowed Claims in Classes ARA-Notes and ARA-Trade and to reserve for Disputed Claims in such Classes, equal to the sum of (a) product of: (i) the Arahova Minimum Distribution Amount, and (ii) the Arahova Notes/Trade Weighting Percentage, plus (b) following an
Inter-Creditor Dispute Resolution the product of (i) the portion of the Arahova Dispute Holdback released to the Arahova Debtor Group, and (ii) the Arahova Notes/Trade Weighting Percentage.

Arahova Notes/Trade Weighting Percentage means the fraction (expressed as a percentage) equal to the estimate of Claims that are likely to be Allowed in Classes ARA-Notes and ARA-Trade, divided by the estimate of Claims that are likely to be Allowed in Classes ARA-Notes, ARA-Trade, ARA-Uns and ARA-Conv as set forth in the Estimation Order.

Arahova Other Unsecured Claim means any General Unsecured Claim against any of the Arahova Debtors.

Arahova Other Unsecured Distribution means the Allocable Portion of (x) the Arahova Other Unsecured Distribution Reserve allocable to class ARA-Uns, (y) the CVV Series AH-1 Interests and (z) the Puerto Rico Trust Interests.

Arahova Other Unsecured Distribution Reserve means a reserve of Plan Consideration established to pay Allowed Claims in Class ARA-Uns and to reserve for Disputed Claims in such Class, equal to the sum of (a) the product of: (i) the Arahova Minimum Distribution Amount, and (ii) 100% minus the Arahova Notes/Trade Weighting Percentage, plus (b) following an
Inter-Creditor Dispute Resolution the product of (i) the portion of the Arahova Dispute Holdback released to the Arahova Debtor Group, and (ii) 100% minus the Arahova Notes/Trade Weighting Percentage.

Arahova Trade Claim means any Trade Claim arising against any of the Arahova Debtors.

Arahova Trade Distribution means the Allocable Portion of (x) the Arahova Notes/Trade Distribution Reserve allocable to Class ARA-Trade, (y) the CVV Series AH-1 Interests and (z) the Puerto Rico Trust Interests.

Assumed (including the term “Assumption” and any variants and derivatives thereof) means (a) in relation to any Comcast Contract, (i) assumed by the Debtors and assigned to Comcast, (ii) assigned to Comcast or (iii) with respect to the Transferred Joint Venture Entities, (A) assumed by the applicable Transferred Joint Venture Entity or (B) retained by the applicable Transferred Joint Venture Entity, (b) in relation to any TW Contract, (i) assumed by the Debtors and assigned to TW NY, (ii) assigned to TW NY or (iii) if the Expanded Transaction is consummated, with respect to the Transferred Joint Venture Entities, (A) assumed by the applicable Transferred Joint Venture Entity or (B) retained by the applicable Transferred Joint Venture Entity, (c) in relation to any Comcast Assumed Sale Liability, assumed by Comcast or retained by any Transferred Joint Venture Entity, or (d) in relation to any TW Assumed Sale Liability, assumed by TW NY or, if the Expanded Transaction is consummated, retained by any Transferred Joint Venture Entity, in each case pursuant to the applicable Sale Transaction Documents.

Assumed Sale Liabilities means, collectively, the Comcast Assumed Sale Liabilities and the TW Assumed Sale Liabilities, or, in the event the TW Expanded Transaction is consummated, the TW Assumed Sale Liabilities.

Assurance Dispute has the meaning set forth in Section 6.16 of this Plan.

Attributable Debtor Group has the meaning set forth in Section 7.04 of this Plan.

Avoidance Actions means Causes of Action against Persons arising under any of sections 502, 510, 541, 542, 543, 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code, or under similar or related state or federal statutes and common law, including preference and/or fraudulent transfer laws, whether or not litigation has been commenced as of the Effective Date to prosecute such Avoidance Actions.

Ballot means the form distributed to each holder of an impaired Claim or Equity Interest that is entitled to vote to accept or reject the Plan on which is to be indicated (i) acceptance or rejection of the Plan and (ii) in the case of a General Unsecured Claim that is Allowed in an amount greater than ten thousand ($10,000) dollars, whether such holder irrevocably elects to treat its Claim as a Convenience Claim under the Plan.

Bank Actions means any Claims, Causes of Action, and any other avoidance or equitable subordination or recovery actions under sections 105, 502(d), 510, 542 through 551, and 553 of the Bankruptcy Code or otherwise relating to, challenging the validity of or arising from the Bank Claims including Claims and Causes of Action in connection with the Bank Lender Avoidance Complaint.

Bank Claim means any Century Bank Claim, Century-TCI Bank Claim, FrontierVision Bank Claim, Olympus Bank Claim, Parnassos Bank Claim, or UCA Bank Claim.

Bank Class Pro Rata Share means with respect to Classes Century-Bank, Olympus-Bank and UCA-Bank, 20%, and with respect to Classes FV-Bank, P-Bank and TCI-Bank, 13.3%.

Bank Counterclaims means any Claims and Causes of Action in favor of any Bank Lender asserted in connection with any of the Bank Actions and arising out of, in connection with or by reason of any Prepetition Credit Agreement against any of the Debtors party thereto, if not entitled to be paid or otherwise payable pursuant to and in accordance with the terms of the Plan, including:  (i) for breach of contract, fraud, fraudulent inducement, fraudulent misrepresentation and negligent misrepresentation arising out of or relating to any Prepetition Credit Agreement; (ii) for indemnification for and reimbursement of all obligations, claims, actions, causes of action, suits, losses, costs, liabilities, damages and expenses incurred in connection with actions arising out of or relating to any Prepetition Credit Agreement (including indemnity claims in respect of any liability arising out of the Securities Class Action, but excluding Bank Lender Fee Claims or Bank Lender Post-Effective Date Fee Claims); and (iii) for any common law contribution claims that may have arisen against the Debtors; provided, that, all Bank Counterclaims shall not be Allowed by the Plan and shall remain subject to all Estate Defenses.

Bank Lender means a lender from time to time or at any time party to a Prepetition Credit Agreement in their capacity as such.

Bank Lender Avoidance Complaint means the complaint, dated as of July 6, 2003, filed by the Creditors’ Committee, as the same may be amended, subject to the restrictions contained in Section 6.04(c) of this Plan, together with that certain intervenor complaint, dated as of July 31, 2003, filed by the Equity Committee.

Bank Lender Fee Claim means any Claim by a holder of a Bank Claim for reimbursement of reasonable fees, costs or expenses incurred up to (but not including) the Effective Date (including in respect of legal and other professional fees and expenses incurred in connection with the Chapter 11 Cases, the enforcement of the Bank Claims, the defense of the Bank Actions or the Securities Class Action (or any other action or proceeding) and the prosecution of the Bank Counterclaims, the Defensive Claims or the Bank Third Party Claims), in each case only to the extent the reimbursement of such fees, costs or expenses is required under the terms of the applicable Prepetition Credit Agreement and is not inconsistent with applicable law. The Bank Lender Fee Claims shall not include Claims for any amount incurred from and after the Effective Date or Claims for indemnification for any liability whatsoever.

Bank Lender Fee Claims Invoices has the meaning set forth in Section 6.08 of this Plan.

Bank Lender Post-Effective Date Fee Claim means any Claim by a holder of a Bank Claim for reimbursement of reasonable fees, costs or expenses (including in respect of legal and other professional fees and expenses incurred in connection with the Chapter 11 Cases, the enforcement of the Bank Claims, the defense of the Bank Actions or the Securities Class Action (or any other action or proceeding) and the prosecution of the Bank Counterclaims, the Defensive Claims and the Bank Third Party Claims) which are incurred on and after the Effective Date, in each case only to the extent the reimbursement of such fees, costs or expenses is required under the terms of the applicable Prepetition Credit Agreement and is not inconsistent with applicable law (without duplication of any amounts Allowed as Bank Claims or Bank Lender Fee Claims under this Plan). The Bank Lender Post-Effective Date Fee Claims shall not include (i) any Claims for indemnification for any liability whatsoever, or (ii) Claims incurred (x) by Released Bank Lender Defendants with respect to the Bank Actions (other than fees, costs and expenses incurred in response to third party discovery) or (y) with respect to Dismissed Bank Actions from and after the date the applicable Bank Action became a Dismissed Bank Action or the applicable Bank Lender became a Released Bank Lender Defendant (in each case the date being the date of final adjudication or entry of a Final Order and without regard to any earlier date as of which such dismissal or release may be effective).

Bank Nonrecourse Lien Claim means any Claim by a holder of a Bank Claim arising in connection with a pledge, grant of security interest or other Encumbrance under the

Prepetition Credit Agreements on Collateral, which Claim is recourse only to the Collateral and not to any other assets of the obligor.

Bank Third Party Claim means any Claim held by a Bank Lender and asserted in connection with any of the Bank Actions, the Securities Class Action and the Bank Counterclaims against any Person other than a Debtor, Reorganized Debtor, Transferred Joint Venture Entity, the Distribution Companies, the Contingent Value Vehicle or any Person indemnified pursuant to Section 10.04, released pursuant to Section 12.08 or exculpated pursuant to Section 12.09 of this Plan.

Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Cases.

Bankruptcy Court means the United States Bankruptcy Court for the Southern District of New York having jurisdiction over the Chapter 11 Cases.

Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, and any local rules of the Bankruptcy Court.

Business Day means any day other than a Saturday, Sunday, or any other day on which commercial banks in New York, New York are required or authorized to close by law or executive order.

Buyers mean, collectively, TW NY and Comcast, or, in the event the TW Expanded Transaction is consummated, TW NY.

Cash means legal tender of the United States of America and equivalents thereof.

Cash-Collateralized has the meaning set forth in Section 2.04 of this Plan.

Cash Funded Reserves has the meaning set forth in Section 9.05 of this Plan.

Causes of Action means, without limitation, any and all actions, causes of action, controversies, liabilities, obligations, rights, suits, damages, judgments, claims, and demands whatsoever, whether known or unknown, reduced to judgment, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, secured or unsecured, assertable directly or derivatively, existing or hereafter arising, in law, equity, or otherwise.

CCC Debtor Group has the meaning set forth in Section 5.02 of this Plan.

CCC Debtors means, collectively, the Debtors set forth on Schedule J hereto.

CCC Other Unsecured Claim means any General Unsecured Claim against any of the CCC Debtors.

CCC Other Unsecured Distribution means the Allocable Portion of the CCC Other Unsecured Distribution Reserve.

CCC Other Unsecured Distribution Reserve means a reserve of Plan Consideration, initially in the same proportion of Cash and TWC Class A Common Stock as the CCC Trade Distribution Reserve (in an amount to be initially established by the Estimation Order and adjusted pursuant to Article IX hereof), established to pay Allowed Claims in Class CCC-Uns and to reserve for Disputed Claims in such Class estimated to provide Payment in Full for all such Claims; provided that of the total amount held in the escrow accounts established pursuant to the Sellers Escrow Agreement, dated as of October 31, 2005, by and among ML Media Partners, L.P., Century Communications Corporation and The Bank of New York for the benefit of ML Media Partners, L.P. and Century Communications Corporation, an amount equal to the excess of one half of such total amount over $120 million may be credited as Cash for purposes of the CCC Other Unsecured Distribution Reserve.

CCC Trade Claim means any Trade Claim arising against any of the CCC Debtors.

CCC Trade Distribution means the Allocable Portion of the CCC Trade Distribution Reserve.

CCC Trade Distribution Reserve means a reserve to provide Payment in Full for all Allowed Claims and the Debtors’ estimate of Disputed Claims likely to become Allowed Claims in Class CCC-Trade, of (a) Cash in an amount equal to 99% of the principal or face amount of Allowed Claims and the estimated Disputed Claims in Class CCC-Trade, plus (b) TWC Class A Common Stock in an amount equal to 1% of the principal or face amount of Allowed Claims and the estimated Disputed Claims in Class CCC-Trade, plus (c) Cash in an amount equal to simple interest on the amount set forth in (a) and (b) from the Commencement Date to the Effective Date at the rate payable on federal judgments as of the Commencement Date, provided in the event there are one or more Non-Transferred MCE Systems and the Substitution Conditions are satisfied, the Debtors may substitute TWC Class A Common Stock for all or a portion of the Cash called for in clauses (a) and (c); plus (d) Cash in an amount equal to simple interest (at a rate equal to eight percent (8%) per annum minus the federal judgment rate as of the Commencement Date) on the amount set forth in clauses (a) and (b) from the Commencement Date to the Effective Date, provided that (i) of the reserve established pursuant to this clause (d), an amount equal to 1% of the amount set forth in clauses (a) and (b) may be in the form of TWC Class A Common Stock, and (ii) if the Substitution Conditions are satisfied, the Debtors may substitute TWC Class A Common Stock for all or a portion of the Cash called for in this clause (d). All estimates shall be initially established by the Estimation Order and adjusted pursuant to Article IX hereof.

CCHC Debtor Group has the meaning set forth in Section 5.02 of this Plan.

CCHC Debtors means, collectively, the Debtors set forth on Schedule K hereto.

CCHC Other Unsecured Claim means any General Unsecured Claim against any of the CCHC Debtors.

CCHC Other Unsecured Distribution means the Allocable Portion of the CCHC Other Unsecured Distribution Reserve.

CCHC Other Unsecured Distribution Reserve means a reserve of Plan Consideration, initially in the same proportion of Cash and TWC Class A Common Stock as the CCHC Trade Distribution Reserve (in an amount to be initially established by the Estimation Order and adjusted pursuant to Article IX hereof), established to pay Allowed Claims in Class
CCHC-Uns and to reserve for Disputed Claims in such Class estimated to provide Payment in Full for all such Claims.

CCHC Trade Claim means any Trade Claim arising against any of the CCHC Debtors.

CCHC Trade Distribution means the Allocable Portion of the CCHC Trade Distribution Reserve.

CCHC Trade Distribution Reserve means a reserve to provide Payment in Full for all Allowed Claims and the Debtors’ estimate of Disputed Claims likely to become Allowed Claims in Class CCHC-Trade, of (a) Cash in an amount equal to 99% of the principal or face amount of Allowed Claims and the estimated Disputed Claims in Class CCHC-Trade, plus (b) TWC Class A Common Stock in an amount equal to 1% of the principal or face amount of Allowed Claims and the estimated Disputed Claims in Class CCHC-Trade, plus (c) Cash in an amount equal to simple interest on the amount set forth in (a) and (b) from the Commencement Date to the Effective Date at the rate payable on federal judgments as of the Commencement Date, provided in the event there are one or more Non-Transferred MCE Systems and the Substitution Conditions are satisfied, the Debtors may substitute TWC Class A Common Stock for all or a portion of the Cash called for in clauses (a) and (c); plus (d) Cash in an amount equal to simple interest (at a rate equal to eight percent (8%) per annum minus the federal judgment rate as of the Commencement Date) on the amount set forth in clauses (a) and (b) from the Commencement Date to the Effective Date, provided that (i) of the reserve established pursuant to this clause (d), an amount equal to 1% of the amount set forth in clauses (a) and (b) may be in the form of TWC Class A Common Stock, and (ii) if the Substitution Conditions are satisfied, the Debtors may substitute TWC Class A Common Stock for all or a portion of the Cash called for in this clause (d). All estimates shall be initially established by the Estimation Order and adjusted pursuant to Article IX hereof.

Century Bank Claim means a Claim against a Debtor arising pursuant to the Century Credit Agreement.

Century Bank Nonrecourse Lien Claim means a Bank Nonrecourse Lien Claim arising under the Century Credit Agreement.

Century Bank P&I has the meaning set forth in Section 4.25 of this Plan.

Century Credit Agreement means that certain credit agreement dated April 14, 2000, between and among certain of the Debtors, certain of the Rigas Persons, Bank of America, N.A. and The Chase Manhattan Bank, as co-administrative agents, and the financial institutions party thereto, as amended, modified, supplemented and restated, and all agreements, documents, indemnities and instruments executed in connection therewith.

Century Debtor Group has the meaning set forth in Section 5.02 of this Plan.

Century Debtors means, collectively, the Debtors set forth on Schedule A hereto.

Century Grid Interest has the meaning set forth in Section 4.25 of this Plan.

Century-ML JV Claims means any Claim against a Debtor pursuant to or in connection with the Amended and Restated Management Agreement and Joint Venture Agreement, dated January 1, 1994, relating to Century/ML Cable Venture and Century-ML Cable Corp., and the Leveraged Recapitalization Agreement, dated December 13, 2001, by and among Century/ML Cable Venture, ML Media Partners, L.P., Century Communications Corp., ACC and Highland Holdings.

Century Other Unsecured Claim means any General Unsecured Claim against any of the Century Debtors.

Century Other Unsecured Distribution means the Allocable Portion of the Century Other Unsecured Distribution Reserve.

Century Other Unsecured Distribution Reserve means a reserve of Plan Consideration, initially in the same proportion of Cash and TWC Class A Common Stock as the Century Trade Distribution Reserve (in an amount to be initially established by the Estimation Order and adjusted pursuant to Article IX hereof) established to pay Allowed Claims in Class Century-Uns and to reserve for Disputed Claims in such Class estimated to provide Payment in Full for all such Claims.

Century Trade Claim means any Trade Claim arising against any of the Century Debtors.

Century Trade Distribution means the Allocable Portion of the Century Trade Distribution Reserve.

Century Trade Distribution Reserve means a reserve to provide Payment in Full for all Allowed Claims and the Debtors’ estimate of Disputed Claims likely to become Allowed Claims in Class Century-Trade, of (a) Cash in an amount equal to 99% of the principal or face amount of Allowed Claims and the estimated Disputed Claims in Class Century-Trade, plus (b) TWC Class A Common Stock in an amount equal to 1% of the principal or face amount of Allowed Claims and the estimated Disputed Claims in Class Century-Trade, plus (c) Cash in an amount equal to simple interest on the amount set forth in (a) and (b) from the Commencement Date to the Effective Date at the rate payable on federal judgments as of the Commencement Date, provided in the event there are one or more Non-Transferred MCE Systems and the Substitution Conditions are satisfied, the Debtors may substitute TWC Class A Common Stock for all or a portion of the Cash called for in clauses (a) and (c); plus (d) Cash in an amount equal to simple interest (at a rate equal to eight percent (8%) per annum minus the federal judgment rate as of the Commencement Date) on the amount set forth in clauses (a) and (b) from the Commencement Date to the Effective Date, provided that (i) of the reserve established pursuant to this clause (d), an amount equal to 1% of the amount set forth in clauses (a) and (b) may be in the form of TWC Class A Common Stock, and (ii) if the Substitution Conditions are satisfied, the Debtors may substitute TWC Class A Common Stock for all or a portion of the Cash called for in this clause (d). All estimates shall be initially established by the Estimation Order and adjusted pursuant to Article IX hereof.

Century-TCI Bank Claim means a Claim against a Debtor arising pursuant to the Century-TCI Credit Agreement.

Century-TCI Credit Agreement means that certain credit agreement dated December 3, 1999, between and among Century-TCI California, L.P., certain other Debtors, Citibank, N.A., as administrative agent, and the financial institutions party thereto, as amended, modified, supplemented and restated, and all agreements, documents, indemnities and instruments executed in connection therewith.

Century-TCI Debtor Group has the meaning set forth in Section 5.02 of this Plan.

Century-TCI Debtors mean, collectively, the Debtors set forth on Schedule B hereto.

Century-TCI Distribution Company means a newly formed limited liability company, which shall (a) be formed for the purposes set forth in Section 6.02(g), (b) be a member of the Century-TCI Debtor Group, and (c) be managed by the Plan Administrator, and whose sole member shall be Century Exchange LLC.

Century-TCI Joint Venture means Century-TCI California Communications, L.P., a Delaware limited partnership.

Century-TCI JV Equity Interests means any Equity Interest (including any Equity Interests held by Century Exchange LLC, ACC or any of their Affiliates) arising pursuant to or in connection with the Agreement of Limited Partnership, dated as of December 7, 1999, of Century-TCI California Communications, L.P., by and among Century Exchange LLC and TCI California Holdings, LLC, as amended, supplemented or modified from time to time; provided, however, that any such amendment, modification or supplement from and after April 20, 2005 shall be made, if at all, in accordance with the requirements and restrictions of the Purchase Agreements.

Century-TCI Other Unsecured Claim means any General Unsecured Claim against any of the Century-TCI Debtors.

Century-TCI Other Unsecured Distribution means the Allocable Portion of the Century-TCI Other Unsecured Distribution Reserve.

Century-TCI Other Unsecured Distribution Reserve means a reserve of Plan Consideration, initially in the same proportion of Cash and TWC Class A Common Stock as the Century-TCI Trade Distribution Reserve (in an amount to be initially established by the Estimation Order and adjusted pursuant to Article IX hereof), established to pay Allowed Claims in Class TCI-Uns and to reserve for Disputed Claims in such Class estimated to provide Payment in Full for all such Claims.

Century-TCI Trade Claim means any Trade Claim arising against any of the Century-TCI Debtors.

Century-TCI Trade Distribution means the Allocable Portion of the Century-TCI Trade Distribution Reserve.

Century-TCI Trade Distribution Reserve means a reserve to provide Payment in Full for all Allowed Claims and the Debtors’ estimate of Disputed Claims likely to become Allowed Claims in Class TCI-Trade, of (a) Cash in an amount equal to 99% of the principal or face amount of Allowed Claims and the estimated Disputed Claims in Class TCI-Trade, plus (b) TWC Class A Common Stock in an amount equal to 1% of the principal or face amount of Allowed Claims and the estimated Disputed Claims in Class TCI-Trade, plus (c) Cash in an amount equal to simple interest on the amount set forth in (a) and (b) from the Commencement Date to the Effective Date at the rate payable on federal judgments as of the Commencement Date, provided in the event there are one or more Non-Transferred MCE Systems and the Substitution Conditions are satisfied, the Debtors may substitute TWC Class A Common Stock for all or a portion of the Cash called for in clauses (a) and (c); plus (d) Cash in an amount equal to simple interest (at a rate equal to eight percent (8%) per annum minus the federal judgment rate as of the Commencement Date) on the amount set forth in clauses (a) and (b) from the Commencement Date to the Effective Date, provided that (i) of the reserve established pursuant to this clause (d), an amount equal to 1% of the amount set forth in clauses (a) and (b) may be in the form of TWC Class A Common Stock, and (ii) if the Substitution Conditions are satisfied, the Debtors may substitute TWC Class A Common Stock for all or a portion of the Cash called for in this clause (d). All estimates shall be initially established by the Estimation Order and adjusted pursuant to Article IX hereof.

Chapter 11 Cases means the cases under Chapter 11 of the Bankruptcy Code commenced by the Debtors styled In re Adelphia Communications Corporation, et al., Chapter 11 Case No. 02-41729 (REG), which are currently pending before the Bankruptcy Court, and such additional cases as may be jointly administered with the Debtors’ cases on or before the Voting Deadline or such later date as approved by the Bankruptcy Court for the purpose of including such additional cases as Chapter 11 Cases for the purposes of this Plan, so long as such inclusion would not reasonably be expected to materially delay the Sale Transaction Closing without each Buyer’s prior consent.

Charging Lien means any Lien or other priority in payment to which the Indenture Trustees are entitled under each of their respective Indentures against distributions to be made to holders of the Existing Securities issued under the applicable Indentures.

Claim has the meaning set forth in section 101(5) of the Bankruptcy Code.

Claims Agent means Bankruptcy Services LLC, in its capacity as Claims Agent and/or Voting Agent for the Chapter 11 Cases, and any successor or assignee.

Claims Objection Deadline has the meaning set forth in Section 9.01 of this Plan.

Class means a category of holders of Claims or Equity Interests as set forth in Article III of the Plan.

Co-Borrowing Claims means, collectively, the Century Bank Claims, the Olympus Bank Claims and the UCA Bank Claims.

Collateral means any property or interest in property of the Debtors subject to a Lien to secure the payment or performance of a Claim.

Comcast means Comcast Corporation, a Pennsylvania corporation, and its successors, assigns and/or designees, as applicable.

Comcast Adelphia Acquisition means, collectively, the transactions to be consummated pursuant to the Comcast Purchase Agreement.

Comcast Assumed Sale Liabilities means “Assumed Liabilities” as defined in the Comcast Purchase Agreement.

Comcast Contracts means the executory contracts and unexpired leases to be (i) assumed by the Debtors and assigned to Comcast, (ii) assigned to Comcast or (iii) with respect to the Transferred Joint Venture Entities, (A) assumed by the applicable Transferred Joint Venture Entity or (B) retained by the applicable Transferred Joint Venture Entity, in each case, pursuant to the Comcast Purchase Agreement.

Comcast Escrow Account means an escrow account funded with the “Escrow Amount” as defined in the Comcast Purchase Agreement.

Comcast Purchase Agreement means that certain Asset Purchase Agreement between ACC and Comcast, dated as of April 20, 2005, as such agreement may be amended, supplemented or modified from time to time.

Comcast Purchased Assets means the “Transferred Assets,” as defined in the Comcast Purchase Agreement.

Commencement Date with respect to a Debtor means the date on which the Chapter 11 Case with respect to such Debtor was commenced.

Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket.

Confirmation Hearing means the hearing held by the Bankruptcy Court to consider confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

Contingent Value Vehicle means the liquidating trust created under this Plan pursuant to the Contingent Value Vehicle Agreement to, among other things, pursue the Designated Litigation on behalf of the Contingent Value Vehicle Holders and to administer the proceeds of Designated Litigation.

Contingent Value Vehicle Agreement means that certain agreement relating to the formation and administration of the Contingent Value Vehicle, to be entered into as of the Effective Date, in substantially the form contained in the Plan Supplement.

Contingent Value Vehicle Board means the Board of Trustees to be created pursuant to Section 7.10 of this Plan for the purpose of supervising the Contingent Value Vehicle Trustee and prosecuting and settling the Designated Litigation.

Contingent Value Vehicle Holders means the holders of Contingent Value Vehicle Interests.

Contingent Value Vehicle Interests means, collectively, the CVV Series RF Interests, CVV Series AH-1 Interests, CVV Series A-1a Interests, CVV Series A-1b Interests, CVV Series A1-c Interests, CVV Series AH-2 Interests, CVV Series FV-1 Interests, CVV Series FV-2 Interests, CVV Series A-2a Interests, CVV Series A-2b Interests, CVV Series B Interests, CVV Series C Interests, CVV Series D Interests, CVV Series E Interests, CVV Series F Interests, CVV Series G Interests, CVV Series H Interests, CVV Series I Interests, CVV Series OP-1 Interests, CVV Series OP-2 Interests and CVV Series OP-3 Interests.

Contingent Value Vehicle Professionals has the meaning set forth in Section 7.05 of this Plan.

Contingent Value Vehicle Trustee means the litigation trustee or Person acting in a similar capacity for the Contingent Value Vehicle designated in accordance with the terms set forth in Section 7.02 of this Plan and in the Contingent Value Vehicle Agreement.

Continuing Bank Actions means the Bank Actions other than the Dismissed Bank Actions.

Contrib/Subrog Claim means a Claim by (x) a Century Debtor against a Rigas/Century Co-Borrowing Debtor or a Ft. Myers Subsidiary Debtor, (y) an Olympus Debtor against a Rigas/Olympus Co Borrowing Debtor, or (z) an UCA Debtor against a Rigas/UCA Co Borrowing Debtor, in each case arising as a result of the discharge by such Century, Olympus or UCA Debtor, as applicable, of a Co-Borrowing Claim that arose as a result of funds borrowed by such Rigas Co-Borrowing Debtor or Ft. Myers Subsidiary Debtor directly from the lenders under the Century Credit Agreement, the Olympus Credit Agreement or the UCA Credit Agreement, as applicable.

Control (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

Creditors’ Committee means the statutory committee of unsecured creditors appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.

Cross-Claim Defendant has the meaning set forth in Section 7.03 of this Plan.

Cure means the distribution, on or within a reasonable period of time following the Effective Date, of Cash, or such other property as may be agreed upon by the parties or ordered by the Bankruptcy Court, with respect to the assumption (or assumption and assignment) of an executory contract or unexpired lease, pursuant to section 365(b) of the Bankruptcy Code, in an amount equal to all unpaid monetary obligations, including interest at the rate determined pursuant to Section 8.14, or such other amount as may be agreed upon by the parties, under such executory contract or unexpired lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable non-bankruptcy law.

Cure Notice has the meaning set forth in Section 10.02 of this Plan.

Cure Objection has the meaning set forth in Section 10.02 of this Plan.

Cure Procedure Order has the meaning set forth in Section 10.02 of this Plan.

CVV ACC Subordinated Notes Potential Distribution has the meaning set forth in Section 7.04 of this Plan.

CVV Series A-1a Interests means beneficial interests in the Contingent Value Vehicle, with the rights and priority accorded to such interests, as provided in Section 7.04 of this Plan and the Contingent Value Vehicle Agreement.

CVV Series A-1b Interests means beneficial interests in the Contingent Value Vehicle, with the rights and priority accorded to such interests, as provided in Section 7.04 of this Plan and the Contingent Value Vehicle Agreement.

CVV Series A-1c Interests means beneficial interests in the Contingent Value Vehicle, with the rights and priority accorded to such interests, as provided in Section 7.04 of this Plan and the Contingent Value Vehicle Agreement.

CVV Series A-2a Interests means beneficial interests in the Contingent Value Vehicle, with the rights and priority accorded to such interests, as provided in Section 7.04 of this Plan and the Contingent Value Vehicle Agreement.

CVV Series A-2b Interests means beneficial interests in the Contingent Value Vehicle, with the rights and priority accorded to such interests, as provided in Section 7.04 of this Plan and the Contingent Value Vehicle Agreement.

CVV Series AH-1 Interests means beneficial interests in the Contingent Value Vehicle, with the rights and priority accorded to such interests, as provided in Section 7.04 of this Plan and the Contingent Value Vehicle Agreement.

CVV Series AH-2 Interests means beneficial interests in the Contingent Value Vehicle, with the rights and priority accorded to such interests, as provided in Section 7.04 of this Plan and the Contingent Value Vehicle Agreement.

CVV Series FV-1 Interests means beneficial interests in the Contingent Value Vehicle, with the rights and priority accorded to such interests, as provided in Section 7.04 of this Plan and the Contingent Value Vehicle Agreement.

CVV Series FV-2 Interests means beneficial interests in the Contingent Value Vehicle, with the rights and priority accorded to such interests, as provided in Section 7.04 of this Plan and the Contingent Value Vehicle Agreement.

CVV Series B Interests means beneficial interests in the Contingent Value Vehicle, with the rights and priority accorded to such interests, as provided in Section 7.04 of this Plan and the Contingent Value Vehicle Agreement.

CVV Series C Interests means beneficial interests in the Contingent Value Vehicle, with the rights and priority accorded to such interests, as provided in Section 7.04 of this Plan and the Contingent Value Vehicle Agreement.

CVV Series D Interests means beneficial interests in the Contingent Value Vehicle, with the rights and priority accorded to such interests, as provided in Section 7.04 of this Plan and the Contingent Value Vehicle Agreement.

CVV Series E Interests means beneficial interests in the Contingent Value Vehicle, with the rights and priority accorded to such interests, as provided in Section 7.04 of this Plan and the Contingent Value Vehicle Agreement.

CVV Series F Interests means beneficial interests in the Contingent Value Vehicle, with the rights and priority accorded to such interests, as provided in Section 7.04 of this Plan and the Contingent Value Vehicle Agreement.

CVV Series G Interests means beneficial interests in the Contingent Value Vehicle, with the rights and priority accorded to such interests, as provided in Section 7.04 of this Plan and the Contingent Value Vehicle Agreement.

CVV Series H Interests means beneficial interests in the Contingent Value Vehicle, with the rights and priority accorded to such interests, as provided in Section 7.04 of this Plan and the Contingent Value Vehicle Agreement.

CVV Series I Interests means beneficial interests in the Contingent Value Vehicle, with the rights and priority accorded to such interests, as provided in Section 7.04 of this Plan and the Contingent Value Vehicle Agreement.

CVV Series OP-1 Interests means beneficial interests in the Contingent Value Vehicle, with the rights and priority accorded to such interests, as provided in Section 7.04 of this Plan and the Contingent Value Vehicle Agreement.

CVV Series OP-2 Interests means beneficial interests in the Contingent Value Vehicle, with the rights and priority accorded to such interests, as provided in Section 7.04 of this Plan and the Contingent Value Vehicle Agreement.

CVV Series OP-3 Interests means beneficial interests in the Contingent Value Vehicle, with the rights and priority accorded to such interests, as provided in Section 7.04 of this Plan and the Contingent Value Vehicle Agreement.

CVV Series RF Interests means beneficial interests in the Contingent Value Vehicle, with the rights and priority accorded to such interests, as provided in Section 7.04 of this Plan and the Contingent Value Vehicle Agreement.

DC Debtor Group has the meaning set forth in Section 9.03 of this Plan.

Debtor Group has the meaning ascribed to such term in Section 5.02 of this Plan.

Debtor Group Maximum Value means, with respect to each Debtor Group (other than the Holding Company Debtor Group), (a) the value of the Debtor Group, as set forth in a schedule to be filed with the Plan Supplement, plus (b) the amount by which (i) the Debtor Group Maximum Value of any Direct Subsidiary Debtor Group exceeds (ii) the Deemed Value of all distributions of such Direct Subsidiary Debtor Group with respect to this Plan and all Reserves with respect to or funded by such Direct Subsidiary Debtor Group maintained pursuant to this Plan.

Debtor Group Maximum Value Limitation means that the sum of (a) the Deemed Value of distributions to creditors of a Debtor Group and (b) the Reserves with respect to or funded by such Debtor Group may not exceed the Debtor Group Maximum Value of such Debtor Group.

Debtor Group Reserves means, collectively, the Funding Company Distribution Reserve, the Notes/Trade Distribution Reserves, the Distribution Reserve, the Existing Securities Law Claim Reserves and the Other Unsecured Distribution Reserves.

Debtors means, collectively, the ACC Ops Debtors, the Adelphia GP Holdings Debtors, the Arahova Debtors, the CCC Debtors, the CCHC Debtors, the Century Debtors, the Century-TCI Debtors, the FrontierVision Debtors, the FrontierVision Holdco Debtors, the Ft. Myers Debtors, Ft. Myers Subsidiary Debtors, the Funding Company Debtors, the Holding Company Debtors, the Olympus Debtors, the Olympus Parent Debtors, the Parnassos Debtors, the Rigas/Century Co-Borrowing Debtors, the Rigas/Olympus Co-Borrowing Debtors, the Rigas/UCA Co-Borrowing Debtors, the UCA Debtors and any Persons (including any Managed Entity) that from and after the date hereof becomes a debtor under the Bankruptcy Code in a proceeding jointly administered with the Chapter 11 Cases on or before the Voting Deadline or such later date as approved by the Bankruptcy Court for the purpose of including such additional debtors as Debtors for the purposes of this Plan, so long as such inclusion would not reasonably be expected to materially delay the Sale Transaction Closing without each Buyer’s prior consent.

Debtors in Possession means the Debtors in their capacity as debtors in possession in the Chapter 11 Cases pursuant to sections 1101, 1107(a), and 1108 of the Bankruptcy Code.

Debtors’ Professionals means all Persons retained by the Debtors by order of the Bankruptcy Court in connection with the Chapter 11 Cases, pursuant to sections 327, 328, 330 or 1103 of the Bankruptcy Code.

Deemed Value means:  (a) with respect to Cash, the amount of such Cash; (b) with respect to each share of TWC Class A Common Stock, an amount equal to the quotient obtained by dividing (x) an amount determined by the Bankruptcy Court in connection with the Confirmation Hearing as the value of the TWC Class A Common Stock to be issued pursuant to the TW Purchase Agreement, by (y) the aggregate number of shares of TWC Class A Common Stock to be issued pursuant to the TW Purchase Agreement (without giving effect to (i) any adjustments in the number of shares to be delivered pursuant to Sections 2.6(f) and 2.7 of the TW Purchase Agreement or (ii) any additional shares to be delivered if the TW Expanded Transaction is consummated); (c) with respect to Plan Consideration, the aggregate value of the Cash and shares of TWC Class A Common Stock included in such Plan Consideration; and (d) with respect to any other distribution under this Plan, such value as reasonably agreed to by the Debtors and the recipient of such distribution, or, in the absence of an agreement, as determined by the Bankruptcy Court.

Defensive Claims means, collectively, any defenses and Claims (including, but not limited to, Bank Counterclaims, cross claims, indemnity claims (including any such claim arising in connection with a Bank Third Party Claim), contribution claims, rights of setoff and recoupment, and Claims under Section 502(h) of the Bankruptcy Code, but excluding Bank Lender Fee Claims or Bank Lender Post-Effective Date Fee Claims), of any defendant that may be asserted against the Debtors or their successors or assigns (including the Contingent Value Vehicle) in response to or in connection with the Designated Litigation, the Continuing Bank Actions, the Securities Class Action or any other litigation brought by or on behalf of the Debtors or their successors or any third parties against such Person; provided, however, that Defensive Claims (i) shall not include the right to an affirmative recovery:  (x) against the Transferred Joint Venture Entities or, (y) against the Debtors, the Reorganized Debtors, the Distribution Companies or the Contingent Value Vehicle, and (ii) shall be subject to Estate Defenses.  Defensive Claims shall be limited pursuant to Section 7.09 of the Plan to the right by setoff, recoupment or other similar principles, to defeat or reduce the liability of such defendant to the Debtors or their successors or assigns (including the Distribution Companies and the Contingent Value Vehicle); provided, however, that Defensive Claims may not be asserted against a Transferred Joint Venture Entity to defeat or reduce any claim of the Transferred Joint Venture Entities retained by a Transferred Joint Venture Entity after the Effective Date.

Deficiency has the meaning set forth in Section 9.03 of this Plan.

Delayed Consideration has the meaning set forth in Section 9.03 of this Plan.

Deloitte Litigation means the Claims, Causes of Action, and any other recovery action relating to the services provided to the Debtors by Deloitte & Touche LLP or any of its affiliates, professionals or predecessors in interest including claims and Causes of Action in connection with the case styled Adelphia Communications Corp. v. Deloitte & Touche LLP, case no. 000598, which is currently pending before the Court of Common Pleas, Philadelphia County, Pennsylvania.

Designated Litigation means all Causes of Action set forth in Schedule Y of this Plan (other than Retained Claims); provided, however, Designated Litigation shall not include any Causes of Action that would give rise to an Allowed Claim for indemnification, contribution or reimbursement against a Debtor, Reorganized Debtor or Transferred Joint Venture Entity except (i) Bank Lender Fee Claims, (ii) Bank Lender Post-Effective Date Fee Claims and (iii) Claims payable solely from the Contingent Value Vehicle or the Litigation Indemnification Fund.

DIP Agent means, collectively, JPMorgan Chase Bank, N.A. as Administrative Agent under the DIP Facility, Citigroup Global Markets Inc., as Syndication Agent under the DIP Facility, J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as Joint Bookrunners and Co-Lead Arrangers under the DIP Facility, Citicorp North America, Inc., as Collateral Agent under the DIP Facility, Wachovia Bank, N.A., as Co-Syndication Agent under the DIP Facility, the Bank of Nova Scotia, Bank of America, N.A. and General Electric Capital Corporation, as Co-Documentation Agents under the DIP Facility, and any of the foregoing Persons’ successors and assigns from time to time.

DIP Facility means that certain Fourth Amended and Restated Credit and Guaranty Agreement, dated as of March 17, 2006, among UCA LLC, Century Cable Holdings, LLC, Century-TCI California, L.P., Olympus Cable Holdings, LLC, Parnassos, L.P., FrontierVision Operating Partners, L.P., ACC Investment Holdings, Inc., Arahova Communications, Inc., and Adelphia California Cablevision, LLC, as Borrowers, the Guarantors listed therein, the DIP Agents and the various lenders party thereto, as amended and supplemented from time to time, and all agreements, documents and instruments executed in connection therewith.

DIP Lender means a Person (other than a Debtor) who from time to time is or was a party to the DIP Facility and / or a holder of a Claim arising in connection therewith.

DIP Lender Claim means a Claim against a Debtor arising pursuant to the DIP Facility, including for “Obligations” (as such term is defined in the DIP Facility).

DIP Order means that certain Final Order (i) Authorizing Debtors (a) to Obtain Postpetition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 364(c)(1), 364(c)(2), 364(c)(3) and 364(d)(1) and (b) to Utilize Cash Collateral Pursuant to 11 U.S.C. § 363, and (ii) Granting Adequate Protection to Prepetition Secured Parties Pursuant to 11 U.S.C. §§ 361, 362 and 363, dated August 23, 2002, as the same has been or may be amended, supplemented or modified by the Bankruptcy Court from time to time.

Direct Subsidiary Debtor Group means, with respect to a Debtor Group, each Debtor Group identified as such in Schedule X hereto.

Disallowed means, with respect to an Administrative Expense Claim, Claim or Equity Interest, or any portion thereof, that such Administrative Expense Claim, Claim or Equity Interest, or such portion thereof, (a) has been disallowed by a Final Order, (b) in the case of a Claim, is listed in the Schedules as “$0,” contingent, disputed or unliquidated, and as to which a proof of claim bar date has been established but no proof of claim has been timely filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or otherwise deemed timely filed under applicable law, (c) in the case of a Claim, is not listed in the Schedules and as to which a proof of claim bar date has been set but no proof of claim has been timely filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or otherwise deemed timely filed under applicable law, or (d) with respect to an Administrative Expense Claim, as to which a bar date or deadline has been set but no proof of claim has been timely filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or otherwise deemed timely filed under applicable law.

Disclosure Statement means the disclosure statement relating to this Plan, including all exhibits and schedules thereto, as amended, supplemented or modified from time to time, in each case, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

Dismissed Bank Actions means the Bank Actions or one or more Claims asserted therein, if any: (i) that are identified in a notice filed by the Debtors (following consultation with the Statutory Committees, but subject to the consent of the Creditors’ Committee which may be withheld in its sole and absolute discretion) with the Bankruptcy Court not later than 15 Business Days after a ruling by the Bankruptcy Court on the motion to dismiss the Bank Lender Avoidance Complaint filed by the Bank Lenders; or (ii) with respect to a particular defendant as to which there is a determination by a court of competent jurisdiction pursuant to a Final Order that such defendant as to such Bank Actions, is (or would be, but for any limitation on indemnification pursuant to the Plan) entitled to indemnification (whether under a Prepetition Credit Agreement or under another agreement or principle of law), either by a Debtor or Managed Entity or by a Person who is (or would be, but for any limitation on indemnification pursuant to the Plan) entitled to indemnification by a Debtor or Managed Entity, but only to the extent of such indemnification.

Disputed means, in reference to any Administrative Expense Claim, Claim or Equity Interest, an Administrative Expense Claim, Claim or Equity Interest (as applicable) (i) which is disputed under this Plan, (ii) as to which the Debtors or the Reorganized Debtors have interposed a timely objection and/or request for estimation in accordance with section 502(c) of the Bankruptcy Code and Bankruptcy Rule 3018, which objection and/or request for estimation has not been withdrawn or determined to be allowed by a Final Order, (iii) proof of which was required to be filed by order of the Bankruptcy Court but as to which a proof of claim was not timely or properly filed or (iv) in respect of which there is potential liability for property which is recoverable or a transfer which is avoidable under section 502(d) of the Bankruptcy Code or other applicable law.  An Administrative Expense Claim, Claim or Equity Interest that is Disputed by the Debtors or the Reorganized Debtors as to its amount only shall be deemed Allowed in the amount the Debtors or the Reorganized Debtors admit owing, if any, and Disputed as to the excess.  Until the Claims Objection Deadline, all Claims and Equity Interests not previously Allowed under clauses (ii), (iv), or (v) of the definition thereof, shall be deemed Disputed except as and to the extent otherwise determined by the Debtors or the Reorganized Debtors.

Distributable Proceeds means (i) the sum of:  (A) the net proceeds from the Designated Litigation, (B) reserves released to the Contingent Value Vehicle pursuant to Section 9.03(e)(vi), (C) all or a portion of the Litigation Prosecution Fund to the extent the Contingent

Value Vehicle Trustee determines that such funds should be distributed to the Contingent Value Vehicle Beneficiaries, (D) all or a portion of the Litigation Indemnification Fund to the extent the Contingent Value Vehicle Trustee determines in good faith that such funds will not be reasonably required to fund Bank Lender Post-Effective Date Fee Claims and obtains an order of the Bankruptcy Court authorizing the release of such funds following notice and a hearing, and (E) net proceeds from other assets of the Contingent Value Vehicle, not otherwise required to be held as reserves under this Plan, which the Contingent Value Vehicle Trustee determines should be distributed to the Contingent Value Vehicle Beneficiaries, less (ii) in the case of all Series of CVV Interests other than CVV Series RF, the sum of (A) the amount the Contingent Value Vehicle deems necessary or appropriate to fund the Litigation Prosecution Fund, and (B) an amount sufficient to cause the balance in each LIF to equal the balance required pursuant to Section 6.08(c)(iv)(C)(3) hereof.

Distribution Company means a newly formed limited liability company, which shall be managed by the Plan Administrator and whose sole member shall be the Contingent Value Vehicle.

Distribution Companies means, collectively, the Distribution Company, the Century-TCI Distribution Company and the Parnassos Distribution Companies.

Distribution Date means the Initial Distribution Date and each Periodic Distribution Date.

Distribution Record Date means (a) with respect to all Claims other than Claims or Equity Interests arising in connection with Existing Securities, the Sale Notice Date (as defined in Section 6.05), and (b) with respect to Claims or Equity Interests arising in connection with Existing Securities, the Initial Distribution Date.

Distribution Reserve has the meaning set forth in Section 8.02 of this Plan.

DOJ means the U.S. Department of Justice.

Effective Date means the first Business Day on or after the Confirmation Date on which all conditions to the effectiveness of the Plan specified in Section 13.02 hereof have been satisfied or waived, which shall be the date of the Sale Transaction Closing.

Empire Sports Network means Empire Sports Network, L.P., a Delaware limited partnership, and its subsidiaries.

Equity Committee means the statutory committee of holders of Equity Interests in ACC appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.

Equity Interest means any present ownership interest in any of the Debtors, including any issued and outstanding shares of common or preferred stock, convertible equity security, partnership or limited liability company interests, whether or not represented by an instrument or other evidence of an equity security or interest, whether or not transferable, and any option, warrant, or right, contractual or otherwise, to acquire or dispose of any such interest (including any put or call rights).

Encumbrance means, with respect to a TW Purchased Asset, “Encumbrance,” as defined under the TW Purchase Agreement, and, with respect to a Comcast Purchased Asset, “Encumbrance,” as defined under the Comcast Purchase Agreement.

Estate Defenses means any and all defenses and grounds for disallowance or subordination that may be asserted at any time, whether in connection with the Designated Litigation or as an objection to Claims, by or on behalf of the Debtors (including by the Creditors’ Committee), the Reorganized Debtors and their successors and assigns, including the Contingent Value Vehicle, under the Bankruptcy Code and/or other applicable law, including (a) section 502(e) of the Bankruptcy Code and (b) the defense that a Bank Counterclaim was waived by the DIP Order.  With respect to Designated Litigation, it shall not be an Estate Defense that there is no mutuality of obligation or privity of contract because the Contingent Value Vehicle is a separate entity from the Debtors or the Creditors’ Committee.

Estimation Order means an order or orders of the Bankruptcy Court (a) estimating or otherwise establishing, among other things, the amounts described in the Estimation Order Schedule attached as Schedule W hereto, and (b) entered by the Bankruptcy Court in connection with Section 9.02 hereof.  The Estimation Order may include the Confirmation Order if the Confirmation Order grants the same relief that otherwise would have been granted in separate Estimation Orders.

Excess has the meaning set forth in Section 9.03 of this Plan.

Excess Amount has the meaning set forth in Section 7.09 of this Plan.

Excess Reserve Debtor Group has the meaning set forth in Section 9.03 of this Plan.

Exchange Act means the Securities Exchange Act of 1934, as amended.

Excluded Assets means all assets and Equity Interests of the Debtors other than the Purchased Assets.

Excluded Individual means any current or former director, officer, employee professional or agent of any of the Debtors who (i) in connection with any alleged pre Commencement Date improprieties, was discharged or whose resignation was accepted on account of such individual’s knowledge of or participation in such improprieties, (ii) is or has been convicted of a crime, found in fact in any judicial or alternative dispute resolution proceeding to have committed fraud or to have received unjust enrichment, or is or has been sued by ACC or any assignee on such grounds, (iii) has ever failed to repay, or is otherwise in default of, any corporate loans from one or more of the Debtors, (iv) is a Rigas Person, (v) is a Person set forth on a Schedule to be included in the Plan Supplement or any director, officer, partner, member, employee or other Affiliate of such Persons or (vi) is any other Person identified from time to time prior to the Effective Date by amendment to the Plan Supplement, which amendment the Debtors may make in their sole discretion and which shall be filed with the Bankruptcy Court from time to time.

Existing Securities means any existing debt or equity securities of the Debtors (except for securities consisting solely of (i) Intercompany Claims and (ii) Equity Interests, in each case, held by the Debtors), including the ACC Common Stock, the ACC Other Equity Interests, the ACC Preferred Stock, the ACC Senior Notes, the ACC Subordinated Notes, the Arahova Notes, the Century-TCI JV Equity Interests, the FPL Note, the FrontierVision Holdco Notes, the FrontierVision Notes, the Parnassos JV Equity Interests and the Olympus Parent Notes.

Existing Securities Law Claim means any Claim against a Debtor, whether or not the subject of an existing lawsuit, (i) arising from rescission of a purchase or sale of shares or notes, or any other securities of any of the Debtors or an affiliate of any of the Debtors, (ii) for damages arising from the purchase or sale of any such security, (iii) for violations of the securities laws, misrepresentations, or any similar Claims, including, to the extent related to the foregoing or otherwise subject to subordination under section 510(b) of the Bankruptcy Code, any attorneys’ fees, other charges, or costs incurred on account of the foregoing Claims, or (iv) except as otherwise provided for in this Plan, for reimbursement, contribution, or indemnification allowed under section 502 of the Bankruptcy Code on account of any such Claim, including (a) any prepetition indemnification, reimbursement or contribution obligations of the Debtors relating to officers and directors holding such positions prior to the Commencement Date pursuant to the Debtors’ corporate charters, by-laws, agreements entered into any time prior to the Commencement Date, or otherwise, and relating to Claims otherwise included in the foregoing clauses (i) through (iv) (which obligations shall be Existing Securities Law Claims of the Class in which the securities underlying such Claim are included), and (b) Claims based upon allegations that the Debtors made false and misleading statements or engaged in other deceptive acts in connection with the sale of securities.

Existing Securities Law Claim Reserve means the Arahova Existing Securities Law Claim Reserve, the FrontierVision Existing Securities Law Claim Reserve, the FrontierVision Holdco Existing Securities Law Claim Reserve or the Olympus Parent Existing Securities Law Claim Reserve, as applicable.

Expanded Transaction Letter Agreement means the letter agreement, dated April 20, 2005, by and among ACC, TW NY and Comcast, as amended, supplemented or modified from time to time.

Fee Claim means a Claim for compensation, for services rendered or reimbursement of expenses incurred for the period from the Commencement Date through the Effective Date pursuant to sections 503(b)(2), 502(b)(3), 502(b)(4) or 502(b)(5) of the Bankruptcy Code in connection with the Chapter 11 Cases.

Final Order means a judgment or order of the Bankruptcy Court or any other court of competent jurisdiction as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue, or rehear shall have been waived in writing in form and substance satisfactory to the Debtors or, on and after the Effective Date, the Reorganized Debtors, or, in the event that an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order of the Bankruptcy Court or other court of competent jurisdiction shall have been determined by the highest court to which such order was appealed, or certiorari, reargument, or rehearing shall have been denied and the time to take any further appeal, petition for certiorari, or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or applicable state court rules of civil procedure, may be filed with respect to such order shall not cause such order not to be a Final Order.

First Payment Date has the meaning set forth in Section 8.07 of this Plan.

FPL Note means that certain $108,000,000 term note dated as of October 1, 1999 issued by Ft. Myers Acquisition Limited Partnership to Olympus Communications, L.P. and assigned to West Boca Security, Inc.

FPL Note Claim means a Claim against a Debtor arising under or pursuant to the FPL Note.

FPL Note Distribution means the Allocable Portion of the Ft. Myers Notes Distribution Reserve.

FPL Note Nonrecourse Lien Claim means a Claim by a holder of a FPL Note Claim arising in connection with a pledge, grant of security interest or other Encumbrance pursuant to the Pledge Agreement, dated as of October 1, 1999 by Olympus Communications, L.P. in favor of West Boca Security, Inc.

Franchise means a franchise, as such term is defined in the Communications Act of 1934, granted by a Governmental Authority authorizing the construction, upgrade, maintenance or operation of any part of the cable systems of the Debtors and the Non-Debtor Subsidiaries, and/or provision of cable television services by the Debtors and the Non-Debtor Subsidiaries.

FrontierVision Bank Claim means a Claim against a Debtor arising pursuant to the FrontierVision Credit Agreement.

FrontierVision Bank Nonrecourse Lien Claim means a Bank Nonrecourse Lien Claim arising under the FrontierVision Credit Agreement.

FrontierVision Credit Agreement means that certain credit agreement dated December 19, 1997, between and among FrontierVision Operating Partners, L.P., The Chase Manhattan Bank, as administrative agent, and the financial institutions party thereto, as amended, modified, supplemented and restated, and all agreements, documents, indemnities and instruments executed in connection therewith.

FrontierVision Debtor Group has the meaning set forth in Section 5.02 of this Plan.

FrontierVision Debtors mean, collectively, the Debtors set forth on Schedule D hereto.

FrontierVision Existing Securities Law Claim means an Existing Securities Law Claim arising in connection with any FrontierVision Note.

FrontierVision Existing Securities Law Claim Distribution means the Allocable Portion of the FrontierVision Existing Securities Law Claim Reserve.

FrontierVision Existing Securities Law Claim Reserve means a reserve of Plan Consideration (in an amount to be initially established by the Estimation Order) established to pay Allowed Claims in Class FV-ESL and to reserve for Disputed Claims in such Class estimated to provide Payment in Full of the FrontierVision Existing Securities Law Claims.

FrontierVision Holdco Convenience Claim means any FrontierVision Holdco Trade Claim or FrontierVision Holdco Other Unsecured Claim that is (i) Allowed in an amount of ten thousand ($10,000) dollars or less or (ii) Allowed in an amount greater than ten thousand ($10,000) dollars but which is reduced to ten thousand ($10,000) dollars by an irrevocable written election of the holder of such Claim made on a timely and properly delivered and completed Ballot; provided, however, that any FrontierVision Holdco Trade Claim or FrontierVision Holdco Other Unsecured Claim that was originally Allowed in excess of ten thousand ($10,000) dollars may not be subdivided into multiple FrontierVision Holdco Trade Claims or FrontierVision Holdco Other Unsecured Claims of ten thousand ($10,000) dollars or less for purposes of receiving treatment as an FrontierVision Holdco Convenience Claim.

FrontierVision Holdco Debtor Group has the meaning set forth in Section 5.02 of this Plan.

FrontierVision Holdco Debtors mean, collectively, the Debtors set forth on Schedule M hereto.

FrontierVision Holdco Dispute Holdback means a reserve of Plan Consideration and other property with a Deemed Value equal to the FrontierVision Holdco Holdback Amount.

FrontierVision Holdco Existing Securities Law Claim means an Existing Securities Law Claim arising in connection with any FrontierVision Holdco Note.

FrontierVision Holdco Existing Securities Law Claim Distribution means the Allocable Portion of the FrontierVision Holdco Existing Securities Law Claim Reserve plus the CVV Series FV-2 Interests.

FrontierVision Holdco Existing Securities Law Claim Reserve means a reserve of Plan Consideration established to pay Allowed Claims in Class FVHC-ESL and to reserve for Disputed Claims in such Class, funded solely by transfers of Plan Consideration pursuant to Section 9.03(b) and (e) hereof, up to an amount estimated to result in Payment in Full of the FrontierVision Holdco Existing Securities Law Claims.

FrontierVision Holdco Holdback Amount means an amount estimated by the Debtors and approved by the Bankruptcy Court to be sufficient to pay holders of Allowed Claims in Classes FVHC-Notes, FVHC-Trade, FVHC-Uns, FVHC-ESL and FVHC-Conv in full, including postpetition interest pursuant to Section 8.14, estimated, as of an assumed Effective

Date of July 31, 2006, to be $505,000,000 (subject to adjustment based on (a) an Estimation Order (except with respect to Class FVHC-Notes), and (b) the actual Effective Date), less the FrontierVision Holdco Minimum Distribution Amount.

FrontierVision Holdco Minimum Distribution Amount means $0 or such other amount as either (a) is set forth in an agreement approved by the Bankruptcy Court after notice and a hearing or (b) may be determined by the Bankruptcy Court in connection with the Confirmation Hearing.

FrontierVision Holdco Notes means any of those certain (a) 11.875% Series A Senior Discount Notes due September 15, 2007 issued by FrontierVision Holdings, L.P. under that certain Indenture dated as of September 19, 1997 between FrontierVision Holdings, L.P. and FrontierVision Holdings Capital Corporation, as Issuers, and U.S. Bank National Association, as initial Trustee thereunder or (b) 11.875% Series B Senior Discount Notes due September 15, 2007, issued by FrontierVision Holdings, L.P. under that certain Indenture dated as of December 9, 1998 between FrontierVision Holdings, L.P. and FrontierVision Holdings Capital II Corporation, as Issuers and U.S. Bank National Association, as initial Trustee thereunder.

FrontierVision Holdco Notes Claim means a Claim against a Debtor arising pursuant to a FrontierVision Holdco Note.

FrontierVision Holdco Notes Distribution means the Allocable Portion of the FrontierVision Holdco Notes/Trade Distribution Reserve allocable to Class FVHC-Notes plus the portion of CVV Series FV-1 Interests allocated to FrontierVision Holdco Notes Claims in the Estimation Order.

FrontierVision Holdco Notes/Trade Distribution Reserve means a reserve of Plan Consideration established to pay Allowed Claims in Class FVHC-Notes and FVHC-Trade to reserve for Disputed Claims in such Class equal to the sum of (a) product of:  (i) the FrontierVision Holdco Minimum Distribution Amount, and (ii) the FrontierVision Holdco Notes/Trade Weighting Percentage, plus (b) following an Inter-Creditor Dispute Resolution the product of (i) the portion of the FrontierVision Holdco Dispute Holdback released to the FrontierVision Holdco Debtor Group, and (ii) FrontierVision Holdco Notes/Trade Weighting Percentage.

FrontierVision Holdco Notes/Trade Weighting Percentage means the fraction (expressed as a percentage) equal to the estimate of Claims that are likely to be Allowed in Classes FVHC-Notes and FVHC-Trade, divided by the estimate of Claims that are likely to be Allowed in Classes FVHC-Notes, FVHC-Trade, FVHC-Uns and FVHC-Conv as set forth in the Estimation Order.

FrontierVision Holdco Other Unsecured Claim means any General Unsecured Claim against any of the FrontierVision Holdco Debtors.

FrontierVision Holdco Other Unsecured Claims Distribution means the Allocable Portion of the FrontierVision Holdco Other Unsecured Distribution Reserve plus the portion of CVV Series FV-1 Interests allocated to FrontierVision Holdco Other Unsecured Claims in the Estimation Order.

FrontierVision Holdco Other Unsecured Distribution Reserve means a reserve of Plan Consideration established to pay Allowed Claims in Class FVHC-Uns and to reserve for Disputed Claims in such Class, equal to the sum of (a) the product of:  (i) the FrontierVision Holdco Minimum Distribution Amount, and (ii) 100% minus the FrontierVision Holdco Notes/Trade Weighting Percentage, plus (b) following an Inter-Creditor Dispute Resolution the product of (i) the portion of the FrontierVision Holdco Dispute Holdback released to the FrontierVision Holdco Debtor Group, and (ii) 100% minus the FrontierVision Holdco Notes/Trade Weighting Percentage.

FrontierVision Holdco Trade Claim means any Trade Claim arising against any of the FrontierVision Holdco Debtors.

FrontierVision Holdco Trade Distribution means the Allocable Portion of the FrontierVision Holdco Notes/Trade Distribution Reserve allocable to Class FVHC-Trade plus the portion of CVV Series FV-1 Interests allocated to FrontierVision Holdco Trade Claims in the Estimation Order.

FrontierVision Notes means any of those certain 11.000% Senior Subordinated Notes due October 15, 2006 issued by FrontierVision Operating Partners, L.P. and FrontierVision Capital Corporation under that certain Indenture dated as of October 7, 1996 between FrontierVision Operating Partners, L.P. and FrontierVision Capital Corporation, as Issuers and Colorado National Bank, as initial Trustee thereunder.

FrontierVision Notes Claim means a Claim against a Debtor arising pursuant to a FrontierVision Note.

FrontierVision Notes Distribution means the Allocable Portion of the FrontierVision Notes Distribution Reserve allocable to Class FV-Notes.

FrontierVision Notes Distribution Reserve means a reserve of either (i) Cash or (ii) in the event the Inter-Creditor Dispute Holdback is funded with respect to principal and interest exclusively with TWC Class A Common Stock on the Effective Date, Plan Consideration (in either case in an amount to be initially established by the Estimation Order and adjusted pursuant to Article IX hereof), established to pay Allowed Claims in Class FV-Notes and to reserve for Disputed Claims in such Class estimated to provide Payment in Full for all such Claims.

FrontierVision Other Unsecured Claim means any General Unsecured Claim against any of the FrontierVision Debtors.

FrontierVision Other Unsecured Claims Distribution means the Allocable Portion of the FrontierVision Other Unsecured Distribution Reserve.

FrontierVision Other Unsecured Distribution Reserve means a reserve of Plan Consideration, initially in the same proportion of Cash and TWC Class A Common Stock as the FrontierVision Trade Distribution Reserve (in an amount to be initially established by the Estimation Order and adjusted pursuant to Article IX hereof), established to pay Allowed Claims in Class FV-Uns and to reserve for Disputed Claims in such Class estimated to provide Payment in Full for all such Claims.

FrontierVision Trade Claim means any Trade Claim arising against any of the FrontierVision Debtors.

FrontierVision Trade Distribution means the Allocable Portion of the FrontierVision Trade Distribution Reserve allocable to Class FV-Trade.

FrontierVision Trade Distribution Reserve means a reserve to provide Payment in Full for all Allowed Claims and the Debtors’ estimate of Disputed Claims likely to become Allowed Claims in Class FV-Trade, of (a) Cash in an amount equal to 99% of the principal or face amount of Allowed Claims and the estimated Disputed Claims in Class FV-Trade, plus (b) TWC Class A Common Stock in an amount equal to 1% of the principal or face amount of Allowed Claims and the estimated Disputed Claims in Class FV-Trade, plus (c) Cash in an amount equal to simple interest on the amount set forth in (a) and (b) from the Commencement Date to the Effective Date at the rate payable on federal judgments as of the Commencement Date, provided in the event there are one or more Non-Transferred MCE Systems and the Substitution Conditions are satisfied, the Debtors may substitute TWC Class A Common Stock for all or a portion of the Cash called for in clauses (a) and (c); plus (d) Cash in an amount equal to simple interest (at a rate equal to eight percent (8%) per annum minus the federal judgment rate as of the Commencement Date) on the amount set forth in clauses (a) and (b) from the Commencement Date to the Effective Date, provided that (i) of the reserve established pursuant to this clause (d), an amount equal to 1% of the amount set forth in clauses (a) and (b) may be in the form of TWC Class A Common Stock, and (ii) if the Substitution Conditions are satisfied, the Debtors may substitute TWC Class A Common Stock for all or a portion of the Cash called for in this clause (d).  All estimates shall be initially established by the Estimation Order and adjusted pursuant to Article IX hereof.

Ft. Myers Debtor Group has the meaning set forth in Section 5.02 of this Plan.

Ft. Myers Debtors mean the Debtors set forth on Schedule T hereto.

Ft. Myers Notes Distribution Reserve means a reserve of Plan Consideration (in an amount to be initially established by the Estimation Order and adjusted pursuant to Article IX hereof), established to pay Allowed Claims in Class FtM-FPL and to reserve for Disputed Claims in such Class.

Ft. Myers Other Unsecured Claim means any General Unsecured Claim against any of the Ft. Myers Debtors.

Ft. Myers Other Unsecured Claims Distribution means the Allocable Portion of the Ft. Myers Other Unsecured Distribution Reserve.

Ft. Myers Other Unsecured Distribution Reserve means a reserve of Plan Consideration (in an amount to be initially established by the Estimation Order and adjusted pursuant to Article IX hereof), established to pay Allowed Claims in Class FtM-Uns and to reserve for Disputed Claims in such Class.

Ft. Myers Subsidiary Contrib/Subrog Claim means any Contrib/Subrog Claim arising against any of the Ft. Myers Subsidiary Co-Borrowing Debtors.

Ft. Myers Subsidiary Contrib/Subrog Distribution means the Allocable Portion of the Ft. Myers Subsidiary Contrib/Subrog Distribution Reserve.

Ft. Myers Subsidiary Contrib/Subrog Distribution Reserve means a reserve of Plan Consideration (in an amount to be initially established by the Estimation Order and adjusted pursuant to Article IX hereof), established to pay Allowed Claims in Class FtMS-Contrib/Subrog and to reserve for Disputed Claims in such Class estimated to provide Payment in Full for all such Claims.

Ft. Myers Subsidiary Debtor Group has the meaning set forth in Section 5.02 of this Plan.

Ft. Myers Subsidiary Debtors means, collectively, the Debtors set forth on Schedule P hereto.

Ft. Myers Subsidiary Other Unsecured Claim means any General Unsecured Claim against any of the Ft. Myers Subsidiary Debtors.

Ft. Myers Subsidiary Other Unsecured Distribution means the Allocable Portion of the Ft. Myers Subsidiary Other Unsecured Distribution Reserve.

Ft. Myers Subsidiary Other Unsecured Distribution Reserve means a reserve of Plan Consideration, initially in the same proportion of Cash and TWC Class A Common Stock as the Ft. Myers Subsidiary Trade Distribution Reserve (in an amount to be initially established by the Estimation Order and adjusted pursuant to Article IX hereof), established to pay Allowed Claims in Class Ft. Myers Subsidiary-Uns and to reserve for Disputed Claims in such Class estimated to provide Payment in Full for all such Claims.

Ft. Myers Subsidiary Trade Claim means any Trade Claim arising against any of the Ft. Myers Subsidiary Debtors.

Ft. Myers Subsidiary Trade Distribution means the Allocable Portion of the Ft. Myers Subsidiary Trade Distribution Reserve.

Ft. Myers Subsidiary Trade Distribution Reserve means a reserve to provide Payment in Full for all Allowed Claims and the Debtors’ estimate of Disputed Claims likely to become Allowed Claims in Class FtMS-Trade, of (a) Cash in an amount equal to 99% of the principal or face amount of Allowed Claims and the estimated Disputed Claims in Class FtMS-Trade, plus (b) TWC Class A Common Stock in an amount equal to 1% of the principal or face amount of Allowed Claims and the estimated Disputed Claims in Class FtMS-Trade, plus (c) Cash in an amount equal to simple interest on the amount set forth in (a) and (b) from the Commencement Date to the Effective Date at the rate payable on federal judgments as of the Commencement Date, provided in the event there are one or more Non-Transferred MCE Systems and the Substitution Conditions are satisfied, the Debtors may substitute TWC Class A Common Stock for all or a portion of the Cash called for in clauses (a) and (c); plus (d) Cash in an amount equal to simple interest (at a rate equal to eight percent (8%) per annum minus the federal judgment rate as of the Commencement Date) on the amount set forth in clauses (a) and (b) from the Commencement Date to the Effective Date, provided that (i) of the reserve established pursuant to this clause (d), an amount equal to 1% of the amount set forth in clauses (a) and (b) may be in the form of TWC Class A Common Stock, and (ii) if the Substitution Conditions are satisfied, the Debtors may substitute TWC Class A Common Stock for all or a portion of the Cash called for in this clause (d).  All estimates shall be initially established by the Estimation Order and adjusted pursuant to Article IX hereof.

Ft. Myers Trade Claim means any Trade Claim arising against any of the Ft. Myers Debtors.

Ft. Myers Trade Distribution means the Allocable Portion of the Ft. Myers Trade Distribution Reserve allocable to Class FtM-Trade.

Ft. Myers Trade Distribution Reserve means a reserve to provide Payment in Full for all Allowed Claims and the Debtors’ estimate of Disputed Claims likely to become Allowed Claims in Class FtM-Trade, of (a) Cash in an amount equal to 99% of the principal or face amount of Allowed Claims and the estimated Disputed Claims in Class FtM-Trade, plus (b) TWC Class A Common Stock in an amount equal to 1% of the principal or face amount of Allowed Claims and the estimated Disputed Claims in Class FtM-Trade, plus (c) Cash in an amount equal to simple interest on the amount set forth in (a) and (b) from the Commencement Date to the Effective Date at the rate payable on federal judgments as of the Commencement Date, provided in the event there are one or more Non-Transferred MCE Systems and the Substitution Conditions are satisfied, the Debtors may substitute TWC Class A Common Stock for all or a portion of the Cash called for in clauses (a) and (c); plus (d) Cash in an amount equal to simple interest (at a rate equal to eight percent (8%) per annum minus the federal judgment rate as of the Commencement Date) on the amount set forth in clauses (a) and (b) from the Commencement Date to the Effective Date, provided that (i) of the reserve established pursuant to this clause (d), an amount equal to 1% of the amount set forth in clauses (a) and (b) may be in the form of TWC Class A Common Stock, and (ii) if the Substitution Conditions are satisfied, the Debtors may substitute TWC Class A Common Stock for all or a portion of the Cash called for in this clause (d).  All estimates shall be initially established by the Estimation Order and adjusted pursuant to Article IX hereof.

Funding Company Claim means a Claim (other than an Intercompany Claim or Government Settlement Agreement Claim) against a Debtor in the Funding Company Debtor Group.

Funding Company Debtor Group has the meaning set forth in Section 5.02 of this Plan.

Funding Company Debtors mean the Debtors set forth on Schedule G hereto.

Funding Company Distribution Reserve means a reserve to provide Payment in Full for all Allowed Claims and the Debtors’ estimate of Disputed Claims likely to become Allowed Claims in Class Fundco, of (a) Cash in an amount equal to 99% of the principal or face amount of Allowed Claims and the estimated Disputed Claims in Class Fundco, plus (b) TWC Class A Common Stock in an amount equal to 1% of the principal or face amount of Allowed Claims and the estimated Disputed Claims in Class Fundco, plus (c) Cash in an amount equal to simple interest on the amount set forth in (a) and (b) from the Commencement Date to the Effective Date at the rate payable on federal judgments as of the Commencement Date, provided in the event there are one or more Non-Transferred MCE Systems and the Substitution Conditions are satisfied, the Debtors may substitute TWC Class A Common Stock for all or a portion of the Cash called for in clauses (a) and (c); plus (d) Cash in an amount equal to simple interest (at a rate equal to eight percent (8%) per annum minus the federal judgment rate as of the Commencement Date) on the amount set forth in clauses (a) and (b) from the Commencement Date to the Effective Date, provided that (i) of the reserve established pursuant to this clause (d), an amount equal to 1% of the amount set forth in clauses (a) and (b) may be in the form of TWC Class A Common Stock, and (ii) if the Substitution Conditions are satisfied, the Debtors may substitute TWC Class A Common Stock for all or a portion of the Cash called for in this clause (d).  All estimates shall be initially established by the Estimation Order and adjusted pursuant to Article IX hereof.

FV Bank P&I has the meaning set forth in Section 4.04 of this Plan.

FV Grid Interest has the meaning set forth in Section 4.04 of this Plan.

General Unsecured Claim means, with respect to a Debtor, any Claim against such Debtor other than an Administrative Expense Claim, DIP Lender Claim, Priority Tax Claim, Other Priority Claim, Secured Tax Claim, Other Secured Claim, Bank Claim, Subsidiary Note Claim, ACC Senior Notes Claim, ACC Subordinated Notes Claim, Existing Securities Law Claim, Trade Claim, ACC Convenience Claim or Subsidiary Convenience Claim.

Global Compromise has the meaning set forth in Section 6.04 of this Plan.

Government Claims means the Claims relating to the SEC/DOJ Matters, as defined in the Purchase Agreements, including Claims for penalties, forfeiture, disgorgement, restitution and prejudgment interest arising from possible violations of the federal securities laws described in that certain proof of claim filed by the SEC with the Bankruptcy Court on December 3, 2002 (as such proof of claim may be amended in accordance with the Bankruptcy Rules and orders of the Bankruptcy Court), and the Government Settlement Agreement Claim.

Government Settlement Agreements means collectively (a) that certain non-prosecution agreement between ACC, the DOJ and the other parties thereto, dated April 25, 2005; and (b) that certain consent decree in connection with the action titled Securities and Exchange Commission v. Adelphia Communications Corporation, et al., 02 Civ. 5776 (PKC), dated May 26, 2005.

Government Settlement Agreement Claim means any Claim arising against a Debtor in connection with the Government Settlement Agreements.

Government Settlement Approval Order means the order of the Bankruptcy Court, dated May 26, 2005, Granting Motion Approving Three Related Agreements Between the

Debtors and the Securities and Exchange Commission, the Debtors and the Department of Justice and the Debtors and the Rigas Family.

Governmental Authority shall mean the governments of the United States of America, any state, commonwealth, territory or possession thereof and any political subdivision or quasi-governmental authority of any of the same, including courts, tribunals, departments (including the DOJ), commissions, bureaus, agencies, boards, counties, municipalities, provinces, parishes and other instrumentalities.

Holdback Order has the meaning set forth in Section 6.16 of this Plan.

Holding Company Debtor Group has the meaning set forth in Section 5.02 of this Plan.

Holding Company Debtors means, collectively, the Debtors set forth on Schedule O hereto.

HSR Act has the meaning set forth in Section 6.11 of this Plan.

Impleaded Third Party Defendant has the meaning set forth in Section 7.03 of this Plan.

Indemnified Persons means the directors, officers or employees of the Debtors as of the Effective Date, and any Person who as of the Effective Date is a former director, officer or employee of the Debtors and who was first appointed after the Commencement Date; provided, however, that in no event shall an Excluded Individual be an Indemnified Person.

Indenture Trustees means, collectively, the indenture trustees acting in such capacity pursuant to the Indentures that provided for the issuance of the ACC Senior Notes, the ACC Subordinated Notes, the Arahova Notes, the FrontierVision Notes, the FrontierVision Holdco Notes and the Olympus Parent Notes and any of their respective successors, assigns or designees.

Indentures means, collectively, the indentures, as amended and supplemented, relating to the ACC Senior Notes, the ACC Subordinated Notes, the Arahova Notes, the FrontierVision Notes, the FrontierVision Holdco Notes and the Olympus Parent Notes.

Initial Distribution Date means the date as soon as reasonably practicable after the Effective Date for the making of initial distributions under this Plan (in the reasonable discretion of the Plan Administrator).

Insured Claim means any Claim against a Debtor arising from an incident or occurrence that is covered under the Debtors’ insurance policies.

Intercompany Claim means a Claim with respect to an intercompany transfer of value by a Debtor, an Affiliate of a Debtor, or a Non-Debtor Subsidiary to a Debtor, Affiliate of a Debtor, or Non-Debtor Subsidiary, except as and to the extent any such Claim is (i) a Claim with respect to an Equity Interest in a Transferred Joint Venture Entity, (ii) a Rigas Claim or

Equity Interest, (iii) a Retained Claim (including defenses and rights of setoff thereto), (iv) a Claim of a non-Debtor Affiliate of a Debtor against a Debtor arising in connection with the transfer of an asset by such non-Debtor Affiliate to a Debtor pursuant to Section 5.13(h) of the TW Purchase Agreement or Section 5.11(h) of the Comcast Purchase Agreement, (v) a Claim of a non-Debtor Affiliate of a Debtor against another non-Debtor Affiliate of a Debtor, (vi) a Claim of a Debtor against a Managed Entity, (vii) a Claim of a Debtor against any Rigas Person or (viii) a Contrib/Subrog Claim.

Inter-Creditor Dispute means any Claims and Causes of Action between the holders of Claims against or Interests in certain Debtor Groups asserted by such entities or by creditors on behalf of such entities including Claims and Causes of Action relating to:  (A) the substantive consolidation of the Debtors within their respective Debtor Groups; (B) the Transferred Subscriber Transactions; (C) the amounts, allowance, relative priority and treatment of all Intercompany Claims; (D) the allocation of the benefits and burdens associated with the Government Settlement Agreements; (E) the allocation of the costs of the Prepetition and Postpetition Tax Reserves (but not the determination of the amounts of such reserves, which shall be made by the Debtors); (F) the allocation of the costs of the Reserved Cash (but not the determination of the amount of such Reserved Cash, which shall be made by the Debtors); (G) the allocation of Distributable Proceeds from the Contingent Value Vehicle; and (H) the allocation of the value received from the Purchase Agreements.

Inter-Creditor Dispute Holdback means collectively, the Arahova Dispute Holdback, the FrontierVision Holdco Dispute Holdback, and the Olympus Parent Dispute Holdback.  Each particular holdback is held for the benefit of the creditors of the Debtor Group to which it relates, and may only be released to such creditors or the creditors of the Holding Company Debtor Group.  It is the intention that the creditors of the Holding Company Debtor Group bear the risk that distributions to creditors of Debtor Groups not subject to a holdback (“Distributed Debtor Groups”) might have been lower if the Inter-Creditor Dispute Resolution had occurred before the Effective Date.  Thus, if both (i) the Inter-Creditor Dispute Resolution occurs after the Effective Date, and (ii) the distributions to creditors of a Distributed Debtor Group would have been lower as a result of such Inter-Creditor Dispute Resolution if such Inter-Creditor Dispute Resolution occurred prior to the Effective Date, then, the portion of the Inter-Creditor Dispute Holdback released to the Arahova Debtor Group, the FrontierVision Holdco Debtor Group or the Olympus Parent Debtor Group shall be no less than the portion of the Inter-Creditor Dispute Holdback that would have been released to such Debtor Group had the Inter-Creditor Dispute Resolution occurred before the Effective Date and the distribution to the Distributed Debtor Groups had been such lower amount.

Inter-Creditor Dispute Holdback Amount means the sum of the Arahova Holdback Amount, the FrontierVision Holdco Holdback Amount and the Olympus Parent Holdback Amount.

Inter-Creditor Dispute Resolution means one or more resolutions of all or a portion of the Inter-Creditor Dispute either (a) in accordance with the procedures set forth in the Resolution Process Order, (b) upon acceptance of a Potential Settlement pursuant to Article XVI of this Plan, or (c) pursuant to the terms of a compromise or settlement approved by an order of the Bankruptcy Court.

IRS means the Internal Revenue Service.

Joint Venture Interests means, collectively, the Parnassos JV Equity Interests and the Century-TCI JV Equity Interests.

Judgment Amount has the meaning set forth in Section 7.09 of this Plan.

JV Documents means the “JV Documents” as defined in the Comcast Purchase Agreement.

Liabilities means “Liabilities,” as defined in the Purchase Agreements.

Lien shall have the meaning set forth in section 101(37) of the Bankruptcy Code.

LIF has the meaning set forth in Section 6.08 of this Plan.

Litigation Funds means the Litigation Prosecution Fund and the Litigation Indemnification Fund.

Litigation Indemnification Fund has the meaning set forth in Section 6.08 of this Plan.

Litigation Prosecution Fund means Cash, initially on the Effective Date in the amount of $50,000,000, deposited in a separate interest bearing account with the Contingent Value Vehicle to fund the cost of the prosecution of the Designated Litigation.

Managed Entity means any of the Persons set forth in Schedule Z hereto and any other entity Controlled by a Managed Entity; provided, however, that a Person listed on Schedule Z shall cease to be a Managed Entity at such time as it may become a Debtor or directly or indirectly wholly owned by a Debtor.

Moody’s has the meaning set forth in Section 7.06 of this Plan.

New ACC Common Stock has the meaning set forth in Section 9.03 of this Plan.

New By-laws means the amended and restated by-laws of TWC, which shall be in substantially the form contained in the Plan Supplement, as amended, supplemented or modified from time to time, subject, prior to the Sale Transaction Closing, to the requirements and restrictions of the Purchase Agreements.

New Certificate of Incorporation means the amended and restated certificate of incorporation of TWC, which shall be in substantially the form contained in the Plan Supplement, as amended, supplemented or modified from time to time, subject, prior to the Sale Transaction Closing, to the requirements and restrictions of the Purchase Agreements.

Non-Debtor Subsidiary means any direct or indirect Subsidiary of ACC that is not a Debtor.

Non-Transferred MCE Systems means the “Disputed MCE Systems,” as such term is defined in the Purchase Agreements, except for those owned by Bucktail Broadcasting Corporation and Coudersport Television Cable Company.

Notes/Trade Distribution Reserves means, collectively, the ACC Notes/Trade Distribution Reserve, the ACC Ops Trade Distribution Reserve, the AGPH Trade Distribution Reserve, the Arahova Notes/Trade Distribution Reserve, the CCC Trade Distribution Reserve, the CCHC Trade Distribution Reserve, the Century Trade Distribution Reserve, the Century-TCI Trade Distribution Reserve, the FrontierVision Notes Distribution Reserve, the FrontierVision Trade Distribution Reserve, the FrontierVision Holdco Notes/Trade Distribution Reserve, the Ft. Myers Note Distribution Reserve, the Ft. Myers Subsidiary Trade Distribution Reserve, the Ft. Myers Trade Distribution Reserve, the Olympus Trade Distribution Reserve, the Olympus Parent FPL Note Distribution Reserve, the Olympus Parent Notes/Trade Distribution Reserve, the Parnassos Trade Distribution Reserve, the Rigas/Century Trade Distribution Reserve, the Rigas/Olympus Trade Distribution Reserve, the Rigas/UCA Trade Distribution Reserve and the UCA Trade Distribution Reserve.

OLY Bank P&I has the meaning set forth in Section 4.46 of this Plan.

OLY Grid Interest has the meaning set forth in Section 4.46 of this Plan.

Olympus Bank Claim means a Claim against a Debtor arising pursuant to the Olympus Credit Agreement.

Olympus Bank Nonrecourse Lien Claim means a Bank Nonrecourse Lien Claim arising under the Olympus Credit Agreement.

Olympus Credit Agreement means that certain credit agreement dated September 28, 2001, between and among certain of the Debtors, certain of the Rigas Persons, Bank of Montreal, as administrative agent, and the financial institutions party thereto, as amended, modified, supplemented and restated, and all agreements, documents, indemnities and instruments executed in connection therewith.

Olympus Debtor Group has the meaning set forth in Section 5.02 of this Plan.

Olympus Debtors mean, collectively, the Debtors set forth on Schedule E hereto.

Olympus Other Unsecured Claim means any General Unsecured Claim against any of the Olympus Debtors.

Olympus Other Unsecured Claims Distribution means the Allocable Portion of the Olympus Other Unsecured Distribution Reserve.

Olympus Other Unsecured Distribution Reserve means a reserve of Plan Consideration, initially in the same proportion of Cash and TWC Class A Common Stock as the Olympus Trade Distribution Reserve (in an amount to be initially established by the Estimation Order and adjusted pursuant to Article IX hereof), established to pay Allowed Claims in Class

OLY-Uns and to reserve for Disputed Claims in such Class estimated to provide Payment in Full for all such Claims.

Olympus Parent Convenience Claim means any Olympus Parent Trade Claim or Olympus Parent Other Unsecured Claim that is (i) Allowed in an amount of ten thousand ($10,000) dollars or less or (ii) Allowed in an amount greater than ten thousand ($10,000) dollars but which is reduced to ten thousand ($10,000) dollars by an irrevocable written election of the holder of such Claim made on a timely and properly delivered Ballot; provided, however, that any Olympus Parent Trade Claim or Olympus Parent Other Unsecured Claim that was originally Allowed in excess of ten thousand ($10,000) dollars may not be subdivided into multiple Olympus Parent Trade Claims or Olympus Parent Other Unsecured Claims of ten thousand ($10,000) dollars or less for purposes of receiving treatment as a Olympus Parent Convenience Claim.

Olympus Parent Debtor Group has the meaning set forth in Section 5.02 of this Plan.

Olympus Parent Debtors mean, collectively, the Debtors set forth on Schedule L hereto.

Olympus Parent Dispute Holdback means a reserve of Plan Consideration and other property with a Deemed Value equal to the Olympus Parent Holdback Amount.

Olympus Parent Existing Securities Law Claim means an Existing Securities Law Claim arising in connection with any Olympus Parent Note.

Olympus Parent Existing Securities Law Claim Distribution means the Allocable Portion of the Olympus Parent Existing Securities Law Claim Reserve plus the CVV Series OP-2 Interests.

Olympus Parent Existing Securities Law Claim Reserve means a reserve of Plan Consideration established to pay Allowed Claims in Class OLYParent-ESL and to reserve for Disputed Claims in such Class, funded solely by transfers of Plan Consideration pursuant to Section 9.03(b) and (e) hereof, up to an amount estimated to result in Payment in Full of the Olympus Parent Existing Securities Law Claims.

Olympus Parent FPL Note Distribution means the Allocable Portion of the Olympus Parent FPL Note Distribution Reserve plus the CVV Series OP-3 Interests.

Olympus Parent FPL Note Distribution Reserve means a reserve established to pay Allowed Claims in Class OLYParent-FPLNR and to reserve for Disputed Claims in such Class funded solely by transfers of Plan Consideration pursuant to Section 9.03(b) and (e) hereof, up to an amount estimated to result in Payment in Full of the Olympus Parent FPL Note Claims; provided, however, that such reserve shall not exceed one third of the excess of the Debtor Group Maximum Value of the Olympus Parent Debtor Group over the sum of all other reserves and distributions with respect to the Olympus Parent Debtor Group.

Olympus Parent Holdback Amount means an amount estimated by the Debtors and approved by the Bankruptcy Court to be sufficient to pay holders of Allowed Claims in Classes OLYParent-Notes, OLYParent-Trade, OLYParent-Uns, OLYParent-ESL, OLYParent-FPLNR and OLYParent-Conv in full, including postpetition interest pursuant to Section 8.14, estimated, as of an assumed Effective Date of July 31, 2006, to be $306,000,000 (subject to adjustment based on (a) an Estimation Order (except with respect to Class OLYParent-Notes), and (b) the actual Effective Date), less the Olympus Parent Minimum Distribution Amount.

Olympus Parent Minimum Distribution Amount means $0 or such other amount as either (a) is set forth in an agreement approved by the Bankruptcy Court after notice and a hearing or (b) may be determined by the Bankruptcy Court in connection with the Confirmation Hearing.

Olympus Parent Notes means those certain 10.625% Senior Notes due November 15, 2006 issued by Olympus Communications, L.P. and Olympus Capital Corporation under that certain Indenture dated as of November 12, 1996 between Olympus Communications, L.P., Olympus Capital Corporation and Bank of Montreal Trust Company, as initial Trustee thereunder.

Olympus Parent Notes Claim means a Claim against a Debtor arising pursuant to a Olympus Parent Note.

Olympus Parent Notes Distribution means the Allocable Portion of the Olympus Parent Notes/Trade Distribution Reserve allocable to Class OLYParent-Notes plus the portion of CVV Series OP-1 Interests allocated to Olympus Parent Notes Claims in the Estimation Order.

Olympus Parent Notes/Trade Distribution Reserve means a reserve of Plan Consideration established to pay Allowed Claims in Class OLYParent-Notes and OLYParent-Trade to reserve for Disputed Claims in such Class equal to the sum of (a) the product of:  (i) the Olympus Parent Minimum Distribution Amount, and (ii) the Olympus Parent Notes/Trade Weighting Percentage, plus (b) following an Inter-Creditor Dispute Resolution the product of:  (i) the portion of the Olympus Parent Dispute Holdback released to the Olympus Parent Debtor Group, and (ii) Olympus Parent Notes/Trade Weighting Percentage.

Olympus Parent Notes/Trade Weighting Percentage means the fraction (expressed as a percentage) equal to the estimate of Claims that are likely to be Allowed in Classes OLYParent-Notes and OLYParent-Trade, divided by the estimate of Claims that are likely to be Allowed in Classes OLYParent-Notes, OLYParent-Trade, OLYParent-Uns and OLYParent-Conv as set forth in the Estimation Order.

Olympus Parent Other Unsecured Claim means any General Unsecured Claim against any of the Olympus Parent Debtors.

Olympus Parent Other Unsecured Claims Distribution means the Allocable Portion of the Olympus Parent Other Unsecured Distribution Reserve plus the portion of CVV Series OP-1 Interests allocated to Olympus Parent Other Unsecured Claims in the Estimation Order.

Olympus Parent Other Unsecured Distribution Reserve means a reserve of Plan Consideration established to pay Allowed Claims in Class OLYParent-Uns and to reserve for Disputed Claims in such Class, equal to the sum of (a) the product of:  (i) the Olympus Parent Minimum Distribution Amount, and (ii) 100% minus the Olympus Parent Notes/Trade Weighting Percentage, plus (b) following an Inter-Creditor Dispute Resolution the product of (i) the portion of the Olympus Parent Dispute Holdback released to the Olympus Parent Debtor Group, and (ii) 100% minus the Olympus Parent Notes/Trade Weighting Percentage.

Olympus Parent Trade Claim means any Trade Claim arising against any of the Olympus Parent Debtors.

Olympus Parent Trade Distribution means the Allocable Portion of the Olympus Parent Notes/Trade Distribution Reserve allocable to Class OLYParent-Trade plus the portion of CVV Series OP-1 Interests allocated to Olympus Parent Trade Claims in the Estimation Order.

Olympus Trade Claim means any Trade Claim arising against any of the Olympus Debtors.

Olympus Trade Distribution means the Allocable Portion of the Olympus Trade Distribution Reserve.

Olympus Trade Distribution Reserve means a reserve to provide Payment in Full for all Allowed Claims and the Debtors’ estimate of Disputed Claims likely to become Allowed Claims in Class OLY-Trade, of (a) Cash in an amount equal to 99% of the principal or face amount of Allowed Claims and the estimated Disputed Claims in Class OLY-Trade, plus (b) TWC Class A Common Stock in an amount equal to 1% of the principal or face amount of Allowed Claims and the estimated Disputed Claims in Class OLY-Trade, plus (c) Cash in an amount equal to simple interest on the amount set forth in (a) and (b) from the Commencement Date to the Effective Date at the rate payable on federal judgments as of the Commencement Date, provided in the event there are one or more Non-Transferred MCE Systems and the Substitution Conditions are satisfied, the Debtors may substitute TWC Class A Common Stock for all or a portion of the Cash called for in clauses (a) and (c); plus (d) Cash in an amount equal to simple interest (at a rate equal to eight percent (8%) per annum minus the federal judgment rate as of the Commencement Date) on the amount set forth in clauses (a) and (b) from the Commencement Date to the Effective Date, provided that (i) of the reserve established pursuant to this clause (d), an amount equal to 1% of the amount set forth in clauses (a) and (b) may be in the form of TWC Class A Common Stock, and (ii) if the Substitution Conditions are satisfied, the Debtors may substitute TWC Class A Common Stock for all or a portion of the Cash called for in this clause (d).  All estimates shall be initially established by the Estimation Order and adjusted pursuant to Article IX hereof.

Other Priority Claim means any Claim against a Debtor, other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

Other Secured Claim means any Secured Claim against a Debtor, other than a Secured Tax Claim.

Other Unsecured Claims means, collectively, the ACC Ops Other Unsecured Claims, the ACC Other Unsecured Claims, the AGPH Other Unsecured Claims, the Arahova Other Unsecured Claims, the CCC Other Unsecured Claims, the CCHC Other Unsecured Claims, the Century Other Unsecured Claims, the Century-TCI Other Unsecured Claims, the FrontierVision Other Unsecured Claims, the FrontierVision Holdco Other Unsecured Claims, the Ft. Myers Other Unsecured Claims, the Ft. Myers Subsidiary Other Unsecured Claims, the Funding Company Other Unsecured Claims, the Olympus Other Unsecured Claims, the Olympus Parent Other Unsecured Claims, the Parnassos Other Unsecured Claims, the Rigas/Century Other Unsecured Claims, the Rigas/Olympus Other Unsecured Claims, the Rigas/UCA Other Unsecured Claims and the UCA Other Unsecured Claims.

Other Unsecured Distribution Reserves means, collectively, the ACC Ops Other Unsecured Distribution Reserve, the ACC Other Unsecured Distribution Reserve, the AGPH Other Unsecured Distribution Reserve, the Arahova Other Unsecured Distribution Reserve, the CCC Other Unsecured Distribution Reserve, the CCHC Other Unsecured Distribution Reserve, the Century Other Unsecured Distribution Reserve, the Century-TCI Other Unsecured Distribution Reserve, the FrontierVision Other Unsecured Distribution Reserve, the FrontierVision Holdco Other Unsecured Distribution Reserve, the Ft. Myers Other Unsecured Distribution Reserve, the Ft. Myers Subsidiary Other Unsecured Distribution Reserve, the Funding Company Other Unsecured Distribution Reserve, the Olympus Other Unsecured Distribution Reserve, the Olympus Parent Other Unsecured Distribution Reserve, the Parnassos Other Unsecured Distribution Reserve, the Rigas/Century Other Unsecured Distribution Reserve, the Rigas/Olympus Other Unsecured Distribution Reserve, the Rigas/UCA Other Unsecured Distribution Reserve and the UCA Other Unsecured Distribution Reserve.

P Bank P&I has the meaning set forth in Section 4.17 of this Plan.

P Grid Interest has the meaning set forth in Section 4.17 of this Plan.

Paid in Full, Payment in Full or Pay in Full means, with respect to an Allowed Claim, payment in Cash, Plan Consideration and/or other consideration in an aggregate amount with Deemed Value equal to the Allowed amount thereof.

Parent Debtor Group means, with respect to a Debtor Group, the Debtor Group identified as such in the left hand column of Schedule X.

Parnassos Bank Claim means a Claim arising pursuant to the Parnassos Credit Agreement.

Parnassos Credit Agreement means that certain credit agreement dated December 30, 1998, between and among Parnassos, L.P., The Bank of Nova Scotia, as administrative agent, and the financial institutions party thereto, as amended, modified, supplemented and restated, and all agreements, documents, indemnities and instruments executed in connection therewith.

Parnassos Debtor Group has the meaning set forth in Section 5.02 of this Plan.

Parnassos Debtors mean, collectively, the Debtors set forth on Schedule C hereto.

Parnassos Distribution Companies means two newly formed limited liability companies, which shall (a) be formed for the purposes set forth in Section 6.02(g), (b) be members of the Parnassos Debtor Group, (c) be managed by the Plan Administrator, and (d) one of whose sole member shall be Adelphia Western NY Holdings, L.L.C. and the other of whose sole member shall be Montgomery Cablevision, Inc.

Parnassos Joint Venture means Parnassos Communications, L.P., a Delaware limited partnership and Adelphia Western NY Joint Venture.

Parnassos JV Equity Interests means any Equity Interest (including any Equity Interest held by Adelphia Western New York Holdings, L.L.C., Montgomery Cablevision, Inc., ACC or any of their Affiliates) arising pursuant to or in connection with (a) the Agreement of Limited Partnership, dated as of December 30, 1998, of Parnassos Communications, L.P., by and among Adelphia Western New York Holdings, L.L.C. and Montgomery Cablevision, Inc. and TCI Adelphia Holdings, LLC, as amended, supplemented or modified from time to time or (b) the Agreement of Limited Partnership, dated as of January 8, 1998, of Western NY Cablevision, L.P., by and among Adelphia Western New York Holdings, L.L.C. and Montgomery Cablevision, Inc. and TCI Adelphia Holdings, LLC, as amended, supplemented or modified from time to time, provided, however, that in respect of the foregoing clauses (a) and (b), any such amendment, modification or supplement from and after April 20, 2005 shall be made, if at all, in accordance with the requirements and restrictions of the Purchase Agreements.

Parnassos Other Unsecured Claim means any General Unsecured Claim against any of the Parnassos Debtors.

Parnassos Other Unsecured Distribution means the Allocable Portion of the Parnassos Other Unsecured Distribution Reserve.

Parnassos Other Unsecured Distribution Reserve means a reserve of Plan Consideration, initially in the same proportion of Cash and TWC Class A Common Stock as the Parnassos Trade Distribution Reserve (in an amount to be initially established by the Estimation Order and adjusted pursuant to Article IX hereof) established to pay Allowed Claims in Class P-Uns and to reserve for Disputed Claims in such Class estimated to provide Payment in Full for all such Claims.

Parnassos Trade Claim means any Trade Claim arising against any of the Parnassos Debtors.

Parnassos Trade Distribution means the Allocable Portion of the Parnassos Trade Distribution Reserve.

Parnassos Trade Distribution Reserve means a reserve to provide Payment in Full for all Allowed Claims and the Debtors’ estimate of Disputed Claims likely to become Allowed Claims in Class P-Trade, of (a) Cash in an amount equal to 99% of the principal or face amount of Allowed Claims and the estimated Disputed Claims in Class P-Trade, plus (b) TWC Class A Common Stock in an amount equal to 1% of the principal or face amount of Allowed Claims and the estimated Disputed Claims in Class P-Trade, plus (c) Cash in an amount equal to simple interest on the amount set forth in (a) and (b) from the Commencement Date to the Effective

Date at the rate payable on federal judgments as of the Commencement Date, provided in the event there are one or more Non-Transferred MCE Systems and the Substitution Conditions are satisfied, the Debtors may substitute TWC Class A Common Stock for all or a portion of the Cash called for in clauses (a) and (c); plus (d) Cash in an amount equal to simple interest (at a rate equal to eight percent (8%) per annum minus the federal judgment rate as of the Commencement Date) on the amount set forth in clauses (a) and (b) from the Commencement Date to the Effective Date, provided that (i) of the reserve established pursuant to this clause (d), an amount equal to 1% of the amount set forth in clauses (a) and (b) may be in the form of TWC Class A Common Stock, and (ii) if the Substitution Conditions are satisfied, the Debtors may substitute TWC Class A Common Stock for all or a portion of the Cash called for in this clause (d).  All estimates shall be initially established by the Estimation Order and adjusted pursuant to Article IX hereof.

Periodic Distribution Date means (a) initially, the first Business Day that is six (6) full months after the Initial Distribution Date and (b) subsequently, a Business Day designated by the Plan Administrator which occurs in the month that is six (6) full months after the immediately preceding Periodic Distribution Date, or in the case of either (a) or (b), such earlier or later date established by the Bankruptcy Court or designated as such by the Plan Administrator in its reasonable discretion in a filing with the Bankruptcy Court.

Permitted Encumbrance means, with respect to a TW Purchased Asset, “Permitted Encumbrance,” as defined under the TW Purchase Agreement, and, with respect to a Comcast Purchased Asset, “Permitted Encumbrance,” as defined under the Comcast Purchase Agreement.

Permitted Investments has the meaning set forth in Section 7.06 hereof.

Person means an individual, a corporation, a partnership, a limited liability company, an association, a trust, a Governmental Authority, a labor union or other entity or organization.

Personal Injury Claim means any Claim against any of the Debtors, whether or not the subject of an existing lawsuit, arising from a personal injury or wrongful death allegation.  A Personal Injury Claim may also be an Insured Claim.

Plan means this Chapter 11 joint plan of reorganization, including the Plan Supplement and all exhibits, supplements, appendices, and schedules hereto, either in its present form or as the same may be amended, supplemented or modified from time to time in accordance with Section 15.08 hereof.

Plan Administrator means the Person designated as Plan Administrator pursuant to Section 6.14 of this Plan.  The Plan Administrator shall not be a Person holding any Claim against, or Equity Interest in, the Debtors.

Plan Administrator Agreement means an agreement between the Debtors and the Plan Administrator specifying the duties and responsibilities to be performed by the Plan Administrator under the Plan, in substantially the form to be included in the Plan Supplement (following consultation with the Statutory Committees).

Plan Consideration means, with respect to a Class of Claims entitled to distribution thereof under this Plan, one or more of Cash and/or shares of TWC Class A Common Stock, as applicable.

Plan Documents means, collectively, the documents to be included in the Plan Supplement.

Plan Supplement means the document containing the forms of documents specified in Section 15.07 of this Plan.

Postpetition Tax Reserve means a Cash reserve established by the Debtors to pay taxes of the Debtors and/or arising in connection with the Transaction Escrow with respect to periods after the Commencement Date.

Potential Arahova Settlement has the meaning set forth in Section 16.03 of this Plan.

Potential FrontierVision Holdco Settlement has the meaning set forth in Section 16.04 of this Plan.

Potential Olympus Parent Settlement has the meaning set forth in Section 16.05 of this Plan.

Potential Settlements has the meaning set forth in Section 16.01 hereof.

Prepetition Credit Agreement means any of the Century Credit Agreement, the Century-TCI Credit Agreement, the FrontierVision Credit Agreement, the Olympus Credit Agreement, the Parnassos Credit Agreement and the UCA Credit Agreement, in each case together with all related agreements, documents and instruments.

Prepetition Tax Reserve means a Cash reserve established by the Debtors to pay taxes of the Debtors with respect to periods prior to the Commencement Date.

Prime Rate means the rate of interest per annum published from time to time in the Wall Street Journal as the “prime rate” in effect as of the date thereof; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

Priority Tax Claim means any Claim against a Debtor of a governmental unit of the kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

Privilege has the meaning set forth in Section 7.03 of this Plan.

Pro Rata or Pro Rata Share means (a) with respect to any Allowed Claim in a Class of Bank Claims, the amount of such Allowed Claim divided by an amount calculated pursuant to clause 2(b) of the definition of Allocable Portion with respect to such Class, regardless of whether such clause is otherwise applicable to such Class, (b) with respect to any Allowed Claim in any other Class of Claims, the amount of such Allowed Claim divided by the aggregate amount of Allowed Claims in such Class, (c) with respect to any Allowed Equity Interests in a Class of Equity Interests, the number of such Allowed Equity Interests divided by the sum of all Allowed Equity Interests in such Class, and (d) with respect to holders of any CVV Interests, the amount of such holder’s Allowed Claims or Equity Interests, as applicable, in the Class of Claims or Equity Interests, as applicable, with respect to which such Series of CVV Interests were issued, less all distributions with respect to such Allowed Claims or Equity Interests, as applicable, pursuant to Article IV, divided by the aggregate amount of Allowed Claims or Equity Interests, as applicable, in such Class, less all distributions with respect to such Class pursuant to Article IV.

Puerto Rico Liquidating Trust means a liquidating trust which will hold the Debtors’ direct or indirect equity interest in Century/ML Cable Venture for the benefit of the holders of Puerto Rico Trust Interests.

Puerto Rico Liquidating Trust Agreement means a Liquidating Trust Agreement to be entered into as of the Effective Date substantially in the form included in the Plan Supplement, relating to the formation and administration of the Puerto Rico Liquidating Trust.

Puerto Rico Trust Interests mean the beneficial interests in the Puerto Rico Liquidating Trust to be issued in respect of Claims in Classes ARA-Notes, ARA-Trade, ARA-Uns and ARA-ESL, and governed by the Puerto Rico Liquidating Trust Agreement.

Purchase Agreements means, (a) collectively, the Comcast Purchase Agreement and the TW Purchase Agreement or (b) the TW Purchase Agreement as modified pursuant to Section 5.15 thereof and the Expanded Transaction Letter Agreement in the event that the Comcast Adelphia Acquisition is not consummated for the reasons set forth in Section 5.15 of the TW Purchase Agreement.

Purchased Assets means, collectively, the TW Purchased Assets and the Comcast Purchased Assets, or, in the event the TW Expanded Transaction is consummated, the TW Purchased Assets.

Recipient Debtor Group has the meaning set forth in Section 7.04 of this Plan.

Reinstated or Reinstatement means (a) leaving unaltered the legal, equitable and contractual rights to which a Claim or Equity Interest is entitled, so as to leave such Claim or Equity Interest, as applicable, unimpaired in accordance with section 1124 of the Bankruptcy Code, or (b) notwithstanding any contractual provision or applicable law that entitles the holder of such claim to demand or receive accelerated payment of such Claim after the occurrence of a default (i) curing any such default that occurred before or after the Commencement Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code; (ii) reinstating the maturity of such Claim as such maturity existed before such default; (iii) compensating the holder of such claim for any damages incurred as a result of any reasonable reliance by such holder of such claim on such contractual provision or such applicable law; and (iv) not otherwise altering the legal, equitable or contractual rights to which the holder of such Claim is entitled; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, “going dark” provisions, and affirmative covenants regarding corporate existence prohibiting certain transactions or actions contemplated by this Plan, or conditioning such transactions or actions on certain factors, shall not be required to be cured or Reinstated in order to accomplish Reinstatement.

Rejecting Bank Class has the meaning set forth in Section 6.08 of this Plan.

Rejecting Debtor Group has the meaning set forth in Section 8.02 of this Plan.

Released Bank Lender Defendants means those defendants, if any, named in the Bank Actions that are identified in a notice to be filed by the Debtors with the Bankruptcy Court (following consultation with the Statutory Committees, but subject to the consent of the Creditors’ Committee which may be withheld in its sole and absolute discretion) not later than 15 Business Days after a ruling by the Bankruptcy Court on the motion to dismiss the Bank Lender Avoidance Complaint filed by the Bank Lenders, as Persons who, on the occurrence of the Effective Date, shall be released by the Debtors from liability with respect to the Bank Actions pursuant to Section 6.04(b)(i) hereof.

Reorganized Debtors means, collectively, each of the Debtors (other than the Transferred Joint Venture Entities) on and after the Effective Date.

Reserved Cash means the amount of Cash (initially $100,000,000) to be held by the Distribution Company in reserve and used in connection with the payment of costs of administering the Reorganized Debtors and this Plan, including the filing and refiling of tax returns and the litigation of the Inter-Creditor Dispute from and after the Effective Date, as well as the payment of convenience claims.

Resolution Process Order means that certain Order in Aid of Confirmation, Pursuant to Sections 105(a) and 105(d) of the Bankruptcy Code, Establishing Pre-Confirmation Process to Resolve Certain Inter-Creditor Issues, entered by the Bankruptcy Court on August 4, 2005.

Restitution Fund means one or more funds established by the SEC, DOJ or their designees to hold and distribute the Settlement Consideration in accordance with the terms of the Settlement Agreements and other consideration received by the SEC, DOJ and their designees.

Restructuring Debtors means those Debtors that will be the subject of a Restructuring Transaction under this Plan.

Restructuring Transaction(s) means a dissolution or winding up of the corporate or other legal existence of a Debtor (other than a Transferred Joint Venture Entity), the conversion of the organizational form of a Debtor (other than a Transferred Joint Venture Entity) to a different organizational form, or the consolidation, merger, contribution of assets, transfer of equity interests or other transaction in which a Reorganized Debtor merges with or transfers substantially all of its assets and liabilities to a Reorganized Debtor or any of its Affiliates, on or after the Confirmation Date, as set forth in the Restructuring Transactions Notice.

Restructuring Transactions Notice means the notice filed with the Bankruptcy Court on or before the date of the initial Restructuring Transaction (as may be amended from time to time) listing the Restructuring Debtors and briefly describing the relevant Restructuring Transactions, including the post Restructuring Transaction organizational structure of the Reorganized Debtors.

Retained Claims shall mean the “Retained Claims,” as defined in the Comcast Purchase Agreement.

Rigas Agreement means any executory contract or unexpired lease entered into prior to the Commencement Date between a Debtor and any Rigas Person or Managed Entity.

Rigas/Century Co-Borrowing Debtor Group has the meaning set forth in Section 5.02 of this Plan.

Rigas/Century Co-Borrowing Debtors mean the Debtors set forth on Schedule Q hereto.

Rigas/Century Contrib/Subrog Claim means any Contrib/Subrog Claim arising against any of the Rigas/Century Co-Borrowing Debtors.

Rigas/Century Contrib/Subrog Distribution means the Allocable Portion of the Rigas/Century Contrib/Subrog Distribution Reserve.

Rigas/Century Contrib/Subrog Distribution Reserve means a reserve of Plan Consideration (in an amount to be initially established by the Estimation Order and adjusted pursuant to Article IX hereof), established to pay Allowed Claims in Class RCentCB-Cont and to reserve for Disputed Claims in such Class estimated to provide Payment in Full for all such Claims.

Rigas/Century Other Unsecured Claim means any General Unsecured Claim against any of the Rigas/Century Co-Borrowing Debtors.

Rigas/Century Other Unsecured Distribution means the Allocable Portion of the Rigas/Century Other Unsecured Distribution Reserve.

Rigas/Century Other Unsecured Distribution Reserve means a reserve of Plan Consideration, initially in the same proportion of Cash and TWC Class A Common Stock as the Rigas/Century Trade Distribution Reserve (in an amount to be initially established by the Estimation Order and adjusted pursuant to Article IX hereof) established to pay Allowed Claims in Class RCentCB Uns and to reserve for Disputed Claims in such Class estimated to provide Payment in Full for all such Claims.

Rigas/Century Trade Claim means any Trade Claim arising against any of the Rigas/Century Co-Borrowing Debtors.

Rigas/Century Trade Distribution means the Allocable Portion of the Rigas/Century Trade Distribution Reserve.

Rigas/Century Trade Distribution Reserve means a reserve to provide Payment in Full for all Allowed Claims and the Debtors’ estimate of Disputed Claims likely to become Allowed Claims in Class RCentCB-Trade, of (a) Cash in an amount equal to 99% of the principal or face amount of Allowed Claims and the estimated Disputed Claims in Class RCentCB-Trade, plus (b) TWC Class A Common Stock in an amount equal to 1% of the principal or face amount of Allowed Claims and the estimated Disputed Claims in Class RCentCB-Trade, plus (c) Cash in an amount equal to simple interest on the amount set forth in (a) and (b) from the Commencement Date to the Effective Date at the rate payable on federal judgments as of the Commencement Date, provided in the event there are one or more Non-Transferred MCE Systems and the Substitution Conditions are satisfied, the Debtors may substitute TWC Class A Common Stock for all or a portion of the Cash called for in clauses (a) and (c); plus (d) Cash in an amount equal to simple interest (at a rate equal to eight percent (8%) per annum minus the federal judgment rate as of the Commencement Date) on the amount set forth in clauses (a) and (b) from the Commencement Date to the Effective Date, provided that (i) of the reserve established pursuant to this clause (d), an amount equal to 1% of the amount set forth in clauses (a) and (b) may be in the form of TWC Class A Common Stock, and (ii) if the Substitution Conditions are satisfied, the Debtors may substitute TWC Class A Common Stock for all or a portion of the Cash called for in this clause (d). All estimates shall be initially established by the Estimation Order and adjusted pursuant to Article IX hereof.

Rigas Claims or Equity Interests means collectively:  (1) any Claim against or Equity Interest in any of the Debtors held by a Rigas Person, including any Claims arising from the rejection of a Rigas Agreement, and (2) any Claim against or Equity Interest in any of the Debtors, including with respect to an Existing Security, which Claim or Equity Interest (including with respect to an Existing Security) was owned beneficially or of record at any time by a Rigas Person, except to the extent that the Claim or Equity Interest (including with respect to an Existing Security) is held (a) by a Person who can demonstrate that it is a “protected purchaser” within the meaning of Article 8 of the New York Uniform Commercial Code and not a Person from whom property or value may be recovered, or obligation avoided, under section 550 of the Bankruptcy Code, or (b) by a Debtor, and the Bankruptcy Court determines in connection with the Confirmation Hearing that such Rigas Claim or Equity Interest shall be deemed to be outstanding for the purposes of reallocating recoveries among holders of other Claims against or Equity Interests in the Debtors, except in each case for any Claims arising in connection with the Adelphia-Rigas Settlement Agreement. To the extent a Claim or Equity Interest may be characterized as a Rigas Claim or Equity Interest and another type of Claim or Equity Interest, such Claim or Equity Interest shall be deemed to be a Rigas Claim or Equity Interest in its entirety.

Rigas/Co-Borrowing Debtor means any Rigas/Century Co-Borrowing Debtor, any Rigas/Olympus Co-Borrowing Debtor or any Rigas/UCA Co-Borrowing Debtor, in each case from and after the time such Person becomes a Debtor.

Rigas/Olympus Co-Borrowing Debtor Group has the meaning set forth in Section 5.02 of this Plan.

Rigas/Olympus Co-Borrowing Debtors mean the Debtors set forth on Schedule R hereto.

Rigas/Olympus Contrib/Subrog Claim means any Contrib/Subrog Claim arising against any of the Rigas/Olympus Co-Borrowing Debtors.

Rigas/Olympus Contrib/Subrog Distribution means the Allocable Portion of the Rigas/Olympus Contrib/Subrog Distribution Reserve.

Rigas/Olympus Contrib/Subrog Distribution Reserve means a reserve of Plan Consideration (in an amount to be initially established by the Estimation Order and adjusted pursuant to Article IX hereof), established to pay Allowed Claims in Class ROlyCB-Cont and to reserve for Disputed Claims in such Class estimated to provide Payment in Full for all such Claims.

Rigas/Olympus Other Unsecured Claim means any General Unsecured Claim against any of the Rigas/Olympus Co-Borrowing Debtors.

Rigas/Olympus Other Unsecured Distribution means the Allocable Portion of the Rigas/Olympus Other Unsecured Distribution Reserve.

Rigas/Olympus Other Unsecured Distribution Reserve means a reserve of Plan Consideration, initially in the same proportion of Cash and TWC Class A Common Stock as the Rigas/Olympus Trade Distribution Reserve (in an amount to be initially established by the Estimation Order and adjusted pursuant to Article IX hereof) established to pay Allowed Claims in Class ROlyCB-Uns and to reserve for Disputed Claims in such Class estimated to provide Payment in Full for all such Claims.

Rigas/Olympus Trade Claim means any Trade Claim arising against any of the Rigas/Olympus Co-Borrowing Debtors.

Rigas/Olympus Trade Distribution means the Allocable Portion of the Rigas/Olympus Trade Distribution Reserve.

Rigas/Olympus Trade Distribution Reserve means a reserve to provide Payment in Full for all Allowed Claims and the Debtors’ estimate of Disputed Claims likely to become Allowed Claims in Class ROlyCB-Trade, of (a) Cash in an amount equal to 99% of the principal or face amount of Allowed Claims and the estimated Disputed Claims in Class ROlyCB-Trade, plus (b) TWC Class A Common Stock in an amount equal to 1% of the principal or face amount of Allowed Claims and the estimated Disputed Claims in Class ROlyCB-Trade, plus (c) Cash in an amount equal to simple interest on the amount set forth in (a) and (b) from the Commencement Date to the Effective Date at the rate payable on federal judgments as of the Commencement Date, provided in the event there are one or more Non-Transferred MCE Systems and the Substitution Conditions are satisfied, the Debtors may substitute TWC Class A Common Stock for all or a portion of the Cash called for in clauses (a) and (c); plus (d) Cash in an amount equal to simple interest (at a rate equal to eight percent (8%) per annum minus the federal judgment rate as of the Commencement Date) on the amount set forth in clauses (a) and (b) from the Commencement Date to the Effective Date, provided that (i) of the reserve established pursuant to this clause (d), an amount equal to 1% of the amount set forth in clauses (a) and (b) may be in the form of TWC Class A Common Stock, and (ii) if the Substitution Conditions are satisfied, the Debtors may substitute TWC Class A Common Stock for all or a portion of the Cash called for in this clause (d). All estimates shall be initially established by the Estimation Order and adjusted pursuant to Article IX hereof.

Rigas Persons means, collectively, the Persons set forth on Schedule U hereto, any Person Controlled by a Rigas Person, and any of their collective successors, assigns, transferees or heirs, provided, however, that Rigas Persons shall not include any Debtor, Reorganized Debtor, Transferred Joint Venture Entity or Managed Entity.

Rigas/UCA Co-Borrowing Debtor Group has the meaning set forth in Section 5.02 of this Plan.

Rigas/UCA Co-Borrowing Debtors mean the Debtors set forth on Schedule S hereto.

Rigas/UCA Contrib/Subrog Claim means any Contrib/Subrog Claim arising against any of the Rigas/UCA Co-Borrowing Debtors.

Rigas/UCA Contrib/Subrog Distribution means the Allocable Portion of the Rigas/UCA Contrib/Subrog Distribution Reserve.

Rigas/UCA Contrib/Subrog Distribution Reserve means a reserve of Plan Consideration (in an amount to be initially established by the Estimation Order and adjusted pursuant to Article IX hereof), established to pay Allowed Claims in Class RUCACB-Cont and to reserve for Disputed Claims in such Class estimated to provide Payment in Full for all such Claims.

Rigas/UCA Other Unsecured Claim means any General Unsecured Claim against any of the Rigas/UCA Co-Borrowing Debtors.

Rigas/UCA Other Unsecured Distribution means the Allocable Portion of the Rigas/UCA Other Unsecured Distribution Reserve.

Rigas/UCA Other Unsecured Distribution Reserve means a reserve of Plan Consideration, initially in the same proportion of Cash and TWC Class A Common Stock as the Rigas/UCA Trade Distribution Reserve (in an amount to be initially established by the Estimation Order and adjusted pursuant to Article IX hereof) established to pay Allowed Claims in Class RUCACB-Uns and to reserve for Disputed Claims in such Class estimated to provide Payment in Full for all such Claims.

Rigas/UCA Trade Claim means any Trade Claim arising against any of the Rigas/UCA Co-Borrowing Debtors.

Rigas/UCA Trade Distribution means the Allocable Portion of the Rigas/UCA Trade Distribution Reserve.

Rigas/UCA Trade Distribution Reserve means a reserve to provide Payment in Full for all Allowed Claims and the Debtors’ estimate of Disputed Claims likely to become Allowed Claims in Class RUCACB-Trade, of (a) Cash in an amount equal to 99% of the principal or face amount of Allowed Claims and the estimated Disputed Claims in Class RUCACB-Trade, plus (b) TWC Class A Common Stock in an amount equal to 1% of the principal or face amount of Allowed Claims and the estimated Disputed Claims in Class RUCACB-Trade, plus (c) Cash in an amount equal to simple interest on the amount set forth in (a) and (b) from the Commencement Date to the Effective Date at the rate payable on federal judgments as of the Commencement Date, provided in the event there are one or more Non-Transferred MCE Systems and the Substitution Conditions are satisfied, the Debtors may substitute TWC Class A Common Stock for all or a portion of the Cash called for in clauses (a) and (c); plus (d) Cash in an amount equal to simple interest (at a rate equal to eight percent (8%) per annum minus the federal judgment rate as of the Commencement Date) on the amount set forth in clauses (a) and (b) from the Commencement Date to the Effective Date, provided that (i) of the reserve established pursuant to this clause (d), an amount equal to 1% of the amount set forth in clauses (a) and (b) may be in the form of TWC Class A Common Stock, and (ii) if the Substitution Conditions are satisfied, the Debtors may substitute TWC Class A Common Stock for all or a portion of the Cash called for in this clause (d). All estimates shall be initially established by the Estimation Order and adjusted pursuant to Article IX hereof.

Sale Notice has the meaning set forth in Section 6.05 of this Plan.

Sale Notice Date has the meaning set forth in Section 6.05 of this Plan.

Sale Order means an Order of the Bankruptcy Court (which may be the Confirmation Order) approving the Sale Transactions.

Sale Transaction Closing means the “Closing” as defined under the Purchase Agreements.

Sale Transactions means, collectively, the transactions to be consummated pursuant to the Purchase Agreements in accordance with the terms thereof.

Sale Transaction Documents means the Purchase Agreements and the other documents entered into in connection with the Sale Transactions.

Schedules means the schedules of assets and liabilities, the lists of holders of Equity Interests, and the statements of financial affairs filed by the Debtors pursuant to section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, and all amendments and modifications thereto filed with the Bankruptcy Court through and including the closing of the Chapter 11 Cases.

SEC means the U.S. Securities and Exchange Commission.

Secured Claim means any Claim against a Debtor (i) to the extent reflected in the Schedules or upon a proof of claim as a Secured Claim, that is secured by a Lien on Collateral to the extent of the value of such Collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (ii) to the extent that the holder thereof has a valid right of setoff pursuant to section 553 of the Bankruptcy Code, provided, however, that no Bank Claim or FPL Note Claim shall be treated as a Secured Claim, but shall instead receive such other treatment as specifically provided in Article IV with respect to the Class of Claims relating to such Bank Claim or FPL Note Claim.

Secured Tax Claim means any Secured Claim against a Debtor that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code.

Securities Act means the Securities Act of 1933, as amended.

Securities Class Action means the claims and Causes of Action collectively proceeding under the caption of In re Adelphia Communications Corp., 03 MD 1529 (S.D.N.Y.) (McKenna, J.).

Settlement Allocation Order means an order of the Bankruptcy Court (which may be the Confirmation Order) allocating the costs and benefits of the Government Settlement Agreements.

Settlement Consideration means collectively, the following consideration, to be deposited with the Restitution Fund on or as soon as reasonably practicable after the Effective Date in accordance with the terms of the Government Settlement Agreements:

(i) TWC Class A Common Stock with a Deemed Value of up to $400,000,000.00;

(ii) Cash in the amount of $600,000,000 less the Deemed Value of the TWC Class A Common Stock in (i) above, but in any event not less than $200,000,000.00; and

(iii) 100 percent of the CVV Series RF Interests to be issued under this Plan.

Shorted Debtor Group has the meaning set forth in Section 9.03 of this Plan.

Shortfall Debtor Group has the meaning set forth in Section 9.03 of this Plan.

S&P has the meaning set forth in Section 7.06 of this Plan.

Statutory Committees means the Equity Committee and the Creditors Committee.

Subordination Provisions means the subordination provisions of the indentures relating to the ACC Subordinated Notes.

Subsidiary means (i) any corporation, association, or other business entity of which more than fifty (50%) percent of the total voting power of shares or other voting securities outstanding thereof is at the time owned or Controlled, directly or indirectly, by ACC or one or more of the other Subsidiaries of ACC (or any combination thereof) and (ii) any partnership or limited liability company (A) the sole general partner, the managing general partner, or the managing member of which is ACC or one or more of the other Subsidiaries of ACC (or any combination thereof) or (B) the only general partners or members of which are ACC or one or more of the other Subsidiaries of ACC (or any combination thereof). Century ML / Cable Venture shall not be deemed to be a Subsidiary of ACC or its Subsidiaries.

Subsidiary Notes means any Arahova Notes, FrontierVision Notes, FrontierVision Holdco Notes, FPL Note or Olympus Parent Notes.

Subsidiary Notes Claim means any Arahova Notes Claim, FPL Note Claim, FrontierVision Notes Claim, FrontierVision Holdco Notes Claim or Olympus Parent Notes Claim.

Subsidiary Notes Existing Securities Law Claim means any Arahova Existing Securities Law Claim, FrontierVision Existing Securities Law Claim, FrontierVision Holdco Existing Securities Law Claim or Olympus Parent Existing Securities Law Claim.

Subsidiary Other Unsecured Claims means, collectively, the ACC Ops Other Unsecured Claims, the AGPH Other Unsecured Claims, the Arahova Other Unsecured Claims, the CCC Other Unsecured Claims, the CCHC Other Unsecured Claims, the Century Other Unsecured Claims, the Century-TCI Other Unsecured Claims, the FrontierVision Other Unsecured Claims, the FrontierVision Holdco Other Unsecured Claims, the Ft. Myers Other Unsecured Claims, the Ft. Myers Subsidiary Other Unsecured Claims, the Funding Company Claims (except to the extent constituting Trade Claims), the Olympus Other Unsecured Claims, the Olympus Parent Other Unsecured Claims, the Parnassos Other Unsecured Claims, the Rigas/Century Other Unsecured Claims, the Rigas/Olympus Other Unsecured Claims, the Rigas/UCA Other Unsecured Claims and the UCA Other Unsecured Claims.

Subsidiary Trade Claims means, collectively, the ACC Ops Trade Claims, the AGPH Trade Claims, the Arahova Trade Claims, the CCC Trade Claims, the CCHC Trade Claims, the Century Trade Claims, the Century-TCI Trade Claims, the FrontierVision Trade Claims, the FrontierVision Holdco Trade Claims, the Ft. Myers Subsidiary Trade Claims, the Ft. Myers Trade Claims, the Funding Company Claims to the extent constituting Trade Claims, the Olympus Trade Claims, the Olympus Parent Trade Claims, the Parnassos Trade Claims, the Rigas/Century Trade Claims, the Rigas/Olympus Trade Claims, the Rigas/UCA Trade Claims and the UCA Trade Claims.

Substitution Conditions means, with respect to Classes CCC-Trade, CCHC-Trade, Century-Trade, FtM-Trade, FtMS-Trade, FV-Trade, Fundco, OLY-Trade, Ops-Trade, P-Trade, RCentCB-Trade, ROlyCB-Trade, RUCA-Trade, TCI-Trade and UCA-Trade:  (a) that the FrontierVision Holdco Notes/Trade Distribution Reserve, the Ft. Myers Notes Distribution Reserve and the Olympus Parent Notes Distribution Reserve are not funded with Cash on the Effective Date with respect to Claims for principal or interest, and (b) Cash as a percentage of the reserve for such Class of Trade Claims on the Effective Date shall not be less than Cash as a percentage of the Reserve for General Unsecured Claims against the same Debtor Group on the Effective Date.

Tax Code means the Internal Revenue Code of 1986, as amended.

TCI Bank P&I has the meaning set forth in Section 4.21 of this Plan.

TCI Grid Interest has the meaning set forth in Section 4.21 of this Plan.

Third Party Releasees has the meaning set forth in Section 12.08 of this Plan.

Threshold Amount has the meaning set forth in Section 8.12 of this Plan.

Time Warner means Time Warner Inc., a Delaware Corporation.

Trade Claim means any Claim relating to the receipt of goods or services by the Debtors from trade vendors or service providers in the ordinary course of the Debtors’ business.

Trade Plan Support Agreement means that certain Plan Support Agreement Concerning the Fourth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code for Adelphia Communications Corporation, dated as of April 10, 2006, by and among the Ad Hoc Trade Committee, the Trade Committee Members (as defined therein) and the Debtors, as may be amended.

Transaction Escrow Agreements shall mean one or more Escrow Agreements, substantially in the form included in the Plan Supplement, to be entered into pursuant to and in accordance with the Purchase Agreements for purposes of establishing and administering the Transaction Escrows, as amended, supplemented or modified from time to time.

Transaction Escrows means, collectively, the Comcast Escrow Account and the TW Escrow Account.

Transferred Joint Venture Entities means the “Transferred Joint Venture Entities” as defined in the Comcast Purchase Agreement.

Transferred Subscriber Transactions means, collectively, the series of transactions described on Schedule V attached hereto.

Transferred Subsidiaries has the meaning set forth on Schedule V of this Plan.

Trustee Fee Claim means, individually and collectively, a Claim against a Debtor arising from and after the Commencement Date pursuant to the applicable Indenture relating to any compensation, disbursements, fees and expenses (including any Claim under such Indenture relating to fees and expenses of counsel and agents of such Indenture Trustee), of the Indenture Trustees payable under such Indenture, which such Claims shall be satisfied and discharged in accordance with Section 6.09 of this Plan.

TW Assumed Sale Liabilities means the “Assumed Liabilities” as defined in the TW Purchase Agreement (including, to the extent applicable, any modification thereto under Section 5.15 of the TW Purchase Agreement in the event the TW Expanded Transaction is consummated).

TWC means Time Warner Cable Inc., a Delaware corporation, and its successors, assigns and/or designees, as applicable.

TWC Class A Common Stock means the shares of Class A common stock of TWC, par value of $0.01 per share, to be issued pursuant to the TW Purchase Agreement.

TW Contracts means the executory contracts and unexpired leases (i) assumed by the Debtors and assigned to TW NY, (ii) assigned to TW NY or (iii) if the Expanded Transaction is consummated, with respect to the Transferred Joint Venture Entities, (A) assumed by the applicable Transferred Joint Venture Entity or (B) retained by the applicable Transferred Joint Venture Entity, in each case pursuant to the TW Purchase Agreement (including as modified pursuant to Section 5.15 thereof and the Expanded Transaction Letter Agreement in the event that the Comcast Adelphia Acquisition is not consummated for the reasons set forth in such Section 5.15 of the TW Purchase Agreement).

TW Escrow Account means an escrow account funded with the “Escrow Amount” as defined in the TW Purchase Agreement.

TW Expanded Transaction means the transaction to be consummated pursuant to the TW Purchase Agreement including Section 5.15 thereof and the Expanded Transaction Letter Agreement in the event that the Comcast Adelphia Acquisition is not consummated for the reasons set forth in such Section 5.15 of the TW Purchase Agreement.

TW NY means Time Warner NY Cable LLC, a Delaware limited liability company, and its successors, assigns and/or designees, as applicable.

TW Purchase Agreement means the Asset Purchase Agreement, dated as of April 20, 2005, between ACC and TW NY, as amended, supplemented or modified from time to time.

TW Purchased Assets means “Transferred Assets,” as defined in the TW Purchase Agreement (including, to the extent applicable, any modification thereto under Section 5.15 of the TW Purchase Agreement in the event the TW Expanded Transaction is consummated).

UCA Bank Claim means a Claim against a Debtor arising pursuant to the UCA Credit Agreement.

UCA Bank Nonrecourse Lien Claim means a Bank Nonrecourse Lien Claim arising under the UCA Credit Agreement.

UCA Bank P&I has the meaning set forth in Section 4.49 of this Plan.

UCA Credit Agreement means that certain credit agreement dated May 6, 1999, between and among certain of the Debtors, certain of the Rigas Persons, Wachovia Bank, N.A., as administrative agent, and the financial institutions party thereto, as amended, modified, supplemented and restated, and all agreements, documents, indemnities and instruments executed in connection therewith.

UCA Debtor Group has the meaning set forth in Section 5.02 of this Plan.

UCA Debtors mean, collectively, the Debtors set forth on Schedule F hereto.

UCA Grid Interest has the meaning set forth in Section 4.49 of this Plan.

UCA Other Unsecured Claim means any General Unsecured Claim against any of the UCA Debtors.

UCA Other Unsecured Claims Distribution means the Allocable Portion of the UCA Other Unsecured Distribution Reserve.

UCA Other Unsecured Distribution Reserve means a reserve of Plan Consideration, initially in the same proportion of Cash and TWC Class A Common Stock as the UCA Trade Distribution Reserve (in an amount to be initially established by the Estimation Order and adjusted pursuant to Article IX hereof), established to pay Allowed Claims in Class UCA-Uns and to reserve for Disputed Claims in such Class estimated to provide Payment in Full for all such Claims.

UCA Trade Claim means any Trade Claim arising against any of the UCA Debtors.

UCA Trade Distribution means the Allocable Portion of the UCA Trade Distribution Reserve allocable to Class UCA-Trade.

UCA Trade Distribution Reserve means a reserve to provide Payment in Full for all Allowed Claims and the Debtors’ estimate of Disputed Claims likely to become Allowed Claims in Class UCA-Trade, of (a) Cash in an amount equal to 99% of the principal or face amount of Allowed Claims and the estimated Disputed Claims in Class UCA-Trade, plus (b) TWC Class A Common Stock in an amount equal to 1% of the principal or face amount of Allowed Claims and the estimated Disputed Claims in Class UCA-Trade, plus (c) Cash in an amount equal to simple interest on the amount set forth in (a) and (b) from the Commencement Date to the Effective Date at the rate payable on federal judgments as of the Commencement Date, provided in the event there are one or more Non-Transferred MCE Systems and the Substitution Conditions are satisfied, the Debtors may substitute TWC Class A Common Stock for all or a portion of the Cash called for in clauses (a) and (c); plus (d) Cash in an amount equal to simple interest (at a rate equal to eight percent (8%) per annum minus the federal judgment rate as of the Commencement Date) on the amount set forth in clauses (a) and (b) from the Commencement Date to the Effective Date, provided that (i) of the reserve established pursuant to this clause (d), an amount equal to 1% of the amount set forth in clauses (a) and (b) may be in the form of TWC Class A Common Stock, and (ii) if the Substitution Conditions are satisfied, the Debtors may substitute TWC Class A Common Stock for all or a portion of the Cash called for in this clause (d). All estimates shall be initially established by the Estimation Order and adjusted pursuant to Article IX hereof.

Unclaimed Property has the meaning set forth in Section 8.17 of this Plan.

Valid Setoff has the meaning set forth in Section 7.09 of this Plan.

Voting Deadline means the date specified in the Disclosure Statement, the ballots, or related solicitation documents approved by the Bankruptcy Court as the last date for Holders of impaired Claims or Equity Interests to submit their ballots with respect to this Plan.

X-Clause CVV Sharing Percentage means the percentage of the distribution otherwise payable to CVV Series A-1c Interests being instead paid over to the CVV Series A-1b Interests. Absent an Order of the Bankruptcy Court on or before the Confirmation Date to the contrary, this percentage shall be 100%.

X-Clause Dispute means any Claims and Causes of Action relating to the Subordination Provisions and, among other things, (a) the X-Clause Sharing Percentage and (b) the X-Clause CVV Sharing Percentage.

X-Clause Sharing Percentage means the percentage of the distribution otherwise payable in respect of Allowed Claims in Class ACC-SubNotes to be distributed in respect of Allowed Claims in Class ACC-SnrNotes. Absent a contrary Order of the Bankruptcy Court on or before the Confirmation Date, this percentage shall be 100%.

1.01.        Interpretation; Application of Definitions and Rules of Construction. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include both the singular and the plural and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine and neuter. Unless otherwise specified, all section, article, schedule, or exhibit references in this Plan are to the respective Section in, Article of, Schedule to, or Exhibit to, this Plan. The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to this Plan as a whole and not to any particular section, subsection, or clause contained in the Plan. Unless the context otherwise requires, in this Plan:  (a) “including” means “including but not limited to”; and (b) “or” is disjunctive but not exclusive. Except for the rules contained in section 102(5) and 102(8) of the Bankruptcy Code, which shall not apply, the rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of the Plan. A term used herein that is not defined herein, but that is used in the Bankruptcy Code, shall have the meaning ascribed to that term in the Bankruptcy Code. The headings in this Plan are for convenience of reference only and shall not limit or otherwise affect the provisions of this Plan. Notwithstanding anything to the contrary herein, no provision of the Plan or the Plan Documents shall (i) constitute a consent or waiver by any Buyer or any Debtor or any of their respective Affiliates under any of the Sale Transaction Documents, (ii) amend, expand, limit, abrogate or otherwise modify the rights, benefits or obligations of any Buyer or any Debtor or any of their respective Affiliates under any of the Sale Transaction Documents or (iii) entitle any Person (other than the parties thereto) to any rights under the Sale Transaction Documents.

ARTICLE II.

TREATMENT OF ADMINISTRATIVE
EXPENSE CLAIMS AND PRIORITY TAX CLAIMS

2.01.        Administrative Expense Claims. Other than with respect to Administrative Expense Claims that constitute Assumed Sale Liabilities:

(a)           Except to the extent that any entity entitled to payment of any Allowed Administrative Expense Claim agrees to a less favorable treatment, each holder of an Allowed Administrative Expense Claim shall receive Cash in an amount equal to such

Allowed Administrative Expense Claim on the later of the Effective Date and the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is practicable; provided, however, that (i) Administrative Expense Claims that are Assumed Sale Liabilities shall be Assumed and satisfied in accordance with the applicable Purchase Agreement and (ii) Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors in Possession, or non-ordinary course liabilities approved by the Bankruptcy Court, shall be paid in full and performed by the Reorganized Debtors (or the applicable Distribution Company, as applicable) in the ordinary course of business (or as otherwise approved by the Bankruptcy Court) in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions.

(b)           PROOFS OF ADMINISTRATIVE EXPENSE CLAIMS AND REQUESTS FOR PAYMENT OF ADMINISTRATIVE EXPENSE CLAIMS MUST BE FILED AND SERVED PURSUANT TO THE PROCEDURES SET FORTH IN THE CONFIRMATION ORDER OR NOTICE OF ENTRY OF CONFIRMATION ORDER, NO LATER THAN FORTY-FIVE DAYS AFTER THE EFFECTIVE DATE. Notwithstanding anything to the contrary herein, no proof of Administrative Expense Claim or application for payment of an Administrative Expense Claim need be filed for the allowance of any:  (i) expense or liability incurred in the ordinary course of the Reorganized Debtors’ businesses on or after the Effective Date; (ii) Claims of the Buyers under the Purchase Agreements; (iii) expenses, liabilities or obligations of the type described in Section 10.04 hereof, and claims for indemnification, contribution, or advancement of expenses pursuant to (1) any Debtor’s certificate of incorporation, by-laws, partnership agreement, limited liability company agreement or similar organizational document or (2) any indemnification or contribution agreement approved by the Bankruptcy Court; (iv) Fee Claims except for Claims of ordinary course professionals; (v) DIP Lender Claims; (vi) fees of the United States Trustee arising under 28 U.S.C. § 1930; (vii) Administrative Expense Claims arising, in the ordinary course of business, out of the employment of individuals from and after the Commencement Date; or (viii) any Administrative Expense Claim arising outside of the ordinary course of business out of the employment of individuals from and after the Commencement Date of a type (or pursuant to an employee benefit plan) approved by the Bankruptcy Court; provided, however that Retained Claims shall not be included in the Claims described in the foregoing clause (ii), and nothing in this Section 2.01(b) shall excuse any holder of a Retained Claim from any requirement to file a proof of Claim or proof of Administrative Expense Claim with respect thereto, as the case may be. All Claims described in clauses (i), (ii), (iii), (vii) and (viii) of the immediately preceding sentence shall be paid by the Reorganized Debtors or the applicable Distribution Company, as applicable, in the ordinary course of business or pursuant to the applicable Purchase Agreement or other agreement or governing document, as the case may be. DIP Lender Claims shall be paid in accordance with Section 2.04 hereof. Fee Claims shall be paid in accordance with Section 2.02 hereof. Fees of the United States Trustee arising under 28 U.S.C. § 1930 shall be paid in accordance with Section 15.04 hereof. Any Person that fails to timely file a proof of Administrative Expense

Claim or request for payment as required by this Section 2.01(b) shall be forever barred from asserting such Administrative Expense Claim against any of the Debtors, the Reorganized Debtors, the Transferred Joint Venture Entities or their property and the holder thereof shall be enjoined from commencing or continuing any action, employment of process or act to collect, offset or recover such Administrative Expense Claim.

2.02.        Fee Claims. All entities seeking an award by the Bankruptcy Court of Fee Claims shall (i) file their respective final applications for allowances of compensation for services rendered and reimbursement of expenses incurred through the Effective Date by no later than the date that is ninety (90) days after the Effective Date or such other date as may be fixed by the Bankruptcy Court upon request of the Debtors or the Statutory Committees and (ii) if granted such an award by the Bankruptcy Court, be paid in full in Cash in such amounts as are Allowed by the Bankruptcy Court (A) on the date such Fee Claim becomes an Allowed Fee Claim, or as soon thereafter as is practicable or (B) upon such other terms as may be mutually agreed upon between such holder of a Fee Claim and the Plan Administrator; provided, however, that no ordinary course professional retained pursuant to an order of the Bankruptcy Court shall be required to file any fee application unless required to do so pursuant to such order.

2.03.        Priority Tax Claims. Except to the extent that a holder of an Allowed Priority Tax Claim has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive Cash in an amount equal to such Allowed Priority Tax Claim (including interest, if any, accrued pursuant to Section 8.14 hereof) on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable.

2.04.        DIP Lender Claims. All DIP Lender Claims shall be Allowed as provided in the DIP Order. On the Effective Date, each DIP Lender Claim shall be paid in full and complete satisfaction of such Claim in Cash in the amount of such Allowed DIP Lender Claim; provided that (x) outstanding letters of credit issued under the DIP Facility shall be cash-collateralized or supported by back-to-back letters of credit in an amount equal to 110% of the undrawn stated amount of the outstanding letters of credit in accordance with the terms of the DIP Facility (collectively, “Cash-Collateralized”) and (y) any DIP Lender Claims that do not arise until after the Effective Date shall be paid in full by the Reorganized Debtors pursuant to the terms of the DIP Facility. Without limiting the foregoing, once the DIP Lender Claims (other than those arising after the Effective Date) have been paid in full in Cash (or Cash-Collateralized in the case of outstanding letters of credit) on the Effective Date pursuant to Section 8.10, all Liens on property of the Debtors or the Reorganized Debtors or the Transferred Joint Venture Entities with respect to the DIP Lender Claims shall be deemed released pursuant to Section 12.12(a) hereof, and the DIP Lenders shall take all reasonable actions at the Debtors’ sole expense to confirm the removal of any Liens on the properties and assets of the Debtors and their affiliates and successors securing the DIP Lender Claims. Distributions to holders of Allowed DIP Lender Claims shall be made in accordance with Section 8.10 hereof.

ARTICLE III.

CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

Claims (other than Administrative Expense Claims, Fee Claims, Priority Tax Claims, and DIP Lender Claims) and Equity Interests are classified for all purposes, including for purposes of voting, confirmation, and distribution pursuant to the Plan, as set forth in the below table.

As illustrated by the below table and as more fully set forth in Sections 5.01 and 5.02 below, this Plan is predicated on the substantive consolidation of the Debtors into twenty Debtor Groups for purposes of voting, confirmation and distribution pursuant to this Plan.

Class	Designation of Claims or Equity Interests Comprising the Class	Impairment	Entitled to Vote
All Debtor Groups
1	Other Priority Claims	Unimpaired	No (Conclusively Presumed to Accept)
2	Secured Tax Claims	Unimpaired	No (Conclusively Presumed to Accept)
3	Other Secured Claims	Unimpaired	No (Conclusively Presumed to Accept)
FrontierVision Debtor Group
FV-Bank	FrontierVision Bank Claims	Impaired*	Yes*
FV-Notes	FrontierVision Notes Claims	Impaired*	Yes*
FV-Trade	FrontierVision Trade Claims	Impaired	Yes
FV-Uns	FrontierVision Other Unsecured Claims	Impaired*	Yes*
FV-ESL	FrontierVision Existing Securities Law Claims	Impaired*	Yes*

FrontierVision Holdco Debtor Group
FVHC-Notes	FrontierVision Holdco Notes Claims	Impaired	Yes
FVHC-Trade	FrontierVision Holdco Trade Claims	Impaired	Yes
FVHC-Uns	FrontierVision Holdco Other Unsecured Claims	Impaired	Yes
FVHC-ESL	FrontierVision Holdco Existing Securities Law Claims	Impaired	Yes
FVHC-Conv	FrontierVision Holdco Convenience Claims	Impaired	Yes
FVHC-FVNR	FrontierVision Holdco FrontierVision Bank Nonrecourse Lien Claims	Impaired*	Yes*

Adelphia GP Holdings Debtor Group
AGPH-Trade	Adelphia GP Holdings Trade Claims	Impaired	Yes
AGPH-Uns	Adelphia GP Holdings Other Unsecured Claims	Impaired	Yes

Parnassos Debtor Group
P-Bank	Parnassos Bank Claims	Impaired*	Yes*
P-Trade	Parnassos Trade Claims	Impaired	Yes
P-Uns	Parnassos Other Unsecured Claims	Impaired*	Yes*
P-Equity	Equity Interests in Parnassos Debtors	Unimpaired	No (Conclusively Presumed to Accept)

Class	Designation of Claims or Equity Interests Comprising the Class	Impairment	Entitled to Vote
Century-TCI Debtor Group
TCI-Bank	Century-TCI Bank Claims	Impaired*	Yes*
TCI-Trade	Century-TCI Trade Claims	Impaired	Yes
TCI-Uns	Century-TCI Other Unsecured Claims	Impaired*	Yes*
TCI-Equity	Equity Interests in Century-TCI Debtors	Unimpaired	No (Conclusively Presumed to Accept)

Century Debtor Group
Century-Bank	Century Bank Claims	Impaired*	Yes*
Century-Trade	Century Trade Claims	Impaired	Yes
Century-Uns	Century Other Unsecured Claims	Impaired*	Yes*

CCHC Debtor Group
CCHC-Trade	CCHC Trade Claims	Impaired	Yes
CCHC-Uns	CCHC Other Unsecured Claims	Impaired*	Yes*
CCHC-CentNR	CCHC Century Bank Nonrecourse Lien Claims	Impaired*	Yes*

CCC Debtor Group
CCC-Trade	CCC Trade Claims	Impaired	Yes
CCC-Uns	CCC Other Unsecured Claims	Impaired*	Yes*

Ft. Myers Subsidiary Debtor Group
FtMS-Contrib/Subrog	Ft. Myers Subsidiary Contrib/Subrog Claims	Unimpaired	No (Conclusively Presumed to Accept)
FtMS-Bank	Century Bank Claims	Impaired*	Yes*
FtMS-Trade	Ft. Myers Subsidiary Trade Claims	Impaired	Yes
FtMS-Uns	Ft. Myers Subsidiary Unsecured Claims	Impaired*	Yes*

Ft. Myers Debtor Group
FtM-FPL	FPL Note Claim	Impaired*	Yes*
FtM-Trade	Ft. Myers Trade Claims	Impaired	Yes
FtM-Uns	Ft. Myers Other Unsecured Claims	Impaired	Yes
FtM-CentNR	Ft. Myers Century Bank Nonrecourse Lien Claims	Impaired*	Yes*

Arahova Debtor Group
ARA-Notes	Arahova Notes Claims	Impaired	Yes
ARA-Trade	Arahova Trade Claims	Impaired	Yes
ARA-Uns	Arahova Other Unsecured Claims	Impaired	Yes
ARA-ESL	Arahova Existing Securities Law Claims	Impaired	Yes
ARA-Conv	Arahova Convenience Claims	Impaired	Yes

Olympus Debtor Group
OLY-Bank	Olympus Bank Claims	Impaired*	Yes*
OLY-Trade	Olympus Trade Claims	Impaired	Yes
OLY-Uns	Olympus Other Unsecured Claims	Impaired*	Yes*

UCA Debtor Group
UCA-Bank	UCA Bank Claims	Impaired*	Yes*
UCA-Trade	UCA Trade Claims	Impaired	Yes
UCA-Uns	UCA Other Unsecured Claims	Impaired*	Yes*

Class	Designation of Claims or Equity Interests Comprising the Class	Impairment	Entitled to Vote
Olympus Parent Debtor Group
OLYParent-Notes	Olympus Parent Notes Claims	Impaired*	Yes*
OLYParent-Trade	Olympus Parent Trade Claims	Impaired	Yes
OLYParent-Uns	Olympus Parent Other Unsecured Claims	Impaired*	Yes*
OLYParent-Conv	Olympus Parent Convenience Claims	Impaired*	Yes*
OLYParent-ESL	Olympus Parent Existing Securities Law Claims	Impaired*	Yes*
OLYParent-FPLNR	Olympus Parent FPL Note Nonrecourse Lien Claims	Impaired*	Yes*
OLYParent-UCANR	Olympus Parent UCA Bank Nonrecourse Lien Claims	Impaired*	Yes*

Rigas/Century Co-Borrowing Debtor Group
RCentCB-Cont	Rigas/Century Contrib/Subrog Claims	Unimpaired	No (Conclusively Presumed to Accept)
RCentCB -Trade	Rigas/Century Trade Claims	Impaired	Yes
RCentCB-Uns	Rigas/Century Other Unsecured Claims	Impaired*	Yes*
RCentCB-CentNR	Rigas/Century Century Bank Claims	Impaired*	Yes*

Rigas/Olympus Co-Borrowing Debtor Group
ROlyCB-Cont	Rigas/Olympus Contrib/Subrog Claims	Unimpaired	No (Conclusively Presumed to Accept)
ROlyCB -Trade	Rigas/Olympus Trade Claims	Impaired	Yes
ROlyCB-Uns	Rigas/Olympus Other Unsecured Claims	Impaired*	Yes*
ROlyCB-OLYNR	Rigas/Olympus Olympus Bank Claims	Impaired*	Yes*

Rigas/UCA Co-Borrowing Debtor Group
RUCACB-Cont	Rigas/UCA Contrib/Subrog Claims	Unimpaired	No (Conclusively Presumed to Accept)
RUCACB -Trade	Rigas/UCA Trade Claims	Impaired	Yes
RUCACB-Uns	Rigas/UCA Other Unsecured Claims	Impaired*	Yes*
RUCACB-UCANR	Rigas/UCA UCA Bank Claims	Impaired*	Yes*

Funding Company
Fundco	Funding Company Claims	Impaired*	Yes*
GSETL	Government Claims	Unimpaired	No

ACC Ops Debtor Group
OPS-Trade	ACC Ops Trade Claims	Impaired	Yes
OPS-Uns	ACC Ops Other Unsecured Claims	Impaired*	Yes*
OPS-OLYNR	ACC Ops Olympus Bank Nonrecourse Lien Claims	Impaired*	Yes*
OPS-UCANR	ACC Ops UCA Bank Nonrecourse Lien Claims	Impaired*	Yes*

Class	Designation of Claims or Equity Interests Comprising the Class	Impairment	Entitled to Vote
Holding Company Debtor Group
ACC-Trade	ACC Trade Claims	Impaired	Yes
ACC-Uns	ACC Other Unsecured Claims	Impaired	Yes
ACC-SnrNotes	ACC Senior Notes Claims	Impaired	Yes
ACC-SubNotes	ACC Subordinated Notes Claims	Impaired	Yes
ACC-ESL Snr	ACC Senior Notes Existing Securities Law Claims	Impaired	Yes
ACC-ESL Sub	ACC Subordinated Notes Existing Securities Law Claims	Impaired	Yes
ACC-BPfd	ACC Series B Preferred Stock Interests	Impaired	Yes
ACC-BESL	ACC Series B Preferred Stock Existing Securities Law Claims	Impaired	Yes
ACC-DPfd	ACC Series D Preferred Stock Interests	Impaired	Yes
ACC-DESL	ACC Series D Preferred Stock Existing Securities Law Claims	Impaired	Yes
ACC-EFPfd	ACC Series E and F Preferred Stock Interests	Impaired	Yes
ACC-EFESL	ACC Series E and F Preferred Stock Existing Securities Law Claims	Impaired	Yes
ACC-CSESL	ACC Common Stock Existing Securities Law Claims	Impaired	Yes
ACC-CS	ACC Common Stock Interests	Impaired	Yes
ACC-Conv	ACC Convenience Claims	Impaired	Yes

Intercompany Claims
InterCo	Intercompany Claims	Impaired	No

* The Debtors reserve the right to classify and seek an order of the Bankruptcy Court designating these Claims and/or Equity Interests (as applicable) as unimpaired and not entitled to vote, and any impairment designation contained herein shall have no probative value with respect to any request for such a classification order.

ARTICLE IV.

TREATMENT OF CLAIMS AND EQUITY INTERESTS

4.01.        Class 1—Other Priority Claims.

(a)           Impairment and Voting. Class 1 is unimpaired by the Plan. Each holder of an Allowed Other Priority Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

(b)           Distributions. Each holder of an Allowed Other Priority Claim shall receive on the later of the Effective Date and the date such Allowed Other Priority Claim becomes an Allowed Other Priority Claim, or as soon thereafter as is practicable, in full and complete satisfaction of such Allowed Claim, Cash in an amount equal to such Allowed Other Priority Claim (including interest accrued pursuant to Section 8.14 hereof).

4.02.        Class 2—Secured Tax Claims.

(a)           Impairment and Voting. Class 2 is unimpaired by the Plan. Each holder of an Allowed Secured Tax Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

(b)           Treatment of Liens. All Liens on property of the Debtors or the Reorganized Debtors or the Transferred Joint Venture Entities with respect to the Secured Tax Claims shall be deemed released pursuant to Section 12.12(a) hereof.

(c)           Distributions/Reinstatement of Claims. Except to the extent that a holder of an Allowed Secured Tax Claim agrees to a different treatment, at the sole option of the Plan Administrator (but consistent with the obligations of ACC under the Purchase Agreements), each holder of an Allowed Secured Tax Claim shall receive, on or as soon as reasonably practicable after the later of the Effective Date and the date that is 30 calendar days after a Secured Tax Claim becomes Allowed, one of the following in full and complete satisfaction of such Allowed Secured Tax Claim:  (x) Cash in an amount equal to 100% of the unpaid amount of such Claim, plus interest to the Effective Date at the applicable statutory rate to the extent allowable under the Bankruptcy Code; (y) the proceeds of the sale or disposition of the Collateral securing such Claim to the extent of the value of the holder’s secured interest in such Claim; or (z) such other distribution as necessary to satisfy the requirements of the Bankruptcy Code.

(d)           Separate Subclasses. Unless otherwise ordered by the Bankruptcy Court, each Allowed Secured Tax Claim in Class 2 shall be considered to be a separate subclass within Class 2, included in the Debtor Group in which the Collateral securing such Claim is held, and each such subclass shall be deemed to be a separate Class for purposes of this Plan.

4.03.        Class 3—Other Secured Claims.

(a)           Impairment and Voting. Class 3 is unimpaired by the Plan. Each holder of an Allowed Other Secured Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

(b)           Distributions/Reinstatement of Claims. Except to the extent that a holder of an Allowed Other Secured Claim agrees to a different treatment, at the sole option of the Plan Administrator (but consistent with the obligations of ACC under the Purchase Agreements), each holder of an Allowed Other Secured Claim shall receive, on or as soon as reasonably practicable after the later of the Effective Date and the date that is 30 calendar days after an Other Secured Claim becomes Allowed, one of the following in full and complete satisfaction of such Allowed Other Secured Claim:

(i)            if the Claim is not an Assumed Sale Liability:  (x) Cash in an amount equal to 100% of the unpaid amount of such Claim, plus interest to the Effective Date at a rate determined pursuant to Section 8.14 hereof; (y) the proceeds of the sale or disposition of the Collateral securing such Claim to the extent of the value of the holder’s secured interest in such Claim; or (z) such other distribution as necessary to satisfy the requirements of the Bankruptcy Code; or

(ii)           to the extent such Allowed Other Secured Claim is an Assumed Sale Liability, the Assumption and satisfaction of such Claim in accordance with the applicable Purchase Agreement.

(c)           Defenses/Treatment of Liens. The Debtors’ failure to object to any Other Secured Claim during the pendency of the Chapter 11 Cases shall not prejudice, diminish, affect or impair the Reorganized Debtors’ right to contest or defend against such Other Secured Claim in any lawful manner or forum when and if such Claim is sought to be enforced by the Holder thereof. Each Other Secured Claim and all Liens lawfully granted or existing on any property of the Debtors on the Commencement Date as security for an Other Secured Claim shall (i) to the extent the Collateral securing such Allowed Other Secured Claim is a Purchased Asset, be released on the Effective Date in accordance with Section 12.12(a) hereof and (ii) to the extent the Collateral securing such Allowed Other Secured Claim is an Excluded Asset, until the Allowed amount of such Claim is satisfied pursuant to Section 4.03(b), subject to Section 12.12(a) hereof, survive the confirmation and consummation of this Plan and the Debtors’ discharge under section 1141(d) of the Bankruptcy Code and Section 12.04 of this Plan, and remain subject to avoidance by the Reorganized Debtors under the Bankruptcy Code.

(d)           Separate Subclasses. Unless otherwise ordered by the Bankruptcy Court, each Allowed Other Secured Claim in Class 3 shall be considered to be a separate subclass within Class 3, included in the Debtor Group in which the Collateral securing such Claim is held, and each such subclass shall be deemed to be a separate Class for purposes of this Plan.

FrontierVision Debtor Group

4.04.        Class FV-Bank—FrontierVision Bank Claims.

(a)           Impairment and Voting. Class FV-Bank is impaired by the Plan, and each holder of an Allowed FrontierVision Bank Claim is entitled to vote to accept or reject the Plan.

(b)           Allowance. The FrontierVision Bank Claims shall, subject to Section 6.04(c) hereof, be Allowed in the principal amount of $617,312,500, plus interest accrued to (but not including) the Effective Date (the “FV Bank P&I”), which interest, except as otherwise determined by the Bankruptcy Court in connection with Section 4.04(c)(ii) below, shall be deemed paid in full to the extent the Debtors continue to make payments at the interest rates paid by the Debtors during the Chapter 11 Cases under paragraph 11(c) of the DIP Order.

(c)           Distributions. Subject to Section 6.16(a) hereof:

(i)            Payment of the FV Bank P&I. On the later of (x) the Effective Date and (y) the earlier of (A) the date such holder becomes a Released Bank

Lender Defendant or (B) compliance by such holder with the requirements of Section 6.16(b), each holder of an Allowed FrontierVision Bank Claim shall receive, in full and complete satisfaction of the FV Bank P&I portion of such Allowed Claim, its Pro Rata Share of an amount in Cash equal to the Allowed amount of the FV Bank P&I.

(ii)           Reserve for Grid Interest. On the Effective Date, a segregated, interest bearing account held by the Distribution Company shall be funded with Cash equal to interest on the principal amount of the Allowed FrontierVision Bank Claims to (but not including) the Effective Date at the maximum non-default rate set forth in the FrontierVision Credit Agreement, over the interest paid or Allowed on such principal amount (such excess, the “FV Grid Interest”), which is estimated by the Debtors to be $8,200,000 as of an assumed Effective Date of July 31, 2006. After notice and a hearing, the Bankruptcy Court shall make a determination as to the entitlement of the holders of the FrontierVision Bank Claims to the FV Grid Interest. In connection with any such determination made pursuant to an order of the Bankruptcy Court:  (x) to the extent the Claim with respect to the disputed FV Grid Interest is Allowed, such amount of FV Grid Interest reserve together with the net after-tax earnings on the deposit with respect thereto shall, subject to Section 6.16, be released Pro Rata to each holder of the FrontierVision Bank Claim and (y) the balance of the reserve with respect to the disputed FV Grid Interest, together with the net after-tax earnings thereon shall be released:  (A) if Class FV-Bank is an Accepting Bank Class, up to the Bank Class Pro Rata Share of $50 million to the Contingent Value Vehicle to be added to the corresponding LIF pursuant to Section 6.08(c)(iv)(C)(1), or (B) otherwise to the FrontierVision Debtor Group Reserve.

(iii)          Section 6.16 Escrows. On the Effective Date, a segregated, interest bearing account held by the Distribution Company shall be funded with Cash equal to the excess of (1) the Allowed amount of FrontierVision Bank Claims with respect to FV Bank P&I, over (2) all distributions to be made on the Effective Date to the holders of FrontierVision Bank Claims. On the date, if any, on which any reserve for FV Grid Interest is released to the holders of FrontierVision Bank Claims, but a portion of such release is required to be withheld pursuant to Section 6.16, the amount required to be withheld shall be transferred from the reserve for FV Grid Interest into such account. Upon such date as a holder of FrontierVision Bank Claims is entitled to a distribution pursuant to clause (c)(i)(y) above, such holder shall receive from such account, in full and complete satisfaction of the FV Bank P&I portion of its Allowed Claim (except as provided in (c)(ii) above), an amount in Cash equal to the Allowed amount of its FrontierVision Bank Claims, plus the net after tax interest earned on such released amount, if any.

(d)           Additional Treatment.

(i)            All Bank Lender Fee Claims and all Bank Lender Post-Effective Date Fee Claims arising out of or with respect to the FrontierVision Credit Agreement shall be paid as provided in Section 6.08 hereof.

(ii)           All FrontierVision Bank Claims not paid or provided for pursuant to clause (b), (c) or (d)(i) above, including all Claims under Section 502(h) of the Bankruptcy Code and all unpaid interest, fees, costs, expenses and other charges provided for under the FrontierVision Credit Agreement and applicable law, shall only be permitted to be asserted as Bank Counterclaims and Defensive Claims and shall not give rise to any additional distributions under this Plan.

4.05.        Class FV-Notes—FrontierVision Notes Claims.

(a)           Impairment and Voting. Class FV-Notes is impaired by the Plan. Each holder of an Allowed FrontierVision Notes Claim is entitled to vote to accept or reject the Plan.

(b)           Allowance. The FrontierVision Notes Claims shall be deemed Allowed Claims in the aggregate amount of (i) $204,277,778, of which $200,000,000 represents principal and $4,277,778 represents interest accrued through the Commencement Date, plus (ii) interest, if any, accrued pursuant to Section 8.14.

(c)           Distributions. On the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed FrontierVision Notes Claim shall receive, in full and complete satisfaction of such Allowed Claim, its Pro Rata Share of the FrontierVision Notes Distribution, subject to Section 8.07(c), to the extent not previously paid.

4.06.        Class FV-Trade—FrontierVision Trade Claims.

(a)           Impairment and Voting. Class FV-Trade is impaired by the Plan. Each holder of an Allowed FrontierVision Trade Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions. On the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed FrontierVision Trade Claim shall receive, in full and complete satisfaction of such Allowed Claim (including simple interest from the Commencement Date to the Effective Date at the rate of eight percent (8%) per annum), its Pro Rata Share of the FrontierVision Trade Claims Distribution, subject to Section 8.07(c), to the extent not previously paid; provided, that, to the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid.

4.07.        Class FV-Uns—FrontierVision Other Unsecured Claims.

(a)           Impairment and Voting. Class FV-Uns is impaired by the Plan. Each holder of an Allowed FrontierVision Other Unsecured Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions. Except to the extent that an Allowed FrontierVision Other Unsecured Claim is an Insured Claim, on the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed FrontierVision Other Unsecured Claim shall receive, in full and complete satisfaction of such Allowed Claim (including interest, if any, accrued pursuant to Section 8.14), its Pro Rata Share of the FrontierVision Other Unsecured Distribution, subject to Section 8.07(c), to the extent not previously paid; provided, that, to the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid. A holder of an Allowed FrontierVision Other Unsecured Claim that is an Insured Claim shall (i) be paid from the proceeds of insurance to the extent that Claim is insured and such proceeds are not Purchased Assets and (ii) have an Allowed FrontierVision Other Unsecured Claim to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Insured Claim.

4.08.        Class FV-ESL—FrontierVision Existing Securities Law Claims.

(a)           Impairment and Voting. Class FV-ESL is impaired by the Plan. Each holder of an Allowed FrontierVision Existing Securities Law Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions. On the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed FrontierVision Existing Securities Law Claim shall receive, in full and complete satisfaction of such Allowed Claim, its Pro Rata Share of the FrontierVision Existing Securities Law Claim Distribution.

FrontierVision Holdco Debtor Group

4.09.        Class FVHC-Notes—FrontierVision Holdco Notes Claims.

(a)           Impairment and Voting. Class FVHC-Notes is impaired by the Plan. Each holder of an Allowed FrontierVision Holdco Notes Claim is entitled to vote to accept or reject the Plan.

(b)           Allowance. The FrontierVision Holdco Notes Claims shall be deemed Allowed Claims in the aggregate amount of (i) $339,499,149, of which $328,658,000 represents principal and $10,841,149 represents interest accrued through the Commencement Date, plus (ii) interest, if any, accrued pursuant to Section 8.14.

(c)           Distributions. On the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an

Allowed FrontierVision Holdco Notes Claim shall receive, in full and complete satisfaction of such Allowed Claim, its Pro Rata Share of the FrontierVision Holdco Notes Distribution, subject to Section 8.07(c), to the extent not previously paid.

4.10.        Class FVHC-Trade—FrontierVision Holdco Trade Claims.

(a)           Impairment and Voting. Class FVHC-Trade is impaired by the Plan. Each holder of an Allowed FrontierVision Holdco Trade Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions. On the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed FrontierVision Holdco Trade Claim shall receive, in full and complete satisfaction of such Allowed Claim (including interest, if any, accrued pursuant to Section 8.14), its Pro Rata Share of the FrontierVision Holdco Trade Claims Distribution, subject to Section 8.07(c), to the extent not previously paid; provided, that, to the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid.

4.11.        Class FVHC-Uns—FrontierVision Holdco Other Unsecured Claims.

(a)           Impairment and Voting. Class FVHC-Uns is impaired by the Plan. Each holder of an Allowed FrontierVision Holdco Other Unsecured Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions. Except to the extent that an Allowed FrontierVision Holdco Other Unsecured Claim is an Insured Claim, on the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed FrontierVision Holdco Other Unsecured Claim shall receive, in full and complete satisfaction of such Allowed Claim (including interest, if any, accrued pursuant to Section 8.14), its Pro Rata Share of the FrontierVision Holdco Other Unsecured Distribution, subject to Section 8.07(c), to the extent not previously paid; provided, that, to the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid. A holder of an Allowed FrontierVision Holdco Other Unsecured Claim that is an Insured Claim shall (i) be paid from the proceeds of insurance to the extent that Claim is insured and such proceeds are not Purchased Assets and (ii) have an Allowed FrontierVision Holdco Other Unsecured Claim to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Insured Claim.

4.12.        Class FVHC-ESL—FrontierVision Holdco Existing Securities Law Claims.

(a)           Impairment and Voting. Class FVHC-ESL is impaired by the Plan. Each holder of an Allowed FrontierVision Holdco Existing Securities Law Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions. On the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an

Allowed FrontierVision Holdco Existing Securities Law Claim shall receive, in full and complete satisfaction of such Allowed Claim, its Pro Rata Share of the FrontierVision Holdco Existing Securities Law Claim Distribution.

4.13.        Class FVHC-Conv—FrontierVision Holdco Convenience Claims.

(a)           Impairment and Voting. Class FVHC-Conv is impaired by the Plan. Each holder of an Allowed FrontierVision Holdco Convenience Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions. Each holder of an Allowed FrontierVision Holdco Convenience Claim shall receive, in full and complete satisfaction of such Allowed Claim, Cash in an amount equal to 95% of the Deemed Value that such holder would have received if the Claim had remained in the Class to which it otherwise belongs; provided, however, that if (i) the holders of Allowed FrontierVision Holdco Convenience Claims do not accept the Plan by the requisite majorities set forth in section 1126(c) of the Bankruptcy Code or (ii) the holders of Claims which are deemed to be Allowed FrontierVision Holdco Convenience Claims would receive a greater amount of Plan Consideration consisting of Cash if they were treated as holders of Claims in the Class to which they would otherwise belong, then the holders of Allowed FrontierVision Holdco Convenience Claims shall be treated as holders of Claims in the Class to which they would otherwise belong; provided further, however, that in such event any election by a holder of an Allowed FrontierVision Holdco Convenience Claim to reduce the amount of its Allowed Claim to ten thousand dollars ($10,000) shall be null and void.

4.14.        Class FVHC-FVNR—FrontierVision Bank Nonrecourse Lien Claim.

(a)           Impairment and Voting. Class FVHC-FVNR is impaired by the Plan, and each holder of an Allowed FrontierVision Bank Nonrecourse Lien Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions. Allowed FrontierVision Bank Nonrecourse Lien Claims shall be deemed to be fully and completely satisfied through the treatment provided under this Plan in respect of the FrontierVision Bank Claims to which such FrontierVision Bank Nonrecourse Lien Claims relate.

Adelphia GP Holdings Debtor Group

4.15.        Class AGPH-Trade—Adelphia GP Holdings Trade Claims.

(a)           Impairment and Voting. Class AGPH-Trade is impaired by the Plan. Each holder of an Allowed AGPH Trade Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions. On the Initial Distribution Date, and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed AGPH Trade Claim shall receive, in full and complete satisfaction of such Allowed Claim (including interest, if any, accrued pursuant to Section 8.14), its Pro Rata

Share of the AGPH Trade Claims Distribution, subject to Section 8.07(c), to the extent not previously paid; provided, that, to the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid.

4.16.        Class AGPH-Uns—Adelphia GP Holdings Other Unsecured Claims.

(a)           Impairment and Voting. Class AGPH-Uns is impaired by the Plan. Each holder of an Allowed AGPH Other Unsecured Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions. Except to the extent that an Allowed AGPH Other Unsecured Claim is an Insured Claim, on the Initial Distribution Date, and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed AGPH Other Unsecured Claim shall receive, in full and complete satisfaction of such Allowed Claim (including interest, if any, accrued pursuant to Section 8.14), its Pro Rata Share of the AGPH Other Unsecured Distribution, subject to Section 8.07(c), to the extent not previously paid; provided, that, to the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid. A holder of an Allowed AGPH Other Unsecured Claim that is an Insured Claim shall (i) be paid from the proceeds of insurance to the extent that Claim is insured and such proceeds are not Purchased Assets and (ii) have an Allowed AGPH Other Unsecured Claim to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Insured Claim.

Parnassos Debtor Group

4.17.        Class P-Bank—Parnassos Bank Claims.

(a)           Impairment and Voting. Class P-Bank is impaired by the Plan, and each holder of an Allowed Parnassos Bank Claim is entitled to vote to accept or reject the Plan.

(b)           Allowance. The Parnassos Bank Claims shall, subject to Section 6.04(c) hereof, be Allowed in the principal amount of $623,000,000, plus interest accrued to (but not including) the Effective Date (the “P Bank P&I”), which interest, except as otherwise determined by the Bankruptcy Court in connection with Section 4.17(c)(ii) below, shall be deemed paid in full to the extent the Debtors continue to make payments at the interest rates paid by the Debtors during the Chapter 11 Cases under paragraph 11(c) of the DIP Order.

(c)           Distributions. Subject to Section 6.16(a) hereof:

(i)            Payment of the P-Bank P&I. On the later of (x) the Effective Date and (y) the earlier of (A) the date such holder becomes a Released Bank Lender Defendant or (B) compliance by such holder with the requirements of Section 6.16(b), each holder of an Allowed Parnassos Bank Claim shall receive, in full and complete satisfaction of the P-Bank P&I portion of such Allowed Claim, its Pro Rata Share of an amount in Cash equal to the Allowed amount of the P-Bank P&I.

(ii)           Reserve for Grid Interest. On the Effective Date, a segregated, interest bearing account held by the Parnassos Distribution Company shall be funded with Cash equal to interest on the principal amount of the Allowed Parnassos Bank Claims to (but not including) the Effective Date at the maximum non-default rate set forth in the Parnassos Credit Agreement, over the interest paid or Allowed on such principal amount (such excess, the “P Grid Interest”), which is estimated by the Debtors to be $52,400,000 as of an assumed Effective Date of July 31, 2006. After notice and a hearing, the Bankruptcy Court shall make a determination as to the entitlement of the holders of the Parnassos Bank Claims to the P Grid Interest. In connection with any such determination made pursuant to an order of the Bankruptcy Court:  (x) to the extent the Claim with respect to the disputed P Grid Interest is Allowed, such amount of P Grid Interest reserve together with the net after-tax earnings on the deposit with respect thereto shall, subject to Section 6.16, be released Pro Rata to each holder of the Parnassos Bank Claim and (y) the balance of the reserve with respect to the disputed P Grid Interest, together with the net after-tax earnings thereon shall be released:  (A) if Class P-Bank is an Accepting Bank Class, up to the Bank Class Pro Rata Share of $50 million to the Contingent Value Vehicle to be added to the corresponding LIF pursuant to Section 6.08(c)(iv)(C)(1), or (B) otherwise to the Parnassos Debtor Group Reserve.

(iii)          Section 6.16 Escrows. On the Effective Date, a segregated, interest bearing account held by the Parnassos Distribution Company shall be funded with Cash equal to the excess of (1) the Allowed amount of Parnassos Bank Claims with respect to P Bank P&I, over (2) all distributions to be made on the Effective Date to the holders of Parnassos Bank Claims. On the date, if any, on which any reserve for P Grid Interest is released to the holders of Parnassos Bank Claims, but a portion of such release is required to be withheld pursuant to Section 6.16, the amount required to be withheld shall be transferred from the reserve for P-Grid Interest into such account. Upon such date as a holder of Parnassos Bank Claims is entitled to a distribution pursuant to clause (c)(i)(y) above, such holder shall receive from such account, in full and complete satisfaction of the P Bank P&I portion of its Allowed Claim (except as provided in (c)(ii) above), an amount in Cash equal to the Allowed amount of its Parnassos Bank Claims, plus the net after tax interest earned on such released amount, if any.

(d)           Additional Treatment.

(i)            All Bank Lender Fee Claims and all Bank Lender Post-Effective Date Fee Claims arising out of or with respect to the Parnassos Credit Agreement shall be paid as provided in Section 6.08 hereof.

(ii)           All Parnassos Bank Claims not paid or provided for pursuant to clause (b), (c) or (d)(i) above, including all Claims under Section 502(h) of the Bankruptcy Code and all unpaid interest, fees, costs, expenses and other charges provided for under the Parnassos Credit Agreement and applicable law, shall only be permitted to be asserted as Bank Counterclaims and Defensive Claims and shall not give rise to any additional distributions under this Plan.

4.18.        Class P-Trade—Parnassos Trade Claims.

(a)           Impairment and Voting. Class P-Trade is impaired by the Plan. Each holder of an Allowed Parnassos Trade Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions. On the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Parnassos Trade Claim shall receive, in full and complete satisfaction of such Allowed Claim (including simple interest from the Commencement Date to the Effective Date at the rate of eight percent (8%) per annum), its Pro Rata Share of the Parnassos Trade Distribution, subject to Section 8.07(c), to the extent not previously paid; provided, that, to the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid.

4.19.        Class P-Uns—Parnassos Other Unsecured Claims.

(a)           Impairment and Voting. Class P-Uns is impaired by the Plan. Each holder of an Allowed Parnassos Other Unsecured Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions. Except to the extent that an Allowed Parnassos Other Unsecured Claim is an Insured Claim, on the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Parnassos Other Unsecured Claim shall receive, in full and complete satisfaction of such Allowed Claim (including interest, if any, accrued pursuant to Section 8.14), its Pro Rata Share of the Parnassos Other Unsecured Distribution, subject to Section 8.07(c), to the extent not previously paid; provided, that, to the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid. A holder of an Allowed Parnassos Other Unsecured Claim that is an Insured Claim shall (i) be paid from the proceeds of insurance to the extent that Claim is insured and such proceeds are not a Purchased Asset and (ii) have an Allowed Parnassos Other Unsecured Claim to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Insured Claim.

4.20.        Class P-Equity—Equity Interests in Parnassos Debtors.

(a)           Impairment and Voting. Class P-Equity is unimpaired by the Plan. Each holder of an Allowed Equity Interest in a Parnassos Debtor is conclusively presumed to have accepted the Plan.

(b)           Distributions. The legal, equitable and contractual rights to which holders of Equity Interests in the Parnassos Debtors are entitled shall not be altered by the Plan. On the Effective Date, (i) all of the equity securities of Empire Sports Network held by the Parnassos Joint Venture or its Subsidiaries shall be transferred to the Parnassos Distribution Companies in accordance with the Comcast Purchase Agreement or, if applicable, the Expanded Transaction Letter Agreement and (ii) either (A) in the event the Debtors consummate the Closing (as defined in the Comcast Purchase Agreement), the Parnassos JV Equity Interests held by the Debtors or the Reorganized Debtors shall be transferred to Comcast, and the Equity Interests in any Transferred Joint Venture Entity held by any Transferred Joint Venture Entity shall be retained by such latter Transferred Joint Venture Entity, in each case free and clear of all Encumbrances (other than Encumbrances under the JV Documents) as provided in the Comcast Purchase Agreement, or (B) in the event the Debtors consummate the Closing (as defined in the TW Purchase Agreement) of the TW Expanded Transaction, the Parnassos JV Equity Interests held by the Debtors or the Reorganized Debtors shall be transferred to TW NY, and the Equity Interests in any Transferred Joint Venture Entity held by any Transferred Joint Venture Entity shall be retained by such latter Transferred Joint Venture Entity, in each case free and clear of all Encumbrances (other than Encumbrances under the JV Documents) in accordance with the TW Purchase Agreement and the Expanded Transaction Letter Agreement. The Parnassos JV Equity Interests held by TCI Adelphia Holdings, LLC shall be retained by TCI Adelphia Holdings, LLC in accordance with the Comcast Purchase Agreement or, if applicable, the TW Purchase Agreement and the Expanded Transaction Letter Agreement. Equity Interests in Parnassos Debtors shall be treated in accordance with this Section 4.20(b) and shall not be entitled to receive any other distribution under this Plan except as provided in the first sentence of Section 6.02(h) hereof; provided, however, that nothing herein shall limit or impair any rights in respect of Retained Claims, as and to the extent Allowed.

Notwithstanding anything to the contrary herein, nothing contained herein shall abrogate any liabilities or obligations expressly assumed by the Buyers in connection with the Government Settlement Agreements.

Century-TCI Debtor Group

4.21.        Class TCI-Bank—Century-TCI Bank Claims.

(a)           Impairment and Voting. Class TCI-Bank is impaired by the Plan, and each holder of an Allowed Century-TCI Bank Claim is entitled to vote to accept or reject the Plan.

(b)           Allowance. The Century-TCI Bank Claims shall, subject to Section 6.04(c) hereof, be Allowed in the principal amount of $1,000,000,000, plus interest accrued to (but not including) the Effective Date (the “TCI Bank P&I”), which interest, except as otherwise determined by the Bankruptcy Court in connection with Section 4.21(c)(ii) below, shall be deemed paid in full to the extent the Debtors continue to make payments at the interest rates paid by the Debtors during the Chapter 11 Cases under paragraph 11(c) of the DIP Order.

(c)           Distributions. Subject to Section 6.16(a) hereof:

(i)            Payment of the TCI-Bank P&I. On the later of (x) the Effective Date and (y) the earlier of (A) the date such holder becomes a Released Bank Lender Defendant or (B) compliance by such holder with the requirements of Section 6.16(b), each holder of an Allowed Century-TCI Bank Claim shall receive, in full and complete satisfaction of the TCI-Bank P&I portion of such Allowed Claim, its Pro Rata Share of an amount in Cash equal to the Allowed amount of the TCI-Bank P&I.

(ii)           Reserve for Grid Interest. On the Effective Date, a segregated, interest bearing account held by the Century-TCI Distribution Company shall be funded with Cash equal to interest on the principal amount of the Allowed Century-TCI Bank Claims to (but not including) the Effective Date at the maximum non-default rate set forth in the Century-TCI Credit Agreement, over the interest paid or Allowed on such principal amount (such excess, the “TCI Grid Interest”), which is estimated by the Debtors to be $64,700,000 as of an assumed Effective Date of July 31, 2006. After notice and a hearing, the Bankruptcy Court shall make a determination as to the entitlement of the holders of the Century-TCI Bank Claims to the TCI Grid Interest. In connection with any such determination made pursuant to an order of the Bankruptcy Court:  (x) to the extent the Claim with respect to the disputed TCI Grid Interest is Allowed, such amount of TCI Grid Interest reserve together with the net after-tax earnings on the deposit with respect thereto shall, subject to Section 6.16, be released Pro Rata to each holder of the Century-TCI Bank Claim and (y) the balance of the reserve with respect to the disputed TCI Grid Interest, together with the net after-tax earnings thereon shall be released:  (A) if Class TCI-Bank is an Accepting Bank Class, up to the Bank Class Pro Rata Share of $50 million to the Contingent Value Vehicle to be added to the corresponding LIF pursuant to Section 6.08(c)(iv)(C)(1), or (B) otherwise to the Century-TCI Debtor Group Reserve.

(iii)          Section 6.16 Escrows. On the Effective Date, a segregated, interest bearing account held by the Century-TCI Distribution Company shall be funded with Cash equal to the excess of (1) the Allowed amount of Century-TCI Bank Claims with respect to TCI Bank P&I, over (2) all distributions to be made on the Effective Date to the holders of Century-TCI Bank Claims. On the date, if any, on which any reserve for TCI Grid Interest is released to the holders of Century-TCI Bank Claims, but a portion of such release is required to be withheld pursuant to Section 6.16, the amount required to be withheld shall be transferred from the reserve for TCI Grid Interest into such account. Upon such date as a holder of Century-TCI Bank Claims is entitled to a distribution pursuant to clause (c)(i)(y) above, such holder shall receive from such account, in full and complete satisfaction of the TCI Bank P&I portion of its Allowed Claim (except as provided in (c)(ii) above), an amount in Cash equal to the Allowed amount of its Century-TCI Bank Claims, plus the net after-tax interest earned on such released amount, if any.

(d)           Additional Treatment.

(i)            All Bank Lender Fee Claims and all Bank Lender Post-Effective Date Fee Claims arising out of or with respect to the Century-TCI Credit Agreement shall be paid as provided in Section 6.08 hereof.

(ii)           All Century-TCI Bank Claims not paid or provided for pursuant to clause (b), (c) or (d)(i) above, including all Claims under Section 502(h) of the Bankruptcy Code and all unpaid interest, fees, costs, expenses and other charges provided for under the Century-TCI Credit Agreement and applicable law, shall only be permitted to be asserted as Bank Counterclaims and Defensive Claims and shall not give rise to any additional distributions under this Plan.

4.22.        Class TCI-Trade—Century-TCI Trade Claims.

(a)           Impairment and Voting. Class TCI-Trade is impaired by the Plan. Each holder of an Allowed Century-TCI Trade Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions. On the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Century-TCI Trade Claim shall receive, in full and complete satisfaction of such Allowed Claim (including simple interest from the Commencement Date to the Effective Date at the rate of eight percent (8%) per annum), its Pro Rata Share of the Century-TCI Trade Distribution, subject to Section 8.07(c), to the extent not previously paid; provided, that, to the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid.

4.23.        Class TCI-Uns—Century-TCI Other Unsecured Claims.

(a)           Impairment and Voting. Class TCI-Uns is impaired by the Plan. Each holder of an Allowed Century-TCI Other Unsecured Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions. Except to the extent that an Allowed Century-TCI Other Unsecured Claim is an Insured Claim, on the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Century-TCI Other Unsecured Claim shall receive, in full and complete satisfaction of such Allowed Claim (including interest, if any, accrued pursuant to

Section 8.14), its Pro Rata Share of the Century-TCI Other Unsecured Distribution, subject to Section 8.07(c), to the extent not previously paid; provided, that, to the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid. A holder of an Allowed Century-TCI Other Unsecured Claim that is an Insured Claim shall (i) be paid from the proceeds of insurance to the extent that Claim is insured and such proceeds are not Purchased Assets and (ii) have an Allowed Century-TCI Other Unsecured Claim to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Insured Claim.

4.24.        Class TCI-Equity—Equity Interests in Century-TCI Debtors.

(a)           Impairment and Voting. Class TCI-Equity is unimpaired by the Plan. Each holder of an Allowed Equity Interest in a Century-TCI Debtor is conclusively presumed to have accepted the Plan.

(b)           Distributions. The legal, equitable and contractual rights to which holders of the Equity Interests in Century-TCI Debtors are entitled shall not be altered by the Plan. On the Effective Date, either (i) in the event the Debtors or the Reorganized Debtors consummate the Closing (as defined in the Comcast Purchase Agreement), the Century-TCI JV Equity Interests held by the Debtors or the Reorganized Debtors shall be transferred to Comcast, and the Equity Interests in any Transferred Joint Venture Entity held by any Transferred Joint Venture Entity shall be retained by such latter Transferred Joint Venture Entity, in each case free and clear of all Encumbrances (other than Encumbrances under the JV Documents) as provided in the Comcast Purchase Agreement, or (ii) in the event the Debtors or the Reorganized Debtors consummate the Closing (as defined in the TW Purchase Agreement) of the TW Expanded Transaction, the Century-TCI JV Equity Interests held by the Debtors or the Reorganized Debtors shall be transferred to TW NY, and the Equity Interests in any Transferred Joint Venture Entity held by any Transferred Joint Venture Entity shall be retained by such latter Transferred Joint Venture Entity, in each case free and clear of all Encumbrances (other than Encumbrances under the JV Documents), in accordance with the TW Purchase Agreement and the Expanded Transaction Letter Agreement. The Century-TCI JV Equity Interests held by TCI California Holdings LLC shall be retained by TCI California Holdings, LLC in accordance with the Comcast Purchase Agreement or, if applicable, the TW Purchase Agreement and the Expanded Transaction Letter Agreement. Equity Interests in Century-TCI Debtors shall be treated in accordance with this Section 4.24(b) and shall not be entitled to receive any other distribution under this Plan except as provided in the first sentence of Section 6.02(h) hereof; provided, however, that nothing herein shall limit or impair any rights in respect of Retained Claims, as and to the extent Allowed.

Notwithstanding anything to the contrary herein, nothing contained herein shall abrogate any liabilities or obligations expressly assumed by the Buyers in connection with the Government Settlement Agreements.

Century Debtor Group

4.25.        Class Century-Bank—Century Bank Claims.

(a)           Impairment and Voting. Class Century-Bank is impaired by the Plan, and each holder of an Allowed Century Bank Claim is entitled to vote to accept or reject the Plan.

(b)           Allowance. The Century Bank Claims shall, subject to Section 6.04(c) hereof, be Allowed in the principal amount of $2,480,000,000, plus interest accrued to (but not including) the Effective Date (the “Century Bank P&I”), which interest, except as otherwise determined by the Bankruptcy Court in connection with Section 4.25(c)(ii) below, shall be deemed paid in full to the extent the Debtors continue to make payments at the interest rates paid by the Debtors during the Chapter 11 Cases under paragraph 11(c) of the DIP Order.

(c)           Distributions. Subject to Section 6.16(a) hereof:

(i)            Payment of the Century Bank P&I. On the later of (x) the Effective Date and (y) the earlier of (A) the date such holder becomes a Released Bank Lender Defendant or (B) compliance by such holder with the requirements of Section 6.16(b), each holder of an Allowed Century Bank Claim shall receive, in full and complete satisfaction of the Century Bank P&I portion of such Allowed Claim, its Pro Rata Share of an amount in Cash equal to the Allowed amount of the Century Bank P&I.

(ii)           Reserve for Grid Interest. On the Effective Date, a segregated, interest bearing account held by the Distribution Company shall be funded with Cash equal to interest on the principal amount of the Allowed Century Bank Claims to (but not including) the Effective Date at the maximum non-default rate set forth in the Century Credit Agreement, over the interest paid or Allowed on such principal amount (such excess, the “Century Grid Interest”), which is estimated by the Debtors to be $31,700,000 as of an assumed Effective Date of July 31, 2006. After notice and a hearing, the Bankruptcy Court shall make a determination as to the entitlement of the holders of the Century Bank Claims to the Century Grid Interest. In connection with any such determination made pursuant to an order of the Bankruptcy Court:  (x) to the extent the Claim with respect to the disputed Century Grid Interest is Allowed, such amount of Century Grid Interest reserve together with the net after-tax earnings on the deposit with respect thereto shall, subject to Section 6.16, be released Pro Rata to each holder of the Century Bank Claim and (y) the balance of the reserve with respect to the disputed Century Grid Interest, together with the net after-tax earnings thereon shall be released:  (A) if Class Century-Bank is an Accepting Bank Class, up to the Bank Class Pro Rata Share of $50 million to the Contingent Value Vehicle to be added to the corresponding LIF pursuant to Section 6.08(c)(iv)(C)(1), or (B) otherwise to the Century Debtor Group Reserve.

(iii)          Section 6.16 Escrows. On the Effective Date, a segregated, interest bearing account held by the Distribution Company shall be funded with Cash equal to the excess of (1) the Allowed amount of Century Bank Claims with respect to Century Bank P&I, over (2) all distributions to be made on the Effective Date to the holders of Century Bank Claims. On the date, if any, on which any reserve for Century Grid Interest is released to the holders of Century Bank Claims, but a portion of such release is required to be withheld pursuant to Section 6.16, the amount required to be withheld shall be transferred from the reserve for Century Grid Interest into such account. Upon such date as a holder of Century Bank Claims is entitled to a distribution pursuant to clause (c)(i)(y) above, such holder shall receive from such account, in full and complete satisfaction of the Century Bank P&I portion of its Allowed Claim (except as provided in (c)(ii) above), an amount in Cash equal to the Allowed amount of its Century Bank Claims, plus the net after-tax interest earned on such released amount, if any.

(d)           Additional Treatment.

(i)            All Bank Lender Fee Claims and all Bank Lender Post-Effective Date Fee Claims arising out of or with respect to the Century Credit Agreement shall be paid as provided in Section 6.08 hereof.

(ii)           All Century Bank Claims not paid or provided for pursuant to clause (b), (c) or (d)(i) above, including all Claims under Section 502(h) of the Bankruptcy Code and all unpaid interest, fees, costs, expenses and other charges provided for under the Century Credit Agreement and applicable law, shall only be permitted to be asserted as Bank Counterclaims and Defensive Claims and shall not give rise to any additional distributions under this Plan.

4.26.        Class Century-Trade—Century Trade Claims.

(a)           Impairment and Voting. Class Century-Trade is impaired by the Plan. Each holder of an Allowed Century Trade Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions. On the Initial Distribution Date, and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Century Trade Claim shall receive, in full and complete satisfaction of such Allowed Claim (including simple interest from the Commencement Date to the Effective Date at the rate of eight percent (8%) per annum), its Pro Rata Share of the Century Trade Distribution, subject to Section 8.07(c), to the extent not previously paid; provided, that, to the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid.

4.27.        Class Century-Uns—Century Other Unsecured Claims.

(a)           Impairment and Voting. Class Century-Uns is impaired by the Plan. Each holder of an Allowed Century Other Unsecured Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions. Except to the extent that an Allowed Century Other Unsecured Claim is an Insured Claim, on the Initial Distribution Date, and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Century Other Unsecured Claim shall receive, in full and complete satisfaction of such Allowed Claim (including interest, if any, accrued pursuant to Section 8.14), its Pro Rata Share of the Century Other Unsecured Distribution, subject to Section 8.07(c), to the extent not previously paid; provided, that, to the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid. A holder of an Allowed Century Other Unsecured Claim that is an Insured Claim shall (i) be paid from the proceeds of insurance to the extent that Claim is insured and such proceeds are not Purchased Assets and (ii) have an Allowed Century Other Unsecured Claim to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Insured Claim.

CCHC Debtor Group

4.28.        Class CCHC-Trade—CCHC Trade Claims.

(a)           Impairment and Voting. Class CCHC-Trade is impaired by the Plan. Each holder of an Allowed CCHC Trade Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions. On the Initial Distribution Date, and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed CCHC Trade Claim shall receive, in full and complete satisfaction of such Allowed Claim (including simple interest from the Commencement Date to the Effective Date at the rate of eight percent (8%) per annum), its Pro Rata Share of the CCHC Trade Distribution, subject to Section 8.07(c), to the extent not previously paid; provided, that, to the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid.

4.29.        Class CCHC-Uns—CCHC Other Unsecured Claims.

(a)           Impairment and Voting. Class CCHC-Uns is impaired by the Plan. Each holder of an Allowed CCHC Other Unsecured Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions. Except to the extent that an Allowed CCHC Other Unsecured Claim is an Insured Claim, on the Initial Distribution Date, and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed CCHC Other Unsecured Claim shall receive, in full and complete satisfaction of such Allowed Claim (including interest, if any, accrued pursuant to Section 8.14), its Pro Rata Share of the CCHC Other Unsecured Distribution, subject to Section 8.07(c), to the extent not previously paid; provided, that, to the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid. A holder of an Allowed CCHC Other Unsecured Claim that is an Insured Claim shall (i) be paid from the proceeds of insurance to the extent that Claim is insured and such proceeds are not Purchased Assets and (ii) have an Allowed CCHC Other Unsecured Claim to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Insured Claim.

4.30.        Class CCHC-CentNR—Century Bank Nonrecourse Lien Claim.

(a)           Impairment and Voting. Class CCHC-CentNR is impaired by the Plan, and each holder of an Allowed Century Bank Nonrecourse Lien Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions. Allowed Century Bank Nonrecourse Lien Claims shall be deemed to be fully and completely satisfied through the treatment provided under this Plan in respect of the Century Bank Claims to which such Century Bank Nonrecourse Lien Claims relate.

CCC Debtor Group

4.31.        Class CCC-Trade—CCC Trade Claims.

(a)           Impairment and Voting. Class CCC-Trade is impaired by the Plan. Each holder of an Allowed CCC Trade Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions. On the Initial Distribution Date, and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed CCC Trade Claim shall receive, in full and complete satisfaction of such Allowed Claim (including simple interest from the Commencement Date to the Effective Date at the rate of eight percent (8%) per annum), its Pro Rata Share of the CCC Trade Distribution, subject to Section 8.07(c), to the extent not previously paid; provided, that, to the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid.

4.32.        Class CCC-Uns—CCC Other Unsecured Claims.

(a)           Impairment and Voting. Class CCC-Uns is impaired by the Plan. Each holder of an Allowed CCC Other Unsecured Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions. Except to the extent that an Allowed CCC Other Unsecured Claim is an Insured Claim, on the Initial Distribution Date, and on each Periodic

Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed CCC Other Unsecured Claim shall receive, in full and complete satisfaction of such Allowed Claim (including interest, if any, accrued pursuant to Section 8.14), its Pro Rata Share of the CCC Other Unsecured Distribution, subject to Section 8.07(c), to the extent not previously paid; provided, that, to the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid. A holder of an Allowed CCC Other Unsecured Claim that is an Insured Claim shall (i) be paid from the proceeds of insurance to the extent that Claim is insured and such proceeds are not Purchased Assets and (ii) have an Allowed CCC Other Unsecured Claim to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Insured Claim.

Ft. Myers Subsidiary Debtor Group

4.33.        Class FtMS-Bank—Century Bank Claims.

(a)           Impairment and Voting. Class FtMS-Bank is impaired by the Plan, and each holder of an Allowed Century Bank Claim against a Ft. Myers Subsidiary Debtor is entitled to vote to accept or reject the Plan.

(b)           Distributions. Allowed Century Bank Claims against Ft. Myers Subsidiary Debtors shall be deemed to be fully and completely satisfied through the treatment provided under this Plan in respect of the Class Century-Bank.

4.34.        Class FtMS-Cont—Ft. Myers Subsidiary Contrib/Subrog Claims.

(a)           Impairment and Voting. Class FtMS-Cont is unimpaired by the Plan. Each holder of an Allowed Ft. Myers Subsidiary Contrib/Subrog Claims is conclusively presumed to have accepted the Plan.

(b)           Distributions. On the Initial Distribution Date, and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, Century Cable Holdings LLC, the holder of the Allowed Ft. Myers Subsidiary Contrib/Subrog Claim, shall receive, in full and complete satisfaction of such Allowed Claim, its Pro Rata Share of the Ft. Myers Subsidiary Contrib/Subrog Distribution. Such Distribution shall be deemed to be deposited one-half in the Century Trade Distribution Reserve and one-half in the Century Other Unsecured Distribution Reserve, and further reallocated as provided in Section 9.03(e) hereof.

4.35.        Class FtMS-Trade—Ft. Myers Subsidiary Trade Claims.

(a)           Impairment and Voting. Class FtMS-Trade is impaired by the Plan. Each holder of an Allowed Ft. Myers Subsidiary Trade Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions. On the Initial Distribution Date, and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an

Allowed Ft. Myers Subsidiary Trade Claim shall receive, in full and complete satisfaction of such Allowed Claim (including simple interest from the Commencement Date to the Effective Date at the rate of eight percent (8%) per annum), its Pro Rata Share of the Ft. Myers Subsidiary Trade Distribution, subject to Section 8.07(c), to the extent not previously paid; provided that, to the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid.

4.36.        Class FtMS-Uns— Ft. Myers Subsidiary Other Unsecured Claims.

(a)           Impairment and Voting. Class FtMS-Uns is impaired by the Plan. Each holder of an Allowed Ft. Myers Subsidiary Other Unsecured Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions. Except to the extent that an Allowed Ft. Myers Subsidiary Other Unsecured Claim is an Insured Claim, on the Initial Distribution Date, and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Ft. Myers Subsidiary Other Unsecured Claim shall receive, in full and complete satisfaction of such Allowed Claim (including interest, if any, accrued pursuant to Section 8.14), its Pro Rata Share of the Ft. Myers Subsidiary Other Unsecured Distribution, subject to Section 8.07(c), to the extent not previously paid; provided, that, to the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid. A holder of an Allowed Ft. Myers Subsidiary Other Unsecured Claim that is an Insured Claim shall (i) be paid from the proceeds of insurance to the extent that Claim is insured and such proceeds are not Purchased Assets and (ii) have an Allowed Ft. Myers Subsidiary Other Unsecured Claim to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Insured Claim.

Ft. Myers Debtor Group

4.37.        Class FtM-FPL—FPL Note Claims.

(a)           Impairment and Voting. Class FtM-FPL is impaired by the Plan. Each holder of an Allowed FPL Note Claim is entitled to vote to accept or reject the Plan.

(b)           Fixing of the FPL Note Claim. The FPL Note Claims shall be fixed in the aggregate amount of (i) $127,435,663, of which $108,000,000 represents initial principal and $19,435,663 represents additional amounts accrued through the Commencement Date plus (ii) interest, if any, accrued pursuant to Section 8.14 plus (iii) fees and other amounts to the extent Allowed and permitted by the applicable documents related to the FPL Note.

(c)           Distributions. On the Initial Distribution Date, and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed FPL Note Claim shall receive, in full and complete satisfaction of such Claim, its Pro Rata Share of the FPL Note Distribution, subject to Section 8.07(c), to the extent not previously paid.

4.38.        Class FtM-Trade—Ft. Myers Trade Claims.

(a)           Impairment and Voting. Class FtM-Trade is impaired by the Plan. Each holder of an Allowed Ft. Myers Trade Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions. On the Initial Distribution Date, and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Ft. Myers Trade Claim shall receive, in full and complete satisfaction of such Allowed Claim (including interest, if any, accrued pursuant to Section 8.14), its Pro Rata Share of the Ft. Myers Trade Distribution, subject to Section 8.07(c), to the extent not previously paid; provided, that, to the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid.

4.39.        Class FtM-Uns—Ft. Myers Other Unsecured Claims.

(a)           Impairment and Voting. Class FtM-Uns is impaired by the Plan. Each holder of an Allowed Ft. Myers Other Unsecured Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions. Except to the extent that an Allowed Ft. Myers Other Unsecured Claim is an Insured Claim, on the Initial Distribution Date, and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Ft. Myers Other Unsecured Claim shall receive, in full and complete satisfaction of such Allowed Claim (including interest, if any, accrued pursuant to Section 8.14), its Pro Rata Share of the Ft. Myers Other Unsecured Distribution, subject to Section 8.07(c), to the extent not previously paid; provided, that, to the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid. A holder of an Allowed Ft. Myers Other Unsecured Claim that is an Insured Claim shall (i) be paid from the proceeds of insurance to the extent that Claim is insured and such proceeds are not Purchased Assets and (ii) have an Allowed Ft. Myers Other Unsecured Claim to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Insured Claim.

4.40.        Class FtM-CentNR—Century Bank Nonrecourse Lien Claim.

(a)           Impairment and Voting. Class FtM-CentNR is impaired by the Plan, and each holder of an Allowed Century Bank Nonrecourse Lien Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions. Allowed Century Bank Nonrecourse Lien Claims shall be deemed to be fully and completely satisfied through the treatment provided under this Plan in respect of the Century Bank Claims to which such Century Bank Nonrecourse Lien Claims relate.

Arahova Debtor Group

4.41.        Class ARA-Notes—Arahova Notes Claims.

(a)           Impairment and Voting. Class ARA-Notes is impaired by the Plan. Each holder of an Allowed Arahova Notes Claim is entitled to vote to accept or reject the Plan.

(b)           Allowance. The Arahova Notes Claims shall be deemed Allowed Claims in the aggregate amount of (i) $1,743,517,586, of which $1,712,003,697 represents principal and $31,513,889 represents interest accrued through the Commencement Date, plus (ii) interest, if any, accrued pursuant to Section 8.14. On or prior to the Confirmation Date, the Bankruptcy Court shall determine whether the Allowed Arahova Notes Claims include an additional $48,708.76 in interest accrued through the Commencement Date, as asserted by the Indenture Trustee for the Arahova Notes.

(c)           Distributions. On the Initial Distribution Date, and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Arahova Notes Claim shall receive, in full and complete satisfaction of such Allowed Claim, its Pro Rata Share of the Arahova Notes Distribution, subject to Section 8.07(c), to the extent not previously paid.

4.42.        Class ARA-Trade—Arahova Trade Claims.

(a)           Impairment and Voting. Class ARA-Trade is impaired by the Plan. Each holder of an Allowed Arahova Trade Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions. On the Initial Distribution Date, and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Arahova Trade Claim shall receive, in full and complete satisfaction of such Allowed Claim (including interest, if any, accrued pursuant to Section 8.14), its Pro Rata Share of the Arahova Trade Distribution, subject to Section 8.07(c), to the extent not previously paid; provided, that, to the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid.

4.43.        Class ARA-Uns—Arahova Other Unsecured Claims.

(a)           Impairment and Voting. Class ARA-Uns is impaired by the Plan. Each holder of an Allowed Arahova Other Unsecured Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions. Except to the extent that an Allowed Arahova Other Unsecured Claim is an Insured Claim, on the Initial Distribution Date, and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Arahova Other Unsecured Claim shall receive, in full and complete satisfaction of such Allowed Claim (including interest, if any, accrued pursuant to Section 8.14), its Pro Rata Share of the Arahova Other Unsecured Distribution, subject to Section 8.07(c), to the extent not previously paid; provided, that, to the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid. A holder of an Allowed Arahova Other Unsecured Claim that is an Insured Claim shall (i) be paid from the proceeds of insurance to the extent that Claim is insured and such proceeds are not Purchased Assets and (ii) have an Allowed Arahova Other Unsecured Claim to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Insured Claim.

4.44.        Class ARA-ESL—Arahova Existing Securities Law Claims.

(a)           Impairment and Voting. Class ARA-ESL is impaired by the Plan. Each holder of an Allowed Arahova Existing Securities Law Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions. On the Initial Distribution Date, and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Arahova Existing Securities Law Claim shall receive, in full and complete satisfaction of such Allowed Claim, its Pro Rata Share of the Arahova Existing Securities Law Claims Distribution.

4.45.        Class ARA-Conv—Arahova Convenience Claims.

(a)           Impairment and Voting. Class ARA-Conv is impaired by the Plan. Each holder of an Allowed Arahova Convenience Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions. Each holder of an Allowed Arahova Convenience Claim shall receive, in full and complete satisfaction of such Allowed Claim, Cash in an amount equal to 95% of the Deemed Value that such holder would have received if the Claim had remained in the Class to which it otherwise belongs; provided, however, that if (i) the holders of Allowed Arahova Convenience Claims do not accept the Plan by the requisite majorities set forth in section 1126(c) of the Bankruptcy Code or (ii) the holders of Claims which are deemed to be Allowed Arahova Convenience Claims would receive a greater amount of Plan Consideration consisting of Cash if they were treated as holders of Claims in the Class to which they would otherwise belong, then the holders of Allowed Arahova Convenience Claims shall be treated as holders of Claims in the Class to which they would otherwise belong; provided further, however, that in such event any election by a holder of an Allowed Arahova Convenience Claim to reduce the amount of its Allowed Claim to ten thousand dollars ($10,000) shall be null and void.

Olympus Debtor Group

4.46.        Class OLY-Bank—Olympus Bank Claims.

(a)           Impairment and Voting. Class OLY-Bank is impaired by the Plan, and each holder of an Allowed Olympus Bank Claim is entitled to vote to accept or reject the Plan.

(b)           Allowance. The Olympus Bank Claims shall, subject to Section 6.04(c) hereof, be Allowed in the principal amount of $1,265,000,000, plus interest accrued to (but not including) the Effective Date (the “OLY Bank P&I”), which interest, except as otherwise determined by the Bankruptcy Court in connection with Section 4.46(c)(ii) below, shall be deemed paid in full to the extent the Debtors continue to make payments at the interest rates paid by the Debtors during the Chapter 11 Cases under paragraph 11(c) of the DIP Order.

(c)           Distributions. Subject to Section 6.16(a) hereof:

(i)            Payment of the OLY Bank P&I. On the later of (x) the Effective Date and (y) the earlier of (A) the date such holder becomes a Released Bank Lender Defendant or (B) compliance by such holder with the requirements of Section 6.16(b), each holder of an Allowed Olympus Bank Claim shall receive, in full and complete satisfaction of the OLY Bank P&I portion of such Allowed Claim, its Pro Rata Share of an amount in Cash equal to the Allowed amount of the OLY Bank P&I.

(ii)           Reserve for Grid Interest. On the Effective Date, a segregated, interest bearing account held by the Distribution Company shall be funded with Cash equal to interest on the principal amount of the Allowed Olympus Bank Claims to (but not including) the Effective Date at the maximum non-default rate set forth in the Olympus Credit Agreement, over the interest paid or Allowed on such principal amount (such excess, the “OLY Grid Interest”), which is estimated by the Debtors to be $0 as of an assumed Effective Date of July 31, 2006. After notice and a hearing, the Bankruptcy Court shall make a determination as to the entitlement of the holders of the Olympus Bank Claims to the OLY Grid Interest. In connection with any such determination made pursuant to an order of the Bankruptcy Court:  (x) to the extent the Claim with respect to the disputed OLY Grid Interest is Allowed, such amount of OLY Grid Interest reserve together with the net after-tax earnings on the deposit with respect thereto shall, subject to Section 6.16, be released Pro Rata to each holder of the Olympus Bank Claim and (y) the balance of the reserve with respect to the disputed OLY Grid Interest, together with the net after-tax earnings thereon shall be released:  (A) if Class OLY-Bank is an Accepting Bank Class, up to the Bank Class Pro Rata Share of $50 million to the Contingent Value Vehicle to be added to the corresponding LIF pursuant to Section 6.08(c)(iv)(C)(1), or (B) otherwise to the Olympus Debtor Group Reserve.

(iii)          Section 6.16 Escrows. On the Effective Date, a segregated, interest bearing account held by the Distribution Company shall be funded with Cash equal to the excess of (1) the Allowed amount of Olympus Bank Claims with respect to OLY Bank P&I, over (2) all distributions to be made on the Effective Date to the holders of Olympus Bank Claims. On the date, if any, on which any reserve for OLY Grid Interest is released to the holders of Olympus Bank Claims, but a portion of such release is required to be withheld pursuant to Section 6.16, the amount required to be withheld shall be transferred from the reserve for OLY Grid Interest into such account. Upon such date as a holder of Olympus Bank Claims is entitled to a distribution pursuant to clause (c)(i)(y) above, such holder shall receive from such account, in full and complete satisfaction of the OLY Bank P&I portion of its Allowed Claim (except as provided in (c)(ii) above), an amount in Cash equal to the Allowed amount of its Olympus Bank Claims, plus the net after-tax interest earned on such released amount, if any.

(d)           Additional Treatment.

(i)            All Bank Lender Fee Claims and all Bank Lender Post-Effective Date Fee Claims arising out of or with respect to the Olympus Credit Agreement shall be paid as provided in Section 6.08 hereof.

(ii)           All Olympus Bank Claims not paid or provided for pursuant to clause (b), (c) or (d)(i) above, including all Claims under Section 502(h) of the Bankruptcy Code and all unpaid interest, fees, costs, expenses and other charges provided for under the Olympus Credit Agreement and applicable law, shall only be permitted to be asserted as Bank Counterclaims and Defensive Claims and shall not give rise to any additional distributions under this Plan.

4.47.        Class OLY-Trade—Olympus Trade Claims.

(a)           Impairment and Voting. Class OLY-Trade is impaired by the Plan. Each holder of an Allowed Olympus Trade Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions. On the Initial Distribution Date, and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Olympus Trade Claim shall receive, in full and complete satisfaction of such Allowed Claim (including simple interest from the Commencement Date to the Effective Date at the rate of eight percent (8%) per annum), its Pro Rata Share of the Olympus Trade Distribution, subject to Section 8.07(c), to the extent not previously paid; provided, that, to the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid.

4.48.        Class OLY-Uns—Olympus Other Unsecured Claims.

(a)           Impairment and Voting. Class OLY-Uns is impaired by the Plan. Each holder of an Allowed Olympus Other Unsecured Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions. Except to the extent that an Allowed Olympus Other Unsecured Claim is an Insured Claim, on the Initial Distribution Date, and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Olympus Other Unsecured Claim shall receive, in full and complete satisfaction of such Allowed Claim (including interest, if any, accrued pursuant to

Section 8.14), its Pro Rata Share of the Olympus Other Unsecured Distribution, subject to Section 8.07(c), to the extent not previously paid; provided, that, to the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid. A holder of an Allowed Olympus Other Unsecured Claim that is an Insured Claim shall (i) be paid from the proceeds of insurance to the extent that Claim is insured and such proceeds are not Purchased Assets and (ii) have an Allowed Olympus Other Unsecured Claim to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Insured Claim.

UCA Debtor Group

4.49.        Class UCA-Bank—UCA Bank Claims.

(a)           Impairment and Voting. Class UCA-Bank is impaired by the Plan, and each holder of an Allowed UCA Bank Claim is entitled to vote to accept or reject the Plan.

(b)           Allowance. The UCA Bank Claims shall, subject to Section 6.04(c) hereof, be Allowed in the principal amount of $831,375,000, plus interest accrued to (but not including) the Effective Date (the “UCA Bank P&I”), which interest, except as otherwise determined by the Bankruptcy Court in connection with Section 4.49(c)(ii) below, shall be deemed paid in full to the extent the Debtors continue to make payments at the interest rates paid by the Debtors during the Chapter 11 Cases under paragraph 11(c) of the DIP Order.

(c)           Distributions. Subject to Section 6.16(a) hereof:

(i)            Payment of the UCA Bank P&I. On the later of (x) the Effective Date and (y) the earlier of (A) the date such holder becomes a Released Bank Lender Defendant or (B) compliance by such holder with the requirements of Section 6.16(b), each holder of an Allowed UCA Bank Claim shall receive, in full and complete satisfaction of the UCA Bank P&I portion of such Allowed Claim, its Pro Rata Share of an amount in Cash equal to the Allowed amount of the UCA Bank P&I.

(ii)           Reserve for Grid Interest. On the Effective Date, a segregated, interest bearing account held by the Distribution Company shall be funded with Cash equal to interest on the principal amount of the Allowed UCA Bank Claims to (but not including) the Effective Date at the maximum non-default rate set forth in the UCA Credit Agreement, over the interest paid or Allowed on such principal amount (such excess, the “UCA Grid Interest”), which is estimated by the Debtors to be $32,100,000 as of an assumed Effective Date of July 31, 2006. After notice and a hearing, the Bankruptcy Court shall make a determination as to the entitlement of the holders of the UCA Bank Claims to the UCA Grid Interest. In connection with any such determination made pursuant to an order of the Bankruptcy Court:  (x) to the extent the Claim with respect to the disputed UCA

Grid Interest is Allowed, such amount of UCA Grid Interest reserve together with the net after-tax earnings on the deposit with respect thereto shall, subject to Section 6.16, be released Pro Rata to each holder of the UCA Bank Claim and (y) the balance of the reserve with respect to the disputed UCA Grid Interest, together with the net after-tax earnings thereon shall be released:  (A) if Class UCA-Bank is an Accepting Bank Class, up to the Bank Class Pro Rata Share of $50 million to the Contingent Value Vehicle to be added to the corresponding LIF pursuant to Section 6.08(c)(iv)(C)(1), or (B) otherwise to the UCA Debtor Group Reserve.

(iii)          Section 6.16 Escrows. On the Effective Date, a segregated, interest bearing account held by the Distribution Company shall be funded with Cash equal to the excess of (1) the Allowed amount of UCA Bank Claims with respect to UCA Bank P&I, over (2) all distributions to be made on the Effective Date to the holders of UCA Bank Claims. On the date, if any, on which any reserve for UCA Grid Interest is released to the holders of UCA Bank Claims, but a portion of such release is required to be withheld pursuant to Section 6.16, the amount required to be withheld shall be transferred from the reserve set aside for UCA Grid Interest into such account. Upon such date as a holder of UCA Bank Claims is entitled to a distribution pursuant to clause (c)(i)(y) above, such holder shall receive from such account, in full and complete satisfaction of the UCA Bank P&I portion of its Allowed Claim (except as provided in (c)(ii) above), an amount in Cash equal to the Allowed amount of its UCA Bank Claims, plus the net after-tax interest earned on such released amount, if any.

(d)           Additional Treatment.

(i)            All Bank Lender Fee Claims and all Bank Lender Post-Effective Date Fee Claims arising out of or with respect to the UCA Credit Agreement shall be paid as provided in Section 6.08 hereof.

(ii)           All UCA Bank Claims not paid or provided for pursuant to clause (b), (c) or (d)(i) above, including all Claims under Section 502(h) of the Bankruptcy Code and all unpaid interest, fees, costs, expenses and other charges provided for under the UCA Credit Agreement and applicable law, shall only be permitted to be asserted as Bank Counterclaims and Defensive Claims and shall not give rise to any additional distributions under this Plan.

4.50.        Class UCA-Trade—UCA Trade Claims.

(a)           Impairment and Voting. Class UCA-Trade is impaired by the Plan. Each holder of an Allowed UCA Trade Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions. On the Initial Distribution Date, and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed UCA Trade Claim shall receive, in full and complete satisfaction of such Allowed Claim (including simple interest from the Commencement Date to the Effective

Date at the rate of eight percent (8%) per annum), its Pro Rata Share of the UCA Trade Distribution, subject to Section 8.07(c), to the extent not previously paid; provided, that, to the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid.

4.51.        Class UCA-Uns—UCA Other Unsecured Claims.

(a)           Impairment and Voting. Class UCA-Uns is impaired by the Plan. Each holder of an Allowed UCA Other Unsecured Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions. Except to the extent that an Allowed UCA Other Unsecured Claim is an Insured Claim, on the Initial Distribution Date, and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed UCA Other Unsecured Claim shall receive, in full and complete satisfaction of such Allowed Claim (including interest, if any, accrued pursuant to Section 8.14), its Pro Rata Share of the UCA Other Unsecured Distribution, subject to Section 8.07(c), to the extent not previously paid; provided, that, to the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid. A holder of an Allowed UCA Other Unsecured Claim that is an Insured Claim shall (i) be paid from the proceeds of insurance to the extent that Claim is insured and such proceeds are not Purchased Assets and (ii) have an Allowed UCA Other Unsecured Claim to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Insured Claim.

Olympus Parent Debtor Group

4.52.        Class OLYParent-Notes—Olympus Parent Notes Claims.

(a)           Impairment and Voting. Class OLYParent-Notes is impaired by the Plan. Each holder of an Allowed Olympus Parent Notes Claim is entitled to vote to accept or reject the Plan.

(b)           Allowance. The Olympus Parent Notes Claims shall be deemed Allowed Claims in the aggregate amount of (i) $212,986,111, of which $200,000,000 represents principal and $12,986,111 represents interest accrued through the Commencement Date, plus (ii) interest, if any, accrued pursuant to Section 8.14.

(c)           Distributions. On the Initial Distribution Date, and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Olympus Parent Notes Claim shall receive, in full and complete satisfaction of such Allowed Claim, its Pro Rata Share of the Olympus Parent Notes Distribution, subject to Section 8.07(c), to the extent not previously paid.

4.53.        Class OLYParent-Trade—Olympus Parent Trade Claims.

(a)           Impairment and Voting. Class OLYParent-Trade is impaired by the Plan. Each holder of an Allowed Olympus Parent Trade Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions. On the Initial Distribution Date, and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Olympus Parent Trade Claim shall receive, in full and complete satisfaction of such Allowed Claim (including interest, if any, accrued pursuant to Section 8.14), its Pro Rata Share of the Olympus Parent Trade Claims Distribution, subject to Section 8.07(c), to the extent not previously paid; provided, that, to the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid.

4.54.        Class OLYParent-Uns—Olympus Parent Other Unsecured Claims.

(a)           Impairment and Voting. Class OLYParent-Uns is impaired by the Plan. Each holder of an Allowed Olympus Parent Other Unsecured Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions. Except to the extent that an Allowed Olympus Parent Other Unsecured Claim is an Insured Claim, on the Initial Distribution Date, and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Olympus Parent Other Unsecured Claim shall receive, in full and complete satisfaction of such Allowed Claim (including interest, if any, accrued pursuant to Section 8.14), its Pro Rata Share of the Olympus Parent Other Unsecured Distribution, subject to Section 8.07(c), to the extent not previously paid; provided, that, to the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid. A holder of an Allowed Olympus Parent Other Unsecured Claim that is an Insured Claim shall (i) be paid from the proceeds of insurance to the extent that Claim is insured and such proceeds are not Purchased Assets and (ii) have an Allowed Olympus Parent Other Unsecured Claim to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Insured Claim.

4.55.        Class OLYParent-Conv—Olympus Parent Convenience Claims.

(a)           Impairment and Voting. Class OLYParent-Conv is impaired by the Plan. Each holder of an Allowed Olympus Parent Convenience Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions. Each holder of an Allowed Olympus Parent Convenience Claim shall receive, in full and complete satisfaction of such Allowed Claim, Cash in an amount equal to 95% of the Deemed Value that such holder would have received if the Claim had remained in the Class to which it otherwise belongs; provided, however, that if (i) the holders of Allowed Olympus Parent Convenience Claims do not accept the Plan by the requisite majorities set forth in section 1126(c) of the Bankruptcy Code or (ii) the holders of Claims which are deemed to be Allowed Olympus Parent Convenience Claims would receive a greater amount of Plan Consideration consisting of Cash if they were treated as holders of Claims in the Class to which they would otherwise belong, then the holders of Allowed Olympus Parent Convenience Claims shall be treated as holders of Claims in the Class to which they would otherwise belong; provided further, however, that in such event any election by a holder of an Allowed Olympus Parent Convenience Claim to reduce the amount of its Allowed Claim to ten thousand dollars ($10,000) shall be null and void.

4.56.        Class OLYParent-ESL—Olympus Parent Existing Securities Law Claims.

(a)           Impairment and Voting. Class OLYParent-ESL is impaired by the Plan. Each holder of an Allowed Olympus Parent Existing Securities Law Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions. On the Initial Distribution Date, and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Olympus Parent Existing Securities Law Claim shall receive, in full and complete satisfaction of such Allowed Claim, its Pro Rata Share of the Olympus Parent Existing Securities Law Claim Distribution subject to Section 8.07(c), to the extent not previously paid.

4.57.        Class OLYParent-FPLNR—FPL Note Nonrecourse Lien Claim.

(a)           Impairment and Voting. Class OLYParent-FPLNR is impaired by the Plan, and each holder of an Allowed FPL Note Nonrecourse Lien Claim is entitled to vote to accept or reject the Plan.

(b)           Fixing of the FPL Note Nonrecourse Lien Claim. The FPL Note Nonrecourse Lien Claim shall be fixed in an amount equal to the FPL Note Claim, less all distributions pursuant to this Article IV with respect to the FPL Note Claim.

(c)           Distributions. On the Initial Distribution Date, and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed FPL Note Nonrecourse Claim shall receive, in full and complete satisfaction of such Allowed Claim, its Pro Rata Share of the Olympus Parent FPL Note Distribution, subject to Section 8.07(c), to the extent not previously paid.

4.58.        Class OlyParent-UCANR—UCA Bank Nonrecourse Lien Claim.

(a)           Impairment and Voting. Class OlyParent-UCANR is impaired by the Plan, and each holder of an Allowed UCA Bank Nonrecourse Lien Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions. Allowed UCA Bank Nonrecourse Lien Claims shall be deemed to be fully and completely satisfied through the treatment provided under this Plan in respect of the UCA Bank Claims to which such UCA Bank Nonrecourse Lien Claims relate.

Rigas/Century Co-Borrowing Debtor Group

4.59.        Class RCentCB-Cont—Rigas/Century Contrib/Subrog Claims.

(a)           Impairment and Voting. Class RCentCB-Cont is unimpaired by the Plan. Each holder of an Allowed Rigas/Century Contrib/Subrog Claims is conclusively presumed to have accepted the Plan.

(b)           Distributions. On the Initial Distribution Date, and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, Century Cable Holdings LLC, the holder of the Allowed Rigas/Century Contrib/Subrog Claim, shall receive, in full and complete satisfaction of such Allowed Claim, its Pro Rata Share of the Rigas/Century Contrib/Subrog Distribution. Such Distribution shall be deemed to be deposited one-half in the Century Trade Distribution Reserve and one-half in the Century Other Unsecured Distribution Reserve, and further reallocated as provided in Section 9.03(e) hereof.

4.60.        Class RCentCB-Trade—Rigas/Century Trade Claims.

(a)           Impairment and Voting. Class RCentCB-Trade is impaired by the Plan. Each holder of an Allowed Rigas/Century Trade Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions. On the Initial Distribution Date, and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Rigas/Century Trade Claim shall receive, in full and complete satisfaction of such Allowed Claim (including simple interest from the Commencement Date to the Effective Date at the rate of eight percent (8%) per annum), its Pro Rata Share of the Rigas/Century Trade Distribution, subject to Section 8.07(c), to the extent not previously paid; provided that, to the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid.

4.61.        Class RCentCB-Uns— Rigas/Century Other Unsecured Claims.

(a)           Impairment and Voting. Class RCentCB-Uns is impaired by the Plan. Each holder of an Allowed Rigas/Century Other Unsecured Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions. Except to the extent that an Allowed Rigas/Century Other Unsecured Claim is an Insured Claim, on the Initial Distribution Date, and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Rigas/Century Other Unsecured Claim shall receive, in full and complete satisfaction of such Allowed Claim (including interest, if any, accrued pursuant to Section 8.14), its Pro Rata Share of the Rigas/Century Other Unsecured Distribution, subject to Section 8.07(c), to the extent not previously paid; provided, that, to the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid. A holder of an Allowed Rigas/Century Other Unsecured Claim that is an Insured Claim shall (i) be paid from the proceeds of insurance to the extent that Claim is insured and such proceeds are not Purchased Assets and (ii) have an Allowed Rigas/Century Other Unsecured Claim to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Insured Claim.

4.62.        Class RCentCB-CentNR—Century Bank Claims.

(a)           Impairment and Voting. Class RCentCB-CentNR is impaired by the Plan, and each holder of an Allowed Century Bank Claim against a Rigas/Century Co-Borrowing Debtor is entitled to vote to accept or reject the Plan.

(b)           Distributions. Allowed Century Bank Claims shall be deemed to be fully and completely satisfied through the treatment provided under this Plan in respect of Class Century-Bank.

Rigas/Olympus Co-Borrowing Debtor Group

4.63.        Class ROlyCB-Cont—Rigas/ Olympus Contrib/Subrog Claims.

(a)           Impairment and Voting. Class ROlyCB-Cont is unimpaired by the Plan. Each holder of an Allowed Rigas/Olympus Contrib/Subrog Claims is conclusively presumed to have accepted the Plan.

(b)           Distributions. On the Initial Distribution Date, and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, Olympus Cable Holdings LLC, the holder of the Allowed Rigas/Olympus Contrib/Subrog Claim shall receive, in full and complete satisfaction of such Allowed Claim, its Pro Rata Share of the Rigas/Olympus Contrib/Subrog Distribution. Such Distribution shall be deemed to be deposited one-half in the Olympus Trade Distribution Reserve and one-half in the Olympus Other Unsecured Distribution Reserve, and further reallocated as provided in Section 9.03(e) hereof.

4.64.        Class ROlyCB-Trade—Rigas/Olympus Trade Claims.

(a)           Impairment and Voting. Class ROlyCB-Trade is impaired by the Plan. Each holder of an Allowed Rigas/Olympus Trade Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions. On the Initial Distribution Date, and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Rigas/Olympus Trade Claim shall receive, in full and complete satisfaction of such Allowed Claim (including simple interest from the Commencement Date to the Effective Date at the rate of eight percent (8%) per annum), its Pro Rata Share of the Rigas/Olympus Trade Distribution, subject to Section 8.07(c), to the extent not previously paid; provided, that, to the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid.

4.65.        Class ROlyCB-Uns— Rigas/Olympus Other Unsecured Claims.

(a)           Impairment and Voting. Class ROlyCB-Uns is impaired by the Plan. Each holder of an Allowed Rigas/Olympus Other Unsecured Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions. Except to the extent that an Allowed Rigas/Olympus Other Unsecured Claim is an Insured Claim, on the Initial Distribution Date, and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Rigas/Olympus Other Unsecured Claim shall receive, in full and complete satisfaction of such Allowed Claim (including interest, if any, accrued pursuant to Section 8.14), its Pro Rata Share of the Rigas/Olympus Other Unsecured Distribution, subject to Section 8.07(c), to the extent not previously paid; provided, that, to the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid. A holder of an Allowed Rigas/Olympus Other Unsecured Claim that is an Insured Claim shall (i) be paid from the proceeds of insurance to the extent that Claim is insured and such proceeds are not Purchased Assets and (ii) have an Allowed Rigas/Olympus Other Unsecured Claim to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Insured Claim.

4.66.        Class ROlyCB-OLYNR—Olympus Bank Claims.

(a)           Impairment and Voting. Class ROlyCB-OLYNR is impaired by the Plan, and each holder of an Allowed Olympus Bank Claim against a Rigas/Olympus Co-Borrowing Debtor is entitled to vote to accept or reject the Plan.

(b)           Distributions. Allowed Olympus Bank Claims shall be deemed to be fully and completely satisfied through the treatment provided under this Plan in respect of Class Olympus-Bank.

Rigas/UCA Co-Borrowing Debtor Group

4.67.        Class RUCACB-Cont—Rigas/UCA Contrib/Subrog Claims.

(a)           Impairment and Voting. Class RUCACB-Cont is unimpaired by the Plan. Each holder of an Allowed Rigas/UCA Contrib/Subrog Claims is conclusively presumed to have accepted the Plan.

(b)           Distributions. On the Initial Distribution Date, and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, UCA LLC and National Cable Acquisition Associates, LP, the holders of the Allowed Rigas/UCS Contrib/Subrog Claim shall receive, in full and complete satisfaction of such Allowed Claim, its Pro Rata Share of the Rigas/UCA Contrib/Subrog Distribution. Such Distribution shall be deemed to be deposited one-half in the UCA Trade Distribution Reserve and one-half in the UCA Other Unsecured Distribution Reserve, and further reallocated as provided in Section 9.03(e) hereof.

4.68.        Class RUCACB-Trade—Rigas/UCA Trade Claims.

(a)           Impairment and Voting. Class RUCACB-Trade is impaired by the Plan. Each holder of an Allowed Rigas/UCA Trade Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions. On the Initial Distribution Date, and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Rigas/UCA Trade Claim shall receive, in full and complete satisfaction of such Allowed Claim (including simple interest from the Commencement Date to the Effective Date at the rate of eight percent (8%) per annum), its Pro Rata Share of the Rigas/UCA Trade Distribution, subject to Section 8.07(c), to the extent not previously paid; provided, that, to the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid.

4.69.        Class RUCACB-Uns— Rigas/UCA Other Unsecured Claims.

(a)           Impairment and Voting. Class RUCACB-Uns is impaired by the Plan. Each holder of an Allowed Rigas/UCA Other Unsecured Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions. Except to the extent that an Allowed Rigas/UCA Other Unsecured Claim is an Insured Claim, on the Initial Distribution Date, and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Rigas/UCA Other Unsecured Claim shall receive, in full and complete satisfaction of such Allowed Claim (including interest, if any, accrued pursuant to Section 8.14), its Pro Rata Share of the Rigas/UCA Other Unsecured Distribution, subject to Section 8.07(c), to the extent not previously paid; provided, that, to the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid. A holder of an Allowed Rigas/UCA Other Unsecured Claim that is an Insured Claim shall (i) be paid from the proceeds of insurance to the extent that Claim is insured and such proceeds are not Purchased Assets and (ii) have an Allowed Rigas/UCA Other Unsecured Claim to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Insured Claim.

4.70.        Class RUCACB-UCANR—UCA Bank Claims.

(a)           Impairment and Voting. Class RUCACB-UCANR is impaired by the Plan, and each holder of an Allowed UCA Bank Claim against a Rigas/UCA Co-Borrowing Debtor is entitled to vote to accept or reject the Plan.

(b)           Distributions. Allowed UCA Bank Claims shall be deemed to be fully and completely satisfied through the treatment provided under this Plan in respect of Class UCA-Bank.

Funding Company Debtor Group

4.71.        Class Fundco—Funding Company Claims.

(a)           Impairment and Voting. Class Fundco is impaired by the Plan. Each holder of an Allowed Funding Company Claim (if any) is entitled to vote to accept or reject the Plan. Notwithstanding anything otherwise to the contrary, no Intercompany Claim shall be included in Class Fundco and any such Claim of a Debtor against Debtors in the Funding Company Debtor Group shall be included in Class InterCo and receive the treatment accorded to Class InterCo.

(b)           Distributions. On the Initial Distribution Date, and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed Funding Company Claim (if any) shall receive, in full and complete satisfaction of such Allowed Claim (including simple interest from the Commencement Date to the Effective Date at the rate of eight percent (8%) per annum) its Pro Rata Share of the Allocable Portion of the Funding Company Distribution Reserve, subject to Section 8.07(c), to the extent not previously paid; provided, that, to the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid.

4.72.        Class GSETL - Government Claims.

(a)           Impairment and Voting. Class GSETL is unimpaired by the Plan. Each holder of a Government Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

(b)           Treatment. The Government Claims shall be Allowed against Adelphia Cablevision, LLC and satisfied by the performance of the Government Settlement Agreements on the Effective Date by Adelphia Cablevision, LLC on behalf of the Debtors.

ACC Ops Debtor Group

4.73.        Class OPS-Trade—ACC Ops Trade Claims.

(a)           Impairment and Voting. Class OPS-Trade is impaired by the Plan. Each holder of an Allowed ACC Ops Trade Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions. On the Initial Distribution Date, and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed ACC Ops Trade Claim shall receive, in full and complete satisfaction of such Allowed Claim (including simple interest from the Commencement Date to the Effective Date at the rate of eight percent (8%) per annum), its Pro Rata Share of the ACC Ops Trade Distribution, subject to Section 8.07(c), to the extent not previously paid; provided, that, to the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid.

4.74.        Class OPS-Uns—ACC Ops Other Unsecured Claims.

(a)           Impairment and Voting. Class OPS-Uns is impaired by the Plan. Each holder of an Allowed ACC Ops Other Unsecured Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions. Except to the extent that an Allowed ACC Ops Other Unsecured Claim is an Insured Claim, on the Initial Distribution Date, and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed ACC Ops Other Unsecured Claim shall receive, in full and complete satisfaction of such Allowed Claim (including interest, if any, accrued pursuant to Section 8.14), its Pro Rata Share of the ACC Ops Other Unsecured Distribution, subject to Section 8.07(c), to the extent not previously paid; provided, that, to the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid. A holder of an Allowed ACC Ops Other Unsecured Claim that is an Insured Claim shall (i) be paid from the proceeds of insurance to the extent that Claim is insured and such proceeds are not Purchased Assets and (ii) have an Allowed ACC Ops Other Unsecured Claim to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Insured Claim.

4.75.        Class OPS-OLYNR—Olympus Bank Nonrecourse Lien Claim.

(a)           Impairment and Voting. Class OPS-OLYNR is impaired by the Plan, and each holder of an Allowed Olympus Bank Nonrecourse Lien Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions. Allowed Olympus Bank Nonrecourse Lien Claims shall be deemed to be fully and completely satisfied through the treatment provided under this Plan in respect of the Olympus Bank Claims to which such Olympus Bank Nonrecourse Lien Claims relate.

4.76.        Class OPS-UCANR—UCA Bank Nonrecourse Lien Claim.

(a)           Impairment and Voting. Class OPS-UCANR is impaired by the Plan, and each holder of an Allowed UCA Bank Nonrecourse Lien Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions. Allowed UCA Bank Nonrecourse Lien Claims shall be deemed to be fully and completely satisfied through the treatment provided under this Plan in respect of the UCA Bank Claims to which such UCA Bank Nonrecourse Lien Claims relate.

Holding Company Debtor Group

4.77.        Class ACC-Trade—ACC Trade Claims.

(a)           Impairment and Voting. Class ACC-Trade is impaired by the Plan. Each holder of an Allowed ACC Trade Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions. On the Initial Distribution Date, and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed ACC Trade Claim shall receive, in full and complete satisfaction of such Allowed Claim (including interest, if any, accrued pursuant to Section 8.14) its Pro Rata Share of:  (i) the ACC Trade Claims Distribution, subject to Section 8.07(c), to the extent not previously paid; and (ii) Class ACC-Trade’s Allocable Portion of the CVV Series A-1a Interests; provided, that, to the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid.

4.78.        Class ACC-Uns—ACC Other Unsecured Claims.

(a)           Impairment and Voting. Class ACC-Uns is impaired by the Plan. Each holder of an Allowed ACC Other Unsecured Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions. Except to the extent that ACC Other Unsecured Claim is an Insured Claim, on the Initial Distribution Date, and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed ACC Other Unsecured Claim shall receive, in full and complete satisfaction of such Allowed Claim (including interest, if any, accrued pursuant to Section 8.14) its Pro Rata Share of:  (i) the ACC Other Unsecured Distribution, subject to Section 8.07(c), to the extent not previously paid; and (ii) Class ACC-Uns’ Allocable Portion of the CVV Series A-1a Interests; provided, that, to the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the applicable Purchase Agreement, to the extent not previously paid. A holder of an Allowed ACC Other Unsecured Claim that is an Insured Claim shall (i) be paid from the proceeds of insurance to the extent that Claim is insured and such proceeds are not Purchased Assets and (ii) have an Allowed ACC Other Unsecured Claim to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Insured Claim.

4.79.        Class ACC-SnrNotes—ACC Senior Notes Claims.

(a)           Impairment and Voting. Class ACC-SnrNotes is impaired by the Plan. Each holder of an Allowed ACC Senior Notes Claim is entitled to vote to accept or reject the Plan.

(b)           Allowance. The ACC Senior Notes Claims shall be deemed Allowed Claims in the aggregate amount of (i) $5,109,693,748, of which $4,936,847,118 represents principal and $172,846,630 represents interest accrued through the Commencement Date plus (ii) interest, if any, accrued pursuant to Section 8.14.

(c)           Distributions. On the Initial Distribution Date, and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed ACC Senior Notes Claim shall receive, in full and complete satisfaction of such Allowed Claim, its Pro Rata Share of:  (i) the ACC Notes Distribution, (including interest from the Commencement Date to the Effective Date at the rate specified in Section 8.14, but without giving effect to the limitation imposed by the Debtor Group Maximum Value), subject to Section 8.07(c), to the extent not previously paid; and (ii) Class ACC-SnrNotes’ Allocable Portion of the CVV Series A-1b Interests.

4.80.        Class ACC-SubNotes—ACC Subordinated Notes Claims.

(a)           Impairment and Voting. Class ACC-SubNotes is impaired by the Plan. Each holder of an Allowed ACC Subordinated Notes Claim is entitled to vote to accept or reject the Plan.

(b)           Allowance. The ACC Subordinated Note Claims shall be deemed Allowed Claims in the aggregate amount of (i) $1,458,990,625, of which $1,437,500,000 represents principal and $21,490,625 represents interest accrued through the Commencement Date plus (ii) interest, if any, accrued pursuant to Section 8.14.

(c)           Distributions. Subject to the next sentence, on the Initial Distribution Date, and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Allowed ACC Subordinated Notes Claim shall receive, in full and complete satisfaction of such Allowed Claim, its Pro Rata Share of (i) the ACC Subordinated Notes Distribution, subject to Section 8.07(c), to the extent not previously paid and (ii) Class ACC-SubNotes’ Allocable Portion of the CVV Series A-1c Interests. In accordance with and in enforcement of the subordination provisions of the indentures relating to the ACC Subordinated Notes (the “Subordination Provisions”) the ACC Notes Distribution shall include the X-Clause CVV Sharing Percentage and the X-Clause Sharing Percentage, absent an Order of the Bankruptcy Court to the contrary on or before the Confirmation Date. Notwithstanding the Subordination Provisions, each Holder of an Allowed ACC Subordinated Note Claim shall be entitled to receive and retain, on account of such claim, its ratable share of the ACC Subordinated Notes Distribution, based upon the amount of ACC Subordinated Notes held by each holder.

4.81.        Class ACC-ESL Snr—ACC Senior Notes Existing Securities Law Claims.

(a)           Impairment and Voting. Class ACC-ESL Snr is impaired by the Plan. Each holder of an Allowed ACC Senior Notes Existing Securities Law Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions. On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed ACC Senior Notes Existing Securities Law Claim shall receive, in full and complete satisfaction of such Allowed Claim, its Pro Rata Share of Class ACC-ESL Snr’s Allocable Portion of the CVV Series A-2a Interests.

4.82.        Class ACC-ESL Sub—ACC Subordinated Notes Existing Securities Law Claims.

(a)           Impairment and Voting. Class ACC-ESL Sub is impaired by the Plan. Each holder of an Allowed ACC Subordinated Notes Existing Securities Law Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions. On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed ACC Subordinated Notes Existing Securities Law Claim shall receive, in full and complete satisfaction of such Allowed Claim, its Pro Rata Share of Class ACC-ESL Sub’s Allocable Portion of the CVV Series A-2b Interests.

4.83.        Class ACC-BPfd—ACC Series B Preferred Stock Interests.

(a)           Impairment and Voting. Class ACC-BPfd is impaired by the Plan. Each holder of an Allowed ACC Series B Preferred Stock Interest is entitled to vote to accept or reject the Plan.

(b)           Distributions. On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed ACC Series B Preferred Stock Interest shall receive, in full and complete satisfaction of such Allowed Equity Interest, such Allowed Equity Interest’s Pro Rata Share of Class ACC-BPfd’s Allocable Portion of the CVV Series B Interests.

4.84.        Class ACC-BESL—ACC Series B Preferred Stock Existing Securities Law Claims.

(a)           Impairment and Voting. Class ACC-BESL is impaired by the Plan. Each holder of an Allowed ACC Series B Preferred Stock Existing Securities Law Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions. On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed ACC Series B Preferred Stock Existing Securities Law Claim shall receive, in full and complete satisfaction of such Allowed Claim, its Pro Rata Share of Class ACC-BESL’s Allocable Portion of the CVV Series C Interests.

4.85.        Class ACC-DPfd—ACC Series D Preferred Stock Interests.

(a)           Impairment and Voting. Class ACC-DPfd is impaired by the Plan. Each holder of an Allowed ACC Series D Preferred Stock Interest is entitled to vote to accept or reject the Plan.

(b)           Distributions. On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed ACC Series D Preferred Stock Interest shall receive, in full and complete satisfaction of such Allowed Equity Interest, such Allowed Equity Interest’s Pro Rata Share of Class ACC-DPfd’s Allocable Portion of the CVV Series D Interests.

4.86.        Class ACC-DESL—ACC Series D Preferred Stock Existing Securities Law Claims.

(a)           Impairment and Voting. Class ACC-DESL is impaired by the Plan. Each holder of an Allowed ACC Series D Preferred Stock Existing Securities Law Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions. On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed ACC Series D Preferred Stock Existing Securities Law Claim shall receive, in full and complete satisfaction of such Allowed Claim, its Pro Rata Share of Class ACC-DESL’s Allocable Portion of the CVV Series E Interests.

4.87.        Class ACC-EFPfd—ACC Series E and F Preferred Stock Interests.

(a)           Impairment and Voting. Class ACC-EFPfd is impaired by the Plan. Each holder of an Allowed ACC Series E and F Preferred Stock Interest is entitled to vote to accept or reject the Plan.

(b)           Distributions. On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed ACC Series E and F Preferred Stock Interest shall receive, in full and complete satisfaction of such Allowed Equity Interest, such Allowed Equity Interest’s Pro Rata Share of Class ACC-EFPfd’s Allocable Portion of the CVV Series F Interests. Notwithstanding anything otherwise to the contrary, to the extent an order of the Bankruptcy Court holds that the mandatory conversion provisions of the foregoing ACC Series E and F Preferred Stock Interests resulted in a conversion of such preferred stock interests, the ACC Series E and F Preferred Stock shall be included in Class ACC-CS for all purposes under this Plan and shall have the rights of Equity Interests in such Class, and this Section 4.87 shall be disregarded and have no effect.

4.88.        Class ACC-EFESL—ACC Preferred Series E and F Stock Existing Securities Law Claims.

(a)           Impairment and Voting. Class ACC-EFESL is impaired by the Plan. Each holder of an Allowed ACC Series E and F Preferred Stock Existing Securities Law Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions. On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed ACC Series E and F Preferred Stock Existing Securities Law Claim shall receive, in full and complete satisfaction of such Allowed Claim, its Pro Rata Share of Class ACC-EFESL’s Allocable Portion of the CVV Series G Interests.

4.89.        Class ACC-CSESL—ACC Common Stock Existing Securities Law Claims.

(a)           Impairment and Voting. Class ACC-CSESL is impaired by the Plan, and consists of all Common Stock Existing Securities Law Claims. Each holder of an ACC Common Stock Existing Securities Law Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions. On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed ACC Common Stock Existing Securities Law Claim shall receive, in full and complete satisfaction of such Allowed Equity Interest, such Allowed Equity Interest’s Pro Rata Share of Class ACC-CSESL’s Allocable Portion of the CVV Series H Interests.

4.90.        Class ACC-CS—ACC Common Stock Interests.

(a)           Impairment and Voting. Class ACC-CS is impaired by the Plan, and consists of all ACC Common Stock Interests. Each holder of an Allowed ACC Common Stock Interest is entitled to vote to accept or reject the Plan.

(b)           Distributions. On the Effective Date, or as soon thereafter as is practicable, each holder of an Allowed ACC Common Stock Interest shall receive, in full and complete satisfaction of such Allowed Equity Interest, such Allowed Equity Interest’s Pro Rata Share of Class ACC-CS’s Allocable Portion of the CVV Series I Interests.

4.91.        Class ACC-Conv—ACC Convenience Claims.

(a)           Impairment and Voting. Class ACC-Conv is impaired by the Plan. Each holder of an Allowed ACC Convenience Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions. Each holder of an Allowed ACC Convenience Claim shall receive, in full and complete satisfaction of such Allowed Claim, Cash in an amount equal to 95% of the Deemed Value that such holder would have received if the Claim had remained in the Class to which it otherwise belongs; provided, however, that if (i) the holders of Allowed ACC Convenience Claims do not accept the Plan by the requisite majorities set forth in section 1126(c) of the Bankruptcy Code or (ii) the holders of Claims which are deemed to be Allowed ACC Convenience Claims would receive a greater amount of Plan Consideration consisting of Cash if they were treated as holders of Claims in the Class to which they would otherwise belong, then the holders of Allowed ACC Convenience Claims shall be treated as holders of Claims in the Class to which they would otherwise belong; provided further, however, that in such event any election by a holder of an Allowed ACC Convenience Claim to reduce the amount of its Allowed Claim to ten thousand dollars ($10,000) shall be null and void.

4.92.        Class InterCo—Intercompany Claims. In consideration of the benefits provided under the Plan, including the Global Compromise, the Intercompany Claims shall be Allowed and treated as provided for in the Inter-Creditor Dispute Resolution. Upon the occurrence of the Effective Date, each Intercompany Claim shall be discharged and satisfied by means of:  (a) the Restructuring Transactions contemplated by the Plan; and (b) allocations of Plan Consideration pursuant to Section 9.03 hereof (and any order of the Bankruptcy Court sought thereunder) to the Debtor Group Reserves of such Intercompany Claim’s Debtor Group in amounts that give effect to the relative seniority and treatment of such Intercompany Claim under this Section. All Intercompany Claims held by any Debtor against any Non-Debtor Subsidiary (other than Claims against the Palm Beach Joint Venture (as defined in the Comcast Purchase Agreement), which Claims shall be transferred in accordance with the Comcast Purchase Agreement) or by any Non-Debtor Subsidiary against any Debtor (other than (i) Claims against the Transferred Joint Venture Entities, which Claims shall be discharged (except to the extent they constitute defenses or set-offs to Retained Claims) and (ii) Claims of a non-Debtor Affiliate against a Debtor arising in connection with the transfer of an asset by such non-Debtor Affiliate to a Debtor pursuant to Section 5.13(h) of the TW Purchase Agreement or Section 5.11(h) of the Comcast Purchase Agreement, which Claims shall be satisfied in accordance with their terms) shall be reviewed by the Reorganized Debtors and adjusted, continued, or discharged, as determined by the Reorganized Debtors in their sole discretion.

4.93.        Rigas Claims or Equity Interests. All Rigas Claims and Equity Interests shall be Disallowed and expunged. Each holder of a Rigas Claim or Equity Interest shall receive no distribution under this Plan with respect to such Rigas Claim or Equity Interest. The Plan shall not create any right of any holder of a Rigas Claim or Equity Interest to assert such Claim or Equity Interest against any of the Debtors’ insurance policies.

4.94.        ACC Other Equity Interests. All ACC Other Equity Interests shall be Disallowed. Each holder of an ACC Other Equity Interest shall receive no distribution under this Plan with respect to such ACC Other Equity Interest.

ARTICLE V.

SUBSTANTIVE CONSOLIDATION

5.01.        Substantive Consolidation. In consideration of the benefits provided under the Plan, including the Global Compromise, this Plan provides for the substantive consolidation of the Debtors in accordance with the terms set forth in this Article V, but only for purposes of voting with respect to the confirmation of the Plan and effectuating the settlements contemplated by, and making distributions under, this Plan. Except as set forth in this Article, such substantive consolidation will not:  (a) affect the legal and corporate structures of the Debtors or Reorganized Debtors, subject to the right of the Debtors or Reorganized Debtors to effect the Restructuring Transactions contemplated by this Plan, (b) cause any Debtor to be liable for any Claim or Equity Interest under this Plan for which it otherwise is not liable, and the liability of any Debtor for any such Claim or Equity Interest will not be affected by such substantive consolidation, (c) except as otherwise stated in this Plan, affect Intercompany Claims, (d) affect any pre and post-Commencement Date guarantees, Liens, and security interests that are required to be maintained (i) in connection with executory contracts or unexpired leases that were entered into during the Chapter 11 Cases or that have been or will be assumed and/or assigned and/or retained, or (ii) pursuant to the Plan, (e) affect any defenses to any Cause of Action or requirements for any third party to establish mutuality in order to assert a right of setoff, (f) affect distributions out of any insurance policies or proceeds of such policies, (g) affect Equity Interests in the Debtors except as otherwise may be required in connection with the Restructuring Transactions contemplated by this Plan, (h) constitute a change of control (or a change in working control) of any Debtor for any purpose, including under any franchise agreement, executory contract, pole attachment agreement or other agreement (whether entered into before or after the Commencement Date) or (i) prejudice or otherwise affect the rights of holders of

Claims or Equity Interests with respect to the Inter-Creditor Dispute Holdback. Notwithstanding anything herein to the contrary, the Debtors may elect in their sole and absolute discretion, at any time through and until the Effective Date, to consolidate the Debtors (other than the Transferred Joint Venture Entities) and Reorganized Debtors for additional purposes. Should the Debtors make such an election, the Debtors will not, nor will they be required to, resolicit votes with respect to this Plan. Substantive consolidation shall not alter the distributions set forth herein or adversely affect any Defensive Claims.

5.02.        Substantive Consolidation of the Debtors into Separate Debtor Groups. Entry of the Confirmation Order shall constitute the approval, pursuant to section 105(a) of the Bankruptcy Code, effective as of the Effective Date, of the substantive consolidation of the Debtors into twenty separate and distinct groups (each such group, a “Debtor Group”), which groups shall consist of the following Debtors for all purposes related to the Plan, including for purposes of voting, confirmation, and distribution:

(a)           an “ACC Ops Debtor Group” consisting solely and exclusively of the ACC Ops Debtors;

(b)           an “Adelphia GP Holdings Debtor Group” consisting solely and exclusively of the Adelphia GP Holdings Debtors;

(c)           an “Arahova Debtor Group” consisting solely and exclusively of the Arahova Debtors;

(d)           a “CCC Debtor Group” consisting solely and exclusively of the CCC Debtors;

(e)           a “CCHC Debtor Group” consisting solely and exclusively of the CCHC Debtors;

(f)            a “Century Debtor Group” consisting solely and exclusively of the Century Debtors;

(g)           a “Century-TCI Debtor Group” consisting solely and exclusively of the Century-TCI Debtors and the Century-TCI Distribution Company;

(h)           a “FrontierVision Debtor Group” consisting solely and exclusively of the FrontierVision Debtors;

(i)            a “FrontierVision Holdco Debtor Group” consisting solely and exclusively of the FrontierVision Holdco Debtors;

(j)            a “Ft. Myers Debtor Group” consisting solely and exclusively of the Ft. Myers Debtors;

(k)           a “Ft. Myers Subsidiary Debtor Group” consisting solely and exclusively of the Ft. Myers Subsidiary Debtors;

(l)            a “Funding Company Debtor Group” consisting solely and exclusively of the Funding Company Debtors;

(m)          a “Holding Company Debtor Group” consisting solely and exclusively of the Holding Company Debtors;

(n)           an “Olympus Debtor Group” consisting solely and exclusively of the Olympus Debtors;

(o)           an “Olympus Parent Debtor Group” consisting solely and exclusively of the Olympus Parent Debtors;

(p)           a “Parnassos Debtor Group” consisting solely and exclusively of the Parnassos Debtors and the Parnassos Distribution Companies;

(q)           a “Rigas/Century Co-Borrowing Debtor Group” consisting solely and exclusively of the Rigas/Century Co-Borrowing Debtors;

(r)            a “Rigas/Olympus Co-Borrowing Debtor Group” consisting solely and exclusively of the Rigas/Olympus Co-Borrowing Debtors;

(s)           a “Rigas/UCA Co-Borrowing Debtor Group” consisting solely and exclusively of the Rigas/UCA Co-Borrowing Debtors; and

(t)            a “UCA Debtor Group” consisting solely and exclusively of the UCA Debtors.

5.03.        Treatment of Debtor Group Claims and Equity Interests. For purposes of Section 5.01 of the Plan, (i) all assets and liabilities of the applicable Debtors within each Debtor Group shall be treated as though they were merged with the assets and liabilities of the other Debtors within such Debtor Group, (ii) no distributions shall be made under the Plan on account of any Claim held by a Debtor against any other Debtor within its Debtor Group, (iii) except as provided in Section 6.02(g) of this Plan, no distributions shall be made under the Plan on account of any Equity Interest held by a Debtor in any other Debtor within its Debtor Group, (iv) all guarantees of the Debtors of the obligations of any other Debtor within its Debtor Group shall be eliminated so that any Claim against any Debtor and any guarantee thereof executed by any other Debtor and any joint or several liability of any of the Debtors within a Debtor Group shall be one obligation of the Debtors within such Debtor Group, and (v) each and every Claim filed or to be filed in the Chapter 11 Case of any of the Debtors within a Debtor Group shall be deemed filed against the Debtors within such Debtor Group, and shall be one Claim against and obligation of the Debtors within such Debtor Group. Notwithstanding anything otherwise to the contrary herein, the substantive consolidation hereunder shall not affect any Claims or Equity Interests held by a Debtor in or against a Debtor in a separate Debtor Group.

5.04.        Order Granting Consolidation; Substantive Consolidation. The Disclosure Statement and this Plan shall be deemed to be a motion requesting that the Bankruptcy Court approve the substantive consolidation provided for in this Plan, as well as any additional consolidation that may be proposed by the Debtors in connection with confirmation and consummation of the Plan. Unless an objection to consolidation is made in writing by any creditor affected by the Plan as herein provided on or before 4:00 p.m. Eastern Time, on the date fixed by the Bankruptcy Court for objections to confirmation of the Plan, the substantive consolidation proposed by this Plan may be approved by the Bankruptcy Court at the Confirmation Hearing. In the event any such objections are timely filed, a hearing with respect thereto shall be scheduled by the Bankruptcy Court, which hearing may, but need not, coincide with the Confirmation Hearing.

5.05.        The Plan Consists of Twenty Consolidated Debtor Groups. Notwithstanding the fact that this Plan consists of twenty separate Debtor Groups, the Plan governs the treatment of each of the jointly administered Debtors, one or more of which may ultimately be excluded from the Plan pursuant to Section 8.02 hereof. In addition, subject to the satisfaction or waiver of the conditions set forth in Article XIII hereof, the Buyers’ rights, if any, under the Sale Transaction Documents, and any applicable restrictions under the Trade Plan Support Agreement, the Debtors may amend the Plan pursuant to Section 15.08 of this Plan to, among other things, exclude any Debtor or Debtor Group from the Plan.

ARTICLE VI.

IMPLEMENTATION OF THE PLAN

6.01.        Continued Corporate Existence.

(a)           The Debtors. Subject to the Restructuring Transactions contemplated by this Plan, and the effects of the Sale Transactions, each of the Debtors will continue to exist after the Effective Date as a separate legal entity, with all the powers available to such entity under applicable law in the jurisdiction in which each applicable Debtor is organized or otherwise formed and pursuant to its certificate of incorporation and by-laws or other organizational documents in effect prior to the Effective Date, except to the extent such certificate of incorporation and by-laws or other organizational documents are amended by this Plan, without prejudice to any right to terminate such existence (whether by merger or otherwise) under applicable law after the Effective Date. From and after the Effective Date, the Distribution Company shall be the sole and exclusive owner of all of the issued and outstanding capital stock of ACC to be held in the Holding Company Distribution Reserve pursuant to Section 9.03(a)(iii) hereof, and the Contingent Value Vehicle shall be the sole and exclusive owner of all of the issued and outstanding equity interests in the Distribution Company.

(b)           Non-Debtors. There are certain Affiliates of the Debtors that are not Debtors in these Chapter 11 Cases. The continued existence, operation and ownership of such non-Debtor Affiliates is a material component of the Debtors’ businesses, and, as set forth in Section 6.06 of this Plan, subject to the effects of the Sale Transactions, all of the Debtors’ Equity Interests and other property interests in such non-Debtor Affiliates shall revest in the applicable Reorganized Debtors or their successors on the Effective Date.

6.02.        Sale Transactions.

(a)           Consummation of Sale Transactions. On the Effective Date, the Debtors, the Reorganized Debtors and the Transferred Joint Venture Entities (as applicable) shall consummate either (i) the Sale Transactions to occur at the Sale Transaction Closing or (ii) in the event the Debtors or the Reorganized Debtors and Comcast are unable to consummate the Comcast Adelphia Acquisition for the reasons specified in Section 5.15 of the TW Purchase Agreement, the TW Expanded Transaction. To the extent that pursuant to the applicable Purchase Agreement the Debtors or Reorganized Debtors (as applicable) are not required to consummate on the date of the Sale Transaction Closing one or more transactions to occur under the applicable Purchase Agreements (including in relation to any Disputed MCE System or Delayed Transfer Asset, in each case as defined in the Purchase Agreements), the Reorganized Debtors shall consummate such transaction to the extent required by and in accordance with the applicable Purchase Agreement. On the Effective Date, the Debtors (other than the Transferred Joint Venture Entities) on behalf of the Reorganized Debtors, or the Reorganized Debtors, shall enter into the Transaction Escrow Agreements and shall apply the proceeds of the Sale Transactions (less any amounts deposited in the Transaction Escrows and any other reserves or escrows established under the Purchase Agreements which shall be treated as provided in the Purchase Agreements) in accordance with this Plan. In connection with the consummation of the Sale Transactions and except as set forth in the Sale Transaction Documents, on the Effective Date (or such later date as may be provided in the Sale Transaction Documents), the Purchased Assets shall be transferred by the Debtors, the Reorganized Debtors or the applicable Distribution Company to the respective Buyer (or retained by the applicable Transferred Joint Venture Entity that is the holder of such Purchased Assets) in accordance with the applicable Purchase Agreement (and, to the extent applicable, the Expanded Transaction Letter Agreement) pursuant to, among others (to the extent they apply), sections 105, 363(b) and (f), 365, 1123(a)(5)(B) and (D) and (b)(4) and (6) and 1141 of the Bankruptcy Code, and the provisions of the Confirmation Order, free and clear of all Encumbrances, other than Permitted Encumbrances. Following the Sale Transaction Closing, (a) the Debtor Group Reserves and other reserves shall be funded as provided in Section 9.03(a) hereof, (b) the Designated Litigation shall be transferred to the Contingent Value Vehicle in accordance with Section 7.03 hereof, and (c) all other assets and Equity Interests of the Reorganized Debtors (other than the Purchased Assets) shall be revested in the Reorganized Debtors as provided in Section 12.03 hereof. Pursuant to Section 9.5 of the Comcast Purchase Agreement and Section 9.5 of the TW Purchase Agreement, as and to the extent provided in the Sale Transaction Documents, the Debtors (other than the Transferred Joint Venture Entities, except to the extent provided in Section 9.5 of each Purchase Agreement) or the Reorganized Debtors shall be jointly and severally liable for any breach or violation of ACC’s representations, warranties or covenants under the Purchase Agreements, including for any purchase price adjustment pursuant to Section 2.8(f) of the Comcast Purchase Agreement or Section 2.6(f) of the TW Purchase Agreement.

(b)           Assumed Sale Liabilities. On the Effective Date, the Assumed Sale Liabilities shall be Assumed. To the extent that pursuant to the applicable Purchase Agreement the Debtors or Reorganized Debtors (as applicable) are not required to consummate on the Effective Date one or more transactions to occur under the applicable Purchase Agreement pursuant to which liabilities will be Assumed (including in relation to a Disputed MCE System or Delayed Transfer Asset, in each case as defined in the Purchase Agreements), the Reorganized Debtors shall consummate such transaction to the extent required by and in accordance with the applicable Purchase Agreement. Except to the extent Assumed Sale Liabilities are Assumed by a Transferred Joint Venture Entity pursuant to the applicable Purchase Agreement, which Assumed Sale Liabilities shall be obligations of such Transferred Joint Venture Entity, from and after the Effective Date (or, with respect to an Assumed Sale Liability Assumed after the Sale Transaction Closing, from and after such later date as such liability may be Assumed in accordance with the applicable Purchase Agreement), none of the Assumed Sale Liabilities shall any longer be obligations of the Distribution Companies, the Debtors, their estates, the Reorganized Debtors, or the Contingent Value Vehicle and the holder of any Claim with respect thereto shall have no recourse on account of such Claim, against the Debtors, the Plan Administrator, the Reorganized Debtors, the Distribution Companies or the Contingent Value Vehicle. From and after the Effective Date, none of the Buyers or the Transferred Joint Venture Entities shall have any Liability for any Claims against or Liabilities of the Debtors (other than to the extent of any applicable Assumed Sale Liabilities) and the holder of any Claim and the Person to whom such Liability is owed shall have no recourse with respect thereto on account of such Claim or such Liability against any of the Buyers or the Transferred Joint Venture Entities.

(c)           Management of Reorganized Debtors’ Assets. After the Effective Date, all property of the Reorganized Debtors (including the Excluded Assets) shall be managed and administered by the Plan Administrator in a manner reasonably designed to maximize values for the Debtors’ creditors; provided, however, that the foregoing shall in no way limit or abrogate the Debtors’ and Reorganized Debtors’ obligations to perform any obligation or transaction to be performed under the Purchase Agreements, including in relation to any Disputed MCE System (as defined in the Purchase Agreements) or Delayed Transfer Asset, in each case as defined in the Purchase Agreements. If the Plan Administrator, in his/her discretion decides not to sell any non-Cash property other than the Plan Consideration or if such property cannot, in the Plan Administrator’s judgment be sold in a commercially reasonable manner prior to the date of the final distribution under this Plan, the Plan Administrator shall have the right to abandon or otherwise dispose of such property with the prior approval of the Bankruptcy Court. Absent willful misconduct or fraud in connection therewith, no party in interest shall have a cause of action against either the Debtors, the Reorganized Debtors, Distribution Companies, the Plan Administrator or the Contingent Value Vehicle, or their respective directors, officers, employees, consultants, trustees or professionals arising from or related to the disposition of non-Cash property in accordance with this Section. No party in interest shall have a Cause of Action against the Transferred Joint Venture Entities or their respective directors, officers, employees, consultants, trustees or professionals arising from or related to the disposition of non-Cash property in accordance with this Section.

(d)           Except as may be restricted by the Sale Transaction Documents, on or as of the Effective Date, within the sole and exclusive discretion of the Plan Administrator, the Debtors or the Reorganized Debtors may, notwithstanding any other transactions described in this Section 6.02:  (i) cause any or all of the Debtors or the Reorganized Debtors to be merged into one or more of the Debtors or the Reorganized Debtors or dissolved, (ii) cause the transfer of assets between or among the Debtors or the Reorganized Debtors or (iii) engage in any other transaction in furtherance of the Plan. Any such transaction shall be effective as of the Effective Date pursuant to the Confirmation Order without any further action by the stockholders or directors of any of the Debtors, the Debtors in Possession, or the Reorganized Debtors. It is the present intention of the Debtors to utilize this provision to merge, dissolve or transfer certain of its Subsidiaries and transfer certain executory contracts, unexpired leases, and other assets to the surviving Subsidiaries.

(e)           Except as may be restricted by the Sale Transaction Documents, on or prior to the Effective Date, the Debtors and Reorganized Debtors shall take such actions as may be necessary or appropriate to effect the relevant Restructuring Transactions, including all of the transactions described in this Plan, and, with respect to the Sale Transactions, shall take such actions as required by the Sale Transaction Documents. Such actions may include:  (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation or reorganization containing terms that are consistent with the terms of this Plan and the Sale Transaction Documents and that satisfy the requirements of applicable law; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any property, right, liability, duty or obligation on terms consistent with the terms of this Plan, including the instruments described in Section 2.10 of the TW Purchase Agreement and Section 2.12 of the Comcast Purchase Agreement; (iii) the filing of appropriate certificates of incorporation, merger or consolidation with the appropriate governmental authorities under applicable law; and (iv) all other actions that Debtors and Reorganized Debtors determine are necessary or appropriate, including the making of filings or recordings in connection with the relevant Restructuring Transaction or Sale Transactions. The form of each Restructuring Transaction shall be determined by the Boards of Directors of a Debtor or Reorganized Debtor party to any Restructuring Transaction. In the event a Restructuring Transaction is a merger transaction, upon the consummation of such Restructuring Transaction, each party to such merger shall cease to exist as a separate entity and thereafter the surviving Reorganized Debtor shall assume and perform the obligations of each Reorganized Debtor under this Plan. In the event a Reorganized Debtor is liquidated and dissolved, the Reorganized Debtors (or the Reorganized Debtor which owned the stock of such liquidating Reorganized Debtor prior to such liquidation and dissolution) shall assume and perform such obligations. Implementation of the Restructuring Transactions shall not affect the distributions under the Plan. The rights and obligations of the parties to the Sale Transactions shall be as set forth in the Sale Transaction Documents.

(f)            In the Confirmation Order, the Bankruptcy Court shall approve the terms of the Sale Transaction Documents (with respect to such documents which are filed with the Bankruptcy Court, in substantially the form filed with the Bankruptcy Court (and with such changes as to which the applicable Debtors and the Buyers may agree)), and shall authorize the applicable Debtors, Reorganized Debtors and Transferred Joint Venture Entities to execute such documents as the applicable Debtors and the applicable agents and lenders or Buyers may reasonably require in order to effectuate the treatment afforded to such parties under the Sale Transaction Documents and to consummate the Sale Transactions.

(g)           Confirmation of the Plan shall constitute the assignment as of the Effective Date (x) by Century Exchange LLC to Century-TCI Distribution Company of all rights to receive distributions from the Century-TCI Joint Venture and all proceeds from the sale of the Century-TCI Joint Venture, in exchange for the agreement of the Century-TCI Distribution Company to assume the obligation to make all distributions under this Plan with respect to the liabilities of the Century-TCI Joint Venture, (y) by Adelphia Western New York Holdings, L.L.C. to Parnassos Distribution Company I, LLC of all rights to receive distributions from the Parnassos Joint Venture held by Adelphia Western New York Holdings, L.L.C. and all proceeds received by Adelphia Western New York Holdings, L.L.C. from the sale of the Parnassos Joint Venture, in exchange for the agreement of Parnassos Distribution Company I, LLC to assume the obligation of Adelphia Western New York Holdings, L.L.C. to make all distributions under this Plan with respect to the liabilities of the Parnassos Joint Venture and (z) by Montgomery Cablevision, Inc. to Parnassos Distribution Company II, LLC of all rights to receive distributions from the Parnassos Joint Venture held by Montgomery Cablevision, Inc. and all proceeds received by Montgomery Cablevision, Inc. from the sale of the Parnassos Joint Venture, in exchange for the agreement of Parnassos Distribution Company II, LLC to assume the obligation of Montgomery Cablevision, Inc. to make all distributions under this Plan with respect to the liabilities of the Parnassos Joint Venture.

(h)           On the Effective Date, Century Exchange LLC shall consummate the Sale Transactions with respect to the Century-TCI Joint Venture and Adelphia Western New York Holdings, L.L.C. and Montgomery Cablevision, Inc. shall consummate the Sale Transactions with respect to the Parnassos Joint Venture, in each case as Seller JV Partner (as defined in the Comcast Purchase Agreement) in accordance with the applicable Sale Transaction Documents. From and after the Effective Date, the Century-TCI Distribution Company and the Parnassos Distribution Companies shall make distributions under and in accordance with this Plan from the Century-TCI Debtor Group Reserve and the Parnassos Debtor Group Reserve, respectively.

6.03.        Certificates of Incorporation and By-laws. The New Certificate of Incorporation and New By-Laws shall be adopted in accordance with the TW Purchase Agreement and the Certificates of Incorporation and By-laws (or other organizational documents, as applicable, including any documents required in connection with a Sale Transaction) of each of the Reorganized Debtors shall be adopted and amended as may be required in order that they are consistent with the provisions of the Purchase Agreements, this Plan and the Bankruptcy Code. The forms of New Certificate of Incorporation and New By-laws will be included in the Plan Supplement. Any modification to the New Certificate of Incorporation as originally filed may be filed after the Confirmation Date and may become effective on or prior to the Effective Date.

6.04.        Compromise and Settlements.

(a)           Global Compromise. Except for the Inter-Creditor Dispute prior to the Inter-Creditor Dispute Resolution:

(i)            Pursuant to Bankruptcy Rule 9019 and in consideration of the distributions and other benefits provided under this Plan, the provisions of this Plan will constitute a good faith compromise and settlement (such compromise and settlement, the “Global Compromise”) of all Claims and controversies between the Debtors and the holders of Claims against, and Equity Interests in, the respective Debtor Groups on all matters relating to among other things:  (A) the substantive consolidation of the Debtors within their respective Debtor Groups; (B) the Transferred Subscriber Transactions; (C) the amounts, allowance, relative priority and treatment of all Intercompany Claims; (D) the form of currency to be distributed hereunder on account of Allowed Claims and Equity Interests; (E) the relative valuation of the different Debtor Groups; (F) the allocation of the costs and benefits of the Government Settlement; (G) the rate at which interest shall accrue for purposes of distributions under this Plan with respect to Claims from the Commencement Date through the Effective Date (including whether such interest shall be compounded or accrue as simple interest); (H) any Bank Actions designated as “Dismissed Bank Actions” pursuant to clause (i) of the definition of Dismissed Bank Actions; (I) any Proposed Settlement of the Inter-Creditor Dispute accepted pursuant to Article XVI hereof; and (J) the Trade Plan Support Agreement.

(ii)           Any distributions to be made pursuant to this Plan shall be made on account and in consideration of the Global Compromise, which, upon the Effective Date, shall be binding on all Persons, including the Debtors, the Reorganized Debtors, the Transferred Joint Venture Entities, all holders of Claims and Equity Interests (whether or not Allowed), and all Persons entitled to receive any payments or other distributions under the Plan. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise and settlement of all such Claims or controversies and the Bankruptcy Court’s finding that such compromise and settlement is in the best interests of the Debtors, the Reorganized Debtors, the Transferred Joint Venture Entities, their respective estates, and the holders of such Claims and Equity Interests, and is fair, equitable and reasonable.

(iii)          By virtue of and integral to the compromise and settlement of disputes relating to the substantive consolidation pursuant to the Global Compromise, on the Effective Date, except as otherwise provided by or to the extent necessary in connection with the treatment of Intercompany Claims contemplated by Section 4.92 of this Plan, and except with respect to Retained Claims (and defenses and set-offs thereto), (A) each Debtor shall waive any defense, including defenses arising under sections 502(d) of the Bankruptcy Code, to Intercompany Claims asserted by another Debtor and such Claims shall be deemed to be Allowed Claims, (B) Intercompany Claims between Debtors shall not be deemed to be mutual claims arising prior to the Commencement Date for purposes of setoff, (C) except for the Contrib/Subrog Claims and as provided in Section 9.03(f) herein, each of the Debtors and Debtors in Possession shall waive its right to receive distributions on any Claims and Causes of Action such Debtor and Debtor in Possession may have against another Debtor and Debtor in Possession, arising in accordance with sections 509, 544, 547, 548 and 553(b) of the Bankruptcy Code, without waiving or releasing any Claims and Causes of Action against non-Debtor parties and (D) each Debtor and Debtor in Possession shall waive and forever release any right, Claim or Cause of Action which has been or could have been asserted by such Debtor or Debtor in Possession against any other Debtor and Debtor in Possession, including pursuant to principles of substantive consolidation, piercing the corporate veil, alter ego, domination, constructive trust and similar principles of state or federal creditors’ rights laws; provided, however, the foregoing shall not prejudice or otherwise affect the rights of the creditors of the Arahova, FrontierVision Holdco, Holding Company or Olympus Parent Debtor Groups with respect to any litigation regarding the allocation of the Inter-Creditor Dispute Holdback.

(b)           Bank Actions. The Confirmation Order shall:

(i)            provide for the release of those Released Bank Lender Defendants (to the extent identified and disclosed by the Debtors prior to the conclusion of the Confirmation Hearing) by the Debtors, the Reorganized Debtors and their respective estates and their respective successors and assigns from any liability with respect to the Bank Actions (but only if such Released Bank Lender Defendants deliver to the Debtors prior to the Effective Date releases, in form and substance reasonably satisfactory to the Debtors, from any and all Claims relating to or arising in connection with the Prepetition Credit Agreements and any transactions in connection therewith (except for the right of any Released Bank Lender Defendants to receive all payments and distributions pursuant to the Plan, including, without limitation, in respect of Bank Claims, Bank Lender Fee Claims and Bank Lender Post-Effective Date Fee Claims in accordance with this Plan)), and that the Contingent Value Vehicle shall have no right thereafter to pursue the Bank Actions against the Released Bank Lender Defendants;

(ii)           provide that, except for the Continuing Bank Actions, with respect to which all of the rights of the Debtors, the Reorganized Debtors, their respective estates and the Statutory Committees shall be preserved and which shall be transferred to the Contingent Value Vehicle in accordance with Section 7.03 hereof, on the Effective Date all Dismissed Bank Actions shall be dismissed (or shall be deemed to be dismissed as of the Effective Date, to the extent a Continuing Bank Action subsequently qualifies as a Dismissed Bank Action under this Plan) with prejudice and the Debtors, the Reorganized Debtors, the Statutory Committees, the Contingent Value Vehicle and their respective successors and assigns shall be deemed to release the Bank Lenders with respect to the Dismissed Bank Actions, effective as of the Effective Date;

(iii)          provide that, to the extent that a Released Bank Lender Defendant indemnifies or is required to indemnify any Person that is ultimately either (a) required to disgorge a distribution received under this Plan to the Debtors, (b) found liable in connection with a Continuing Bank Action or (c) is party to a settlement of the Continuing Bank Action pursuant to which such Person agrees to pay damages, or to limit any recovery on its Claim, including by agreeing not to receive or demand the full satisfaction of any Claim against a Debtor, the Debtors shall have no liability to such Released Bank Lender Defendant with respect to any amounts provided in connection therewith; and

(iv)          provide that, in consideration of (and as a condition to) the treatment provided for under this Plan, each Bank Lender shall be deemed to release, without any further action on its part, the Debtors, Reorganized Debtors and the Transferred Joint Venture Entities from any liability and obligation in connection with the Prepetition Credit Agreements (including any liability or obligation the Debtors, Reorganized Debtors or Transferred Joint Venture Entities may owe arising from or relating to any indemnification obligation owing to a Bank Lender arising from such Bank Lender’s indemnification of another Bank Lender under any Prepetition Credit Agreement), except for the right to assert Defensive Claims or receive distributions in respect of Bank Claims, Bank Lender Fee Claims and Bank Lender Post-Effective Date Fee Claims under and in accordance with this Plan, as applicable.

(c)           Notwithstanding anything otherwise to the contrary, the Allowance of a Bank Claim for purposes of this Plan shall not constitute, be deemed to constitute, or be cited as, a defense to (or other grounds for avoiding liability under) the Continuing Bank Actions. The Bank Lender Avoidance Complaint may be amended by:  (i) adding successors and assigns to the rights of holders of Bank Claims, to the extent it is alleged that such Claims are subject to the defenses and grounds for disallowance applicable to the Bank Claims and to the initial holders thereof, (ii) repleading the Continuing Bank Actions with further particularity or (iii) as otherwise permitted pursuant to applicable law, in each case subject to the limitations and conditions of this Plan and the provisions of the DIP Order, to the extent applicable; provided further, however that nothing in this Section 6.04(c) shall limit, prejudice or impair any Person’s right to assert any Defensive Claims or Bank Third Party Claims.

6.05.        Sale Transaction Closing. Not later than five Business Days prior to the Effective Date (the “Sale Notice Date”), the Debtors shall file a notice with the Bankruptcy Court:  (a) setting forth the anticipated date of the Sale Transaction Closing, (b) stating whether the Comcast Adelphia Acquisition or the TW Expanded Transaction is anticipated to be consummated and whether there are any Non-Transferred MCE Systems and (c) containing the forms of principal agreements to be entered into in connection with the Sale Transaction Closing, to the extent such agreements have not previously been filed in connection with the Plan Supplement or otherwise (the “Sale Notice”). The Reorganized Debtors shall be authorized to enter into all documents necessary or appropriate in connection with the Sale Transactions.

6.06.        Reinstatement of Certain Equity Interests. The Equity Interests in the Transferred Joint Venture Entities shall be Reinstated and transferred to the applicable Buyer in accordance with the Purchase Agreements. Subject to the Restructuring Transactions and the Sale Transactions, Equity Interests held by any Debtor in any other Debtor shall also be Reinstated. For the avoidance of doubt, ACC Common Stock and ACC Preferred Stock shall not be Reinstated, but shall instead be cancelled pursuant to Section 6.07 in exchange for the treatment provided with respect thereto under Article IV of this Plan, as applicable.

6.07.        Cancellation of Existing Securities and Agreements. On the Effective Date, except as otherwise contemplated by the Sale Transactions or otherwise specifically provided for herein, (i) the Existing Securities, Indentures, and any document, agreement or instrument evidencing or creating any Claim or Equity Interest in or against the Debtors, except notes, agreements, documents or other instruments evidencing indebtedness or obligation of the Debtors that are Reinstated under this Plan, will be automatically cancelled and of no further force and effect, without any further act or action, and (ii) the obligations of, Claims against, and/or Equity Interests in the Debtors under, relating or pertaining to any agreements, the Indentures, any other indentures, certificates of designation, by-laws, or certificate or articles of incorporation or similar documents governing the Existing Securities and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors, except notes or other instruments as evidencing indebtedness or obligation of the Debtors that are Reinstated under this Plan, as the case may be, will be released and discharged; provided, however, that any Indenture, Prepetition Credit Agreement or other agreement that governs the rights of the Claimholder and is administered by an Agent will continue in effect solely for purposes of (w) allowing such Agent to make the distributions to be made on account of such Claims under this Plan as provided in Article VIII of this Plan and to perform such other necessary functions with respect thereto and to have the benefit of all protections and other provisions of such indenture or agreement in doing so, (x) permitting such Agent to maintain or assert any rights or Liens (including Charging Liens) it may have on distributions received pursuant to the terms of this Plan for fees, costs and expenses under such Indenture or other agreement, (y) permitting Persons who are not Debtors and who are party to such agreement, document or other instrument to maintain and assert any rights and obligations thereunder against Persons who are not Debtors and (z) permitting such Agent or any Bank Lender to maintain and enforce any right to indemnification, contribution or other Claim, defense or remedy that it may have under such Indenture or other agreement against any non-Debtor party thereto; provided further that the preceding proviso will not affect the discharge of Claims against or Equity Interests in the Debtors under the Bankruptcy Code, the Confirmation Order, or this Plan, or result in any Claim against, or expense or liability to or of, the Reorganized Debtors, the Transferred Joint Venture Entities, the Distribution Companies or the Contingent Value Vehicle.

6.08.        Bank Lender Indemnification Claims and Post-Effective Date Fee Claims.

(a)           Limitation on Further Liability on Bank Claims. The Reorganized Debtors and the Transferred Joint Venture Entities will not have any obligations to any Agent (or to any agent appointed to replace such Agent) for any fees, costs, or expenses except as expressly provided in Section 2.02, this Section 6.08 or Section 6.09 hereof; provided, however, that, subject to Section 8.05(c) hereof, nothing herein will preclude any Agent (or any agent appointed by the Distribution Companies to replace such Agent) from being paid or reimbursed from the distributions being made by such Agent (or any agent appointed by the Distribution Companies to replace such Agent) for prepetition or postpetition fees, costs, or expenses pursuant to the Indenture, Prepetition Credit Agreement or other agreement giving rise to such Claim in accordance with the provisions set forth therein, all without application to or approval by the Bankruptcy Court. Except as expressly provided for in Sections 4.04, 4.17, 4.21, 4.25, 4.46, 4.49 and 6.08 of this Plan, all Claims asserted by a Bank Lender (in its capacity as such) shall be Disallowed.

(b)           Bank Lender Fee Claims. Subject to Section 6.16 of this Plan, the Debtors (other than following the Effective Date, the Transferred Joint Venture Entities), Reorganized Debtors or the applicable Distribution Company (as applicable) shall pay Bank Lender Fee Claims in Cash in accordance with the procedures, and subject to the conditions, set forth in this Section 6.08(b). As a condition to receiving payment of a Bank Lender Fee Claim entitled to reimbursement by the Debtors or the Reorganized Debtors, each Bank Lender seeking such payment shall deliver to the Debtors or the Reorganized Debtors (as applicable), counsel for the Statutory Committees and the United States Trustee (a) written copies of invoices in respect of such claims, with narrative descriptions of the services rendered (including appropriate redactions to preserve privileged matters) and itemization of expenses incurred in such detail and with such supporting documentation as is reasonably requested by the Debtors or the Reorganized Debtors, for the period to which such Bank Lender Fee Claim relates (which invoices, with respect to holders or professionals who have received reimbursement prior to the Effective Date in connection with the Chapter 11 Cases, shall be in the same form and shall include no less information than that provided by such Person in connection with the Chapter 11 Cases) (collectively, “Bank Lender Fee Claims Invoices”), and (b) no later than March 17, 2006, (i) copies of Bank Lender Fee Claims Invoices for all calendar months through January 31, 2006, and (ii) a good faith estimate of all Bank Lender Fee Claims reasonably anticipated to be accrued from such deadline through an assumed Effective Date of March 31, 2006. Within twenty days after the end of each calendar month after March 31, 2006 and prior to the Effective Date, each Bank Lender shall submit additional Bank Lender Fee Claim Invoices and provide an updated estimate. In the event the Debtors or Reorganized Debtors (subject to the consent of the Creditors’ Committee) are unable to resolve a dispute as to whether a Bank Lender Fee Claim Invoice represents a Bank Lender Fee Claim, the Debtors, Reorganized Debtors and/or the holder of such Claim may submit any such dispute to the Bankruptcy Court for resolution. Neither the Debtors nor the Reorganized Debtors shall be required to make any payments with respect to a Disputed Bank Lender Fee Claim Invoice pending resolution of such dispute by the parties or the Bankruptcy Court; provided, however, that if a Bank Lender Fee Claim Invoice is Disputed in part, the Debtors (other than following the Effective Date, the Transferred Joint Venture Entities) or Reorganized Debtors (as applicable) shall pay that portion of a Bank Lender Fee Claim Invoice that is not Disputed as soon as reasonably practicable. An amount equal to the Disputed portion of a Bank Lender Fee Claim Invoice, or such lesser amount as the Bankruptcy Court shall determine following notice and a hearing, shall be held in an interest-bearing reserve account pending resolution of such dispute by the parties or the Bankruptcy Court. The release of the net after-tax interest from such reserve shall follow the principal.

(c)           Bank Lender Post-Effective Date Fee Claims.

(i)            Sole Recourse to Litigation Indemnification Fund. From and after the Effective Date, Bank Lender Post-Effective Date Fee Claims shall be paid or reserved in full solely from the Litigation Indemnification Fund with respect to such Pre-Petition Credit Agreement and in accordance with this Section 6.08(c) and no Person shall have any Claim against, or right to payment from, the Debtors, Reorganized Debtors, the Transferred Joint Venture Entities, the Distribution Companies, or the Contingent Value Vehicle in connection therewith.

(ii)           Limitation on Bank Lender Post-Effective Date Fee Claims. Payment of Bank Lender Post-Effective Date Fee Claims shall be subject to the limitations of Section 6.16 of this Plan and the determination regarding timing of payments set forth in clause (vi) below. In addition, none of the following shall be payable under this Section 6.08(c):  (x) Claims for indemnification of any liability arising in connection with a Continuing Bank Action or the Securities Class Action, and (y) Bank Lender Post-Effective Date Fee Claims incurred in connection with the defense of a Cause of Action, including the Continuing Bank Action or Securities Class Action, by or on behalf of a defendant that is found by a court of competent jurisdiction to have liability that is not indemnifiable under the applicable Prepetition Credit Agreement or applicable law in connection with such Cause of Action or that is required to make a disgorgement under Section 6.08(d) of this Plan.

(iii)          Submission of Invoices/Disputed Claims. As a condition to receiving payment of a Bank Lender Post-Effective Date Fee Claim from the Litigation Indemnification Fund, each holder of a Bank Claim shall deliver to the Contingent Value Vehicle Trustee and counsel for the Statutory Committees written copies of invoices in respect of such claims, with narrative descriptions of the services rendered (including appropriate redactions to preserve privileged matters) and itemization of expenses incurred in such detail and with such supporting documentation as is reasonably requested by the Contingent Value Vehicle Trustee, for the period to which such Bank Lender Post-Effective Date Fee Claim relates (which invoices, with respect to holders of Bank Claims and their professionals, shall be in substantially the same form and shall include the same level of information as provided by such holders or professionals of such holders of Bank Claims who have received reimbursement prior to the Effective Date in connection with the Chapter 11 Cases). In the event the Person seeking reimbursement and the Contingent Value Vehicle Trustee are unable to resolve a dispute as to whether a Bank Lender Post-Effective Date Fee Claim Invoice represents a Bank Lender Post-Effective Date Fee Claim, the Contingent Value Vehicle Trustee and/or the holder of such Claim may submit any such dispute to the Bankruptcy Court for resolution. The Contingent Value Vehicle Trustee shall not be required to make any payments with respect to a Disputed Bank Lender Post-Effective Date Fee Claim Invoice pending resolution of such dispute by the parties or the Bankruptcy Court; provided, however, that if a Bank Lender Post-Effective Date Fee Claim Invoice is Disputed in part, the Contingent Value Vehicle Trustee shall pay that portion of a Bank Lender Post-Effective Date Fee Claim Invoice that is not Disputed as soon as reasonably practicable.  The Disputed portion of a Bank Lender Post-Effective Date Fee Claim Invoice shall be paid as soon as reasonably practical after resolution of such dispute by the parties or the Bankruptcy Court, with any net after-tax interest earned on such disputed portion following the distribution of the disputed amount.  On a quarterly basis following the Effective Date, the Contingent Value Vehicle Trustee shall file a report with the Bankruptcy Court showing the balance of the Litigation Indemnification Fund minus unpaid invoices (including the disputed portions thereof) payable from such fund.

(iv)          The Litigation Indemnification Fund; Adjustment.

(A)          On the Effective Date, the CVV Trustee shall establish six separate funds (one corresponding to each Pre-Petition Credit Agreement) to be funded with cash and held in an interest bearing account (each an “LIF” and collectively the “Litigation Indemnification Fund”).

(B)           Initially each LIF shall be funded as follows:  (a) with respect to those Pre-Petition Credit Agreements corresponding to Classes of Bank Claims that have not voted to accept the Plan (the “Rejecting Bank Classes”), an amount equal to the corresponding Bank Class Pro Rata Share of $75,000,000, and (b) with respect to those Pre-Petition Credit Agreements corresponding to all other Classes of Bank Claims (the “Accepting Bank Classes”), the corresponding Bank Class Pro Rata Share of $125,000,000.

(C)           Each LIF shall be subject to increase as follows:

(1)           Upon the release of any reserve established pursuant to clause (c)(ii) of Section 4.04, 4.17, 4.21, 4.25, 4.46, or 4.49 hereof with respect to an Accepting Bank Class, such released reserve to the extent provided therein shall be added to the corresponding LIF of the Accepting Bank Class;

(2)           upon the receipt by the Contingent Value Vehicle of net proceeds of any Designated Litigation, the Contingent Value Vehicle Trustee shall first deduct any required distribution to the Contingent Value Vehicle Series RF Interests; the Contingent Value Vehicle Trustee shall then add to each LIF its corresponding Bank Class Pro Rata Share of the remaining net proceeds up to an amount sufficient to cause the balance in such LIF (net of any accrued Post-Effective Date Lender Fee Claims against such LIF) to equal the amount set forth in (B) above; and

(3)           prior to any distribution by the Contingent Value Vehicle to the holders of Contingent Value Vehicle Interests (other than distributions to the holders of Contingent Value Vehicle Interests Series RF), the Contingent Value Vehicle Trustee shall deposit in each LIF an amount sufficient to cause the balance in such LIF (net of any accrued Post-Effective Date Lender Fee Claims against such LIF) to equal the amount set forth in (B) above or such other amount as may be determined by the Bankruptcy Court after notice and a hearing.

(D)          Funds shall be released from each LIF:  (a) to pay Post-Effective Date Bank Lender Fees pursuant to the terms of this Plan, (b) upon the agreement of the Contingent Value Vehicle Trustee and the holders of a majority of the Allowed Claims in the corresponding Class of Bank Claims, or (c) as determined by the Bankruptcy Court after notice and a hearing.

(E)           Each Administrative Agent under a Prepetition Credit Agreement shall be granted, for the benefit of all Bank Lenders under such Prepetition Credit Agreement that remain subject to Continuing Bank Actions, a first priority Lien (subject to the other provisions of this Plan) on the LIF corresponding to such Prepetition Credit Agreement.  Such Lien shall secure such Bank Lenders’ rights under this Plan to payments from the LIF.

(v)           Estimation.  The Debtors and the Creditors’ Committee shall request that the Bankruptcy Court determine that the Litigation Indemnification Fund is a reasonable estimate of and/or reserve for the Bank Lender Post-Effective Date Fee Claims.  Such request shall be made by the Debtors, with the assistance of the Creditors’ Committee, filing a supplement to the Plan or other appropriate pleading that establishes the basis for such request and determined by the Bankruptcy Court after notice and a hearing.

(vi)          Timing of Payments.  Bank Lender Post-Effective Date Fee Claims shall be required to be paid as and when the Bankruptcy Court determines, in connection with the Confirmation Hearing, that such Claims are required to be paid under the applicable Prepetition Credit Agreement and not inconsistent with applicable law; provided that the Debtors reserve the right to pay Bank Lender Post-Effective Date Fee Claims on a current basis if, as, and to the extent necessary to satisfy the requirements of section 1124 and/or 1129(b) of the Bankruptcy Code if confirmation of the Plan with respect to Allowed Bank Claims is sought by the Debtors on either of those bases (subject to the rights of the Bank Lenders and the Creditors’ Committee to be heard on such issue).

(d)           Fee Related Determinations.  Nothing in this Plan, including (without limitation) this Section 6.08, shall be deemed to waive or prejudice the rights, if any, of the Debtors, the Reorganized Debtors, the Distribution Companies or the Contingent Value Vehicle to seek (i) an order of the Bankruptcy Court that the holder of a Bank Claim is not entitled to payment of Bank Lender Post-Effective Date Fee Claims, (ii) disgorgement of any previously paid Bank Lender Post-Effective Date Fee Claims, or (iii) as additional damages in the Continuing Bank Actions, disgorgement to the Debtors, Reorganized Debtors, the Distribution Companies or the Contingent Value Vehicle, as applicable, of all applicable fees, costs and expenses received from the Debtors, the Reorganized Debtors, the Distribution Companies or the Contingent Value Vehicle at any time from and after the Commencement Date (including, in the case of (ii) and (iii) interest accruing on such amount through the date of payment to the Contingent Value Vehicle at the Prime Rate).

6.09.        Fees and Expenses of Indenture Trustees.

(a)           In full satisfaction of Allowed Trustee Fee Claims, including to the extent such Allowed Trustee Fee Claims are secured by any Charging Liens under the Indentures, on the Initial Distribution Date the Reorganized Debtors will distribute to the holders of Allowed Trustee Fee Claims Cash equal to the amount of (i) the Allowed Trustee Fee Claims submitted to the Debtors or Reorganized Debtors, as applicable, and the Office of the United States Trustee, for fees and expenses through the Confirmation Date, and (ii) any Allowed Trustee Fee Claims incurred between the Confirmation Date and the Effective Date, provided, however, that no distribution shall be payable hereunder with respect to Claims to which the Debtors or Reorganized Debtors, as applicable, and/or the Office of the United States Trustee shall have objected within 60 days of receipt of the request for payment.

(b)           As a condition to receiving payment thereof, each holder of a Trustee Fee Claim shall deliver to the Debtors (or Reorganized Debtors), the Creditors’ Committee and the United States Trustee written copies of invoices in respect of such claims, with narrative descriptions of the services rendered (including appropriate redactions to preserve privileged matters) and itemization of expenses incurred in such detail and with such supporting documentation as is reasonably requested by the Debtors or the Reorganized Debtors (or the Plan Administrator, as applicable).  If either the Debtors or Reorganized Debtors, as applicable, or the Office of the United States Trustee timely objects to the request for payment of the Trustee Fee Claims, the holder of such Claim may be required to submit an application requesting payment of the disputed portion of the Trustee Fee Claims with the Bankruptcy Court in accordance with the reasonableness standard (and not subject to the requirements of Bankruptcy Code sections 503(b)(3) and (4), which shall not apply).  The undisputed amount of any Trustee Fee Claims with respect to which an objection is pending shall be Allowed and paid by the Reorganized Debtors (or the applicable Distribution Company), as applicable, on the Effective Date or as soon thereafter as any such Trustee Fee Claims are Allowed.  None of the Debtors, the Reorganized Debtors or the Distribution Companies shall be required to make any payments with respect to a Disputed Trustee Fee Claim until resolved or determined by the Bankruptcy Court.  In the event the Debtors or Reorganized Debtors are unable to resolve a dispute as to a Trustee Fee Claim, the Indenture Trustee may, in its sole discretion, elect to (i) submit any such dispute to the Bankruptcy Court for resolution or (ii) assert its Charging Lien (to the extent such lien exists under the Indenture) to obtain payment of a Disputed Trustee Fee Claim in lieu of Bankruptcy Court resolution described in subsection (i).

(c)           Claims of Indenture Trustees for indemnification under the Indentures or otherwise and for fees incurred prior to the Commencement Date shall be treated as Other Unsecured Claims in the Debtor Group that includes Claims relating to the Notes for which such Indenture Trustee is trustee.

(d)           Notwithstanding the foregoing and anything contained in the Plan, nothing herein shall be deemed to impair, extinguish or negatively impact the Charging Lien.

6.10.        Authorization, Issuance and Distribution of New Securities, Plan Consideration and Other Property.

(a)           The issuance and/or distribution of any securities, Plan Consideration and/or other property to be issued or distributed by a Debtor or Reorganized Debtor in connection with the Sale Transactions and/or this Plan is hereby authorized without further act or action under applicable law, regulation, order, or rule.

(b)           The value of TWC Class A Common Stock held in reserve under Article IX of the Plan and in the Transaction Escrows is likely to fluctuate.  None of Time Warner, TWC, TWNY, the Debtors, the Reorganized Debtors, the Distribution Companies, the Contingent Value Vehicle or the Plan Administrator represents or warrants, and shall not be deemed to represent and warrant, that the value of the TWC Class A Common Stock will not decline as of any date after the Confirmation Date.  To the fullest extent permitted by applicable law, none of Time Warner, TWC, TW NY, the Debtors, the Reorganized Debtors, the Distribution Companies, the Contingent Value Vehicle or the Plan Administrator or any of their respective Affiliates (including, except for Excluded Individuals, their respective directors, officers, employees, shareholders, members, partners, agents or representatives (including attorneys, accountants and investment bankers)) shall have any liability or risk of loss which the holder of a Disputed Claim or Disputed Interest that becomes an Allowed Claim or Allowed Interest, as applicable, after the Effective Date may suffer by reason of any decline in value of reserved or escrowed TWC Class A Common Stock pending release of such TWC Class A Common Stock from an escrow or reserve or the determination of the amount of such Disputed Claim or Disputed Interest.  The risk or benefit of any appreciation or depreciation in the value of any reserved or escrowed TWC Class A Common Stock shall be borne by the party to whom such TWC Class A Common Stock is ultimately distributed.

6.11.        Hart-Scott-Rodino Compliance.  Until the notification and waiting periods applicable to such transaction under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) shall have expired or been terminated:

(a)           no Plan Consideration to be distributed under the Plan to any entity required to file a Premerger Notification and Report Form under the HSR Act shall be distributed; and

(b)           no Sale Transaction in connection with which a Premerger Notification and Report Form is required to be filed under the HSR Act shall be consummated.

6.12.        Government Settlement.  On or as soon as reasonably practicable after the Effective Date, Adelphia Cablevision LLC shall, on behalf of ACC, to the extent not already implemented, consummate the transactions contemplated under the Government Settlement Agreements, including the deposit of the Settlement Consideration with the Restitution Fund, in accordance with the terms of the Government Settlement Agreements.

6.13.        No Consent to Change of Control Required.  Except as otherwise expressly provided by order of the Bankruptcy Court, none of (a) the facts or circumstances giving rise to the commencement of, or occurring in connection with, the Chapter 11 Cases, (b) the issuance of the TWC Class A Common Stock pursuant to the Plan, (c) implementation of the Restructuring Transactions or any Sale Transaction, or (d) consummation of any other transaction pursuant to the Plan shall constitute a “change in ownership” or “change of control” (or a change in working control) of, or in connection with, any Debtor requiring the consent of any Person other than the Debtors or the Bankruptcy Court including under any Franchise agreement, executory contract, pole attachment agreement or other agreement (whether entered into before or after the Commencement Date) between any Debtor and any third party, or any law including the common law, statute, ordinance, rule or any other regulation otherwise applicable to any Debtor.

6.14.        Designation of Plan Administrator, Contingent Value Vehicle Trustee and Members of the Contingent Value Vehicle Board.

(a)           The Creditors Committee shall consult with the Equity Committee and the Debtors regarding the selection of Persons who will initially serve as the Plan Administrator, the Contingent Value Vehicle Trustee and the members of the Contingent Value Vehicle Board.

(b)           Not less than fifteen days prior to the Confirmation Hearing, the Creditors Committee shall designate the Persons to initially serve as the Plan Administrator, Contingent Value Vehicle Trustee and members of the Contingent Value Vehicle Board, which designation shall be subject to the consent of the Debtors.  The Creditors Committee shall provide the Debtors with such diligence information regarding the designees as the Debtors may reasonably request.  Subject to the receipt of such diligence information, the Debtors’ consent to the designees shall not be unreasonably withheld or delayed.

(c)           The Debtors shall file a notice with the Bankruptcy Court not less than ten days prior to the Confirmation Hearing designating the Person selected pursuant to the preceding paragraph and seeking approval of such designation.  The Creditors Committee shall provide such information as shall be reasonably requested in connection with such notice, including the qualifications and experience of the designated Persons.

(d)           Upon the approval of the Bankruptcy Court and the occurrence of the Effective Date, the designated Persons shall assume their respective positions.

6.15.        Effect of Non-Transferred MCE Systems.  If there are any Non-Transferred MCE Systems, then the entity listed on Schedule Q, R or S that owns such Non-Transferred MCE System shall not be a Rigas Co-Borrowing Debtor and the distributions to the corresponding Debtor Group shall be adjusted accordingly.  If all of the entities of a Debtor Group are so excluded, then such Debtor Group, and the Claims against and Equity Interests in such Debtor Group shall be excluded from this Plan.

6.16.        Certain Limitations on Distributions to Holders of Bank Claims.

(a)           Creditors’ Committee Motion.  Timing of all payments and distributions under the Plan to holders of Bank Claims in Rejecting Bank Classes in their capacity as such (including those distributions described in Articles IV and VI) is subject to resolution of the Creditors’ Committee’s proposed motion pursuant to Sections 502(a), (b) and/or (d) of the Bankruptcy Code directing the holding back of any distribution until the resolution of the Continuing Bank Actions.  If and to the extent such motion is granted, pursuant to an order of the Bankruptcy Court (the “Holdback Order”), all distributions to Rejecting Bank Classes that are the subject of the Holdback Order shall be paid into a segregated, interest bearing account pending the resolution of the Continuing Bank Actions or order of the Bankruptcy Court.  To the extent that it is ultimately determined that the holders of Bank Claims in Rejecting Bank Classes are entitled to such distributions, the account (together with the attributable after-tax earnings with respect thereto) shall be released to such holders.  If any Class of Bank Claims is an Accepting Bank Class and the Creditors’ Committee nonetheless obtains the Holdback Order with respect to such Class prior to the Confirmation Date, then the holders of Claims in such Accepting Bank Class shall have a period of 5 Business Days from the date of public disclosure of such determination to withdraw their acceptance of the Plan by filing a notice with the Bankruptcy Court withdrawing such acceptance.

(b)           Adequate Assurance of Ability to Satisfy Disgorgement Obligations.  As a condition to receiving payment of a distribution with respect to a Bank Claim or the payment of a Bank Lender Post-Effective Date Fee Claim from the Litigation Indemnification Fund, each holder of a Bank Claim shall deliver to the Plan Administrator evidence reasonably satisfactory to the Plan Administrator of the holder’s ability to disgorge any distributions received with respect to the Bank Claim, the Bank Lender Fee Claim or the Bank Lender Post-Effective Date Fee Claim if it is ultimately determined that such holder is required to disgorge such distributions.  Any dispute as to whether the holder of a Bank Claim has delivered to the Plan Administrator evidence reasonably satisfactory to the Plan Administrator of the holder’s ability to disgorge any distributions received with respect to a Bank Claim, a Bank Lender Fee Claim or a Bank Lender Post-Effective Date Fee Claim (an “Assurance Dispute”) shall be resolved by the Bankruptcy Court.  Without limiting any other form of reasonably satisfactory evidence of a holder’s ability to disgorge, the following shall be deemed to be reasonably satisfactory evidence:  (i) that such holder is a bank chartered under the laws of the United States of America, any state thereof, or any other jurisdiction (foreign or domestic), and is not subject to any receivership or similar proceeding; or (ii) during the pendency of an Assurance Dispute, such holder shall have agreed, in form and substance reasonably satisfactory to the Plan Administrator, to keep the distributions received in a segregated account, over which the Plan Administrator shall have a perfected, first priority security interest, and which account shall be invested solely in Permitted Investments.

ARTICLE VII.

CONTINGENT VALUE VEHICLE

7.01.        Establishment of the Contingent Value Vehicle.  Without any further action of the directors or shareholders of the Debtors or Reorganized Debtors, on the Effective Date, the Contingent Value Vehicle shall be established as a liquidating trust and become effective pursuant to the Contingent Value Vehicle Agreement for the benefit of the holders of Contingent Value Vehicle Interests.  The Contingent Value Vehicle will be deemed created and effective on the Effective Date.  Subject to the terms of this Plan, the Contingent Value Vehicle Agreement shall contain provisions customary to trust agreements utilized in comparable circumstances.  The terms of the Contingent Value Vehicle may be amended by the Contingent Value Vehicle Trustee to the extent necessary to ensure that the Contingent Value Vehicle will not become subject to the Exchange Act and as provided in the Contingent Value Vehicle Agreement.

7.02.        Appointment of Contingent Value Vehicle Trustee.  The Contingent Value Vehicle Trustee shall initially be designated pursuant to Section 6.14 of this Plan.  After the Effective Date, the Contingent Value Vehicle Trustee shall, following its resignation or removal, be appointed by the Contingent Value Vehicle Board after notice to the Bankruptcy Court.  The Contingent Value Vehicle Trustee shall be independent of the Debtors.  In addition to its fiduciary duties to the Contingent Value Vehicle Holders under applicable law, the Contingent Value Vehicle Trustee shall have and perform all of the duties, responsibilities, rights and obligations set forth in the Contingent Value Vehicle Agreement.

7.03.        Transfer of Designated Litigation to the Contingent Value Vehicle.

(a)           Transfer of Designated Litigation; Retained Right of Setoff.

(i)            On the Effective Date, subject to paragraphs (ii) and (iii) below, and notwithstanding any limitation or prohibition on transfer contained in any contract, agreement or applicable non-bankruptcy law, title to the Designated Litigation (subject to the Defensive Claims and the Estate Defenses that have been or may be asserted or, but for such transfer, could have been asserted by any party to the Designated Litigation against or by, as applicable, any Debtor transferor) and the Litigation Funds shall automatically be transferred to the Contingent Value Vehicle without any further action on the part of any Person.

(ii)           The Debtors or Reorganized Debtors shall retain the right (but shall not have the obligation) to assert a claim or Cause of Action underlying the Designated Litigation for purposes of setoff to payments otherwise due pursuant to this Plan.  The Debtors shall not exercise such retained right with respect to a Bank Lender prior to a Final Order approving a judgment in, or settlement of, the Continuing Bank Actions, and then only to the extent set forth in such Final Order.  To the extent any setoff of payments otherwise due pursuant to this Plan pursuant to this Section are approved by a Final Order, the amount of such setoff shall be paid over to the Contingent Value Vehicle.

(iii)          The Contingent Value Vehicle shall not acquire any Claim or Cause of Action pursuant to this Section other than the Designated Litigation.  With respect to the Designated Litigation, the Contingent Value Vehicle shall not have or acquire any Claim or Cause of Action against the Debtors, the Reorganized Debtors, the Transferred Joint Venture Entities or any of their current respective directors, officers and employees or any former respective directors, officers and employees who were appointed after the Commencement Date (except for Excluded Individuals) in connection herewith (including any Claim for indemnification based on the Designated Litigation or the causes of action asserted in connection therewith).  None of the Contingent Value Vehicle nor any defendant (including any third party defendant) in the Designated Litigation shall be permitted to make any of the Debtors, the Reorganized Debtors or the Transferred Joint Venture Entities a party to the Designated Litigation, provided, however, one or more of the Reorganized Debtors may be added to a Designated Litigation in the capacity of a “nominal party” for trial or discovery purposes.  The Contingent Value Vehicle shall not prosecute any Claim or Cause of Action against the Debtors, the Managed Entities, the Reorganized Debtors, the Transferred Joint Venture Entities or any of their current respective directors, officers and employees or any former respective directors, officers and employees (except for Excluded Individuals) who were appointed after the Commencement Date.

(b)           Defenses to Designated Litigation; Defensive Claims.

(i)            Claims of any Person (other than DIP Lender Claims) that may be asserted against the Debtors, Reorganized Debtors or the Transferred Joint Venture Entities in response to Designated Litigation, other than Defensive Claims asserted for purposes of a Valid Setoff pursuant to Section 7.09, shall be and hereby are discharged pursuant to section 1141 of the Bankruptcy Code and Article XII of this Plan.  Nothing contained in this Section 7.03(b) shall discharge, impair, or extinguish a Claim of any Person against Persons other than the Debtors, Reorganized Debtors or the Transferred Joint Venture Entities.

(ii)           Notwithstanding anything contained in this Plan to the contrary, a defendant in the Designated Litigation may assert a Defensive Claim as the basis for a Valid Setoff pursuant to Section 7.09.

(c)           Privileges and the Designated Litigation.  In connection with the transfer of the Designated Litigation to the Contingent Value Vehicle, any attorney-client privilege, work-product privilege, or other privilege or immunity held by the Debtors before the Effective Date attaching to any documents or communications (whether written or oral) relating to the Designated Litigation (any such privilege or immunity, a “Privilege”) shall be transferred to the Contingent Value Vehicle and shall vest in the Contingent Value Vehicle Trustee and its representatives, and the Debtors, the Reorganized Debtors and the Contingent Value Vehicle Trustee are authorized to take all necessary actions to effectuate the transfer of such privileges.  Notwithstanding anything otherwise to the contrary, (i) any waiver or relinquishment of any Privilege, or action that could result in any waiver or relinquishment of any Privilege, shall require the prior written consent of Reorganized ACC, which consent it may withhold in its sole and absolute discretion and (ii) in recognition of the common interest of the Debtors and the Contingent Value Vehicle in maximizing distributions to holders of Claims and Equity Interests under this Plan, the Reorganized Debtors shall also retain any Privilege transferred to the Contingent Value Vehicle hereunder.

(d)           Continuing Obligations of the Reorganized Debtors for the Designated Litigation.  Upon the Effective Date and the transfer of the Designated Litigation provided for in Section 7.03(a), the Debtors, the Distribution Companies, the Reorganized Debtors and the Transferred Joint Venture Entities shall have no other further obligations with respect to the prosecution of the Designated Litigation, except that the applicable Distribution Company and the Reorganized Debtors shall make available to the Contingent Value Vehicle Trustee during normal business hours, upon reasonable notice, reasonable access to personnel and books and records of the Distribution Companies and the Reorganized Debtors (or books and records transferred to or held by the Buyers, to the extent that the Reorganized Debtors have access rights to such books and records under a Purchase Agreement) to enable the Contingent Value Vehicle to prosecute the Designated Litigation; provided, however, that the Distribution Companies shall be entitled to compensation or reimbursement from the Contingent Value Vehicle (including reimbursement for professional fees) with respect to providing such assistance (including allocated overhead and salaries).  Notwithstanding anything to the contrary, the Reorganized Debtors shall remain subject to discovery to the same extent as if they remained as the plaintiffs in the Designated Litigation as a “nominal party” for trial or discovery purposes.

(e)           Limitation on Impleader and Cross-Claims.  From and after the transfer of the Designated Litigation to the Contingent Value Vehicle, any defendant in the Designated Litigation shall be permitted to implead a third party defendant (an “Impleaded Third Party Defendant”) or assert a cross-claim against a defendant (a “Cross-Claim Defendant”) in connection with the Designated Litigation if such impleader or cross-claim is permitted under applicable law; provided, however, (1) that in the event a defendant obtains a judgment against an Impleaded Third Party Defendant or a Cross-Claim Defendant, any such judgment shall be reduced by an amount equal to the equitable share of the damages that would have been attributed to the Debtors had the Impleaded Third Party Defendant or Cross-Claim Defendant been otherwise permitted to implead the Debtors for contribution and received a judgment against the Debtors for such amount (to the extent the judgment the Debtors obtain against the defendant in the Designated Litigation does not already reflect an offset for the Debtors’ culpable conduct, if any), and (2) in the case exclusively of a Bank Lender, a judgment or settlement against an Impleaded Third Party Defendant or a Cross-Claim Defendant obtained from a Bank Lender by a defendant in the Designated Litigation shall be further reduced (to the extent it has not been reduced in full by application of subsection (1) of this section) by an amount equal to any claim for indemnification to which the Bank Lender would have been otherwise entitled under the applicable Prepetition Credit Agreement (to the extent not inconsistent with applicable law) had the Bank Lender been permitted to implead the Debtors and had such Bank Lender received a judgment against the Debtors for such amount.  To the extent that a defendant’s judgment or settlement against an Impleaded Third Party Defendant or Cross-Claim Defendant has been reduced as a result of the operation of subsection (1) or (2) above, any judgment obtained by the Contingent Value Vehicle against the defendant in the Designated Litigation shall be reduced dollar for dollar by the amount of any reduction in the judgment or settlement obtained by the defendant against the Impleaded Third Party Defendant or Cross-Claim Defendant.  Any defendant, Third-Party Defendant or Cross-Claim Defendant in the Designated Litigation who contends that it is entitled to a reduction in any judgment or settlement obtained against it, shall not be entitled to such reduction unless the court in which such action is pending (on notice to the Contingent Value Vehicle Trustee and after an opportunity to be heard on such issues) first determines that the party seeking such reduction is entitled to (a) contribution from the Debtors by operation of subsection (1) above; and/or (b) indemnification from the Debtors by operation of subsection (2) above.  To the extent any defendant, Third-Party Defendant or Cross-Claim Defendant in the Designated Litigation does not receive the benefit of the provisions of this section, such claims shall be deemed to be Defensive Claims.  Except as provided for in this section, all claims of any Defendant, Third-Party Defendant or Cross-Claim Defendant against the Debtors arising out of or related to the applicable Designated Litigation are hereby discharged and released (subject to any rights under section 502(j) of the Bankruptcy Code).  No defendant (including any Defendant, Impleaded Third Party Defendant or Cross-Claim Defendant) in the Designated Litigation shall be permitted to implead or otherwise make any of the Debtors, the Reorganized Debtors, the Distribution Companies or the Transferred Joint Venture Entities a party to the Designated Litigation.

7.04.        Contingent Value Vehicle Interests; Term; Recoveries and Distributions.

(a)           Registry of Interests; Transferability.  The Contingent Value Vehicle Trustee shall establish and maintain a registry of the holders of Contingent Value Vehicle Interests.  Contingent Value Vehicle Interests shall be uncertificated and represented solely by the registry of the Contingent Value Vehicle Trustee and the Confirmation Order shall provide that the Contingent Value Vehicle Interests shall not be transferable except upon the death of the Contingent Value Vehicle Holder or by operation of applicable laws relating to testamentary or intestate succession.  It is the intention of the Debtors that the Contingent Value Vehicle Interests not be “securities” for purposes of the Securities Act and the Exchange Act.  Subject to the approval of the Bankruptcy Court, the Contingent Value Vehicle Board may exchange new Contingent Value Vehicle Interests that are freely transferable (but otherwise identical to the previously existing Contingent Value Vehicle Interests) for the Contingent Value Vehicle Interests provided that such exchange is in compliance with applicable law, and the transfer of such newly issued Contingent Value Vehicle Interests is permitted (x) pursuant to an effective registration with respect to such transfer under applicable U.S. federal and state securities laws; or (y) pursuant to an exemption from U.S. federal and state securities laws which either the Contingent Value Vehicle or a holder of Contingent Value Vehicle Interests has confirmed is available for such transfer through receipt of a “no-action” letter from the SEC reasonably acceptable to the Contingent Value Vehicle Board.

(b)           Term.  The Contingent Value Vehicle shall be dissolved upon the earlier of (i) the distribution of all of its assets to the Contingent Value Vehicle Holders or (ii) five years from the Effective Date, except that the Bankruptcy Court may approve an extension for a finite term within six months after such five year anniversary upon a finding that such extension is necessary based on the particular facts and circumstances.

(c)           Allocation of Distributable Proceeds.  The Contingent Value Vehicle Trustee shall allocate Distributable Proceeds in the following manner with respect to Contingent Value Vehicle Holders:

(i)            CVV Series RF Interests.  Fifty percent of the proceeds of the Designated Litigation, less the costs of prosecuting the Designated Litigation (but without deducting that amounts required to indemnify the defendants in such litigation pursuant to Section 6.08(c) of the Plan or to fund the Litigation Funds) shall be distributed to the Restitution Fund in its capacity as the holder of the CVV Series RF Interests until the Restitution Fund shall have received $115,000,000.

(ii)           Allocation of Balance of Distributable Proceeds.  The balance of the Distributable Proceeds (after giving effect to the Distribution to the CVV Series RF Interests) shall be allocated as provided in the Inter-Creditor Dispute Resolution.  In the absence of, or to the extent not provided in, an Inter-Creditor Dispute Resolution, the Contingent Value Vehicle Board shall make a good faith determination as to the Debtor Group with respect to which any remaining Distributable Proceeds relate (the “Attributable Debtor Group”).  The remaining Distributable Proceeds shall be allocated to the Series of CVV Interests in Section 7.04(d), (e), (f) or (g) corresponding to the Attributable Debtor Group or if the Attributable Debtor Group does not have a corresponding Series of CVV Interests, to the first Parent Debtor Group of such Attributable Debtor Group which has a corresponding Series of CVV Interests; subject, without duplication, to the same reallocation for unsatisfied Intercompany Claims as provided in Section 9.03(f) hereof.  Notwithstanding the foregoing, if Distributable Proceeds would otherwise be allocated to an Attributable Debtor Group which is subject to an Inter-Creditor Dispute Holdback that is fully funded with Plan Consideration and as to which an Inter-Creditor Dispute Resolution has not yet occurred, then with respect to such Distributable Proceeds the Holding Company Debtor Group shall be the Attributable Debtor Group.  If the Contingent Value Vehicle Board is unable to determine the Attributable Debtor Group, then the matter shall be submitted to the Bankruptcy Court for determination.  Except to the extent determined by an Inter-Creditor Dispute Resolution, the Contingent Value Vehicle Board shall file a notice with the

Bankruptcy Court setting forth the proposed allocation of Distributable Proceeds or the need to resolve such allocation pursuant to this Section 7.04(c)(ii) at least thirty days prior to any proposed distribution.  Unless a party in interest shall object to such proposed distribution within twenty days after such notice, the allocation of the Distributable Proceeds as set forth in such filing shall be final and binding on all parties.  If a party in interest files an objection to such determination, any distribution so objected to shall be suspended until resolution of such objection by the Bankruptcy Court.  The Debtor Group to which Distributable Proceeds are distributed is referred to as the “Recipient Debtor Group”.

(d)           Arahova as the Recipient Debtor Group.  Distributable Proceeds for which the Arahova Debtor Group is the Recipient Debtor Group shall be distributed as follows:

(i)            Pro Rata to holders of CVV Series AH-1 Interests until such holders shall have received an amount equal to the aggregate amount of all Allowed Claims in Classes ARA-Notes, ARA-Trade and ARA-Uns, plus an amount equal to interest on such Claims (calculated pursuant to Section 8.14(b)) from the Commencement Date to the Effective Date or such other date as may be set forth in an Inter-Creditor Dispute Resolution, less the aggregate amount of all distributions with respect to such Allowed Claims pursuant to Article IV; thereafter

(ii)           Pro Rata to holders of CVV Series AH-2 Interests until such holders shall have received an amount equal to the aggregate amount of all Allowed Claims in Class ARA-ESL, plus an amount equal to interest on such Claims (calculated pursuant to Section 8.14(b)) from the Commencement Date to the Effective Date or such other date as may be set forth in an Inter-Creditor Dispute Resolution, less the aggregate amount of all distributions with respect to such Allowed Claims pursuant to Article IV hereof; thereafter

(iii)          as provided in Section 7.04(g) without regard to the limitation in the first paragraph thereof.

(e)           FrontierVision Holdco as the Recipient Debtor Group.  Distributable Proceeds for which the FrontierVision Holdco Debtor Group is the Recipient Debtor Group shall be distributed as follows:

(i)            Pro Rata to holders of CVV Series FV-1 Interests until such holders shall have received an amount equal to the aggregate amount of all Allowed Claims in Classes FVHC-Notes, FVHC-Trade, FVHC-Uns, plus an amount equal to interest on such Claims (calculated pursuant to Section 8.14(b)) from the Commencement Date to the Effective Date or such other date as may be set forth in an Inter-Creditor Dispute Resolution, less the aggregate amount of all distributions with respect to such Allowed Claims pursuant to Article IV; thereafter

(ii)           Pro Rata to holders of CVV Series FV-2 Interests until such holders shall have received an amount equal to the aggregate amount of all Allowed Claims in Class FVHC-ESL, plus an amount equal to interest on such Claims (calculated pursuant to Section 8.14(b)) from the Commencement Date to the Effective Date or such other date as may be set forth in an Inter-Creditor Dispute Resolution, less the aggregate amount of all distributions with respect to such Allowed Claims pursuant to Article IV hereof; thereafter

(iii)          as provided in Section 7.04(g) without regard to the limitation in the first paragraph thereof.

(f)            Olympus Parent as the Recipient Debtor Group.  Distributable Proceeds for which the Olympus Parent Debtor Group is the Recipient Debtor Group shall be distributed as follows:

(i)            Pro Rata to holders of CVV Series OP-1 Interests until such holders shall have received an amount equal to the aggregate amount of all Allowed Claims in Classes OLYParent-Notes, OLYParent-Trade, OLYParent-Uns, plus an amount equal to interest on such Claims (calculated pursuant to Section 8.14(b)) from the Commencement Date to the Effective Date or such other date as may be set forth in an Inter-Creditor Dispute Resolution, less the aggregate amount of all distributions with respect to such Allowed Claims pursuant to Article IV; thereafter

(ii)           Pro Rata to holders of CVV Series OP-2 Interests until such holders shall have received an amount equal to the aggregate amount of all Allowed Claims in Class OLYParent-ESL, plus an amount equal to interest on such Claims (calculated pursuant to Section 8.14(b)) from the Commencement Date to the Effective Date or such other date as may be set forth in an Inter-Creditor Dispute Resolution, less the aggregate amount of all distributions with respect to such Allowed Claims pursuant to Article IV hereof; thereafter

(iii)          one-third to holders of CVV Series OP-3 Interests until such holders shall have received an amount equal to the aggregate amount of all Allowed Claims in Class OLYParent-FPLNR, plus an amount equal to interest on such Claims (calculated pursuant to Section 8.14(b)) from the Commencement Date to the Effective Date or such other date as may be set forth in an Inter-Creditor Dispute Resolution, less the aggregate amount of all distributions with respect to such Allowed Claims pursuant to Article IV hereof; two-thirds (or following such time as class OLYParent-FPLNR has been paid in full, 100%) as provided in Section 7.04(g) without regard to the limitation in the first paragraph thereof.

(g)           Holding Company as the Recipient Debtor Group.  Distributable Proceeds for which the Holding Company Debtor Group is the Recipient Debtor Group (the “ACC CVV Share”) shall be distributed as follows:

(i)            First Priority.

(A)          First Tier.

(1)           the product of (I) the ACC CVV Share and (II) the CVV Series A-1a Liquidation Preference divided by the sum of the CVV Series A-1a Liquidation Preference, CVV Series A-1b Liquidation Preference, and CVV Series A-1c Liquidation Preference, shall be distributed Pro Rata to holders of CVV Series A-1a Interests until the CVV Series A-1a Liquidation Preference shall have been paid in full.  The CVV Series A-1a Liquidation Preference equals the aggregate amount of the Allowed Claims in Classes ACC-Trade and ACC-Uns, plus an amount equal to interest on such Claims (calculated pursuant to Section 8.14(b)) from the Commencement Date to the Effective Date or such other date as may be set forth in an Inter-Creditor Dispute Resolution, less all distributions with respect to such classes pursuant to Article IV.

(2)           the sum of (X) the product of (I) the ACC CVV Share and (II) the CVV Series A-1b Liquidation Preference divided by the sum of the CVV Series A-1a Liquidation Preference, CVV Series A-1b Liquidation Preference, and CVV Series A-1c Liquidation Preference, and (Y) the product of (R) the X-Clause CVV Sharing Percentage, and (S) the CVV ACC Subordinated Note Potential Distribution (as defined in the succeeding paragraph), shall be distributed Pro Rata to holders of CVV Series A-1b Interests until the CVV Series A-1b Liquidation Preference shall have been paid in full.  The CVV Series A-1b Liquidation Preference equals the aggregate amount of the Allowed Claims in Class ACC-SnrNotes, plus an amount equal to interest on such Claims (calculated pursuant to Section 8.14(b)) from the Commencement Date to the Effective Date or such other date as may be set forth in an Inter-Creditor Dispute Resolution, less all distributions with respect to such Allowed Claims pursuant to Article IV.

(3)           the product of (I) the ACC CVV Share and (II) the CVV Series A-1c Liquidation Preference divided by the sum of the CVV Series A-1a Liquidation Preference, CVV Series A-1b Liquidation Preference and CVV Series A-1c Liquidation Preference (such product of (I) and (II) being referred to as the “CVV ACC Subordinated Notes Potential Distribution”), and prior to such time as the CVV Series A-1b Liquidation Preference shall be paid in full, such product multiplied by (III) the quantity 100% minus the X-Clause CVV Sharing Percentage, shall be distributed Pro Rata to holders of CVV Series A-1c Interests until the CVV Series A-1c Liquidation Preference shall have been paid in full.  The CVV Series A-1c Liquidation Preference equals the Allowed Claims in Class ACC-SubNotes, plus an amount equal to interest on such Claims (calculated pursuant to Section 8.14(b)) from the Commencement Date to the Effective Date or such other date as may be set forth in an Inter-Creditor Dispute Resolution.

(4)           Any remaining ACC CVV Share shall first be allocated Pro Rata among 1), 2), and 3) above, and to the extent any Distributable Proceeds remain, as provided in Section 7.04(g)(i)(B).

(B)           CVV Series A-2a and CVV Series A-2b Interests.  Distributable Proceeds allocated to the CVV Series A-2a Interests and CVV Series A-2b Interests shall be distributed Pro Rata to holders of CVV Series A-2a Interests and holders of CVV Series A-2b Interests until the CVV Series A-2a Liquidation Preference and CVV Series A-2b Liquidation Preference, respectively, shall have been paid in full.  The CVV Series A-2a Liquidation Preference equals the Allowed Claims in Class ACC-ESL Snr, plus an amount equal to interest on such Claims (calculated pursuant to Section 8.14(b)) from the Commencement Date to the Effective Date or such other date as may be set forth in an Inter-Creditor Dispute Resolution.  The CVV Series A-2b Liquidation Preference equals the Allowed Claims in Class ACC-ESL Sub, plus an amount equal to interest on such Claims (calculated pursuant to Section 8.14(b)) from the Commencement Date to the Effective Date or such other date as may be set forth in an Inter-Creditor Dispute Resolution.  Any remaining Distributable Proceeds shall then be distributed as provided in Section 7.04(g)(ii).

(ii)           Second Priority.  After the payment in full of the First Priority Distribution, all Distributable Proceeds shall be distributed Pro Rata to holders of CVV Series B Interests until the CVV Series B Liquidation Preference shall have been paid in full.  The CVV Series B Liquidation Preference equals the Allowed amount of the ACC Series B Preferred Stock Interests (including amounts payable in respect of the liquidation preference thereunder and accrued, but unpaid, dividends as of the Commencement Date allocable thereto).

(iii)          Third Priority.  After the payment in full of the CVV Series B Liquidation Preference, all Distributable Proceeds shall be distributed Pro Rata to holders of CVV Series C Interests until the CVV Series C Liquidation Preference shall have been paid in full.  The CVV Series C Liquidation Preference equals the

Allowed amount of the ACC Series B Preferred Stock Existing Securities Law Claims.

(iv)          Fourth Priority.  After the payment in full of the CVV Series C Liquidation Preference, all Distributable Proceeds shall be distributed Pro Rata to holders of CVV Series D Interests until the CVV Series D Liquidation Preference shall have been paid in full.  The CVV Series D Liquidation Preference equals the Allowed amount of the ACC Series D Preferred Stock Interests (including amounts payable in respect of the liquidation preference thereunder and accrued, but unpaid, dividends as of the Commencement Date allocable thereto).

(v)           Fifth Priority.  After the payment in full of the CVV Series D Liquidation Preference, all Distributable Proceeds shall be distributed Pro Rata to holders of CVV Series E Interests until the CVV Series E Liquidation Preference shall have been paid in full.  The CVV Series E Liquidation Preference equals the Allowed amount of the ACC Series D Preferred Stock Existing Securities Law Claims.

(vi)          Sixth Priority.  After the payment in full of the CVV Series E Liquidation Preference, all Distributable Proceeds shall be distributed Pro Rata to holders of CVV Series F Interests until the CVV Series F Liquidation Preference shall have been paid in full.  The CVV Series F Liquidation Preference equals (A) principal in an amount equal to the Allowed amount of the ACC Series E and F Preferred Stock Interests (including amounts payable in respect of the liquidation preference thereunder and accrued, but unpaid, dividends as of the Commencement Date allocable thereto).

(vii)         Seventh Priority.  After the payment in full of the CVV Series F Liquidation Preference, all Distributable Proceeds shall be distributed Pro Rata to holders of CVV Series G Interests until the CVV Series G Liquidation Preference shall have been paid in full.  The CVV Series G Liquidation Preference equals the Allowed amount of the ACC Series E and F Preferred Stock Existing Securities Law Claims.

(viii)        Eighth Priority.  After the payment in full of the CVV Series G Liquidation Preference, all Distributable Proceeds shall be distributed one-half Pro Rata to the holders of the CVV Series H Interests and one-half Pro Rata to the holders of the CVV Series I Interests, until the CVV Series H Liquidation Preference shall have been paid in full, at which point in time all remaining Distributable Proceeds shall be distributed to the holders of the CVV Series I Interests to be shared on a pro rata basis.  The CVV Series H Liquidation Preference equals the Allowed amount of the ACC Common Stock Existing Securities Law Claims.

7.05.        Litigation, Responsibilities of Contingent Value Vehicle Trustee.

(a)           The Contingent Value Vehicle Trustee shall have full power and authority:  (i) to prosecute for the benefit of the Contingent Value Vehicle all claims, rights and Causes of Action transferred to the Contingent Value Vehicle (whether such suits are brought in the name of the Contingent Value Vehicle or otherwise), and (ii) to otherwise perform the functions and take the actions provided for or permitted herein, in the Contingent Value Vehicle Agreement or in any other agreement executed by the Contingent Value Vehicle Trustee pursuant to the Plan.  The Contingent Value Vehicle Trustee, subject to the direction of the Contingent Value Vehicle Board, shall, in an expeditious but orderly manner, prosecute the Designated Litigation, liquidate and convert to Cash the assets of the Contingent Value Vehicle, administer any cash received in connection therewith, make timely distributions therefrom in accordance with the provisions of this Plan and not unduly prolong the duration of the Contingent Value Vehicle.  The liquidation of the Contingent Value Vehicle may be accomplished either through the prosecution, compromise and settlement, abandonment or dismissal of any or all claims, rights or Causes of Action, or otherwise.  The Contingent Value Vehicle Trustee, subject to the direction of the Contingent Value Vehicle Board, shall have the absolute right to pursue or not to pursue any and all Designated Litigation as it determines is in the best interests of the Contingent Value Vehicle Holders, and consistent with the purposes of the Contingent Value Vehicle, and shall have no liability for the outcome of its decision except for any damages caused by willful misconduct or gross negligence.  The Contingent Value Vehicle Trustee may incur any reasonable and necessary expenses in liquidating and converting the assets to Cash and shall be reimbursed in accordance with the provisions of the Contingent Value Vehicle Agreement.

(b)           All costs and expenses associated with the administration of the Contingent Value Vehicle, including those rights, obligations and duties described in this Plan, shall be the responsibility of and paid by the Contingent Value Vehicle.

(c)           The Contingent Value Vehicle may retain such law firms, accounting firms, experts, advisors, consultants, investigators, appraisers, auctioneers or other professionals as it may deem necessary (collectively, the “Contingent Value Vehicle Professionals”), in its sole discretion on reasonable terms and conditions of employment or retention, to aid in the performance of its responsibilities pursuant to the terms of this Plan including the prosecution of the Designated Litigation and the liquidation and distribution of Contingent Value Vehicle assets.

(d)           Unless the IRS or a court of competent jurisdiction requires a different treatment, solely (x) for federal income tax purposes and, (y) to the extent permitted by applicable law, for state and local income tax purposes, all Persons (including the Debtors, the Contingent Value Vehicle Trustee and the Contingent Value Vehicle Holders) shall (i) treat the Contingent Value Vehicle Holders as the grantors and deemed owners of the Contingent Value Vehicle, (ii) treat the assets transferred to the Contingent Value Vehicle as distributed by the Debtors to the Contingent Value Vehicle Holders and as transferred by Contingent Value Vehicle Holders to the Contingent Value Vehicle and

(iii) report the value of such assets consistently with the valuations provided by the Debtors.

7.06.        Investment Powers.

(a)           The right and power of the Contingent Value Vehicle Trustee to invest assets transferred to the Contingent Value Vehicle, the proceeds thereof, or any income earned by the Contingent Value Vehicle, shall be limited to the right and power to invest such assets (pending periodic distributions in accordance with Section 7.04(c) of this Plan) in (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from both Standard & Poor’s Rating Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”); (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having the highest ratings obtainable from both S&P and Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above, entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above (“Permitted Investments”); provided, however, that the Contingent Value Vehicle Trustee may expend the assets of the Contingent Value Vehicle:  (i) as reasonably necessary to meet contingent liabilities and to maintain the value of the assets of the Contingent Value Vehicle during liquidation, (ii) to pay reasonable administrative expenses (including any taxes imposed on the Contingent Value Vehicle or fees and expenses in connection with litigation), (iii) to satisfy other liabilities incurred or assumed by the Contingent Value Vehicle (or to which the assets are otherwise subject) in accordance with this Plan or the Contingent Value Vehicle Agreement, and (iv) to prosecute the Designated Litigation; and provided further that, under no circumstances, shall the Contingent Value Vehicle segregate the assets of the Contingent Value Vehicle on the basis of classification of the holders of Contingent Value Vehicle Interests, other than with respect to distributions to be made on account of Contingent Value Vehicle Interests in accordance with the provisions hereof.

(b)           The Contingent Value Vehicle Trustee shall, except as otherwise approved by the Bankruptcy Court, invest the reserves established pursuant to Section 6.08 hereof only in United States dollar denominated demand deposits with banks organized under the laws of the United States of America or any state thereof or the District of Columbia.

7.07.        Funding of Reserves; Distributions; Withholding.

(a)           Litigation Prosecution Fund.  The Contingent Value Vehicle Trustee shall, from time to time, increase or decrease the funding of the Litigation Prosecution Fund as it deems appropriate.

(b)           Litigation Indemnification Fund.  Prior to any distribution of Distributable Proceeds to a Series of CVV Interests other than Series RF Interests, the CVV Trustee shall deposit in the LIF an amount sufficient to cause the balance in such LIF to equal the balance required pursuant to Section 6.08(c)(iv)(C)(3) hereof.

(c)           Distributions.  The Contingent Value Vehicle Trustee shall distribute at least annually to the holders of Contingent Value Vehicle Interests all net cash income plus all Distributable Proceeds from the Designated Litigation; provided, however, that the Contingent Value Vehicle may retain such amounts (i) as are reasonably necessary to meet contingent liabilities and to maintain the value of the assets of the Contingent Value Vehicle during liquidation, (ii) to pay reasonable administrative expenses (including any taxes imposed on the Contingent Value Vehicle or in respect of the assets of the Contingent Value Vehicle), (iii) to satisfy other liabilities incurred or assumed by the Contingent Value Vehicle (or to which the assets are otherwise subject) in accordance with the Plan or the Contingent Value Vehicle Agreement, (iv) as the Contingent Value Vehicle Trustee deems appropriate to reserve for Contingent Value Vehicle Interests that are likely to be issued with respect to Claims not yet Allowed and (v) to prosecute the Designated Litigation.  All such distributions shall be Pro Rata within a Series of CVV Interests, and, subject to the relative priorities and other terms of the Plan and the Contingent Value Vehicle Agreement.

(d)           Withholding.  The Contingent Value Vehicle Trustee may withhold from amounts distributable to any Person any and all amounts, determined in the Contingent Value Vehicle Trustee’s reasonable sole discretion, to be required by any law, regulation, rule, ruling, directive or other governmental requirement.

(e)           Certain Assets Not Distributable Proceeds.  None of the Litigation Indemnification Fund, the Common Stock of ACC, the equity interests or assets of the Distribution Companies, or any other escrow or reserve held by the Contingent Value Vehicle hereunder shall comprise Distributable Proceeds without the prior approval of the Bankruptcy Court.

7.08.        Income Allocations; Reporting Duties.

(a)           Allocations of Contingent Value Vehicle Taxable Income.  Allocations of Contingent Value Vehicle taxable income shall be determined by reference to the manner in which an amount of cash equal to such taxable income would be distributed (without regard to any restrictions on distributions described herein) if, immediately prior to such deemed distribution, the Contingent Value Vehicle had distributed all of its other assets (valued for this purpose at their tax book value) to the holders of the Contingent Value Vehicle Interests, taking into account all prior and concurrent distributions from the

Contingent Value Vehicle (including all distributions held in escrow pending the resolution of Disputed Claims).  Similarly, taxable loss of the Contingent Value Vehicle will be allocated by reference to the manner in which an economic loss would be borne immediately after a liquidating distribution of all of the assets of the Contingent Value Vehicle.  The tax book value of the assets of the Contingent Value Vehicle for this purpose shall equal the fair market value of such assets on the Effective Date or, if later, the date such assets were acquired by the Contingent Value Vehicle, adjusted in either case in accordance with tax accounting principles prescribed by the Tax Code, the regulations and other applicable administrative and judicial authorities and pronouncements.

(b)           Other.  The Contingent Value Vehicle Trustee shall be responsible for filing all federal, state and local tax returns for the Contingent Value Vehicle and shall provide tax returns and information reports to the Contingent Value Vehicle Holders to the extent required by applicable law.  The Contingent Value Vehicle Trustee shall provide the Contingent Value Vehicle Holders with copies of annual, audited financial statements relating to the Contingent Value Vehicle as early after the end of the fiscal year of the Contingent Value Vehicle as is commercially reasonable.

7.09.        Net Contingent Value Vehicle Recovery/Disgorgement of Claims.

(a)           Net Judgment.  Notwithstanding anything contained herein to the contrary, in the event that a defendant in a litigation brought by the Contingent Value Vehicle Trustee (or any predecessors-in-interest, including the Statutory Committees with respect to the Bank Lender Avoidance Complaint) for and on behalf of the Contingent Value Vehicle (i) is required by a Final Order to make payment to the Contingent Value Vehicle (the “Judgment Amount”), and (ii) is permitted by a Final Order to reduce the Judgment Amount by (1) virtue of a Defensive Claim permitted by section 553 of the Bankruptcy Code or other applicable law including the law of recoupment or (2) the Deemed Value of the distribution such defendant otherwise would have been entitled to receive on account of any Allowed Claim that has arisen under Section 502(h) of the Bankruptcy Code on account of such Final Order (a “Valid Setoff”), (x) such defendant shall be obligated to pay only the excess, if any, of the amount of the Judgment Amount over the Valid Setoff and (y) neither the Contingent Value Vehicle, nor the Contingent Value Vehicle Holders nor any Person acting on their behalf shall be entitled to assert a claim against the Debtors, the Reorganized Debtors, the Distribution Companies or any Transferred Joint Venture Entity with respect to the Valid Setoff.

(b)           Disgorgement.  Notwithstanding anything contained herein to the contrary, in the event that either a compromise and settlement or an order or judgment with respect to a Designated Litigation provides for a full or partial waiver, subordination or disallowance of a defendant’s Claim or Claims (including Bank Lender Fee Claims under Section 6.08 of this Plan) against one or more of the Debtors and if, as a result of such waiver, subordination or disallowance such defendant shall have received under the Plan a distribution in an amount (the “Excess Amount”) greater than that to which such defendant would have been entitled had such waiver, subordination or disallowance occurred and been enforced prior to the Effective Date, then, subject to the terms of such compromise and settlement or order or judgment (i) such defendant shall promptly pay such Excess Amount, including interest thereon at the Prime Rate to the date of payment, in immediately available funds to the Contingent Value Vehicle, (ii) if such defendant shall fail to make such payment, then, in addition to the Contingent Value Vehicle’s rights to enforce such settlement or order or judgment, the Reorganized Debtors shall withhold future Plan distributions payable to such defendant (including any payments in respect of debt, equity or other securities issued to such defendant under the Plan) up to the amount of the unpaid Excess Amount and shall pay such withheld distributions over to the Contingent Value Vehicle.  Notwithstanding the foregoing, unless otherwise provided in such compromise and settlement or order or judgment, such defendant shall retain its Pro Rata right to a distribution of any transfer avoided under Section 547 of the Bankruptcy Code.

7.10.        The Contingent Value Vehicle Board.

(a)           The Contingent Value Vehicle Board shall initially be comprised of three members designated pursuant to Section 6.14 of this Plan.  After the Effective Date, the Contingent Value Vehicle Board shall be appointed in accordance with the terms of the Contingent Value Vehicle Agreement.  The Contingent Value Vehicle Trustee shall consult regularly with the Contingent Value Vehicle Board when carrying out the purpose and intent of the Contingent Value Vehicle.  The Contingent Value Vehicle Board shall act by majority vote.  Members of the Contingent Value Vehicle Board shall be entitled to compensation in accordance with the Contingent Value Vehicle Agreement and to reimbursement of the reasonable and necessary expenses incurred by them in carrying out the purpose of the Contingent Value Vehicle Board, in each case from the Contingent Value Vehicle.

(b)           In the case of an inability or unwillingness of any member of the Contingent Value Vehicle Board to serve, such member shall be replaced by designation of the remaining members of the Contingent Value Vehicle Board.  If any position on the Contingent Value Vehicle Board remains vacant for more than 60 days, such vacancy shall be filled within fifteen days thereafter by the designation of the Contingent Value Vehicle Trustee without the requirement of a vote by the other members of the Contingent Value Vehicle Board.

(c)           Upon the certification by the Contingent Value Vehicle Trustee that all assets of the Contingent Value Vehicle have been distributed, abandoned or otherwise disposed of, the members of the Contingent Value Vehicle Board shall resign their positions, whereupon they shall be discharged from further duties and responsibilities.

(d)           Any settlement or abandonment of Designated Litigation which the Contingent Value Vehicle Trustee or any member of the Contingent Value Vehicle Board may propose shall require approval of the Contingent Value Vehicle Board, provided, however, that (i) no member of the Contingent Value Vehicle Board may cast a vote with respect to any Designated Litigation to which he or she, his or her employer, or any Affiliate thereof is a party; (ii) any settlement or abandonment of Designated Litigation involving Claims in an aggregate amount exceeding $5,000,000 shall require approval of the Bankruptcy Court; and (iii) the Contingent Value Vehicle Trustee may seek Bankruptcy Court approval of a settlement or abandonment of Designated Litigation if the Contingent Value Vehicle Board fails to act on a proposed settlement or abandonment of such Designated Litigation within 60 days of receiving notice of such proposed settlement by the Contingent Value Vehicle Trustee or as otherwise determined by the Contingent Value Vehicle Trustee.  The Contingent Value Vehicle Board may instruct the Contingent Value Vehicle Trustee to settle or abandon any Designated Litigation so long as such settlement or abandonment is fair and reasonable based upon the reasonable, good faith business judgment of the Contingent Value Vehicle Board.

(e)           The Contingent Value Vehicle Board may remove the Contingent Value Vehicle Trustee for cause.  In the event the requisite approval is not obtained, the Contingent Value Vehicle Trustee may be removed by the Bankruptcy Court for cause shown.  In the event of the resignation or removal of the Contingent Value Vehicle Trustee, the Contingent Value Vehicle shall continue to remain in existence and shall not be dissolved, and the Contingent Value Vehicle Board shall, by majority vote, designate a Person to serve as successor Contingent Value Vehicle Trustee.

(f)            Notwithstanding anything to the contrary in this Plan, none of the Contingent Value Vehicle Trustee, the Contingent Value Vehicle Board nor any of its members, Contingent Value Vehicle Professionals or any duly designated agent or representatives of any such party shall be liable for the act, default or misconduct of the Contingent Value Vehicle Trustee or any other member of the Contingent Value Vehicle Board, nor shall the Contingent Value Vehicle Trustee or any member of the Contingent Value Vehicle Board be liable for anything other than such Person’s own gross negligence or willful misconduct.  The Contingent Value Vehicle Trustee and the Contingent Value Vehicle Board may, in connection with the performance of their duties, and in their sole and absolute discretion, consult with the Contingent Value Vehicle Professionals, and shall not be liable for anything done or omitted or suffered to be done in accordance with such advice or opinions.  If the Contingent Value Vehicle Trustee or the Contingent Value Vehicle Board determines not to consult with the Contingent Value Vehicle Professionals, they shall not be deemed to impose any liability on the of the Contingent Value Vehicle Trustee or the Contingent Value Vehicle Board (as applicable), or the members and/or designees thereof.

(g)           The Contingent Value Vehicle Board shall govern its proceedings through the adoption of by-laws, which the Contingent Value Vehicle Board may adopt by majority vote.  No provision of such by-laws shall supersede, or conflict with, any express provision of this Plan.

ARTICLE VIII.

PROVISIONS REGARDING VOTING AND DISTRIBUTIONS UNDER THE PLAN

8.01.        Voting of Claims; Classes Subsequently Deemed Unimpaired; Vacant Classes.

(a)           Each holder of an Allowed Claim or Allowed Equity Interest in an impaired Class that is entitled to vote on the Plan pursuant to Article IV of the Plan shall be entitled to vote separately to accept or reject the Plan as provided in such order as is entered by the Bankruptcy Court establishing procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, or any other order or orders of the Bankruptcy Court.

(b)           The Debtors may seek an order of the Bankruptcy Court holding that any Class listed in this Plan as impaired is actually unimpaired or that any Class listed as unimpaired in this Plan is actually impaired.  Notwithstanding anything to the contrary contained in this Plan, in the event that the Debtors obtain an order of the Bankruptcy Court holding that a Class listed in this Plan as impaired is unimpaired (whether before or after soliciting of acceptances for the Plan), such Class shall be unimpaired, each holder of an Allowed Claim in such Class shall be conclusively presumed to have accepted the Plan and any votes to accept or reject the Plan submitted by holders of Claims in such Class shall be null, void and have no effect.

(c)           Any Class of Claims or Equity Interests that does not have a holder of an Allowed Claim or Equity Interest or a Claim or Equity Interest temporarily allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to Section 1129(a)(8) of the Bankruptcy Code.

8.02.        Nonconsensual Confirmation; Elimination of Debtors.

(a)           If any impaired Class of Claims or Equity Interests entitled to vote shall not accept the Plan by the requisite statutory majority provided in section 1126(c) of the Bankruptcy Code, the Debtors reserve the right (subject to any restrictions of the Purchase Agreements) to amend the Plan in accordance with Section 15.08 of this Plan (including an amendment that transfers one or more Debtors (other than a member of the Parnassos or Century-TCI Debtor Groups except Empire Sports Network) to different Debtor Groups (other than the Parnassos or Century-TCI Debtor Groups), or that eliminates one or more Debtors or Debtor Groups (other than the Parnassos or Century-TCI Debtor Groups) from participation under the Plan) or undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code or both.  With respect to any impaired Classes of Claims or Equity Interests that are deemed to reject the Plan, the Debtors shall request that the Bankruptcy Court confirm the Plan pursuant to section 1129(b) of the Bankruptcy Code.  Further, to the extent necessary and in accordance with Section 15.08 of this Plan, the terms of this Plan may be modified by the Debtors to reallocate value from all Classes at and below the level of the objecting

Class to all impaired senior Classes until such impaired senior Classes are paid in accordance with the absolute priority rule of section 1129(b) of the Bankruptcy Code.  To the extent any Class is deemed to reject the Plan by virtue of the treatment provided to such Class, the Plan shall be “crammed down” on the claimants within such Class pursuant to section 1129(b) of the Bankruptcy Code.

(b)           In the event that either (i) the Debtors have not acquired title to a Managed Entity, or (ii) the cable systems owned by a Managed Entity are Non-Transferred MCE Systems, then such Managed Entity shall be eliminated from this Plan.  If all of the Managed Entities in a Debtor Group are eliminated from the Plan, then such Debtor Group shall be eliminated from the Plan.

(c)           If less than all of the Debtors in a Debtor Group are eliminated from the Plan, then:  (i) the remaining Debtors in such Debtor Group shall succeed to the name of the Debtor Group including the eliminated Debtor, and (ii) for purposes of the Plan, the eliminated Debtor shall be treated as a separate and distinct Debtor Group.

(d)           If an entire Debtor Group is eliminated from the Plan, such Debtor Group shall be referred to as a “Rejecting Debtor Group”.  With respect to each Rejecting Debtor Group that has a Direct Subsidiary Debtor Group:

(i)            A new Class of Equity Interests shall be deemed created at the Direct Subsidiary Debtor Group reflecting the Equity Interests held by the Rejecting Debtor Group.  Such new Class of Equity Interests shall be deemed to have rejected the Plan.

(ii)           The Plan shall be confirmed with respect to the new Class of Equity Interests pursuant to Section 1129(b) of the Bankruptcy Code.

(iii)          A new reserve (each a “Distribution Reserve”) shall be created with respect to the new Class of Equity Interests which will be funded with the Plan Consideration that would have funded the Debtor Group Reserves of the Rejecting Debtor Group if the Rejecting Debtor Group had not been eliminated from the Plan.

(iv)          The Direct Subsidiary Debtor Group shall on the Effective Date issue new common equity to the Parent Debtor Group of the Rejecting Debtor Group.

(v)           The Plan Administrator may, in its discretion, take such action as it deems appropriate to have the Rejecting Debtor Group “deconsolidated” from the tax reporting groups of the other Debtors for federal and state income tax purposes, or if the Rejecting Debtor Group is a “pass-through” entity for tax purposes, to cause the equity in the Rejecting Debtor Group to be transferred to an entity which is not consolidated with the tax reporting group of the other Debtors for federal and state income tax purposes.  The Plan Administrator shall pay taxes attributable to the transactions contemplated by this Section 8.02(d) or income or gain realized by any member of the Rejecting Debtor Group or with respect to the

Plan Consideration held in the new Distribution Reserve created pursuant to this Section 8.02(d), either by reserving (i) Cash held in such Distribution Reserve or (ii) proceeds from sale of a sufficient number of shares of TWC Class A Common Stock held in such Distribution Reserve.  To the extent required by the Bankruptcy Court in connection with the Confirmation Hearing, the Distribution Reserve shall be increased by Plan Consideration with a Deemed Value equal to a reasonable reserve for any taxes payable pursuant to the preceding sentence.

8.03.        Distribution Companies.  All distributions under the Plan (other than those to be made by the Contingent Value Vehicle) shall be made by the Distribution Companies or an agent thereof appointed by the Plan Administrator.  The Distribution Companies shall not be required to give any bond or surety or other security for the performance of their duties unless otherwise ordered by the Bankruptcy Court; and, in the event that the Distribution Companies are so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Distribution Companies.  The Distribution Companies shall not be responsible for making distributions on account of Contingent Value Vehicle Beneficial Interests.

8.04.        Rights and Powers of Distribution Companies.

(a)           Expenses Incurred on or After the Effective Date.  Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Distribution Companies, or with respect to assets held by the Distribution Companies (including the Debtor Group Reserves, the Inter-Creditor Dispute Holdback and the Transaction Escrows) to the extent such assets include insufficient Cash for payment of such expenses pursuant to Section 9.03(c), on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement claims (including reasonable attorney and other professional fees and expenses) made by the Distribution Companies shall be paid from the Reserved Cash.

(b)           Investment Powers.  The reserves established pursuant to Sections 4.04, 4.25, 4.46, 4.49 and 6.02(a) hereof shall be held by the Distribution Company.  The reserves established pursuant to Sections 4.17 and 4.21 shall be held by the Parnassos Distribution Companies and the Century-TCI Distribution Company, respectively.  The Distribution Companies may invest their assets in Permitted Investments; provided, however, that, absent approval of the Bankruptcy Court, (i) the Distribution Company shall invest the assets held in the Cash Funded Reserves and the reserves and escrows established pursuant to Sections 4.04, 4.17, 4.21, 4.25, 4.46, 4.49, 6.02(a) and 8.02(d) hereof and (ii) the Parnassos Distribution Companies and the Century-TCI Distribution Company shall invest all of their assets only in United States dollar denominated demand deposits with banks organized under the laws of the United States of America or any state thereof or the District of Columbia.

8.05.        Manner of Distributions.

(a)           Any payment of Cash made by the Distribution Companies pursuant to the Plan may, at such Distribution Company’s option, be made by check drawn on a domestic bank or wire transfer.

(b)           Notwithstanding anything otherwise to the contrary, in the sole discretion of the Plan Administrator, any distribution of Plan Consideration under this Plan may be made by means of the book entry transfer facilities of the Depository Trust Company as an alternative to delivery of physical certificates or instruments representing TWC Class A Common Stock included in such Plan Consideration, as applicable.  Any distribution made pursuant to the immediately preceding sentence shall be made to the account of the holder of the Claim or Equity Interest entitled to receive such Plan Consideration hereunder or to the account of an agent authorized to receive securities on behalf of such holder.

(c)           A distribution pursuant to this Plan to the DIP Agent, the Indenture Trustees or the Administrative Agent (each, an “Agent”) shall be deemed equivalent to a distribution under this Plan directly to the holders of the Allowed Claims that such Agent represents under the applicable Indenture or credit agreement giving rise to such Claims, and, upon distribution of Plan Consideration to such Agent sufficient to result in Payment in Full of such Claims, the Debtors shall not be required to make any further distribution under this Plan on account of such Claims, irrespective of any deduction, setoff, withholding, assertion of charging lien rights or other action taken by such Agent.  The Agents shall not be required to give any bond or surety or other security for the performance of their duties unless otherwise ordered by the Bankruptcy Court; and, in the event that such parties are so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be paid by the Reorganized Debtors.

8.06.        Timing of Distributions.  In the event that any payment, distribution, or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or distribution or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

8.07.        Distributions of Plan Consideration to Priority and Secured Creditors and Creditors Whose Distribution is Based on a Debtor Group Reserve.

(a)           Payment of Distributions.  Subject to Bankruptcy Rule 9010, all distributions under this Plan to holders of Allowed Claims and Equity Interests in Classes 1, 2, 3, FV-Trade, FV-Uns, FV-ESL, FVHC-Trade, FVHC-Uns, FVHC-ESL, FVHC-Conv, AGPH-Trade, AGPH-Uns, P-Trade, P-Uns, TCI-Trade, TCI-Uns, Century-Trade, Century-Uns, CCHC-Trade, CCHC-Uns, CCC-Trade, CCC-Uns, ARA-Trade, ARA-Uns, ARA-ESL, ARA-Conv, OLY-Trade, OLY-Uns, UCA-Trade, UCA-Uns, OLYParent-Conv, OLYParent-Trade, OLYParent-Uns, OLYParent-ESL, FtM-FPL, FtM-Trade, FtM-Uns, FtMS-Trade, FtMS-Uns, RCentCB-Cont, RCentCB-Trade, RCentCB-Uns, ROlyCB-Cont, ROlyCB -Trade, ROlyCB-Uns, RUCACB-Cont, RUCACB-Trade, RUCACB-Uns, GSETL, OPS-Trade, OPS-Uns, ACC-Trade, ACC-Uns, ACC-ESL Snr, ACC-ESL Sub, ACC-BPfd, ACC-BESL, ACC-DPfd, ACC-DESL, ACC-EFPfd, ACC-EFESL, ACC-CSESL, ACC-CS, ACC-Conv shall be made to the holder of each Allowed Claim or Equity Interest, as applicable, at the address of such holder as listed on the Schedules as of the Distribution Record Date, unless the Debtors or, on and after the Effective Date, the Reorganized Debtors or the Plan Administrator, as applicable, have been notified in writing of a change of address, including by the timely filing of a proof of claim by such holder that provides an address for such holder different from the address reflected on the Schedules.  Distributions of CVV Interests shall in all cases be made pursuant to the procedures described in Section 7.04(c).  In the event that any distribution to any such holder is returned as undeliverable, the applicable Distribution Company shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until such Distribution Company has determined the then current address of such holder, at which time such distribution shall be made to such holder without interest; provided, however, that, at the expiration of one year from the distribution thereof, such distributions shall be deemed unclaimed property and shall be treated in accordance with Section 8.18 and Article IX of this Plan.

(b)           Distributions to Holders of Allowed Claims.  The Periodic Distribution Date on which the holder of an Allowed Claim first receives a distribution with respect to the Claim is referred to as the “First Payment Date.”  On each Distribution Date, the applicable Distribution Company shall first distribute to each holder of an Allowed Claim for whom such Distribution Date is its First Payment Date, the distribution provided for in Article IV hereof.

(c)           True Up Payments.  If on any Periodic Distribution Date any holder of an Allowed Claim in a Class has received a distribution with a Deemed Value per dollar of Allowed Claim less than the Deemed Value per dollar of Allowed Claim available for distribution on such Periodic Distribution Date, then such holder shall receive an additional distribution so that such holder’s Deemed Value per dollar of Allowed Claim is equal to the Deemed Value per dollar of Allowed Claim distributable on such Periodic Distribution Date.  For the avoidance of doubt, if on any Periodic Distribution Date any holder of an Allowed Claim in a Class has received a distribution with a Deemed Value per dollar of Allowed Claim greater than the Deemed Value per dollar of Allowed Claim available for distribution on such Periodic Distribution Date, then such holder shall not have any obligation to restore any of the excess distribution previously received.

8.08.        Distributions on Account of Note Claims.  Distributions for the benefit of the holders of the Claims in Classes ACC-SnrNotes, ACC-SubNotes, ARA-Notes, FV-Notes, FVHC-Notes and OLYParent-Notes shall be made to (a) the Indenture Trustee with respect to the notes or debentures underlying such Claims or (b) with the prior written consent of the Indenture Trustee for the Notes underlying such Claims, through the facilities of the Depository Trust Company for the benefit of the holders of such Claims or (c) with respect to distributions of CVV Interests, pursuant to the procedures described in Section 7.04(c).  If a distribution with respect to a Claim in Classes ACC-SnrNotes, ACC-SubNotes, ARA-Notes, FV-Notes, FVHC-Notes and OLYParent-Notes is made to an Indenture Trustee, such Indenture Trustee shall, in turn, promptly administer the distribution to the holders of Allowed Claims in such Class in accordance with the Plan and the applicable Indenture; provided, however, that nothing herein shall be deemed to impair, waive, or enhance any rights of an Indenture Trustee with respect to a Charging Lien.

8.09.        Distributions on Account of Bank Claims.  Any distributions to be made for the benefit of the holders of the Bank Claims shall be made to the appropriate Agent under the credit facility relating to such Bank Claim as of the Effective Date or as otherwise agreed by ACC and the Agent.  Such Agent shall, in turn, promptly administer the distribution to the holders of the Bank Claims with respect to which it acts as Agent.

8.10.        Distributions with Respect to DIP Lender Claims.  Distributions for the benefit of the holders of the DIP Lender Claims shall be made to the DIP Agent on the Effective Date.  The DIP Agent shall, in turn, promptly administer the distribution to the holders of the DIP Lender Claims.

8.11.        Maximum Distribution.  Notwithstanding anything otherwise to the contrary, in no event shall a holder of an Allowed Claim or Allowed Equity Interest be entitled to receive, or receive, a distribution of TWC Class A Common Stock (and/or Plan Consideration, as applicable) or other consideration, which based on the Deemed Value of the TWC Class A Common Stock (and/or Plan Consideration, as applicable) and other consideration received results in a distribution of greater than Payment in Full with respect to such Allowed Claim or Allowed Equity Interest.

8.12.        Fractional Shares; De Minimis Distributions.

(a)           No fractional shares of TWC Class A Common Stock shall be distributed under the Plan.  When any distribution pursuant to the Plan on account of an Allowed Claim would otherwise result in the issuance of a number of shares of TWC Class A Common Stock that is not a whole number, the actual distribution of shares of TWC Class A Common Stock shall be rounded such that any fractions of less than one whole share of TWC Class A Common Stock shall be rounded to the next lower whole number.  The total number of authorized shares of TWC Class A Common Stock to be distributed to holders of Allowed Claims shall be adjusted as necessary to account for the rounding provided in this Section 8.12(a).

(b)           Notwithstanding anything herein to the contrary, the Distribution Company shall have no obligation to make a distribution to a holder of an Allowed Claim if such distribution would be less than $20 or the Deemed Value of such distribution of TWC Class A Common Stock would be less than $20 (or such other amount ordered by the Bankruptcy Court) (the “Threshold Amount”).  If, on any Distribution Date, the amount of Cash or the Deemed Value of TWC Class A Common Stock that otherwise would have been distributed to a holder of an Allowed Claim is less than the Threshold Amount, the Distribution Company shall reserve such amount of Cash or the number of shares of TWC Class A Common Stock representing such Deemed Value until the first Distribution Date on which the amount to be distributed to such holder is equal to or greater than the Threshold Amount.  If, at the time of the final Distribution Date hereunder, the amount of Cash or the Deemed Value of TWC Class A Common Stock then allocable to an Allowed Claim but not paid as a result of the foregoing sentence is less than the Threshold Amount (taking into account prior amounts reserved under this Section for such Claim but not paid), the Distribution Company shall not be required to make a final distribution on account of such Allowed Claim and such amount of Cash and number of shares of TWC Class A Common Stock representing such Deemed Value shall be made available for distribution to other Allowed Claims in accordance with the

Plan.  If, after application of the foregoing, at the time of the final Distribution Date hereunder, the Allocable Portion of Cash or Deemed Value of TWC Class A Common Stock then allocable to any remaining Allowed Claims would be less than the Threshold Amount, the Distribution Company shall not be required to make a final distribution on account of such Allowed Claim but shall transfer the Cash and number of shares of TWC Class A Common Stock representing such Deemed Value to the Contingent Value Vehicle.

8.13.        Surrender of Instruments.  Except to the extent evidenced by electronic book entry or as may be otherwise agreed to in writing by the Debtors or the Reorganized Debtors (or the Plan Administrator, as applicable), as a condition to receiving any distribution under the Plan, each holder of a certificated instrument or note must surrender such instrument or note held by it to the Distribution Company or its designee (which such designee may include the Indenture Trustees), unless such certificated instrument or note is being Reinstated or being left unimpaired under the Plan.  Any holder of such instrument or note that is not otherwise excluded from the requirements of the immediately preceding sentence and that fails to (i) surrender such instrument or note, or (ii) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the Distribution Company or its designee before the first anniversary of the Effective Date shall be deemed to have forfeited all rights and Claims and may not participate in any distribution under the Plan.  Any distribution so forfeited shall be treated as Unclaimed Property under Section 8.18.

8.14.        Interest on Claims.

(a)           If the sum of (x) all Allowed Claims within a Debtor Group, and (y) the amount of Disputed Claims set forth in the Estimation Order relating to such Debtor Group, is less than the Debtor Group Maximum Value of such Debtor Group, then simple interest shall accrue with respect to such Allowed Claims from the Commencement Date as provided in this Section 8.14, provided that interest shall not accrue on claims for damages arising from the rejection of any contract or lease until the rejection date of such contract or lease.

(b)           To the extent that interest accrues with respect to a Class of Claims pursuant to Section 8.14(a), the rate at which interest shall accrue will be as follows:

(i)            With respect to Trade Claims in the following Classes:  ACC-Trade, AGPH-Trade, ARA-Trade, FVHC-Trade and OLYParent-Trade, simple interest shall accrue with respect to the Trade Claims in such Class at the rate of 8% per annum.

(ii)           With respect to General Unsecured Claims in the following Classes:  ACC-Uns, AGPH-Uns, ARA-Uns, CCC-Uns, CCHC-Uns, Century-Uns, TCI-Uns, FV-Uns, FVHC-Uns, FtM-Uns, FtMS-Uns, Fundco, OLY-Uns, OLYParent-Uns, OPS-Uns, P-Uns, RCentCB-Uns, ROlyCB-Uns, RUCA-Uns, and UCA-Uns, simple interest shall accrue with respect to the General Unsecured Claims in such Class at the rate of 8% per annum.

(iii)          With respect to Subsidiary Note Claims, Class ACC-SnrNotes or Class ACC-SubNotes, simple interest shall accrue with respect to the Claims at the non-default rate payable under the agreement or instrument giving rise to such Allowed Claim.  Acceptance of the Plan by any such Class (an “Accepting Notes Class”) in the number and amount required for acceptance by such Class under Section 1126(c) of the Bankruptcy Code shall not prejudice, or result in any waiver or abandonment of (i) any right of the holders of Claims in such Accepting Notes Class to seek compound and/or default rate interest upon Allowed Claims in such Class on or prior to the date set for filing objections to the Plan, or (ii) any other party in interest in timely opposing such request or any rate of postpetition interest set forth herein; provided that if the Bankruptcy Court determines that the rate of interest pursuant to this Section 8.14 with respect to an Accepting Notes Class is less than the non-default contract rate, then the holders of Claims in such Accepting Notes Class shall have a period of 5 Business Days from the date of public disclosure of such determination to withdraw their acceptance of the Plan by filing a notice with the Bankruptcy Court withdrawing such acceptance.

(iv)          With respect to Claims other than (x) Claims provided for in (i), (ii) or (iii) above, (y) Secured Claims otherwise provided for in this Section 8.14, and (z) Bank Claims or Trade Claims for which interest is expressly provided for in Article IV hereof, simple interest shall accrue at a rate equal to:

(A)          the non-default rate payable under the agreement or instrument giving rise to such Allowed Claim, as and to the extent enforceable; and

(B)           to the extent no such agreement or instrument exists, or the provision in such agreement on interest is not enforceable, then such rate as is determined by the Bankruptcy Court at the Confirmation Hearing.

(c)           Interest shall accrue with respect to Allowed Claims in a Debtor Group until the earlier of (A) the Effective Date, and (B) such time as the sum of (x) all Allowed Claims within such Debtor Group (excluding the accrual of interest pursuant to this Section 8.14), (y) the amount of Disputed Claims set forth in the Estimation Order relating to such Debtor Group which have not otherwise been Allowed or dismissed, and (z) interest accrued pursuant to this Section 8.14, equals the Debtor Group Maximum Value of such Debtor Group.

(d)           Simple interest shall accrue with respect to Secured Claims from the Commencement Date to the date of payment at the applicable contract rate (or if no contract rate exists, at 8% per annum).

(e)           Unless otherwise specifically provided for in this Plan, the Confirmation Order, the DIP Facility or a post-Commencement Date agreement in writing between the Debtors and a Claimholder, interest shall not accrue or be paid on Claims or Equity Interests from and after the Commencement Date, and no holder of a Claim or Equity

Interest shall be entitled to interest accruing on or after the Commencement Date on any Claim, right or Equity Interest.

(f)            Except as provided for in Section 9.01(f)(ii), interest shall not accrue or be paid on any Disputed Claim or Disputed Equity Interest in respect of the period from the Effective Date to the date a final distribution is made when and if such Disputed Claim or Disputed Equity Interest becomes an Allowed Claim or Allowed Equity Interest.

(g)           Nothing in this or any other section of the Plan shall prejudice (i) any party in interest in seeking any other, further or different rate of postpetition interest, or in seeking post-Effective Date interest, upon its allowed claim on or prior to the date set for filing objections to the Plan, (ii) any other party in interest in timely opposing such request or any rate of postpetition interest set forth herein, or (iii) the calculation of the liquidation preference on any series of CVV Interests.

(h)           The provisions of this Section 8.14 (other than clauses (f) and (g)) shall not apply to the accrual of interest with respect to Trade Claims in the following Classes, as to which the corresponding distribution provision of Article IV hereof shall govern:  CCC-Trade, CCHC-Trade, Century-Trade, FtM-Trade, FtMS-Trade, Fundco, FV-Trade, OLY-Trade, Ops-Trade, P-Trade, RCentCB-Trade, RolyCB-Trade, RUCA-Trade, TCI-Trade, and UCA-Trade.

8.15.        Withholding Taxes on Distributions.  Any federal, state or local withholding taxes or other amounts required to be withheld under applicable law shall be deducted from distributions hereunder and no Person shall be entitled to any additional distribution as a result of any such withholding.  All Persons holding Claims or Equity Interests shall be required to provide any information necessary to effect the withholding of such taxes.

8.16.        Disputed Payment of Allowed Claims or Equity Interests.  If any dispute arises as to the identity of a holder of an Allowed Claim or Equity Interest who is to receive any distribution, the Distribution Companies may, in lieu of making such distribution to such Person, make such distribution into an escrow account until the disposition thereof shall be determined by Bankruptcy Court order or by written agreement among the interested parties to such dispute.

8.17.        Unclaimed Distributions.  All distributions under the Plan that are unclaimed for a period of one year after distribution thereof (or an attempt to effect such distribution) in accordance with the Plan shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code (the “Unclaimed Property”).  Unclaimed Property shall be forfeited by any holder of a Claim originally entitled thereto hereunder, whereupon all right, title and interest in and to the Unclaimed Property shall immediately and irrevocably be available for future distributions to holders of Allowed Claims or Allowed Equity Interests hereunder in accordance with Article IX of the Plan and the holder of the Allowed Claim or Allowed Equity Interest previously entitled to such Unclaimed Property shall cease to be entitled thereto and any entitlement of any holder of any Claim or Equity Interest to such distributions shall be extinguished and forever barred.

8.18.        Distributions to Holders as of the Distribution Record Date.  As at the close of business on the Distribution Record Date, the claims register and stock transfer books shall be closed, and there shall be no further changes in the record holder of any Claim or Equity Interest.  The Reorganized Debtors and any party responsible for making distributions pursuant to this Plan (including the Distribution Companies and the Indenture Trustees) shall have no obligation to recognize any transfer of any Claim or Equity Interest occurring after the Distribution Record Date.  The Reorganized Debtors and any party responsible for making distributions pursuant to this Plan (including the Distribution Companies and the Indenture Trustees) shall instead be authorized and entitled to recognize and deal for all purposes under the Plan with only those record holders stated on the Claims register as of the close of business on the Distribution Record Date, provided, however, that, notwithstanding anything otherwise to the contrary, the Reorganized Debtors and any party responsible for making distributions pursuant to this Plan shall be authorized, in their sole discretion, to effect any distribution under the Plan through the book-entry transfer facilities of The Depositary Trust Company pursuant to the procedures used for effecting distributions thereunder on the date of such distribution.

8.19.        Allocation of Plan Distributions Between Principal and Interest.  To the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall be allocated first to the principal amount of the Claim (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claim, to accrued but unpaid interest.

8.20.        Exemption from Securities Laws.  To the extent not previously provided for in a Final Order, the confirmation of this Plan shall constitute a finding that TWC is a successor to a debtor under this Plan for purposes of section 1145 of the Bankruptcy Code and, unless TWC files a registration statement on Form 10 under the Exchange Act that is effective, Rule 12g-3(a) promulgated under the Exchange Act as described below.  The issuance of the TWC Class A Common Stock and the distribution of the TWC Class A Common Stock or any securities of TWC as a successor to a debtor that are included in Plan Consideration (including whether directly to holders of Claims against or Equity Interests in the Debtors, or through the Debtors, the Reorganized Debtors, the Contingent Value Vehicle, the Plan Administrator, the Distribution Companies or any other entity) shall be exempt from any securities law registration requirements and any other applicable non-bankruptcy law or regulation under section 1145 of the Bankruptcy Code, and, unless TWC files a registration statement on Form 10 under the Exchange Act that is effective, such shares of TWC Class A Common Stock shall be registered under the Exchange Act pursuant to Rule 12g-3(a) promulgated thereunder.  The sale of the Equity Interests in connection with the Comcast Adelphia Acquisition or the TW Expanded Transaction (as applicable) and the issuance of Contingent Value Vehicle Interests pursuant to the Plan (and any distribution of securities in connection with the exercise of conversion or similar rights thereunder) shall also be exempt from any securities law registration requirements and any other applicable non-bankruptcy law or regulation under section 1145 of the Bankruptcy Code.

8.21.        Distributions from Reserves Containing Both Cash and TWC Class A Common Stock.  With respect to any Debtor Group Reserve under this Plan comprised of both Cash and TWC Class A Common Stock, all distributions shall be made from such reserve so as to as closely as possible provide all holders of Allowed Claims or Allowed Equity Interests in the relevant Class with the same proportion of Cash and TWC Class A Common Stock.

ARTICLE IX.

PROCEDURES FOR ESTIMATION OF ALLOWABLE CLAIMS,
TREATMENT OF DISPUTED CLAIMS AND ESTABLISHING OF RESERVES

9.01.        Disputed Claims; Objections to Administrative Expense Claims and Claims.

(a)           No Distributions Pending Allowance.  Except as otherwise expressly set forth herein, if any portion of a Claim or Equity Interest is Disputed, no payment or distribution provided hereunder shall be made on account of such Claim or Equity Interest unless and until such Disputed Claim becomes an Allowed Claim or such Disputed Equity Interest becomes an Allowed Equity Interest.

(b)           Century-ML JV Claims.  For the avoidance of doubt, all Century-ML JV Claims are Disputed Claims.  No distributions shall be made on account of any Century-ML JV Claim unless and until such Claim is liquidated and becomes an Allowed Claim.

(c)           Post-Effective Date Objections.  The Plan Administrator shall be entitled to object to Administrative Expense Claims, Claims and Equity Interests.  Any objections to Claims or Equity Interests shall be filed and served on or before the later of (i) sixty (60) days after the Effective Date, and (ii) such date as may be fixed by the Bankruptcy Court, whether fixed before or after the date specified in clause (i) above (such later date, the “Claims Objection Deadline”).  Except as set forth in (d) below, all objections shall be litigated to Final Order; provided, however, that the Debtors, Reorganized Debtors and Plan Administrator (as applicable) (within such parameters as may be established by the Reorganized Debtors) shall have the authority to file, settle, compromise or withdraw any objections without Bankruptcy Court approval.

(d)           Settlement of Disputed Claims.  On and after the Effective Date, the Plan Administrator shall have the authority to compromise, settle, otherwise resolve, or withdraw any objections to Administrative Expense Claims and compromise, settle, or otherwise resolve Disputed Administrative Expense Claims without approval of the Bankruptcy Court, provided, however, that the Plan Administrator shall not settle any Disputed Administrative Expense Claim in excess of $5,000,000 without prior approval of such settlement by the Bankruptcy Court.

(e)           Distributions on Subsequently Allowed Claims.  Any holder of a Disputed Claim whose Claim is subsequently Allowed shall receive a distribution on the next Periodic Distribution Date to the extent that there is sufficient Plan Consideration remaining for distribution in respect of such claim; provided, that if a Disputed Claims is Allowed after the twentieth (20th) day prior to the next Periodic Distribution Date shall receive its distribution on the next succeeding Periodic Distribution Date following such Periodic Distribution Date.

(f)            Disputed Claims and Debtor Group Reserves.

(i)            From and after the Effective Date, except to the extent Plan Consideration is held in the Reserved Cash or an Escrow Account, for the benefit of the holders of Disputed Claims in each Debtor Group, the applicable Distribution Company shall reserve and hold in escrow in a Notes/Trade Distribution Reserve, Other Unsecured Distribution Reserve or Existing Securities Law Claim Reserve, as applicable, Plan Consideration, and any dividends, gains or income attributable thereto.

(ii)           Any dividends, gains or income paid in Cash on account of Plan Consideration reserved for the benefit of holders of Disputed Claims shall be invested in Permitted Investments for the benefit of such holders, pending determination of their entitlement thereto under the terms of the Plan.

9.02.        Estimation of Claims.  An Estimation Order shall be used to calculate and fix distributions to holders of Allowed Claims and to establish the amounts of the respective Debtor Group Reserves, Other Unsecured Distribution Reserves, Existing Securities Law Claim Reserves, taking into account in each case the amount of Plan Consideration to be allocated to such reserves to the extent Plan Consideration is released from the Transaction Escrows in accordance with their terms.  The Debtors also shall be entitled to seek an Estimation Order with respect to a Claim regardless of whether the Debtors or the Reorganized Debtors previously objected to any Claim to be estimated thereunder, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection.  In the event that the Bankruptcy Court estimates any contingent, unliquidated or Disputed Claim, the estimated amount may, as determined by the Bankruptcy Court, constitute either (a) the Allowed amount of such Claim, (b) a maximum limitation on such Claim, or (c) in the event such Claim is estimated in connection with the estimation of other Claims within the same Class, a maximum limitation on the aggregate amount of Allowed Claims within such Class; provided, however, that if the estimate constitutes the maximum limitation on a Claim, or a Class of Claims, as applicable, the Debtors or the Reorganized Debtors, as the case may be, may elect to pursue supplemental proceedings to object to any ultimate allowance of any such Claim.  All of the aforementioned Claim objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another.

9.03.        Funding of Reserves.

(a)           General.  On the Effective Date:

(i)            the Reserved Cash, the Prepetition Tax Reserve, and the Postpetition Tax Reserves shall be funded with Cash, and the Debtor Group Reserves, the Inter-Creditor Dispute Holdback shall be funded with Cash and/or TWC Class A Common Stock, as provided herein, and transferred as follows:

(A)          the Century-TCI Debtor Group Reserve shall be transferred to the Century-TCI Distribution Company;

(B)           the Parnassos Debtor Group Reserves shall be transferred to the Parnassos Distribution Companies;

(C)           all other reserves funds and holdbacks provided for in this paragraph (i) shall be transferred to the Distribution Company;

(ii)           Pursuant to the Purchase Agreements:

(A)          the Transaction Escrows shall be funded by the Buyers and held and maintained by the escrow agent thereunder; and

(B)           any other reserves or escrows established under the Purchase Agreements shall be established and maintained as mutually determined by the Buyers and ACC;

(iii)          Reorganized ACC shall issue 100 new shares of Common Stock (“New ACC Common Stock”) to the Distribution Company, to be held in the ACC Notes/Trade Distribution Reserve;

(iv)          the Litigation Funds shall be funded with Cash and transferred as provided in Section 7.03; and

(v)           the Puerto Rico Liquidating Trust shall be established through the execution of the Puerto Rico Liquidating Trust Agreement, the Puerto Rico Trust interests shall be issued in respect of the claims in Classes ARA-Notes, ARA-Trade, ARA-Uns and ARA-ESL in accordance with this Plan and the Puerto Rico Liquidating Trust Agreement, and all assets (including Equity Interests) held by Century Communications Corporation (other than its interest in Century/ML Cable Venture) shall be distributed to Arahova Communications, Inc., as the Debtor which is the holder of the Equity Interests in Century Communications Corporation, and the stock of Century Communications Corporation shall be transferred to the Puerto Rico Liquidating Trust.  Unless the IRS or a court of competent jurisdiction requires a different treatment, for federal income tax purposes and, to the extent permitted by applicable law, for state and local income tax purposes, all Persons (including the Debtors, the trustee of the Puerto Rico Liquidating Trust and holders of Puerto Rico Trust Interests) shall (i) treat the holders of Puerto Rico Trust Interests as the grantors and deemed owners of the Puerto Rico Liquidating Trust, (ii) treat the assets transferred to the Puerto Rico Liquidating Trust as distributed by the Debtors to the holders of Puerto Rico Trust Interests and as transferred by them to the Puerto Rico Liquidating Trust and (iii) report the value of such assets consistently with the valuations provided by the Debtors.  The Puerto Rico Liquidating Trust shall be dissolved upon the earlier of (i) the distribution of all assets to the holders of Puerto Rico Liquidating Trust Interests or (ii) five years from the Effective Date, except that the Bankruptcy Court may approve an extension for a finite term within six months after such five year anniversary upon a finding that such extension is necessary based on the particular facts and circumstances.

(b)           Release of Reserves other than Debtor Group Reserves and Receipt of Net Proceeds of Sale.  Upon either (x) both (I) the determination of the Plan Administrator that some or all of the Reserved Cash, the Prepetition Tax Reserve, or the Postpetition Tax Reserves, is no longer necessary to be held as a reserve and (II) the approval of the Bankruptcy Court, (y) the release of some or all of the Transaction Escrow, or any other escrow or reserve established under the Purchase Agreements, to the applicable Distribution Company or (z) receipt of net proceeds from the sale of Excluded Assets, Non-Transferred MCE Systems (after giving effect to any deposits required to be made to the Transaction Escrows or any other escrow or reserves established under the Purchase Agreements in connection with such sale) or other assets of Reorganized ACC or any of its subsidiaries, other than Purchased Assets (together with (x) and (y), the “Delayed Consideration”), then such Delayed Consideration shall be applied as follows:

(i)            if the Inter-Creditor Dispute Holdback was not funded solely with Plan Consideration to the Inter-Creditor Dispute Holdback Amount on the Effective Date, then the Delayed Consideration shall first be used to fund such holdback pursuant to Section 9.04(a) hereof;

(ii)           any Delayed Consideration consisting of Cash (but not any TWC Class A Common Stock, dividends paid with respect to such stock, and any earnings on such dividends and such earnings) shall be added to the Reserved Cash if the Plan Administrator reasonably determines that the Reserved Cash is not reasonably likely to be sufficient for the purposes for which it is held, with any excess applied such that;

(iii)          any Delayed Consideration consisting of Cash (but not any TWC Class A Common Stock, dividends paid with respect to such stock, and any earnings on such dividends and such earnings) shall be added to the Postpetition Tax Reserve, if the Plan Administrator reasonably determines that the Postpetition Tax Reserve is not reasonably likely to be sufficient for the purposes for which it is held, with any excess applied such that;

(iv)          any Delayed Consideration consisting of Cash (but not any TWC Class A Common Stock, dividends paid with respect to such stock, and any earnings on such dividends and such earnings) shall be added to the Prepetition Tax Reserve if the Plan Administrator reasonably determines that the Prepetition Tax Reserve is not reasonably likely to be sufficient for the purposes for which it is held, with any excess applied such that;

(v)           if (x) any Delayed Consideration attributable to a particular Debtor Group (the “Shorted Debtor Group”) has previously been applied as provided in clauses (i), (ii), (iii) or (iv) (the “Applied Amount”), then (y) with respect to the Delayed Consideration attributable to a Debtor Group other than the Shorted Debtor Group, an amount equal to the product of the Applied Amount and a fraction the numerator of which is the Debtor Group Maximum Value of such Debtor Group and the Denominator of which is the Debtor Group Maximum Value of all Debtor Groups shall be deemed attributable to the Shorted Debtor Group and applied as provided in the succeeding paragraph (vi); solely for purposes of Section 9.03(b), the Debtor Group Maximum Value of the Holding

Company Debtor Group shall be the amount calculated pursuant to paragraph (1)(b) of the definition of the term Allocable Portion for Classes ACC-Trade, ACC-SnrNotes, and ACC-Uns;

(vi)          any remaining Delayed Consideration that is attributable to a particular Debtor Group (the “DC Debtor Group”) shall be deposited in the Debtor Group Reserve of the DC Debtor Group in accordance with the relative priority of the Claims against the DC Debtor Group corresponding to the Debtor Group Reserves, and in the case of Debtor Group Reserves corresponding to pari passu Claims, in proportion to the Shortfall in such Debtor Group Reserves (and if there is no Shortfall, such released reserves or net proceeds shall be deemed to be an Excess and reallocated as provided in Section 9.03(e) hereof); provided, however, that the Debtor Group Maximum Value Limitation shall not apply in the case of net proceeds of a sale of Excluded Assets or other assets of Reorganized ACC and its subsidiaries that are not Non-Transferred MCE Systems; provided further, however, that if a DC Debtor Group has waived its right to Delayed Consideration pursuant to an Inter-Creditor Dispute Resolution, then the Delayed Consideration otherwise to be deposited in such Debtor Group’s Debtor Group Reserves shall instead be deposited in the Holding Company Debtor Group Reserve;

(vii)         any remaining Delayed Consideration shall be allocated among the Shortfall Debtor Groups in proportion to the Debtor Group Maximum Value of each Shortfall Debtor Group and all of its consolidated subsidiaries as set forth on the initial schedule of Debtor Group Maximum Value; provided, however, that:

(A)          in calculating the allocation to any Shortfall Debtor Group (including the ACC Ops Debtor Group and the Holding Company Debtor Group), the Debtor Group Maximum Value of any subsidiary Debtor Group that is itself a Shortfall Debtor Group shall be excluded;

(B)           the Debtor Group Maximum Value Limitation shall not apply in the case of net proceeds of sale of Excluded Assets or other assets of Reorganized ACC and its subsidiaries that are not Delayed Transfer Assets or Non-Transferred MCE Systems;

(C)           if upon the release of a Transaction Escrow, either (I) there is not released a portion of the Transaction Escrow scheduled for release on such date as a result of the assertion by the Buyers of a claim for indemnification attributable to a particular Debtor Group, or (II) such released Transaction Escrow is attributable to one or more Debtor Groups, then the allocation of such released Transaction Escrow shall give effect to such assertion or attribution;

with any excess applied such that;

(viii)        any remaining Delayed Consideration shall be added to the Holding Company Debtor Group Reserves.

(ix)           Notwithstanding the foregoing, if Delayed Consideration would otherwise be allocated to the Debtor Group Reserve of a Debtor Group which is subject to an Inter-Creditor Dispute Holdback that is fully funded with Plan Consideration and as to which an Inter-Creditor Dispute Resolution has not yet occurred pursuant to clauses (v), (vi), (vii) or (viii) above, then in lieu of such allocation, such Delayed Consideration shall be allocated to the Holding Company Debtor Group Reserves.

(c)           Make-Up from Debtor Group Reserve Cash; Payment of Taxes on Reserves, Holdbacks and Funds.

(i)            To the extent the Cash included in the Reserved Cash, Prepetition Tax Reserve or Postpetition Tax Reserve is insufficient for its purpose (including, without limitation, the purposes set forth in Section 8.04(a)), the Plan Administrator may withdraw such amount of Cash (other than Cash attributable to dividends paid on TWC Class A Common Stock, and any earnings on such dividends or earnings) from the Debtor Group Reserves to cover such deficiency as may be provided by one or more Final Orders of the Bankruptcy Court.

(ii)           To the extent the Debtor Group Reserves, the Inter-Creditor Dispute Holdback, or the Litigation Funds or any other reserve, fund or escrow established pursuant to the Plan (other than the Transaction Escrows or any other reserves or escrows established under the Purchase Agreements, which shall be treated as provided in the Purchase Agreements) incur tax liabilities, the Plan Administrator (or in the case of the Litigation Funds, the CVV Trustee) may withdraw Cash (or if there is no Cash, other assets) from such respective reserve, holdback or fund to cover the payment of such tax liabilities.

(d)           Clawback of Deficiency in Debtor Group Reserves.  Not less than three Business Days nor more than ten Business Days prior to each Distribution Date, the Plan Administrator shall calculate the Deemed Value of each Debtor Group Reserve.  If the Deemed Value of a Debtor Group Reserve is less than (a “Deficiency”) the excess of (x) the amount calculated pursuant to clause (1)(b) or (2)(b) (as applicable) of the definition of Allocable Portion with respect to such Debtor Group Reserve (a “Shortfall Debtor Group”), over (y) the Deemed Value of all prior distributions under the Plan (including distributions from the Contingent Value Vehicle and the Puerto Rico Liquidating Trust) to the Classes of Claims entitled to distributions from such Debtor Group Reserve:

(i)            with respect to a Notes/Trade Distribution Reserve or Subsidiary Other Unsecured Distribution Reserve, if there is any Plan Consideration remaining in the Existing Securities Law Claim Reserve corresponding to such Shortfall Debtor Group then there shall be transferred to the Notes/Trade Distribution Reserve or the Subsidiary Other Unsecured Distribution Reserve of the Shortfall Debtor Group (as applicable), from the Existing Securities Law

Claim Reserve corresponding to such Shortfall Debtor Group, an amount of Plan Consideration with a Deemed Value equal to such Deficiency (to the extent available) or, if less than such Deficiency, the maximum amount available for transfer to such Shortfall Debtor Group hereunder;

(ii)           with respect to the Olympus Parent Debtor Group, if the Deemed Value of the Plan Consideration transferred pursuant to clause (i) is less than the Deficiency (or if the Deficiency is in the Existing Securities Law Claim Reserve), then there shall be transferred to the Notes/Trade Distribution Reserve or Other Unsecured Distribution Reserve (or Existing Securities Law Claim Reserve, as applicable), from the Olympus Parent FPL Note Distribution Reserve, an amount of Plan Consideration with a Deemed Value equal to such Deficiency (to the extent available) or, if less than such Deficiency, the maximum amount available for transfer hereunder;

(iii)          if the Deemed Value of the Plan Consideration transferred pursuant to clause (i) or (ii) is less than the Deficiency (or if there is no Existing Securities Law Claim Reserve corresponding to such Shortfall Debtor Group, or the Deficiency is in an Existing Securities Law Claim Reserve or in the Olympus Parent FPL Note Distribution Reserve), then there shall be transferred to the Notes/Trade Distribution Reserve or Other Unsecured Distribution Reserve (or Existing Securities Law Claim Reserve, as applicable) of the Shortfall Debtor Group, on a pro rata basis from the Debtor Group Reserves of the direct Parent Debtor Group of such Shortfall Debtor Group, an amount of Plan Consideration with a Deemed Value equal to such Deficiency (to the extent available) or, to the extent less than such Deficiency, the maximum amount available to be transferred to such Shortfall Debtor Group hereunder;

(iv)          if the Deemed Value of the Plan Consideration transferred pursuant to clause (iii) is less than the Deficiency, then there shall be transferred to the Notes/Trade Distribution Reserve or Other Unsecured Distribution Reserve (or Existing Securities Law Claim Reserve or Olympus Parent FPL Note Distribution Reserve, if applicable) of the Shortfall Debtor Group, on a pro rata basis from the Debtor Group Reserves of any indirect Parent Debtor Group of such Shortfall Debtor Group, Plan Consideration with a Deemed Value equal to such unsatisfied Deficiency;

(v)           a Shortfall Debtor Group shall not be entitled to a transfer into its Debtor Group Reserves pursuant to this Section 9.03(d) to the extent that such transfer would violate the Debtor Group Maximum Value Limitation; provided, however, in the case of the Olympus Parent FPL Note Distribution Reserve, no such transfer would be made if the Olympus Parent FPL Note Distribution Reserve would receive more than one-third of the equity value of the Olympus Parent Debtor Group; and

(vi)          Any transfer of a Shortfall pursuant to clauses (i) through (iv) shall first be made in the form of Cash before any transfer in the form of TWC Class A Common Stock is made.

(e)           Distribution of Excess in Debtor Group Reserves.  Prior to each Distribution Date, if the Deemed Value of a Debtor Group Reserve of any Debtor Group exceeds the excess of (x) the amount calculated pursuant to clause (1)(b) or (2)(b) (as applicable) of the definition of Allocable Portion with respect to such Debtor Group (an “Excess Reserve Debtor Group”) over (y) the Deemed Value of all prior distributions under the Plan (including distributions from the Contingent Value Vehicle and the Puerto Rico Liquidating Trust) to the Classes of Claims entitled to distributions from such Debtor Group Reserve (an “Excess”), then:

(i)            such Excess shall first be distributed to the holders of Allowed Claims in such Excess Reserve Debtor Group to the extent that they have received distributions with a Deemed Value of less than the Allowed amount of their Claims, such distribution based on the relative priority of Classes of Claims in the Excess Reserve Debtor Group;

(ii)           if after giving effect to the distribution in clause (i) any Excess remains, then

(A)          if the Debtor Group Reserve holding such remaining Excess is an Other Unsecured Distribution Reserve, such remaining Excess shall be transferred to the Notes/Trade Distribution Reserve corresponding to such Debtor Group; or

(B)           if the Debtor Group Reserve holding such remaining Excess is a Notes/Trade Distribution Reserve, such remaining Excess shall be transferred to the Other Unsecured Distribution Reserve corresponding to such Debtor Group; and

(iii)          if after giving effect to the distribution in clause (ii) any Excess remains, the remaining Excess shall be transferred to the Existing Securities Law Claim Reserve corresponding to such Debtor Group, if any; and

(iv)          in the case of the Olympus Parent Debtor Group, if after giving effect to the distribution in clause (iii) any Excess remains, one-third of the remaining Excess shall be transferred to the Olympus Parent FPL Note Distribution Reserve; and

(v)           if after giving effect to the distribution in clause (iii) or (iv), as applicable, any Excess remains or if or there is no Existing Securities Law Claim Reserve corresponding to such Debtor Group, then the remaining Excess shall be transferred to the Debtor Group Reserves of the Parent Debtor Group, if any, of the Excess Reserve Debtor Group;

(vi)          if the Holding Company Debtor Group is the Excess Reserve Debtor Group, then the Excess shall be transferred to the Contingent Value Vehicle at such time as (A) approved by the Bankruptcy Court, (B) there exist no Disputed Claims, or (C) the amount of the reserves in the Holding Company Debtors Group equals the claimed amount of all Disputed Claims.

(vii)         Any transfer of Excess pursuant to clauses (ii) through (vi) shall first be made in the form of TWC Class A Common Stock before any transfer in the form of Cash is made.

(f)            Effect of Intercompany Claims.  To the extent required in connection with the elimination of Debtors or Debtor Groups from the Plan pursuant to Section 8.02 hereof, there shall be established (a) with respect to each Debtor Group Reserve a joint and several obligation (with the other Debtor Group Reserves corresponding to such Debtor Group) to the Funding Company Debtor Group Reserve equal to any Intercompany Claim not deemed satisfied in connection with the calculation of the Debtor Group Reserves, and (b) from the Funding Company Debtor Group to each Debtor Group Reserve equal to any Intercompany Claim not deemed satisfied in connection with the calculation of the Debtor Group Reserves.  The amount and priority of such claims shall be as determined by the Debtors.

(g)           No Segregation of Plan Currency.  The Distribution Companies shall not be obligated to physically segregate and maintain separate accounts for reserves, except that (i) the Distribution Company shall physically separate and maintain separate accounts for the Cash Funded Reserves and (ii) the Transaction Escrows shall be maintained in accordance with the Sale Transaction Documents.  Reserves may be maintained in the form of bookkeeping entries or accounting methodologies, which may be revised from time to time, sufficient to enable the Distribution Companies to determine the amount of Plan Consideration required on account of reserves hereunder and amounts to be distributed to parties in interest.

9.04.        Funding and Release of Holdbacks.

(a)           If the Inter-Creditor Dispute Holdback is not fully funded with Plan Consideration on the Effective Date, then upon the availability of any Delayed Consideration pursuant to Section 9.03(b)(i), such Delayed Consideration shall be added pro rata to the holdbacks comprising the Inter-Creditor Dispute Holdback based on the Deemed Value of such other property until the Deemed Value of the Plan Consideration comprising the Inter-Creditor Dispute Holdback, plus all releases therefrom, equals the Inter-Creditor Dispute Holdback Amount.

(b)           The Inter-Creditor Dispute Holdback shall be held in reserve by the Distribution Company pending the Inter-Creditor Dispute Resolution.  No distribution of the Inter-Creditor Dispute Holdback shall be made until the relevant Inter-Creditor Dispute Resolution.  Any distribution from the Inter-Creditor Dispute Holdback shall be made directly to the applicable Debtor Group Reserve, and shall not be subject to Section 9.03(b).

(c)           For purposes of calculating the Inter-Creditor Dispute Holdback only, the Puerto Rico Liquidating Trust Interests shall have a Deemed Value of $0 or such other amount as determined by the Bankruptcy Court.  To the extent that the Puerto Rico Liquidating Trust makes one or more distributions to holders of Puerto Rico Liquidating Trust Interests while the Inter-Creditor Dispute Holdback is in effect, the Inter-Creditor Dispute Holdback shall be reduced by the Deemed Value of the amount of such distributions and the Plan Administrator shall transfer a corresponding amount of Plan Consideration to the Debtor Group Reserves of the Holding Company Debtor Group.  The Deemed Value of the Puerto Rico Liquidating Trust Interests under this Section shall not be deemed an admission for any purpose.

9.05.        Tax Distributions and Treatment of Reserves, Escrows and Holdbacks.

(a)           Tax Distributions.  The Plan Administrator, the Century-TCI Distribution Company, the Parnassos Distribution Companies and the Distribution Company shall from time to time distribute funds to the Postpetition Tax Reserve from any other reserve, fund or escrow established in connection with the Plan (other than the Transaction Escrows) to pay taxes imposed on the Reorganized Debtors, if any, with respect to income or gains realized by such other reserve, fund or escrow.  The Plan Administrator and the Distribution Companies shall pay taxes with respect to income or gains realized by any reserve, fund, holdback or escrow established in connection with the Plan by reserving either (i) Cash held in such reserve, fund, holdback or escrow or (ii) proceeds from sale of a sufficient amount of any other assets held in such reserve, fund, holdback or escrow (other than the Transaction Escrows or any other reserves or escrows established under the Purchase Agreements).

(b)           Cash Funded Reserves.  For federal income tax purposes, the Debtors intend to treat (i) the Reserved Cash, the Prepetition Tax Reserve and the Postpetition Tax Reserves (the “Cash Funded Reserves”) as one or more grantor trusts, (ii) the Debtors as the grantors and deemed owners of the Cash Funded Reserves, (iii) the cash transferred to the Cash Funded Reserves in connection with the Sale Transaction as received by the Debtors and then contributed by the Debtors to the Cash Funded Reserves.

(c)           Debtor Group Reserves, Inter-Creditor Dispute Holdback and Transaction Escrows.  For federal income tax purposes, the Debtors intend to treat the Debtor Group Reserves, any Distribution Reserve created with respect to the Equity Interest in a Direct Subsidiary Debtor Group of a Rejecting Debtor Group, the Inter-Creditor Dispute Holdback, the Transaction Escrows, the Litigation Indemnification Fund and any other reserves, holdbacks and escrows established in connection with the Plan for the benefit of holders of Claims and Equity Interests (other than the Cash Funded Reserves) as one or more disputed ownership funds described in the Treasury Regulations Section 1.468B-9, and, to the extent permitted by applicable law, to report consistently for state and local income tax purposes.  If such treatment is not available with respect to any such reserve, holdback or escrow under applicable law in effect for a taxable period, then for federal income tax purposes the Debtors, the Distribution Companies and the Plan Administrator intend to treat such reserve, holdback or escrow in such period as one or more trusts subject to a separate entity tax.  For federal income tax purposes, the Debtors intend to treat the cash and TWC Class A Common Stock transferred to such reserves, holdbacks and escrows in connection with the Sale Transactions as received by the Debtors from TW NY or Comcast, as applicable, pursuant to the Sale Transactions and then contributed by the Debtors to such reserves, holdbacks and escrows.

(d)           Consistent Reporting.  The Reorganized Debtors, the Distribution Companies, the Century-TCI Distribution Company, the Parnassos Distribution Companies, the Plan Administrator, the Contingent Value Vehicle Trustee and holders of Allowed Claims and Equity Interests (in their capacities as such) shall report, for federal income tax purposes, consistently with the Debtors’ treatment of reserves, escrows and holdbacks pursuant to this Section 9.05.

9.06.        Personal Injury Claims.  All Personal Injury Claims are Disputed Claims.  No distributions shall be made on account of any Personal Injury Claim unless and until such Claim is liquidated and becomes an Allowed Claim.  Any Personal Injury Claim which has not been liquidated prior to the Effective Date and as to which a proof of claim was timely filed in the Chapter 11 Cases, shall be determined and liquidated in the administrative or judicial tribunal in which it is pending on the Effective Date or, if no action was pending on the Effective Date, in any administrative or judicial tribunal of appropriate jurisdiction.  Any Personal Injury Claim determined and liquidated (i) pursuant to a Final Order obtained in accordance with this Section and applicable nonbankruptcy law, (ii) in any alternative dispute resolution or similar proceeding as same may be approved by order of a court of competent jurisdiction or (iii) pursuant to agreement of the parties, shall be deemed, to the extent applicable, an Allowed Other Unsecured Claim of the Debtor Group against which the Personal Injury Claim was brought or an ACC Other Unsecured Claim, as applicable, in such liquidated amount and treated in accordance with the Plan; provided, however, that the Allowed amount of any Personal Injury Claim that also is an Insured Claim shall not exceed the liquidated amount of the Claim less the amount paid by the insurer.  Nothing contained in this Section 9.06 shall constitute or be deemed a waiver of any claim, right, or Cause of Action that the Debtors may have against any Person in connection with or arising out of any Personal Injury Claim, including any rights under section 157 of title 28 of the United States Code.

9.07.        No Recourse.  Nothing in the Plan shall modify any right of a holder of a Claim under section 502(j) of the Bankruptcy Code.  Notwithstanding that the Allowed amount of any particular Disputed Claim is reconsidered under the applicable provisions of the Bankruptcy Code and Bankruptcy Rules or is Allowed in an amount for which after application of the payment priorities established by this Plan, or after giving effect to an Estimation Order, there is insufficient consideration to provide a recovery equal to that received by other holders of Allowed Claims in the respective Class or category, no Claim holder shall have recourse to the Distribution Companies, the Debtors, the Reorganized Debtors, the Transferred Joint Venture Entities (other than with respect to Assumed Sale Liabilities), the Buyers (other than Assumed Sale Liabilities), the Creditors’ Committee, the Equity Committee, the Indenture Trustees, the Plan Administrator, the Contingent Value Vehicle, the Contingent Value Vehicle Trustee or any of their respective professionals, consultants, trustees, officers, directors or members or their successors or assigns, or any of their respective assets or property.  THUS, THE BANKRUPTCY COURT’S ENTRY OF AN ESTIMATION ORDER MAY LIMIT THE

DISTRIBUTION TO BE MADE ON INDIVIDUAL DISPUTED CLAIMS, REGARDLESS OF THE AMOUNT FINALLY ALLOWED ON ACCOUNT OF SUCH DISPUTED CLAIMS.

9.08.        Amendments to Claims.  A Claim may be amended prior to the Confirmation Date only as agreed upon by the Debtors and the holder of such Claim, or as otherwise permitted by the Bankruptcy Court, the Bankruptcy Rules or applicable law.  After the Confirmation Date except as provided in Section 10.03, a Claim may not be filed or amended without the prior authorization of the Bankruptcy Court.  Any such new or amended Claim filed after the Confirmation Date shall be deemed disallowed in full and expunged without any action by the Debtors, the Plan Administrator, the Distribution Companies or the Reorganized Debtors, unless the Claim holder has obtained prior Bankruptcy Court authorization for the filing.

9.09.        Setoffs.  Except as otherwise provided in the Plan, the Confirmation Order, the Purchase Agreements, or in agreements previously approved by Final Order of the Bankruptcy Court, the Debtors, Reorganized Debtors, and the Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, offset against any Claim or Equity Interest and any distribution to be made on account of such Claim or Equity Interest, any and all of the claims, rights and Causes of Action of any nature that the Debtors or the Reorganized Debtors may hold against the holder of such Claim or Equity Interest; provided, however, that neither the failure to effect such a setoff, the allowance of any Claim or Equity Interest hereunder, any other action or omission of the Debtors or the Reorganized Debtors, nor any provision of this Plan shall constitute a waiver, abandonment or release by the Debtors or the Reorganized Debtors of any such claims, rights and Causes of Action that the Debtors or the Reorganized Debtors may possess against such holder.  To the extent the Debtors or the Reorganized Debtors fail to set off against a holder and seek to collect a claim from such holder after a distribution to such holder pursuant to the Plan, the Debtors or the Reorganized Debtors shall be entitled to full recovery on their claim against such creditor.

9.10.        Treatment of New ACC Common Stock Held in Debtor Group Reserves.  Notwithstanding anything otherwise to the contrary, the New ACC Common Stock deposited and held in the Debtor Group Reserves shall (i) not be included in any calculation of Deemed Value of Plan Consideration made in connection with this Plan and (ii) shall be held in the Debtor Group Reserves and shall not be distributed to (a) any holders of Claims or Equity Interests, or (b) any Shortfall Debtor Group or (c) any recipient of Plan Consideration from an Excess Debtor Group, entitled to receive distributions under this Plan.

ARTICLE X.

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

10.01.      Assumption, Retention, Assumption and/or Assignment or Rejection.

(a)           Assumption or Rejection of Executory Contracts and Unexpired Leases.  Pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, subject to the restrictions and requirements under Sections 5.11(b), (c), (d) and (e) of the Comcast Purchase Agreement and Sections 5.13(b), (c), (d) and (e) of the TW Purchase

Agreement (including, if applicable, as modified in connection with the TW Expanded Transaction), as applicable:

(i)            the Comcast Contracts shall be Assumed and the TW Contracts shall be Assumed, in each case as of the Effective Date;

(ii)           all executory contracts and unexpired leases other than the Comcast Contracts and the TW Contracts shall (consistent with the requirements of the Purchase Agreements) be deemed to be rejected by the Debtors, except for any executory contract or unexpired lease (a) that has been previously assumed and/or assigned pursuant to an order of the Bankruptcy Court entered prior to the Effective Date, (b) as to which a motion for approval of the assumption and/or assignment of such executory contract or unexpired lease has been filed and served prior to the Confirmation Date, or (c) that is specifically designated as a contract or lease to be assumed and/or assigned or retained on Schedule 10.01(a), which Schedule shall be contained in the Plan Supplement;

(iii)          notwithstanding anything otherwise herein to the contrary, to the extent consistent with their obligations under the Purchase Agreements, the Debtors reserve the right, on or prior to the Effective Date, to amend Schedule 10.01(a) to delete any executory contract or unexpired lease therefrom or add any executory contract or unexpired lease thereto, in which event such executory contract(s) or unexpired lease(s) shall be deemed to be, as applicable, rejected, assumed and/or assigned or retained.  The Debtors shall provide notice of any amendments to Schedule 10.01(a) to the parties to the executory contracts and unexpired leases affected thereby.  The listing of a document on Schedule 10.01(a) shall not constitute an admission by the Debtors that such document is an executory contract or an unexpired lease or that the Debtors have any liability thereunder.

(b)           Rigas Agreements.  Each Rigas Agreement as to which any of the Debtors is a party shall be deemed automatically rejected in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date, unless such Rigas Agreement (i) shall have been previously assumed by the Debtors by order of the Bankruptcy Court, (ii) is the subject of a motion to assume pending on or before the Effective Date, (iii) is listed on Schedule 10.01(b) as an assumed Rigas Agreement to be filed with the Plan Supplement, (iv) is Assumed, or (v) is otherwise assumed, retained, assumed and/or assigned pursuant to the terms of this Plan.  Notwithstanding anything otherwise to the contrary, this Section 10.01(b) shall not apply to the Adelphia-Rigas Settlement Agreement.

(c)           Approval of Assumptions, Retentions and Rejections by Confirmation Order.  Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the rejections, retentions, assumptions and/or assignments contemplated by this Plan pursuant to sections 365 and 1123 of the Bankruptcy Code.  Each executory contract, unexpired lease and Rigas Agreement assumed pursuant to Sections 10.01(a) and 10.01(b) (except for the Comcast Contracts and the TW Contracts) shall vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of this Plan, or any order of the Bankruptcy Court authorizing or providing for its assumption or applicable federal law.  Each of the Comcast Contracts and the TW Contracts shall be Assumed by, and vest in and be fully enforceable by, the applicable Buyer or Transferred Joint Venture Entity in accordance with its terms.  The Debtors reserve the right to file a motion on or before the Confirmation Date to assume or reject, subject to Sections 5.11(b), (c), (d) and (e) of the Comcast Purchase Agreement and Sections 5.13(b), (c), (d) and (e) of the TW Purchase Agreement, any executory contract, unexpired lease or Rigas Agreement.

(d)           Scope of Assumed/Retained Agreements.  Except to the extent inconsistent with any applicable Sale Transaction Document, each executory contract and unexpired lease that is Assumed, retained, assumed and/or assigned shall include (a) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease and (b) in respect of agreements relating to premises, all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to a Final Order of the Bankruptcy Court or is otherwise rejected as a part of this Plan.

10.02.      Payments Related to Retention and Assumption of Executory Contracts and Unexpired Leases.

(a)           The provisions (if any) of each executory contract or unexpired lease to be retained, assumed and/or assigned under this Plan which is or may be in default shall be satisfied by payment of a Cure and/or performance of a non-monetary obligation.  If there is a dispute regarding (x) the nature or the amount of any Cure or non-monetary obligation, (y) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be retained, assumed and/or assigned, or (z) any other matter pertaining to retention, assumption and/or assignment, Cure and/or resolution shall occur as soon as practicable following agreement of the parties or the entry of a Final Order resolving the dispute.

(b)           Notwithstanding anything otherwise to the contrary, (i) nothing in this Plan constitutes or will be deemed to constitute a waiver or relinquishment of any right of the Debtors, Reorganized Debtors, Transferred Joint Venture Entities or Buyers to object to any Cure and/or proposed cure of non-monetary defaults and the Debtors, Reorganized Debtors, Transferred Joint Venture Entities and Buyers shall retain, reserve and be entitled to assert any objection or legal or equitable defense to any Cure or alleged default regarding non-monetary performance, and (ii) if a dispute relating to a Cure or alleged default regarding non-monetary performance remains unresolved or is resolved in a manner that the Debtors or Reorganized Debtors determine, in their sole discretion, does not promote the interests of the Debtors or the Reorganized Debtors (subject to any requirements and restrictions of the Purchase Agreements), then the Debtors, Reorganized Debtors or the Transferred Joint Venture Entities shall be entitled to reject the executory contract, unexpired lease or Rigas Agreement to which such dispute relates.  Notwithstanding anything to the contrary, nothing in this Plan expands, limits or otherwise alters any obligations or liabilities of any Buyer or any Debtor with respect to Cure costs under the applicable Purchase Agreement.

(c)           Each Buyer shall be entitled to assume and maintain control, on behalf of the Debtors, Reorganized Debtors or Transferred Joint Venture Entities, as the case may be, the litigation and settlement of any dispute to the extent provided in Section 5.11(d) of the Comcast Purchase Agreement and Section 5.13(d) of the TW Purchase Agreement.

(d)           Except to the extent that different treatment has been agreed to by the non-Debtor party or parties to any executory contract or unexpired lease to be Assumed, retained, assumed and/or assigned pursuant to this Plan, no later than thirty (30) days prior to the date of the commencement of the Confirmation Hearing, the Debtors shall serve a notice (“Cure Notice”) on each non-Debtor party to an executory contract or unexpired lease that the Debtors may, at any time, seek to retain, assume and/or assign.  Pursuant to the Bankruptcy Court’s order dated October 14, 2005 approving cure procedures (the “Cure Procedure Order”), the Cure Notice(s) will inform the counter-party to an executory contract or unexpired lease to be Assumed, retained, assumed and/or assigned of the Cure, and/or, to the extent required under the Bankruptcy Code, non-monetary performance, required to cure defaults under the applicable agreement.  The non-Debtor parties to such executory contracts or unexpired leases shall have thirty (30) calendar days following service of the applicable Cure Notice to object (“Cure Objection”) in writing to (i) the Cure or cure of non-monetary defaults proposed by the Debtors and to propose an alternative Cure or cure of non-monetary defaults and/or (ii) the proposed retention, assumption and/or assignment.  In the event that no Cure Objection is timely filed, the applicable party shall be deemed to have consented to the proposed retention, assumption and/or assignment and the Cure and/or non-monetary cure proposed by the Debtors and shall be forever enjoined and barred from seeking any additional amount on account of the Debtors’ cure obligations under section 365 of the Bankruptcy Code or otherwise from the Debtors, the Reorganized Debtors, the Transferred Joint Venture Entities, the Buyers and any assignee of the Debtors or the Buyers.  If a Cure Objection is timely filed, the Bankruptcy Court shall hold a hearing to determine any Cure Objection not settled by the parties.  In the event that a Cure Objection relating solely to the amount of a Cure remains unresolved on the Effective Date, notwithstanding the pendency of such Cure Objection the Debtors shall be entitled to consummate the retention, assumption and/or assignment of the executory contract or unexpired lease to which such Cure Objection relates if the Debtors deposit in escrow an amount with respect to such executory contract or unexpired lease equal to (x) the amount asserted as a Cure amount by the party or parties to the executory contracts or unexpired leases to be assumed and/or assigned or retained, or (y) such lesser amount (i) agreed to by the Debtors and the party or parties to such executory contracts or unexpired leases or (ii) determined by the Bankruptcy Court.  If no timely Cure Objection is filed, upon the Effective Date, the Reorganized Debtors, the Transferred Joint Venture Entities, the Buyers and any assignee of the Debtors shall enjoy all of the rights and benefits under each executory contract or unexpired lease to be Assumed, retained, assumed and/or assigned, without the necessity of obtaining any party’s written consent to the retention, assumption and/or assignment of such rights and benefits, and each such party shall be deemed to have waived any right to object, consent, condition or otherwise restrict any such retention, assumption and/or assignment.  Notwithstanding anything otherwise to the contrary, at all times through the date that is the later of (x) the Effective Date and (y) five Business Days after the Bankruptcy Court enters an order resolving and fixing the amount of a disputed Cure amount, or resolving any other dispute relating to a proposed retention, assumption and/or assignment of a contract or lease, the Debtors and Reorganized ACC shall be authorized to reject such executory contract or unexpired lease by notice to the non-debtor party to such executory contract or unexpired lease.

(e)           Except as otherwise expressly provided by order of the Bankruptcy Court, the Assumption of the Comcast Contracts and TW Contracts pursuant to this Plan shall not be limited or prevented by any restriction on assignment or requirement to obtain the consent of any Person other than the Debtors or the Bankruptcy Court including, without limitation, under any Franchise agreement, executory contract, pole attachment agreement or other agreement (whether entered into before or after the Commencement Date) between any Debtor and any third party, or any law (including the common law), statute, rule or any other regulation otherwise applicable to any Debtor.

10.03.      Rejection Damages Bar Date.  If the rejection by the Debtors under this Plan of an unexpired lease or executory contract results in a Claim, then such Claim shall be forever barred and shall not be enforceable against the Debtors, the Reorganized Debtors, the Transferred Joint Venture Entities or such entities’ properties unless a proof of claim is filed with the Bankruptcy Court and served upon counsel to the Debtors within 30 days after service of the earlier of (a) notice of the entry of the Confirmation Order or (b) other notice that the executory contract or unexpired lease has been rejected.

10.04.      Corporate Reimbursement Obligations.

(a)           Any prepetition indemnification obligations of the Debtors pursuant to their corporate charters and by-laws shall be limited to the reimbursement of legal fees and expenses for Persons other than Excluded Individuals (which for Persons other than Indemnified Persons shall not exceed $27 million), and shall continue as obligations of the Reorganized Debtors and not of the Transferred Joint Venture Entities.  Other than as set forth in the preceding sentence, nothing herein shall be deemed to be an assumption of any other prepetition indemnification obligation and any such obligations shall be rejected pursuant to the Plan; provided, however that nothing herein shall prejudice or otherwise affect any right available to current or former officers and directors of the Debtors (except for Excluded Individuals) under applicable insurance policies; provided further, however, that (i) to the extent persons other than Indemnified Persons shall have received proceeds of applicable insurance policies, the Debtors’ obligations pursuant to the first sentence of Section 10.04(a) shall be reduced dollar for dollar, and (ii) to the extent that the Debtors shall have made payments to persons other than Indemnified Persons pursuant to the first sentence of Section 10.04(a) the Debtors shall be assigned (and subrogated to) an equal dollar claim against such insurance policies.

(b)           From and after the Effective Date, the Reorganized Debtors shall, to the maximum extent permitted by applicable law, indemnify and hold harmless the Indemnified Persons for any action or inaction, taken or omitted to be taken, in good faith by the Indemnified Persons in connection with the conduct of the Chapter 11 Cases, including the formulation, negotiation, balloting, and implementation of this Plan.  To the maximum extent permitted by applicable law, the Reorganized Debtors shall be obligated to advance the costs of defense to any Indemnified Person who was a director or officer of a Debtor in connection with any Cause of Action relating to the Chapter 11 Cases, and shall have the right, but not the obligation to advance the costs of defense to other Indemnified Persons.  Any costs or expenses incurred by an Indemnified Person in successfully enforcing the provisions of this Section 10.04(b) shall also be indemnified by the Debtors to such Indemnified Person.

10.05.      Retiree Benefits.  On and after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, the Reorganized Debtors shall continue to pay all retiree benefits of the Debtors (within the meaning of section 1114 of the Bankruptcy Code), if any, at the level established in accordance with section 1114 of the Bankruptcy Code, at any time prior to the Confirmation Date, for the duration of the period for which the Debtors had obligated themselves to provide such benefits (except with respect to any Excluded Individuals).

ARTICLE XI.

PROVISIONS REGARDING DISTRIBUTION
COMPANY AND PLAN ADMINISTRATOR

11.01.      Distribution Company and the Plan Administrator.  Except with respect to the Transferred Joint Venture Entities:

(a)           Corporate Governance.  On the Effective Date, the existing officers and members of the Boards of Directors of the Debtors will resign or be terminated and the Plan Administrator (or individuals designated by the Plan Administrator) will be appointed, without any further action being required, as the sole officer and director of the Distribution Companies and the other Debtors (or, with respect to non-corporate Debtors, be appointed to equivalent positions of authority).  The executive officers and directors of TWC after the Effective Date shall be disclosed no later than 10 days prior to the date of the Confirmation Hearing.

(b)           Plan Administrator.  From and after the Effective Date, the Plan and the Reorganized Debtors will be administered and actions will be taken in the name of the Reorganized Debtors through the Plan Administrator and the Distribution Companies.  Subject to the terms and limitations contained in the Plan Administrator Agreement and this Plan, the Plan Administrator shall act for the Reorganized Debtors in a fiduciary capacity as applicable to a board of directors, and shall be entitled to exercise the rights and powers available to the Debtors or Reorganized Debtors hereunder.

(i)            Powers and Duties.  From and after the Effective Date, the duties and powers of the Plan Administrator shall include the following:

(A)          to exercise all power and authority that may be exercised, commence all proceedings that may be commenced and take all actions that may be taken, by any officer, director or shareholder of the Distribution Companies or the Reorganized Debtors with like effect as if authorized, exercised and taken by unanimous action of such officers, directors and shareholders, including the amendment of the certificate of incorporation and by-laws (or equivalent organizational documents) of the Distribution Companies and the dissolution of Distribution Companies;

(B)           to continue to maintain accounts, make distributions and subject to Section 9.03, take other actions consistent with the Plan, including the establishment, re-evaluation, adjustment and maintenance of appropriate reserves or escrows required or advisable in connection with the Plan;

(C)           to monitor and advise the Distribution Companies, the Reorganized Debtors and the Contingent Value Vehicle with regard to the collection and, if necessary, liquidation, of all assets of the Reorganized Debtors;

(D)          to compromise or settle any Claims (disputed or otherwise);

(E)           to make decisions regarding the retention or engagement of professionals, employees and consultants;

(F)           to pursue or defend Causes of Action (other than the Designated Litigation);

(G)           to take such steps to safeguard the Distribution Companies’ funds or investments as the Plan Administrator, in his/her discretion, deems prudent;

(H)          to provide written reports on a quarterly basis or such other information as may be reasonably requested by the Statutory Committees, cash receipts and disbursements, asset sales or other dispositions, Claims reconciliation and Plan distributions;

(I)            to take all other actions not inconsistent with the provisions of this Plan which the Plan Administrator deems reasonably necessary or desirable in connection with satisfying any obligations of ACC under the Purchase Agreements;

(J)            to operate and manage the Excluded Assets;

(K)          to manage and administer indemnification claims under the Purchase Agreements;

(L)           to manage and administer the TWC Class A Common Stock (other than the TWC Class A Common Stock held in the Transaction Escrows until such time, if any, as such stock is released to the Reorganized Debtors in accordance with the terms of the Transaction Escrow Agreements) pending its distribution in accordance with this Plan;

(M)         to represent the Reorganized Debtors in transactions with the Contingent Value Vehicle;

(N)          to take all other actions not inconsistent with the provisions of this Plan which the Plan Administrator deems reasonably necessary or desirable with respect to administering the Plan;

(O)          to pay fees incurred pursuant to 28 U.S.C. § 1930(a)(6) and to file with the Bankruptcy Court and serve on the United States Trustee monthly financial reports until such time as a final decree is entered closing these Cases or the Cases are converted or dismissed, or the Bankruptcy Court orders otherwise;

(P)           to take all actions required under the Purchase Agreements, and to take all actions necessary or appropriate to enforce the Debtors’ rights under the Sale Transaction Documents; and

(Q)          to make all determinations on behalf of ACC under the Purchase Agreements including with respect to any purchase price adjustments pursuant to Section 2.8(f) of the Comcast Purchase Agreement or Section 2.6(f) of the TW Purchase Agreement, indemnification pursuant to Article VII of each Purchase Agreement, and granting any waivers or consents.

(ii)           Resignation, Death or Removal. The Plan Administrator may resign at any time upon written notice to the Reorganized Debtors and the Bankruptcy Court, and any party in interest may apply to the Bankruptcy Court at any time to remove the Plan Administrator upon a showing of cause or that such removal is otherwise appropriate. In the event of any such resignation or removal, or the death or incapacity of a Plan Administrator, the Contingent Value Vehicle Board shall appoint a new Plan Administrator and shall obtain Bankruptcy Court approval of such appointment, which approval may be obtained prior to or as soon as reasonably practicable after such appointment. No successor Plan Administrator hereunder shall in any event have any liability or responsibility for the acts or omissions of any of his/her predecessors. Every successor Plan Administrator appointed pursuant hereto shall execute, acknowledge and deliver to his/her predecessor an instrument in writing accepting such appointment hereunder, and thereupon such successor Plan Administrator, without any further act, shall become fully vested with all of the rights, powers, duties and obligations of his/her predecessor.

(c)           From and after the Effective Date, the Plan Administrator shall cause the Debtors, the Reorganized Debtors and the Distribution Companies to (i) comply with and perform any obligations to be complied with or performed by ACC under the Purchase Agreements and the Sale Transaction Documents, and (ii) obtain directors’ and officers’, and employee errors and omissions, insurance coverage, appropriate in term and amount, for the Reorganized Debtors and the Distribution Companies and their respective directors and officers.

(d)           Voting of TWC Common Stock Held in Reserves or Holdbacks. Pending distribution of such shares on account of Claims hereunder, the Plan Administrator shall cause any shares of TWC Common Stock held in Debtor Group Reserves, Tax Reserves or holdbacks hereunder to be voted on all matters with respect to which a vote of the TWC Common Stock is called on a pro rata basis in accordance with the result of the votes of all issued and outstanding shares of TWC Common Stock other than those held by Time Warner and its affiliates.

ARTICLE XII.

EFFECT OF CONFIRMATION

12.01.      Binding Effect. From and after the Confirmation Date, but subject to the occurrence of the Effective Date, this Plan shall be binding and inure to the benefit of the Debtors, all present and former holders of Claims and Equity Interests, and their respective assigns, including the Reorganized Debtors.

12.02.      Obligations Under the Purchase Agreements. To the extent any obligations of any of the Debtors under the Purchase Agreements are transferred or assigned to, or assumed by, any successor to (or assignee of) the Debtors, including the Reorganized Debtors, the Contingent Value Vehicle and the Distribution Companies, (i) such obligations shall be fully enforceable against such successor or assignee and (ii) to the extent provided in the Purchase Agreements, such obligations shall remain fully enforceable against the Debtors, or the Reorganized Debtors, as the case may be, on a joint and several basis; provided that, no such obligation shall be transferred or assigned to, or assumed by, the Transferred Joint Venture Entities.

12.03.      Vesting of Assets. Upon the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all Designated Litigation shall vest in the Contingent Value Vehicle, free and clear of all Claims, Liens, encumbrances, charges, and other interests, except as otherwise provided herein (including under Section 6.02(a) of this Plan) or in the Confirmation Order. All Purchased Assets shall vest in accordance with the terms of the applicable Sale Transaction Documents free and clear of all Encumbrances other than Permitted Encumbrances and, in the case of the Delayed Transferred Assets, subject to Section 2.13 of the Comcast Purchase Agreement and Section 2.11 of the TW Purchase Agreement, as applicable. Except as required by Section 2.7 of the Comcast Purchase Agreement and Section 2.5 of the TW Purchase Agreement, upon the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all proceeds of the Sale Transactions (other than any such proceeds deposited in the Transaction Escrow Accounts or that are otherwise reserved or held in escrow pursuant to the Purchase Agreements) shall vest in the applicable Distribution Company, and all Excluded

Assets shall revest in the applicable Reorganized Debtor, in each case free and clear of all Claims, Liens, encumbrances, charges, and other interests, except (i) as otherwise provided herein (including under Section 6.02(a)) or in the Confirmation Order and (ii) the Debtors may provide in the Confirmation Order that such vesting and revesting shall, without any action by any party, be deemed to vest in trust for the benefit of those entitled to distributions pursuant to the Plan. From and after the Effective Date, the Reorganized Debtors, Transferred Joint Venture Entities and the Contingent Value Vehicle, as applicable, shall continue to operate their businesses (including the continued operation of the Excluded Assets and, if applicable, the cable business of Century/ML Cable Venture, the implementation of this Plan, the administration and distribution of the Debtor Group Reserves and Transaction Escrows to be maintained hereunder, and the management and resolution of any disputes and liabilities expressly provided to continue pursuant to this Plan) and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code, except as provided herein. Without limiting the foregoing, pursuant to section 1123(b)(3) of the Bankruptcy Code, except for (w) Designated Litigation, which shall be transferred to the Contingent Value Vehicle, (x) any Causes of Action expressly waived by the Debtors pursuant to the terms of this Plan and (y) any Retained Claims (which shall be retained or transferred, as applicable, in accordance with the Comcast Purchase Agreement) and (z) any Causes of Action included in the Purchased Assets (which shall be retained or transferred, as applicable, in accordance with the applicable Sale Transaction Documents), the Reorganized Debtors shall retain and shall have the exclusive right, in their discretion, subject to Section 5.11(d) of the Comcast Purchase Agreement and Section 5.13(d) of the TW Purchase Agreement, to enforce against any Person any and all Causes of Action of the Debtors (other than those Causes of Action described in the definition of Designated Litigation which shall be transferred to the Contingent Value Vehicle).

12.04.      Discharge of the Debtors and of Claims and Termination of Equity Interests. Upon the Effective Date and in consideration of the rights afforded in this Plan and the payments and distributions to be made hereunder, except as otherwise provided herein or in the Confirmation Order, each holder (as well as any trustees and agents on behalf of each holder) of a Claim or Equity Interest and any affiliate of such holder shall be deemed to have forever waived, released, and discharged the Debtors of and from any and all Liens, Claims, Equity Interests, Liabilities, Encumbrances, rights, and Liabilities that arose prior to the Effective Date of any kind, nature, or description whatsoever, including any accrued interest including holders of Existing Securities Law Claims, who, in exchange for the treatment afforded to such Claims and Equity Interests under this Plan, shall be deemed to have granted, and shall grant to the Debtors the waiver, release and discharge described in this Section 12.04. Except as otherwise provided herein, upon the Effective Date, all such holders of Liens, Claims, Liabilities, Encumbrances and Equity Interests and their affiliates shall be forever precluded and enjoined, pursuant to sections 105, 524, 1141 of the Bankruptcy Code, from prosecuting or asserting any discharged Lien, Claim, Liability or Encumbrance against or terminated Equity Interest in the Debtors, Reorganized Debtors, Distribution Companies, the Buyers or the Transferred Joint Venture Entities, or against any of their assets or properties, any other or further Claim, Liabilities, Encumbrances or Equity Interest based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date, whether or not such holder has filed a proof of Claim or proof of Equity Interest. Nothing in this Section 12.04 shall limit or qualify the release of Encumbrances set forth in Section 12.12 hereof.

12.05.      Term of Pre-Confirmation Injunctions or Stays. Unless otherwise provided in this Plan, the Confirmation Order, or a separate order from the Bankruptcy Court, all injunctions or stays arising under or entered during the Chapter 11 Cases in accordance with sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, (i) shall remain in full force and effect until the later of the Effective Date and the date indicated in such applicable order, and (ii) with respect to all proceeds of the Sale Transactions and Excluded Assets, shall remain in effect until, and for purposes of enjoining any action interfering with, the distribution of such proceeds pursuant to the terms of the Plan.

12.06.      Injunction Against Interference with Plan. Without limiting the Buyers’ rights and obligations under the Sale Transaction Documents, upon the entry of the Confirmation Order, all holders of Claims and Equity Interests and other parties in interest, along with their respective present or former affiliates, employees, agents, officers, directors, or principals, shall be enjoined from taking any actions to interfere with the implementation or consummation of this Plan (including the Sale Transactions).

12.07.      Injunction. Without limiting the Buyers’ rights and obligations under the Sale Transaction Documents, except as otherwise expressly provided in this Plan or the Confirmation Order, as of the Confirmation Date, but subject to the occurrence of the Effective Date, all Persons who have held, hold or may hold Liens, Claims, Liabilities or Encumbrances against or Equity Interests in, any or all of the Debtors, along with their respective present or former employees, agents, officers, directors, or principals, are permanently enjoined, with respect to any such Liens, Claims, Liabilities or Encumbrances or Equity Interests, as of the Confirmation Date but subject to the occurrence of the Effective Date, from (a) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Debtors, the Reorganized Debtors, the Plan Administrator, the Distribution Companies, the Contingent Value Vehicle, the Buyers (or their Affiliates) or the Purchased Assets or any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons or any property of any such transferee or successor; (b) enforcing, levying, attaching (including any pre-judgment attachment), collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order against the Debtors, the Reorganized Debtors, the Plan Administrator, the Distribution Companies, the Contingent Value Vehicle, the Buyers, the Transferred Joint Venture Entities or the Purchased Assets or any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons, or any property of any such transferee or successor; (c) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Debtors, the Reorganized Debtors, the Plan Administrator, the Distribution Companies, the Contingent Value Vehicle, the Buyers (or their Affiliates), the Transferred Joint Venture Entities or the Purchased Assets or any of their property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons; (d) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of this Plan to the full extent permitted by applicable law; (e) taking any actions to interfere with the implementation or consummation of this Plan or the Sale Transactions; and (f) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of this Plan, such as commencing or continuing in any manner any action or other proceeding of any kind with respect to any Claims and Causes of Action which are extinguished or released pursuant to this Plan; provided, however, that nothing contained herein shall preclude such Persons from exercising their rights arising under and consistent with the terms of this Plan.

12.08.      Releases.

(a)           Releases by the Debtors. Except as otherwise provided in this Plan or the Confirmation Order, as of the Effective Date, the Debtors and Reorganized Debtors, in their individual capacities and as Debtors-in-Possession, shall be deemed to forever release and waive all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the rights of the Debtors or the Reorganized Debtors to enforce this Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered thereunder or the Sale Transaction Documents) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise, which are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or after the Commencement Date (or the date of appointment, engagement or qualification) and to and including the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Chapter 11 Cases, this Plan or the Disclosure Statement, and that could have been asserted by or on behalf of the Debtors, or the Reorganized Debtors, whether directly, indirectly, derivatively or in any representative or any other capacity, against the following Persons in their respective capacities as such (the “Released Parties”):  (i) the current officers and employees of the Debtors, except for any claim for money borrowed from or owed to the Debtors or its subsidiaries by any such directors, officers or employees; (ii) any current and former directors and officers of the Debtors, in each case who were first appointed after the Commencement Date; (iii) the Debtors’ Professionals, and their respective affiliates and current and former officers, partners, directors, employees, agents, members, shareholders, advisors (including any attorneys, financial advisors, investment bankers and other professionals retained by such Persons); (iv) the DIP Agent; (v) the Statutory Committees and their members and, only if and to the extent such members acted in such capacity by or through such Persons:  their respective affiliates and current and former officers, partners, directors, employees, agents, members, shareholders, advisors (including any attorneys, financial advisors, investment bankers and other professionals retained by such Persons), and professionals of the foregoing; and (vi) except with respect to the Designated Litigation, the Indenture Trustees and their respective affiliates and current and former officers, partners, directors, employees, agents, members, shareholders, advisors (including any attorneys, financial advisors, investment bankers and other professionals retained by such Persons), and professionals of the foregoing; provided, however, that in no event shall (w) anything in this Section be construed as a release of any Person from claims of the insurer under the Debtors’ directors’ and officers’ insurance policy for a return of advanced costs or from claims that such insurance policies have been rescinded, (x) any Excluded Individuals be Released Parties and no Excluded Individuals shall receive or be deemed to receive any release under this Plan, (y) any release granted hereunder affect the rights and remedies of the Debtors, the

Reorganized Debtors, the Contingent Value Vehicle or the Contingent Value Vehicle Trustee with respect to the Designated Litigation or (z) anything in this Section be construed as a release of any Person’s fraud or willful misconduct.

(b)           Releases by Holders of Claims and Equity Interests. Except as otherwise provided in this Plan or the Confirmation Order, on the Effective Date, to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, all holders of Claims and Equity Interests, in consideration for the obligations of the Debtors and the Reorganized Debtors under this Plan, the Sale Transaction Documents, and other contracts, instruments, releases, agreements or documents executed and delivered in connection with this Plan and the Sale Transaction Documents, and each entity (other than the Debtors) that has held, holds or may hold a Claim or Equity Interest, as applicable, will be deemed to have consented to this Plan for all purposes and the restructuring embodied herein and deemed to forever release, waive and discharge all claims, demands, debts, rights, causes of action or liabilities (other than the right to enforce the obligations of any party under this Plan and the contracts, instruments, releases, agreements and documents delivered under or in connection with this Plan), including as a result of this Plan being consummated, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act or omission, transaction, event or other occurrence taking place on or after the Commencement Date through and including the Effective Date in any way relating to the Debtors, the Chapter 11 Cases, this Plan or the Disclosure Statement against the following Persons in their respective capacities as such (the “Third Party Releasees”):  (i) the current directors, officers and employees of the Debtors; (ii) any former directors and officers of the Debtors who were first appointed after the Commencement Date; (iii) the Debtors’ Professionals, and their respective affiliates and current and former officers, partners, directors, employees, agents, members, shareholders, advisors (including any attorneys, financial advisors, investment bankers and other professionals retained by such Persons); (iv) the DIP Agent; (v) the Statutory Committees and their members, and their respective affiliates and current and former officers, partners, directors, employees, agents, members, shareholders, advisors (including any attorneys, financial advisors, investment bankers and other professionals retained by such Persons); (vi) Lenders (as defined in the Prepetition Credit Agreements) and any holders of Bank Claims from claims of any Person with respect to which the Lenders or such holders of Bank Claims would have the right to indemnification for any Claim (except as provided for in Section 6.08 of the Plan) from one or more Debtors under the terms of the Prepetition Credit Agreement (to the extent not inconsistent with applicable law), and professionals of the foregoing, provided that the release of the Lenders and any holders of Bank Claims as set forth in this clause (vi) shall extend to any act or omission, transaction, event or other occurrence taking place from the beginning of time through the Effective Date; provided, however, that the failure of the Bankruptcy Court to approve the release pursuant to this clause (b)(vi) shall not invalidate any acceptance by the Bank Lenders of the Plan or provide holders of Bank Claims with the right to withdraw their acceptances of the Plan; and (vii) the Transferred Joint Venture Entities, provided that the release of the

Transferred Joint Venture Entities shall extend to any act or omission, transaction, event or other occurrence taking place at any time on or prior to the Effective Date. Notwithstanding the foregoing, in no event shall (w) anything in this Section be construed as a release of any Person from claims of the insurer under the Debtors’ directors and officers insurance policy for a return of advanced costs or from claims that such insurance policies have been rescinded, (x) any Excluded Individuals be Third Party Releasees, (y) except as set forth in clause (vi) above any release granted in this Section (or any related injunction granted pursuant to Section 12.10 hereof) release or be deemed to release those prior or existing defendants in the Securities Class Action, who shall be identified on a schedule that shall be filed as part of the Plan Supplement, from claims asserted against such defendants in the Securities Class Action or (z) anything in this Section be construed as a release of any Person’s (other than a Debtor’s) fraud or willful misconduct.

(c)           Notwithstanding anything to the contrary, (i) except to the extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, the releases provided for in this Section 12.08 shall not release any non-Debtor entity from any liability arising under:  (x) the Tax Code or any state, city or municipal tax code; (y) the environmental laws of the United States or any state, city or municipality; or (z) any criminal laws of the United States or any state, city or municipality; and (ii) the releases provided in this Section 12.08 shall not release:  (x) any non-Debtor entity from any liability arising under the securities laws of the United States; (y) any Excluded Individual from any liability whatsoever; or (z) any defendant in any Designated Litigation from any liability in connection therewith. Nothing in the Plan or the Confirmation Order approving the Plan shall release, discharge, enjoin, or preclude the enforcement of any environmental liability arising post-Effective Date or arising from an event that occurred prior to the Effective Date where the liability continues post-Effective Date to a governmental unit to which any entity would be subject as the owner or operator of property after the Effective Date.

(d)           Notwithstanding anything otherwise to the contrary, no provision of this Plan or of the Confirmation Order, including any release or exculpation provision, shall modify, release or otherwise limit the liability of any Person not specifically released hereunder, including any Managed Entity or any Person that is a co-obligor or joint tortfeasor of a Released Party or Third Party Releasee, that otherwise is liable under theories of vicarious or other derivative liability, or that is or becomes the subject of any claim asserted by the Contingent Value Vehicle Trustee (including any defendant in any Designated Litigation).

12.09.      Exculpation and Limitation of Liability. None of the Debtors, Buyers (in their capacity as such), the Reorganized Debtors, the Transferred Joint Venture Entities, the Plan Administrator, the Distribution Companies, the DIP Agent (in its capacity as such), the Statutory Committees and their members, or any of their respective current or former members, partners, officers, directors, employees, advisors, professionals, affiliates, or agents and advisors of any of the foregoing (including any attorneys, financial advisors, investment bankers and other professionals retained by such Persons, but solely in their capacities as such), the Indenture Trustees to the extent acting pursuant to Section 8.08 hereof, and the Bank Agents to the extent, performing their obligations under Section 8.09 hereof not otherwise required by the terms of the applicable Prepetition Credit Agreement, shall have or incur any liability to any holder of any Claim or Equity Interest for any act or omission in connection with, related to, or arising out of the Chapter 11 Cases, the negotiation and execution of this Plan, the Disclosure Statement, the Purchase Agreements and Sale Transactions, the solicitation of votes for and the pursuit of confirmation of this Plan, the consummation of this Plan, or the administration of this Plan, the Purchase Agreements, the Sale Transactions and the property to be distributed under this Plan, including all documents ancillary thereto, all decisions, actions, inactions and alleged negligence or misconduct relating thereto and all prepetition activities leading to the promulgation and confirmation of this Plan except fraud, willful misconduct or gross negligence as determined by a Final Order of the Bankruptcy Court. The foregoing parties shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under this Plan. Nothing in this Section 12.09 shall (i) be construed as a release of any entity’s fraud, gross negligence or willful misconduct with respect to matters set forth in this Section 12.09, (ii) limit the liability of attorneys for the Debtors, the Reorganized Debtors, the Statutory Committees and their members and the Indenture Trustees to their respective clients pursuant to DR 6-102 of the Code of Professional Responsibility or (iii) limit or abrogate the obligations of the Debtors or the Buyers to one another under the Sale Transaction Documents.

12.10.      Injunction Related to Releases and Exculpation. The Confirmation Order shall permanently enjoin the commencement or prosecution by any Person, whether directly, derivatively or otherwise, of any Claims (except for Assumed Sale Liabilities), obligations, suits, judgments, damages, demands, debts, rights, Causes of Action or liabilities released pursuant to this Plan, including the Claims (except for Assumed Sale Liabilities), obligations, suits, judgments, damages, demands, debts, rights, Causes of Action or liabilities released in Sections 12.08 and 12.09 of this Plan.

12.11.      Termination of Subordination Rights and Settlement of Related Claims. Except as provided herein (including in connection with the Inter-Creditor Dispute), the classification and manner of satisfying all Claims and Equity Interests and the respective distributions and treatments under the Plan take into account or conform to the relative priority and rights of the Claims and Equity Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code or otherwise, and any and all such rights are settled, compromised and released pursuant to this Plan. The Confirmation Order shall permanently enjoin, effective as of the Effective Date, all Persons from enforcing or attempting to enforce any such contractual, legal and equitable rights satisfied, compromised and settled pursuant to this Article XII (which, for the avoidance of doubt, excludes the claims pending in connection with the Inter-Creditor Dispute if the Inter-Creditor Dispute Resolution has not occurred by the Confirmation Date and the rights and remedies among and between the Bank Lenders under and through their respective Prepetition Credit Agreement).

12.12.      Release of Liens.

(a)           Each Encumbrance, other than a Permitted Encumbrance (excluding a Permitted Encumbrance securing a financial obligation that is not an Assumed Sale Liability), including Encumbrances securing:  (w) any DIP Lender Claim, Secured Tax

Claim or Other Secured Claim; (x) any Claim that is purportedly secured; (y) any Lien on the stock or assets of Coudersport Cable Television Cable Co. and/or Bucktail Broadcasting Corporation; (z) any judgment, personal property or ad valorem tax, or other tax of any kind or character, mechanics’ or similar lien Claim, in each case regardless of whether such Claim is an Allowed Claim, shall, regardless of whether such Claim has been scheduled or proof of such Claim has been filed:

(i)            if such Encumbrance is on an Excluded Asset and secures a Secured Tax Claim or Other Secured Claim, such Encumbrance shall upon payment of the consideration set forth in Section 4.02 or 4.03, as the case may be, automatically, and without further action by the Debtors or the Reorganized Debtors, be deemed released;

(ii)           in all other cases, such Encumbrance shall automatically, and without further action by the Debtors or the Reorganized Debtors, be deemed released immediately upon the occurrence of the Effective Date; provided, however, that in the case of Purchased Assets, any Lien in favor of the holder of a DIP Lender Claim, Secured Tax Claim or Other Secured Claim shall automatically attach (in the same order of priority as existed with respect to such Claim and/or Lien, and subject to any rights, Claims or defenses the Debtors or Reorganized Debtors may have with respect to such Claim and/or Lien) to the net proceeds of the sale of the property that secured such Claim until such time as such DIP Lender Claim, Secured Tax Claim or other Secured Claim is satisfied as set forth in Section 2.04, 4.02 or 4.03, as applicable, at which time such Claim and/or Lien shall automatically, and without further action by the Debtors or Reorganized Debtors, be deemed released; and

(b)           the holder of any such Encumbrance shall execute such documents and instruments as the Plan Administrator, the applicable Distribution Company, the Reorganized Debtors, or, with respect to Purchased Assets, the applicable Buyer, as the case may be, require to evidence such Claim holder’s release of such property or Lien, and if such holder refuses to execute appropriate documents or instruments, the Debtors, the Plan Administrator, the applicable Distribution Company or the Reorganized Debtors (as applicable) or Buyers may, in their discretion, file a copy of the Confirmation Order in the appropriate recording office, which shall serve to release any Claim holder’s rights in such property; and

(c)           on the Effective Date, except as expressly provided in Section 12.12(a)(i) hereof, all right, title and interest in property subject to an Encumbrance immediately prior to the Effective Date shall revert or be transferred to the respective Reorganized Debtors or the applicable Distribution Company, or, with respect to the Purchased Assets, to the Buyers (or, if applicable, retained by the applicable Transferred Joint Venture Entity), as applicable, free and clear of all Claims and interests, including Liens, escrows, charges, pledges, Encumbrances and/or security interests of any kind except, in the case of the Buyers or the Transferred Joint Venture Entities, for Permitted Encumbrances (excluding Permitted Encumbrances securing financial obligations that are not Assumed Sale Liabilities).

12.13.      Retention of Causes of Action/Reservation of Rights.

(a)           Except as specifically provided herein, nothing contained in this Plan or the Confirmation Order shall be deemed to be a waiver or the relinquishment of any rights, Claims or Causes of Action that the Debtors may have or which a Reorganized Debtor (or the Statutory Committees to the extent a Statutory Committee has been authorized to act on the Debtors’ behalf) may choose to assert on behalf of the Reorganized Debtors or itself in accordance with any provision of the Bankruptcy Code or any applicable nonbankruptcy law, including (i) any and all Claims against any Person, to the extent such Person asserts a crossclaim, counterclaim, and/or Claim for setoff which seeks affirmative relief against a Debtor, a Reorganized Debtor, or any of their officers, directors, or representatives; (ii) the avoidance of any transfer by or obligation of the Reorganized Debtors or the Debtors or the recovery of the value of such transfer; (iii) the turnover of any property of the Reorganized Debtors; and/or (iv) Claims against other third parties.

(b)           Nothing contained in this Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any claim, Cause of Action, right of setoff, or other legal or equitable defense that a Debtor had immediately prior to the Commencement Date, against or with respect to any Claim left unimpaired by this Plan. The Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such claims, Causes of Action, rights of setoff, or other legal or equitable defenses which the Debtors had immediately prior to the Commencement Date as fully as if the Chapter 11 Cases had not been commenced, and all of the Reorganized Debtors’ legal and/or equitable rights respecting any Claim left unimpaired by this Plan may be asserted after the Confirmation Date to the same extent as if the Chapter 11 Cases had not been commenced; provided that, with respect to any such Claims, Causes of Action, rights of setoff, or other legal or equitable defenses that are Purchased Assets, such Claims, Causes of Action, rights of setoff, or other legal or equitable defenses shall be transferred to the applicable Buyer or retained by the applicable Transferred Joint Venture Entity, as the case may be and the applicable Buyer or Transferred Joint Venture Entity shall be entitled to assert all such claims, Causes of Action, rights of setoff, or other legal or equitable defenses which the Debtors had in connection with such Purchased Assets immediately prior to the Commencement Date as fully as if the Chapter 11 Cases had not been commenced, and all of the Buyers’ or Transferred Joint Venture Entities’ legal and/or equitable rights respecting any Claim left unimpaired by this Plan may be asserted after the Confirmation Date to the same extent as if the Chapter 11 Cases had not been commenced.

12.14.      Subrogation. This Plan contemplates distributions with respect to Allowed Bank Claims in amounts estimated to result in satisfaction in full of such Allowed Claims. In recognition of this treatment, the applicable Reorganized Debtors shall have the option to be subrogated to the extent permitted by applicable law, without the necessity of the execution and/or delivery of any document or instrument other than a written notice filed with the Bankruptcy Court, to all of the rights and remedies of the Bank Lenders arising in connection with the Bank Claims or otherwise under the Prepetition Credit Agreements with respect to the Managed Entities and any equity securities in the Managed Entities. In connection with such subrogation, the Bank Lenders shall be deemed to have assigned all of their rights against and liens and security interests in and to the Managed Entities and any equity securities in the Managed Entities to the Reorganized Debtors as of the Effective Date, free and clear of any Liens, competing claims or encumbrances, and shall deliver to the Debtors all collateral relating to the Managed Entities in which the collateral agents under the Prepetition Credit Agreements, for the benefit of the Bank Lenders, have any rights, including any evidence of any liens and security interests in the Managed Entities and any equity securities in the Managed Entities. Notwithstanding the foregoing, the agents under the Prepetition Credit Agreements, for the benefit of the Bank Lenders, and/or the Bank Lenders, and at the Reorganized Debtors’ expense, shall execute and/or deliver such documents and instruments as reasonably requested by the Debtors to evidence the subrogation provided by this Section 12.14 or as otherwise directed by the Bankruptcy Court to evidence or give effect to such subrogation.

12.15.      Reservation of Litigation Rights. The terms of this Plan and the Confirmation Order shall not have the effect of (a) creating or eliminating any right to a trial by jury for any claim or cause of action asserted in any Designated Litigation, including in any Bank Action, or (b) impairing or prejudicing in any respect any Bank Lender’s right to assert any Defensive Claims and/or Bank Third Party Claim, the right of any other defendant in the Bank Litigation to assert any Defensive Claims or the Contingent Value Vehicle’s right to assert any Estate Defenses.

ARTICLE XIII.

CONDITIONS PRECEDENT

13.01.      Conditions to Confirmation. The following are conditions precedent to confirmation of this Plan that may be satisfied or waived (subject to any applicable restrictions or rights of the Buyers under the Sale Transaction Documents) in accordance with Section 13.04 of this Plan:

(a)           the Bankruptcy Court shall have approved the Disclosure Statement with respect to this Plan in an order in form and substance acceptable to the Debtors, in their sole and absolute discretion;

(b)           the Confirmation Order shall be in form and substance acceptable to the Debtors, in their sole and absolute discretion;

(c)           the Bankruptcy Court shall have approved the Sale Transactions at or prior to the Confirmation Hearing and the related Sale Order shall be satisfactory to the Debtors in their sole and absolute discretion;

(d)           the Adelphia-Rigas Settlement Agreement and the Government Settlement Agreements shall have been approved by the Bankruptcy Court, which approval shall not have been stayed, and shall remain in full force and effect;

(e)           the Settlement Allocation Order shall have been entered, shall not have been stayed and shall remain in full force and effect;

(f)            the Subsidiary Notes Existing Securities Law Claims shall have been either (x) fixed and Allowed in an aggregate amount not greater than $50,000,000 or (y) estimated pursuant to the Estimation Order in an aggregate amount not to exceed such amount;

(g)           in each case subject to the occurrence of the Effective Date, to the extent necessary or appropriate, the Plan Documents to be entered into (rather than assumed) by the Reorganized Debtors shall have been entered and delivered, all actions, documents, and agreements necessary to implement the Plan shall have been effected or executed and the Debtors shall have received all material authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions, or documents that are reasonably necessary to implement the Plan and that are required by law, regulation, or order.

13.02.      Effectiveness. The Plan shall not become effective unless and until the following conditions shall have been satisfied or waived (subject to any applicable restrictions or rights of the Buyers under the Sale Transaction Documents) pursuant to Section 13.04 of this Plan:

(a)           the Sale Transaction Closing shall have occurred or shall substantially contemporaneously occur; and

(b)           the material transactions required to be performed on or prior to the Effective Date under the Government Settlement Agreements shall have been consummated in accordance with their terms.

13.03.      Failure of Conditions. In the event the Purchase Agreements are, or, if the Comcast Purchase Agreement is terminated giving rise to the TW Expanded Transaction, the TW Purchase Agreement is, terminated in accordance with their respective terms, in either case, after the entry of the Confirmation Order, (i) the Confirmation Order shall be vacated immediately after such termination, (ii) no distributions under the Plan shall be made, (iii) the Debtors and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred, and (iv) the Debtors’ obligations with respect to Claims and Equity Interests shall remain unchanged and nothing contained herein shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtors or any other Person or to prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors.

13.04.      Waiver of Conditions. The Debtors, in their sole discretion (but after consultation with the Creditors’ Committee) and to the extent not prohibited by applicable law, and, without limiting any applicable restrictions or rights of the Buyers under the Sale Transaction Documents, may waive one or more of the conditions precedent (i) to effectiveness of the Plan set forth in Section 13.02 hereof in whole or part, upon five Business Days’ Notice to the Bankruptcy Court, Statutory Committees and any parties in interest without a hearing or (ii) to confirmation of the Plan set forth in Section 13.01 hereof prior to the Confirmation Date without any hearing. The failure to satisfy or waive any condition to the Confirmation Date or the Effective Date may be asserted by the Debtors in their sole discretion (without limiting or restricting any applicable rights of the Buyers under the Sale Transaction Documents) regardless of the circumstances giving rise to the failure of such conditions to be satisfied (including any action or inaction by the Debtors in their sole discretion). The failure of the Debtors in their sole discretion to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.

ARTICLE XIV.

RETENTION OF JURISDICTION

14.01.      Scope of Bankruptcy Court Jurisdiction. The Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

(a)           To hear and determine pending applications for the assumption, assumption and assignment or rejection of executory contracts or unexpired leases and the allowance of cure amounts and Claims resulting therefrom or from the assumption, assumption and assignment or rejection of executory contracts or unexpired leases pursuant to this Plan;

(b)           To hear and determine any and all adversary proceedings, applications, and contested matters, and to order appropriate relief in connection therewith (including issuance and/or enforcement of releases);

(c)           To hear and determine any objection to Administrative Expense Claims, Claims or Equity Interests;

(d)           To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, or vacated;

(e)           To issue such orders in aid of execution and consummation of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

(f)            To consider any amendments to, or modifications of, the Plan and the Plan Supplement, and any dispute or controversy relating to execution, delivery or compliance with any document included in the Plan Supplement, and to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order;

(g)           To issue such orders in aid of execution and consummation of any Sale Transaction to be consummated in connection with the Plan;

(h)           To hear and determine all applications for compensation and reimbursement of expenses of professionals under sections 330, 331, and 503(b) of the Bankruptcy Code;

(i)            To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of this Plan (including in connection with the Sale Transactions, Debtor Group Reserves, Transaction Escrows and the Purchase Agreements);

(j)            To protect the Purchased Assets, the Buyers and the Transferred Joint Venture Entities from Claims against, or interference, with such property (except for any claims or interference resulting from an Assumed Sale Liability or Permitted Encumbrance), including actions to quiet or otherwise clear title to such property, and to determine the Reorganized Debtors’ exclusive ownership of any property retained under the Plan or to resolve any dispute concerning (x) Liens, security interests or Encumbrances on any Purchased Assets or property of the Reorganized Debtors or (y) Claims against the Buyers (or their Affiliates) or Purchased Assets asserting successor liability;

(k)           To issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Person with the consummation, implementation, or enforcement of the Plan, any Sale Transaction to be consummated in accordance herewith, the Confirmation Order, or any other order of the Bankruptcy Court;

(l)            To recover all assets of the Debtors and property of the Debtors and Reorganized Debtors, wherever located, including the Managed Entities;

(m)          To hear and determine all matters related to the Contingent Value Vehicle, including:  (i) the formation, operation and winding up of the Contingent Value Vehicle; (ii) the appointment and/or removal of a Contingent Value Vehicle Trustee or the appointment and/or removal of members of the Contingent Value Vehicle Board; and (iii) disputes concerning the administration of the Contingent Value Vehicle, payment of costs and expenses of the Contingent Value Vehicle, and distributions to Contingent Value Vehicle Holders;

(n)           To hear and determine matters concerning state, local, and federal taxes, including as provided by sections 346, 505, and 1146 of the Bankruptcy Code (including the expedited determination of tax under section 505(b) of the Bankruptcy Code);

(o)           To hear, determine and resolve any matters or disputes relating to the Debtors’ or Reorganized Debtors’ Franchises and any and all rights relating thereto;

(p)           To resolve any Disputed Claims or Equity Interests;

(q)           To determine the scope of any discharge of any Debtor under the Plan or the Bankruptcy Code;

(r)            To hear any other matter not inconsistent with the Bankruptcy Code; and

(s)           To enter a final decree closing the Chapter 11 Cases; provided, however, with respect to a governmental unit’s exercise of its police or regulatory powers other than the enforcement of a money judgment, the jurisdiction of any other tribunal shall not be reduced or impaired from that as set forth in any applicable, valid statutory grant of jurisdiction.

ARTICLE XV.

MISCELLANEOUS PROVISIONS

15.01.      Effectuating Documents and Further Transactions. Without limiting or restricting any applicable rights of the Buyers under the Sale Transaction Documents, each of the Debtors and Reorganized Debtors is authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and any securities issued pursuant to this Plan.

15.02.      Corporate Action. On the Effective Date, all matters provided for under this Plan (including the authorization or consummation of the Sale Transaction) that would otherwise require approval of the stockholders, directors, members, managers or partners of one or more of the Debtors or Reorganized Debtors, including (i) the authorization to issue and/or deliver or cause to be issued and/or delivered the TWC Class A Common Stock, (ii) the effectiveness of the certificates of incorporation and by-laws of the Reorganized Debtors, (iii) all Restructuring Transactions, (iv) the election or appointment, as the case may be, of directors and officers of Reorganized ACC and the other Reorganized Debtors, (v) the authorization and approval of the Sale Transaction Documents, (vi) the execution of the Contingent Value Vehicle Agreement, the establishment of the Contingent Value Vehicle, the contribution of the Designated Litigation and the delivery of the and Contingent Value Vehicle Interests in accordance with the terms of this Plan; (vii) the qualification of Reorganized ACC or any of the Reorganized Debtors as a foreign corporation wherever the conduct of business by the Company requires such qualification, shall be deemed to have occurred and shall be in effect from and after the Effective Date pursuant to Section 303 of the Delaware General Corporation Law or other applicable law of the states in which the Debtors and the Reorganized Debtors are organized, without any requirement of further action by the stockholders, directors, members, managers, or partners of the Debtors or Reorganized Debtors. On the Effective Date, or as soon thereafter as is practicable, Reorganized ACC and the Reorganized Debtors shall, if required, file their amended certificates of incorporation with the Secretary of State of the state in which each such entity is (or will be) incorporated, in accordance with the applicable general corporation law of each such state.

15.03.      Exemption from Transfer Taxes. Pursuant to section 1146(c) of the Bankruptcy Code, the transfer of assets pursuant to the Sale Transaction, the Restructuring Transactions, the issuance, transfer, or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust, or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan (including the transfer of the Purchased Assets in connection with any Sale Transactions), including any merger agreements or agreements of consolidation, deeds, bills of sale, or assignments executed in connection with any of the transactions contemplated under the Plan, shall constitute a “transfer under a plan” and shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax. All sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Commencement Date through and including the Effective Date, including the transfers effectuated under this Plan, the sale by the Debtors of owned property pursuant to section 363(b) of the Bankruptcy Code, and the assumption, assignment, and sale by the Debtors of unexpired leases of non-residential real property pursuant to section 365(a) of the Bankruptcy Code, shall be deemed to have been made under, in furtherance of, or in connection with this Plan and, thus, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

15.04.      Payment of Statutory Fees. On the Effective Date, and thereafter as may be required, the Debtors and/or Reorganized Debtors, as applicable, shall pay all fees payable pursuant to section 1930 of chapter 123 of title 28 of the United States Code through the entry of a final decree closing the applicable Debtors’ and Reorganized Debtors’ cases.

15.05.      Post-Effective Date Fees and Expenses. From and after the Effective Date, Reorganized ACC and the Reorganized Debtors shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable fees and expenses of professional Persons thereafter incurred by Reorganized ACC and the Reorganized Debtors, including those fees and expenses incurred in connection with the implementation and consummation of this Plan.

15.06.      Dissolution of the Committees. The Statutory Committees and the Fee Committee shall terminate on the Effective Date, except that (a) the Statutory Committees and the Fee Committee may evaluate, object to (if necessary), and appear at the hearing to consider applications for final allowances of compensation and reimbursement of expenses, including applications for compensation or reimbursement under section 503 of the Bankruptcy Code, and support or prosecute any objections to such applications, if appropriate and (b) the Creditors’ Committee shall continue solely for the purpose of (i) monitoring the Plan Administrator, the Distribution Companies and the Reorganized Debtors, (ii) ensuring that distributions take place in accordance with the Plan, and (iii) monitoring the Contingent Value Vehicle Board on behalf of the beneficiaries of CVV Interests. The Post-Effective Date professional fees of the Statutory Committees and the Fee Committee for the services set forth in the preceding sentence shall be paid by the Contingent Value Vehicle from the Litigation Prosecution Fund.

15.07.      Plan Supplement. Forms of the Reorganized ACC Certificate of Incorporation, the Reorganized ACC By-laws, the forms of certificates of incorporation and by-laws or other applicable forms of organizational documents of each of the other Reorganized Debtors, Schedules 10.01(a) and 10.01(b) referred to in Section 10.01 of this Plan, the principal Sale Transaction Documents, the Contingent Value Vehicle Agreement and any other appropriate documents shall be contained in the Plan Supplement and filed with the Clerk of the Bankruptcy Court at least 25 days prior to the Voting Deadline; provided, however, that the Debtors may amend (A) Schedules 10.01(a) and 10.01(b) through and including the Confirmation Date and (B) each of the other documents contained in the Plan Supplement through and including the Effective Date that is not inconsistent with this Plan. Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims or Equity Interests may obtain a copy of the Plan Supplement on the Debtors’ independent website at www.adelphia.com.

15.08.      Amendment or Modification of this Plan. Subject to any applicable restrictions or requirements under the Purchase Agreements or under the Trade Plan Support Agreement, alterations, amendments, or modifications of or to the Plan (including to provide for treatment different than that set forth herein with respect to any class of Claim or Equity Interest, including impairment of Classes that are unimpaired hereunder, any amendment that transfers one or more Debtors to different Debtor Groups, or that eliminates one or more Debtor Groups from participation under the Plan) may be proposed in writing by the Debtors at any time prior to the Confirmation Date, provided that the Plan, as altered, amended, or modified, satisfies the conditions of sections 1122 and 1123 of the Bankruptcy Code, and the Debtors shall have complied with section 1125 of the Bankruptcy Code. Subject to any applicable restrictions or requirements on the Debtors under the Purchase Agreements or under the Trade Plan Support Agreement, this Plan may be altered, amended, or modified at any time after the Confirmation Date and before substantial consummation, provided that this Plan, as altered, amended, or modified, satisfies the requirements of sections 1122 and 1123 of the Bankruptcy Code and the Bankruptcy Court, after notice and a hearing, confirms the Plan, as altered, amended, or modified, under section 1129 of the Bankruptcy Code and the circumstances warrant such alterations, amendments, or modifications. A holder of a Claim or Equity Interest that has accepted this Plan shall be deemed to have accepted this Plan, as altered, amended, or modified, if the proposed alteration, amendment, or modification does not materially and adversely change the treatment of the Claim or Equity Interest of such holder.

15.09.      Revocation or Withdrawal of this Plan. Without limiting or restricting any applicable rights of the Buyers under the Sale Transaction Documents, the Debtors reserve the right to revoke or withdraw this Plan prior to the Effective Date in whole or in part. If the Debtors revoke or withdraw the Plan prior to the Effective Date, then this Plan shall be deemed null and void. If the TW Purchase Agreement or the Comcast Purchase Agreement is terminated (except for any termination of the Comcast Purchase Agreement giving rise to TW NY’s obligation to effect the TW Expanded Transaction), this Plan shall automatically and immediately following such termination be revoked and withdrawn, and shall be deemed null and void and of no force and effect, and the result shall be the same as if the Confirmation Order had not been entered and the Effective Date did not occur. In the event of any such waiver or revocation, nothing contained herein shall constitute or be deemed a waiver or release of any Claims by or against the Debtors or any other Person or to prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors.

15.10.      Confirmation Order. The Confirmation Order shall, and is hereby deemed to, ratify all transactions effected by the Debtors during the period commencing on the Commencement Date and ending on the Confirmation Date except for any acts constituting willful misconduct, gross negligence, recklessness or fraud.

15.11.      Severability. If, prior to the entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

15.12.      Expedited Tax Determination. The Reorganized Debtors may request an expedited determination of taxes under section 505(b) of the Bankruptcy Code for all returns filed for, or on behalf of, such Debtors or Reorganized Debtors for all taxable periods beginning on or before the Effective Date.

15.13.      Governing Law. Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit or schedule hereto or in the Plan Supplement provides otherwise, the rights, duties, and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to any contrary result otherwise required under applicable choice or conflict of law rules.

15.14.      Binding Effect. The Plan shall be binding upon and inure to the benefit of the Debtors, the holders of Claims and Equity Interests, and their respective successors and assigns, including the Reorganized Debtors and the Transferred Joint Venture Entities.

15.15.      Exhibits/Schedules. All exhibits and schedules to the Plan, including the Plan Supplement, are incorporated into and are a part of the Plan as if set forth in full herein.

15.16.      Notices. All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

Adelphia Communications Corporation

5619 DTC Parkway

Englewood, CO  80111

Attention:       Chief Financial Officer and

General Counsel

Telecopy:  (303) 268-6484

with a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY  10019

Attention:  Marc Abrams, Esq.

Telecopy:  (212) 728-8111

ARTICLE XVI.

POTENTIAL INTER-CREDITOR DISPUTE RESOLUTIONS

16.01.      Terms of Potential Inter-Creditor Dispute Resolution. This Article XVI sets forth a Potential Arahova Settlement, a Potential FrontierVision Holdco Settlement, and a Potential Olympus Parent Settlement (collectively, the “Potential Settlements”). The Potential Settlements do NOT reflect a determination of the Bankruptcy Court or the Debtors as to the likely outcome of the Inter-Creditor Dispute. Rather, the Potential Settlements reflect an economic adjustment among the parties affected by the Inter-Creditor Dispute that will eliminate the risk associated with the continuation of the Inter-Creditor Dispute with respect to the issues subject to such Potential Settlement.

16.02.      Voting with Respect to the Potential Settlement. Each holder of an Allowed Claim in Classes ARA-Notes, ACC-SnrNotes, ACC-Trade, ACC-Uns, FVHC–Notes, and OLYParent-Notes that is entitled to vote on the Plan pursuant to Article IV of the Plan shall be entitled to vote separately to accept or reject the Potential Settlements as provided in such order as is entered by the Bankruptcy Court establishing procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, or any other order or orders of the Bankruptcy Court.

16.03.      Potential Arahova Settlement.

(a)           Acceptance. The Potential Arahova Settlement shall be deemed to be an Inter-Creditor Dispute Resolution for purposes of the Plan if it is accepted by Classes ARA-Notes, ACC-Trade, ACC-SnrNotes and ACC-Uns.

(b)           Terms. The “Potential Arahova Settlement” shall consist of:

(i)            the terms set forth on Schedule AA;

(ii)           a release by all other Debtors of any Intercompany Claims or claims in the Inter-Creditor Dispute against the Arahova Debtor Group and by the Arahova Debtor Group of all Intercompany Claims or claims in the Inter-Creditor Dispute against all other Debtors (excluding, in each case, Retained Claims held by the Transferred Joint Venture Entities); provided, however, if the Potential FrontierVision Holdco Settlement is not accepted, then such mutual release shall not extend to the FrontierVision Holdco Debtor Group, and if the Potential Olympus Parent Settlement is not accepted, then such mutual release shall not extend to the Olympus Parent Debtor Group.

(iii)          a waiver by the Arahova Debtor Group of its rights under Section 8.14(g) hereof;

(iv)          a waiver of the Arahova Debtor Group of the right to receive Delayed Consideration pursuant to Section 9.03(b) hereof; and

(v)           a waiver by the Arahova Debtor Group of its rights to “Clawback” pursuant to Section 9.03(d) hereof.

16.04.      Potential FrontierVision Holdco Settlement.

(a)           Acceptance. The Potential FrontierVision Holdco Settlement shall be deemed to be an Inter-Creditor Dispute Resolution for purposes of the Plan if both (i) the Potential Arahova Settlement constitutes an Inter-Creditor Dispute Resolution, and (ii) the Potential FrontierVision Holdco Settlement is accepted by Classes FVHC-Notes, ACC-SnrNotes, ACC-Trade and ACC-Uns.

(b)           Terms. The “Potential FrontierVision Holdco Settlement” shall consist of:

(i)            the terms set forth on Schedule BB;

(ii)           a release by all other Debtors of any Intercompany Claims or claims in the Inter-Creditor Dispute against the FrontierVision Holdco Debtor Group and by the FrontierVision Holdco Debtor Group of all Intercompany Claims or claims in the Inter-Creditor Dispute against all other Debtors (excluding, in each case, Retained Claims held by the Transferred Joint Venture Entities); provided, however, if the Potential Olympus Parent Settlement is not accepted, then such mutual release shall not extend to the Olympus Parent Debtor Group.

(iii)          a waiver by the FrontierVision Holdco Debtor Group of its rights under Section 8.14(g) hereof;

(iv)          a waiver of the FrontierVision Holdco Debtor Group of the right to receive Delayed Consideration pursuant to Section 9.03(b) hereof; and

(v)           a waiver by the FrontierVision Holdco Debtor Group of its rights to “Clawback” pursuant to Section 9.03(d) hereof.

16.05.      Potential Olympus Parent Settlement.

(a)           Acceptance. The Potential Olympus Parent Settlement shall be deemed to be an Inter-Creditor Dispute Resolution for purposes of the Plan if it is accepted by Class OLYParent-Notes.

(b)           Terms. The “Potential Olympus Parent Settlement” shall consist of:

(i)            the terms set forth on Schedule CC;

(ii)           a release by all other Debtors of any Intercompany Claims or claims in the Inter-Creditor Dispute against the Olympus Parent Debtor Group and by the Olympus Parent Debtor Group of all Intercompany Claims or claims in the Inter-Creditor Dispute against all other Debtors (excluding, in each case, Retained Claims held by the Transferred Joint Venture Entities); provided, however, if the Potential Arahova Settlement is not accepted, then such mutual release shall not extend to the Arahova Debtor Group or the FrontierVision Holdco Debtor Group, and if the Potential FrontierVision Holdco Settlement is not accepted, then such mutual release shall not extend to the FrontierVision Holdco Debtor Group.

(iii)          a waiver by the Olympus Parent Debtor Group of its rights under Section 8.14(g) hereof;

(iv)          a waiver of the Olympus Parent Debtor Group of the right to receive Delayed Consideration pursuant to Section 9.03(b) hereof; and

(v)           a waiver by the Olympus Parent Debtor Group of its rights to “Clawback” pursuant to Section 9.03(d) hereof.

[Signature page follows]

Dated:  April [     ], 2006

New York, New York

Respectfully submitted,

ADELPHIA COMMUNICATIONS CORPORATION
(for itself and on behalf of each of the Debtors)

By:
		Name:	William T. Schleyer
		Title:	Chairman and
Chief Executive Officer

Counsel:

WILLKIE FARR & GALLAGHER LLP

787 Seventh Avenue
New York, NY 10019
(212) 728-8000
Attorneys for Debtors and
Debtors in Possession

Schedule A

Century Debtors

Adelphia Cablevision Corp.

Adelphia Cablevision of Boca Raton, LLC

Adelphia Cablevision of Fontana, LLC

Adelphia Cablevision of Inland Empire, LLC

Adelphia Cablevision of Orange County II, LLC

Adelphia Cablevision of San Bernardino, LLC

Adelphia Cablevision of Seal Beach, LLC

Adelphia Cablevision of West Palm Beach III, LLC

Adelphia Cablevision of West Palm Beach IV, LLC

Adelphia Cablevision of West Palm Beach V, LLC

Adelphia Cleveland, LLC

Adelphia Communications of California II, LLC

Adelphia Communications of California, LLC

Adelphia of the Midwest, Inc.

Adelphia Prestige Cablevision, LLC

Badger Holding Corporation

Blacksburg/Salem Cablevision, Inc.

Brazas Communications, Inc.

Century Berkshire Cable Corp.

Century Cable Holdings, LLC

Century Colorado Springs Partnership

Century Granite Cable Television Corp.

Century Indiana Corp.

Century Island Associates, Inc.

Century Island Cable Television Corp.

Century Mendocino Cable Television, Inc.

Century Mountain Corp.

Century New Mexico Cable Television Corp.

Century Ohio Cable Television Corp.

Century Southwest Colorado Cable Television Corp.

Century Trinidad Cable Television Corp.

Century Virginia Corp.

Century Warrick Cable Corp.

Century Wyoming Cable Television Corp.

Clear Cablevision, Inc.

CMA Cablevision Associates VII, L.P.

CMA Cablevision Associates XI, Limited Partnership

E. & E. Cable Service, Inc.

Eastern Virginia Cablevision, L.P.

Grafton Cable Company

Harron Cablevision of New Hampshire, Inc.

Huntington CATV, Inc.

A-1

Louisa Cablevision, Inc.

Manchester Cablevision, Inc.

Martha’s Vineyard Cablevision, L.P.

Mickelson Media, Inc.

Owensboro Indiana, L.P.

Owensboro on the Air, Inc.

Paragon Cable Television Inc.

Paragon Cablevision Construction Corporation

Paragon Cablevision Management Corporation

S/T Cable Corporation

Scranton Cablevision, Inc.

Sentinel Communications of Muncie, Indiana, Inc.

Southwest Colorado Cable, Inc.

Star Cable Inc.

Tele-Media Company of Tri-States L.P.

The Westover T.V. Cable Co., Incorporated

TMC Holdings Corporation

Tri-States, L.L.C.

Wellsville Cablevision, L.L.C.

A-2

Schedule B

Century-TCI Debtors

Century-TCI California, L.P.

Century-TCI California Communications, L.P.

Century-TCI Distribution Company, LLC

Century-TCI Holdings, LLC

B-1

Schedule C

Parnassos Debtors

Empire Sports Network, L.P.

Parnassos Communications, L.P.

Parnassos Distribution Company I, LLC

Parnassos Distribution Company II, LLC

Parnassos, L.P.

Parnassos Holdings, LLC

Western NY Cablevision, L.P.

C-1

Schedule D

FrontierVision Debtors

Adelphia Communications of California III, LLC

FOP Indiana, L.P.

FrontierVision Access Partners, L.L.C.

FrontierVision Cable New England, Inc.

FrontierVision Capital Corporation

FrontierVision Operating Partners, L.P.

The Main InternetWorks, Inc.

D-1

Schedule E

Olympus Debtors

ACC Cable Communications FL-VA, LLC

ACC Cable Holdings VA, Inc.

Adelphia Cable Partners, L.P.

Adelphia Cablevision Associates, L.P.

Adelphia Cablevision of New York, Inc.

Adelphia Company of Western Connecticut (PDG: Century Debtor Group)

Adelphia GS Cable, LLC

Adelphia Holdings 2001, LLC

Arahova Holdings, LLC

Better TV, Inc. of Bennington

Cable Sentry Corporation

CCC-III, Inc.

CDA Cable, Inc.

Century Alabama Corp.

Century Alabama Holding Corp.

Century Cable Management Corporation

Century Carolina Corp.

Century Cullman Corp.

Century Enterprise Cable Corp.

Century Huntington Company

Century Kansas Cable Television Corp.

Century Lykens Cable Corp.

Century Mississippi Corp.

Century Norwich Corp.

Century Shasta Cable Television Corp.

Century Washington Cable Television, Inc.

Chelsea Communications, Inc.

Chelsea Communications, LLC

Coral Security, Inc.

Cowlitz Cablevision, Inc.

Genesis Cable Communications Subsidiary L.L.C.

GS Cable, LLC

GS Telecommunications LLC

Imperial Valley Cablevision, Inc.

Kalamazoo County Cablevision, Inc.

Key Biscayne Cablevision

Kootenai Cable, Inc.

Lake Champlain Cable Television Corporation

Mickelson Media of Florida, Inc.

Mountain Cable Communications Corporation

Mountain Cable Company, L.P.

Mt. Lebanon Cablevision, Inc.

E-1

Multi-Channel T.V. Cable Company

Olympus Cable Holdings, LLC

Olympus Communications Holdings, L.L.C.

Olympus Subsidiary, LLC

Palm Beach Group Cable, Inc.

Pericles Communications Corporation

Pullman TV Cable Co., Inc.

Rentavision of Brunswick, Inc.

Richmond Cable Television Corporation

Rigpal Communications, Inc.

Southeast Florida Cable, Inc.

Starpoint, Limited Partnership

Telesat Acquisition, LLC

Three Rivers Cable Associates, L.P.

Timotheos Communications, L.P.

TMC Holdings, LLC (PDG: Century Debtor Group)

Upper St. Clair Cablevision, Inc.

Valley Video, Inc.

Warrick Cablevision, Inc.

Warrick Indiana, L.P.

West Boca Acquisition Limited Partnership

Westview Security, Inc.

Wilderness Cable Company

Young’s Cable TV Corp.

Yuma Cablevision, Inc.

E-2

Schedule F

UCA Debtors

Adelphia Cablevision of Santa Ana, LLC

Adelphia Cablevision of Simi Valley, LLC

Adelphia Cablevision of the Kennebunks, LLC

Adelphia California Cablevision, LLC

Adelphia Central Pennsylvania, LLC

Adelphia Telecommunications of Florida, Inc.

Buenavision Telecommunications, Inc.

CCC-Indiana, Inc.

CCH Indiana, L.P.

Century Cablevision Holdings, LLC

CP-MDU I LLC

CP-MDU II LLC

Eastern Virginia Cablevision Holdings, LLC (PDG: Century Debtor Group)

Global Acquisition Partners, L.P.

Global Cablevision II, LLC

Leadership Acquisition Limited Partnership

Monument Colorado Cablevision, Inc.

National Cable Acquisition Associates, L.P.

Robinson/Plum Cablevision, L.P.

Southwest Virginia Cable, Inc.

SVHH Cable Acquisition, L.P.

SVHH Holdings, LLC

Tele-Media Company of Hopewell-Prince George (PDG: Century Debtor Group)

Tele-Media Investment Partnership, L.P.

Telesat Acquisition Limited Partnership

UCA LLC

Van Buren County Cablevision, Inc.

F-1

Schedule G

Funding Company Debtors

Adelphia Cablevision, LLC

OFE I, LLC

OFE II, LLC

G-1

Schedule H

Arahova Debtors

Arahova Communications, Inc.

H-1

Schedule I

ACC Ops Debtors

ACC-AMN Holdings, LLC

ACC Holdings II, LLC

ACC Operations, Inc.

ACC Properties Holdings, LLC

ACC Properties 1, LLC

ACC Properties 103, LLC

ACC Properties 105, LLC

ACC Properties 109, LLC

ACC Properties 121, LLC

ACC Properties 122, LLC

ACC Properties 123, LLC

ACC Properties 130, LLC

ACC Properties 146, LLC

ACC Properties 154, LLC

ACC Properties 156, LLC

ACC Telecommunications Holdings LLC

ACC Telecommunications LLC

ACC Telecommunications of Virginia LLC

Adelphia Voice Services, Inc. f/k/a Adelphia Acquisition Subsidiary, Inc.

Adelphia Arizona, Inc.

Adelphia Western New York Holdings, LLC

Adelphia Communications International, Inc.

Adelphia General Holdings III, Inc.

Adelphia Harbor Center Holdings, LLC

Adelphia International II, LLC

Adelphia International III, LLC

Adelphia Mobile Phones, Inc.

Adelphia Telecommunications, Inc.

Adelphia Wellsville, LLC

Chestnut Street Services, LLC

Mercury Communications, Inc.

Montgomery Cablevision, Inc.

Page Time, Inc.

Sabres, Inc.

The Golf Club at Wending Creek Farms, LLC

I-1

Schedule J

CCC Debtors

Adelphia Blairsville, LLC

Century Advertising, Inc.

Century Australia Communications Corp.

Century Colorado Springs Corp.

Century Communications Corporation

Century Investment Holding Corp.

Century Investors, Inc.

Century Oregon Cable Corp.

Century Programming, Inc.

Century Voice and Data Communications, Inc.

FAE Cable Management Corp.

Owensboro-Brunswick, Inc.

J-1

Schedule K

CCHC Debtors

Century Cable Holdings Corp.

Century Cable of Southern California

Century Exchange, LLC

Century Federal, Inc.

Century Pacific Cable TV, Inc.

Century Realty Corp.

K-1

Schedule L

Olympus Parent Debtors

Olympus Capital Corp.

Olympus Communications, LP

L-1

Schedule M

FrontierVision Holdco Debtors

FrontierVision Holdings Capital Corporation

FrontierVision Holdings Capital II Corporation

FrontierVision Holdings, L.P.

FrontierVision Operating Partners, L.L.C.

M-1

Schedule N

Adelphia GP Holdings Debtors

Adelphia GP Holdings, LLC

FrontierVision Holdings, LLC

FrontierVision Partners, L.P.

N-1

Schedule O

Holding Company Debtors

ACC Investment Holdings, Inc.

Adelphia Communications Corporation

US Tele-Media Investment Company

O-1

Schedule P

Ft. Myers Subsidiary Debtor Group

Adelphia Cablevision of Newport Beach, LLC

Adelphia Cablevision of Orange County, LLC

Adelphia Pinellas County, LLC

California Ad Sales, LLC

Ft. Myers Cablevision, LLC

P-1

Schedule Q

Rigas/Century Co-Borrowing Debtor Group

Cablevision Business Services, Inc.

Century MCE, LLC

Desert Hot Springs Cablevision, Inc.

Highland Carlsbad Cablevision, Inc.

Highland Carlsbad Operating Subsidiary, Inc.

Highland Prestige Georgia, Inc.

Prestige Communications, Inc.

Q-1

Schedule R

Rigas/Olympus Co-Borrowing Debtor Group

Adelphia Cablevision Associates of Radnor, L.P.

Adelphia Cablevision of West Palm Beach II, LLC

Adelphia Cablevision of West Palm Beach, LLC

Henderson Community Antenna Television, Inc.

Highland Video Associates, L.P.

Montgomery Cablevision Associates, L.P.

Olympus MCE I, LLC

Olympus MCE II, LLC

R-1

Schedule S

Rigas/UCA Co-Borrowing Debtor Group

Hilton Head Communications, L.P.

Ionian Communications, L.P.

UCA MCE I, LLC

UCA MCE II, LLC

S-1

Schedule T

Ft. Myers Debtor Group

Ft. Myers Acquisition Limited Partnership

T-1

Schedule U

Rigas Persons

John J. Rigas

Doris Rigas

Michael J. Rigas

Timothy J. Rigas

James P. Rigas

Mary Ann Rigas, M.D.

Ellen Rigas Venetis

Peter Venetis

Bucktail Broadcasting Corp.

Coudersport Television Cable Co.

Coudersport Theatre

Dobaire Designs

Dorellenic

Dorellenic Cable Partners

Doris Holdings, L.P.

Eleni Acquisition, Inc.

Eleni Interiors, Inc.

Ergoarts, Inc.

Gristmill Properties, Inc.

Highland 2000, LLC

Highland 2000, L.P.

Highland Communications, LLC

Highland Holdings

Highland Holdings II, G.P.

Highland Holdings Puerto Rico, LLC

Highland Preferred Communications, LLC

Highland Preferred Communications 2001, LLC

Illiad Holdings, Inc.

Island Partners, Inc.

Kostas LLC

NCAA Holdings, Inc.

Niagara Frontier Hockey, L.P.

Patmos, Inc.

Preston Motors, Inc.

RFP Cable Holdings, Inc.

Rigas Entertainment, Ltd.

Rigas Investments, LLC

Rigas Investments L.P.

Roumali, Inc.

SAGIR, Inc.

Songcatcher Films, LLC

Syracuse Hilton Head Holdings, L.P.

Wending Creek 3656, LLC

U-1

Wending Creek Farms, Inc.

Zito Corporation

Zito L.P.

James Brown

Colin Higgin

Michael Mulcahey

Timothy Werth

U-2

Schedule V

Transferred Subscriber Transactions

During 2000 and 2001, in connection with the establishment of the Century Co-Borrowing Facility, the Arahova Bridge Credit Facility and the Olympus Co-Borrowing Facility, then-present management effected transfers of various subsidiaries and their corresponding assets and liabilities (collectively, the “Transferred Subsidiaries”) among different Debtor Groups by distributing or contributing the stock of Transferred Subsidiaries from one legal entity to another.  In many instances, through a series of transactions, the Transferred Subsidiaries were transferred through multiple Debtor Groups.  As a result of these transfers, certain inter-Debtor (and inter-Debtor Group) disputes arose between the Arahova, Holding Company, Olympus and Funding Company Debtor Groups regarding their respective ownership rights to certain subsidiaries and such subsidiaries’ assets.  The Debtors believe that resolution of certain factual and legal issues regarding these disputes may favor certain Debtor Groups at the expense of other Debtor Groups.

V-1

Schedule W

Estimation Order Schedule

ACC Ops Debtor Group

1.     Trade Reserve

2.     Estimate of Disputed Trade Claims

3.     Other Unsecured Reserve

4.     Estimate of Individual, Disputed Other Unsecured Claims

Adelphia GP Holdings Debtor Group

5.     Trade Reserve

6.     Estimated Disputed Trade Claims

7.     Other Unsecured Reserve

8.     Estimate of Individual, Disputed Other Unsecured Claims

Arahova Debtor Group

9.     Trade Reserve

10.   Estimate of Disputed Trade Claims

11.   Other Unsecured Reserve

12.   Estmate of Individual, Disputed Other Unsecured Claims

13.   Existing Securities Law Claim Reserve

14.   Convenience Claim Reserve

CCC Debtor Group

15.   Trade Reserve

16.   Estimate of Disputed Trade Claims

17.   Other Unsecured Reserve

18.   Estimate of Individual, Disputed Other Unsecured Claims

CCHC Ops Debtor Group

19.   Trade Reserve

20.   Estimate of Disputed Trade Claims

21.   Other Unsecured Reserve

22.   Estimate of Individual, Disputed Other Unsecured Claims

Century Debtor Group

23.   Trade Reserve

24.   Estimate of Disputed Trade Claims

25.   Other Unsecured Reserve

26.   Estimate of Individual, Disputed Other Unsecured Claims

Century-TCI Debtor Group

27.   Trade Reserve

28.   Estimate of Disputed Trade Claims

29.   Other Unsecured Reserve

30.   Estimate of Individual, Disputed Other Unsecured Claims

FrontierVision Debtor Group

31.   Trade Reserve

32.   Estimate of Disputed Trade Claims

33.   Other Unsecured Reserve

34.   Estimate of Individual, Disputed Other Unsecured Claims

35.   Existing Securities Law Claim Reserve

FrontierVision Holdco Debtor Group

36.   Trade Reserve

37.   Estimate of Disputed Trade Claims

38.   Other Unsecured Reserve

39.   Estimate of Individual, Disputed Other Unsecured Claims

40.   Existing Securities Law Claim Reserve

41.   Convenience Claim Reserve

Funding Company Debtor Group

42.   Reserve

43.   Estimate of Disputed Claims

Holding Company Debtor Group

44.   Trade Reserve

45.   Estimate of Disputed Trade Claims

46.   Other Unsecured Reserve

47.   Estimate of Individual, Disputed Other Unsecured Claims

48.   Convenience Claim Reserve

Olympus Debtor Group

49.   Trade Reserve

50.   Estimate of Disputed Trade Claims

51.   Other Unsecured Reserve

52.   Estimate of Individual, Disputed Other Unsecured Claims

Olympus Parent Debtor Group

53.   Trade Reserve

54.   Estimate of Disputed Trade Claims

55.   Other Unsecured Reserve

56.   Estimate of Individual, Disputed Other Unsecured Claims

57.   Existing Securities Law Claim Reserve

58.   Convenience Claim Reserve

Parnassos Debtor Group

59.   Trade Reserve

60.   Estimate of Disputed Trade Claims

61.   Other Unsecured Reserve

62.   Estimate of Individual, Disputed Other Unsecured Claims

UCA Debtor Group

63.   Trade Reserve

64.   Estimate of Disputed Trade Claims

65.   Other Unsecured Reserve

66.   Estimate of Individual, Disputed Other Unsecured Claims

Ft. Myers Subsidiary Debtor Group

67.   Trade Reserve

68.   Estimate of Disputed Trade Claims

69.   Other Unsecured Reserve

70.   Estimate of Individual, Disputed Other Unsecured Claims

Ft. Myers Debtor Group

71.   Trade Reserve

72.   Estimate of Disputed Trade Claims

73.         Other Unsecured Reserve

74.         Estimate of Individual, Disputed Other Unsecured Claims

Rigas/Century Co-Borrowing Debtor Group

75.         Trade Reserve

76.         Estimate of Disputed Trade Claims

77.         Other Unsecured Reserve

78.         Estimate of Individual, Disputed Other Unsecured Claims

Rigas/Olympus Co-Borrowing Debtor Group

79.         Trade Reserve

80.         Estimate of Disputed Trade Claims

81.         Other Unsecured Reserve

82.         Estimate of Individual, Disputed Other Unsecured Claims

Rigas/UCA Co-Borrowing Debtor Group

83.         Trade Reserve

84.         Estimate of Disputed Trade Claims

85.         Other Unsecured Reserve

86.         Estimate of Individual, Disputed Other Unsecured Claims

Schedule X

Parent and Direct Subsidiary Debtor Groups

The Parent and Direct Subsidiary Debtor Groups of each Debtor Group are as follows:

Parent Debtor Group	Direct Subsidiary Debtor Group(s)
ACC Ops Debtor Group	Arahova Debtor Group Parnassos Debtor Group Funding Company Debtor Group Olympus Parent Debtor Group Adelphia GP Holdings Debtor Group
Adelphia GP Holdings Debtor Group	FrontierVision Holdco Debtor Group
Arahova Debtor Group	CCC Debtor Group
CCC Debtor Group	CCHC Debtor Group
CCHC Debtor Group	Century Debtor Group Century-TCI Debtor Group
Century Debtor Group	Those Olympus Debtors marked “PDG: Century Debtor Group” on Schedule E Those UCA Debtors marked “PDG: Century Debtor Group” on Schedule F
Century-TCI Debtor Group	None
FrontierVision Holdco Debtor Group	FrontierVision Debtor Group
FrontierVision Debtor Group	None
Ft. Myers Debtor Group	Ft. Myers Subsidiary Debtor Group
Ft. Myers Subsidiary Debtor Group	None
Funding Company Debtor Group	Rigas/Century Co-Borrowing Debtor Group Rigas/Olympus Co-Borrowing Debtor Group Rigas/UCA Co-Borrowing Debtor Group
Holding Company Debtor Group	ACC Ops Debtor Group
Olympus Parent Debtor Group

Olympus Debtor Group (except for those Olympus Debtors marked “PDG: Century Debtor Group” on Schedule E)
UCA Debtor Group (except for those UCA Debtors marked “PDG: Century Debtor Group” on Schedule F)
Ft. Myers Debtor Group

Olympus Debtor Group	None
Parnassos Debtor Group	None

X-1

Rigas/Century Co-Borrowing Debtor Group	None
Rigas/Olympus Co-Borrowing Debtor Group	None
Rigas/UCA Co-Borrowing Debtor Group	None
UCA Debtor Group	None

X-2

Schedule Y

Designated Litigation

Capitalized terms used on this Schedule Y and not defined on this Schedule Y shall have the meanings ascribed to such terms in the Purchase Agreements.

The following Causes of Action to the extent not released, settled or made subject to a covenant not to sue, whether previously or under the Plan:

(i) all claims (and proceeds related thereto) set forth in items 1-9 below relating to (A) the Rigas Litigation or (B) the Designated Litigation, (ii) all other claims (and proceeds related thereto) that Adelphia Communications Corporation (“ACC”) or any of its Affiliates may have made or may make after April 20, 2005 to the extent not affecting any Specified Business (including any Transferred Asset or Assumed Liability) in any material respect and (iii) any claims of ACC or its Affiliates against ACC or any of its Affiliates (other than any claim against any Investment Entity or any Transferred Joint Venture Entity) to the extent not affecting any Specified Business (including any Transferred Asset or Assumed Liability).

1.               Adelphia Communications Corp., et al. v. Bank of America, N.A. et al., Ad. Pro. 03-04942-reg and all related actions against the same defendants or their successors in connection with or relating to the Debtors and amended or intervenor complaints filed in connection therewith.

2.               Adelphia Communications Corp. v. Deloitte & Touche LLP, Case No. 000598, pending before the Court of Common Pleas, Philadelphia County, Pennsylvania.

3.               Adelphia Communications Corp. v. Poerio, et al., Ad. Pro. 03-92641-reg, pending before the Bankruptcy Court.

4.               Century Communications Corp. v. David Rosensewig (as Trustee of the Special Insurance Trust and of the Special Payment Trust and in his individual capacity), et al., Ad. Pro. 03-92931-reg, pending before the Bankruptcy Court.

5.               Adelphia Communications Corporation, et al. v. Prestige Communications of NC, Inc., et al., Ad. Pro. 04-03293-reg, pending before the Bankruptcy Court.

6.               Adelphia Communications Corporation et al. v. FPL Group, Inc. et al., Ad. Pro. 04-03295-reg, pending before the Bankruptcy Court.

7.               Adelphia Communications Corporation et al v. Tow, Ad. Pro. 05-01167-reg, pending before the Bankruptcy Court.

8.               ML Media Partners, L.P. v. Century/ML Cable Venture, et al., Ad. Pro. 02-02544, pending before the Bankruptcy Court.

9.               Any and all actions, causes of action, controversies, liabilities, obligations, rights, suits, damages, judgments, claims, objections to claims and/or interests, demands and rights of

Y-1

offset and/or recoupment whatsoever, whether known or unknown, reduced to judgment, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, secured or unsecured, asserted or assertable directly or derivatively, existing or hereafter arising, in law, equity, or otherwise against (i) any individual, corporation, partnership, limited liability company, association, trust, joint venture, unincorporated organization or other entity (x) under any of sections 510, 544, 545, 547, 548, 549, 550 and 551 of the Bankruptcy Code, or under similar or related state or federal statutes and common law, including preference and/or fraudulent transfer laws, and (y) arising on or before the Closing, whether or not litigation has been stayed, tolled and/or commenced, (ii) Buchanan Ingersoll PC, Coudersport Theatre, Dobaire Designs, Dorellenic Cable Partners, Doris Holdings, L.P., Eleni Interiors, Inc., Ergoarts, Inc., Gristmill Properties, Inc., Highland 2000, L.P., Highland 2000, LLC, Highland Communications, LLC, Highland Holdings II, G.P., Highland Holdings Puerto Rico LLC, Highland Preferred Communications, LLC, Highland Preferred Communications 2001, LLC, Illiad Holdings, Inc., Island Partners, Inc., Kostas LLC, NCAA Holdings, Inc., Niagara Frontier Hockey, L.P., Patmos Inc., RFP Cable Holdings, Inc., Rigas Entertainment, Ltd., Rigas Investments, LLC, Rigas Investments, L.P., Roumali, Inc., SAGIR, Inc., Songcatcher Films, LLC, Syracuse Hilton Head Holdings, L.P., Wending Creek 3656, LLC, Wending Creek Farms, Inc., Zito Corporation, Zito Limited Partnership, Doris Rigas, James Rigas, John Rigas, Michael Rigas, Timothy Rigas, Mary Ann Rigas, Ellen Rigas Venetis, Peter Venetis, James Brown, Colin Higgin, Michael Mulcahey and Timothy Werth, (iii) Century/ML Cable Venture, ML Media and their respective affiliates in each case related only to Century/ML Cable Venture and Century/ML Cable Corp., (iv) any and all former or current directors and officers of any Debtor or any direct or indirect subsidiary of ACC in their capacity as such, (v) Scientific Atlanta and Motorola and their respective affiliates, subsidiaries, directors, officers, employees and/or agents in each case related to financial statement improprieties concerning ACC including claims for fraud or similar assertions and (vi) any carrier of director and officers insurance relating to periods prior to the Commencement Date for the benefit of or on behalf of the Debtors under or related to such insurance.

Y-2

Schedule Z

Managed Entities

Adelphia Cablevision Associates of Radnor, L.P.

Adelphia Cablevision of West Palm Beach II, LLC

Adelphia Cablevision of West Palm Beach, LLC

Cablevision Business Services, Inc.

Desert Hot Springs Cablevision, Inc.

Henderson Community Antenna Television, Inc.

Highland Carlsbad Cablevision, Inc.

Highland Carlsbad Operating Subsidiary, Inc.

Highland Prestige Georgia, Inc.

Highland Video Associates, L.P.

Hilton Head Communications, L.P.

Ionian Communications, L.P.

Montgomery Cablevision Associates, L.P.

Prestige Communications, Inc.

Z-1

Schedule AA

Potential Arahova Settlement

CHART ONE:  RELEASE FROM ARAHOVA DISPUTE HOLDBACK

	Debtors’ Estimate of all Allowed Claims in Debtor Group plus simple, non-default interest to the Effective Date	Element of Potential Settlement: Debtor Group Maximum Value	Element of Potential Settlement: Amount to be released from the Arahova Dispute Holdback
Arahova Debtor Group	$2,382 million	$1,807 million	$1,807 million
Holding Company Debtor Group	N/A	N/A	$575 million

AA-1

CHART TWO:  CVV ALLOCATION

1.             Accrual of interest on Contingent Value Vehicle Interests in series relating to the Arahova Debtor Group and the Holding Company Debtor Group shall continue until the date of payment of the liquidation preference and accrued interest of the relevant series.

2.             Allocation of CVV Distributable Proceeds after giving effect to Series RF Interests pursuant to the first sentence of Section 7.04(c)(ii) of the Plan:

	(a)	(b)	(c)	(d)
Threshold	Until the CVV Interests attributable to the Arahova Debtor Group shall have been allocated $575 million of Distributable Proceeds

After the
threshold in
column (a) has
been reached
until the
aggregate
Distributable
Proceeds
allocated to the
CVV Series A-
1b Interests
equals $7,122
million less all
distributions
pursuant to
Article IV of the
Plan with
respect to Class
ACC-SnrNotes

			After the threshold in column (b) has been reached until the CVV Interests attributable to the Arahova Debtor Group have been paid in full	After the threshold in column (c) has been reached
Arahova Debtor Group allocation	50%	0%	50%	0%
Holding Company Debtor Group allocation	50%	100%	50%	100%

AA-2

Schedule BB

Potential FrontierVision Holdco Settlement

CHART ONE:  RELEASE FROM FRONTIERVISION HOLDCO DISPUTE HOLDBACK

	Debtors’ Estimate of all Allowed Claims in Debtor Group plus simple, non-default interest to the Effective Date	Element of Potential Settlement: Debtor Group Maximum Value	Element of Potential Settlement: Amount to be released from the FrontierVision Holdco Dispute Holdback
FrontierVision Holdco Debtor Group	$505 million	$445 million	$445 million
Holding Company Debtor Group	N/A	N/A	$60 million

CHART TWO:  CVV ALLOCATION

Allocation of CVV Distributable Proceeds after giving effect to Series RF Interests pursuant to the first sentence of Section 7.04(c)(ii) of the Plan
FrontierVision Holdco Debtor Group	0%

BB-1

Schedule CC

Potential Olympus Parent Settlement

CHART ONE:  RELEASE FROM OLYMPUS PARENT DISPUTE HOLDBACK

	Debtors’ Estimate of all Allowed Claims in Debtor Group plus simple, non-default interest to the Effective Date	Element of Potential Settlement: Debtor Group Maximum Value	Element of Potential Settlement: Amount to be released from the Olympus Parent Dispute Holdback
Olympus Parent Debtor Group	$306 million	$306 million	$306 million
Holding Company Debtor Group	N/A	N/A	0

CHART TWO:  CVV ALLOCATION

Allocation of CVV Distributable Proceeds after giving effect to Series RF Interests pursuant to the first sentence of Section 7.04(c)(ii) of the Plan
Olympus Parent Debtor Group	0%

CC-1

EXHIBIT R

UPDATED LIQUIDATION ANALYSIS(1)

Pursuant to section 1129(a)(7) of the Bankruptcy Code (often called the “Best Interests Test”), each holder of an impaired Claim or Equity Interest must either (a) accept the Plan or (b) receive or retain under the Plan property of a value, as of the Plan’s Effective Date, that is not less than the value such non-accepting holder would receive or retain if the Debtors were to be liquidated under chapter 7 of the Bankruptcy Code on the Effective Date. In determining whether the Best Interests Test has been met, the first step is to determine the dollar amount that would be generated from a hypothetical liquidation of the Debtors’ assets in chapter 7 (the “Liquidation Analysis”). This Liquidation Analysis assumes that an expedited sale of Equity Interests in the Non-Debtor Subsidiaries and Managed Entities (except for the Managed Entities being retained by the Rigas Family pursuant to the Government Settlement Agreement) (2)also will be conducted. The gross amount of Cash available would be the sum of the proceeds from the disposition of the Debtors’ assets plus the Cash held by the Debtors as of the Conversion Date (as defined below), reduced by the costs and expenses of the liquidation. Remaining liquidation proceeds then would be applied to DIP Lender, Secured Tax and Other Secured Claims (to the extent of the value of the underlying Collateral) and amounts necessary to satisfy Administrative Expense, Fee, Priority Tax and Other Priority Claims that are senior to general unsecured claims, including any incremental Administrative Expense Claims that may result from the termination of the Debtors’ businesses and the liquidation of their assets, including a breakup fee (and no consequential or other damages) to the Buyers. Any remaining Cash would be available for distribution to general unsecured creditors, subordinated creditors and equity holders in accordance with the priority scheme established by section 726 of the Bankruptcy Code.

In preparing the Liquidation Analysis, the Debtors have projected an amount of Allowed Claims. Although the Liquidation Analysis was prepared after the deadline for filing Claims against the Debtors’ estates (except for the RME Debtors, for which the deadline for filing claims is May 1, 2006), filed Claims have not been fully evaluated by the Company and no order or finding has been entered by the Bankruptcy Court estimating or otherwise fixing the amount of Claims at the projected amounts of Allowed Claims used in the Liquidation Analysis. Accordingly, the estimate of the amount of Allowed Claims used in the Liquidation Analysis should not be relied upon for any other purpose, including, without limitation, any determination of the value of any distribution to be made on account of Allowed Claims under the Plan. The actual amount of Allowed Claims could be materially different than the amount estimated in the Liquidation Analysis.

Underlying the Liquidation Analysis are a number of estimates and assumptions regarding liquidation proceeds that, although developed and considered reasonable by the Debtors’ management and the Debtors’ financial advisors, Lazard Group, LLC (“Lazard”), are inherently subject to significant business, economic, regulatory and competitive uncertainties and

(1)           All capitalized terms used but not defined herein have the meanings given such terms in the Plan.

(2)                                  Managed Entities, except for the Managed Entities being retained by the Rigas Family pursuant to the Government Settlement Agreement, are collectively referred to herein as “MCEs.”

1

contingencies beyond the control of the Debtors and their management. The Liquidation Analysis has not been examined or reviewed by independent accountants in accordance with standards promulgated by the American Institute of Certified Public Accountants. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED IN THE LIQUIDATION ANALYSIS WOULD BE REALIZED IF THE DEBTORS (TOGETHER WITH THE NON-DEBTOR SUBSIDIARIES AND MANAGED ENTITIES) WERE, IN FACT, TO UNDERGO SUCH A LIQUIDATION, AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE.

The Liquidation Analysis was prepared by Lazard with the assistance of management, and assumes that the Debtors’ cases would convert to chapter 7 as of December 31, 2005, (the “Conversion Date”). The Liquidation Analysis also assumes that the entire liquidation process would be comprised of three distinct time periods encompassing a total of twenty-one months. Under this hypothetical process, an expedited marketing process would commence under the direction of a court-appointed chapter 7 trustee and continue for three months, followed by a six month period during which time the documentation and sale of all of the Company’s major assets would occur and a significant amount of the Cash proceeds, net of liquidation-related costs, would be received. In addition, a period of twelve additional months would be required to transition services from the Debtors’ systems to those of the buyer(s). An actual liquidation could occur in a longer or shorter period of time, resulting in potentially higher or lower costs associated with such liquidation than those assumed for purposes of this analysis.

The Liquidation Analysis does not include recoveries from any litigation, including, but not limited to, potential Avoidance Actions or other Designated Litigation. The Liquidation Analysis assumes the enforcement of the subordination terms of the ACC Subordinated Notes, which the Bankruptcy Court determined were enforceable in the context of the Plan on April 6, 2006.

No assumption is made for the interest income that could be earned on liquidation proceeds being held prior to distribution. Such amounts would not alter materially the results of the Liquidation Analysis.

The following Liquidation Analysis should be reviewed in conjunction with the accompanying notes.

IMPORTANT CONSIDERATIONS AND ASSUMPTIONS

1.             Substantive consolidation of the Debtors into separate Debtor Groups. The Liquidation Analysis has been prepared assuming the substantive consolidation of the Debtors into separate and distinct Debtor Groups, and the allocation of the Debtors’ hypothetical liquidation value to those Debtor Groups in a manner consistent with the Debtors’ allocation of the Sale Transaction proceeds under the Plan. See Footnote C below and Sections 5.01 and 5.02 of the Plan of Reorganization. The assets and liabilities of each of the Debtors are treated for this analysis as if they were consolidated into one of the following Debtor Groups: (i) Century, (ii) CCHC, (iii) CCC, (iv) Ft. Myers Acquisition, (v) Ft. Myers Subsidiary, (vi) Century TCI, (vii) Olympus, (viii) Olympus Parent, (ix) Parnassos, (x) FrontierVision, (xi) FrontierVision Holdco, (xii) Adelphia GP Holdings, (xiii) UCA, (xiv) Rigas/Century Co-Borrowing,

2

(xv) Rigas/Olympus Co-Borrowing, (xvi) Rigas/UCA Co-Borrowing, (xvii) Funding Company, (xviii) Arahova, (xix) ACC Ops. and (xx) the Holding Company.

2.             Treatment of the Non-Debtor Subsidiaries and the Managed Entities. The Debtors have prepared the Liquidation Analysis based on the assumption that the conversion to chapter 7 by the Debtors would result in the commencement of bankruptcy cases by, and liquidation of, each of the Non-Debtor Subsidiaries. Due to the probable unwillingness of vendors to extend payment terms to the Non-Debtor Subsidiaries under such circumstances and the resulting constraints on liquidity, it is assumed that an expedited sale of such businesses would be pursued immediately upon a chapter 7 conversion. See also Note G below.

3.             Execution risk of a liquidation. A chapter 7 liquidation of the Debtors would be unprecedented in scale and scope. The assets of the Debtors include billions of dollars worth of integrated cable television resources and thousands of miles of fiber optic and coaxial cable network infrastructure. The assets are located throughout 31 states and Puerto Rico, and are subject to extensive federal, state and local governmental legislation and regulation. Given the complexity of such an undertaking, the Debtors believe significant execution risk exists if chapter 7 liquidation actually were pursued. The Debtors are not aware of any successful liquidations of similar magnitude or complexity.

4.             Wind-down costs and length of liquidation process. The Debtors have assumed that (i) relief would be afforded under section 721 of the Bankruptcy Code to permit the trustee to continue to operate the businesses for at least a nine month period, (ii) the Federal Communications Commission would require continuation of service to the Debtors’ customers for at least ninety days after the decision to liquidate was announced, (iii) the chapter 7 trustee would need an additional six months to complete the liquidation process, although there can be no assurances that all assets would be completely liquidated during this time period, and (iv) the Debtors would have to enter into a transition services agreement with the buyer(s) of their assets in a liquidation sale for a period of one year to provide the buyer(s) with continued support, until such time that all processes and information are successfully integrated into the systems of the buyer(s) in such liquidation sale.

5.             Distressed Sale Discount. The conversion of these cases to chapter 7 and the forced sale of the Debtors’ assets in one or more bulk sales by the chapter 7 trustee would adversely affect the value to be realized from the sale of the Debtors’ businesses. See Footnote C. Factors adversely affecting value could include:

•                  The conversion of these cases to chapter 7 and the pressure to convert the businesses to cash would likely necessitate a shorter marketing and due diligence period than is customary. The forced nature of the sale and expedited sale process could be expected to adversely impact value.

•                  The sudden pendency of these bulk sales would have adverse effects on operations, LFA relationships, employee morale and productivity, subscriber counts, revenue growth, vendor willingness to ship supplies and extend trade credit and projected capital expenditures to complete network upgrades and expand product and service offerings. The likely result would be deterioration in

3

near-term financial performance of the Debtors and a corresponding decline in value.

•                  Companies sold out of chapter 7 are often sold at a discount. One of the primary factors affecting this result is that buyers recognize the forced sale nature of a chapter 7 sale, and the lack of meaningful alternatives for the debtor, thereby generally resulting in downward pressure on the proceeds to be realized from the sale. Also, buyers who otherwise may be interested in acquiring a business are often reluctant to purchase assets out of a chapter 7 estate due to a perceived taint of bankruptcy, as well as the constraints likely to be imposed by a court-supervised auction (for example, limited or no exclusivity, limitations on breakup fees and expense reimbursements, and other constraints). The result would be lower demand and lower prices for the Debtors’ assets.

•                  The Debtors likely would default on their debtor in possession credit facility and be required to obtain financing (to the extent possible) at higher rates, thus further diminishing the value of the estates.

•                  The Debtors’ approximately 3,000 cable franchise agreements are significant and valuable assets of the estates. In the event these cases were converted to cases under chapter 7, there is no assurance that the Trustee appointed in those cases would be authorized or able to operate the Debtors’ businesses in a manner consistent with the terms and conditions of the Debtors’ cable franchise agreements. Moreover, even if such operations were continued and defaults under such agreements were cured, absent the Sale Transactions, there is no assurance that a Trustee would be able to assume and/or assign each of these franchises to parties capable of providing LFAs with adequate assurance of future performance.

4

Estimated Liquidation Proceeds

ESTIMATED DISTRIBUTABLE VALUE

($ in millions)		Notes

Restricted Cash	$0	A
Cash	415	B
Cable Television Systems	12,662	C
Subtotal	$13,078

Less:
Break-Up Fee	(440)

Chapter 7 Fees and Expenses:
Trustee and Receiver	(129)	D
Counsel for Trustee and other Professionals	(75)	E
Wind-down Costs
Central Services Shutdown	(136)
Retention Requirements	(42)
Severance Requirements	(67)
Total Wind-down Costs	(245)	F
Subtotal	(449)

Plus:
Non-Debtor Subsidiaries	262	G

Net Estimated Liquidation Proceeds	$12,450
Less: Net Holdbacks	(456)

Net Estimated Liquidation Proceeds	$11,995

5

Estimated Liquidation Gross and Net Proceeds by Debtor Group

Valuation Metrics and Hypothetical Chapter 7 Valuations by Debtor Group, Including MCE Value

($ in millions)

	Hypothetical Liquidation Valuation
		System Cash (B)		Est. Distributable			Est. Total
	Liquidation	and JV	Gross Holdbacks	Value on	Assumed	Net Holdbacks	Distributable
Debtor Group	Value (C)	Interest	& Other Adj. (D,E,F)	Effective Date	Releases	& Other Adj. (D,E,F)	Value
FrontierVision	$1,192	$0	$(56)	$1,137	$48	$(8)	$1,184
FrontierVision Holdco	0	0	(0)	(0)	0	0	0
Adelphia GP Holdings	0	0	0	0	0	0	0
Parnassos	1,170	159	(131)	1,197	49	(82)	1,246
Century-TCI	1,550	0	(220)	1,331	111	(109)	1,441
Century	2,733	2	8	2,744	72	81	2,816
CCHC	0	0	(110)	(110)	55	(55)	(55)
CCC	133	262	(274)	120	215	(59)	335
Arahova	0	0	(14)	(14)	14	0	0
Olympus	3,302	101	(163)	3,240	71	(92)	3,311
UCA	1,694	56	(106)	1,644	43	(63)	1,687
Ft. Myers Subsidiary	98	0	(8)	90	1	(7)	91
Ft. Myers	0	0	(0)	(0)	0	0	0
Olympus Parent	0	0	0	0	0	0	0
Rigas/Century Co-Borrowing	407	0	(181)	227	7	(174)	234
Rigas/Olympus Co-Borrowing	151	0	(22)	129	12	(11)	140
Rigas/UCA Co-Borrowing	165	0	(12)	153	0	(12)	153
Funding Company	0	0	(0)	(0)	0	0	0
ACC Ops	67	0	(7)	60	2	(5)	62
Holding Company	0	97	(1,133)	(1,035)	383	(750)	(652)
Total	$12,662	$677	$(2,427)	$10,912	$1,082	$(1,345)	$11,995

**Note: Values do not include any residual values from owned debtors.

6

Valuation Allocation to Liabilities

As described in Section III. B. of the Supplement, substantial disputes exist between creditors of the Arahova, the FrontierVision Holdco, the Olympus Parent, and Holding Company Debtor Groups regarding the matters included in the “Inter-Creditor Dispute.”  Pursuant to the Plan, the Inter-Creditor Dispute Holdback (which includes the Arahova Dispute Holdback, the FrontierVision Holdco Dispute Holdback and the Olympus Parent Dispute Holdback) will be held back pending the outcome of the Inter-Creditor Dispute. On the Initial Distribution Date, creditors of the Arahova Debtor Group, the FrontierVision Holdco Debtor Group, and the Olympus Parent Debtor Group will receive their share of the Arahova Minimum Distribution Amount, the FrontierVision Holdco Minimum Distribution Amount, and the Olympus Parent Minimum Distribution Amount, respectively, determined in accordance with the Plan. The Debtors have determined a range of the potential minimum and maximum recoveries for the abovementioned creditors based upon the Debtors’ analysis of the Inter-Creditor Dispute. The Liquidation Analysis creates a range of distributions based on the potential minimum and maximum outcomes from the Inter-Creditor Dispute as set forth below:

Hypothetical Chapter 7 Recovery Analysis

	Est. Total Claims	Recovery% (Incl. Interest)
Claims ($ in millions)	(Excl. Interest)	High	Low	Notes
Administrative Expense, Fee, Priority Tax and Other Priority	1,190	100.8%	93.8%	H
DIP Lender Claims	1,031	100.0%	100.0%	I
Other Secured Claims	149	121.8%	120.3%

FrontierVision Debtor Group
FV-Bank (FrontierVision Bank Claims)	617	100.0%	100.0%	J
FV-Notes (FrontierVision Notes Claims)	204	92.1%	61.8%
FV-Trade (FrontierVision Trade Claims)	106	92.1%	61.8%	K
FV-Uns (FrontierVision Other Unsecured Claims)	0	N/A	N/A	K
FV-ESL (FrontierVision Existing Securities Law Claims)	TBD

FrontierVision Holdco Debtor Group
FVHC-Notes (FrontierVision Holdco Notes Claims)	339	0.0%	0.0%	L
FVHC-Trade (FrontierVision Holdco Trade Claims)	0	N/A	N/A	K, L
FVHC-Uns (FrontierVision Holdco Other Unsecured Claims)	0	N/A	N/A	K, L
FVHC-ESL (FrontierVision Holdco Existing Securities Law Claims)	TBD			L
FVHC-Conv (FrontierVision Convenience Claims)	0	0.0%	0.0%	L

Adelphia GP Holdings Debtor Group
AGPH-Trade (Adelphia GP Holdings Trade Claims)	0	N/A	N/A	K
AGPH-Uns (Adelphia GP Holdings Other Unsecured Claims)	0	N/A	N/A	K

Parnassos Debtor Group
P-Bank (Parnassos Bank Claims)	623	100.0%	100.0%	J
P-Trade (Parnassos Trade Claims)	32	132.8%	132.8%	K
P-Uns (Parnassos Other Unsecured Claims)	0	130.4%	130.4%	K
P-Equity (Equity Interests in Parnassos Debtors)	N/A

Century-TCI Debtor Group
TCI-Bank (Century-TCI Bank Claims)	1,000	96.3%	95.0%	J
TCI-Trade (Century-TCI Trade Claims)	85	95.0%	80.0%	K
TCI-Uns (Century-TCI Other Unsecured Claims)	0	95.0%	80.0%	K
TCI-Equity (Equity Interests in Century-TCI Debtors)	N/A

Century Debtor Group
Century-Bank (Century Bank Claims)	2,480	100.0%	79.7%	J
Century-Trade (Century Trade Claims)	95	132.8%	41.0%	K
Century-Uns (Century Other Unsecured Claims)	1	123.7%	41.0%	K

CCHC Debtor Group
CCHC-Trade (CCHC Trade Claims)	0	N/A	N/A	K
CCHC-Uns (CCHC Other Unsecured Claims)	18	0.0%	0.0%	K

CCC Debtor Group
CCC-Trade (CCC Trade Claims)	6	132.8%	29.3%	K
CCC-Uns (CCC Other Unsecured Claims)	53	113.7%	29.3%	K

Arahova Debtor Group
ARA-Notes (Arahova Notes Claims)	1,744	66.1%	5.6%	L
ARA-Trade (Arahova Trade Claims)	0	N/A	N/A	K, L
ARA-Uns (Arahova Other Unsecured Claims)	0	N/A	N/A	K, L
ARA-ESL (Arahova Holdco Existing Securities Law Claims)	TBD
ARA-Conv (Arahova Convenience Claims)	0	95.0%	95.0%	L

7

Valuation Allocation to Liabilities (cont’d)

Hypothetical Chapter 7 Recovery Analysis

	Est. Total Claims	Recovery% (Incl. Interest)
Claims ($ in millions)	(Excl. Interest)	High	Low	Notes
Olympus Debtor Group
OLY-Bank (Olympus Bank Claims)	1,265	100.0%	100.0%	J
OLY-Trade (Olympus Trade Claims)	111	132.8%	57.7%	K
OLY-Uns (Olympus Other Unsecured Claims)	14	124.4%	57.7%	K

UCA Debtor Group
UCA-Bank (UCA Bank Claims)	831	100.0%	100.0%	J
UCA-Trade (UCA Trade Claims)	59	132.8%	63.7%	K
UCA-Uns (UCA Other Unsecured Claims)	51	132.1%	63.7%	K

Ft. Myers Debtor Group
Ft. Myers FPL Note (FPL Note Claims)	127	125.0%	55.8%
Ft. Myers-Trade (Ft. Myers Trade Claims)	0	132.8%	55.8%	K
Ft. Myers-Uns (Ft. Myers Other Unsecured Claims)	0	N/A	N/A	K

Ft. Myers Subsidiary Debtor Group
FtMS-Trade (Ft. Myers Subsidiary Trade Claims)	0	132.8%	132.8%	K
FtMS-Uns (Ft. Myers Subsidiary Other Unsecured Claims)	0	N/A	N/A	K

Olympus Parent Debtor Group
OLYParent-Notes (OLYParent Notes Claims)	213	143.6%	27.4%
OLYParent-Trade (OLYParent Trade Claims)	0	N/A	N/A	K
OLYParent-Uns (OLYParent Other Unsecured Claims)	0	N/A	N/A	K
OLYParent-ESL (OLYParent Existing Securities Law Claims)	TBD

Rigas/Century Co-Borrowing Debtor Group
RCentCB-Cont (Rigas/Century Contrib/Subrog Claims)	145	0.0%	0.0%
RCentCB-Trade (Rigas/Century Trade Claims)	11	102.7%	102.7%	K
RCentCB-Uns (Rigas/Century Other Unsecured Claims)	2	102.7%	102.7%	K

Rigas/Olympus Co-Borrowing Debtor Group
ROlyCB-Cont (Rigas/Olympus Contrib/Subrog Claims)	0	N/A	N/A
ROlyCB-Trade (Rigas/Olympus Trade Claims)	4	102.7%	102.7%	K
ROlyCB-Uns (Rigas/Olympus Other Unsecured Claims)	1	102.7%	102.7%	K

Rigas/UCA Co-Borrowing Debtor Group
RUCACB-Cont (Rigas/UCA Contrib/Subrog Claims)	0	N/A	N/A
RUCACB-Trade (Rigas/UCA Trade Claims)	5	102.7%	102.7%	K
RUCACB-Uns (Rigas/UCA Other Unsecured Claims)	1	102.7%	102.7%	K

Funding Company Debtor Group
Fundco (Funding Company Claims)	39	132.8%	12.8%
GSETL (Government Settlement Agreement Claims)	600	100.0%	100.0%

ACC Ops Debtor Group
OPS-Trade (ACC Ops Trade Claims)	13	132.8%	4.1%	K
OPS-Uns (ACC Ops Other Unsecured Claims)	23	115.4%	4.1%	K

Holding Company Debtor Group
ACC-Trade (ACC Trade Claims)	298	20.7%	0.0%	K, L
ACC-Uns (ACC Other Unsecured Claims)	53	20.7%	0.0%	K, L
ACC-SnrNotes (ACC Senior Notes Claims)	5,110	26.6%	0.0%	K, M
ACC-SubNotes (ACC Subordinated Notes Claims)	1,459	0.0%	0.0%	L
ACC-ESL (ACC Existing Securities Law Claims)	19
ACC-BPfd (ACC Series B Preferred Stock Interests)	159
ACC-BESL (ACC Series B Preferred Stock Existing Securities Law Claims)	TBD
ACC-DPfd (ACC Series D Preferred Stock Interests)	580
ACC-DESL (ACC Series D Preferred Stock Existing Securities Law Claims)	TBD
ACC-EFPfd (ACC Series E and F Preferred Stock Interests)	936
ACC-EFESL (ACC Series E and F Preferred Stock Existing Securities Law Claims)	TBD
ACC-CESL (ACC Common Stock Existing Securities Law Claims)	TBD
ACC-CS (ACC Common Stock Interests)	N/A
ACC-Conv (ACC Convenience Claims)	0	95.0%	0.0%

Other Claims
InterCo (Intercompany Claims)	N/A
ACC Other Equity Interests	N/A
Rigas Claims and/or Equity Interests	N/A

8

NOTES TO LIQUIDATION ANALYSIS

A.           Restricted Cash. Restricted Cash includes restricted Cash and restricted Cash equivalents. Primary components include Cash Collateral posted for letters of credit, Cash required by an agreement with an insurance provider for the payment of franchise obligations, Cash related to revenue placed in trust as a result of a dispute from a previous acquisition, and Cash Collateral supporting obligations under certain franchise agreements and surety bonding obligations. It is assumed there will be no recovery on the restricted Cash.

B.             Cash. The Cash balance reflects the projected unaudited consolidated Cash balance as of the Conversion Date, and includes Cash and Cash equivalents.

C.             Proceeds from Debtors’ Cable Systems, Equipment and Related Services. The Plan embodies and contemplates the consummation of the Purchase Agreements and the proposed Sale Transaction with the Buyers. The Purchase Agreements were executed after an extensive sale process conducted by the Debtors and their M&A advisers (which included the Debtors’ solicitation of bids from potential buyers of one or more clusters of the Debtors’ assets), and represent the highest value the Debtors believe can be achieved for their assets. For purposes of computing hypothetical chapter 7 liquidation proceeds, Lazard assumed that the realized liquidation values would reflect a discount from the values that would result from an orderly sale process, such as the one that led to the execution of the Purchase Agreements. Solely for purposes of the Liquidation Analysis and the implied recoveries to creditors thereunder, Lazard assumed the amount of sale proceeds based upon a 25% discount to the overall purchase price estimated to be received from the Purchase Agreements. This discount represents Lazard’s best judgment in the face of complex uncertainties and in the absence of comparables. Lazard also assumed that this discount would result whether or not the Debtors were sold on a “whole company” basis or through one or more cluster sales, particularly since the Debtors were marketed on this basis and the resulting highest bid embodied in the Purchase Agreements exceeded those bids, if any, for the different clusters that were marketed. It is possible that, in the aggregate, the discount percentage could be larger or smaller than the attributable discount. For purposes of this analysis, Lazard assumed the liquidation process would encompass up to three months of marketing activities, and up to six months of additional time to complete the liquidation transaction(s).

Net consolidated proceeds from the sale of the cable systems, equipment and related services are estimated at $12,662 million.

D.            Trustee and receiver fees. Compensation for the chapter 7 trustee will be limited to fee guidelines in section 326 of the Bankruptcy Code. For purposes of this analysis, the Debtors have assumed trustee fees of approximately 1% of the proceeds recovered from non-Cash assets in the liquidation.

E.              Counsel for trustee and other professionals. Compensation for the chapter 7 trustee’s counsel and other legal, financial, and professional advice during the chapter 7 proceedings is estimated to be approximately $7 million per month beginning at the

9

commencement of the liquidation proceedings and lasting through the initial nine months, and then an additional $12 million during the tenure of the twelve month transition services arrangement.

F.              Wind-down costs. The Debtors assume that the chapter 7 liquidation process will take twenty-one months to complete, three months for marketing, six months to negotiate the closing and a twelve month transition period. For purposes of the Liquidation Analysis, wind down costs include both headquarters and call center related expenses. Payroll and operating costs during liquidation are based upon the assumption that certain functions and facilities would be required during the liquidation process. Corporate payroll and overhead costs of $245 million are calculated assuming a declining percentage of wages, benefits, and fixed costs over the entire twenty-one month liquidation period.

G.             Proceeds from Non-Debtor Subsidiaries. Proceeds from the Equity Interests in and obligations owed by Non-Debtor Subsidiaries will be generated from an expedited sales process.

H.            Estimated aggregate unpaid Administrative Expense, Fee, Priority Tax and Other Priority Claims. Prior to determining what proceeds would be available for general unsecured creditors under the chapter 7 proceedings, Cash and asset liquidation proceeds in each Debtor Group would be reduced in order to satisfy Administrative Expense, Fee, Priority Tax and Other Priority Claims in each Debtor Group that are senior to General Unsecured Claims, including any incremental Administrative Expense Claims that may result from the termination of the Debtors’ business and the liquidation of their assets. If any Cash remains after satisfaction of these Claims, it would be available for distribution to holders of General Unsecured Claims and Equity Interests in each Debtor Group in accordance with the priority scheme established by section 726 of the Bankruptcy Code. However, certain Debtor Groups are administratively insolvent and do not have enough value to pay these claims.

I.                 DIP Lender Claims. The Liquidation Analysis assumes any guarantee Claims would not be asserted because the DIP Facility is satisfied in full from the proceeds generated from the disposition of assets.

J.                Bank Claims. Recoveries do not include any potential proceeds from incremental interest or indemnification claims.

K.            General Unsecured Claims. Management believes that if the Debtors enter chapter 7 proceedings, the amount of Other Unsecured Claims could increase dramatically as the number of customers, vendors, and counterparties to contracts and leases is significant, and each such party could file Claims for damages if their contracts and leases were to be rejected. Such Claims would need to be added to the Debtors’ current classes of Other Unsecured Claims, would significantly increase the Claims against the Debtors, and ultimately reduce the overall recovery to holders of Other Unsecured Claims in their respective Debtor Groups. An estimate of such damage Claims is not included in this analysis.

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L.              Motion in Aid. Applying the same assumptions regarding the issues included in the Motion in Aid to any scenario in a liquidation analysis and the Plan of Reorganization, there is no circumstance in which the recovery in a liquidation exceeds that in the Plan of Reorganization.

M.         ACC Senior Notes Claims. The recoveries of ACC Senior Notes Claims (excluding potential post-petition accrued interest) assumes the Bankruptcy Court enforces the subordination provisions of the ACC Subordinated Notes against the holders of such ACC Subordinated Notes in the manner contemplated by Section 4.66 of the Plan.

11

Exhibit S

Reconciliation of OCF to GAAP

Year Ended December 31, 2005

(amounts in millions)

(unaudited)

OCF is Operating Cash Flow, defined as operating income (loss) excluding investigation, re-audit and sale transaction costs, depreciation and amortization, provision for uncollectible amounts due from the Rigas Family and Rigas Family Entities and impairment of long-lived assets, for the year ending December 31, 2005. OCF figures shown in Section IV.A of this Disclosure Statement Supplement do not conform to GAAP. OCF shown excludes (i) the proportionate OCF of Century-TCI and Parnassos not owned by the Debtors, and (ii) the OCF attributable to the entities not being purchased by Comcast and Time Warner. The Debtors’ definition of operating cash flow may differ from similar measurements used by other public companies, including other public companies with which the Debtors compete. The Debtors believe that operating cash flow provides a useful means of evaluating their operational strength. However, operating cash flow is not intended to replace or supersede any information presented in accordance with GAAP. The following table reconciles OCF shown in Section IV.A of this Disclosure Statement Supplement to operating income (loss):

	FrontierVision	Parnassos	Century TCI	Century	CCC	Olympus	UCA	Ft. Myers Subsidiary	Rigas Century Co- Borrowing	Rigas Olympus Co-Borrowing	Rigas UCA Co- Borrowing	ACC Ops	Total

Operating cash flow	$121	99	134	277	13	334	171	10	41	15	17	7	1,239

Adjustments to reconcile operating cash flow to operating income (loss):
Investigation, re-audit and sale transaction costs	(10)	—	—	(19)	—	(21)	(10)	(1)	(2)	(1)	(1)	(1)	(66)
Depreciation and amortization	(115)	(45)	(121)	(225)	(9)	(206)	(110)	(8)	(29)	(7)	(4)	(52)	(931)
Provision for uncollectible amounts due from Rigas Family and Rigas Family Entities	—	—	—	—	—	—	—		—	—	—	(14)	(14)
Impairment of long-lived assets	—	—	—	—	—	(11)	(1)		(11)	—	—	—	(23)

Minority interest adjustment		50	45										95
Operating income (loss)	$(4)	104	58	33	4	96	50	1	(1)	7	12	(60)	300

EXHIBIT T

[To be Filed Subsequently]

EXHIBIT U

[To be Filed Subsequently]